Exhibit 4.6

EXECUTION VERSION

LSTAR DEPOSITOR, LLC,
as Depositor,

Wells Fargo Bank, National Association,
as Master Servicer,

HUDSON AMERICAS L.P.,
as Special Servicer,

Wells Fargo Bank, National Association,
as Certificate Administrator, as Tax Administrator and as Custodian,

and

WILMINGTON TRUST, National Association,
as Trustee

POOLING AND SERVICING AGREEMENT

Dated as of March 1, 2017

$758,768,227
Aggregate Initial Certificate Principal Balance

LSTAR Commercial Mortgage Trust 2017-5,
Commercial Mortgage Pass-Through Certificates,
Series 2017-5

Section		Page

	ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES; CERTAIN CALCULATIONS IN RESPECT OF THE MORTGAGE POOL

SECTION 1.01.	Defined Terms.	4
SECTION 1.02.	General Interpretive Principles.	89
SECTION 1.03.	Certain Calculations in Respect of the Mortgage Pool.	90
SECTION 1.04.	Incorporation of Preliminary Statement.	92

	ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES; ORIGINAL ISSUANCE OF REMIC I REGULAR INTERESTS, REMIC II REGULAR INTERESTS, REMIC I RESIDUAL INTEREST, REMIC II RESIDUAL INTEREST, REMIC III RESIDUAL INTEREST AND CERTIFICATES

SECTION 2.01.	Conveyance of Mortgage Loans.	93
SECTION 2.02.	Acceptance of Mortgage Loans by Trustee.	98
SECTION 2.03.	Certain Repurchases and Substitutions of Mortgage Loans by the Mortgage Loan Seller.	100
SECTION 2.04.	Representations and Warranties of the Depositor.	105
SECTION 2.05.	Representations and Warranties of the Master Servicer.	107
SECTION 2.06.	Representations and Warranties of the Special Servicer.	108
SECTION 2.07.	[Reserved].	110
SECTION 2.08.	Representations and Warranties of the Certificate Administrator.	110
SECTION 2.09.	Representations and Warranties of the Tax Administrator.	111
SECTION 2.10.	Representations, Warranties and Covenants of the Trustee.	113
SECTION 2.11.	Creation of REMIC I; Issuance of the REMIC I Regular Interests and the REMIC I Residual Interest; Certain Matters Involving REMIC I.	114
SECTION 2.12.	Conveyance of the REMIC I Regular Interests; Acceptance of the REMIC I Regular Interests by Trustee.	117
SECTION 2.13.	Creation of REMIC II; Issuance of the REMIC II Regular Interests and the REMIC II Residual Interest; Certain Matters Involving REMIC II.	117
SECTION 2.14.	Conveyance of the REMIC II Regular Interests; Acceptance of the REMIC II Regular Interests by Trustee.	119
SECTION 2.15.	Creation of REMIC III; Issuance of the Regular Certificates, the REMIC III Residual Interest; Certain Matters Involving REMIC III.	119
SECTION 2.16.	Issuance of the Class R Certificates.	120

ARTICLE III

	ADMINISTRATION AND SERVICING OF THE TRUST FUND

SECTION 3.01.	General Provisions.	121
SECTION 3.02.	Collection of Mortgage Loan Payments.	127

(Continued)

Section		Page

SECTION 3.03.	Collection of Taxes, Assessments and Similar Items; Servicing Accounts; Reserve Accounts.	128
SECTION 3.04.	Collection Accounts, Distribution Account, Interest Reserve Account, Excess Liquidation Proceeds Account, Serviced Pari Passu Companion Loan Custodial Account, Serviced A/B Loan Combination Custodial Accounts and Loss of Value Reserve Fund.	132
SECTION 3.05.	Permitted Withdrawals From the Collection Accounts, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account.	140
SECTION 3.06.	Investment of Funds in the Accounts.	157
SECTION 3.07.	Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.	159
SECTION 3.08.	Enforcement of Alienation Clauses.	164
SECTION 3.09.	Realization Upon Defaulted Serviced Mortgage Loans.	168
SECTION 3.10.	Trustee to Cooperate; Release of Mortgage Files.	172
SECTION 3.11.	Master Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses; Obligations of the Trustee Regarding Back-up Servicing Advances.	174
SECTION 3.12.	Property Inspections; Collection of Financial Statements.	185
SECTION 3.13.	Annual Compliance Statements.	186
SECTION 3.14.	Annual Reports on Assessment of Compliance with Servicing Criteria; Annual Independent Public Accountants’ Servicing Report.	187
SECTION 3.15.	Access to Information.	187
SECTION 3.16.	Title to Administered REO Property; REO Account.	189
SECTION 3.17.	Management of Administered REO Property.	191
SECTION 3.18.	Sale of Defaulted Mortgage Loans and Administered REO Properties; Sale of the Non-Serviced Mortgage Loans.	194
SECTION 3.19.	Additional Obligations of Master Servicer and Special Servicer.	199
SECTION 3.20.	Modifications, Waivers, Amendments and Consents.	203
SECTION 3.21.	Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.	211
SECTION 3.22.	Sub-Servicing Agreements.	212
SECTION 3.23.	Directing Certificateholder.	215
SECTION 3.24.	Asset Status Reports and Certain Rights and Powers of the Directing Certificateholder.	218
SECTION 3.25.	Application of Default Charges.	224
SECTION 3.26.	[Reserved]	226
SECTION 3.27.	Certain Matters Regarding the Serviced Loan Combinations.	226
SECTION 3.28.	Rating Agency Confirmations; Communications with Rating Agencies.	230
SECTION 3.29.	[Reserved]	234
SECTION 3.30.	General Acknowledgement Regarding Non-Serviced Companion Loan Holders.	234
SECTION 3.31.	Matters Regarding the Non-Serviced Mortgage Loans.	234
SECTION 3.32.	Litigation Control.	234
SECTION 3.33.	Delivery of Conflicted Loan Information to the Certificate Administrator.	236

(Continued)

(Continued)

Section		Page

ARTICLE VIII

THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE ADMINISTRATOR AND THE TAX ADMINISTRATOR

SECTION 8.01.	Duties of the Trustee, the Certificate Administrator and the Tax Administrator.	292
SECTION 8.02.	Certain Matters Affecting the Trustee, the Certificate Administrator and the Tax Administrator.	294
SECTION 8.03.	The Trustee, the Certificate Administrator and the Tax Administrator not Liable for Validity or Sufficiency of Certificates or Mortgage Loans.	297
SECTION 8.04.	The Trustee, the Certificate Administrator and the Tax Administrator May Own Certificates.	298
SECTION 8.05.	Fees and Expenses of the Trustee, the Certificate Administrator and the Tax Administrator; Indemnification of and by the Trustee, the Certificate Administrator and the Tax Administrator.	298
SECTION 8.06.	Eligibility Requirements for the Trustee, the Certificate Administrator and the Tax Administrator.	301
SECTION 8.07.	Resignation and Removal of the Trustee, the Certificate Administrator and the Tax Administrator.	301
SECTION 8.08.	Successor Trustee, Certificate Administrator and Tax Administrator.	303
SECTION 8.09.	Merger or Consolidation of the Trustee, the Certificate Administrator or the Tax Administrator.	304
SECTION 8.10.	Appointment of Co-Trustee or Separate Trustee.	304
SECTION 8.11.	Appointment of Custodian.	305
SECTION 8.12.	Access to Certain Information.	306
SECTION 8.13.	Cooperation Under Applicable Banking Law.	314

ARTICLE IX

TERMINATION

SECTION 9.01.	Termination Upon Repurchase or Liquidation of All Mortgage Loans.	315
SECTION 9.02.	Additional Termination Requirements.	319

ARTICLE X

ADDITIONAL TAX PROVISIONS

SECTION 10.01.	REMIC Administration.	319
SECTION 10.02.	Use of Agents.	322
SECTION 10.03.	The Depositor, the Master Servicer and the Special Servicer to Cooperate with the Tax Administrator.	323
SECTION 10.04.	Grantor Trust.	323
SECTION 10.05.	Grantor Trust Reporting Requirements.	323

(Continued)

(Continued)

EXHIBITS

EXHIBIT A-1	Form of Certificate (other than Class Q and Class R Certificates)
EXHIBIT A-2	Form of Class R Certificate
EXHIBIT A-3	Form of Class Q Certificate
EXHIBIT B	Letters of Representations Among Depositor, Certificate Administrator and Initial Depository
EXHIBIT C-1A	Form of Transferor Certificate (For Use in Connection With Transfers to Non-QIB Accredited Investors)
EXHIBIT C-1B	Form of Transferee Certification (For Use in Connection with Transfers to Non-QIB Accredited Investors)
EXHIBIT C-2A	Form of Transferor Certification (For Use in Connection with Transfers to QIBs)
EXHIBIT C-2B	Form of Transferee Certification (For Use in Connection with Transfers to QIBs)
EXHIBIT C-3A	Form of Transferor Certification (For Use in Connection with Transfers Under Regulation S)
EXHIBIT C-3B	Form of Transferee Certification (For Use in Connection with Transfers Under Regulation S)
EXHIBIT D-1	Form of Transferee Certificate in Connection with ERISA (Non-Investment Grade Certificates Held in Physical Form)
EXHIBIT D-2	Form of Transferee Certificate in Connection with ERISA (Certificates Held in Book-Entry Form)
EXHIBIT E-1	Form of Transfer Affidavit and Agreement for Transfers of Class R Certificates
EXHIBIT E-2	Form of Transferor Certificate for Transfers of Class R Certificates
EXHIBIT F-1	Form of Master Servicer Request for Release
EXHIBIT F-2	Form of Special Servicer Request for Release
EXHIBIT F-3A	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT F-3B	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT G-1	Form of Distribution Date Statement
EXHIBIT G-2	Minimum Information for Distribution Date Statement
EXHIBIT H	[Reserved]
EXHIBIT I-1	Form of Notice and Acknowledgment Concerning Replacement of the Special Servicer
EXHIBIT I-2	Form of Acknowledgment of a Proposed Special Servicer
EXHIBIT J	Form of UCC-1 Financing Statement
EXHIBIT K-1A	Form of Investor Certification for Non-Borrower Parties (for Persons other than the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT K-1B	Form of Investor Certification for Non-Borrower Parties (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT K-2A	Form of Investor Certification for Borrower Parties (for Persons other than the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT K-2B	Form of Investor Certification for Borrower Parties (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT K-3A	Form of Notice of Conflicted Holder
EXHIBIT K-3B	Form of Notice of Conflicted Holder to Certificate Administrator
EXHIBIT K-4	Form of Investor Confidentiality Agreement
EXHIBIT K-5	Form of Notice of Mezzanine Collateral Foreclosure
EXHIBIT L	Form of Power of Attorney by Trustee
EXHIBIT M	Form of Final Certification of Custodian
EXHIBIT N	Form of Defeasance Certification

(Continued)

EXHIBIT O	[Reserved]
EXHIBIT P	Form of NRSRO Certification
EXHIBIT Q	Form of Online Vendor Certification
EXHIBIT R	Form of Notice to Non-Serviced Pooling and Servicing Agreement Parties

SCHEDULES

SCHEDULE I	Mortgage Loan Schedule
SCHEDULE II	Schedule of Exceptions to Mortgage File Delivery (under Section 2.02(a))
SCHEDULE III	Servicing Criteria to be Addressed in Assessment of Compliance
SCHEDULE IV	Schedule of Initial Serviced Companion Loan Holders
SCHEDULE V	Designated Escrow/Reserve Mortgage Loans

 -vii-

This Pooling and Servicing Agreement (this “Agreement”), is dated and effective as of March 1, 2017, between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Hudson Americas L.P., as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee.

PRELIMINARY STATEMENT:

The Depositor intends to sell Certificates, to be issued hereunder in multiple Classes, which in the aggregate will evidence the entire beneficial ownership interest in the Trust to be created hereunder.

REMIC I

As provided in Section 2.11, the Tax Administrator will elect to treat the segregated pool of assets consisting of the Mortgage Loans (exclusive of certain amounts payable thereon) and certain other assets as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I”. REMIC I shall issue the REMIC I Regular Interests with such designations and terms as provided for in Section 2.11. The Class R Certificates will evidence ownership of (among other things) the sole class of “residual interests” in REMIC I for purposes of the REMIC Provisions. The Latest Possible Maturity Date for each REMIC I Regular Interest is the Rated Final Distribution Date. None of the REMIC I Regular Interests will be certificated.

REMIC II

As provided in Section 2.13, the Tax Administrator will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II”. The Class R Certificates will evidence ownership of (among other things) the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions. The following table sets forth the designation, the REMIC II Remittance Rate and the initial Uncertificated Principal Balance for each of the REMIC II Regular Interests. The Latest Possible Maturity Date for each REMIC II Regular Interest is the Rated Final Distribution Date. None of the REMIC II Regular Interests will be certificated.

Designation	REMIC II Remittance Rate	Initial Uncertificated Principal Balance		Corresponding Class of Certificates
R-II-A-1	Variable(1)	$113,800,000	(2)	Class A-1
R-II-A-2	Variable(1)	$86,000,000	(2)	Class A-2
R-II-A-3	Variable(1)	$77,400,000	(2)	Class A-3
R-II-A-4	Variable(1)	$64,400,000	(2)	Class A-4
R-II-A-5	Variable(1)	$144,011,000	(2)	Class A-5
R-II-A-S	Variable(1)	$90,104,000	(2)	Class A-S
R-II-B	Variable(1)	$41,732,000	(2)	Class B
R-II-C	Variable(1)	$33,196,000	(2)	Class C
R-II-D	Variable(1)	$39,836,000	(2)	Class D
R-II-E	Variable(1)	$16,123,000	(2)	Class E
R-II-F	Variable(1)	$15,176,000	(2)	Class F
R-II-G	Variable(1)	$36,990,227	(2)	Class G

(1)	The REMIC II Remittance Rate for each of these REMIC II Regular Interests shall be a variable rate per annum calculated in accordance with the definition of “REMIC II Remittance Rate”. For federal income tax purposes, the REMIC II Remittance Rate will be treated as being computed in the same manner as the WAC Rate.

(2)	Each of these REMIC II Regular Interests will have a principal balance that is equal to the Class Principal Balance of its corresponding Class of Certificates and on each payment date interest, principal payments, Realized Losses and Additional Trust Expenses shall be allocated so as to cause each of the REMIC II Regular Interests to continue to equal the Class Principal Balance of its corresponding Class of Certificates.

REMIC III

As provided in Section 2.15, the Tax Administrator will elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III”. The Class R Certificates will evidence ownership of (among other things) the sole class of “residual interests” in REMIC III for purposes of the REMIC Provisions.

The following table irrevocably sets forth the Class designation, Pass-Through Rate and initial Class Principal Balance for each Class of the Regular Certificates.

Class Designation	Pass-Through Rate	Initial Class Principal Balance
Class A-1	2.417% per annum	$113,800,000
Class A-2	2.776% per annum	$86,000,000
Class A-3	4.500% per annum	$77,400,000
Class A-4	3.390% per annum	$64,400,000
Class A-5	3.549% per annum	$144,011,000
Class A-S	4.021% per annum	$90,104,000
Class B	4.618% per annum(1)	$41,732,000
Class C	Variable(2)	$33,196,000
Class D	Variable(2)	$39,836,000
Class E	Variable(2)	$16,123,000
Class F	Variable(2)	$15,176,000
Class G	Variable(2)	$36,990,227
Class X	Variable(2)	(3)

(1)	The Pass-Through Rate for the Class B Certificates will be a rate equal to the lesser of a fixed rate equal to 4.618% per annum and a variable rate, calculated in accordance with the definition of “Pass-Through Rate”.

(2)	The respective Pass-Through Rates for the Class X, C, D, E, F and G Certificates will, in the case of each of those Classes, be a variable rate per annum calculated in accordance with the definition of “Pass-Through Rate”.

(3)	For federal income tax purposes, the Class X Certificates will be a single REMIC III Regular Interest that is entitled to, for each Interest Accrual Period, a specified portion of the interest payable on seven, uncertificated REMIC II regular interests: (a) a specified portion of the interest payable on the R-II-A-1 REMIC II Regular Interest at a rate per annum equal to the positive excess (if any) of the WAC Rate for such Interest Accrual Period over 2.417%; (b) a specified portion of the interest payable on the R-II-A-2 REMIC II Regular Interest at a rate per annum equal to the positive excess (if any) of the WAC Rate for such Interest Accrual Period over 2.776%; (c) a specified portion of the interest payable on the R-II-A-3 REMIC II Regular Interest at a rate per annum equal to the positive excess (if any) of the WAC Rate for such Interest Accrual Period over 4.500%; (d) a specified portion of the interest payable on the R-II-A-4 REMIC II Regular Interest at a rate per annum equal to the positive excess (if any) of the WAC Rate for such Interest Accrual Period over 3.390%; (e) a specified portion of the interest payable on the R-II-A-5 REMIC II Regular Interest at a rate per annum equal to the positive excess (if any) of the WAC Rate for such Interest Accrual Period over 3.549%; (f) a specified portion of the interest payable on the R-II-A-S REMIC II Regular Interest at a rate per annum equal to the positive excess (if any) of the WAC Rate for such Interest Accrual Period over 4.021%; and (g) a specified portion of the interest payable on the R-II-B REMIC II Regular Interest at a rate per annum equal to the positive excess (if any) of the WAC Rate for such Interest Accrual Period over 4.618%.

For federal income tax purposes, each Class of the Regular Certificates will be designated as a separate “regular interest” in REMIC III.

The foregoing REMIC structure is intended to cause all of the cash payable on the Mortgage Loans (exclusive of servicing and other fees) to flow through to REMIC III as cash flow on the REMIC III Regular Certificates, without creating any shortfall—actual or potential (other than for credit losses)—to any REMIC III Regular Certificate.

The Cut-off Date Pool Balance will be $758,768,227, and the initial aggregate Uncertificated Principal Balance of the REMIC I Regular Interests, the initial aggregate Uncertificated Principal Balance of the REMIC II Regular Interests, the initial aggregate Uncertificated Principal Balance of the REMIC III Regular Interests and the initial aggregate Class Principal Balance of the respective Classes of Regular Certificates will, in each case, be $758,768,227.

Grantor Trust

The Class Make-Whole Amounts, if any, payable with respect to the Class A-1, Class X, Class A-2, Class A-3, Class A-4, Class A-5, Class A-S and Class B Certificates will not be considered the assets of any REMIC and will not be considered as paid to or from any REMIC. The Tax Administrator will treat entitlements to such amounts as be held in a grantor trust (the “Grantor Trust”) for the benefit of the holders of the certificates to whom such amounts become payable.

Split Loan Structures

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 1 on the Mortgage Loan Schedule, which consists of a promissory note designated as note A-1 in the original principal balance of $70,000,000 (the “Charlotte Plaza Mortgage Loan”), also secures one companion loan to the same Borrower, which consists of a promissory note designated as note A-2 in the original principal balance of $50,000,000 (the “Charlotte Plaza Pari Passu Companion Loan” and, together with the Charlotte Plaza Mortgage Loan, the “Charlotte Plaza Loan Combination”), and which is pari passu in right of payment with the Charlotte Plaza Mortgage Loan. The Charlotte Plaza Pari Passu Companion Loan and all amounts attributable thereto will not be assets of the Trust Fund or the REMIC Pools and is currently being held by the LSTAR Commercial Mortgage Trust 2016-4. The Charlotte Plaza Loan Combination is being serviced pursuant to (i) this Agreement and (ii) the related Co-Lender Agreement.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 3 on the Mortgage Loan Schedule, which consists of a promissory note designated as note A-1 in the original principal balance of $60,000,000 (the “Hotel Gansevoort Mortgage Loan”), also secures one companion loan to the same Borrower, which consists of a promissory note designated as note A-2 in the original principal balance of $55,000,000 (the “Hotel Gansevoort Pari Passu Companion Loan” and, collectively with the Hotel Gansevoort Mortgage Loan, the “Hotel Gansevoort Loan Combination”), and which is pari passu in right of payment with the Hotel Gansevoort Mortgage Loan. The Hotel Gansevoort Pari Passu Companion Loan and all amounts attributable thereto will not be assets of the Trust Fund or the REMIC Pools and is currently beneficially owned by the related Serviced Pari Passu Companion Loan

Holder. The Hotel Gansevoort Loan Combination is being serviced pursuant to (i) this Agreement and (ii) the related Co-Lender Agreement.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 6 on the Mortgage Loan Schedule, which consists of a promissory note designated as note A-1 in the original principal balance of $43,000,000 (the “Westin Palo Alto Mortgage Loan”), also secures one companion loan to the same Borrower, which consists of a promissory note designated as note A-2 in the original principal balance of $40,000,000 (the “Westin Palo Alto Pari Passu Companion Loan” and, collectively with the Westin Palo Alto Mortgage Loan, the “Westin Palo Alto Loan Combination”), and which is pari passu in right of payment with the Westin Palo Alto Mortgage Loan. The Westin Palo Alto Pari Passu Companion Loan and all amounts attributable thereto will not be assets of the Trust Fund or the REMIC Pools and is currently beneficially owned by the related Serviced Pari Passu Companion Loan Holder. The Westin Palo Alto Loan Combination is being serviced pursuant to (i) this Agreement and (ii) the related Co-Lender Agreement.

Capitalized terms used but not otherwise defined in this Preliminary Statement have the respective meanings assigned thereto in Section 1.01 of this Agreement.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Tax Administrator, the Custodian and the Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;
CERTAIN CALCULATIONS IN RESPECT OF THE MORTGAGE POOL

SECTION 1.01.          Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section 1.01.

“30/360 Basis”: The accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“30/360 Mortgage Loan”: A Mortgage Loan that accrues interest on a 30/360 Basis.

“A/B Modified Loan”: Any Corrected Mortgage Loan (1) that became a Corrected Mortgage Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced Pooling and Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Accelerated Mezzanine Loan Lender”: A mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Acceptable Insurance Default”: As defined in Section 3.07(a).

“Accrued Certificate Interest”: The interest accrued from time to time with respect to any Class of Regular Certificates, the amount of which interest shall equal: (a) in the case of each Class of Principal Balance Certificates for any Interest Accrual Period, one-twelfth of the product of (i) the Pass-Through Rate applicable to such Class of Principal Balance Certificates for such Interest Accrual Period, and (ii) the Class Principal Balance of such Class of Principal Balance Certificates outstanding immediately prior to the related Distribution Date; and (b) in the case of the Class X Certificates for any Interest Accrual Period, one-twelfth of the Class X Strip Rate.

“Acknowledgment of Proposed Special Servicer”: As defined in Section 6.05(b).

“Actual/360 Basis”: The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable recurring accrual period) in a year assumed to consist of 360 days.

“Actual/360 Mortgage Loan”: A Mortgage Loan that accrues interest on an Actual/360 Basis.

“Additional Collateral”: Any non-real property collateral (including any Letter of Credit and Reserve Funds) pledged and/or delivered by or on behalf of the related Borrower and held by the related Mortgagee to secure payment on any Mortgage Loan.

“Additional Limited Purpose Anticipated Expense Amount”: As defined in Section 3.34(b).

“Additional Master Servicing Compensation”: As defined in Section 3.11(b).

“Additional Special Servicing Compensation”: As defined in Section 3.11(d).

“Additional Trust Fund Expense”: Any expense of the Trust Fund that (i) arises out of a default on a Mortgage Loan or a Serviced Companion Loan or an otherwise unanticipated event, (ii) is not included in the calculation of a Realized Loss, (iii) is not covered by a Servicing Advance or a corresponding collection from the related Borrower, and (iv) is not covered by Default Charges collected on the Mortgage Loans to the extent provided herein.

“Additional Yield Amount”: As defined in Section 4.01(b).

“Adjustable Rate Mortgage Loan”: A Mortgage Loan, other than a Hybrid ARM Mortgage Loan, for which the Mortgage Rate is adjustable on monthly or semi-annual rate reset dates during the term of the Mortgage Loan. There are no Adjustable Rate Mortgage Loans related to the Trust as of the Closing Date.

“Administered REO Property”: Any REO Property other than any REO Property related to a Non-Serviced Mortgage Loan.

“Administrative Fee Rate”: With respect to each Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), as of any date of determination, a rate per annum equal to the sum of (i) the related Servicing Fee Rate, (ii) the Certificate Administrator Fee Rate and (iii) the CREFC® License Fee Rate.

“Advance”: Any P&I Advance or Servicing Advance.

“Advance Interest”: The interest accrued on any Advance (other than any Unliquidated Advance) at the Reimbursement Rate, which is payable to the party hereto that made that Advance, all in accordance with Section 3.11(g) or Section 4.03(d), as applicable.

“Adverse Rating Event”: With respect to any Class of Rated Certificates and any Rating Agency that has assigned a rating thereto, as of any date of determination, the qualification, downgrade or withdrawal of the rating then assigned to such Class of Rated Certificates by such Rating Agency (or the placement of such Class of Rated Certificates on “negative credit watch” status in contemplation of any such action with respect thereto).

“Adverse REMIC Event”: Either: (i) any impairment of the status of any REMIC Pool as a REMIC, including (insofar as it relates to a proposed modification, waiver or amendment of any term of a Mortgage Loan) any impairment that could result by virtue of the exercise of a “unilateral option” (within the meaning of Treasury Regulations Section 1.1001-3(c)(3)) of the Borrower; or (ii) except as permitted by Section 3.17(a), the imposition of a tax upon any REMIC Pool or any of its assets or transactions (including the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code, the tax on contributions under Section 860G(d) of the Code and the tax on income from foreclosure property under Section 860G(c) of the Code).

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”: This Pooling and Servicing Agreement, as it may be amended, modified, supplemented or restated following the Closing Date.

“Applicable State Law”: For purposes of Article X, the Applicable State Law shall be (1) the laws of the State of New York; (2) to the extent brought to the attention of the Tax Administrator (by either (i) an Opinion of Counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state law), (a) the laws of the states in which the Corporate Trust Offices of the Certificate Administrator and the Trustee and the Primary Servicing Offices of the Master Servicer and the Special Servicer are located and (b) the laws of each state in which any Mortgage Loan Documents are held and/or any REO Property is located; and (3) such other state or local law as to which the Tax Administrator has actual knowledge of applicability.

“Appraisal”: With respect to any Mortgaged Property or REO Property as to which an appraisal is required to be performed pursuant to the terms of this Agreement, a narrative appraisal complying with USPAP (or, in the case of a Mortgage Loan or an REO Mortgage Loan with a Stated Principal Balance as of the date of such appraisal of $2,000,000 or less, at the Special Servicer’s option, either a limited appraisal and a summary report or an internal valuation prepared by the Special Servicer)

that (i) indicates the “market value” of the subject property (within the meaning of 12 C.F.R. § 225.62(g)) and (ii) is conducted by a Qualified Appraiser (except that, in the case of a Mortgage Loan or an REO Mortgage Loan with a Stated Principal Balance as of the date of such appraisal of $2,000,000 or less, the appraisal may be conducted by a Qualified Reviewer).

“Appraisal Reduced Interest Amount”: With respect to any Mortgage Loan or REO Mortgage Loan, the amount of any reduction in any P&I Advance on such Mortgage Loan or REO Mortgage Loan, as the case may be, pursuant to the provisos to Section 4.03(b), in connection with an Appraisal Reduction Amount.

“Appraisal Review Period”: As defined in Section 4.05(b)(ii).

“Appraisal Reduction Amount”: With respect to any Serviced Mortgage Loan (or, as described in the third-to-last paragraph of this definition, for any Mortgage Loan relating to a Serviced Loan Combination) that is a Required Appraisal Loan, an amount (calculated initially as of the Determination Date immediately following the later of the date on which the subject Mortgage Loan became a Required Appraisal Loan and the date on which the applicable Appraisal was obtained) equal to the excess, if any, of:

(a)        the sum of, without duplication, (i) the Stated Principal Balance of such Required Appraisal Loan, (ii) to the extent not previously advanced by or on behalf of the Master Servicer or the Trustee, all unpaid interest on such Required Appraisal Loan through the most recent Due Date prior to the date of determination (exclusive of any portion thereof that represents Default Interest), (iii) all accrued and unpaid Special Servicing Fees in respect of such Required Appraisal Loan, (iv) all related unreimbursed Advances (together with Unliquidated Advances) made by or on behalf of (plus all accrued and unpaid interest on such Advances (other than Unliquidated Advances)) payable to) the Master Servicer, the Special Servicer and/or the Trustee with respect to such Required Appraisal Loan, (v) any other outstanding Additional Trust Fund Expenses with respect to such Required Appraisal Loan, and (vi) all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents, and any unfunded improvement or other applicable reserves, in respect of the related Mortgaged Property or REO Property, as the case may be (in each case, net of any amounts escrowed with the Master Servicer or the Special Servicer for such items); over

(b)       an amount equal to the sum of: (i) the excess, if any, of (A) 90% of the Appraised Value of the related Mortgaged Property (or REO Property) as determined by the most recent Appraisal or any letter update of such Appraisal, over (B) the amount of any obligations secured by liens on such Mortgaged Property (or REO Property) that are prior to the lien of the related Required Appraisal Loan; plus (ii) the amount of any Escrow Payments and/or Reserve Funds held by the Master Servicer or the Special Servicer with respect to such Required Appraisal Loan, the related Mortgaged Property or any related REO Property that (A) are not being held in respect of any real estate taxes and assessments, insurance premiums or, if applicable, ground rents, (B) are not otherwise scheduled to be applied or utilized (except to pay debt service on such Required Appraisal Loan) within the twelve-month period following the date of determination and (C) may be applied towards the reduction of the principal balance of such Required Appraisal Loan; plus (iii) the amount of any Letter of Credit constituting additional security for such Required Appraisal Loan and that may be applied towards the reduction of the principal balance of such Required Appraisal Loan.

Notwithstanding the foregoing, if (i) any Serviced Mortgage Loan or Serviced Loan Combination becomes a Required Appraisal Loan, (ii) either (A) no Appraisal or update thereof has been obtained or conducted, as applicable, in accordance with Section 3.19(a), with respect to the related Mortgaged Property or REO Property, as the case may be, during the twelve-month period prior to the date such Mortgage Loan or Serviced Loan Combination became a Required Appraisal Loan or (B) there shall have occurred since the date of the most recent Appraisal or update thereof a material change in the circumstances surrounding the related Mortgaged Property or REO Property, as the case may be, that would, in the Special Servicer’s reasonable judgment, materially affect the value of the related Mortgaged Property or REO Property, as the case may be, and (iii) no new Appraisal is obtained or conducted, as applicable, in accordance with Section 3.19(a), within sixty (60) days after such Mortgage Loan or Serviced Loan Combination became a Required Appraisal Loan, then (x) until such new Appraisal is obtained or conducted, as applicable, in accordance with Section 3.19(a), the Appraisal Reduction Amount shall equal 25% of the Stated Principal Balance of such Required Appraisal Loan, and (y) upon receipt or performance, as applicable, in accordance with Section 3.19(a), of such Appraisal or update thereof by the Special Servicer, the Appraisal Reduction Amount for such Required Appraisal Loan shall be recalculated in accordance with the preceding sentence of this definition.

Also, notwithstanding the foregoing, as of any date of determination, in the case of any Serviced Loan Combination, (a) any Appraisal Reduction Amounts will be calculated with respect to the entirety of such Serviced Loan Combination as if it were a single Mortgage Loan and allocated first, to the related Subordinate Companion Loan, if any, and then to the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), if any, on a pro rata and pari passu basis in accordance with, the respective outstanding principal balances of such related Mortgage Loan and Serviced Pari Passu Companion Loan(s), if any, and (b) the resulting portion of such Appraisal Reduction Amount that is so allocated to the related Mortgage Loan shall be the “Appraisal Reduction Amount” of that Mortgage Loan for purposes of P&I Advances.

An Appraisal Reduction Amount with respect to any Mortgage Loan will be reduced to zero as of the date on which all Servicing Transfer Events have ceased to exist with respect to the related Mortgage Loan and at least ninety (90) days have passed following the occurrence of the most recent Appraisal Trigger Event. No Appraisal Reduction Amount will exist as to any Mortgage Loan after it has been paid in full or it (or the REO Property) has been liquidated or otherwise disposed of.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the existence and identity of the Controlling Class pursuant to Section 4.05(a), the Appraised Value for the related Mortgaged Property determined in connection with clause (b)(i)(A) of the first paragraph of this definition shall be determined on an “as-is” basis.

Notwithstanding the foregoing, with respect to any Non-Serviced Mortgage Loan, the Appraisal Reduction Amount shall be the “Appraisal Reduction Amount” calculated pursuant to the Non-Serviced Pooling and Servicing Agreement and the parties hereto shall be entitled to rely on such calculations as reported to them by the Non-Serviced Master Servicer. By their acceptance of their Certificates, the Certificateholders will be deemed to have acknowledged that any Non-Serviced Pooling and Servicing Agreement and the Co-Lender Agreement related to the Non-Serviced Mortgage Loan, taken together, provide that any such “Appraisal Reduction Amount” shall be calculated by the Non-Serviced Special Servicer under the Non-Serviced Pooling and Servicing Agreement.

“Appraisal Trigger Event”: As defined in Section 3.19(a).

“Appraised-Out Class”: As defined in Section 4.05(b)(i).

“Appraised Value”: With respect to each Mortgaged Property or REO Property, the appraised value thereof based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement.

“Assessment of Compliance”: As defined in Section 3.14.

“Asset Status Report”: As defined in Section 3.24(a).

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the related Borrower in connection with the origination of the related Mortgage Loan(s) or Loan Combination, as applicable, as such assignment may be amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assumed Monthly Payment”: With respect to (a) any Mortgage Loan that is or relates to a Balloon Mortgage Loan that is delinquent in respect of its Balloon Payment beyond the Determination Date immediately following its scheduled maturity date (as such date may be extended in connection with a bankruptcy, insolvency or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer), for that scheduled maturity date and for each subsequent Due Date as of which such Mortgage Loan remains outstanding and part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due with respect to such Mortgage Loan on such Due Date equal to the amount (exclusive of Default Interest) that would have been due in respect thereof on such Due Date if such Mortgage Loan had been required to continue to accrue interest in accordance with its terms, and to pay principal in accordance with the amortization schedule (if any), in effect immediately prior to, and without regard to the occurrence of, such maturity date; and (b) any REO Mortgage Loan, for any Due Date as of which the related REO Property (or, in the case of any REO Mortgage Loan that is a successor to any Mortgage Loan in a Loan Combination, any interest in the related REO Property) remains part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Monthly Payment (or, in the case of a Balloon Mortgage Loan described in clause (b) of this definition, the Assumed Monthly Payment) that was due (or deemed due) with respect to the related Mortgage Loan on the last Due Date prior to its becoming an REO Mortgage Loan.

“Assumed Price Premium”: With respect to any Class of Principal Balance Certificates the excess, if any, of the “assumed price” with respect to such Class of Principal Balance Certificates as of the Assumed Price Premium Determination Date over 100 and, with respect to the Class X Certificates, the “assumed price” with respect to the Class X Certificates as of the Assumed Price Premium Determination Date. For each Class of Principal Balance Certificates and the Class X Certificates, the “assumed price” for such Class will be an amount determined by the Class Q Certificateholder on the Assumed Price Premium Determination Date. The “assumed price” will be calculated using the middle price obtained from the Class Q Clean-Up Call Analytic Service Providers as of the close of business on the Assumed Price Premium Determination Date using the pricing/yield table function available on such service with respect to such Class of Certificates assuming the following (1) the settlement date will be the anticipated Class Q Clean-Up Call Date, (2) the assumed prepayment rate and methodology with respect to the mortgage loans is: (a) 0% constant prepayment rate, in the case of the Principal Balance

Certificates and (b) in the case of the Class X Certificates, 100% constant prepayment rate after all applicable Yield Maintenance and Prepayment Premium periods have expired on the Mortgage Loans, (3) the default rate is a 0% constant default rate, (4) no Mortgage Loans are extended, (5) there is no early termination of the transaction, (6)(a) for any Class of Principal Balance Certificates, a spread of 50 basis points over the applicable interpolated swap yield (determined by the Class Q Clean-Up Call Analytic Service Provider based on the remaining weighted average life of such Class of Principal Balance Certificates) and (b) for any Class of Class X Certificates, a spread of 50 basis points over the applicable interpolated treasury yield (determined by the Class Q Clean-Up Call Analytic Service Provider based on the remaining weighted average life of such Class of Class X Certificates).

If a pricing/yield screen is not available from at least three Class Q Clean-Up Call Analytic Service Providers, the “assumed price” will be the average from two Class Q Clean-Up Call Analytic Service Providers and if only one Class Q Clean-Up Call Analytic Service Provider is available, the “assumed price” will be calculated using that Class Q Clean-Up Call Analytic Service Provider.

“Assumed Price Premium Determination Date”: The first Business Day of the month during which the Class Q Clean-Up Call Date is scheduled to occur.

“Assumption Application Fees”: With respect to any Serviced Mortgage Loan or Serviced Loan Combination, any and all assumption application fees for transactions effected under Section 3.08 of this Agreement actually collected from the related Borrower or otherwise in accordance with the related Mortgage Loan Documents, with respect to any application submitted to the Master Servicer or the Special Servicer for a proposed assumption or substitution transaction or proposed transfer of an interest in such Borrower.

“Assumption Fees”: With respect to any Serviced Mortgage Loan or Serviced Loan Combination, any and all assumption fees for transactions effected under Section 3.08 of this Agreement actually collected from the related Borrower or otherwise in accordance with the related Mortgage Loan Documents, with respect to any assumption or substitution agreement entered into by the Master Servicer or the Special Servicer on behalf of the Trust Fund pursuant to Section 3.08 of this Agreement or paid by the related Borrower with respect to any transfer of an interest in such Borrower pursuant to Section 3.08 of this Agreement.

“ASTM”: ASTM International (originally known as The American Society for Testing and Materials).

“Attestation Report”: As defined in Section 3.14.

“Authenticating Agent”: Any authenticating agent appointed pursuant to Section 5.07 (or, in the absence of any such appointment, the Certificate Administrator).

“Available Distribution Amount”: With respect to any Distribution Date, an amount equal to (a) the sum of (i) all amounts on deposit in the Distribution Account as of 11:00 a.m., New York City time, on such Distribution Date, (ii) to the extent not included in the amount described in clause (a)(i) of this definition, any P&I Advances and/or Compensating Interest Payments that were made hereunder in respect of such Distribution Date, (iii) to the extent not included in the amount described in clause (a)(i) of this definition, the aggregate amount transferred (pursuant to Section 3.05(d)) from the Excess Liquidation Proceeds Account to the Distribution Account in respect of such Distribution Date, and (iv) to the extent not included in the amount described in clause (a)(i) of this definition, if such Distribution Date occurs during the month of March of any year (or if the Final Distribution Date occurs during the month of January (except in a leap year) or February of any year, during such January or February), the aggregate of the Interest Reserve Amounts with respect to the Interest Reserve Loans transferred from the Interest Reserve Account to the Distribution Account during such month of March (or if the Final Distribution Date occurs during the month of January (except in a leap year) or February of any year, during such January or February) for distribution on such Distribution Date, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments that are due on a Due Date following the end of the related Collection Period, (ii) any payments of principal (including Principal Prepayments) and interest, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds Received by the Trust after the end of the related Collection Period, (iii) any Prepayment Premiums and/or Yield Maintenance Charges, (iv) any amounts payable or reimbursable to any Person from the Distribution Account pursuant to clauses (iii) through (viii) of Section 3.05(b), (v) if such Distribution Date occurs during the month of February of any year or during the month of January of any year that is not a leap year, the aggregate of the Interest Reserve Amounts with respect to the Interest Reserve Loans to be withdrawn (pursuant to Section 3.04(c) and Section 3.05(b)(ii)) from the Distribution Account and deposited into the Interest Reserve Account during such month of February or such month of January, as the case may be, and held for future distribution, and (vi) any amounts deposited in the Distribution Account in error; provided that the Available Distribution Amount for the Final Distribution Date shall be calculated without regard to clauses (b)(i), (b)(ii) and (b)(v) of this definition.

“Balloon Mortgage Loan”: Any Mortgage Loan or Loan Combination that by its original terms or by virtue of any modification entered into as of the Closing Date (or, in the case of a Replacement Mortgage Loan, as of the related date of substitution) provides for an amortization schedule extending beyond its Stated Maturity Date and as to which, in accordance with such terms, the Monthly Payment due on its Stated Maturity Date is at least 5% of the original principal balance of such Mortgage Loan or Loan Combination.

“Balloon Payment”: With respect to each Balloon Mortgage Loan as of any date of determination, the Monthly Payment payable on the Stated Maturity Date of such Mortgage Loan.

“Bankruptcy Code”: The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Base Interest Fraction”: As defined in Section 4.01(b).

“Book-Entry Certificate”: Any Certificate registered in the name of the Depositary or its nominee.

“Borrower” or “Mortgagor”: The obligor or obligors on a Mortgage Note, and may also be referred to as the mortgagor.

“Borrower Party”: (i) A Borrower; (ii) a Mortgagor; (iii) a manager of a Mortgaged Property; (iv) an Accelerated Mezzanine Lender; or (v) any Borrower Party Affiliate.

“Borrower Party Affiliate”: With respect to a Borrower, a Mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other Person controlling or controlled by or under common control with such Borrower, Mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such Borrower, Mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Breach”: As defined in Section 2.03(a).

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions in California, Maryland, Minnesota, New York, North Carolina, Pennsylvania or Texas or any of the jurisdictions in which the respective Primary Servicing Offices of the Master Servicer and the Special Servicer and the Corporate Trust Offices of the Certificate Administrator and the Trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

“Call Amount Payment”: With respect to the Class Q Clean-Up Call Date and any Class of Regular Certificates, the related Class Make-Whole Amount, if any, plus, in the case of any Class of Principal Balance Certificates, the sum of the aggregate outstanding principal balance of such Class on such Class Q Clean-Up Call Date and accrued and unpaid interest on such Class to such Class Q Clean-Up Call Date, in each case after giving effect to the allocation of the Available Distribution Amount on such Distribution Date.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any one of the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, as executed by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator hereunder, or any successor certificate administrator appointed as herein provided. Wells Fargo Bank, National Association shall perform the certificate administrator role through its Corporate Trust Services division.

“Certificate Administrator Fee”: With respect to each Mortgage Loan and REO Mortgage Loan, the fee designated as such and payable to the Certificate Administrator pursuant to Section 8.05(a). The Certificate Administrator Fee includes the Tax Administrator Fee and the Trustee Fee.

“Certificate Administrator Fee Rate”: As defined in Section 8.05 of this Agreement.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Factor”: With respect to any Class of Interest-Only Certificates or Principal Balance Certificates, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the related Class Principal Balance or Class Notional Amount, as the case may be, then outstanding, and the denominator of which is the related Class Principal Balance or Class Notional Amount, as the case may be, outstanding as of the Closing Date.

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register, provided, however, that: (i) no Disqualified Organization, Disqualified Partnership, or Non-United States Tax Person shall be a “Holder” of, or a “Certificateholder” with respect to, a Class R Certificate for any purpose hereof; and (ii) solely for purposes of giving any consent, approval, direction or waiver pursuant to this Agreement that specifically relates to the rights, duties and/or obligations hereunder of any of the Depositor, the Master Servicer, the Special Servicer, any Non-Conflicted Special Servicer, the Tax Administrator, the Certificate Administrator or the Trustee in its respective capacity as such (other than any consent, approval or waiver contemplated by Section 3.24), any Certificate registered in the name of such party or in the name of any Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that specifically relates to such party has been obtained. The Certificate Registrar shall be entitled to request and conclusively rely upon a certificate of the Depositor, the Master Servicer, the Special Servicer or the Non-Conflicted Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Certificateholders” or “Holders” shall reflect the rights of Certificate Owners only insofar as they may indirectly exercise such rights through the Depository and the Depository Participants (except as otherwise specified herein), it being herein acknowledged and agreed that the parties hereto shall be required to recognize as a “Certificateholder” or “Holder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificate Notional Amount”: With respect to any Interest-Only Certificate, as of any date of determination, the then notional principal amount on which such Certificate accrues interest, equal to the product of (a) the then Certificate Factor for the Class of Interest-Only Certificates to which such Certificate belongs, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Notional Amount thereof.

“Certificate Owner”: With respect to any Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Principal Balance”: With respect to any Principal Balance Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the then Certificate Factor for the Class of Principal Balance Certificates to which such Certificate belongs, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Principal Balance thereof.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.02.

“Charlotte Plaza Loan Combination”: As defined in the Preliminary Statement.

“Charlotte Plaza Mortgage Loan”: As defined in the Preliminary Statement.

“Charlotte Plaza Pari Passu Companion Loan”: As defined in the Preliminary Statement.

“Citigroup”: Citigroup Global Markets Inc. or its successor in interest.

“Class”: Collectively, all of the Certificates bearing the same alphabetic or alphanumeric class designation and having the same payment terms.

“Class A Certificates”: The Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates and the Class A-5 Certificates.

“Class A-1 Certificate”: Any one of the Certificates with a “Class A-1” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-2 Certificate”: Any one of the Certificates with a “Class A-2” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-3 Certificate”: Any one of the Certificates with a “Class A-3” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-4 Certificate”: Any one of the Certificates with a “Class A-4” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-5 Certificate”: Any one of the Certificates with a “Class A-5” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-S Certificate”: Any one of the Certificates with a “Class A-S” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class B Certificate”: Any one of the Certificates with a “Class B” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class C Certificate”: Any one of the Certificates with a “Class C” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class D Certificate”: Any one of the Certificates with a “Class D” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class E Certificate”: Any one of the Certificates with a “Class E” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class F Certificate”: Any one of the Certificates with a “Class F” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class G Certificate”: Any one of the Certificates with a “Class G” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class Make-Whole Amount”: With respect to (a) each of the Class A-1, Class X, Class A-2, Class A-3, Class A-4, Class A-5, Class A-S and Class B Certificates, the product of (i) the “Assumed Price Premium” for such Class and (ii) the Certificate Principal Balance or notional principal balance, as applicable, of such Class as of the Class Q Clean-Up Call Date, in each case after giving effect to the allocation of the Available Distribution Amount on such Distribution Date.

“Class Notional Amount”: The aggregate hypothetical or notional amount on which any Class of Interest-Only Certificates accrues or is deemed to accrue interest from time to time, as calculated in accordance with Section 2.15(e).

“Class Principal Balance”: The aggregate principal balance of any Class of Principal Balance Certificates outstanding as of any date of determination. As of the Closing Date, the Class Principal Balance of each Class of Principal Balance Certificates shall equal the initial Class Principal Balance thereof. On each Distribution Date, the Class Principal Balance of each Class of Principal Balance Certificates shall be (i) reduced by the amount of any distributions of principal made thereon on such Distribution Date pursuant to Section 4.01 and (ii) further reduced by the amount of any Realized Losses and Additional Trust Fund Expenses deemed allocated thereto on such Distribution Date pursuant to Section 4.04(a); provided, however, that if the Principal Distribution Amount for such Distribution Date includes any amount described in clause (I)(C) of the definition of “Principal Distribution Amount” (in respect of recoveries during the Collection Period related to such Distribution Date of amounts determined to constitute Nonrecoverable Advances during a Collection Period related to a prior Distribution Date), then the Class Principal Balances of the respective Classes of Principal Balance Certificates shall hereby be increased (in the aggregate) immediately prior to such Distribution Date by the lesser of the amount of Realized Losses previously allocated thereto and such amount described in such clause (I)(C) (and, as among the respective Classes of Principal Balance Certificates, such increase shall be allocated, first to the Class A Certificates (pro rata according to the amounts of Realized Losses previously allocated to the respective Classes of Class A Certificates), and, then to the other Classes of Principal Balance Certificates sequentially to the Class A-S Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates and Class G Certificates, in that order, in each case to the extent of the lesser of the Realized Losses previously allocated thereto and the remaining unallocated portion of the increase).

“Class Q Certificate”: Any of the Certificates with a “Class Q” designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing the right to terminate the Trust Fund as described herein.

“Class Q Call Amount”: As defined in Section 9.01(b).

“Class Q Clean-Up Call Date”: As defined in Section 9.01(b).

“Class Q Clean-Up Call Notice”: A written notice provided by the Holder of the Class Q Certificate, which (a) specifies the Class Q Clean-Up Call Date, (b) specifies the Assumed Price Premium Determination Date and (c) will be posted to the Certificate Administrator’s Website as a “special notice”.

“Class Q Clean-Up Call Analytic Service Provider”: Bloomberg, L.P., Trepp, LLC and Intex Solutions, Inc. (or if any such service provider is not available, such other third party analytic service provider selected by the Class Q Certificateholder as is customarily used by investors in commercial mortgage-backed securities for purposes of determining bond pricing).

“Class X Certificate”: Any of the Certificates with a “Class X” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing the ownership of interest-only regular interests in REMIC III for purposes of the REMIC Provisions.

“Class X Strip Rate”: With respect to each Interest Accrual Period, a rate per annum equal to (1) the sum of (a) the interest payable on the R-II-A-1 REMIC II Regular Interest at a rate per annum equal to the positive excess, if any, of the WAC Rate for such Interest Accrual Period over 2.417%, (b) the interest payable on the R-II-A-2 REMIC II Regular Interest at a rate per annum equal to the positive excess, if any, of the WAC Rate for such Interest Accrual Period over 2.776%, (c) the interest payable on the R-II-A-3 REMIC II Regular Interest at a rate per annum equal to the positive excess, if any, of the WAC Rate for such Interest Accrual Period over 4.500%, (d) the interest payable on the R-II-A-4 REMIC II Regular Interest at a rate per annum equal to the positive excess, if any, of the WAC Rate for such Interest Accrual Period over 3.390%, (e) the interest payable on the R-II-A-5 REMIC II Regular Interest at a rate per annum equal to the positive excess, if any, of the WAC Rate for such Interest Accrual Period over 3.549%, (f) the interest payable on the R-II-A-S REMIC II Regular Interest at a rate per annum equal to the positive excess, if any, of the WAC Rate for such Interest Accrual Period over 4.021%, and (g) the interest payable on the R-II-B REMIC II Regular Interest at a rate per annum equal to the positive excess, if any, of the WAC Rate for such Interest Accrual Period over 4.618%, and (2) divided by the combined Class Principal Balances of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates, the Class A-S Certificates and the Class B Certificates outstanding immediately prior to the conclusion of such Interest Accrual Period.

“Closing Date”: March 31, 2017.

“Code”: The Internal Revenue Code of 1986 and regulations promulgated thereunder, including proposed regulations to the extent that, by reason of their proposed effective date, could, as of the date of any determination or opinion as to the tax consequences of any action or proposed action or transaction, be applied to the Trust or the Certificates.

“Co-Lender Agreement”: With respect to any Loan Combination, the related agreement between noteholders, intercreditor, co-lender or similar agreement in effect from time to time by and between the holders of the related Mortgage Loan and the related Companion Loan relating to the relative rights of such holders.

“Collateral Deficiency Amount” With respect to any A/B Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such A/B Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Serviced Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related Mortgagor at the time the Mortgage Loan became (and as part of the modification related to) such A/B Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such A/B Modified Loan as of the date of such determination. The Master Servicer and the Certificate Administrator shall be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

“Collection Account”: The segregated account or accounts created and maintained by the Master Servicer, pursuant to Section 3.04(a), for the benefit of the Certificateholders, which shall be entitled “Wells Fargo Bank, National Association [or name of successor Master Servicer], as Master Servicer, on behalf of Wilmington Trust, National Association [or name of any successor Trustee], as Trustee, for the benefit of the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Collection Account”.

“Collection Period”: With respect to any Distribution Date, the period commencing on the day immediately following the Determination Date (or, with respect to payments remitted to the Trust by a Non-Serviced Master Servicer pursuant to a Non-Serviced Pooling and Servicing Agreement, the day immediately following one Business Day after the Determination Date) in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, commencing as of the Cut-off Date) and ending on and including the Determination Date (or, with respect to payments remitted to the Trust by a Non-Serviced Master Servicer pursuant to a Non-Serviced Pooling and Servicing Agreement, one Business Day after the Determination Date) in the calendar month in which such Distribution Date occurs.

“Commission”: The Securities and Exchange Commission or any successor thereto.

“Companion Loan”: Any Serviced Companion Loan or Non-Serviced Pari Passu Companion Loan.

“Companion Loan Holder”: Any Serviced Pari Passu Companion Loan Holder, Serviced Subordinate Companion Loan Holder and/or Non-Serviced Companion Loan Holder, as the context may require.

“Companion Loan Rating Agency”: With respect to any Serviced Companion Loan Security, any Rating Agency engaged by the applicable Other Depositor to issue a rating of such Serviced Companion Loan Security.

“Compensating Interest Payment”: With respect to any Distribution Date, any payment made by the Master Servicer from its own funds pursuant to Section 3.19(c) to cover Prepayment Interest Shortfalls incurred during the related Collection Period.

“Component Notional Amount”: The notional amount on which any REMIC III Component of any Class of Interest-Only Certificates accrues interest, which, as of any date of determination, is equal to the then-current Uncertificated Principal Balance of such REMIC III Component’s Corresponding REMIC II Regular Interest.

“Condemnation Proceeds”: All cash amounts actually Received by the Trust or by the Trustee, the Master Servicer or the Special Servicer in connection with the taking of all or a part of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation (in the case of any Non-Serviced Mortgage Loan, to the extent of any portions of such amounts received by the Master Servicer pursuant to the related Co-Lender Agreement), exclusive of any portion thereof applied to the restoration of the related Mortgaged Property or REO Property (or placed in a reserve account for that purpose) or required to be released to the related Borrower or any other third-party in accordance with applicable law and/or the terms and conditions of the related Mortgage Loan Documents or any other applicable document.

“Conflicted Controlling Class Loan”: Any Mortgage Loan or Loan Combination with respect to which, as of any date of determination, any Controlling Class Certificateholder is a Borrower Party. For the avoidance of doubt, if a Mortgage Loan or Loan Combination is not a Conflicted Controlling Class Loan, such Mortgage Loan or Loan Combination also is not a Conflicted Loan. For the avoidance of doubt, there is no Conflicted Controlling Class Loan related to the Trust as of the Closing Date.

“Conflicted Holder”: With respect to any Conflicted Loan or Conflicted Controlling Class Loan, as applicable, the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, that is a Borrower Party with respect to such Conflicted Loan or Conflicted Controlling Class Loan, as applicable. Promptly upon obtaining actual knowledge of any such Person becoming a “Conflicted Holder”, such Directing Certificateholder or Controlling Class Certificateholder, as applicable, shall provide notice in the form of Exhibit K-3A hereto to the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator, which notice shall be physically delivered in accordance with Section 11.05 of this Agreement and shall specifically identify the Conflicted Holder and the subject Conflicted Loan or Conflicted Controlling Class Loan, as applicable. Additionally, any Conflicted Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit K-3B hereto, which notice shall provide each of the CTSLink User IDs associated with such Conflicted Holder, and which such notice shall direct the Certificate Administrator to restrict such Conflicted Holder’s access to the Certificate Administrator’s Website as provided in this Agreement; provided, that the Conflicted Holder shall be granted access to the Certificate Administrator’s Website other than to the separate tab or heading designated “Conflicted Loan Information” upon receipt by the Certificate Administrator of notice in the form of Exhibit K-2B hereto. For the avoidance of doubt, there are no Conflicted Holders related to this Trust as of the Closing Date.

“Conflicted Loan Information”: With respect to any Conflicted Loan or Conflicted Controlling Class Loan, any information solely related to such Conflicted Loan or Conflicted Controlling Class Loan, which shall include any Asset Status Reports, Final Asset Status Reports (or summaries thereof), any inspection reports related to Specially Serviced Mortgage Loans conducted by the Non-Conflicted Special Servicer or any Conflicted Special Servicer, and which may include any Officer’s Certificates delivered by the Master Servicer, the Special Servicer or the Trustee pursuant to Section 3.11(i) or Section 4.03(c) supporting a non-recoverability determination, or such other information and reports designated as Conflicted Loan Information by the Special Servicer or the Master Servicer, as

applicable, but in each case, other than such information with respect to such Conflicted Loan(s) or Conflicted Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (other than the CREFC® Special Servicer Loan File relating to any Conflicted Loan or Conflicted Controlling Class Loan) shall not be considered “Conflicted Loan Information”. Each of the Master Servicer, the Special Servicer and any Non-Conflicted Special Servicer shall deliver any Conflicted Loan Information that is to be posted to the Certificate Administrator’s Website to the Certificate Administrator in accordance with Section 3.33 hereof. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the “Conflicted Loan Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.33 hereof.

“Conflicted Loan”: A Mortgage Loan or Loan Combination with respect to which, as of any date of determination, the Majority Controlling Class Certificateholder and/or the Directing Certificateholder, as applicable, is a Borrower Party. For the avoidance of doubt, any Conflicted Loan is also a Conflicted Controlling Class Loan. As of the Closing Date, there are no Conflicted Loans related to the Trust.

“Conflicted Special Servicer”: A Special Servicer that has obtained knowledge that it is a Borrower Party with respect to any Mortgage Loan.

“Conflicted Special Servicer Loan”: Any Mortgage Loan or Loan Combination with respect to which, as of any date of determination, the Special Servicer obtains knowledge that it is a Borrower Party. For the avoidance of doubt, there are no Conflicted Special Servicer Loans related to the Trust as of the Closing Date.

“Consultation Termination Event”: At any date at which no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Principal Balance is at least equal to 25% of the Original Certificate Principal Balance of that Class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts; provided, however, that a Consultation Termination Event shall not be deemed continuing in the event that the Certificate Principal Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans.

“Control Eligible Certificates”: Any of the Class E, Class F and Class G Certificates.

“Control Termination Event”: The occurrence of the Certificate Principal Balance of each Class of Control Eligible Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Principal Balance of such Class in accordance with Section 4.05(a)) being reduced to less than 25% of the Original Certificate Principal Balance thereof; provided, however, that a Control Termination Event shall not be deemed continuing in the event that the Certificate Principal Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans.

“Controlling Class”: As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Principal Balance as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.05(a), at least equal to 25% of the Original Certificate Principal Balance of that Class; provided, however, that if at any time the Certificate Principal Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the Controlling Class shall be the most subordinate Class among the Control Eligible Certificates that has a Certificate Principal Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G Certificates.

“Controlling Class Certificateholder”: Any Holder of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto.

“Corporate Trust Office”: The corporate trust office of the Certificate Administrator or the Trustee, as the case may be, at which at any particular time its duties, with respect to this Agreement shall be administered, which office is as of the Closing Date located: (i) in the case of the Certificate Administrator, for Certificate transfer purposes, at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479-0113; and (ii) in the case of the Trustee, at 1100 North Market Street, Wilmington, Delaware 19801, Attention: CMBS LSTAR 2017-5.

“Corrected Mortgage Loan”: Any Serviced Mortgage Loan or Serviced Loan Combination that had been a Specially Serviced Mortgage Loan but has ceased to be such in accordance with the definition of “Specially Serviced Mortgage Loan” (other than by reason of a Liquidation Event occurring in respect of such Serviced Mortgage Loan, Serviced Loan Combination or the related Mortgaged Property becoming an REO Property). With respect to any Serviced Loan Combination, neither the related Serviced Mortgage Loan nor the Serviced Loan Combination in whole shall be a Corrected Mortgage Loan unless both the Serviced Mortgage Loan and the entire Serviced Loan Combination are Corrected Mortgage Loans.

“Corresponding REMIC II Regular Interest(s)”: With respect to any Class of Certificates, the one or more REMIC II Regular Interests opposite which such Class of Certificates is set forth in the Preliminary Statement in the table under the caption “REMIC II”.

“CREFC®”: The Commercial Real Estate Finance Counsel, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and initial purchasers generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Trustee, the Special Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer, the Special Servicer and the Certificate Administrator. The preparation of each CREFC® Advance Recovery Report shall constitute a responsibility of the Master Servicer and shall not constitute a responsibility of any other party. Notwithstanding anything in this Agreement to the contrary, the Master Servicer shall not be required to deliver a CREFC® Advance Recovery Report with respect to any Collection Period prior to the date when a Workout-Delayed Reimbursement Amount or a Nonrecoverable Advance exists with respect to any Mortgage Loan.

“CREFC® Bond Level File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Certificate Administrator.

“CREFC® Collateral Summary File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Certificate Administrator.

“CREFC® Comparative Financial Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative Financial Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC® Delinquent Loan Status Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC® Financial File”: A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer.

“CREFC® Historical Loan Modification & Corrected Mortgage Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC® Investor Reporting Package”: Collectively:

(a)        the following electronic data files: (i) CREFC® Loan Setup File, (ii) CREFC® Loan Periodic Update File, (iii) CREFC® Property File, (iv) CREFC® Bond Level File, (v) CREFC® Financial File, (vi) CREFC® Collateral Summary File and (vii) CREFC® Special Servicer Loan File; and

(b)       the following supplemental reports: (i) CREFC® Delinquent Loan Status Report, (ii) CREFC® Historical Loan Modification & Corrected Mortgage Loan Report, (iii) CREFC® REO Status Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® Comparative Financial Status Report, (vi) CREFC® Servicer Watch List, (vii) CREFC® NOI Adjustment Worksheet, (viii) CREFC® Loan Level Reserve/LOC Report, (ix) CREFC® Reconciliation of Funds Report, (x) CREFC® Advance Recovery Report and (xi) solely with respect to the Loan Combinations, CREFC® Total Loan Report.

Notwithstanding anything in this Agreement to the contrary, in the event any of the electronic files listed in clause (a) of this definition or any of the supplemental reports listed in clause (b) of this definition are amended or changed in any material respect by the CREFC® and placed on the CREFC® Website or otherwise recommended by the CREFC® for commercial mortgage-backed securities transactions generally, so long as such electronic files and such supplemental reports are reasonably acceptable (as applicable) to the Master Servicer and the Special Servicer, then same shall be used with respect to the Collection Period that commences at any time following the date that is not later than three (3) months following adoption of the form thereof by the CREFC®.

“CREFC® License Fee”: With respect to each Mortgage Loan and REO Mortgage Loan, a monthly fee payable in respect thereof in an amount equal to the amount of interest accrued during the accrual period for such Mortgage Loan or REO Mortgage Loan under its Mortgage Loan Documents at the related CREFC® License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to such Mortgage Loan or REO Mortgage Loan during such accrual period, and will be prorated for partial periods. Any payments of the CREFC® License Fee shall be made by the applicable Master Servicer on a monthly basis on each Master Servicer Remittance Date to “CRE Finance Council” and delivered by wire transfer pursuant to the following instructions (or such other instructions as may hereafter be furnished by CREFC® to the applicable Master Servicer in writing):

Account Name: Commercial Real Estate Finance Council (CREFC®)
Bank Name: JPMorgan Chase Bank, National Association
Bank Address: 80 Broadway, New York, NY 10005
Routing Number: 021000021
Account Number: 213597397

To the extent that amounts on deposit in the Collection Account are insufficient to pay the CREFC® License Fee on any Master Servicer Remittance Date, the applicable Master Servicer shall apply any P&I Advances required to be made by it on the related P&I Advance Date pursuant to Sections 4.03(a) and 4.03(b) to pay the balance of such CREFC® License Fee.

“CREFC® License Fee Rate”: 0.0005% per annum.

“CREFC® Loan Level Reserve/LOC Report”: A monthly report substantially in the form of, and containing the information called for in, the “Loan Level Reserve Report” as adopted by the CREFC® and made available at the CREFC® Website.

“CREFC® Loan Periodic Update File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® Loan Setup File”: The data file substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® NOI Adjustment Worksheet”: An annual report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC® Operating Statement Analysis Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer.

“CREFC® Property File”: A data file substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC® Reconciliation of Funds Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Certificate Administrator.

“CREFC® REO Status Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC® Servicer Watch List”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer.

“CREFC® Special Servicer Loan File”: A data file substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Special Servicer.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer.

“CREFC® Website”: The CREFC®’s Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cumulative Appraisal Reduction Amount”: As of any date of determination, the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any A/B Modified Loan, any Collateral Deficiency Amount then in effect. The Master Servicer and the Certificate Administrator shall be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the Master Servicer, the Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Non-Serviced Mortgage Loan and the Master Servicer and the Certificate Administrator shall be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to any such Non-Serviced Mortgage Loan that is an A/B Modified Loan.

“Custodian”: Wells Fargo Bank, National Association, in its capacity as Certificate Administrator hereunder, or any successor certificate administrator appointed as herein provided.

“Cut-off Date”: With respect to each Mortgage Loan, the Due Date for the Monthly Payment due on such Mortgage Loan in March 2017.

“Cut-off Date Pool Balance”: The aggregate Cut-off Date Principal Balance of all the Original Mortgage Loans.

“Cut-off Date Principal Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of its Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS”: DBRS, Inc. or its successor-in-interest.

“Default Charges”: Default Interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or Serviced Companion Loan or REO Mortgage Loan.

“Default Interest”: With respect to any Mortgage Loan (or successor REO Mortgage Loan) or Serviced Companion Loan, any amounts collected thereon, other than late payment charges, Prepayment Premiums or Yield Maintenance Charges, that represent interest in excess of interest accrued on the principal balance of such Mortgage Loan (or REO Mortgage Loan) or Serviced Companion Loan at the related Mortgage Rate, such excess interest arising out of a default under such Mortgage Loan or Serviced Companion Loan.

“Defaulted Mortgage Loan”: A Mortgage Loan that is or relates to a Serviced Mortgage Loan that is either (A) a Specially Serviced Mortgage Loan within the meaning of clause (a) or clause (b) of the definition of “Specially Serviced Mortgage Loan”, or (B) a Specially Serviced Mortgage Loan as to which the amounts due thereunder have been accelerated following any other material default.

“Defaulting Party”: As defined in Section 7.01(b).

“Defeasance Accounts”: As defined in Section 3.20(l).

“Defective Mortgage Loan”: Any Mortgage Loan as to which there exists a Material Breach or a Material Document Defect that has not been cured in all material respects.

“Definitive Certificate”: As defined in Section 5.03(a).

“Deleted Mortgage Loan”: A Defective Mortgage Loan that is purchased or repurchased, as the case may be, from the Trust or replaced with one or more Replacement Mortgage Loans, in either case as contemplated by Section 2.03.

“Depositor”: LStar Depositor, LLC, a Delaware limited liability company, or its successor in interest.

“Depository”: The Depository Trust Company or any successor Depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: The 6th day of each month, or if such 6th day is not a Business Day, the Business Day immediately following such 6th day, commencing in April 2017.

“Directing Certificateholder”: As defined in Section 3.23(a).

“Directly Operate”: With respect to any Administered REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such Administered REO Property, the holding of such Administered REO Property primarily for sale or lease, the performance of any construction work thereon or any use of such Administered REO Property in a trade or business conducted by the Trust other than through an Independent Contractor; provided, however, that the Special Servicer shall not be considered to Directly Operate an Administered REO Property solely because the Special Servicer establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such Administered REO Property.

“Discount Rate”: As defined in Section 4.01(b).

“Disqualified Non-United States Tax Person”: With respect to any Class R Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Class R Certificate and, for purposes of Treasury Regulations Section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury Regulations Section 1.860E-1(c)(4)(ii), as a holder of such Class R Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such

Class R Certificate and intends to pay taxes associated with holding such Class R Certificate, and (c) has furnished the Transferor, the Trustee, the Certificate Administrator and the Tax Administrator with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or (2) a Non-United States Tax Person that has delivered to the Transferor, the Trustee, the Certificate Administrator and the Tax Administrator an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and (y) such Transfer of such Class R Certificate will not be disregarded for United States federal income tax purposes.

“Disqualified Organization”: Any of the following: (i) the United States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii) any organization (except certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the Tax Administrator, based upon an Opinion of Counsel delivered to the Tax Administrator (but not at the Tax Administrator’s expense) to the effect that the holding of an Ownership Interest in a Class R Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Disqualified Partnership”: Any domestic entity classified as a partnership under the Code if any of its direct or indirect beneficial owners (other than through a U.S. corporation) are (or, under the applicable partnership agreement, are permitted to be) Disqualified Non-United States Tax Persons.

“Distribution Account”: The segregated account or accounts created and maintained by the Certificate Administrator on behalf of the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which shall be entitled “Wells Fargo Bank, National Association [or the name of any successor Certificate Administrator], as Certificate Administrator, on behalf of Wilmington Trust, National Association [or the name of any successor Trustee], as Trustee, in trust for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Distribution Account”.

“Distribution Date”: The fourth Business Day following each Determination Date.

“Distribution Date Statement”: As defined in Section 4.02(a).

“Document Defect”: As defined in Section 2.03(a).

“Due Date”: With respect to (i) any Mortgage Loan or Serviced Loan Combination on or prior to its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan or Serviced Loan Combination is scheduled to be first due; (ii) any Mortgage Loan or Serviced Loan Combination after its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan or Serviced Loan Combination had been scheduled to be first due; and (iii) any REO Mortgage Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan or Serviced Loan Combination had been scheduled to be first due.

“Eligible Account”: Any of (i) an account maintained with a federal or state chartered depository institution or trust company, (A) the long-term deposit or long-term unsecured debt obligations of which are rated no less than “A2” by Moody’s, “A” by Fitch and at least the equivalent by KBRA (if then rated by KBRA), if the deposits are to be held in the account for more than thirty (30) days, or (B) the short-term deposit or short-term unsecured debt obligations of which are rated no less than “P-1” by Moody’s, “F1” by Fitch and at least the equivalent by KBRA (if then rated by KBRA), if the deposits are to be held in the account for thirty (30) days or less, in any event at any time funds are on deposit therein, (ii) an account or accounts maintained with Wells Fargo Bank, National Association so long as Wells Fargo Bank, National Association’s long-term unsecured debt obligations are rated at least “A2” by Moody’s, “A” by Fitch and at least the equivalent by KBRA (if then rated by KBRA), if the deposits are to be held in the account for more than thirty (30) days, or Wells Fargo Bank, National Association’s short-term deposit or short-term unsecured debt obligations are rated at least “P-1” by Moody’s, “F2” by Fitch and at least the equivalent by KBRA (if then rated by KBRA), if the deposits are to be held in the account for thirty (30) days or less, (iii) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company (which, subject to the remainder of this clause (iii), may include the Certificate Administrator or the Trustee) acting in its fiduciary capacity, and which, in either case, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority and to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) and the long-term unsecured debt obligations of which are rated at least “A2” by Moody’s, (iv) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (ii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, or (v) any other account or accounts not listed in clauses (i) – (ii) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency, which account may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer.

“Emergency Advance”: Any Servicing Advance, whether or not it is a Servicing Advance that, pursuant hereto, the Special Servicer is required to make or to request the Master Servicer to make, that must be made within three (3) Business Days of the Special Servicer becoming aware that it must be made in order to avoid any material penalty, any material harm to a Mortgaged Property securing a Serviced Mortgage Loan or Serviced Loan Combination or any other material adverse consequence to the Trust Fund.

“Environmental Insurance Policy”: With respect to any Mortgaged Property securing a Serviced Mortgage Loan or any Administered REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgaged Property or Administered REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Escrow Payment”: Any payment received by the Master Servicer or the Special Servicer for the account of the Borrower under any Serviced Mortgage Loan or Serviced Loan Combination for application toward the payment of real estate taxes, assessments, insurance premiums (including with respect to any Environmental Insurance Policy), ground rents (if applicable) and similar items in respect of the related Mortgaged Property.

“Euroclear”: The Euroclear System or any successor thereto.

“Excess Liquidation Proceeds”: The excess, if any, of (a) the Net Liquidation Proceeds from the sale or liquidation of a Specially Serviced Mortgage Loan or an Administered REO Property (or the proceeds of the final payment (including any full, partial or discounted payoff) on a defaulted Mortgage Loan or a Corrected Mortgage Loan that were Received by the Trust, net of any and all fees, expenses and costs payable therefrom), over (b) the sum of (i) the amount needed to pay all principal, interest (including Default Interest), Prepayment Premiums or Yield Maintenance Charges (as applicable) and late payment charges payable with respect to such Mortgage Loan or the related REO Mortgage Loan, as the case may be (together with, without duplication, any outstanding Unliquidated Advances in respect of any such principal or interest), in full, (ii) any other fees that would constitute Additional Master Servicing Compensation and/or Additional Special Servicing Compensation, (iii) any related unreimbursed Servicing Advances (together with, without duplication, outstanding Unliquidated Advances in respect of prior Servicing Advances), (iv) all unpaid Advance Interest on any related Advances (but (for the avoidance of doubt) excluding any Unliquidated Advances), (v) any related Liquidation Fee and/or Special Servicing Fees paid or payable in respect of such Specially Serviced Mortgage Loan or the related REO Mortgage Loan, (vi) any other Additional Trust Fund Expenses paid or payable in respect of such Mortgage Loan or Administered REO Property, and (vii) in the case of (a) any Specially Serviced Mortgage Loan that is a Serviced Loan Combination or (b) any Administered REO Property relating to a Serviced Loan Combination, any portion of such Net Liquidation Proceeds payable to any one or more of the related Serviced Companion Loan Holder(s) pursuant to the terms of the related Co-Lender Agreement. With respect to any Non-Serviced Loan Combination, Excess Liquidation Proceeds shall mean the Non-Serviced Mortgage Loan’s pro rata share of any “Excess Liquidation Proceeds” determined in accordance with the Non-Serviced Pooling and Servicing Agreement that are Received by the Trust.

“Excess Liquidation Proceeds Account”: The segregated account (or the sub-account of the Distribution Account) created and maintained by the Certificate Administrator in the name of the Trustee pursuant to Section 3.04(d) in trust for the Certificateholders, which shall be entitled “Wilmington Trust, National Association [or name of any successor Trustee], as Trustee, in trust for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Excess Liquidation Proceeds Account”.

“Excess Servicing Fee Rate”: With respect to each Serviced Mortgage Loan or Serviced Companion Loan (and any successor REO Mortgage Loan with respect thereto), a rate per annum equal to one (1) basis point. If the Excess Servicing Fee Rate is a rate per annum that is greater than one (1) basis point, such rate shall be subject to reduction at any time following any resignation of the Master Servicer pursuant to Section 6.04 (if no successor is appointed in accordance with Section 6.04(b)) or any termination of the Master Servicer pursuant to Section 7.01, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02.

“Excess Servicing Fee Right”: With respect to each Serviced Mortgage Loan or Serviced Companion Loan (and any successor REO Mortgage Loan with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right by the Master Servicer, the Master Servicer shall be the owner of such Excess Servicing Fee Right with respect to each Mortgage Loan and any Serviced Companion Loan (and any successor REO Mortgage Loan with respect thereto).

“Excess Servicing Fees”: With respect to each Serviced Mortgage Loan and any Serviced Companion Loan (and any successor REO Mortgage Loan with respect thereto), that portion of the Servicing Fees (or Pari Passu Primary Servicing Fee, in the case of a Serviced Companion Loan) that accrue at a per annum rate equal to the Excess Servicing Fee Rate.

“Exemption”: PTE 91-23 issued to Citigroup or a predecessor thereto and PTE 96-22 issued to Wells Fargo Securities or a predecessor thereto, each as amended by PTE 97-34, PTE 2000-58, PTE 2002-41, PTE 2007-05 and PTE 2013-08 and as may be subsequently amended following the Closing Date.

“Exemption-Favored Party”: Any of (i) Wells Fargo Securities (ii) Citigroup (iii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Wells Fargo Securities or Citigroup and (iv) any member of any underwriting syndicate or selling group of which any Person described in clauses (i) and (ii) is a manager or co-manager with respect to a Class of Certificates that is investment grade rated by at least one Exemption Rating Agency.

“Exemption Rating Agency”: An NRSRO that satisfies the requirements of the Exemption.

“Fannie Mae”: The Federal National Mortgage Association or any successor thereto.

“FDIC”: The Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report”: As defined in Section 3.24(a).

“Final Distribution Date”: The Distribution Date on which the final distribution is to be made with respect to the Certificates in connection with a termination of the Trust Fund pursuant to Article IX.

“Final Recovery Determination”: A determination by the Special Servicer with respect to any Specially Serviced Mortgage Loan, Corrected Mortgage Loan or Administered REO Property, or by the Non-Serviced Special Servicer with respect to a Non-Serviced Mortgage Loan that is a “Specially Serviced Mortgage Loan” (as defined in the related Non-Serviced Pooling and Servicing Agreement) or any related Administered REO Property, that there has been a recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries that the Special Servicer or the Master Servicer has determined, in accordance with the Servicing Standard, will be ultimately Received by the Trust; provided that the term Final Recovery Determination shall not apply to: (i) a Mortgage Loan or Serviced Loan Combination that was paid in full (including by means of a payoff on behalf of the Borrower, or the purchase of such Mortgage Loan or Serviced Loan Combination, by a mezzanine lender or another creditor of the related Borrower in connection with a Mortgage Loan default, as set forth in the related intercreditor agreement) or (ii) a Mortgage Loan, Serviced Loan Combination or Administered REO Property, as the case may be, that was purchased by (a) the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement, (b) any Controlling Class Certificateholder(s), the Master Servicer or the Special Servicer pursuant to Section 9.01, or (c) in respect of a Non-Serviced Mortgage Loan, by any other party pursuant to the related Co-Lender Agreement and/or pursuant to terms analogous to those set forth in clause (ii)(a) or (b) above contained in the related Non-Serviced Pooling and Servicing Agreement; and provided, further, that, for purposes of making any such determination with respect to a Non-Serviced Mortgage Loan or any related Administered REO Property, the Master Servicer shall be entitled to rely on, and shall be required to follow, any such determination made pursuant to the Non-Serviced Pooling and Servicing Agreement by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable.

“Fitch”: Fitch Ratings, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of Fitch, be deemed to refer to such applicable rating category of Fitch, without regard to any plus or minus or other comparable rating qualification.

“Fixed Rate Mortgage Loan”: A Mortgage Loan for which the Mortgage Rate accrues at a fixed for the entire term of the Mortgage Loan. As of the Closing Date, all of the Mortgage Loans related to the Trust are Fixed Rate Mortgage Loans.

“Freddie Mac”: The Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP”: Generally accepted accounting principles in the United States.

“Global Certificates”: The Rule 144A Global Certificates and the Regulation S Global Certificates, collectively.

“Grantor Trust”; The grantor trust described in the Preliminary Statement, which consists of the entitlements to the Class Make-Whole Amounts, and is intended to be classified as a “trust” under Section 301.7701-4 of the Income Tax Regulations. The holders of the Certificates are intended to be treated as the owners under Section 671 of the Code of the particular Class Make-Whole Amounts that correspond to their Certificates.

“Ground Lease”: The ground lease pursuant to which any Borrower holds a leasehold interest in the related Mortgaged Property, together with any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the related Mortgage Loan(s).

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”: As defined in the definition of “Certificateholder”.

“Hotel Gansevoort Loan Combination”: As defined in the Preliminary Statement.

“Hotel Gansevoort Mortgage Loan”: As defined in the Preliminary Statement.

“Hotel Gansevoort Pari Passu Companion Loan”: As defined in the Preliminary Statement.

“Hybrid ARM Mortgage Loan”: Any Mortgage Loan for which the Mortgage Rate is fixed for an initial term after the Closing Date, and thereafter, adjustable on semi-annual (unless otherwise specified in the Mortgage Loan Documents) interest rate reset dates during the remainder of the term of the Mortgage Loan. There are no Hybrid ARM Mortgage Loans related to the Trust as of the Closing Date.

“Indemnified Items”: With respect to a Non-Serviced Mortgage Loan, as defined in the related Co-Lender Agreement or, if not defined therein, any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of the related Non-Serviced Loan Combination under the related Non-Serviced Pooling and Servicing Agreement.

“Indemnified Parties”: With respect to a Non-Serviced Mortgage Loan, as defined in the related Co-Lender Agreement or, if not defined therein, each of the related Non-Serviced Depositor, the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Certificate Administrator, the related Non-Serviced Trustee and the related Non-Serviced Trust Advisor (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Non-Serviced Pooling and Servicing Agreement in respect of other mortgage loans).

“Independent”: When used with respect to any specified Person, any such Person who (i) is in fact independent of, (ii) does not have any direct financial interest in or any material indirect financial interest in any of, and (iii) is not connected with, any of the following and any of the Affiliates thereof: the Depositor, the Mortgage Loan Seller, the Master Servicer, the Special Servicer, the Certificate Administrator, the Tax Administrator, the Trustee, the Directing Certificateholder, and, if applicable, insofar as the relevant matter involves a Non-Serviced Mortgage Loan (whether alone or together with one or more other Mortgage Loans), each Non-Serviced Depositor, Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator, Non-Serviced Trustee and Non-Serviced Directing Certificateholder and any and all Affiliates thereof; provided, however, that a Person shall not fail to be Independent of any of the aforementioned parties merely because such Person is the beneficial owner of 1% or less of any class of securities issued by any such party, as the case may be, provided that such ownership constitutes less than 1% of the total assets owned by such Person.

“Independent Contractor”: (a) Any Person that would be an “independent contractor” with respect to any REMIC Pool within the meaning of Section 856(d)(3) of the Code if such REMIC Pool were a real estate investment trust (except that the ownership test set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Trust, delivered to the Trustee), provided that (i) the Trust does not receive or derive any income from such Person and (ii) the relationship between such Person and the Trust is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5); or (b) any other Person upon receipt by the Trustee of an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator or the Trust, to the effect that the taking of any action in respect of any Administered REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Administered REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, or cause any income realized in respect of such Administered REO Property to fail to qualify as Rents from Real Property.

“Initial Directing Certificateholder”: LBH.

“Initial Limited Purpose Anticipated Expense Amount”: As defined in Section 3.34(b).

“Initial Majority Controlling Class Certificateholder”: LBH.

“Initial Resolution Period”: As defined in Section 2.03(b).

“Insolvency Event”: With respect to any Person, an Insolvency Event shall be deemed to have occurred if (A) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, administrator or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Person and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days, (B) such Person shall consent to the appointment of a conservator, receiver, liquidator, administrator or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Person or of or relating to all or substantially all of its property, or (C) such Person shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing.

“Institutional Accredited Investor” or “IAI”: An “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or any entity in which all of the equity owners come within such paragraphs.

“Insurance Policy”: With respect to any Mortgage Loan or REO Property, any hazard insurance policy, terrorism insurance policy, flood insurance policy, title insurance policy, earthquake insurance policy, Environmental Insurance Policy, business interruption insurance policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan (or the related Mortgaged Property) or such REO Property, as the case may be.

“Insurance Proceeds”: Proceeds paid under any Insurance Policy and received by or on behalf of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer (including with respect to a Non-Serviced Mortgage Loan or any related REO Property, any such proceeds remitted to the Master Servicer by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer pursuant to the related Co-Lender Agreement and/or the related Non-Serviced Pooling and Servicing Agreement), to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or REO Property (or placed in a reserve account for that purpose) or released to the related Borrower or any other third-party pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard.

“Insured Environmental Event”: As defined in Section 3.07(c).

“Interest Accrual Basis”: The basis on which interest accrues in respect of any Mortgage Loan, any REMIC Regular Interest, and any Regular Certificate in each case consisting of one of the following: (i) a 30/360 Basis; or (ii) an Actual/360 Basis.

“Interest Accrual Period”: With respect to any REMIC Regular Interest and any Regular Certificate for any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

“Interest Distribution Amount”: With respect to each Class of Regular Certificates for any Distribution Date, an amount of interest equal to the sum of (I) the amount of Accrued Certificate Interest in respect of such Class of Regular Certificates for the related Interest Accrual Period, reduced (to not less than zero) by that portion, if any, of the Net Aggregate Prepayment Interest Shortfall for such Distribution Date allocated to such Class of Regular Certificates as provided below (such Accrued Certificate Interest, the “Unadjusted Distributable Certificate Interest” for such Class and Distribution Date) and (II) any shortfall between the amount described in clause (I) for the prior Distribution Date and the amount of interest actually distributed on such Class on the prior Distribution Date; provided, however, that such sum shall be adjusted as follows: if the Class Principal Balance of such Class of Regular Certificates is deemed to have been increased immediately prior to such Distribution Date pursuant to the proviso to the definition of “Class Principal Balance” because the Principal Distribution Amount for such Distribution Date includes any collections of amounts that (x) had previously been determined to constitute Nonrecoverable Advances, (y) were reimbursed to a party to this Agreement from the principal portions of P&I Advances and/or payments or other collections of principal on the Mortgage Pool in a Collection Period prior to the one related to such Distribution Date (pursuant to Subsection (II)(iv) of Section 3.05(a)) and (z) were recovered in the Collection Period related to such Distribution Date, such sum shall be increased by interest at the Pass-Through Rate applicable to such Class for the applicable Interest Accrual Periods on the amount of such increase to its Certificate Principal Balance accrued from the Distribution Date on which the related Realized Loss was allocated to such Class as a result of the reimbursement of Nonrecoverable Advances to, but not including, such current Distribution Date.

For purposes of clause (I) above, the portion of the Net Aggregate Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated to each Class of Principal Balance Certificates in an amount equal to the product of (i) the amount of such Net Aggregate Prepayment Interest Shortfall and (ii) a fraction, the numerator of which is the Accrued Certificate Interest for such Class of Principal Balance Certificates for such Distribution Date and the denominator of which is the aggregate amount of Accrued Certificate Interest for all Classes of Principal Balance Certificates for such

Distribution Date. No portion of any Net Aggregate Prepayment Interest Shortfall for any Distribution Date shall be allocated to any Class of Interest-Only Certificates.

“Interest-Only Certificates”: The Class X Certificates.

“Interest Reserve Account”: The segregated account (or sub-account of the Distribution Account) created and maintained by the Certificate Administrator on behalf of the Trustee, pursuant to Section 3.04(c), in trust for the Certificateholders, which shall be entitled “Wells Fargo Bank, National Association [or the name of any successor Certificate Administrator], as Certificate Administrator, on behalf of Wilmington Trust, National Association [or the name of any successor Trustee], as Trustee, in trust for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Interest Reserve Account”.

“Interest Reserve Amount”: With respect to each Mortgage Loan that is an Interest Reserve Loan (or the related successor REO Mortgage Loan), for any Distribution Date that occurs during February of any year or during January of any year that is not a leap year, an amount equal to one day’s interest accrued at the related Net Mortgage Rate on the related Stated Principal Balance as of the end of the Collection Period related to such Distribution Date, but prior to giving effect to the application of any amounts due on the Due Date occurring in such Collection Period, to the extent that a Monthly Payment is Received by the Trust with respect to such Interest Reserve Loan for the related Due Date in the same month as such Distribution Date on or before the related Master Servicer Remittance Date or a P&I Advance is made under this Agreement with respect to such Interest Reserve Loan by such Distribution Date. For purposes of calculating Interest Reserve Amounts, the Net Mortgage Rate for each Interest Reserve Loan shall be the Net Mortgage Rate in effect (including as a result of any step-up provision) under the original terms of such Interest Reserve Loan in effect as of the Closing Date, without regard to any modifications, extensions, waivers or amendments of such Interest Reserve Loan subsequent to the Closing Date (whether entered into by the Master Servicer, the Special Servicer, the Non-Serviced Master Servicer or the Non-Serviced Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower).

“Interest Reserve Loan”: Each Mortgage Loan that is an Actual/360 Mortgage Loan (or any successor REO Mortgage Loan with respect thereto).

“Interested Person”: The Depositor, the Master Servicer, the Special Servicer, any Borrower, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or, in connection with any individual Mortgage Loan, a holder of a related mezzanine loan, or any known Affiliate of any such party described above.

“Interested SLC Person”: With respect to a Serviced Loan Combination, an “Interested Person” as defined in the related Co-Lender Agreement.

“Investment Account”: Each of the Collection Accounts, the Serviced Pari Passu Companion Loan Custodial Account, each Serviced A/B Loan Combination Custodial Account, the Servicing Accounts, the Reserve Accounts and the REO Accounts.

“Investment Company Act”: The Investment Company Act of 1940, as amended.

“Investment Grade Certificate”: As of any date of determination, a Certificate that is rated in one of the four highest generic rating categories by at least one Exemption Rating Agency.

“Investor Certification”: A certificate (which may be in electronic form) substantially in the form of Exhibit K-1A, Exhibit K-1B, Exhibit K-2A and Exhibit K-2B to this Agreement (which may be a click-through confirmation), representing (i) that such Person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such Person is not a Certificateholder), a beneficial owner of a Certificate, a prospective purchaser of a Certificate or a Companion Loan Holder (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such Person is not a Borrower Party, in which case such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder, or (b) such Person is a Borrower Party in which case (1) if such Person is a Conflicted Holder, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder other than any Conflicted Loan Information as set forth herein, or (2) if such Person is not a Conflicted Holder, such Person shall only receive access to the Distribution Date Statements to Certificateholders prepared by the Certificate Administrator, (iii) that such Person has received a copy of the final Offering Circular and (iv) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Conflicted Holder (i) shall be permitted to obtain from the Master Servicer or the Special Servicer, as applicable, in accordance with Section 4.02 of this Agreement any Conflicted Loan Information relating to any Conflicted Controlling Class Loan with respect to which such Conflicted Holder is not a Borrower Party (if such Conflicted Loan Information is not otherwise available to such Conflicted Holder via the Certificate Administrator’s Website) and (ii) shall be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Conflicted Controlling Class Loan. The Certificate Administrator may, absent manifest error, conclusively rely upon any Investor Certification received and may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and shall restrict access to the Certificate Administrator’s Website to any mezzanine lender upon notice from any party to this Agreement that such mezzanine lender has accelerated the related mezzanine loan or commenced foreclosure proceedings against the equity collateral pledged to secure the related mezzanine loan.

“Investor Confidentiality Agreement”: An investor confidentiality agreement in the form of Exhibit K-4 hereto.

“Investor Q&A Forum”: As defined in Section 8.12(d).

“Investor Registry”: As defined in Section 8.12(f).

“IRS”: The Internal Revenue Service or any successor thereto.

“Issue Price”: With respect to each Class of Certificates, the “issue price” as defined in the Code and Treasury regulations promulgated thereunder.

“KBRA”: Kroll Bond Rating Agency, Inc. or its successor-in-interest. If neither such rating agency nor any successor remains in existence, “KBRA” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of KBRA, be deemed to refer to such applicable rating category of KBRA, without regard to any plus or minus or other comparable rating qualification.

“Late Collections”: (a) With respect to any Mortgage Loan or Serviced Loan Combination, all amounts Received by the Trust thereon during any Collection Period, whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which (as applied under Section 1.03) represent collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of such Mortgage Loan or Serviced Loan Combination due or deemed due on a Due Date in a previous Collection Period or on a Due Date during or prior to the month of the Cut-off Date for such Mortgage Loan or Serviced Loan Combination, and not previously Received by the Trust; and (b) with respect to any REO Mortgage Loan, all amounts Received by the Trust in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which (as applied under Section 1.03) represent collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of the predecessor Mortgage Loan or Serviced Loan Combination or the principal and/or interest portions of an Assumed Monthly Payment in respect of such REO Mortgage Loan due or deemed due on a Due Date in a previous Collection Period and not previously Received by the Trust. Late Collections do not include Default Charges.

“Latest Possible Maturity Date”: With respect to any REMIC I Regular Interest, any REMIC II Regular Interest or any Regular Certificate, the “latest possible maturity date” thereof, calculated solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii).

“LBH”: LSREF4 LStar Bond Holdings, Ltd., a Bermuda company, or its successor in interest.

“Letter of Credit”: With respect to any Mortgage Loan or Serviced Loan Combination, any third-party letter of credit delivered by or at the direction of the related Borrower pursuant to the terms of such Mortgage Loan or Serviced Loan Combination in lieu of the establishment of, or deposit otherwise required to be made into, a Reserve Fund or otherwise pledged or assigned by the related Borrower as Additional Collateral.

“Limited Purpose Anticipated Expense Account”: A segregated custodial account or accounts created and maintained by the Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.34(a), which shall be entitled “Hudson Americas L.P. [or the name of any successor Special Servicer], as Special Servicer, on behalf of Wilmington Trust, National Association [or the name of any successor Trustee], as Trustee, in trust for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Limited Purpose Anticipated Expense Account”.

“Liquidation Event”: (a) With respect to any Mortgage Loan or Serviced Loan Combination, any of the following events: (i) such Mortgage Loan or Serviced Loan Combination is paid in full, (ii) a Final Recovery Determination is made with respect to such Mortgage Loan or Serviced Loan Combination, (iii) such Mortgage Loan is repurchased or replaced by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement, as contemplated by Section 2.03, (iv) such Mortgage Loan or Serviced Loan Combination is sold pursuant to Section 3.18, (v) such Mortgage Loan is purchased by any

Controlling Class Certificateholder(s), the Master Servicer or the Special Servicer pursuant to Section 9.01, (vi) such Mortgage Loan is acquired by the Sole Certificateholder(s) in exchange for all of the Certificates pursuant to Section 9.01, (vii) such Mortgage Loan or Serviced Loan Combination is paid off or purchased by the related Subordinate Companion Loan Holder (if applicable), the holder of a related mezzanine loan or another creditor of the Borrower in connection with a Mortgage Loan default, if so permitted and set forth in the related intercreditor agreement, or (viii) in the case of a Non-Serviced Mortgage Loan, such Mortgage Loan is purchased by any party pursuant to terms analogous to those set forth in the preceding clauses (a)(i), (ii), (iii), (iv), (v), (vi) or (vii) contained in the related Non-Serviced Pooling and Servicing Agreement and/or the related Co-Lender Agreement; and (b) with respect to any REO Property (and the related REO Mortgage Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property, (ii) such REO Property is repurchased or replaced by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement, as contemplated by Section 2.03, (iii) such REO Property is purchased by the Master Servicer, the Special Servicer or any Controlling Class Certificateholder(s) pursuant to Section 9.01, (iv) in the case of any REO Property (and the related REO Mortgage Loan) related to any Non-Serviced Mortgage Loan, any event contemplated in the preceding clauses (b)(i), (ii) or (iii) occurs pursuant to the related Non-Serviced Pooling and Servicing Agreement and/or the related Co-Lender Agreement or (v) such REO Property is acquired by the Sole Certificateholder(s) in exchange for all of the Certificates pursuant to Section 9.01.

“Liquidation Expenses”: All customary, reasonable and necessary “out-of-pocket” costs and expenses due and owing (but not otherwise covered by Servicing Advances) in connection with the liquidation of any Specially Serviced Mortgage Loan or Administered REO Property pursuant to Section 3.09 or Section 3.18 (including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

“Liquidation Fee”: The fee designated as such in, and payable to the Special Servicer in connection with certain events in respect of a Specially Serviced Mortgage Loan or an Administered REO Property pursuant to, Section 3.11(c).

“Liquidation Fee Rate”: With respect to each Specially Serviced Mortgage Loan or Administered REO Property as to which a Liquidation Fee is payable, 1.00%.

“Liquidation Proceeds”: All cash amounts (other than Insurance Proceeds, Condemnation Proceeds and REO Revenues) Received by the Trust in connection with: (i) the liquidation of a Mortgaged Property, REO Property or other collateral constituting security for a defaulted Mortgage Loan (including for these purposes any defaulted Non-Serviced Mortgage Loan), through trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and/or the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the sale of a Defaulted Mortgage Loan or REO Property pursuant to Section 3.18; (iv) the repurchase or replacement of a Mortgage Loan or REO Property by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement as contemplated by Section 2.03 of this Agreement; (v) the purchase of a Mortgage Loan or REO Property by the Master Servicer, the Special Servicer and/or any Controlling Class Certificateholder(s) pursuant to Section 9.01; (vi) the acquisition of any Mortgage Loan or REO Property by the Sole Certificateholder(s) in exchange for all the Certificates pursuant to Section 9.01; (vii) the payoff or purchase of a Mortgage Loan or REO Property by the related Subordinate Companion Loan Holder (if applicable), the holder of a related mezzanine loan or another creditor of the Borrower in connection with a Mortgage Loan default, if so permitted and set forth in the related intercreditor agreement; (viii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.05(i)(iii) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the Mortgage Loan Seller); or (ix) the purchase of a Non-Serviced Mortgage Loan by any party pursuant to the related Non-Serviced Pooling and Servicing Agreement and/or the related Co-Lender Agreement.

“Loan Combination”: A Serviced Loan Combination and/or a Non-Serviced Loan Combination, as the context may require.

“LSTAR 2016-4 Pooling and Servicing Agreement”: That certain Pooling and Servicing Agreement, dated and effective as of June 1, 2016, between Relius Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Hudson Americas L.P., as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee, relating to the LSTAR Commercial Mortgage Trust 2016-4 securitization (into which the Charlotte Plaza Pari Passu Companion Loan was deposited).

“LStar Capital Finance II”: LStar Capital Finance II, Inc., a Delaware corporation, or its successor in interest.

“Loss of Value Payment”: As defined in Section 2.03(h) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G 2(h)) designated as such pursuant to Section 3.04(g) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of any REMIC Pool.

“Majority Controlling Class Certificateholder(s)”: As of any date of determination, any single Holder or group of Holders of Certificates representing a majority of the Controlling Class Certificateholders by Certificate Principal Balance, as determined by the Certificate Registrar from time to time. For purposes of the provisions of this Agreement that require any party hereto to deliver any information to the “Majority Controlling Class Certificateholder” as such, (i) all Persons that alone or together constitute the Majority Controlling Class Certificateholder(s) shall be deemed (by their receipt of such information) to have agreed to the confidentiality provisions of Exhibit K-4 hereto (as if they had executed a confidentiality agreement in such form) with respect to such information, (ii) if multiple Persons are the Majority Controlling Class Certificateholder(s), then only one such Person shall be entitled to receive such information at any one time, which Person shall be designated by the Majority Controlling Class Certificateholder(s), and (iii) such information need not be so delivered (notwithstanding the provision that otherwise requires such delivery) unless such Majority Controlling Class Certificateholder(s) have delivered to the party required to make such delivery a certification or other reasonable evidence of their status as the Majority Controlling Class Certificateholder(s) (upon which such party shall be entitled to rely), except that such certification or evidence need not be delivered by the Initial Majority Controlling Class Certificateholder, and notified such party of the electronic or other address where the applicable information should be so delivered.

“Master Servicer”: Wells Fargo Bank, National Association, or any successor thereto (as master servicer) appointed as provided herein.

“Master Servicer Remittance Amount”: With respect to each Master Servicer Remittance Date, an amount equal to (a) all amounts on deposit in the Collection Account (including any amount in any Serviced A/B Loan Combination Custodial Account allocable to the related Serviced Mortgage Loan in the related Serviced A/B Loan Combination) as of 11:00 a.m., New York City time, on such Master Servicer Remittance Date, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments with respect to any Mortgage Loan that are due on a Due Date following the end of the related Collection Period, (ii) to the extent not covered by clause (i) above, any payments of principal (including Principal Prepayments) and interest, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds Received by the Trust with respect to any Mortgage Loan or REO Property after the end of the related Collection Period, (iii) any Prepayment Premiums and/or Yield Maintenance Charges Received by the Trust with respect to any Mortgage Loan or successor REO Mortgage Loan with respect thereto after the end of the related Collection Period, (iv) any Excess Liquidation Proceeds, (v) any amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (xxi) of Section 3.05(a)(I), and (vi) any amounts deposited in the Collection Account in error; provided that the Master Servicer Remittance Amount for the Master Servicer Remittance Date that occurs in the same calendar month as the anticipated Final Distribution Date shall be calculated without regard to clauses (b)(i), (b)(ii), (b)(iii) and (b)(iv) of this definition (but may nonetheless be calculated with regard to clause (b)(v) of this definition).

“Master Servicer Remittance Date”: With respect to each Distribution Date, the Business Day immediately preceding such Distribution Date.

“Master Servicing Fee”: With respect to each Mortgage Loan, the monthly fee payable to the Master Servicer in respect of master servicing of such Mortgage Loan.

“Master Servicing Fee Rate”: With respect to each Mortgage Loan, the rate set forth under “Master Servicing Fee Rate” on the Mortgage Loan Schedule, attached as Schedule I hereto, representing the rate at which the Master Servicing Fee accrues on such Mortgage Loan.

“Material Action”: As defined in Section 3.24(c).

“Material Breach”: With respect to any Mortgage Loan, any Breach that materially and adversely affects the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein.

“Material Document Defect”: With respect to any Mortgage Loan, any Document Defect that materially and adversely affects the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein. Notwithstanding the foregoing, the absence of a Specially Designated Mortgage Loan Document following the date on which such Specially Designated Mortgage Loan Document is required to be delivered to the Custodian as described in Section 2.01(d) shall also constitute a Material Document Defect to the extent set forth in the Mortgage Loan Purchase Agreement.

“Material Litigation Control Matter”: As defined in Section 3.32(a) of this Agreement.

“Modification Fees”: With respect to any Serviced Mortgage Loan or Serviced Loan Combination, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (as applicable), other than any Assumption Fees, Assumption Application Fees, consent fees and any defeasance fee; provided, however, that (A) in connection with each modification, extension, waiver or amendment that constitutes a workout of a Specially Serviced Mortgage Loan, the Modification Fees collected from the related Borrower will be subject to a cap of 1% of the outstanding principal balance of such Serviced Mortgage Loan or Serviced Loan Combination immediately after giving effect to such transaction; (B) the preceding clause (A) shall be construed only as a limitation on the amount of Modification Fees that may be collected in connection with each individual such transaction involving a Specially Serviced Mortgage Loan and not as a limitation on the cumulative amount of Modification Fees that may be collected in connection with multiple such transactions involving such Specially Serviced Mortgage Loan; and (C) for purposes of such preceding clauses (A) and (B), a Modification Fee shall be deemed to have been collected in connection with a workout of a Specially Serviced Mortgage Loan if such fee arises substantially in consideration of or otherwise in connection with such workout, whether the related Borrower must pay such fee upon the consummation of such workout and/or on one or more subsequent dates.

“Modified Mortgage Loan”: Any Mortgage Loan as to which any Servicing Transfer Event has occurred and which has been modified by the Special Servicer pursuant to Section 3.20 in a manner that:

(a)       materially affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing Monthly Payments current with respect to the Mortgage Loan or related Serviced Companion Loan);

(b)       except as expressly contemplated by the related Mortgage Loan Documents, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as is), that is not less than the fair market value (as is) of the property to be released, as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely); or

(c)        in the reasonable judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or materially reduces the likelihood of timely payment of amounts due thereon.

“Monthly Payment”: With respect to any Mortgage Loan or Serviced Companion Loan, as of any Due Date, the scheduled monthly debt service payment on such Mortgage Loan or Serviced Companion Loan that is actually payable by the related Borrower from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20 (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer pursuant to the related Non-Serviced Pooling and Servicing Agreement)), including any Balloon Payment payable in respect of such Mortgage Loan or Serviced

Companion Loan on such Due Date; provided that the Monthly Payment due in respect of any Mortgage Loan or Serviced Companion Loan shall not include Default Interest.

“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto. If neither such rating agency nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of Moody’s, be deemed to refer to such applicable rating category of Moody’s, without regard to any plus or minus or other comparable rating qualification.

“Mortgage”: With respect to any Mortgage Loan, separately and collectively, as the context may require, each mortgage, deed of trust, deed to secure debt or similar document that secures the related Mortgage Note and creates a lien on the related Mortgaged Property.

“Mortgage File”: With respect to any Mortgage Loan or Serviced Companion Loan, the following documents collectively with respect to the related Mortgage Loan or Serviced Companion Loan (which documents, in the case of each Mortgage Loan with a Serviced Companion Loan, except for the Mortgage Notes referred to in clause (i) below, relate to the entire Serviced Loan Combination):

(i)             (A) the original executed Mortgage Note, endorsed (either on the face thereof or pursuant to a separate allonge) “Pay to the order of Wilmington Trust, National Association, as Trustee for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, without recourse, representation or warranty” or in blank, and further showing a complete, unbroken chain of endorsement from the originator (or an original or copy of an agreement by any intervening lender acknowledging and directing that an endorsement may be directly made to a subsequent lender); or alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note and (B) in the case of any Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)            an original or a copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof prior to the assignment to the Trustee (or an original or copy of an agreement by any intervening lender acknowledging and directing that an assignment may be directly made to a subsequent lender), in each case (unless the particular item has been delivered to but not returned from the applicable recording office) with evidence of recording indicated thereon; provided that if the original or a copy of the Mortgage cannot be delivered with evidence of recording thereon on or prior to the 90th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation, or because the public recording office retains the original or because such original Mortgage has been lost, there shall be delivered to the Custodian a true and correct copy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Mortgage Loan Seller or a statement from the title agent to the effect that such original Mortgage has been sent to the appropriate public recording official for recordation or (B) in the case of an original Mortgage that has been lost after recordation or retained by the appropriate public recording office, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

(iii)           for each Serviced Mortgage Loan, an original executed assignment, in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of “Wilmington Trust, National Association, in its capacity as Trustee for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5” or, in the case of any Mortgage Loan included in a Serviced Loan Combination, in favor of “Wilmington Trust, National Association, in its capacity as Trustee for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, and in its capacity as lead lender on behalf of any Serviced Companion Loan Holder(s) secured by the [insert name of mortgaged property]” (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)           the original or a copy of the policy (which may be in electronic form) or certificate of lender’s title insurance issued in connection with such Mortgage Loan or Loan Combination;

(v)            [Reserved];

(vi)           the original or a copy of any related Assignment of Leases (if any such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Loan Combination to the most recent assignee of record thereof prior to the Trustee with evidence of recording thereon (or an original or copy of an agreement by any intervening lender acknowledging and directing that an assignment may be directly made to a subsequent lender);

(vii)          an original or a copy of any related Security Agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Loan Combination to the most recent assignee of record thereof prior to the Trustee, if any;

(viii)         for each Serviced Mortgage Loan, an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the originator, in favor of “Wilmington Trust, National Association, in its capacity as Trustee for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5” (or, in the case of any Mortgage Loan included in a Serviced Loan Combination, in favor of “Wilmington Trust, National Association, in its capacity as Trustee for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, and in its capacity as lead lender on behalf of any Serviced Companion Loan Holder(s) secured by the [insert name of mortgaged property]”, which assignment may (in any case) be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above or, with respect to Mortgage Loans that have a Stated Principal Balance of less than $5,000,000, contained in an omnibus assignment of Mortgage Loan Documents;

(ix)           originals or copies of any assumption, modification, written assurance, consolidation, extension and substitution agreements, if any, with evidence of recording thereon if the applicable document or instrument being modified or assumed, was recorded (unless the particular item has not been returned from the applicable recording office), in those instances where the terms or provisions of the Mortgage, Mortgage Note or any related security document have been materially modified or the Mortgage Loan has been assumed;

(x)             (A) filed copies (with evidence of filing) of any prior effective UCC Financing Statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the Trustee (or an original or copy of an agreement by any intervening lender acknowledging and directing that an assignment may be directly made to a subsequent lender) (but only to the extent the Mortgage Loan Seller had possession of such UCC Financing Statements prior to the Closing Date) and (B) an original assignment thereof, in form suitable for filing, in favor of “Wilmington Trust, National Association, as Trustee for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5” or, in the case of any Mortgage Loan included in a Serviced Loan Combination, in favor of “Wilmington Trust, National Association, in its capacity as Trustee for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, and in its capacity as lead lender on behalf of any Serviced Companion Loan Holder(s) secured by the [insert name of mortgaged property]” (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing);

(xi)            if a portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest, the original or a copy of the Ground Lease or Space Lease relating to such Mortgage Loan, together with a notice to the related lessor of the transfer of the Mortgage Loan to the Trust or the Trustee on its behalf;

(xii)           for each Serviced Mortgage Loan, any original documents not otherwise described in the preceding clauses of this definition relating to, evidencing or constituting Additional Collateral (except that, in the case of such documents, if any, that are in the form of a Letter of Credit, the “Mortgage File” shall initially contain a copy of such Letter of Credit and the original of such Letter of Credit shall initially be delivered to the Master Servicer and, thereafter, such original shall be maintained by the Master Servicer) and, if applicable, the originals or copies of any intervening assignments thereof;

(xiii)         an original or a copy of the loan agreement, if any, related to such Mortgage Loan;

(xiv)         an original or a copy of the related guaranty of payment under such Mortgage Loan, if any;

(xv)          an original or a copy of the lock-box agreement or cash management agreement relating to such Mortgage Loan, if any;

(xvi)         an original or a copy of the environmental indemnity from the related Borrower or other party, if any;

(xvii)        an original or a copy of any intercreditor agreement or similar agreement relating to such Mortgage Loan (including, in the case of each Mortgage Loan that is included in a Loan Combination, the related Co-Lender Agreement);

(xviii)       an original or a copy of any management agreement with respect to the related Mortgaged Property if the manager thereunder is not an Affiliate of the Borrower;

(xix)          an original or a copy of any related Environmental Insurance Policy;

(xx)           if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement; (b) either (i) a signed copy of the estoppel certificate or comfort letter delivered by the franchisor, manager or similar person, as applicable, for the benefit of the holder of the Mortgage Loan in connection with the Mortgage Loan Seller’s origination or acquisition of the Mortgage Loan or Loan Combination, together with such instrument(s) of notice or transfer (if any) as are necessary to (A) transfer or assign to the Trust Fund or the Trustee the benefits of such estoppel certificate or comfort letter or (B) request the issuance of a new estoppel certificate or comfort letter for the benefit of the Trust Fund or the Trustee, or (ii) a copy of the estoppel certificate or comfort letter delivered by the franchisor, manager or similar person, as applicable, for the benefit of the holder of the Mortgage Loan in connection with such origination or acquisition of the Mortgage Loan or Loan Combination, together with a signed copy or a fax copy of a new estoppel certificate or comfort letter (in substantially the same form and substance as the estoppel certificate or comfort letter delivered in connection with such origination or acquisition) by the franchisor, manager or similar person, as applicable, for the benefit of the Trust Fund or the Trustee (and, if a fax copy of a new estoppel certificate or comfort letter is delivered, then the original copy shall be included in the “Mortgage File” promptly following receipt thereof by the Mortgage Loan Seller); and (c) a copy of an instrument in which the Mortgage Loan Seller notifies the franchisor, manager or similar person, as applicable, of the transfer of such Mortgage Loan (and the related estoppel certificate or comfort letter) to the Trust Fund pursuant to the Mortgage Loan Purchase Agreement and this Agreement and directs such Person to deliver any and all notice of default or other correspondence under the related estoppel certificate or comfort letter to the Master Servicer, together with reasonable evidence of the delivery of such instrument to such franchisor, manager or similar person; and

provided, however, that (A) whenever the term “Mortgage File” is used to refer to documents actually received by the Custodian, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Custodian for documents described in clauses (vi) through (xvii) of this definition, shall be deemed to include such documents only to the extent the Custodian has actual knowledge of their existence (and the Custodian shall be entitled to rely on a statement by the Mortgage Loan Seller that any such document does not exist with respect to any Mortgage Loan); (B) the “Mortgage File” for each Mortgage Loan that consists of a Mortgage Loan in a Serviced Loan Combination shall include the documents described above with respect to such Serviced Loan Combination, together with the original or a copy of the Co-Lender Agreement relating to such Mortgage Loan and a photocopy of the executed promissory note evidencing each related Serviced Companion Loan; and (C) with respect to each Non-Serviced Mortgage Loan, (1) any documents required by clauses (ii) - (xx) of this definition to be included in the Mortgage File need only be copies, (2) any reference in such clauses to the Master Servicer, the Trustee or the Trust (including, without limitation, as the assignee or transferee of any assignment, UCC financing statement or other transfer document or the beneficiary of any document or instrument) shall mean the related Non-Serviced Master Servicer, the related Non-Serviced Trustee or the trust established under the related Non-Serviced Pooling and Servicing Agreement, and (3) no document or instrument referred to in such clauses need reflect any evidence of filing or recordation in the name of such related Non-Serviced Trustee or such trust established under the related Non-Serviced Pooling and Servicing Agreement.

Notwithstanding any contrary provision set forth above, in connection with any Servicing Shift Mortgage Loan (1) instruments of assignment to the Trustee may be in blank and need not be recorded pursuant to this Agreement until the earlier of (i) the related Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Servicing Shift Pooling and Servicing Agreement, (ii) such Servicing Shift Mortgage Loan becoming a Specially Serviced Mortgage Loan prior to the related Servicing Shift Securitization Date, and (iii) the expiration of 180 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with Section 2.01(e) until the occurrence, if any, of the related Servicing Shift Securitization Date, and (2) following the related Servicing Shift Securitization Date, the Person selling the related Servicing Shift Companion Loan, at its own expense, to the related Non-Serviced Depositor shall be (a) entitled to direct the Trustee or Custodian to deliver the originals of all such Mortgage Loan Documents in its possession (other than the promissory note evidencing the related Servicing Shift Mortgage Loan) to the related Non-Serviced Trustee or Non-Serviced Custodian, (b) if the right under clause (a) is exercised, required to cause the retention by or delivery to the Trustee or Custodian of photocopies of the Mortgage Loan Documents so delivered to such Non-Serviced Trustee or Non-Serviced Custodian, (c) entitled to cause the completion and recordation of instruments of assignment in the name of the related Non-Serviced Trustee or Non-Serviced Custodian, and (d) if the right under clause (c) is exercised, required to deliver to the Trustee or Custodian photocopies of any instruments of assignment so completed and recorded.

“Mortgage Loan”: Each mortgage loan that is secured by Mortgaged Property identified on Schedule I hereto. As used herein, the term “Mortgage Loan” includes the interest of the Trust Fund in the related Mortgage Loan Documents and each Non-Serviced Mortgage Loan, but does not include any Companion Loan, unless otherwise specified.

“Mortgage Loan Documents”: With respect to any Mortgage Loan or Serviced Companion Loan, the documents included or required to be included, as the context may require, in the related Mortgage File and Servicing File.

“Mortgage Loan Purchase Agreement”: The Mortgage Loan Purchase Agreement, dated as of March 24, 2017, between LStar Capital Finance II, as seller, and the Depositor, as purchaser.

“Mortgage Loan Purchase Agreement Partial Guaranty”: The Partial Guaranty, dated as of March 24, 2017, by Lone Star Real Estate Fund IV (U.S.), L.P. relating to the repurchase obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement.

“Mortgage Loan Schedule”: The schedule of Mortgage Loans attached hereto as Schedule I, as any such schedule may be amended from time to time in accordance with this Agreement. Such schedule shall set forth the following information with respect to each Mortgage Loan:

(i)             the identification number assigned to such Mortgage Loan in the Offering Circular;

(ii)            the name of the Mortgage Loan/Mortgaged Property;

(iii)           the street address (including city, state and zip code) of the related Mortgaged Property;

(iv)           the original principal balance and the Cut-off Date Principal Balance;

(v)            the amount of the Monthly Payment due on the first Due Date following the Closing Date;

(vi)           the Mortgage Rate as of the Closing Date and the Interest Accrual Basis;

(vii)          [Reserved];

(viii)         the type of Mortgaged Property securing the Mortgage Loan;

(ix)            (a) the Stated Maturity Date as in effect on the Closing Date and (b) the original and remaining term to the Stated Maturity Date as in effect on the Closing Date;

(x)             the original and remaining amortization term;

(xi)            whether such Mortgage Loan provides for defeasance and if so, the period during which defeasance may occur and the periods when any principal prepayments must be accompanied by any Prepayment Premium or Yield Maintenance Charge;

(xii)           whether such Mortgage Loan is secured by a fee simple interest in the related Mortgaged Property; by the Borrower’s leasehold interest, and a fee simple interest, in the related Mortgaged Property; or solely by a leasehold interest in the related Mortgaged Property;

(xiii)          the name of the Mortgage Loan Seller;

(xiv)         the Administrative Fee Rate in effect on the Closing Date;

(xv)          the Due Date;

(xvi)         the number of grace days before such Mortgage Loan requires a late payment charge in connection with a delinquent Monthly Payment (including any Balloon Payment);

(xvii)        whether there exists (and, if so, the amount of) any letter of credit that constitutes Additional Collateral;

(xviii)        the Servicing Fee Rate for such Mortgage Loan;

(xix)          the Master Servicing Fee Rate for such Mortgage Loan;

(xx)           the Primary Servicing Fee Rate for such Mortgage Loan;

(xxi)          [Reserved]; and

(xxii)         whether such Mortgage Loan relates to a Serviced Loan Combination or a Non-Serviced Loan Combination.

“Mortgage Loan Seller”: LStar Capital Finance II or any successor thereto.

“Mortgage Note”: The original executed promissory note evidencing the indebtedness of a Borrower under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

“Mortgage Pool”: All of the Mortgage Loans and any successor REO Mortgage Loans, collectively, as of any particular date of determination.

“Mortgage Rate”: With respect to each Mortgage Loan or Serviced Companion Loan (and any successor REO Mortgage Loan with respect thereto), the related annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or Serviced Companion Loan from time to time in accordance with the related Mortgage Note and applicable law, as such rate may be modified in accordance with Section 3.20 (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Master Servicer or the Non-Serviced Special Servicer in accordance with the Non-Serviced Pooling and Servicing Agreement) or in connection with a bankruptcy, insolvency or similar proceeding involving the related Borrower or otherwise.

“Mortgaged Property”: Individually and collectively, as the context may require, each real property (together with all improvements and fixtures thereon) subject to the lien of a Mortgage and constituting collateral for a Mortgage Loan or Loan Combination, as applicable.

“Mortgagee”: The holder of legal title to any Mortgage Loan or Serviced Companion Loan, together with any third parties through which such holder takes actions with respect to such Mortgage Loan or Serviced Companion Loan.

“Net Aggregate Prepayment Interest Shortfall”: With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Shortfalls incurred in connection with the receipt of Principal Prepayments (and prepayment resulting from the receipt of Insurance Proceeds or Condemnation Proceeds) on the Mortgage Loans during the related Collection Period, exceeds (b) the aggregate amount of the Compensating Interest Payments remitted by the Master Servicer pursuant to Section 3.19(c) on the Master Servicer Remittance Date related to such Distribution Date.

“Net Cash Flow”: With respect to any Mortgaged Property, the total operating revenues derived from such Mortgaged Property, minus the total fixed and variable operating expenses, capital expenditures such as reserves, tenant improvements and leasing commissions, incurred in respect of such

Mortgaged Property (subject to adjustments for, among other things, (i) non-cash items such as depreciation and amortization, and (ii) debt service on loans secured by the Mortgaged Property).

“Net Default Charges”: With respect to any Mortgage Loan, Serviced Loan Combination or successor REO Mortgage Loan, the Default Charges referred to in clause third of Section 3.25(a) or clause fourth of Section 3.25(c), which are payable to the Master Servicer as Additional Master Servicing Compensation or the Special Servicer as Additional Special Servicing Compensation.

“Net Investment Earnings”: With respect to any Investment Account for any Collection Period, the amount, if any, by which the aggregate of all interest and other income realized during such Collection Period on funds held in such Investment Account (exclusive, in the case of a Servicing Account or a Reserve Account, of any portion of such interest or other income payable to a Borrower in accordance with the related Mortgage Loan Documents and applicable law), exceeds the aggregate of all losses and costs, if any, incurred during such Collection Period in connection with the investment of such funds in accordance with Section 3.06 (exclusive, in the case of a Servicing Account or a Reserve Account, of any portion of such losses that were incurred in connection with investments made for the benefit of a Borrower).

“Net Investment Loss”: With respect to any Investment Account for any Collection Period, the amount by which the aggregate of all losses, if any, incurred during such Collection Period in connection with the investment of funds held in such Investment Account for the benefit of the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06 (exclusive, in the case of a Servicing Account or a Reserve Account, of any portion of such losses that were incurred in connection with investments made for the benefit of a Borrower, and other than losses of what would otherwise have constituted interest or other income earned on such funds), exceeds the aggregate of all interest and other income realized during such Collection Period in connection with the investment of such funds for the benefit of the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06; provided that, in the case of any Investment Account and any particular investment of funds in such Investment Account, Net Investment Loss shall not include any loss with respect to such investment which is incurred solely as a result of the insolvency of the federal or state chartered depositary institution or trust company at which such Investment Account is maintained, so long as such depositary institution or trust company (a) satisfied the qualifications set forth in the definition of “Eligible Account” both at the time such investment was made and as of a date not more than thirty (30) days prior to the date of such loss and (b) is not the same Person as the Person that made the relevant investment.

“Net Liquidation Proceeds”: The excess, if any, of all Liquidation Proceeds Received by the Trust with respect to any particular Specially Serviced Mortgage Loan or Administered REO Property, over the amount of all Liquidation Expenses (other than, with respect to any Serviced Loan Combination, the allocable share of such Liquidation Expenses reimbursable to the parties hereto by any related Serviced Companion Loan Holders pursuant to the related Co-Lender Agreement) incurred with respect thereto and all related Servicing Advances (other than, with respect to any Serviced Loan Combination, the allocable share of such Servicing Advances reimbursable to the parties hereto by any related Serviced Companion Loan Holders pursuant to the related Co-Lender Agreement) reimbursable therefrom.

“Net Mortgage Rate”: With respect to (i) any Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), the rate per annum equal to (a) the related Mortgage Rate minus

(b) the related Administrative Fee Rate, (ii) any Serviced Pari Passu Companion Loan (or any successor REO Mortgage Loan with respect thereto), the rate per annum equal to (a) the related Mortgage Rate minus (b) the related Serviced Pari Passu Companion Loan Administrative Fee Rate, and (iii) any Serviced Subordinate Companion Loan (or any successor REO Mortgage Loan with respect thereto), the rate per annum equal to (a) the related Mortgage Rate minus (b) the related Servicing Fee Rate.

“New Lease”: Any lease of an Administered REO Property entered into at the direction of the Special Servicer, including any lease renewed, modified or extended on behalf of the Trust if the Special Servicer has the power to renegotiate the terms of such lease.

“Non-Conflicted Special Servicer”: With respect to any Conflicted Special Servicer Loan, a special servicer that is not a Borrower Party and satisfies all of the eligibility requirements applicable to the special servicer set forth in this Agreement. For the avoidance of doubt, there are no Non-Conflicted Special Servicers related to this Trust as of the Closing Date.

“Non-Serviced Certificate Administrator”: With respect to each Non-Serviced Mortgage Loan, if any, the certificate administrator under the related Non-Serviced Pooling and Servicing Agreement. There are no Non-Serviced Certificate Administrators related to the Trust as of the Closing Date.

“Non-Serviced Companion Loan Holder”: The holder of the promissory note(s) evidencing any Non-Serviced Pari Passu Companion Loan. There are no Non-Serviced Companion Loan Holders related to the Trust as of the Closing Date.

“Non-Serviced Custodian”: With respect to each Non-Serviced Mortgage Loan, if any, the custodian under the related Non-Serviced Pooling and Servicing Agreement. There are no Non-Serviced Custodians related to the Trust as of the Closing Date.

“Non-Serviced Depositor”: With respect to each Non-Serviced Mortgage Loan, if any, the depositor under the related Non-Serviced Pooling and Servicing Agreement. There are no Non-Serviced Depositors related to the Trust as of the Closing Date.

“Non-Serviced Directing Certificateholder”: With respect to each Non-Serviced Mortgage Loan, if any, the “directing certificateholder” (or other similar term) as defined under the related Non-Serviced Pooling and Servicing Agreement. There are no Non-Serviced Directing Certificateholders related to the Trust as of the Closing Date.

“Non-Serviced Loan Combination”: Any mortgage loan not serviced under this Agreement that is divided into one or more notes, which includes a mortgage note that is included in the Trust and one or more pari passu mortgage notes not included in the Trust. References herein to a Non-Serviced Loan Combination shall be construed to refer to the aggregate indebtedness under the related notes. There are no Non-Serviced Loan Combinations related to the Trust as of the Closing Date.

“Non-Serviced Master Servicer”: With respect to each Non-Serviced Mortgage Loan, if any, the master servicer under the related Non-Serviced Pooling and Servicing Agreement. There are no Non-Serviced Master Servicers related to the Trust as of the Closing Date.

“Non-Serviced Mortgage Loan”: Any Mortgage Loan that is primarily serviced and administered under the related Non-Serviced Pooling and Servicing Agreement for another commercial mortgage-backed securities securitization trust. There are no Non-Serviced Mortgage Loans related to the Trust as of the Closing Date.

“Non-Serviced Pari Passu Companion Loan”: With respect to each Non-Serviced Loan Combination, if any, a mortgage loan not included in the Trust that is generally payable on a pari passu basis with the related Non-Serviced Mortgage Loan. There are no Non-Serviced Pari Passu Companion Loans related to the Trust as of the Closing Date.

“Non-Serviced Paying Agent”: With respect to each Non-Serviced Mortgage Loan, if any, the paying agent under the related Non-Serviced Pooling and Servicing Agreement. There are no Non-Serviced Paying Agents related to the Trust as of the Closing Date.

“Non-Serviced Pooling and Servicing Agreement”: With respect to each Non-Serviced Mortgage Loan, if any, the separate agreement pursuant to which such Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loans are (or, if applicable, any related REO Property is) to be principally serviced and administered. There are no Non-Serviced Pooling and Servicing Agreements related to the Trust as of the Closing Date.

“Non-Serviced Special Servicer”: With respect to each Non-Serviced Mortgage Loan, if any, the special servicer under the related Non-Serviced Pooling and Servicing Agreement. There are no Non-Serviced Special Servicers related to the Trust as of the Closing Date.

“Non-Serviced Tax Administrator”: With respect to each Non-Serviced Mortgage Loan, if any, the tax administrator under the related Non-Serviced Pooling and Servicing Agreement. There are no Non-Serviced Tax Administrators related to the Trust as of the Closing Date.

“Non-Serviced Trust Advisor”: With respect to each Non-Serviced Mortgage Loan, if any, the trust advisor under the related Non-Serviced Pooling and Servicing Agreement. There are no Non-Serviced Trust Advisors related to the Trust as of the Closing Date.

“Non-Serviced Trustee”: With respect to each Non-Serviced Mortgage Loan, if any, the trustee under the related Non-Serviced Pooling and Servicing Agreement. There are no Non-Serviced Trustees related to the Trust as of the Closing Date.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance (including any Unliquidated Advance that constitutes a Nonrecoverable P&I Advance) or Nonrecoverable Servicing Advance (including any Unliquidated Advance that constitutes a Nonrecoverable Servicing Advance). Workout-Delayed Reimbursement Amounts shall constitute Nonrecoverable Advances only when the Person making such determination in accordance with the procedures specified herein, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from Late Collections, Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors), or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties. The determination as to the recoverability of any servicing advance previously made or proposed to be made with respect to any Non-Serviced Mortgage Loan shall be made by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as the case may be, pursuant to the related Non-Serviced Pooling and Servicing Agreement, and any such determination so made shall be conclusive and binding upon the Trust and the Certificateholders.

“Nonrecoverable P&I Advance”: As evidenced by the Officer’s Certificate and supporting documentation contemplated by Section 4.03(c), any P&I Advance, or any Unliquidated Advance in respect of a prior P&I Advance, previously made and any P&I Advance contemplated to be made in respect of any Mortgage Loan or related successor REO Mortgage Loan that, as determined by the Master Servicer or, if applicable, by the Trustee, or by the Special Servicer pursuant to Section 4.03(c), subject to the Servicing Standard, or, with respect to the Trustee, in its reasonable, good faith judgment, will not be ultimately recoverable, or in fact was not ultimately recovered, from Late Collections, Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors).

“Nonrecoverable Servicing Advance”: As evidenced by the Officer’s Certificate and supporting documentation contemplated by Section 3.11(h), any Servicing Advance, or any Unliquidated Advance in respect of a prior Servicing Advance, previously made, and any Servicing Advance proposed to be made, in respect of any Serviced Mortgage Loan, Serviced Loan Combination or Administered REO Property that, as determined by the Master Servicer or, if applicable or the Trustee, or by the Special Servicer pursuant to Section 3.11(h), in its reasonable, good faith judgment, will not be ultimately recoverable, or in fact was not ultimately recovered, from Late Collections, Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Serviced Mortgage Loan, Serviced Loan Combination or such Administered REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors).

“Non-United States Tax Person”: Any Person other than a United States Tax Person.

“NRSRO”: A nationally recognized statistical rating organization (as such term is defined in Section 3(a)(62) of the Exchange Act); provided, however, that, when referred to in connection with the Certificate Administrator’s Website or the Rule 17g-5 Information Provider’s Website, “NRSRO” shall mean a nationally recognized statistical rating organization that has delivered an NRSRO Certification.

“NRSRO Certification”: A certification executed (or submitted electronically by means of a click-through confirmation on the Rule 17g-5 Information Provider’s Website) by an NRSRO in favor of the Rule 17g-5 Information Provider substantially in the form attached as Exhibit P hereto (which may also be submitted electronically via the Rule 17g-5 Information Provider’s Website) that states that (i) such NRSRO has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), (ii) such NRSRO has access to the Depositor’s 17g-5 website and (iii) the same confidentiality provisions that apply with respect to access to the depositor’s website, apply with respect to access to the Rule 17g-5 Information Provider’s Website. An NRSRO Certification will be deemed to have been executed by an NRSRO if the Depositor so directs the Rule 17g-5 Information Provider.

“Offering Circular: The final Offering Circular dated March 28, 2017, relating to the Certificates delivered by the Depositor to the Placement Agents.

“Officer’s Certificate”: A certificate signed by a Servicing Officer of the Master Servicer or Special Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as the case may be, or, with respect to any other Person, a certificate signed by any of the Chairman of the Board, the Vice Chairman of the Board, the President, any Vice President, Director or Managing Director, an Assistant Vice President or any other authorized officer (however denominated) or another officer customarily performing functions similar to those performed by any of the above designated officers or, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Opinion of Counsel”: A written opinion of counsel (who must, in the case of any such opinion relating to the taxation of the Trust Fund or any portion thereof, the status of any REMIC Pool as a REMIC for taxation purposes or a resignation under Section 6.04, be Independent counsel, but who otherwise may be salaried counsel for the Depositor, the Certificate Administrator, the Trustee, the Tax Administrator, the Master Servicer or the Special Servicer), which written opinion is acceptable and delivered to the addressee(s) thereof and which opinion of counsel, except as provided herein, shall not be at the expense of the Certificate Administrator, the Tax Administrator, the Trustee or the Trust Fund.

“Original Certificate Principal Balance”: With respect to any Class of Principal Balance Certificates, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Mortgage Loans”: The mortgage loans initially identified on the schedule attached hereto as Schedule I including each Non-Serviced Mortgage Loan. No Pari Passu Companion Loan is an “Original Mortgage Loan”.

“Other Depositor”: The applicable other “depositor” under an Other Pooling and Servicing Agreement relating to a Serviced Pari Passu Companion Loan.

“Other Master Servicer”: The applicable other “master servicer” under an Other Pooling and Servicing Agreement relating to a Serviced Pari Passu Companion Loan.

“Other Pooling and Servicing Agreement”: The pooling and servicing agreement relating to an Other Securitization.

“Other Securitization”: Any commercial mortgage securitization trust that holds a Serviced Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto.

“Other Special Servicer”: The applicable other “special servicer” under an Other Pooling and Servicing Agreement relating to a Serviced Pari Passu Companion Loan.

“Other Trustee”: The applicable other “trustee” under an Other Pooling and Servicing Agreement relating to a Serviced Pari Passu Companion Loan.

“OTS”: The Office of Thrift Supervision or any successor thereto.

“Ownership Interest”: In the case of any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: With respect to any Mortgage Loan or REO Mortgage Loan (including a Non-Serviced Mortgage Loan or any successor REO Mortgage Loan thereto), any advance made by the Master Servicer or the Trustee pursuant to Section 4.03.

“P&I Advance Date”: The Business Day preceding each Distribution Date.

“Pari Passu Companion Loan”: A Serviced Pari Passu Companion Loan and/or a Non-Serviced Pari Passu Companion Loan, as the context may require.

“Pari Passu Mortgage Loan”: A Mortgage Loan that is part of a Loan Combination that is pari passu in right of payment to the related Pari Passu Companion Loan. As of the Closing Date, the Charlotte Plaza Mortgage Loan, the Hotel Gansevoort Mortgage Loan and the Westin Palo Alto Mortgage Loan are each a Pari Passu Mortgage Loan related to the Trust.

“Pari Passu Primary Servicing Fee”: With respect to each Serviced Companion Loan (and any successor REO Mortgage Loan with respect thereto), the fee payable to the Master Servicer and any related primary servicer, as the case may be, pursuant to Section 3.11(a).

“Pari Passu Primary Servicing Fee Rate”: With respect to each Pari Passu Companion Loan, a rate equal to 0.01% (1.0 basis point) per annum.

“Pass-Through Rate”: The per annum rate at which interest accrues in respect of any Class of Regular Certificates during any Interest Accrual Period, which rate shall be:

(a)       with respect to the Class A-1 Certificates, a rate equal to 2.417% per annum; and

(b)       with respect to the Class A-2 Certificates, a rate equal to 2.776% per annum; and

(c)       with respect to the Class A-3 Certificates, a rate equal to 4.500% per annum; and

(d)       with respect to the Class A-4 Certificates, a rate equal to 3.390% per annum; and

(e)       with respect to the Class A-5 Certificates, a rate equal to 3.549% per annum; and

(f)        with respect to the Class A-S Certificates, a rate equal to 4.021% per annum; and

(g)       with respect to the Class B Certificates, a rate equal to the lesser of (i) 4.618% per annum and (ii) the REMIC II Remittance Rate in respect of REMIC II Regular Interest B for the subject Interest Accrual Period; and

(h)       with respect to the Class C, Class D, Class E, Class F and Class G Certificates, an annual rate equal to the REMIC II Remittance Rate in respect of REMIC II Regular Interest having the same designation as the subject Class for the subject Interest Accrual Period; and

(i)        with respect to the Class X Certificates, the Class X Strip Rate for such Interest Accrual Period.

“Past Grace Period Loan”: With respect to any Monthly Payment or Assumed Monthly Payment due and payable, or deemed due and payable, in respect of any particular Mortgage Loan, the status attributable to that Mortgage Loan by reason of, if applicable, the fact that such Monthly Payment or Assumed Monthly Payment remains unpaid past its Due Date and past any applicable grace period for such Monthly Payment or Assumed Monthly Payment.

“PCAOB”: The Public Company Accounting Oversight Board.

“Percentage Interest”: With respect to (a) any Interest-Only Certificate or Principal Balance Certificate, the portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or Certificate Notional Amount, as the case may be, of such Certificate as of the Closing Date, as specified on the face thereof, and the denominator of which is the initial Class Principal Balance or initial Class Notional Amount, as the case may be, of the relevant Class as of the Closing Date; and (b) any Class R or Class Q Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as specified on the face of such Certificate.

“Performing Mortgage Loan”: Any Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Mortgage Loan.

“Performing Serviced Companion Loan”: Any Serviced Companion Loan that is not a Specially Serviced Mortgage Loan.

“Performing Serviced Loan Combination”: Any Serviced Loan Combination with respect to which the related Mortgage Loan is a Performing Serviced Mortgage Loan and each related Serviced Companion Loan is a Performing Serviced Companion Loan.

“Performing Serviced Mortgage Loan”: Any Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan.

“Permitted Investments”: Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a Rating Agency Confirmation relating to the Certificates:

(i)             direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that each such obligation is backed by the full faith and credit of the United States;

(ii)            repurchase agreements on obligations specified in clause (i) of this definition, with a party agreeing to repurchase such obligations (A)(1) in the case of such investments with maturities of 30 days or less, the short-term obligations of which counterparty are rated in the highest short-term rating category by Moody’s and at least “F1” by Fitch or the long-term obligations of which counterparty are rated at least “A2” by Moody’s and “A” by Fitch, (2) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of the applicable repurchase agreement counterparty are rated in the highest short-term rating category by Moody’s and at least “F1+” by Fitch or the long-term obligations of which counterparty are rated at least “A2” by Moody’s and “AA-” by Fitch, (3) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of the applicable repurchase agreement counterparty are rated in the highest short-term rating category by Moody’s and at least “F1+” by Fitch and the long-term obligations of which counterparty are rated at least “Aa3” by Moody’s and “AA-” by Fitch, and (4) in the case of such investments with maturities of more than six months, the short-term obligations of the applicable repurchase agreement counterparty are rated in the highest short-term rating category by Moody’s and at least “F1+” by Fitch and the long-term obligations of which counterparty are rated “Aaa” by Moody’s and at least “AA-” by Fitch, and (B) the short-term obligations of the applicable repurchase agreement counterparty are rated in the highest short-term debt rating category of KBRA (if then rated by KBRA) and, if it has a term in excess of six months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by KBRA (if then rated by KBRA) (or, in the case of any such Rating Agency as set forth in subclauses (1) – (4) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency);

(iii)         federal funds, unsecured uncertificated certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company organized under the laws of the United States or any state thereof, (A)(1) in the case of such investments with maturities of 30 days or less, the short-term obligations of which bank or trust company are rated in the highest short-term rating category by Moody’s and at least “F1” by Fitch or the long-term obligations of which bank or trust company are rated at least “A2” by Moody’s and “A” by Fitch, (2) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of which bank or trust company are rated in the highest short-term rating category by Moody’s and at least “F1+” by Fitch or the long-term obligations of which bank or trust company are rated at least “A2” by Moody’s and “AA-” by Fitch, (3) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of which bank or trust company are rated in the highest short-term rating category by Moody’s and at least “F1+” by Fitch and the long-term obligations of which bank or trust company are rated at least “Aa3” by Moody’s and “AA-” by Fitch, and (4) in the case of such investments with maturities of more than six months, the short-term obligations of which bank or trust company are rated in the highest short-term rating category by Moody’s and at least “F1+” by Fitch and the long-term obligations of which bank or trust company are rated “Aaa” by Moody’s and at least “AA-” by Fitch, and (B) the short-term obligations of which bank or trust company are rated in the highest short-term debt rating category of KBRA (if then rated by KBRA) (or, in the case of any such Rating Agency as set forth in subclauses (1) – (4) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency);

(iv)        commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) (A)(1) in the case of such investments with maturities of 30 days or less, the short-term obligations of which corporation are rated in the highest short-term rating category by Moody’s and “F1” by Fitch, or the long-term obligations of which corporation are rated at least “A2” by Moody’s and “A” by Fitch, (2) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of which corporation are rated at least “P-1” by Moody’s and “F1” by Fitch, or the long-term obligations of which corporation are rated at least “A2” by Moody’s and “A” by Fitch (or such lower rating as is the subject of a Rating Agency Confirmation by Moody’s and Fitch), (3) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of which corporation are rated at least “P-1” by Moody’s and “F1+” by Fitch (or long-term obligations of which are rated at least “AA-” by Fitch (with a short-term rating of “F1” by Fitch)) and the long-term obligations of which corporation are rated at least “Aa3” by Moody’s (or such lower rating as is the subject of a Rating Agency Confirmation by Moody’s and Fitch), and (4) in the case of such investments with maturities of more than six months, the short-term obligations of which corporation are rated at least “P-1” by Moody’s and “F1+” by Fitch (or long-term obligations of which are rated at least “AA-” by Fitch (with a short-term rating of “F1” by Fitch)), and the long-term obligations of which corporation are rated “Aaa” by Moody’s (provided, however, that in the case of investments of funds in a Servicing Account pursuant to subclauses (1)-(4), with respect to the required Moody’s rating, the subject corporation need only have a short-term rating of at least “P-1” from Moody’s), and (B) the short-term obligations of which corporation are rated in the highest short-term debt rating category of KBRA (if then rated by KBRA) (or, in the case of any such Rating Agency as set forth in subclauses (A) – (B) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency);

(v)          units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund, US Bank Long Term Eurodollar Sweep or the Wells Fargo Advantage Money Market Fund) so long as any such fund is rated “Aaa-mf” by Moody’s and in the highest short term unsecured debt ratings category by KBRA (or, if not rated by any such Rating Agency, an equivalent rating (or higher) by at least two (2) NRSROs (which may include the Rating Agencies) or otherwise acceptable to such Rating Agency, in any such case, as confirmed in a Rating Agency Confirmation);

(vi)        an obligation or security that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (ii) – (v) above, and is the subject of a Rating Agency Confirmation from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such obligation or security; and

(vii)       any other obligation or security other than one listed in clauses (i) – (v) above, that is the subject of a Rating Agency Confirmation from each and every Rating Agency;

provided that each investment described hereunder shall not (A) evidence either the right to receive (1) only interest with respect to such investment or (2) a yield to maturity greater than 120% of the yield to maturity at par of the obligations, (B) be purchased at a price greater than par, (C) be sold prior to stated maturity if such sale would result in a loss of principal on the instrument or a tax on “prohibited transactions” under Section 860F of the Code or (D) have an “r” highlighter or other comparable qualifier attached to its rating; and provided, further, that each investment described hereunder must have (X) a predetermined fixed amount of principal due at maturity (that cannot vary or change), (Y) an original maturity of not more than 365 days and a remaining maturity of not more than thirty (30) days and (Z) except in the case of a Permitted Investment described in clause (v) of this definition, a fixed interest rate or an interest rate that is tied to a single interest rate index plus a single fixed spread and moves proportionately with that index; and provided, further, that each investment described hereunder must be a “cash flow investment” (within the meaning of the REMIC Provisions).

“Permitted Transferee”: Any Transferee of a Class R Certificate other than (a) a Disqualified Organization, (b) a Disqualified Non-United States Tax Person, (c) a Disqualified Partnership, (d) a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person or (e) any other Person as to whom, as determined by the Tax Administrator (based upon an Opinion of Counsel, obtained at the request of the Tax Administrator at the expense of such Person or the Person seeking to Transfer a Class R Certificate, supporting such determination), the Transfer of a Class R Certificate may cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

“Person”: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Phase I Environmental Assessment”: A “Phase I assessment” as described in, and meeting the criteria of, the American Society for Testing and Materials, plus a radon and asbestos inspection.

“Placement Agents”: Citigroup and Wells Fargo Securities.

“Plan”: Any of those employee benefit plans and other benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that are subject to Part 4, Subtitle B, Title I of ERISA, Section 4975 of the Code or Similar Law.

“Prepayment Assumption”: For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the Mortgage Loans, the REMIC I Regular Interests, the REMIC II Regular Interests and the Certificates for federal income tax purposes, the assumptions that (i) the Mortgage Loans will be prepaid at a 0% CPR, or annual constant prepayment rate; and (ii) there will be no extension of the maturity date of any Mortgage Loan.

“Prepayment Interest Excess”: With respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that was subject to a Principal Prepayment in full or in part made (or, if resulting from the application of Insurance Proceeds or Condemnation Proceeds, any other early recovery of principal received) after the Due Date for such Mortgage Loan in any Collection Period, any payment of interest (net of related Servicing Fees (and, in the case of any Non-Serviced Mortgage Loan, net of interest accrued at a rate equal the rate per annum at which the fee, if any, payable to the applicable Non-Serviced Trust Advisor accrues) and, further, net of any portion of such interest that represents Default Charges) actually Received by the Trust and collected from the related Borrower or out of such Insurance Proceeds or Condemnation Proceeds, as the case may be, and intended to cover the period from and after such Due Date to, but not including, the date of prepayment (exclusive, for the avoidance of doubt, of any related Prepayment Premium or Yield Maintenance Charge that may have been collected).

“Prepayment Interest Shortfall”: With respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that was subject to a Principal Prepayment in full or in part made (or, if resulting from the application of Insurance Proceeds or Condemnation Proceeds, any other early recovery of principal received) prior to the Due Date for such Mortgage Loan in any Collection Period the amount of interest, to the extent not collected from the related Borrower or otherwise (without regard to any Prepayment Premium or Yield Maintenance Charge that may have been collected), not Received by the Trust, that would have accrued at a rate per annum equal to the related Mortgage Rate (net of the Servicing Fee Rate) on the amount of such Principal Prepayment (or other early recovery of principal) during the period from the date to which interest thereon was paid by the related Borrower to, but not including, such Due Date (and, in the case of any Non-Serviced Mortgage Loan, if any, net of interest accrued at a rate equal to the rate per annum at which the fee, if any, payable to the applicable Non-Serviced Trust Advisor accrues).

“Prepayment Premium”: With respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a Borrower in connection with a Principal Prepayment on, or other early collection of principal of, such Mortgage Loan or any successor REO Mortgage Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject Borrower if and as set forth in the related intercreditor agreement).

“Primary Servicing Fee”: With respect to each Mortgage Loan, the monthly fee payable by the Master Servicer to the related primary servicer (which may be the Master Servicer) in respect of primary servicing of such Mortgage Loan.

“Primary Servicing Fee Rate”: With respect to each Mortgage Loan, the rate set forth under “Primary Servicing Fee Rate” on the Mortgage Loan Schedule, attached as Schedule I hereto, representing the rate at which the Primary Servicing Fee accrues on such Mortgage Loan.

“Primary Servicing Office”: The office of the Master Servicer or the Special Servicer, as the context may require, that is primarily responsible for such party’s servicing obligations hereunder.

“Principal Balance Certificate”: Any of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates.

“Principal Distribution Amount”: With respect to any Distribution Date other than the Final Distribution Date, an amount (which shall in no event be less than zero) equal to the excess, if any, of:

(I) the sum of:

(A)          the aggregate (without duplication) of the following (such aggregate of the following amounts described below in this clause (A), the “Unadjusted Principal Distribution Amount” for such Distribution Date):

(i)         all payments of principal (including Principal Prepayments), including any such payments on Corrected Mortgage Loans (but exclusive, if applicable, in the case of a Serviced Loan Combination, of any payments of principal payable to the related Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement), Received by the Trust with respect to the Mortgage Loans during the related Collection Period, in each case exclusive of any portion of the particular payment that represents a Late Collection of principal for which a P&I Advance (including any Unliquidated Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date or that represents the principal portion of a Monthly Payment due on or before the Cut-off Date or on a Due Date occurring subsequent to the calendar month in which such Distribution Date occurs,

(ii)        the aggregate of the principal portions of all Monthly Payments due in respect of the Mortgage Loans for their respective Due Dates occurring in the month in which such Distribution Date occurs, that were Received by the Trust (other than as part of a Principal Prepayment) prior to the related Collection Period,

(iii)       the aggregate of all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds Received by the Trust with respect to any Mortgage Loans during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal (whether as Principal Prepayments or otherwise) of such Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds that represents a Late Collection of principal (a) due on or before the Cut-off Date or (b) for which a P&I Advance (including an Unliquidated Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date,

(iv)       the aggregate of all Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and REO Revenues Received by the Trust with respect to any REO Properties during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal (whether as Principal Prepayments or otherwise) of the related REO Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds and/or revenues that represents a Late Collection of principal (a) due on or before the Cut-off Date or (b) for which a P&I Advance (including an Unliquidated Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date, and

(v)        the respective principal portions of all P&I Advances made under this Agreement in respect of the Mortgage Loans and any REO Mortgage Loans with respect to such Distribution Date;

(B)           the aggregate amount of any collections received on or in respect of the Mortgage Loans during the related Collection Period that, in each case, represents a delinquent amount as to which an Advance had been made, which Advance was previously reimbursed during the Collection Period for a prior Distribution Date as part of a Workout-Delayed Reimbursement Amount for which a deduction was made under clause (II)(B) below with respect to such Distribution Date; and

(C)           the aggregate amount of any collections received on or in respect of the Mortgage Loans during the related Collection Period that, in each case, is identified and applied by the Master Servicer (in accordance with Section 1.03) as a recovery of an amount previously determined (in a Collection Period for a prior Distribution Date) to have been a Nonrecoverable Advance and for which a deduction was made under clause (II)(C) below with respect to a prior Distribution Date; less

(II) the sum of:

(A)          the aggregate amount of Workout-Delayed Reimbursement Amounts (and Advance Interest thereon) that were reimbursed or paid during the related Collection Period to one or more of the Master Servicer, the Special Servicer and the Trustee from principal advances and collections on the Mortgage Pool pursuant to Subsection (iii) of Section 3.05(a)(II);

(B)           with respect to each Mortgage Loan (1) with respect to which Insurance Proceeds, Condemnation Proceeds and/or Liquidation Proceeds were received during the related Collection Period or (2) that was otherwise liquidated, including at a discount, during such Collection Period, the aggregate amount of Liquidation Fees and Workout Fees paid with respect to such Mortgage Loan from a source other than Default Charges during such Collection Period, provided that, in the case of any individual Mortgage Loan, the deduction in respect of such Liquidation Fees and Workout Fees under this clause (II)(B) shall not exceed the amounts described in clauses (I)(A)(i) through (v) that are attributable to such Mortgage Loan; and

(C)           the aggregate amount of Nonrecoverable Advances (and Advance Interest thereon) that were reimbursed or paid during the related Collection Period to one or more of the Master Servicer, the Special Servicer and the Trustee during the related Collection Period from principal advances and collections on the Mortgage Pool pursuant to Subsection (iv) of Section 3.05(a)(II).

With respect to the Final Distribution Date, the “Principal Distribution Amount” shall equal the aggregate Stated Principal Balance of the entire Mortgage Pool outstanding immediately prior to the Final Distribution Date.

In no event shall any portion of any Excess Liquidation Proceeds constitute a portion of the Principal Distribution Amount for any Distribution Date.

“Principal Prepayment”: Any payment of principal made by the Borrower on a Mortgage Loan which is received in advance of its scheduled Due Date and that is not accompanied by an amount of interest (without regard to any Prepayment Premium and/or Yield Maintenance Charge that may have been collected) representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Privileged Communications”: Any correspondence between the Directing Certificateholder and the Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”: Any (i) correspondence between the Directing Certificateholder and the Special Servicer related to any Specially Serviced Mortgage Loan or the exercise of the Directing Certificateholder’s consent rights under this Agreement, and (ii) any information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Borrower or other interested party or in litigation or in potential legal proceedings.

“Privileged Person”: Any of (i) the Depositor or its designee, (ii) each Placement Agent, (iii) the Trustee, (iv) the Certificate Administrator, (v) the Master Servicer, (vi) the Special Servicer, (vii) the Non-Conflicted Special Servicer, if any, (viii) the Directing Certificateholder, (ix) any Person who certifies to the Certificate Administrator substantially in the form of Exhibit K-1A, Exhibit K-1B, Exhibit K-2A or Exhibit K-2B, as applicable (which form shall also be located on, and may be submitted electronically via, the Certificate Administrator’s internet website), that such Person is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate or any interest therein, and agrees to be bound by the confidentiality provisions contained therein, that such Person is the Directing Certificateholder and/or a Controlling Class Certificateholder and is not a Conflicted Holder, or that such Person is the Directing Certificateholder and/or a Controlling Class Certificateholder and is a Conflicted Holder, as applicable, (x) the Non-Serviced Master Servicer, (xi) any Serviced Companion Loan Holder that delivers a certification to the Certificate Administrator in the form of Exhibit K-4 hereto, (xii) after an Other Securitization, the Other Master Servicer, and (xiii) each Rating Agency and each NRSRO that has submitted an NRSRO Certification to the Certificate Administrator (which NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website); provided, however, that in no event may a Borrower Party be considered a Privileged Person, subject to the following provisos; provided, further, that any Conflicted Holder solely with respect to the related Conflicted Controlling Class Loan and a Conflicted Special Servicer solely with respect to the related Conflicted Special Servicer Loan will not be considered a Privileged Person; provided, further, that the foregoing will not be applicable to, nor limit, a Conflicted Holder’s right to access information with respect to any Mortgage Loan other than Conflicted Loan Information with respect to the related Conflicted Controlling Class Loan or a Conflicted Special Servicer’s right to access information with respect to any Mortgage Loan other than with respect to the related Conflicted Special Servicer Loan. Subject to the foregoing, for purposes of obtaining information or access to the Certificate Administrator’s Website, Privileged Persons who are a Borrower Party shall be prohibited from obtaining such information or access pursuant to the terms of this Agreement, other than with respect to Distribution Date Statements as provided in Section 4.02(a). The Certificate Administrator may require that Investor Certifications in the form of Exhibit K-1A, Exhibit K-1B, Exhibit K-2A or Exhibit K-2B be re-submitted from time to time in accordance with its policies and procedures and shall restrict access to the Certificate Administrator’s Website to a mezzanine lender upon notice from the Special Servicer pursuant to this Agreement in the form of Exhibit K-5 hereto (or such other form as mutually agreed to by the Certificate Administrator and the Special Servicer) stating that such mezzanine lender has commenced foreclosure proceedings against the equity collateral pledged to secure the related mezzanine loan.

“Proposed Plan”: As defined in Section 3.17(a).

“PTCE”: Prohibited Transaction Class Exemption.

“PTE”: Prohibited Transaction Exemption.

“Purchase Price”: With respect to any Mortgage Loan (or REO Property), a cash price equal to the aggregate of (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase less any portion of any Loss of Value Payment then on deposit in the Loss of Value Reserve Fund attributable to such Mortgage Loan (or REO Property), (b) all accrued and unpaid interest on such Mortgage Loan (or the related REO Mortgage Loan) at the related Mortgage Rate to, but not including, the Due Date occurring in the Collection Period during which the applicable purchase or repurchase occurs (exclusive, however, of any portion of such accrued but unpaid interest that represents Default Interest), (c) all related unreimbursed Servicing Advances (including, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any such amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement) (together with Unliquidated Advances in respect of prior Servicing Advances) and all related Servicing Advances (without duplication with Unliquidated Advances described in the immediately preceding parenthetical clause) that were previously reimbursed out of collections on other Mortgage Loans and/or REO Properties relating to other Mortgage Loans, if any, (d) all accrued and unpaid Advance Interest with respect to any related Advances (including, in the case of (i) any Non-Serviced Mortgage Loan, the pro rata portion of any such amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement and (ii) any Serviced Loan Combination, if a securitization trust holds a related Serviced Pari Passu Companion Loan, interest on any comparable debt service advances made by a servicer or trustee of such securitization trust), and (e) solely in the case of a purchase, repurchase or substitution, as applicable, by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement, (i) to the extent not otherwise included in the amount described in clause (d) of this definition, any unpaid Special Servicing Fees and other outstanding Additional Trust Fund Expenses (including without limitation any Liquidation Fee payable in connection with the applicable purchase or repurchase) with respect to such Mortgage Loan (or REO Property) and (ii) to the extent not otherwise included in the amount described in clause (c) or clause (e) of this definition, any costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee or an agent of any of them (on behalf of the Trust) in enforcing the obligation, if any, of the Mortgage Loan Seller to repurchase or replace such Mortgage Loan or REO Property.

For purposes of this Agreement, (i) the “Purchase Price” in respect of a Serviced Pari Passu Companion Loan that is purchased by the related mortgage loan seller shall be the repurchase price paid by the related mortgage loan seller under the related Other Pooling and Servicing Agreement or the applicable servicing agreement and (ii) with respect to a sale of an REO Property securing a Serviced Loan Combination, the term “Mortgage Loan” or “REO Mortgage Loan” shall be construed to include the related Serviced Companion Loan(s).

“Qualified Appraiser”: In connection with the appraisal of any Mortgaged Property or REO Property, an Independent MAI-designated appraiser with at least five years of experience in respect of the relevant geographic location and property type.

“Qualified Bidder”: As defined in Section 7.01(c).

“Qualified Institutional Buyer” or “QIB”: A “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

“Qualified Insurer”: An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction.

“Qualified Mortgage”: A qualified mortgage within the meaning of Section 860G(a)(3) of the Code.

“Qualified Replacement Special Servicer”: A Person that satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement.

“Qualified Reviewer”: With respect to any Mortgage Loan or an REO Mortgage Loan with a Stated Principal Balance as of the date of the review of $2,000,000 or less, an employee of the Special Servicer, which employee need not be a Qualified Appraiser but shall have experience in commercial and/or multifamily properties, as the case may be, and possess sufficient knowledge to value such a property).

“Qualifying Substitute Mortgage Loan”: In connection with the replacement of a Defective Mortgage Loan as contemplated by Section 2.03, any other mortgage loan which, on the date of substitution: (i) has an outstanding Stated Principal Balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal Balance of the Defective Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) has a fixed Mortgage Rate, if it is replacing a Mortgage Loan with a fixed Mortgage Rate and the Mortgage Rate that is not less than the Mortgage Rate of the Defective Mortgage Loan; (iii) has the grace period that ends no later than the Master Servicer Remittance Date; (iv) has a remaining term to stated maturity not greater than that of the Defective Mortgage Loan, (v) has a Stated Maturity Date not later than twelve years prior to the Rated Final Distribution Date; (vi) has a then current loan-to-value ratio not higher than, and a then current debt service coverage ratio not lower than, the loan-to-value ratio and debt service coverage ratio, respectively, of the Defective Mortgage Loan as of the Closing Date; (vii) will comply, as of the date of substitution, with all of the representations relating to the Defective Mortgage Loan set forth in or made pursuant to the Mortgage Loan Purchase Agreement; (viii) has a Phase I Environmental Assessment relating to the related Mortgaged Property in its Servicing File, which Phase I Environmental Assessment will evidence that there is no material adverse environmental condition or circumstance at the related Mortgaged Property for which further remedial action may be required under applicable law; (ix) constitutes a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code (as evidenced by an Opinion of Counsel provided by the Mortgage Loan Seller at its expense); and (x) if it has an adjustable rate, it is replacing a Mortgage Loan that is or relates to an Adjustable Rate Mortgage Loan or a Hybrid ARM Mortgage Loan for which the initial Rate Reset Date has occurred; provided, however, that if more than one mortgage loan is to be substituted for any Defective Mortgage Loan, then all such proposed Replacement Mortgage Loans shall, in the aggregate, satisfy the requirement specified in clause (i) of this definition and have a weighted average remaining term to stated maturity that satisfies the condition described in clause (iv) above and each such proposed Replacement Mortgage Loan shall, individually, satisfy each of the requirements specified in clauses (ii) and (iii) and clauses (v) through (x) of this definition; and provided, further, that no mortgage loan shall be substituted for a Defective Mortgage Loan unless (a) so long as a Control

Termination Event has not occurred and is not continuing, such prospective Replacement Mortgage Loan shall be acceptable to the Directing Certificateholder (or, if there is no Directing Certificateholder then serving, to the Holders of Certificates representing a majority of the Voting Rights allocated to the Controlling Class), in its (or their) sole discretion, (b) such substitution is the subject of a Rating Agency Confirmation and (c) the Mortgage Loan Seller (at its expense) has delivered or caused to have been delivered to the Trustee an Opinion of Counsel to the effect that the substitution of such mortgage loan would not result in an Adverse REMIC Event with respect to any REMIC Pool, either immediately or at some future date due to the right of the mortgagor to obtain a release of all or any portion of the real property securing such Replacement Mortgage Loan by exercising a unilateral option within the meaning of Treasury Regulation Section 1.1001-3(c)(3) (or any successor provision) in a manner that could result in such Replacement Mortgage Loan ceasing to be a Qualified Mortgage on or after the date of such release. When a Replacement Mortgage Loan is substituted for a Defective Mortgage Loan, the Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

“Rate Reset Date”: With respect to each Adjustable Rate Mortgage Loan and each Hybrid ARM Mortgage Loan, the date on which the Mortgage Note provides for adjustment of the Mortgage Rate.

“Rated Certificate”: Any of the Certificates to which a rating has been assigned by a Rating Agency at the request of the Depositor.

“Rated Final Distribution Date”: With respect to each Class of Rated Certificates, the Distribution Date in March 2050.

“Rating Agency”: With respect to any Class of Rated Certificates, each of Moody’s, Fitch and KBRA.

“Rating Agency Confirmation”: With respect to any matter, written confirmation (which may be in electronic form) from each applicable Rating Agency that a proposed action, failure to act or other event will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by such Rating Agency); provided that if a written waiver or acknowledgment indicating its decision not to review the matter for which the Rating Agency Confirmation is sought, then the requirement to receive a Rating Agency Confirmation from the Rating Agency with respect to such matter shall not apply. For the purposes of this definition, any confirmation, waiver, request, acknowledgment or approval which is required to be in writing may be in the form of electronic mail. Notwithstanding anything to the contrary set forth in this Agreement, at any time during which the Certificates are no longer rated by a Rating Agency, no Rating Agency Confirmation will be required under this Agreement. With respect to any matter affecting any Serviced Pari Passu Companion Loan (or successor REO Loan) as to which any Serviced Companion Loan Securities exist, any reference herein to “Rating Agency Confirmation” shall also refer to a confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such loan regarding such rating organizations’ respective ratings of such securities; provided that no such “Rating Agency Confirmation” shall be required to the extent that the related Other Pooling and Servicing Agreement does not require the delivery of a “rating agency confirmation” or “no downgrade confirmation” or any analogous concept for loans (taking into consideration any size and/or percentage of the related mortgage pool requirements) serviced under such Other Pooling and Servicing Agreement.

“Rating Agency Inquiries”: As defined in Section 8.12(g).

“Rating Agency Q&A Forum and Servicer Document Request Tool”: As defined in Section 8.12(g).

“Realized Loss”: With respect to:

(1)       each Mortgage Loan or Serviced Loan Combination as to which a Final Recovery Determination has been made (or any related successor REO Mortgage Loan as to which a Final Recovery Determination has been made as to the related REO Property), and with respect to each Mortgage Loan or Serviced Loan Combination, as applicable, that is a Corrected Mortgage Loan on which all amounts have been fully paid under the terms of such Corrected Mortgage Loan (as it may have been modified), an amount (not less than zero) equal to the excess, if any, of (a) the sum of (i) the unpaid principal balance of such Mortgage Loan or Serviced Loan Combination, as applicable, or REO Mortgage Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery Determination was made or the final payment was made, as the case may be, plus (ii) without taking into account the amount described in subclause (1)(b) of this definition, all accrued but unpaid interest (exclusive, however, of any portion of such accrued but unpaid interest that represents Default Interest) on such Mortgage Loan or Serviced Loan Combination, as applicable, or such REO Mortgage Loan, as the case may be, to but not including the Due Date in the Collection Period in which the Final Recovery Determination was made or such final payment was made, as the case may be, plus (iii) without duplication with amounts included under another subclause above, all related unreimbursed Servicing Advances (together with Unliquidated Advances in respect of prior Servicing Advances) and unpaid Liquidation Expenses, plus (iv) the amount of any and all related Special Servicing Fees, Liquidation Fees and/or Workout Fees with respect to such Mortgage Loan or Serviced Loan Combination, as applicable, or successor REO Mortgage Loan, to the extent not previously reflected as Realized Loss with respect to such Mortgage Loan or Serviced Loan Combination, as applicable, or successor REO Mortgage Loan, plus (v) any accrued and unpaid Advance Interest on any Advances, over (b) all payments and proceeds, if any, Received by the Trust in respect of such Mortgage Loan or Serviced Loan Combination, as applicable, or, to the extent allocable to such REO Mortgage Loan, the related REO Property, as the case may be, during the Collection Period in which such Final Recovery Determination was made or such final payment was made, as the case may be;

(2)       each Mortgage Loan or Serviced Loan Combination, as applicable, as to which any portion of the principal or previously accrued interest payable thereunder or any Unliquidated Advance was canceled in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, extension, waiver or amendment of such Mortgage Loan or Serviced Loan Combination, as applicable, granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20 (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer pursuant to the related Non-Serviced Pooling and Servicing Agreement), the amount of such principal and/or interest (other than Default Interest) or Unliquidated Advance so canceled; and

(3)       each Mortgage Loan or Serviced Loan Combination, as applicable, as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, extension, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20 (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer pursuant to the related Non-Serviced Pooling and Servicing Agreement), the amount of the consequent reduction in the interest portion of each successive Monthly Payment due thereon (on the related Due Date for the affected Monthly Payment).

Notwithstanding the foregoing, any allocation of any Realized Loss to any REMIC I Regular Interest, any REMIC II Regular Interest or any Class of Principal Balance Certificates, as the case may be, may occur (i) in the case of any amount described in clause (1) or clause (2) above, solely pursuant to, in accordance with and to the extent provided by the combination of (x) the accounting for such amount that occurs under the definition of “Stated Principal Balance” and (y) the operation of Section 4.04 of this Agreement and (ii) in the case of any amount described in clause (3) above, solely pursuant to, in accordance with and to the extent provided by the operation of Section 4.04 of this Agreement.

Realized Losses with respect to any Serviced A/B Loan Combination shall be allocated first to the related Serviced Subordinate Companion Loan and then to the related Serviced Mortgage Loan, in each case in accordance with the related Co-Lender Agreement.

“Realized Loss Template”: With respect to each Collection Period, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website. The Realized Loss Template shall be in Excel format or such other format as is reasonably acceptable to the Master Servicer, the Trustee, the Certificate Administrator and the Directing Certificateholder.

“Received by the Trust”: In the case of (a) a Non-Serviced Mortgage Loan or any REO Property related thereto, received by the Trustee (or the Master Servicer on behalf of the Trustee), as holder of the Mortgage Note for such Non-Serviced Mortgage Loan, on behalf of the Trust; and (b) any Serviced Mortgage Loan, Serviced Loan Combination or related Administered REO Property, received by the Master Servicer (or any Sub-Servicer thereof), the Special Servicer (or any Sub-Servicer thereof), the Certificate Administrator or the Trustee, as the case may be, on behalf of the Trust and/or, in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder(s).

“Record Date”: With respect to any Distribution Date and each Class of Certificates, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

“Regular Certificate”: Any of the Principal Balance Certificates or Interest-Only Certificates. The Regular Certificates have the terms provided for in Section 2.16.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been or may hereafter be from time to time provided by the Commission or by the staff of the Commission, in each case as effective from time to time as of the compliance dates specified therein.

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Certificate”: With respect to any Class of Book-Entry Certificates offered and sold outside of the United States in reliance on Regulation S, a single global Certificate, or multiple global Certificates collectively, in definitive, fully registered form without interest coupon, each of which Certificates bears a Regulation S Legend.

“Regulation S Legend”: With respect to any Class of Book-Entry Certificates offered and sold outside the United States in reliance on Regulation S, a legend generally to the effect that such Certificates may not be offered, sold, pledged or otherwise transferred in the United States or to a United States Securities Person prior to the Release Date except pursuant to an exemption from the registration requirements of the Securities Act.

“Reimbursement Rate”: The rate per annum applicable to the accrual of Advance Interest, which rate per annum is equal to the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If The Wall Street Journal ceases to publish the “prime rate”, then the Certificate Administrator, in its sole discretion, shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Certificate Administrator shall select a comparable interest rate index. In either case, such selection shall be made by the Certificate Administrator in its sole discretion and the Certificate Administrator shall notify the Master Servicer and the Special Servicer in writing of its selection.

“Release Date”: The date that is 40 days following the later of (i) the Closing Date and (ii) the commencement of the initial offering of the Certificates in reliance on Regulation S.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicer and the Special Servicer, on Schedule III attached hereto). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers.

“REMIC”: A “real estate mortgage investment conduit” as defined in Section 860A through G of the Code.

“REMIC I”: The segregated pool of assets designated as such in Section 2.11(a).

“REMIC I Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and, in each such case, designated as a “regular interest” (within the meaning of Section 860G(a)(1) of the Code) in REMIC I. The REMIC I Regular Interests have the designations and terms provided for in Section 2.11.

“REMIC I Remittance Rate”: The per annum rate at which interest accrues in respect of any REMIC I Regular Interest during any Interest Accrual Period, as set forth in or otherwise calculated in accordance with Section 2.11(f).

“REMIC I Residual Interest”: The sole uncertificated “residual interest” (within the meaning of Section 860G(a)(2) of the Code) in REMIC I issued pursuant to this Agreement.

“REMIC II”: The segregated pool of assets designated as such in Section 2.13(a).

“REMIC II Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and, in each such case, designated as a “regular interest” (within the meaning of Section 860G(a)(1) of the Code) in REMIC II. The REMIC II Regular Interests have the designations provided for in the Preliminary Statement hereto. The REMIC II Regular Interests have the terms provided for in Section 2.13.

“REMIC II Remittance Rate”: The per annum rate at which interest accrues in respect of any REMIC II Regular Interest during any Interest Accrual Period, as set forth in or otherwise calculated in accordance with Section 2.13(f).

“REMIC II Residual Interest”: The sole uncertificated “residual interest” (within the meaning of Section 860G(a)(2) of the Code) in REMIC II issued pursuant to this Agreement.

“REMIC III”: The segregated pool of assets designated as such in Section 2.15(a).

“REMIC III Component”: Any of the separate beneficial ownership interests in REMIC III issued hereunder, evidenced by a Class of Interest-Only Certificates. The REMIC III Components have the designations provided for in the Preliminary Statement hereto and each constitutes a “regular interest” in REMIC III (within the meaning of Section 860G(a)(1) of the Code). The REMIC III Components have the terms provided for in Section 2.15.

“REMIC III Residual Interest”: The sole uncertificated “residual interest” (within the meaning of Section 860G(a)(2) of the Code) in REMIC III issued pursuant to this Agreement.

“REMIC Declaration”: The REMIC declaration with respect to The Frontier Loan REMIC.

“REMIC Pool”: Any of REMIC I, REMIC II, REMIC III or The Frontier Loan REMIC.

“REMIC Provisions”: The provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“REMIC Sub-Account”: As defined in Section 3.04(b).

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: A segregated custodial account or accounts created and maintained by the Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.16(b), which shall be entitled “Hudson Americas L.P. [or the name of any successor Special Servicer], as Special Servicer, on behalf of Wilmington Trust, National Association [or the name of any successor Trustee], as Trustee, in trust for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, and if the account is established for the deposit of funds received in respect of one or more REO Properties related to any Serviced Loan Combination, and the owners of any Serviced Companion Loan, as their interests may appear, REO Account”.

“REO Acquisition”: The acquisition of any REO Property pursuant to Section 3.09 (or, in the case of any REO Property related to a Non-Serviced Mortgage Loan, pursuant to the related Non-Serviced Pooling and Servicing Agreement).

“REO Disposition”: The sale or other disposition of any REO Property pursuant to Section 3.18 (or, in the case of any REO Property related to a Non-Serviced Mortgage Loan, pursuant to the related Non-Serviced Pooling and Servicing Agreement).

“REO Extension”: As defined in Section 3.16(a).

“REO Mortgage Loan”: The successor mortgage loan to a Mortgage Loan or Serviced Loan Combination (including those deemed to be outstanding with respect to a Non-Serviced Mortgage Loan or a Serviced Companion Loan), which successor mortgage loan is deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Mortgage Loan shall be deemed to provide for monthly payments of principal and/or interest equal to its Assumed Monthly Payment and otherwise to have the same terms and conditions as its predecessor Mortgage Loan (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan and the acquisition of the related REO Property on behalf of the Trust or, if applicable, in the case of any REO Property related to any Serviced Loan Combination, on behalf of the Trust and the respective holders of the related Serviced Companion Loan(s), as applicable). Each REO Mortgage Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan as of the date of the related REO Acquisition. All Monthly Payments (other than a Balloon Payment), Assumed Monthly Payments (in the case of a Balloon Mortgage Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Mortgage Loan. In addition, all amounts payable or reimbursable to the Master Servicer, the Special Servicer or the Trustee in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including any unpaid or unreimbursed Servicing Fees, Pari Passu Primary Servicing Fees, Special Servicing Fees and Advances (together with Unliquidated Advances in respect of prior Advances), together with any related unpaid Advance Interest on such Advances (other than Unliquidated Advances), shall continue to be payable or reimbursable in the same priority and manner pursuant to Section 3.05(a) to the Master Servicer, the Special Servicer, the Trustee or the Trust, as the case may be, in respect of an REO Mortgage Loan.

“REO Property”: A Mortgaged Property acquired on behalf and in the name of the Trustee for the benefit of the Certificateholders (and, in the case of each such Mortgaged Property relating to a Serviced Loan Combination, also on behalf of the related Serviced Companion Loan Holder(s), as applicable) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan or Serviced Companion Loan; provided that a Mortgaged Property that secures a Non-Serviced Mortgage Loan shall constitute an REO Property if and when it is acquired under the related Non-Serviced Pooling and Servicing Agreement for the benefit of the Trustee as the holder of such Non-Serviced Mortgage Loan and of the holder of the related Non-Serviced Pari Passu Companion Loan(s) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of such Non-Serviced Mortgage Loan.

“REO Revenues”: All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property, other than any income, profits or proceeds derived from the REO Disposition of such REO Property.

“REO Tax”: As defined in Section 3.17(a).

“Replacement Mortgage Loan”: Any Qualifying Substitute Mortgage Loan that is substituted by the Mortgage Loan Seller for a Defective Mortgage Loan as contemplated by Section 2.03.

“Reporting Servicer”: Each of the Master Servicer and the Special Servicer.

“Repurchase Request”: With respect to any Mortgage Loan, any request or demand whether oral or written that the Mortgage Loan be repurchased or replaced, whether arising from a Material Breach or Material Document Defect or other breach of a representation or warranty.

“Repurchase Request Recipient”: As defined in Section 2.03(g).

“Request for Release”: A request signed by a Servicing Officer of, as applicable, the Master Servicer in the form of Exhibit F-1 attached hereto or the Special Servicer in the form of Exhibit F-2 attached hereto.

“Required Appraisal Loan”: As defined in Section 3.19(a).

“Required Claims-Paying Ratings”: As used in Section 3.07 of this Agreement,

(i)          in the case of coverage provided for a Mortgaged Property related to any Mortgage Loan or Serviced Loan Combination, a claims-paying ability rating of at least (a) “A3” by Moody’s (or, if not rated by Moody’s, at least an equivalent rating by (A) at least two NRSROs (which may include S&P, Fitch and/or KBRA) or (B) one NRSRO (which may include S&P Fitch and/or KBRA) and A.M. Best Company) and (b) at least “A” by Fitch (or, if not rated by Fitch, at least “A-” or an equivalent (or higher) rating by (A) at least two NRSROs (which may include S&P, Moody’s and/or KBRA) or (B) one NRSRO (which may include S&P, Moody’s and/or KBRA) and A.M. Best Company), and

(ii)         in the case of fidelity bond coverage or errors and omissions insurance required to be maintained pursuant to Section 3.07(d) of this Agreement, a claims-paying ability rating at least equal to both (x) any one of the following: (a) “A-” by S&P, (b) “A3” by Moody’s, (c) “A-” by Fitch or (d) “A:X” by A.M. Best Company and (y) any one of the following: (a) “A-” by S&P, (b) “A3” by Moody’s, (c) “A-” by Fitch, (d) “A (low)” by DBRS or (e) “A:X” by A.M. Best Company; provided, however, that any claims-paying ability rating that satisfies the requirement in the preceding clause (x) will also satisfy the requirement in clause (y); and provided that (A) an insurance carrier shall be deemed to have the applicable claims-paying ability ratings set forth above if the obligations of such insurance carrier under the related insurance policy are guaranteed or backed in writing by an entity that has long-term unsecured debt obligations that are rated not lower than the ratings set forth above or claims-paying ability ratings that are not lower than the ratings set forth above; and (B) an insurance carrier will be deemed to have the applicable claims-paying ability ratings set forth in this clause (ii) if a Rating Agency

Confirmation is obtained from the Rating Agency whose rating requirement has not been satisfied.

“Reserve Account”: Any of the accounts established and maintained pursuant to Section 3.03(d).

“Reserve Funds”: With respect to any Mortgage Loan or Serviced Loan Combination, any amounts delivered by the related Borrower to be held in escrow by or on behalf of the mortgagee representing: (i) reserves for repairs, replacements, capital improvements and/or environmental testing and remediation with respect to the related Mortgaged Property; (ii) reserves for tenant improvements and leasing commissions; (iii) reserves for debt service; or (iv) amounts to be applied as a Principal Prepayment on such Mortgage Loan or Serviced Loan Combination or held as Additional Collateral in the event that certain leasing or other economic criteria in respect of the related Mortgaged Property are not met.

“Resolution Extension Period”: As defined in Section 2.03(b).

“Responsible Officer”: Any Vice President, any Trust Officer, any Assistant Secretary or any other officer of the Certificate Administrator or the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement.

“Restricted Group”: Collectively, the following persons and entities: (a) the Trustee, (b) the Exemption-Favored Parties; (c) the Depositor; (d) the Master Servicer; (e) the Special Servicer; (f) any Sub-Servicers; (g) the Mortgage Loan Seller; (h) each Borrower, if any, with respect to Mortgage Loans constituting more than 5.0% of the Cut-off Date Pool Balance; and (i) any and all Affiliates of any of the aforementioned Persons.

“Rule 15Ga-1”: Rule 15Ga-1 under the Exchange Act.

“Rule 15Ga-1 Notice”: As defined in Section 2.03(g).

“Rule 144A Global Certificate”: With respect to any Class of Book-Entry Certificates, a single global Certificate, or multiple global Certificates collectively, registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which Certificates bears a Qualified Institutional Buyer CUSIP number and does not bear a Regulation S Legend.

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“Rule 17g-5 Information Provider”: The Certificate Administrator acting in such capacity under this Agreement.

“Rule 17g-5 Information Provider’s Website”: www.ctslink.com, under the “NRSRO” tab for the related transaction.

“Securities Act”: The Securities Act of 1933, as amended.

“Security Agreement”: With respect to any Mortgage Loan, any security agreement, chattel mortgage or similar document or instrument creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan or related Companion Loan.

“Service(s)(ing)”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed market.

“Serviced A/B Loan Combination”: Any mortgage loan serviced under this Agreement that is divided into a senior mortgage note that is included in the Trust and one or more subordinated mortgage note(s) not included in the Trust. References herein to a Serviced A/B Loan Combination shall be construed to refer to the aggregate indebtedness under the related mortgage loan and the related subordinated note(s). There are no Serviced A/B Loan Combinations related to the Trust as of the Closing Date.

“Serviced A/B Loan Combination Custodial Account”: With respect to each Serviced A/B Loan Combination, the separate account or sub-account created and maintained by the Master Servicer pursuant to Section 3.04(h) on behalf of the Certificateholders and the related Serviced Subordinate Companion Loan Holder, which shall be entitled “Wells Fargo Bank, National Association [or name of successor Master Servicer], as Master Servicer for the Certificateholders and the related Serviced Subordinate Companion Loan Holder relating to, and for the benefit of Wilmington Trust, National Association [or name of successor Trustee], as Trustee, for the benefit of the Holders of, LSTAR 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Serviced A/B Loan Combination Custodial Account.” Amounts in each Serviced A/B Loan Combination Custodial Account applicable to the related Serviced Subordinate Companion Loan shall not be assets of the Trust Fund, but instead shall be held by the Master Servicer on behalf of the Trust Fund (in respect of amounts reimbursable therefrom) and, the related Serviced Subordinate Companion Loan Holder. Any such account or sub-account shall be an Eligible Account or a sub-account of an Eligible Account (including a sub-account of the Collection Account). There is no Serviced A/B Loan Combination Custodial Account related to the Trust as of the Closing Date.

“Serviced Companion Loan”: A Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan.

“Serviced Companion Loan Holder”: The holder of the promissory note(s) evidencing any Serviced Companion Loan.

“Serviced Companion Loan Holder Register”: As defined in Section 3.27(b).

“Serviced Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Mortgage Loan is part of the Mortgage Pool, any class of securities issued by an Other Securitization and backed by a Serviced Pari Passu Companion Loan. Any reference herein to a “series” of Serviced Companion Loan Securities shall refer to separate securitizations of the related Serviced Companion Loan.

“Serviced Loan Combination”: Any mortgage loan serviced under this Agreement that is divided into one or more notes, which includes a mortgage note that is included in the Trust and one or more mortgage notes not included in the Trust (which mortgage note(s) may be pari passu and/or subordinate in right of payment to the mortgage note included in the Trust). References herein to a Serviced Loan Combination shall be construed to refer to the aggregate indebtedness under the related notes. The Charlotte Plaza Loan Combination, the Hotel Gansevoort Loan Combination and the Westin Palo Alto Loan Combination shall each be a Serviced Loan Combination.

“Serviced Loan Combination Remittance Amount”: For each remittance date that the Master Servicer is required to make a distribution to a Serviced Companion Loan Holder pursuant to Section 3.04(j) and with respect to any Serviced Loan Combination and related Mortgaged Property (if it becomes an REO Property), any amount received by the Master Servicer (or, with respect to an REO Property, the Special Servicer) during the related Collection Period that is payable to the related Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement or to be remitted to the Collection Account.

“Serviced Loan Combination Special Servicer”: Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Serviced Loan Combination or any related REO Property.

“Serviced Mortgage Loan”: A Mortgage Loan serviced and administered under this Agreement.

“Serviced Pari Passu Companion Loan”: With respect to any Serviced Loan Combination, any related mortgage note not included in the Trust that is serviced under this Agreement and that is generally payable on a pari passu basis with a Mortgage Loan included in the Trust to the extent set forth in the related Co-Lender Agreement. The Charlotte Plaza Pari Passu Companion Loan, the Hotel Gansevoort Pari Passu Companion Loan and the Westin Palo Alto Pari Passu Companion Loan shall each be a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Companion Loan Administrative Fee Rate”: With respect to any Serviced Pari Passu Companion Loan, the “Administrative Fee Rate” for such loan as set forth in the related Other Pooling and Servicing Agreement.

“Serviced Pari Passu Companion Loan Custodial Account”: With respect to the Serviced Pari Passu Companion Loans, the separate account or sub-account created and maintained by the Master Servicer pursuant to Section 3.04(g) on behalf of the Certificateholders and the Serviced Pari Passu Companion Loan Holders, which shall be entitled “Wells Fargo Bank, National Association [or name of successor Master Servicer], as Master Servicer for the Certificateholders and the Serviced Pari Passu Companion Loan Holders relating to, and for the benefit of Wilmington Trust, National Association [or name of successor Trustee], as Trustee, for the benefit of the Holders of, LSTAR 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Serviced Pari Passu Companion Loan Custodial Account.” Amounts in the Serviced Pari Passu Companion Loan Custodial Account allocable to the Serviced Pari Passu Companion Loans shall not be assets of the Trust Fund, but instead shall be held by the Master Servicer on behalf of the Trust Fund (in respect of amounts reimbursable therefrom) and, the Serviced Pari Passu Companion Loan Holders. Any such account or sub-account shall be an Eligible Account or a sub-account of an Eligible Account (including a sub-account of the Collection Account).

“Serviced Pari Passu Companion Loan Early Remittance Date”: As defined in Section 3.04(j).

“Serviced Pari Passu Companion Loan Holder”: Any holder of a Serviced Pari Passu Companion Loan.

“Serviced Subordinate Companion Loan”: With respect to any Serviced Loan Combination, any related mortgage note not included in the Trust that is serviced under this Agreement and that is generally subordinate in right of payment to a Mortgage Loan included in the Trust to the extent set forth in the related Co-Lender Agreement. There are no Serviced Subordinate Companion Loans related to the Trust as of the Closing Date.

“Serviced Subordinate Companion Loan Holder”: Any holder of a Serviced Subordinate Companion Loan.

“Servicing Account”: The account or accounts established and maintained pursuant to Section 3.03(a).

“Servicing Advances”: All customary, reasonable and necessary “out-of-pocket” costs and expenses, including reasonable attorneys’ fees and expenses, incurred or to be incurred, as the context requires, by the Master Servicer or the Special Servicer (or, if applicable, the Trustee) in connection with the servicing or administration of a Serviced Mortgage Loan or Serviced Loan Combination and any related Mortgaged Property as to which a default, delinquency or other unanticipated event has occurred or is imminent, or in connection with the administration of any Administered REO Property, including:

(1)       any such costs and expenses associated with (a) compliance with the obligations of the Master Servicer and/or the Special Servicer set forth in Sections 2.03, 3.03(c) and 3.09, (b) the preservation, insurance, restoration, protection, operation and/or management of either a Mortgaged Property securing a Serviced Mortgage Loan, a Serviced Loan Combination or an Administered REO Property, including the cost of any “force placed” insurance policy purchased by the Master Servicer or the Special Servicer to the extent such cost is allocable to a particular Mortgaged Property that the Master Servicer or Special Servicer is required to cause to be insured pursuant to Section 3.07(a), (c) obtaining any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds in respect of any such Serviced Mortgage Loan, a Serviced Loan Combination or any Administered REO Property, (d) any enforcement or judicial proceedings with respect to any such Mortgage Loan or Serviced Loan Combination, including foreclosures and similar proceedings, (e) the operation, management, maintenance and liquidation of any Administered REO Property, (f) obtaining any Appraisal required to be obtained hereunder, and (g) UCC filings (to the extent that the costs thereof are not reimbursed by the related Borrower), and

(2)       the reasonable and direct out-of-pocket travel expenses incurred by the Special Servicer in connection with performing inspections pursuant to Section 3.12(a);

provided that, notwithstanding anything to the contrary, “Servicing Advances” shall not include (A) allocable overhead of the Master Servicer, the Special Servicer or the Trustee, as the case may be, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (B) costs incurred by or on behalf of any such party hereto or any Affiliate thereof in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement or any intercreditor agreement or similar agreement or (C) costs or expenses expressly required under this Agreement to be borne by the Master Servicer, the Special Servicer or the Trustee; and provided further, however, that “Servicing Advances” shall also include any other expenditure which is expressly designated as a “Servicing Advance” herein, including all Emergency Advances made by the Special Servicer or by the Master Servicer at the direction of the Special Servicer hereunder.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing Fee”: With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), the fee payable to the Master Servicer and any related primary servicer, as the case may be, pursuant to Section 3.11(a).

“Servicing Fee Rate”: With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), a rate per annum set forth under “Servicing Fee Rate” on the Mortgage Loan Schedule, attached as Schedule I hereto, which includes one or more of the Master Servicing Fee Rate and the Primary Servicing Fee Rate.

“Servicing File”: Any documents (other than documents required to be part of the related Mortgage File, but including copies of documents required to be part of the related Mortgage File and originals or copies of all management agreements which are not covered by clause (xvii) of the definition of “Mortgage File” and originals of any Letters of Credit) that are in the possession or under the control of, or that are required (pursuant to the Mortgage Loan Purchase Agreement, this Agreement or otherwise) to be delivered and actually have been delivered to, as the context may require, the Master Servicer or the Special Servicer and relating to the origination and servicing of any Mortgage Loan or Serviced Loan Combination or the administration of any REO Property and reasonably necessary for the ongoing administration and/or servicing of the applicable Mortgage Loan or Serviced Loan Combination, including any documents delivered by the Mortgage Loan Seller as described in clause (i) of Section 2.01(f).

“Servicing Officer”: Any officer or employee of the Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Certificate Administrator, the Trustee, the Custodian and the Depositor on the Closing Date, as such list may thereafter be amended from time to time by the Master Servicer or the Special Servicer, as the case may be.

“Servicing Released Bid”: As defined in Section 7.01(c).

“Servicing Return Date”: With respect to any Corrected Mortgage Loan, the date that servicing thereof is returned by the Special Servicer to the Master Servicer pursuant to Section 3.21(a).

“Servicing Shift Companion Loan”: With respect to any Servicing Shift Loan Combination, as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Servicing Shift Loan Combination including any amendments or modifications, or any renewal or substitution notes, as of such date, the sale of which to the related Other Securitization will cause servicing to shift from this Agreement to the related Servicing Shift Pooling and Servicing Agreement pursuant to the terms of the related Co-Lender Agreement for such Servicing Shift Loan Combination. As of the Closing Date, there are no Servicing Shift Companion Loans related to the Trust.

“Servicing Shift Loan Combination”: Any Loan Combination serviced under this Agreement as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the Trust and one or more Companion Loans not included in the Trust, but the servicing of which is expected to shift to the related Servicing Shift Pooling and Servicing Agreement entered into in connection with the securitization of the related Servicing Shift Companion Loan on and after the date of such securitization. As of the Closing Date, there are no Servicing Shift Loan Combinations related to the Trust.

“Servicing Shift Mortgage Loan”: With respect to any Servicing Shift Loan Combination, a Mortgage Loan included in the Trust that will be serviced under this Agreement as of the Closing Date, but the servicing of which is expected to shift to the related Servicing Shift Pooling and Servicing Agreement entered into in connection with the securitization of the related Servicing Shift Companion Loan on and after the date of such securitization. As of the Closing Date, there are no Servicing Shift Mortgage Loans related to the Trust.

“Servicing Shift Pooling and Servicing Agreement”: With respect to any Servicing Shift Loan Combination, the pooling and servicing agreement under which such Servicing Shift Loan Combination will be serviced following the securitization of the related Servicing Shift Companion Loan. As of the Closing Date, there are no Servicing Shift Pooling and Servicing Agreements related to the Trust.

“Servicing Shift Securitization Date”: With respect to any Servicing Shift Loan Combination, the date on which the related Servicing Shift Companion Loan is included in a securitization trust. As of the Closing Date, there are no Servicing Shift Securitization Dates related to the Trust.

“Servicing Standard”: With respect to each of the Master Servicer and the Special Servicer, to service and administer the Mortgage Loans, the Loan Combinations and any REO Properties that such party is obligated to service and administer pursuant to this Agreement in the best interests and for the benefit of the Certificateholders (or in the case of a Loan Combination, for the benefit of the Certificateholders and the related Companion Loan Holder(s)) (as determined by the Master Servicer or the Special Servicer, as the case may be, in its good faith and reasonable judgment), as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan) in accordance with applicable law and the terms of this Agreement, the terms of the respective Mortgage Loans or Loan Combinations, as applicable, and the terms of the related Co-Lender Agreement, as applicable (provided, that in the event the Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of any Mortgage Loan Document would or potentially would result in an Adverse REMIC Event (for which determination, the Master Servicer and the Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an Additional Trust Fund Expense by withdrawal from the Collection Account), the Master Servicer or the Special Servicer, as applicable, must comply with the

REMIC Provisions to the extent necessary to avoid an Adverse REMIC Event) and, to the extent consistent with the foregoing, in accordance with the following standards:

(a)       with the same care, skill, prudence and diligence as it services and administers comparable mortgage loans and manages real properties on behalf of third parties or on behalf of itself, whichever is the higher standard with respect to mortgage loans and REO properties that are comparable to those for which it is responsible hereunder, giving due consideration to customary and usual standards of practice utilized by prudent institutional commercial mortgage loan servicers under comparable circumstances;

(b)       with a view to: (i) in the case of the Master Servicer, the timely collection of all scheduled payments of principal and interest, including Balloon Payments, under the Serviced Mortgage Loans (or Serviced Loan Combination, as applicable) and the full collection of all Prepayment Premiums and Yield Maintenance Charges that may become payable under the Serviced Mortgage Loans (or Serviced Loan Combination, as applicable), and (ii) in the case of the Special Servicer and any Serviced Mortgage Loan that is (A) a Specially Serviced Mortgage Loan or (B) a Serviced Mortgage Loan (or Serviced Loan Combination, as applicable) as to which the related Mortgaged Property has become an Administered REO Property, the maximization of recovery on such Mortgage Loan to the Certificateholders (or in the case of a Serviced Loan Combination, to the Certificateholders and the related Serviced Companion Loan Holder(s), (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan)), as a collective whole, of principal and interest, including Balloon Payments, on a present value basis (the relevant discounting of anticipated collections that will be distributable to the Certificateholders (or in the case of a Serviced Loan Combination, to the Certificateholders and the related Serviced Companion Loan Holder(s) (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan)), as a collective whole, to be performed at a rate determined by the Special Servicer in accordance with Section 1.03(e)); and

(c)       without regard to (i) any known relationship that the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates may have with a related Borrower, the Mortgage Loan Seller or any other party to this Agreement, (ii) the ownership of any Certificate, any interest in a Serviced Companion Loan by the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates, (iii) the obligation of the Master Servicer to make Advances or otherwise to incur servicing expenses with respect to any Serviced Mortgage Loan, Serviced Companion Loan or Administered REO Property (or, if applicable, to make P&I Advances with respect to a Non-Serviced Mortgage Loan), (iv) the obligation of the Special Servicer to make, or direct the Master Servicer to make, Servicing Advances (including Emergency Advances) or otherwise to incur servicing expenses with respect to any Serviced Mortgage Loan, Serviced Companion Loan or Administered REO Property, (v) the right of the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates to receive reimbursement of costs, or the sufficiency of any compensation payable to it, hereunder or with respect to any particular transaction, (vi) any ownership, servicing and/or management by the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates, of any other mortgage loans or real property, (vii) the ownership by the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates of any other debt owed by, or secured by ownership interests in, any of the Borrowers or any Affiliate of a Borrower, and (viii) the obligations of the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates to repurchase any Mortgage Loan from the Trust Fund, or to indemnify the Trust Fund, in any event as a result of a Material Breach or a Material Document Defect;

provided that the foregoing standards shall apply with respect to a Non-Serviced Mortgage Loan and any related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to this Agreement.

“Servicing Succession”: As defined in Section 3.28(a).

“Servicing Termination Event”: As defined in Section 7.01(a).

“Servicing Transfer Event”: With respect to any Serviced Mortgage Loan or Serviced Loan Combination, the occurrence of any of the events described in clauses (a) through (h) of the definition of “Specially Serviced Mortgage Loan”.

“Similar Law”: Any federal, state or local law that is materially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

“Sole Certificateholder(s)”: Any Holder or group of Holders, as the case may be, of 100% of each of the Class E, Class F and Class G Certificates with Certificate Principal Balances greater than zero.

“Space Lease”: The space or occupancy lease pursuant to which any Borrower holds a leasehold interest in the related Mortgaged Property, together with any estoppels or other agreements executed and delivered by the lessor in favor of the lender under the related Mortgage Loan(s).

“Special Notice”: Any of the following delivered by any Person hereunder to any other Person: (i) any notice of a modification, waiver or amendment of any term of any Mortgage Loan; (ii) any notice of Final Distribution Date; (iii) any notice of the occurrence of a Servicing Termination Event; (iv) any notice of the resignation of the Trustee or the Certificate Administrator and notice of the acceptance of appointment by the successor trustee or certificate administrator; (v) any Officer’s Certificate of the Master Servicer or the Special Servicer in connection with a determination that an Advance is or would be a Nonrecoverable Advance (including supporting documentation); (vi) any notice of the termination of the Master Servicer or the Special Servicer; and (vii) any notice of the termination of the Trust Fund.

“Special Servicer”: Hudson Americas L.P., or its successor in interest, or any successor special servicer appointed as provided herein (including with respect to any Conflicted Special Servicer Loan, if any, the related Non-Conflicted Special Servicer appointed pursuant to Section 6.05(e) of this Agreement, as applicable and as the context may require).

“Special Servicer Decisions” means any of the following:

(a)         approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers);

(b)         agreeing to any modification, waiver, consent or amendment of a Serviced Mortgage Loan and any related Serviced Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a Mortgage Loan event of default, (ii) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment;

(c)         in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests have been satisfied), any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents;

(d)         approving easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan;

(e)         in circumstances where no lender discretion is permitted other than confirming that the conditions in the applicable Mortgage Loan documents have been satisfied, any requests for the release of collateral or the acceptance of substitute or additional collateral for a Serviced Mortgage Loan and any related Serviced Companion Loan other than: (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the Mortgagor’s ability to make any payments with respect to such Mortgage Loan or Serviced Loan Combination; (ii) the release, substitution or addition of collateral securing such Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral; or (iii) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property;

(f)          any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance,” “earn-out” or “holdback” escrows or reserves including the funding or disbursement of any such amounts with respect to the Mortgage Loans listed on Schedule V to this Agreement, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance related criteria is not required pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, shall not constitute a Special Servicer Decision);

(g)         any adoption or implementation of a budget submitted by a Mortgagor with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination with a debt service coverage ratio of below 1.25x (to the extent lender approval is required under the related Mortgage Loan documents), if such budget includes material (more than 10%) increases in operating expenses or payments to entities actually known by the Master Servicer to be Affiliates of the related Mortgagor (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Loan Combination); and

(h)         any determination as to whether or not to cure any borrower defaults relating to ground leases (or, with respect to leasehold interests that are Space Leases or air rights leases, Space Leases or air rights leases) that are part of the collateral for the related Mortgage Loan;

provided, that in the case of each of the foregoing clauses (a) through (h), such action is not otherwise a Material Action.

“Special Servicing Fee”: With respect to each Specially Serviced Mortgage Loan and each REO Mortgage Loan (other than any Non-Serviced Mortgage Loan), the fee designated as such and payable to the Special Servicer pursuant to the first paragraph of Section 3.11(c).

“Special Servicing Fee Rate”: With respect to each Specially Serviced Mortgage Loan and each REO Mortgage Loan (other than any Non-Serviced Mortgage Loan), 0.25% per annum.

“Specially Designated Mortgage Loan Documents”: With respect to any Mortgage Loan, the following documents on a collective basis:

(i)        the original executed Mortgage Note or alternatively, if the original executed Mortgage Note has been lost, an original lost note affidavit and indemnity with a copy of such Mortgage Note;

(ii)       an original or a copy of the Mortgage, in each case (unless the particular item has been sent for recording but has not been returned from the applicable recording office) with evidence of recording indicated thereon; provided that if such original Mortgage cannot be delivered with evidence of recording thereon on or before the 90th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation, or because the public recording office retains the original or because such original Mortgage has been lost, there shall be delivered to the Custodian a true and correct copy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Mortgage Loan Seller stating that such original Mortgage has been sent to the appropriate public recording official for recordation or retained by the appropriate public recording office or (B) in the case of an original Mortgage that has been lost after recordation, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

(iii)      an original executed assignment, in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of the Mortgage, in favor of “Wilmington Trust, National Association, in its capacity as Trustee for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5” or, in the case of any Mortgage Loan included in a Serviced Loan Combination, in favor of “Wilmington Trust, National Association, as Trustee for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, and as lead lender on behalf of any Serviced Companion Loan Holder(s) secured by the [insert name of Mortgaged Property]” (or, in each case, a copy thereof, certified to be the copy of such assignment submitted for recording);

(iv)      the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan;

(v)       if a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest, the original or a copy of the related Ground Lease or Space Lease;

(vi)      if any documents relating to, evidencing or constituting Additional Collateral for such Mortgage Loan are in the form of a Letter of Credit, a photocopy of such Letter of Credit (and, for each Serviced Mortgage Loan, the original of such Letter of Credit shall be delivered to the Master Servicer);

(vii)     if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement and (b) either (i) a signed copy of the estoppel certificate or comfort letter delivered by the franchisor, manager or similar person, as applicable, for the benefit of the holder of the Mortgage Loan in connection with the Mortgage Loan Seller’s origination or acquisition of the Mortgage Loan, together with such instrument(s) of notice or transfer (if any) as are necessary to transfer or assign to the Trust Fund or the Trustee the benefits of such estoppel certificate or comfort letter, or (ii) a copy of the estoppel certificate or comfort letter delivered by the franchisor, manager or similar person, as applicable, for the benefit of the holder of the Mortgage Loan in connection with such origination or acquisition of the Mortgage Loan or Loan Combination, together with a signed copy or a fax copy of a new estoppel certificate or comfort letter (in substantially the same form and substance as the estoppel certificate or comfort letter delivered in connection with such origination or acquisition) by the franchisor, manager or similar person, as applicable, for the benefit of the Trust Fund or the Trustee (and, if a fax copy of a new estoppel certificate or comfort letter is delivered, then the original copy shall be included in the “Mortgage File” promptly following receipt thereof by the Mortgage Loan Seller).

provided, however, that in the case of a Non-Serviced Mortgage Loan, (1) the “Specially Designated Mortgage Loan Document” contemplated by clause (ii) above need only consist of the related Mortgage in recordable form provided to the related Non-Serviced Trustee or Non-Serviced Custodian pursuant to the related Non-Serviced Pooling and Servicing Agreement, but need not reflect evidence of recordation in the name of the related Non-Serviced Trustee or the related trust established under such related Non-Serviced Pooling and Servicing Agreement, and (2) the “Specially Designated Mortgage Loan Document” contemplated by clause (iii) above need only be a copy of the assignment in the name of the applicable Non-Serviced Trustee.

“Specially Serviced Mortgage Loan”: Any Serviced Mortgage Loan or any Serviced Loan Combination (including any related REO Mortgage Loan) as to which any of the following events has occurred:

(a)       the related Borrower has failed to make when due any Balloon Payment, and the Borrower has not delivered to the Master Servicer or the Special Servicer, on or before the due date of such Balloon Payment, a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Master Servicer which provides that such refinancing will occur within 60 days after the date on which such Balloon Payment will become due (provided that such Mortgage Loan or Serviced Loan Combination shall immediately become a Specially Serviced Mortgage Loan if either (x) such refinancing does not occur before the expiration of the time period for refinancing specified in such binding commitment or (y) the Master Servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Loan Combination, in respect of the Mortgage Loan included in the same Serviced Loan Combination) at any time prior to such a refinancing); or

(b)       the related Borrower has failed to make when due any Monthly Payment (other than a Balloon Payment) or any other payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage, which failure has continued unremedied for sixty (60) days; or

(c)       the Master Servicer or the Special Servicer determines (in accordance with the Servicing Standard) that a default in making any Monthly Payment (other than a Balloon Payment) or any other material payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which the subject payment will become due; or the Master Servicer or the Special Servicer determines (in accordance with the Servicing Standard) that a default in making a Balloon Payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which such Balloon Payment will become due (or, if the Borrower has delivered a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Master Servicer or the Special Servicer (and the Master Servicer or the Special Servicer, as applicable, shall promptly forward such commitment to the Special Servicer or Master Servicer, as applicable) which provides that such refinancing will occur within 60 days following the date on which such Balloon Payment will become due, the Master Servicer determines (in accordance with the Servicing Standard) that (A) the Borrower is likely not to make one or more Assumed Monthly Payments prior to such a refinancing or (B) such refinancing is not likely to occur within 60 days following the date on which such Balloon Payment will become due); or

(d)       there shall have occurred a default (including, in the Master Servicer’s or the Special Servicer’s judgment, the failure of the related Borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan Documents, unless such default has been waived in accordance with Section 3.07 or Section 3.20 hereof) under the related Mortgage Loan Documents, other than as described in clause (a), (b) or (c) above, that may, in the Master Servicer’s or the Special Servicer’s good faith and reasonable judgment, materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Loan Combination or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of any Serviced Loan Combination, the interests of the related Serviced Companion Loan Holder(s), as applicable), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Loan Combination (or, if no cure period is specified, sixty (60) days); or

(e)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Borrower and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(f)        the related Borrower shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Borrower or of or relating to all or substantially all of its property; or

(g)       the related Borrower shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(h)       the Master Servicer or the Special Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that (A) the classification of a Mortgage Loan as a Specially Serviced Mortgage Loan under clause (c) or (d) is subject to Section 3.24(b); and (B) a Serviced Mortgage Loan or Serviced Loan Combination will cease to be a Specially Serviced Mortgage Loan, when a Liquidation Event has occurred in respect of such Serviced Mortgage Loan or Serviced Loan Combination, or at such time as such of the following as are applicable occur with respect to the circumstances identified above that caused such Serviced Mortgage Loan or Serviced Loan Combination to be characterized as a Specially Serviced Mortgage Loan (and provided that no other Servicing Transfer Event then exists):

(I)        with respect to the circumstances described in clauses (a) and (b) above, the related Borrower has made three consecutive full and timely Monthly Payments under the terms of such Serviced Mortgage Loan or Serviced Loan Combination (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20);

(II)       with respect to the circumstances described in clauses (c), (e), (f), and (g) above, such circumstances cease to exist in the good faith reasonable judgment, exercised in accordance with the Servicing Standard, of the Special Servicer;

(III)     with respect to the circumstances described in clause (d) above, such default is cured in the good faith reasonable judgment, exercised in accordance with the Servicing Standard, of the Special Servicer; and

(IV)     with respect to the circumstances described in clause (h) above, such proceedings are terminated.

“S&P”: S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, or its successor in interest.

“Startup Day”: With respect to each REMIC Pool, the day designated as such in Section 2.11(a) (in the case of REMIC I), Section 2.13(a) (in the case of REMIC II) or Section 2.15(a) (in the case of REMIC III), as applicable.

“Stated Maturity Date”: With respect to any Mortgage Loan or Serviced Pari Passu Companion Loan, the Due Date specified in the related Mortgage Note (as in effect on the Closing Date or, in the case of a Replacement Mortgage Loan, on the related date of substitution) on which the last payment of principal is due and payable under the terms of such Mortgage Loan or Serviced Companion Loan, without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, waiver or amendment of such Mortgage Loan or Serviced Companion Loan granted or agreed to by the Master Servicer or Special Servicer pursuant to Section 3.20 (or, in the case of (i) a Non-Serviced Mortgage Loan, by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer pursuant to the related Non-Serviced Pooling and Servicing Agreement and (ii) an ARD Mortgage Loan, without regard to its Anticipated Repayment Date).

“Stated Principal Balance”: With respect to any Mortgage Loan or Serviced Loan Combination (or any component thereof) (and any successor REO Mortgage Loan with respect thereto), a principal balance which (a) initially shall equal the unpaid principal balance thereof as of the related Cut-off Date or, in the case of any Replacement Mortgage Loan, as of the related date of substitution, in any event after application of all payments of principal due thereon on or before such date, whether or not received, and (b) shall be permanently reduced on each subsequent Distribution Date (to not less than zero) by the sum of:

(i)        that portion, if any, of the Unadjusted Principal Distribution Amount for such Distribution Date that is attributable to such Mortgage Loan or Serviced Loan Combination (or any component thereof) (or successor REO Mortgage Loan); and

(ii)       the principal portion of any Realized Loss incurred in respect of such Mortgage Loan or Serviced Loan Combination (or any component thereof) (or successor REO Mortgage Loan) during the related Collection Period;

provided that, if a Liquidation Event occurs in respect of any Mortgage Loan or Serviced Loan Combination (or any component thereof) or the related REO Mortgage Loan, then the “Stated Principal Balance” of such Mortgage Loan or Serviced Loan Combination (or any component thereof) or of the related REO Mortgage Loan, as the case may be, shall be zero commencing as of the close of business on the Distribution Date next following the Collection Period in which such Liquidation Event occurred; and provided, further, that the Stated Principal Balance of any Non-Serviced Mortgage Loan will be calculated in accordance with the definition of “Stated Principal Balance” in the related Non-Serviced Pooling and Servicing Agreement. For purposes of this definition, monthly remittances to any Serviced Companion Loan Holders are deemed made on the Distribution Date in each calendar month.

“Subordinate Companion Loan”: A Serviced Subordinate Companion Loan. As of the Closing Date, there are no Serviced Subordinate Companion Loans related to the Trust.

“Subordinate Companion Loan Holder”: A Serviced Subordinate Companion Loan Holder.

“Sub-Servicer”: Any Person with which the Master Servicer or the Special Servicer has entered into a Sub-Servicing Agreement with respect to the Mortgage Loans or Serviced Loan Combinations in accordance with the terms hereof.

“Sub-Servicing Agreement”: The written contract between the Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Mortgage Loans or Serviced Loan Combinations as provided in Section 3.22.

“Subsidiary Servicer”: Hudson Special Services, Inc., or any successor thereto, in each case for as long as such entity is an Affiliate of Hudson Americas L.P.

“Substitution Shortfall Amount”: In connection with the substitution of one or more Replacement Mortgage Loans for any Defective Mortgage Loan, the amount, if any, by which the Purchase Price for such Defective Mortgage Loan (calculated as if it were to be repurchased, instead of replaced, on the relevant date of substitution), exceeds the initial Stated Principal Balance or the initial aggregate Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s) as of the date of substitution.

“Successful Bidder”: As defined in Section 7.01(c).

“Tax Administrator”: The Certificate Administrator, in its capacity as tax administrator hereunder, or any successor tax administrator appointed as herein provided.

“Tax Administrator Fee”: At any time when the Certificate Administrator is not also the Tax Administrator, the portion of the Certificate Administrator Fee payable to the Tax Administrator in an amount agreed to by the Certificate Administrator and the Tax Administrator.

“Tax Matters Person”: With respect to any REMIC Pool, the Person designated as the “tax matters person” of such REMIC Pool in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1, which Person shall, pursuant to Section 10.01(b), be the Holder of Certificates evidencing the largest Percentage Interest in the Class R Certificates.

“Tax Returns”: The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit Income (REMIC) Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holder of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS under any applicable provisions of federal tax law or any other governmental taxing authority under applicable state or local tax laws.

“Termination Price”: As defined in Section 9.01(a).

“The Frontier Borrower Litigation”: As defined in Section 3.34(a).

“The Frontier Loan REMIC”: A segregated asset pool designated as a REMIC pursuant to the REMIC Declaration consisting of The Frontier Mortgage Loan, the proceeds thereof and any property securing such Mortgage Loan that is acquired by foreclosure or deed-in-lieu of foreclosure (to the extent of The Frontier Loan REMIC’s interest in such property securing The Frontier Mortgage Loan).

“The Frontier Loan REMIC Regular Interest”: As defined in Section 2.17.

“The Frontier Mortgage Loan”: The Mortgage Loan secured by the property identified on Schedule I as “The Frontier”. For federal income tax purposes, The Frontier Mortgage Loan represents a beneficial interest in The Frontier Loan REMIC Regular Interest equal to the outstanding principal balance of The Frontier Mortgage Loan.

“Third Party Mortgage Loans”: Each Mortgage Loan for which an entity other than LStar Capital Finance II is identified as the originator on the Mortgage Loan Schedule. There are no Third Party Mortgage Loans related to the Trust as of the Closing Date.

“Third Party Reports”: With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report or property condition report, if any.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transfer Affidavit and Agreement”: As defined in Section 5.02(d).

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferor”: Any Person who is disposing by Transfer of any Ownership Interest in a Certificate.

“Trust”: The trust created hereby.

“Trust Fund”: Collectively, all of the assets of all the REMIC Pools and the Loss of Value Reserve Fund. For the avoidance of doubt, no Companion Loan is an asset of the Trust Fund.

“Trustee”: Wilmington Trust, National Association, in its capacity as trustee hereunder, or any successor trustee appointed as herein provided.

“Trustee Fee”: At any time when the Certificate Administrator is not also the Trustee, the portion of the Certificate Administrator Fee payable to the Trustee equal to a monthly fee of $290 pursuant to Section 8.05(a).

“UCC”: The Uniform Commercial Code in effect in the applicable jurisdiction.

“UCC Financing Statement”: A financing statement filed, or to be filed, pursuant to the UCC.

“Unadjusted Distributable Certificate Interest”: As defined in the definition of “Interest Distribution Amount.”

“Unadjusted Principal Distribution Amount”: As defined in the definition of “Principal Distribution Amount.”

“Uncertificated Accrued Interest”: As defined in Section 2.11(g) with respect to any REMIC I Regular Interest for any Interest Accrual Period and in Section 2.13(g) with respect to any REMIC II Regular Interest for any Interest Accrual Period.

“Uncertificated Distributable Interest”: As defined in Section 2.11(g) with respect to any REMIC I Regular Interest for any Distribution Date and in Section 2.13(g) with respect to any REMIC II Regular Interest for any Distribution Date.

“Uncertificated Principal Balance”: The principal balance outstanding from time to time of any REMIC I Regular Interest (calculated in accordance with Section 2.11(e) hereof) or any REMIC II Regular Interest (calculated in accordance with Section 2.13(e) hereof).

“United States Securities Person”: Any “U.S. person” as defined in Rule 902(k) of Regulation S.

“United States Tax Person”: A citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the Code (or, to the extent provided in the applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that elect to be treated as United States Tax Persons).

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Subsection (iii) of Section 3.05(a)(II) but that has not been recovered from the Borrower or otherwise from collections on or the proceeds of the Mortgage Loan, Serviced Loan Combination or REO Property in respect of which the Advance was made.

“USPAP”: The Uniform Standards of Professional Appraisal Practices.

“Voting Rights”: The voting rights evidenced by the respective Certificates. At all times during the term of this Agreement, 99.0% of the Voting Rights shall be allocated among all the Holders of the various Classes of Principal Balance Certificates in proportion to the respective Class Principal Balances of such Classes, 1.0% of the Voting Rights shall be allocated to the Holders of the Class X Certificates for as long as they have a Class Notional Amount greater than zero. Voting Rights allocated to a particular Class of Certificateholders shall be allocated among such Certificateholders in proportion to the respective Percentage Interests evidenced by their respective Certificates. No Voting Rights shall be allocated to the Class Q and Class R Certificateholders.

“WAC Rate”: With respect to each Interest Accrual Period, is the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the REMIC I

Remittance Rates applicable to the respective REMIC I Regular Interests for such Interest Accrual Period, weighted on the basis of the respective Uncertificated Principal Balances of such REMIC I Regular Interests outstanding immediately prior to the related Distribution Date.

“Wells Fargo Securities”: Wells Fargo Securities, LLC or its successor in interest.

“Westin Palo Alto Loan Combination”: As defined in the Preliminary Statement.

“Westin Palo Alto Mortgage Loan”: As defined in the Preliminary Statement.

“Westin Palo Alto Pari Passu Companion Loan”: As defined in the Preliminary Statement.

“WHFIT” means a “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations” means Treasury Regulations section 1.671-5, as amended.

“WHMT” means a “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(23) or successor provisions.

“Within Grace Period Loan”: With respect to any Monthly Payment or Assumed Monthly Payment due and payable, or deemed due and payable, in respect of any particular Mortgage Loan, the status attributable to that Mortgage Loan by reason of, if applicable, the fact that, although such Monthly Payment or Assumed Monthly Payment has not been received, the Due Date, together with any applicable grace period, for such Monthly Payment or Assumed Monthly Payment has not passed.

“Workout-Delayed Reimbursement Amount”: As defined in Subsection (II)(i) of Section 3.05(a).

“Workout Fee”: The fee designated as such in, and payable to the Special Servicer in connection with Corrected Mortgage Loans pursuant to, the second paragraph of Section 3.11(c).

“Workout Fee Rate”: With respect to each Corrected Mortgage Loan, 1.00%.

“Yield Maintenance Charge”: With respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a Borrower in connection with a Principal Prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

SECTION 1.02. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)          the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)         accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as in effect from time to time;

(iii)        references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)        a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)        the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)        the terms “include” and “including” shall mean without limitation by reason of enumeration.

SECTION 1.03.     Certain Calculations in Respect of the Mortgage Pool.

(a)         All amounts Received by the Trust in respect of or allocable to any particular Mortgage Loan (but excluding any Non-Serviced Mortgage Loan, which shall be allocated in accordance with Section 1.03(c), hereof), including any payments from Borrowers, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds (including any such collections on or in respect of Corrected Mortgage Loans but exclusive, if applicable, in the case of any Serviced Loan Combination, of amounts payable to any related Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement), together with any other cash recoveries on and proceeds of such Mortgage Loan shall be applied to amounts due and owing under the related Mortgage Note and Mortgage (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Loan Documents and, in the absence of such express provisions or if and to the extent that such terms authorize the lender to use its discretion, shall be applied: first, as a recovery of any related and unreimbursed Servicing Advances (together with, without duplication, any Unliquidated Advances in respect of prior Servicing Advances and any prior Servicing Advances theretofore determined to constitute Nonrecoverable Servicing Advances) and, if applicable, unpaid Liquidation Expenses; second, as a recovery of accrued and unpaid interest (together with, without duplication, any Unliquidated Advances in respect of prior P&I Advances of such interest and any P&I Advances of interest theretofore determined to constitute Nonrecoverable P&I Advances) on such Mortgage Loan to, but not including, the Due Date in the Collection Period in which the collection occurred, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest; provided, however, that in no event shall any portion of any Liquidation Proceeds be applied under this clause second to any interest that previously accrued on a Mortgage Loan and constitutes an Appraisal Reduced Interest Amount or accrued at the related Mortgage Pass-Through Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made; third, as a recovery of principal (together with, without duplication, any Unliquidated Advances in respect of prior P&I Advances of such principal and any prior P&I Advances of such principal theretofore determined to constitute Nonrecoverable P&I Advances) of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid principal balance); fourth, any

Appraisal Reduced Interest Amount then existing with respect to such Mortgage Loan and any unpaid interest (exclusive of Default Charges) that accrued at the related Mortgage Pass-Through Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made; fifth, unless a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items; sixth, unless a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of Reserve Funds to the extent then required to be held in escrow; seventh, as a recovery of any Default Charges then due and owing under such Mortgage Loan; eighth, as a recovery of any Prepayment Premium or Yield Maintenance Charge then due and owing under such Mortgage Loan; ninth, as a recovery of any Assumption Fees and Modification Fees then due and owing under such Mortgage Loan; tenth, as a recovery of any other amounts then due and owing under such Mortgage Loan, other than remaining unpaid principal; and, eleventh, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; provided that, in connection with any Serviced Mortgage Loan (or Serviced Loan Combination), payments or proceeds received from the related Borrower with respect to any partial release (including pursuant to a condemnation) of a Mortgaged Property at a time when the loan-to-value ratio of the related Serviced Mortgage Loan (or Serviced Loan Combination) exceeds 125% (based solely on the value of the real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the Trustee) must be applied to reduce the principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination) in the manner permitted by the REMIC Provisions.

(b)         Amounts Received by the Trust with respect to each REO Property (other than, if applicable, any REO Property related to a Non-Serviced Mortgage Loan which shall be allocated in accordance with Section 1.03(c), hereof and other than, if applicable, in the case of any Serviced Loan Combination, amounts payable to any related Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement as set forth in Section 1.03(f) hereof), exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property, shall be treated: first, as a recovery of any related and unreimbursed Servicing Advances (together with any Unliquidated Advances in respect of prior Servicing Advances and any prior Servicing Advances theretofore determined to constitute Nonrecoverable Servicing Advances) and, if applicable, unpaid Liquidation Expenses; second, as a recovery of accrued and unpaid interest (together with any Unliquidated Advances in respect of prior P&I Advances of such interest and any P&I Advances of interest theretofore determined to constitute Nonrecoverable P&I Advances) on the related REO Mortgage Loan to, but not including, the Due Date in the Collection Period of receipt by or on behalf of the Trust, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest; provided, however, that in no event shall any portion of any Liquidation Proceeds be applied under this clause second to any interest that previously accrued on a Mortgage Loan and constitutes an Appraisal Reduced Interest Amount or accrued at the related Mortgage Pass-Through Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made; third, as a recovery of principal (together with any Unliquidated Advances in respect of prior P&I Advances of such principal and any P&I Advances of principal theretofore determined to constitute Nonrecoverable P&I Advances) of the related REO Mortgage Loan to the extent of its entire unpaid principal balance; fourth, any Appraisal Reduced Interest Amount then existing with respect to such Mortgage Loan and any unpaid interest (exclusive of Default Charges) that accrued at the related Mortgage Pass-Through Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made; fifth, as a recovery of any Default Charges deemed to be due and owing in respect of the related REO Mortgage Loan; sixth, as a recovery of any Prepayment Premium or Yield Maintenance Charge deemed to be due and owing in respect of the related REO Mortgage Loan; and seventh, as a recovery of any other amounts deemed to be due and owing in respect of the related REO Mortgage Loan.

(c)         Amounts collected on or with respect to any Serviced Loan Combination or any related REO Property shall be applied in accordance with the allocation and payment provisions of the applicable Co-Lender Agreement. In no event, however, shall there be charged to or borne by any one or more related Serviced Companion Loan Holders, as applicable, any out-of-pocket expense incurred under this Agreement that, in the good faith, reasonable judgment of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, (i) relates primarily to the general administration of the Trust Fund (and is not attributable to any particular mortgage loans), (ii) relates primarily to a REMIC Pool or the general administration thereof, (iii) relates primarily to any determination respecting the amount, payment or avoidance of any tax on the Trust Fund under the REMIC Provisions, (iv) relates to any unrelated Mortgage Loan, or (v) consists of the actual payment of any REMIC tax. Section 1.03 and Section 3.05(a) of this Agreement shall be construed in accordance with the preceding statement.

(d)         The parties hereto acknowledge that any payments, collections and recoveries received by the parties to the Non-Serviced Pooling and Servicing Agreement related to a Non-Serviced Mortgage Loan are required to be allocated by such parties as interest, principal or other amounts in accordance with the terms and conditions of the related Co-Lender Agreement and the related Non-Serviced Mortgage Loan.

(e)         The foregoing applications of amounts received in respect of any Mortgage Loan or REO Property shall be determined by the Master Servicer and reflected in the appropriate monthly report from the Master Servicer and in the appropriate monthly Distribution Date Statement as provided in Section 4.02.

(f)          All net present value calculations and determinations made with respect to a Serviced Mortgage Loan, a Serviced Loan Combination, Mortgaged Property or REO Property (other than any Mortgaged Property or REO Property, or any interest therein, related to any Non-Serviced Mortgage Loan) (including for purposes of the definition of “Servicing Standard”) shall be made using a discount rate (a) for principal and interest payments on a Mortgage Loan or Serviced Loan Combination, or the sale of a Mortgage Loan, Mortgage Loan or Serviced Loan Combination, equal to the higher of (x) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrower on similar non-defaulted debt of such Borrower as of such date of determination and (y) the Mortgage Rate on the applicable Mortgage Loan or Serviced Loan Combination based on its outstanding principal balance (or, in connection with a sale of a Mortgage Loan related to a Serviced Loan Combination, the senior note interest rate), and (b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property or REO Property.

SECTION 1.04.     Incorporation of Preliminary Statement.

The parties hereto acknowledge that the Preliminary Statement at the beginning of this Agreement constitutes a part of this Agreement.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES; ORIGINAL ISSUANCE OF REMIC I REGULAR INTERESTS, REMIC II REGULAR INTERESTS, REMIC I RESIDUAL INTEREST, REMIC II RESIDUAL INTEREST, REMIC III RESIDUAL INTEREST AND CERTIFICATES

SECTION 2.01.     Conveyance of Mortgage Loans.

(a)         It is the intention of the parties hereto that a common law trust be established under the laws of the State of New York pursuant to this Agreement and, further that such trust be designated as “LSTAR Commercial Mortgage Trust 2017-5”. The fiscal year-end of such trust shall be December 31. Wilmington Trust, National Association is hereby appointed, and does hereby agree to act, as Trustee hereunder and, in such capacity, to hold the Trust Fund in trust for the exclusive use and benefit of all present and future Certificateholders. This Agreement is not intended to create a partnership or a joint-stock association between or among any of the parties hereto.

(b)         The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders (and for the benefit of the other parties to this Agreement as their respective interests may appear) all the right, title and interest of the Depositor, in, to and under (i) the Mortgage Loans and all documents delivered or caused to be delivered hereunder with respect to the Mortgage Loans by the Mortgage Loan Seller (including all documents included in the related Mortgage Files and Servicing Files and any related Additional Collateral), (ii) the rights of the Depositor under Sections 2, 3, 4 (other than Section 4(c)) and 5 ((other than Section 5(f)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18) of the Mortgage Loan Purchase Agreement, (iii) the right, title and interest of the Depositor under the Mortgage Loan Purchase Agreement Partial Guaranty, (iv) all other assets included or to be included in the Trust Fund, (v) all principal and interest under and proceeds of the Mortgage Loans received after their respective Cut-off Dates (other than scheduled payments of interest and principal due and payable on such Mortgage Loans on or before their respective Cut-off Dates (or, in the case of a Replacement Mortgage Loan, on or prior to the related date of substitution), which amounts shall belong and be promptly remitted to the Mortgage Loan Seller), together with all documents delivered or caused to be delivered hereunder with respect to the Original Mortgage Loans by the Mortgage Loan Seller (including all documents included in the related Mortgage Files and Servicing Files and any related Additional Collateral), (vi) any REO Property acquired in respect of an Original Mortgage Loan (or, in the case of any REO Property related to a Non-Serviced Mortgage Loan, the beneficial interest of the holder of the related Non-Serviced Pari Passu Companion Loan with respect thereto), (vii) such funds or assets as from time to time are deposited in each Collection Account (but not (A) in the Serviced Pari Passu Companion Loan Custodial Account or (B) to the extent related to any Serviced Subordinate Companion Loan, in the related Serviced A/B Loan Combination Custodial Account), the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, and subject to the rights of any related Serviced Companion Loan Holder(s), as applicable, the REO Account and all investment earnings on such amounts and (viii) all income, payments, products and proceeds of any of the foregoing, together with any additions thereto or substitutions therefor.

The Depositor’s transfer and conveyance of: (i) any Non-Serviced Mortgage Loan is subject to the related Non-Serviced Pooling and Servicing Agreement and the related Co-Lender

Agreement and (ii) any Mortgage Loan that is part of a Serviced Loan Combination is subject to the related Co-Lender Agreement.

After the Depositor’s transfer of the Original Mortgage Loans to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust’s ownership of the Mortgage Loans.

(c)         The conveyance of the Original Mortgage Loans and the related rights and property accomplished hereby is absolute and is intended by the parties hereto to constitute an absolute transfer of the Original Mortgage Loans and such other related rights and property by the Depositor to the Trustee for the benefit of the Certificateholders. Furthermore, it is not intended that such conveyance be a pledge of security for a loan. If such conveyance is determined to be a pledge of security for a loan, however, the Depositor and the Trustee intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor and the Trustee also intend and agree that, in such event, (i) this Agreement shall constitute a security agreement under applicable law, (ii) the Depositor shall be deemed to have granted and hereby grants to the Trustee (in such capacity) a first priority security interest in all of the Depositor’s right, title and interest in and to the following, whether now owned or existing or hereafter acquired or arising: (1) the Mortgage Loans, together with all documents delivered or caused to be delivered hereunder with respect to the Mortgage Loans by the Mortgage Loan Seller (including all documents included in the related Mortgage Files and Servicing Files and any related Additional Collateral), (2) all principal and interest received on or with respect to such Mortgage Loans after the Cut-off Date (other than scheduled payments of interest and principal due and payable on such Mortgage Loans on or prior to their respective Cut-off Dates or, in the case of a Replacement Mortgage Loan, on or prior to the related date of substitution), (3) all amounts held from time to time in each Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, the REO Accounts, and all investment earnings on such amounts, (4) all of the Depositor’s right, title and interest under the Mortgage Loan Purchase Agreement that are described under clause (ii) of the first sentence of Section 2.01(b), (5) all of the Depositor’s right, title and interest under the Mortgage Loan Purchase Agreement Partial Guaranty, (6) all other assets included or to be included in the Trust Fund, (7) any REO Property acquired in respect of an Original Mortgage Loan and (8) all income, payments, products and proceeds of any of the foregoing, together with any additions thereto or substitutions therefor, (iii) the possession by the Custodian on the Trustee’s behalf of the Mortgage Notes with respect to the Mortgage Loans subject hereto from time to time and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” or possession by a purchaser or person designated by such secured party for the purpose of perfecting such security interest under applicable law, and (iv) notifications to, and acknowledgments, receipts or confirmations from, Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, a UCC financing statement substantially in the form attached as Exhibit J hereto in all appropriate locations in the State of Delaware promptly following the initial issuance of the Certificates, and the Certificate Administrator shall, at the expense of the Trust Fund (to the extent reasonable), prepare and file continuation statements with respect thereto, in each case in the six month-period prior to every fifth anniversary of the date of the initial UCC financing statement. The Depositor shall cooperate in a reasonable manner with the Certificate Administrator in the preparation and filing such continuation statements. This Section 2.01(c) shall constitute notice to the Certificate Administrator pursuant to any requirements of the UCC in effect in each applicable jurisdiction.

(d)         In connection with the Depositor’s assignment pursuant to Section 2.01(b) above, the parties acknowledge that the Mortgage Loan Seller is obligated, at the Mortgage Loan Seller’s expense, pursuant to the Mortgage Loan Purchase Agreement, to deliver to and deposit with, or cause to be delivered to and deposited with, the Custodian, (i) on or before the Closing Date, the Mortgage Note relating to each Mortgage Loan so assigned, endorsed to the Trustee as specified in clause (i) of the definition of “Mortgage File” (or, alternatively, if the original executed Mortgage Note has been lost, an original lost note affidavit and indemnity with a copy of such Mortgage Note as specified in clause (i) of the definition of “Mortgage File”) and (ii) on or before the respective delivery dates therefor set forth in the Mortgage Loan Purchase Agreement, the remainder of the Mortgage File and any Additional Collateral (other than Reserve Funds, which are to be transferred to the Master Servicer, and other than the originals of Letters of Credit, which are to be transferred to the Master Servicer) for each Original Mortgage Loan acquired by the Depositor from the Mortgage Loan Seller. Notwithstanding the preceding sentence, if the Mortgage Loan Seller cannot so deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in clauses (ii), (vi) (if applicable), (ix) (if applicable) and (x)(A) (if applicable), of the definition of “Mortgage File”, with evidence of recording or filing (if applicable, and as the case may be) thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as the case may be, then (subject to the obligation of the Mortgage Loan Seller to nonetheless (1) from time to time make or cause to be made reasonably diligent efforts to obtain such document or instrument (with such evidence) if it is not returned within a reasonable period after the date when it was transmitted for recording and (2) deliver such document or instrument to the Custodian (if such document or instrument is not otherwise returned to the Custodian) promptly upon the Mortgage Loan Seller’s receipt thereof), so long as a copy of such document or instrument, certified by the Mortgage Loan Seller or title agent as being a copy of the document deposited for recording or filing and (in the case of such clause (ii)) accompanied by an Officer’s Certificate of the Mortgage Loan Seller or a statement from the title agent to the effect that such original Mortgage has been sent to the appropriate public recording official for recordation, has been delivered to the Custodian on or before the respective delivery dates therefor set forth in the Mortgage Loan Purchase Agreement, the delivery requirements of the Mortgage Loan Purchase Agreement shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File; and if the Mortgage Loan Seller cannot or does not so deliver, or cause to be delivered, as to any Mortgage Loan (exclusive of a Non-Serviced Mortgage Loan), the original of any of the documents and/or instruments referred to in clauses (iii) and (x)(B) (if applicable) of the definition of “Mortgage File”, because such document or instrument has been delivered for recording or filing, as the case may be, then (subject to the obligation of the Mortgage Loan Seller to nonetheless (1) from time to time make or cause to be made reasonably diligent efforts to obtain such document or instrument (with such evidence) if it is not returned within a reasonable period after the date when it was transmitted for recording and (2) deliver such document or instrument to the Custodian (if such document or instrument is not otherwise returned to the Custodian) promptly upon the Mortgage Loan Seller’s receipt thereof), so long as a copy of such document or instrument, certified by the Mortgage Loan Seller, a title agent or a recording or filing agent as being a copy of the document deposited for recording or filing and accompanied by an Officer’s Certificate of the Mortgage Loan Seller or a statement from the title agent that such document or instrument has been sent to the appropriate public recording official for recordation, has been delivered to the Custodian on or before the respective delivery dates therefor set forth in the Mortgage Loan Purchase Agreement, the delivery requirements of the Mortgage Loan Purchase Agreement shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the Mortgage File. In addition, with respect to each Mortgage Loan (exclusive of a Non-Serviced Mortgage Loan) under which any Additional Collateral is in the form of a Letter of Credit as of the Closing Date, the parties acknowledge that the Mortgage Loan Seller is contractually obligated to cause to be prepared, executed and delivered to the issuer of each such Letter of Credit such notices, assignments and acknowledgments as are required under such Letter of Credit to assign, without recourse, to the Trustee the Mortgage Loan Seller’s rights as the beneficiary thereof and drawing party thereunder. Furthermore, with respect to each Mortgage Loan (exclusive of a Non-Serviced Mortgage Loan), if any, as to which there exists a secured creditor impaired property insurance policy or pollution limited liability environmental impairment policy covering the related Mortgaged Property, the Mortgage Loan Seller is contractually obligated to cause such policy, within a reasonable period following the Closing Date, to inure to the benefit of the Trustee on behalf of the Certificateholders (if and to the extent that it does not by its terms automatically inure to the holder of such Mortgage Loan). The Depositor shall deliver to the Trustee and the Custodian on or before the Closing Date fully executed counterparts of the Mortgage Loan Purchase Agreement and the Mortgage Loan Purchase Agreement Partial Guaranty. With respect to a Non-Serviced Mortgage Loan, the parties hereto acknowledge the provisions of the related Mortgage Loan Purchase Agreement in which the Mortgage Loan Seller represents, warrants and covenants to the effect that the documents described in clauses (ii), (iii) and (xi) of the definition of “Mortgage File” and documents comparable to those described in clauses (iv), (vi) and (ix)(B) of the definition of “Mortgage File” have been delivered to the trustee or custodian under the related Non-Serviced Pooling and Servicing Agreement, except to the extent that the absence of such document does not constitute a breach pursuant to the terms of the related Non-Serviced Pooling and Servicing Agreement. In addition, with respect to a Non-Serviced Mortgage Loan, the parties hereto acknowledge the provisions of the related Mortgage Loan Purchase Agreement in which the Mortgage Loan Seller agrees that any “Document Defect” as such term is defined in the applicable Non-Serviced Pooling and Servicing Agreement shall constitute a Document Defect under the related Mortgage Loan Purchase Agreement; provided that the foregoing shall not apply to any Document Defect related solely to the promissory note for any related Non-Serviced Pari Passu Companion Loan. None of the Depositor, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer or the Special Servicer shall be liable for any failure by the Mortgage Loan Seller to comply with the document delivery requirements of the Mortgage Loan Purchase Agreement.

(e)         The parties hereto acknowledge that, for each Serviced Mortgage Loan, the Mortgage Loan Purchase Agreement requires the Mortgage Loan Seller to submit, or cause to be submitted, for recording or filing, as the case may be, including via electronic means, if appropriate, in or with the appropriate office for real property records, each assignment of Mortgage and assignment of Assignment of Leases in favor of the Trustee referred to in clauses (iii) and (vi) and, if applicable each assignment of UCC Financing Statement in favor of the Trustee referred to in clause (x)(B) of the definition of “Mortgage File”. Each such assignment shall reflect that it should be returned by the public recording office to the Mortgage Loan Seller following recording and each assignment of UCC Financing Statement shall reflect that the file copy thereof or an appropriate receipt therefor, as applicable, should be returned to the Mortgage Loan Seller following filing; provided that in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the Mortgage Loan Seller shall obtain therefrom a copy of the recorded original. The Mortgage Loan Seller has agreed in the related Mortgage Loan Purchase Agreement, at such time as such assignments (or copies, to the extent set forth in the proviso of the preceding sentence) have been returned to the Mortgage Loan Seller, to deliver or cause the delivery of each such assignment (or copy, as applicable) to the Custodian (with a copy thereof to the Master Servicer at the expense of the Mortgage Loan Seller) following filing. The parties hereto further acknowledge that, for each Serviced Mortgage Loan, the Mortgage Loan Purchase Agreement requires the Mortgage Loan Seller, if any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, to prepare or cause to be prepared promptly, pursuant to the Mortgage Loan Purchase Agreement, a substitute therefor or cure such defect, as the case may be, and thereafter cause the same to be duly recorded or filed, as appropriate. If the Mortgage Loan Seller has been so notified and has not prepared a substitute document or cured such defect, as the case may be, within sixty (60) days, the Custodian shall promptly notify the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Rating Agencies, the Majority Controlling Class Certificateholder and the Directing Certificateholder.

(f)          In connection with the Depositor’s assignment pursuant to Section 2.01(b) above, the parties acknowledge that the Mortgage Loan Seller is contractually obligated, at the Mortgage Loan Seller’s expense, pursuant to the Mortgage Loan Purchase Agreement, to deliver to and deposit with, or cause to be delivered to and deposited with, the Master Servicer, on or before the Closing Date: (i) a copy of the Mortgage File for each Mortgage Loan (except that copies of instruments of assignment shall be forwarded by the Custodian upon request when the originals are returned to the Custodian in accordance with Section 2.01(e)); (ii) originals or copies of all financial statements, appraisals, environmental reports, engineering reports, transaction screens, seismic assessment reports, leases, rent rolls, Insurance Policies and certificates, major space leases, legal opinions and tenant estoppels and any other relevant documents relating to the origination and servicing of any Mortgage Loan or Serviced Loan Combination that are reasonably necessary for the ongoing administration and/or servicing of the applicable Mortgage Loan or Serviced Loan Combination in the possession or under the control of the Mortgage Loan Seller that relate to the Original Mortgage Loans or Serviced Loan Combination transferred by it to the Depositor and, to the extent that any original documents or copies, as applicable, of the following documents are not required to be a part of a Mortgage File for any such Original Mortgage Loan, originals or copies of all documents, certificates and opinions in the possession or under the control of the Mortgage Loan Seller that were delivered by or on behalf of the related Borrowers in connection with the origination of such Original Mortgage Loans (provided that the Mortgage Loan Seller shall not be required to deliver any attorney-client privileged communication, draft documents or any documents or materials prepared by it or its Affiliates for internal uses, including without limitation, credit committee briefs or memoranda and other internal approval documents); and (iii) all unapplied Reserve Funds and Escrow Payments in the possession or under the control of the Mortgage Loan Seller that relate to the Original Mortgage Loans transferred by the Mortgage Loan Seller to the Depositor. The Master Servicer (or a Sub-Servicer on its behalf) shall hold all such documents, records and funds that it so receives on behalf of the Trust for the benefit of the Certificateholders (and, insofar as they also relate to any Serviced Companion Loan, on behalf of and for the benefit of any and all related Serviced Companion Loan Holder(s), as applicable).

(g)         With respect to the Mortgage Loans identified as Loan Nos. 3, 6 and 21 on the Mortgage Loan Schedule, which are each subject to a franchise agreement with a related comfort letter in favor of the Mortgage Loan Seller, the Mortgage Loan Seller shall, within 30 days of the Closing Date (or any shorter period if required by the applicable comfort letter), notify the related franchisor that such Mortgage Loans have been transferred to the Trust and request a replacement comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) and deliver to the Master Servicer a copy of each such notice and request and the existing comfort letters, and the Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter) within a reasonable amount of time after the end of such 30-day period, if necessary.

SECTION 2.02.     Acceptance of Mortgage Loans by Trustee.

(a)         Subject to the other provisions in this Section 2.02, the Trustee, by its execution and delivery of this Agreement, hereby accepts receipt on behalf of the Trust, through the Custodian on its behalf, of (i) the Original Mortgage Loans and all documents delivered to the Custodian that constitute portions of the related Mortgage Files and (ii) all other assets delivered to the Custodian and included in the Trust Fund, in good faith and without notice of any adverse claim. The Custodian declares that it holds and will hold such documents and any other documents received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Original Mortgage Loans and such other assets, together with any other Mortgage Loans and assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. To the extent that the Mortgage File relates to a Mortgage Loan that is part of a Serviced Loan Combination, the Custodian shall also hold such Mortgage File in trust for the use and benefit of the related Serviced Companion Loan Holder(s), as applicable. The Master Servicer acknowledges receipt of all of the original Letters of Credit relating to the Mortgage Loans or Serviced Loan Combination delivered to it (copies of which are part of the Mortgage File) and agrees to hold such Letters of Credit in trust for the benefit of the Trustee. In connection with the foregoing, the Custodian hereby certifies to each of the other parties hereto, the Mortgage Loan Seller and each Placement Agent that, as to the Mortgage Loan, except as specifically identified in the Schedule of Exceptions to Mortgage File Delivery attached hereto as Schedule II, (i) all documents specified in clause (i) of the definition of “Mortgage File” are in its possession, and (ii) the original Mortgage Note (or, if accompanied by an original lost note affidavit and indemnity, the copy of such Mortgage Note) received by it with respect to such Mortgage Loan has been reviewed by it and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

(b)         On or about the 60th day following the Closing Date, the Custodian shall review the documents delivered to it with respect to each Original Mortgage Loan, and the Custodian shall, subject to Sections 2.02(c), 2.02(d) and Section 2.02(e), certify in writing (and, if any exceptions are noted or if the recordation/filing contemplated by Section 2.01(e) has not been completed (based solely on receipt by the Trustee of the particular documents showing evidence of the recordation/filing), the Custodian shall deliver updates to any exception list attached to such certification in accordance with the penultimate sentence of this paragraph) to each of the other parties hereto (substantially in the form of Exhibit M), the Mortgage Loan Seller, any Serviced Companion Loan Holders (in each case, provided that the Custodian has received notice of the identity of and notice address information for such Serviced Companion Loan Holder, as applicable), the Majority Controlling Class Certificateholder and the Directing Certificateholder that, as to each Original Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification): (i) the original Mortgage Note specified in clause (i) of the definition of “Mortgage File” and all allonges thereto, if any (or a copy of such Mortgage Note, together with an original lost note affidavit and indemnity) and, except with respect to a Non-Serviced Mortgage Loan, the original or copy of documents specified in clauses (ii), (iii), (iv) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (v)(if applicable), clauses (vi)–(viii), (x) and (xx)(if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” have been received by it; (ii) if such report is due more than 180 days after the Closing Date, the recordation/filing contemplated by Section 2.01(e) has been completed (based solely on receipt by the Custodian of the particular recorded/filed documents or an appropriate receipt of recording/filing therefor); (iii) all documents received by it with respect to the items listed in clauses (i)

through (iv), (v)(if applicable), clauses (vi)–(viii), (x) and (xx)(if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appear to have been executed and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) above and this Section 2.02(b) and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (i), (ii), (iii)(without regard to zip code) and (iv) (only with respect to the original principal balance) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the related Mortgage File. Every ninety (90) days after such 60th day following the Closing Date, until the earlier of (i) the date on which such exceptions are eliminated and such recordation/filing has been completed, and (ii) the date on which all the affected Mortgage Loans are removed from the Trust Fund, the Custodian shall deliver electronically to the Mortgage Loan Seller, any Serviced Companion Loan Holders, the Majority Controlling Class Certificateholder and the Directing Certificateholder an update to the exception report annexed to the certification described above substantially in the form of Exhibit M, which update shall report any remaining outstanding exceptions with respect to each Original Mortgage Loan. Such delivery shall be deemed to constitute a certification of the substance of the matters set forth in the form of such Exhibit M (except as set forth in such exception report). The Master Servicer shall provide the contact name, mailing address and e-mail address of any Serviced Companion Loan Holder to the Trustee, the Custodian and the Certificate Administrator to the extent not previously provided thereto, provided that the Master Servicer has such information. The contact name, mailing address and e-mail address of each initial Serviced Companion Loan Holder is set forth on Schedule IV hereto.

(c)         If the Mortgage Loan Seller substitutes a Replacement Mortgage Loan for any Defective Mortgage Loan as contemplated by Section 2.03, the Custodian shall review the documents delivered to it with respect to such Replacement Mortgage Loan, and the Custodian shall deliver a certification comparable to that described in the prior paragraph, in respect of such Replacement Mortgage Loan, on or about the 30th day following the related date of substitution (and, if any exceptions are noted, every ninety (90) days thereafter until the earlier of (i) the date on which such exceptions are eliminated and all related recording/filing has been completed, and (ii) the date on which such Replacement Mortgage Loan is removed from the Trust Fund).

With respect to the documents described in clause (ix) and in clauses (xi) through (xviii) of the definition of “Mortgage File”, absent actual knowledge to the contrary, the Custodian may assume, for purposes of the certification(s) delivered in Section 2.02(a) or to be delivered pursuant to Section 2.02(b), that the Mortgage File for each Mortgage Loan does not include such items. With respect to the documents described in: (a) clauses (vi)–(viii) the Custodian may assume, for purposes of the Certificates delivered pursuant to Section 2.02(a) or Section 2.02(b) the Mortgage File for each Mortgage Loan does not include such items unless LStar Capital Finance II is indicated as the originator on the Mortgage Loan Schedule; and (b) clause (xix) of the definition of “Mortgage File,” the Custodian may assume, for the purposes of the certification(s) delivered in Section 2.02(a) or Section 2.02(b), that the Mortgage File for each Mortgage Loan does not include such item unless the Mortgage Loan Schedule indicates that such Mortgage Loan is secured by Mortgaged Property that is a hospitality property.

(d)         None of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, any Sub-Servicer, the Special Servicer or the Custodian is under any duty or obligation to (i) determine whether any of the documents specified in clause (ix) and in clauses (xi) through (xviii) of the definition of “Mortgage File” of the definition of “Mortgage File” exist or are required to be delivered by the Mortgage Loan Seller in respect of any Mortgage Loan unless such item(s) are specified on a checklist delivered by the Mortgage Loan Seller to the Custodian, or (ii) inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, except as expressly provided in Section 2.01(e), none of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, any Sub-Servicer, the Special Servicer or the Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

(e)         In performing the reviews contemplated by Subsections (a) and (b) above, the Custodian may conclusively rely on the Mortgage Loan Seller as to the existence, and purported genuineness of any such document and any signature thereon. It is understood that the scope of the Custodian’s review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (i), (ii), (iii), (iv) (except with respect to a Non-Serviced Mortgage Loan), (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (v)(as applicable), (vi)(if applicable), (vii)(if applicable) and (xix) (as applicable) (if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” have been received by it and such additional information as will be necessary for delivering the certifications required by Subsections (a) and (b) above.

SECTION 2.03.     Certain Repurchases and Substitutions of Mortgage Loans by the Mortgage Loan Seller.

(a)         If, in the process of reviewing the documents delivered or caused to be delivered by the Mortgage Loan Seller as contemplated by Section 2.01(d), the Custodian discovers that any document required to have been delivered as contemplated by Section 2.01(d) has not been so delivered, or discovers that any of the documents that were delivered has not been properly executed, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or is defective on its face (each, including, without limitation, that a document is missing, a “Document Defect”), or if, at any other time, the Custodian or any other party hereto discovers (without implying that any such party has a duty to make or attempt to make such discovery) a Document Defect in respect of any Mortgage Loan, the party discovering such Document Defect shall promptly so notify each of the other parties hereto. If any party hereto discovers (without implying that any such party has a duty to make or attempt to make such discovery) or receives notice of a breach of any representation or warranty relating to any Mortgage Loan set forth in or made pursuant to Section 4(b) or 4(d) of the Mortgage Loan Purchase Agreement (a “Breach”), such party shall promptly so notify each of the other parties hereto. Upon the Trustee’s discovery or receipt of notice that a Document Defect or Breach exists with respect to any Mortgage Loan, the Trustee shall notify the Directing Certificateholder, the Majority Controlling Class Certificateholder, the Depositor, the Certificate Administrator, Custodian, the Master Servicer, the Special Servicer, the Mortgage Loan Seller and the Rating Agencies.

(b)         Promptly upon its actual knowledge of any Material Document Defect or Material Breach with respect to any Mortgage Loan or its receipt of notice from the Trustee or any other party to this Agreement of a Material Document Defect or Material Breach with respect to any Mortgage Loan, the Master Servicer shall (and the Special Servicer may) notify the Mortgage Loan Seller in writing (in each case, with a copy to the Depositor) of such Material Document Defect or Material Breach, as the case may be, and direct the Mortgage Loan Seller that it must, not later than (1) ninety (90) days from discovery of the subject Material Document Defect or Material Breach by the Mortgage Loan Seller, or (2) ninety (90) days from the receipt by the Mortgage Loan Seller of such notice (or, if (x) such Material Breach or Material Document Defect, as the case may be, relates to whether such Mortgage Loan is or, as of the Closing Date (or, in the case of a Replacement Mortgage Loan, as of the related date of substitution), was a Qualified Mortgage, and (y) the Mortgage Loan Seller discovered or received prompt written notice of the relation specified in clause (x), then (z) within ninety (90) days after any earlier discovery by the Mortgage Loan Seller or any party to this Agreement of such Material Breach or Material Document Defect, as the case may be) (such 90-day period, in any case, the “Initial Resolution Period”), correct or cure such Material Document Defect or Material Breach, as the case may be, in all material respects, or repurchase the affected Mortgage Loan (as, if and to the extent required by the Mortgage Loan Purchase Agreement), at the applicable Purchase Price; provided that if the Mortgage Loan Seller certifies to the Trustee in writing (i) that such Material Document Defect or Material Breach, as the case may be, does not relate to whether the affected Mortgage Loan is or, as of the Closing Date (or, in the case of a Replacement Mortgage Loan, as of the related date of substitution), was a Qualified Mortgage, (ii) that such Material Document Defect or Material Breach, as the case may be, is capable of being cured but not within the applicable Initial Resolution Period, (iii) that the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach, as the case may be, during the applicable Initial Resolution Period, (iv) in the case of a Material Document Defect, that (x) the related Mortgage Loan is not, at the end of the Initial Resolution Period, then a Specially Serviced Mortgage Loan and a Servicing Transfer Event has not occurred as a result of a monetary default or as described in clause (e), (f) or (g) of the definition of “Specially Serviced Mortgage Loan” in this Agreement and (y) the Material Document Defect was not identified in a certification delivered to the Mortgage Loan Seller by the Custodian pursuant to Section 2.02 not less than 90 days prior to the delivery of the notice of such Material Document Defect, and (v) that the Mortgage Loan Seller anticipates that such Material Document Defect or Material Breach, as the case may be, will be cured within an additional 90-day period (such additional 90-day period, the “Resolution Extension Period”) (a copy of which certification shall be delivered by the Trustee to the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder, the Majority Controlling Class Certificateholder and the Rating Agencies), then the Mortgage Loan Seller shall have an additional period equal to the Resolution Extension Period to complete such correction or cure (or, upon failure to complete such correction or cure, for the Mortgage Loan Seller to repurchase the affected Mortgage Loan); and provided, further, that, in lieu of repurchasing the affected Mortgage Loan as contemplated above (but, in any event, no later than such repurchase would have to have been completed), the Mortgage Loan Seller shall be permitted, during the three-month period following the Startup Day for the REMIC Pool that holds the affected Mortgage Loan (or during the two-year period following such Startup Day if the affected Mortgage Loan is a “defective obligation” within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulations Section 1.860G-2(f)), to replace the affected Mortgage Loan with one or more Qualifying Substitute Mortgage Loans and to pay a cash amount equal to the applicable Substitution Shortfall Amount, subject to any other applicable terms and conditions of the Mortgage Loan Purchase Agreement and this Agreement. The parties hereto agree that delivery by the Custodian of a certification or schedule of exceptions to the Mortgage Loan Seller (or Mortgage Loan Seller) shall not in and of itself constitute delivery of notice of any Material Document Defect or knowledge of the Mortgage Loan Seller of any Material Document Defect. If any Mortgage Loan is to be repurchased or replaced as contemplated by this Section 2.03, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the applicable Purchase Price or Substitution Shortfall Amount (as the case may be) are to be wired, and the Master Servicer shall promptly notify the Trustee and the Certificate Administrator when such deposit is made. Any such repurchase or replacement of a Mortgage Loan shall be on a whole loan, servicing released basis. Notwithstanding this Section 2.03(b), the absence from the Mortgage File, (i) on the Closing Date of the Mortgage Note (or a lost note affidavit and indemnity with a copy of the Mortgage Note) and (ii) by the first anniversary of the Closing Date, of originals or copies of any other Specially Designated Mortgage Loan Document (without the presence of any factor that reasonably mitigates such absence, non-conformity or irregularity) shall be conclusively presumed to be a Material Document Defect and shall obligate the party discovering such absence to give the Trustee prompt notice, whereupon the Trustee shall notify the Mortgage Loan Seller (with a copy to the Depositor) to cure such Material Document Defect, or, failing that, repurchase the related Mortgage Loan or REO Mortgage Loan, all in accordance with the procedures set forth herein and in the related Mortgage Loan Purchase Agreement. Notwithstanding this Section 2.03(b), in the event of any Breach described in the second paragraph of Section 5(d) of any Mortgage Loan Purchase Agreement, the remedy described in such second paragraph of such Section 5(d) shall constitute the sole remedy available to the Trustee and any other affected Person with respect to such Breach. For the avoidance of doubt, none of the Trustee, the Certificate Administrator or the Custodian shall have any obligation to review or approve any condition or requirement contemplated hereunder in connection with any repurchase, removal, addition, or substitution.

The remedies provided for in this Section 2.03(b) with respect to any Material Document Defect or Material Breach with respect to any Mortgage Loan shall apply to the related REO Property.

The reasonable “out-of-pocket” costs and expenses incurred by the Master Servicer, the Special Servicer, the Trustee and/or the Custodian pursuant to this Section 2.03(b), including reasonable attorney fees and expenses, shall constitute Servicing Advances to the extent not collected from the Mortgage Loan Seller.

(c)         Whenever one or more Replacement Mortgage Loans are substituted for a Defective Mortgage Loan by the Mortgage Loan Seller as contemplated by this Section 2.03, the Master Servicer shall direct the party effecting the substitution to deliver to the Custodian the related Mortgage File and a certification to the effect that such Replacement Mortgage Loan satisfies or such Replacement Mortgage Loans satisfy, as the case may be, all of the requirements of the definition of “Qualifying Substitute Mortgage Loan”. No mortgage loan may be substituted for a Defective Mortgage Loan as contemplated by this Section 2.03 if the Mortgage Loan to be replaced was itself a Replacement Mortgage Loan, in which case, absent a cure of the relevant Material Breach or Material Document Defect, the affected Mortgage Loan will be required to be repurchased as contemplated hereby. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) after the related date of substitution, and Monthly Payments due with respect to each corresponding Deleted Mortgage Loan (if any) after its respective Cut-off Date and on or prior to the related date of substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) on or prior to the related date of substitution, and Monthly Payments due with respect to each corresponding Deleted Mortgage Loan (if any) after the related date of substitution, shall not be part of the Trust Fund and are to be remitted by the Master Servicer to the party effecting the related substitution promptly following receipt.

If any Mortgage Loan is to be repurchased or replaced by the Mortgage Loan Seller as contemplated by this Section 2.03, the Master Servicer shall direct such party to amend the Mortgage

Loan Schedule to reflect the removal of any Deleted Mortgage Loan and, if applicable, the substitution of the related Replacement Mortgage Loan(s); and, upon its receipt of such amended Mortgage Loan Schedule, the Master Servicer shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto. Upon any substitution of one or more Replacement Mortgage Loans for a Deleted Mortgage Loan, such Replacement Mortgage Loan(s) shall become part of the Trust Fund and be subject to the terms of this Agreement in all respects.

The reasonable “out-of-pocket” costs and expenses incurred by the Master Servicer, the Special Servicer, the Trustee and/or the Custodian pursuant to this Section 2.03(c), including reasonable attorney fees and expenses, shall constitute Servicing Advances to the extent not collected from the Mortgage Loan Seller.

(d)         Upon receipt of an Officer’s Certificate from the Master Servicer to the effect that the full amount of the Purchase Price or Substitution Shortfall Amount (as the case may be) for any Mortgage Loan repurchased or replaced by the Mortgage Loan Seller as contemplated by this Section 2.03 has been deposited in the Collection Account, and further, if applicable, upon receipt of the Mortgage File for each Replacement Mortgage Loan (if any) to be substituted for a Deleted Mortgage Loan, together with any certifications and/or opinions required pursuant to Section 2.03(b) to be delivered by the Mortgage Loan Seller, the Trustee and the Custodian shall each (i) release the Mortgage File and any Additional Collateral held by it or on its behalf for the Deleted Mortgage Loan to the Mortgage Loan Seller or its designee and (ii) execute and deliver such instruments of release, transfer and/or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Mortgage Loan Seller or its designee the ownership of the Deleted Mortgage Loan, and the Master Servicer shall notify the Depositor and the affected Borrowers of the transfers of the Deleted Mortgage Loan(s) and any Replacement Mortgage Loan(s). In connection with any such repurchase or substitution by the Mortgage Loan Seller, each of the Master Servicer and the Special Servicer shall deliver to the Mortgage Loan Seller or its designee any portion of the related Servicing File, together with any Escrow Payments, Reserve Funds and Additional Collateral, held by or on behalf of the Master Servicer or the Special Servicer, as the case may be, with respect to the Deleted Mortgage Loan, in each case at the expense of the Mortgage Loan Seller. The reasonable “out-of-pocket” costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Master Servicer, the Special Servicer, the Trustee and/or the Custodian pursuant to this Section 2.03(d), to the extent not collected from the Mortgage Loan Seller, shall be reimbursable to each of them as Servicing Advances in respect of the affected Mortgage Loan.

(e)         The Mortgage Loan Purchase Agreement and the Mortgage Loan Purchase Agreement Partial Guaranty provide the sole remedies available to the Certificateholders, or the Trustee on their behalf, respecting any Document Defect or Breach with respect to any Mortgage Loan. If, in connection with any Material Document Defect or Material Breach, the Mortgage Loan Seller defaults on its obligations to cure such Material Document Defect or Material Breach, as the case may be, in all material respects and fails to deliver a Loss of Value Payment as provided in Section 2.03(h) or to repurchase or replace the affected Mortgage Loan as contemplated by this Section 2.03, then Master Servicer shall (and the Special Servicer may) promptly notify the Trustee, the Depositor, the Certificate Administrator, the Directing Certificateholder and the Majority Controlling Class Certificateholder, and the Certificate Administrator shall notify the Certificateholders. Thereafter, the Special Servicer shall in its own name, or, as provided in Section 3.01(b) below, in the name of the Trustee take such actions on behalf of the Trust with respect to the enforcement of such repurchase/substitution obligations, including the institution and prosecution of appropriate legal proceedings, as the Special Servicer shall determine are in the best interests of the Certificateholders (taken as a collective whole). Any and all reasonable “out-of-pocket” costs and expenses incurred by the Master Servicer, the Trustee and/or the Special Servicer pursuant to this Section 2.03(e), including, reasonable attorney’s fees and expenses, to the extent not collected from the Mortgage Loan Seller, shall constitute Servicing Advances in respect of the affected Mortgage Loan.

(f)          The Trustee shall not consent to the assignment of the Mortgage Loan Seller’s obligations under the Mortgage Loan Purchase Agreement unless such assignment is the subject of a Rating Agency Confirmation.

(g)         If the Depositor, the Master Servicer or the Special Servicer (each a “Repurchase Request Recipient”): (1) receives a Repurchase Request; or (2) receives a withdrawal of a Repurchase Request by the Person making such Repurchase Request, then such party shall give written notice thereof to the Mortgage Loan Seller and the other parties hereto promptly but in any case within ten (10) Business Days from the date of receipt thereof. Each notice required by this Section 2.03(g) (a “Rule 15Ga-1 Notice”) shall include: (i) the date the Repurchase Request was received by the Repurchase Request Recipient or the date the withdrawal of the Repurchase Request was received by the Repurchase Request Recipient, as the case may be; (ii) the identity of the related Mortgage Loan and the person making the Repurchase Request; (iii) the basis for the Repurchase Request asserted by the Person making the Repurchase Request, to the extent known to the Repurchase Request Recipient; and (iv) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request pursuant to Section 2.03(b). Each Rule 15Ga-1 Notice may be delivered by electronic means. A Repurchase Request Recipient shall not be required to provide any information under this Section 2.03(g) if and to the extent that such information is protected by either the attorney-client privilege or the attorney work product doctrines. The Mortgage Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice is provided only to assist the Depositor, the Mortgage Loan Seller, the Other Depositor (if applicable) and their respective Affiliates in complying with Rule 15Ga-1, Items 1104 and 1121 of Regulation AB and/or any other law or regulation, and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient, and (B) no information provided pursuant to this Section 2.03(g) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the Mortgage Loan Purchase Agreement or the Mortgage Loan Purchase Agreement Partial Guaranty.

In the event that the Trustee, the Certificate Administrator or the Custodian receives a Repurchase Request, such party shall forward such Repurchase Request as soon as possible and in any event, no later than three (3) Business Days following receipt of such Repurchase Request to the Master Servicer, if relating to a Performing Serviced Mortgage Loan, or to the Special Servicer, if relating to a Specially Serviced Mortgage Loan or REO Property and shall include the following statement in the related correspondence. “This is a “Repurchase Request” under Section 2.03 of the Pooling and Servicing Agreement relating to the LSTAR 2017-5 Commercial Mortgage Pass-Through Certificates requiring action by you as the “Repurchase Request Recipient” thereunder”. Upon receipt of a Repurchase Request by the Master Servicer or the Special Servicer, as applicable, pursuant to the prior sentence, such party shall be deemed a Repurchase Request Recipient in respect of such Repurchase Request, and such party shall comply with the procedures set forth in the prior paragraph of this Section 2.03(g) with respect to such Repurchase Request. In no event shall this provision require the Custodian (in its capacity as Custodian) in connection with its review of a Mortgage File to provide any notice other than as set forth in Section 2.02 of this Agreement. None of the Trustee, the Certificate Administrator or the Custodian shall accept any oral Repurchase Request, and each of the Trustee, the

Certificate Administrator and the Custodian shall direct any Person making an oral Repurchase Request to submit it in writing (including through email) to the Certificate Administrator (who will act in accordance with the first sentence of this paragraph). Repurchase requests made to the Certificate Administrator must be submitted in writing (including through email) to trustadministrationgroup@wellsfargo.com (or such other email address as the Certificate Administrator shall designate by time to time) with a subject repurchase line of “Repurchase Request – LSTAR 2017-5”.

The parties hereto agree that delivery of a Rule 15Ga-1 Notice shall not in and of itself constitute delivery of notice of any Material Document Defect or Material Breach or knowledge of the Mortgage Loan Seller of any Material Document Defect or Material Breach.

(h)         If the Mortgage Loan Seller, in connection with a Material Document Defect or a Material Breach (or an allegation of a Material Document Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the Mortgage Loan Seller and the Special Servicer on behalf of the Trust (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.05(h)(iii) of this Agreement. If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Document Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Breach or Material Document Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Document Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the Mortgage Loan Seller and the Special Servicer on behalf of the Trust, provided that prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Trustee from exercising any of its rights related to a Material Document Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), and provided, further, that such Loss of Value Payment shall not be greater than the repurchase price of the affected Mortgage Loan; and provided, further that a Material Document Defect or a Material Breach as a result of a Mortgage Loan not constituting a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code may not be cured by a Loss of Value Payment.

SECTION 2.04.     Representations and Warranties of the Depositor.

(a)         The Depositor hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that solely as to itself:

(i)          The Depositor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)         The Depositor’s execution and delivery of, performance under, and compliance with this Agreement, will not violate the Depositor’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Depositor, is likely to affect materially and adversely the ability of the Depositor to perform its obligations under this Agreement.

(iii)        The Depositor has the full corporate power and authority to consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement. This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, orderly liquidation, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(iv)        No litigation is pending or, to the best of the Depositor’s knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this Agreement or that, in the Depositor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Depositor to perform its obligations under this Agreement.

(v)         Immediately prior to the transfer of the Original Mortgage Loans to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had such right, title and interest in and to each Original Mortgage Loan as was transferred to it by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement. The Depositor has not transferred any of its right, title and interest in and to the Original Mortgage Loans to any Person other than the Trustee.

(vi)        The Depositor is transferring all of its right, title and interest in and to the Original Mortgage Loans to the Trustee for the benefit of the Certificateholders free and clear of any and all liens, pledges, charges, security interests and other encumbrances created by or through the Depositor.

(vii)       Except for any actions that are the express responsibility of another party hereunder or under the Mortgage Loan Purchase Agreement, and further except for actions that the Depositor is expressly permitted to complete subsequent to the Closing Date, the Depositor has taken all actions required under applicable law to effectuate the transfer of all of its right, title and interest in and to the Original Mortgage Loans by the Depositor to the Trustee.

(viii)      No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Depositor of the transactions contemplated herein, except for (A) those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the Depositor to perform its obligations under this Agreement and (B) those filings and recordings of the Depositor and assignments thereof that are contemplated by this Agreement to be completed after the Closing Date.

(b)         The representations and warranties of the Depositor set forth in Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

SECTION 2.05.     Representations and Warranties of the Master Servicer.

(a)         The Master Servicer hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)          The Master Servicer is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

(ii)         The Master Servicer’s execution and delivery of, performance under and compliance with this Agreement, will not violate the Master Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Master Servicer, is likely to affect materially and adversely the ability of the Master Servicer to perform its obligations under this Agreement.

(iii)        The Master Servicer has the full power and authority to enter into and consummate all transactions involving the Master Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)         The Master Servicer is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Master Servicer to perform its obligations under this Agreement.

(vi)        No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Master Servicer of the transactions contemplated herein, except for those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the Master Servicer to perform its obligations under this Agreement, and, except to the extent in the case of performance, that its failure to be qualified as a foreign corporation or entity or licensed in one or more states is not necessary for the performance by it of its obligations hereunder.

(vii)       No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer that, if determined adversely to the Master Servicer, would prohibit the Master Servicer from entering into this Agreement or that, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement.

(viii)       The Master Servicer has errors and omissions insurance that is in full force and effect or is self-insuring with respect to such risks, in either case in compliance with the requirements of Section 3.07(d).

(b)       The representations and warranties of the Master Servicer set forth in Section 2.05(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)       Any successor to the Master Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.05(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.05(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

SECTION 2.06. Representations and Warranties of the Special Servicer.

(a)       The Special Servicer hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)       The Special Servicer is a Delaware limited partnership in good standing under the laws of Delaware, and the Special Servicer (or its Subsidiary Servicer, if applicable) is in compliance with the laws of each State in which any related Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its obligations under this Agreement, except where the failure to so qualify or comply would not adversely affect the Special Servicer’s ability to perform its obligations under this Agreement through its Subsidiary Servicers.

(ii)       The Special Servicer’s execution and delivery of, performance under and compliance with this Agreement will not violate the Special Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Special Servicer, is likely to affect materially and adversely the ability of the Special Servicer through its Subsidiary Servicers, if applicable, to perform its obligations under this Agreement.

(iii)       The Special Servicer has the full power and authority to enter into and consummate all transactions involving the Special Servicer through its Subsidiary Servicers, if applicable, contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)       This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, orderly liquidation, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)       The Special Servicer is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement by the Special Servicer through its Subsidiary Servicers, if applicable, will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Special Servicer through its Subsidiary Servicers to perform its obligations under this Agreement.

(vi)       No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Special Servicer of the transactions contemplated herein by the Special Servicer through its Subsidiary Servicers, except for those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the Special Servicer to perform its obligations under this Agreement through its Subsidiary Servicers, if applicable.

(vii)       No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer that, if determined adversely to the Special Servicer, would prohibit the Special Servicer from entering into this Agreement or that, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement through its Subsidiary Servicers, if applicable.

(viii)      The Special Servicer has errors and omissions insurance in the amounts and with the coverage required by Section 3.07(d).

(b)         The representations and warranties of the Special Servicer set forth in Section 2.06(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)         Any successor Special Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.06(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.06(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

SECTION 2.07.     [Reserved].

SECTION 2.08.     Representations and Warranties of the Certificate Administrator.

(a)         The Certificate Administrator hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)          The Certificate Administrator is duly organized, validly existing and in good standing as a national banking association under the laws of the United States and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

(ii)         The Certificate Administrator’s execution and delivery of, performance under and compliance with this Agreement will not violate the Certificate Administrator’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Certificate Administrator, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(iii)        The Certificate Administrator has the requisite power and authority to enter into and consummate all transactions involving the Certificate Administrator contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, orderly liquidation, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)         The Certificate Administrator is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(vi)          No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Certificate Administrator of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii)         No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator that, if determined adversely to the Certificate Administrator, would prohibit the Certificate Administrator from entering into this Agreement or that, in the Certificate Administrator’s reasonable judgment, is likely to materially and adversely affect the ability of the Certificate Administrator to perform its obligations under this Agreement.

(viii)        The Certificate Administrator is eligible to act in such capacity hereunder in accordance with Section 8.06.

(b)           The representations and warranties of the Certificate Administrator set forth in Section 2.08(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)           Any successor Certificate Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.08(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.08(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

SECTION 2.09.              Representations and Warranties of the Tax Administrator.

(a)           The Tax Administrator hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)            The Tax Administrator is duly organized, validly existing and in good standing as a national banking association under the laws of the United States and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

(ii)           The Tax Administrator’s execution and delivery of, performance under and compliance with this Agreement will not violate the Tax Administrator’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the reasonable judgment of the Tax Administrator, is likely to affect materially and adversely the ability of the Tax Administrator to perform its obligations under this Agreement.

(iii)          The Tax Administrator has the requisite power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution,

delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)          This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes the valid, legal and binding obligation of the Tax Administrator, enforceable against the Tax Administrator in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, orderly liquidation, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)           The Tax Administrator is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Tax Administrator’s reasonable judgment, is likely to affect materially and adversely the ability of the Tax Administrator to perform its obligations under this Agreement.

(vi)          No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Tax Administrator of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii)         No litigation is pending or, to the best of the Tax Administrator’s knowledge, threatened against the Tax Administrator that, if determined adversely to the Tax Administrator, would prohibit the Tax Administrator from entering into this Agreement or that, in the Tax Administrator’s reasonable judgment, is likely to materially and adversely affect the ability of the Tax Administrator to perform its obligations under this Agreement.

(viii)        The Tax Administrator is eligible to act in such capacity hereunder in accordance with Section 8.06.

(b)           The representations and warranties of the Tax Administrator set forth in Section 2.09(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto, the Majority Controlling Class Certificateholder and the Directing Certificateholder.

(c)           Any successor to the Tax Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.09(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.09(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

SECTION 2.10.              Representations, Warranties and Covenants of the Trustee.

(a)           The Trustee hereby represents and warrants to, and covenants with, each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)            The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States and is, shall be or, if necessary, shall appoint a co-trustee that is, in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan (insofar as such enforceability is dependent upon compliance by the Trustee with such laws) and to perform its obligations under this Agreement and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

(ii)           The Trustee’s execution and delivery of, performance under and compliance with this Agreement, will not violate the Trustee’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which breach or default, in the good faith and reasonable judgment of the Trustee is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(iii)          The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)          This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, orderly liquidation, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)           The Trustee is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(vi)          No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Trustee of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii)         No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Agreement or that, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement.

(viii)        The Trustee is eligible to act as trustee hereunder in accordance with Section 8.06.

(b)           The representations, warranties and covenants of the Trustee set forth in Section 2.10(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations, warranties and covenants that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

(c)           Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.10(a), subject to such appropriate modifications to the representation, warranty and covenant set forth in Section 2.10(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

SECTION 2.11.          Creation of REMIC I; Issuance of the REMIC I Regular Interests and the REMIC I Residual Interest; Certain Matters Involving REMIC I.

(a)           It is the intention of the parties hereto that the following segregated pool of assets constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as “REMIC I”: (i) the Mortgage Loans that are from time to time subject to this Agreement, together with (A) all payments under and proceeds of such Mortgage Loans received after the Closing Date or, in the case of any such Mortgage Loan that is a Replacement Mortgage Loan, after the related date of substitution (other than scheduled payments of interest and principal due on or before the respective Cut-off Dates for such Mortgage Loans or, in the case of any such Mortgage Loan that is a Replacement Mortgage Loan, on or before the related date of substitution, and exclusive of any such amounts that constitute Excess Servicing Fees), and (B) all rights of the holder of such Mortgage Loans under the related Mortgage Loan Documents and in and to any related Additional Collateral; (ii) any REO Property acquired in respect of any Mortgage Loan (or, in the case of any REO Property related to a Non-Serviced Mortgage Loan, the beneficial interest of the holder of the related Mortgage Loan in such REO Property); (iii) such funds and assets as from time to time are deposited in the Collection Accounts (but not (A) in the Serviced Pari Passu Companion Loan Custodial Account or (B) to the extent related to any Serviced Subordinate Companion Loan, in the related Serviced A/B Loan Combination Custodial Account), the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established (but, in the case of any such account established with respect to any Serviced Loan Combination, subject to the rights of the related Serviced Companion Loan Holders), the REO Accounts (exclusive of any such amounts that constitute Excess Servicing Fees); (iv) the rights of the Depositor under Sections 2, 3, 4 (other than Section 4(c)) and 5 (and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18) of the Mortgage Loan Purchase Agreement; and (v) the rights of the Depositor under the Mortgage Loan Purchase Agreement Partial Guaranty. The Closing Date is hereby designated as the “Startup Day” of REMIC I within the meaning of Section 860G(a)(9) of the Code.

(b)           Concurrently with the assignment to the Trustee of the Original Mortgage Loans and certain related assets, pursuant to Section 2.01(b), and in exchange therefor, the REMIC I Regular Interests and the REMIC I Residual Interest shall be issued. A single separate REMIC I Regular Interest shall be issued with respect to each Original Mortgage Loan. For purposes of this Agreement each REMIC I Regular Interest shall relate to the Original Mortgage Loan in respect of which it was issued, to each Replacement Mortgage Loan (if any) substituted for such Original Mortgage Loan and to each REO Mortgage Loan deemed outstanding with respect to any REO Property acquired in respect of such Original Mortgage Loan or any such Replacement Mortgage Loan (or, in the case of any REO Property related to a Non-Serviced Mortgage Loan, the beneficial interest of the holder of the related Mortgage Loan in any related REO Property). None of the REMIC I Regular Interests shall be certificated. The REMIC I Regular Interests and the REMIC I Residual Interest shall collectively constitute the entire beneficial ownership of REMIC I.

(c)           The REMIC I Regular Interests shall constitute the “regular interests” (within the meaning of Section 860G(a)(1) of the Code), and the REMIC I Residual Interest shall constitute the sole “residual interest” (within the meaning of Section 860G(a)(2) of the Code), in REMIC I. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other “interests” in REMIC I (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

(d)           The designation for each REMIC I Regular Interest shall be the identification number for the related Original Mortgage Loan set forth in the Mortgage Loan Schedule.

(e)           Each REMIC I Regular Interest shall have an Uncertificated Principal Balance. As of the Closing Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall equal the Cut-off Date Principal Balance of the related Original Mortgage Loan (as specified in the Mortgage Loan Schedule). On each Distribution Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall be permanently reduced by any distributions of principal deemed made with respect to such REMIC I Regular Interest on such Distribution Date pursuant to Section 4.01(h) and shall be further adjusted in the manner and to the extent provided in Section 4.04(c). Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the Uncertificated Principal Balance of each REMIC I Regular Interest shall not otherwise be increased or reduced. Deemed distributions to REMIC II in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously deemed allocated to a REMIC I Regular Interest, shall not constitute deemed distributions of principal and shall not result in any reduction of the Uncertificated Principal Balance of such REMIC I Regular Interest.

(f)            The per annum rate at which each REMIC I Regular Interest shall accrue interest during each Interest Accrual Period is herein referred to as its “REMIC I Remittance Rate”. The REMIC I Remittance Rate in respect of any particular REMIC I Regular Interest, for any Interest Accrual Period, shall equal: (A) if the related Original Mortgage Loan is or was, as the case may be, a 30/360 Mortgage Loan, the related Net Mortgage Rate then in effect (including as a result of any step-up provision) for the related Original Mortgage Loan under the original terms of such Mortgage Loan in effect as of the Closing Date (without regard to any modifications, extensions, waivers or amendments of such Mortgage Loan subsequent to the Closing Date, whether entered into by the Master Servicer or the Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower) and (B) if the related Original Mortgage Loan is or was, as the case may be, an Actual/360 Mortgage Loan, a fraction (expressed as a percentage), the numerator of which is the product of 12 times the Adjusted Actual/360 Accrued Interest Amount with respect to such REMIC I Regular Interest for such Interest Accrual Period, and the denominator of which is the Uncertificated Principal Balance of such REMIC I Regular Interest immediately prior to the Distribution Date that corresponds to such Interest Accrual Period.

The “Adjusted Actual/360 Accrued Interest Amount” with respect to any REMIC I Regular Interest referred to in clause (B) of the second sentence of the prior paragraph, for any Interest Accrual Period, is an amount of interest equal to the product of (a) the Net Mortgage Rate then in effect (including as a result of any step-up provision) for the related Mortgage Loan under the original terms of such Mortgage Loan in effect as of the Closing Date (without regard to any modifications, extensions, waivers or amendments of such Mortgage Loan subsequent to the Closing Date, whether entered into by the Master Servicer or the Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower), multiplied by (b) a fraction, the numerator of which is the number of days in such Interest Accrual Period, and the denominator of which is 360, multiplied by (c) the Uncertificated Principal Balance of such REMIC I Regular Interest immediately prior to the Distribution Date that corresponds to such Interest Accrual Period; provided that, if the subject Interest Accrual Period occurs during (x) December of any year that does not immediately precede a leap year or (y) January of any year, then the amount of interest calculated with respect to the subject REMIC I Regular Interest pursuant to this definition for such Interest Accrual Period without regard to this proviso shall be decreased by the Interest Reserve Amount, if any (and the fraction described in clause (B) of the second sentence of the preceding paragraph shall be adjusted accordingly), with respect to the related Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) transferred, in accordance with Section 3.04(c), from the Distribution Account to the Interest Reserve Account on the Master Servicer Remittance Date that occurs immediately following the end of such Interest Accrual Period; and provided, further, that, if the subject Interest Accrual Period occurs during February of any year (or during any December or January preceding the month of the Final Distribution Date), then the amount of interest calculated with respect to the subject REMIC I Regular Interest pursuant to this definition for such Interest Accrual Period without regard to this proviso shall be increased by the Interest Reserve Amount(s), if any (and the fraction described in clause (B) of the second sentence of the preceding paragraph shall be adjusted accordingly), with respect to the related Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) transferred, in accordance with Section 3.05(c), from the Interest Reserve Account to the Distribution Account on the Master Servicer Remittance Date that occurs immediately following the end of such Interest Accrual Period.

(g)           Each REMIC I Regular Interest shall bear interest. Such interest shall be calculated on a 30/360 Basis and, during each Interest Accrual Period, such interest shall accrue at the REMIC I Remittance Rate with respect to such REMIC I Regular Interest for such Interest Accrual Period on the Uncertificated Principal Balance of such REMIC I Regular Interest outstanding immediately prior to the related Distribution Date. The total amount of interest accrued with respect to each REMIC I Regular Interest during each Interest Accrual Period is referred to herein as its “Uncertificated Accrued Interest” for such Interest Accrual Period. The portion of the Uncertificated Accrued Interest with respect to any REMIC I Regular Interest for any Interest Accrual Period that shall be distributable to REMIC II, as the holder of such REMIC I Regular Interest, on the related Distribution Date pursuant to Section 4.01(h), shall be an amount (herein referred to as the “Uncertificated Distributable Interest” with respect to such REMIC I Regular Interest for the related Distribution Date) equal to (i) the Uncertificated Accrued Interest with respect to such REMIC I Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by (ii) the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date that is allocable to such REMIC I Regular Interest. For purposes of the foregoing, the Net Aggregate Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated among all the REMIC I Regular Interests on a pro rata basis in accordance with their respective amounts of Uncertificated Accrued Interest for the related Interest Accrual Period. If the entire Uncertificated Distributable Interest with respect to any REMIC I Regular Interest for any Distribution Date is not deemed distributed to REMIC II, as the holder of such REMIC I Regular Interest, on such Distribution Date pursuant to Section 4.01(h), then the unpaid portion of such Uncertificated Distributable Interest shall be distributable with respect to such REMIC I Regular Interest for future Distribution Dates as provided in such Section 4.01(h).

(h)           Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each REMIC I Regular Interest shall be the Rated Final Distribution Date.

(i)            The REMIC I Residual Interest will not have a principal balance and will not bear interest.

SECTION 2.12.          Conveyance of the REMIC I Regular Interests; Acceptance of the REMIC I Regular Interests by Trustee.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all of its right, title and interest in and to the REMIC I Regular Interests to the Trustee for the benefit of the Holders of the Regular Certificates and the Class R Certificates. The Trustee acknowledges the assignment to it of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Regular Certificates and the Class R Certificates.

SECTION 2.13.          Creation of REMIC II; Issuance of the REMIC II Regular Interests and the REMIC II Residual Interest; Certain Matters Involving REMIC II.

(a)           It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC I Regular Interests constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as “REMIC II”. The Closing Date is hereby designated as the “Startup Day” of REMIC II within the meaning of Section 860G(a)(9) of the Code.

(b)           Concurrently with the assignment of the REMIC I Regular Interests to the Trustee pursuant to Section 2.12 and in exchange therefor, the REMIC II Regular Interests and the REMIC II Residual Interest shall be issued. None of the REMIC II Regular Interests shall be certificated. The REMIC II Regular Interests and the REMIC II Residual Interest shall collectively constitute the entire beneficial ownership of REMIC II.

(c)           The REMIC II Regular Interests shall constitute the “regular interests” (within the meaning of Section 860G(a)(1) of the Code), and the REMIC II Residual Interest shall constitute the sole “residual interest” (within the meaning of Section 860G(a)(2) of the Code), in REMIC II. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other “interests” in REMIC II (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

(d)           The REMIC II Regular Interests will have the alphabetic or alphanumeric designations indicated in the table set forth in the Preliminary Statement under the caption “REMIC II”.

(e)           Each REMIC II Regular Interest shall have an Uncertificated Principal Balance. As of the Closing Date, the Uncertificated Principal Balance of each REMIC II Regular Interest shall equal the amount designated for such REMIC II Regular Interest in the table set forth in the Preliminary Statement under the caption “REMIC II”. On each Distribution Date, the Uncertificated Principal Balance of each REMIC II Regular Interest shall be permanently reduced by any distributions of principal deemed made with respect to such REMIC II Regular Interest on such Distribution Date pursuant to Section 4.01(h) and shall be further adjusted in the manner and to the extent provided in Section 4.04(b) and consistently with footnote 3 to the table set forth in the Preliminary Statement under the caption “REMIC II”. Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the Uncertificated Principal Balance of each REMIC II Regular Interest shall not otherwise be increased or reduced. Deemed distributions to REMIC III in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously deemed allocated to a REMIC II Regular Interest, shall not constitute deemed distributions of principal and shall not result in any reduction of the Uncertificated Principal Balance of such REMIC II Regular Interest.

(f)            The per annum rate at which each REMIC II Regular Interest shall accrue interest during each Interest Accrual Period is herein referred to as its “REMIC II Remittance Rate”. The REMIC II Remittance Rate with respect to each REMIC II Regular Interest for any Interest Accrual Period shall be the WAC Rate for such Interest Accrual Period.

(g)           Each REMIC II Regular Interest shall bear interest. Such interest shall be calculated on a 30/360 Basis and, during each Interest Accrual Period, such interest shall accrue at the REMIC II Remittance Rate with respect to such REMIC II Regular Interest for such Interest Accrual Period on the Uncertificated Principal Balance of such REMIC II Regular Interest outstanding immediately prior to the related Distribution Date. The total amount of interest accrued with respect to each REMIC II Regular Interest during each Interest Accrual Period is referred to herein as its “Uncertificated Accrued Interest” for such Interest Accrual Period. The portion of the Uncertificated Accrued Interest with respect to any REMIC II Regular Interest for any Interest Accrual Period that shall be distributable to REMIC III, as the holder of such REMIC II Regular Interest, on the related Distribution Date pursuant to Section 4.01(g), shall be an amount (herein referred to as the “Uncertificated Distributable Interest” with respect to such REMIC II Regular Interest for the related Distribution Date) equal to (i) the Uncertificated Accrued Interest with respect to such REMIC II Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by (ii) the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date that is allocable to such REMIC II Regular Interest. For purposes of the foregoing, the Net Aggregate Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated among all the REMIC II Regular Interests on a pro rata basis in accordance with their respective amounts of Uncertificated Accrued Interest for the related Interest Accrual Period. If the entire Uncertificated Distributable Interest with respect to any REMIC II Regular Interest for any Distribution Date is not deemed distributed to REMIC III, as the holder of such REMIC II Regular Interest, on such Distribution Date pursuant to Section 4.01(g), then the unpaid portion of such Uncertificated Distributable Interest shall be distributable with respect to such REMIC II Regular Interest for future Distribution Dates as provided in such Section 4.01(g).

(h)           Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each REMIC II Regular Interest shall be the Rated Final Distribution Date.

(i)            The REMIC II Residual Interest shall not have a principal balance and shall not bear interest.

SECTION 2.14.          Conveyance of the REMIC II Regular Interests; Acceptance of the REMIC II Regular Interests by Trustee.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all of its right, title and interest in and to the REMIC II Regular Interests to the Trustee for the benefit of the Holders of the Regular Certificates and the Class R Certificates. The Trustee acknowledges the assignment to it of the REMIC II Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Regular Certificates and the Class R Certificates.

SECTION 2.15.          Creation of REMIC III; Issuance of the Regular Certificates, the REMIC III Residual Interest; Certain Matters Involving REMIC III.

(a)           It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC II Regular Interests constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as “REMIC III”. The Closing Date is hereby designated as the “Startup Day” of REMIC III within the meaning of Section 860G(a)(9) of the Code.

(b)           Concurrently with the assignment of the REMIC II Regular Interests to the Trustee pursuant to Section 2.14 and in exchange therefor, the REMIC III Residual Interest shall be issued and the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, to or upon the order of the Depositor, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class X, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates in authorized denominations. The Class X Certificates shall be a single class of REMIC III Regular Interest that is entitled to specified portions of the cash flows on seven REMIC II Regular Interests as described in footnote “(3)” under the caption “REMIC III” in the Preliminary Statement hereto.

(c)           The Regular Certificates shall constitute the “regular interests” (within the meaning of Section 860G(a)(1) of the Code), and the REMIC III Residual Interest shall constitute the sole “residual interest” (within the meaning of Section 860G(a)(2) of the Code), in REMIC III. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other “interests” in REMIC III (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

(d)           The Regular Certificates will have the alphabetic or alphanumeric designations indicated in the table set forth in the Preliminary Statement under the caption “REMIC III”.

(e)           Each Class of Principal Balance Certificates shall have a Class Principal Balance. As of the Closing Date, the Class Principal Balance of each such Class of Principal Balance Certificates shall equal the amount set forth opposite such Class of Certificates in the table set forth in the Preliminary Statement under the caption “REMIC III”. On each Distribution Date, the Class Principal Balance of each such Class of Principal Balance Certificates shall be permanently reduced by any distributions of principal made in respect of such Class on such Distribution Date pursuant to Section 4.01(a) and shall be further adjusted in the manner and to the extent provided in Section 4.04(a). Except as provided in the preceding sentences and except to the extent of the recovery amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the Class Principal Balance of each such Class of Principal Balance Certificates shall not otherwise be increased or reduced. Distributions in reimbursement of the Holders of any such Class of Principal Balance Certificates for previously allocated Realized Losses and Additional Trust Fund Expenses shall not constitute distributions of principal and shall not result in any reduction of the Certificate Principal Balances of such Principal Balance Certificates or of the related Class Principal Balance of such Class of Principal Balance Certificate.

The Interest-Only Certificates shall not have principal balances. For purposes of accruing interest, however, the Interest-Only Certificates shall have or be deemed to have a Class Notional Amount that is, as of any date of determination, equal to the total of the then Component Notional Amounts of the REMIC III Components of the Class X Certificates. Each Class of Regular Certificates shall have or be deemed to have a Pass-Through Rate as set forth in the definition of “Pass-Through Rate.”

(f)            Each Class of Regular Certificates shall have or be deemed to have a Pass-Through Rate as set forth in the definition of “Pass-Through Rate.”

(g)           Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each Class of Regular Certificates shall be the Rated Final Distribution Date.

(h)           The REMIC III Residual Interest shall not have a principal balance and shall not bear interest.

SECTION 2.16.          Issuance of the Class R Certificates.

Simultaneously with the issuance of the Regular Certificates, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, to or upon the order of the Depositor, the Class R Certificates in authorized denominations, and evidencing the entire beneficial ownership of each of the REMIC I Residual Interest, the REMIC II Residual Interest, the REMIC III Residual Interest and the residual interest in the Frontier Loan REMIC. The rights of the Holders of the Class R Certificates to receive distributions from the proceeds of the Trust Fund, and all ownership interests of such Holders in and to such distributions, shall be as set forth in this Agreement.

SECTION 2.17.          The Frontier Loan REMIC.

The parties to this Agreement and the Certificateholders hereby acknowledge that, for federal income tax purposes, The Frontier Mortgage Loan represents an interest in a REMIC regular interest issued by The Frontier Loan REMIC (“The Frontier Loan REMIC Regular Interest”) and that the Certificate Administrator or the Tax Administrator will be required to conduct all administration required for such REMIC. The parties to this Agreement hereby agree to provide any information as reasonably requested by the Certificate Administrator or the Tax Administrator that is required for the administration of The Frontier Loan REMIC.

ARTICLE III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

SECTION 3.01.          General Provisions.

(a)           Each of the Master Servicer and the Special Servicer shall service and administer the applicable Serviced Mortgage Loans, the applicable Serviced Companion Loans and any applicable Administered REO Properties that it is obligated (as provided below) to service and administer pursuant to this Agreement on behalf of the Trustee, and in the best interests and for the benefit of the Certificateholders (or, in the case of any Serviced Loan Combination, of the Certificateholders and the related Serviced Companion Loan Holder(s) (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan)) (as determined by the Master Servicer or the Special Servicer, as the case may be, in its good faith and reasonable judgment), as a collective whole, in accordance with any and all applicable laws, the terms of this Agreement, the terms of the respective Serviced Mortgage Loans and, in the case of any Serviced Loan Combination, the terms of the related Co-Lender Agreement (provided that, in the event the Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of any Mortgage Loan Document would or potentially would result in an Adverse REMIC Event (for which determination, the Master Servicer and the Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an Additional Trust Fund Expense by withdrawal from the Collection Account), the Master Servicer or the Special Servicer, as applicable, must comply with the REMIC Provisions to the extent necessary to avoid an Adverse REMIC Event) and, to the extent consistent with the foregoing, in accordance with the Servicing Standard; provided that notwithstanding anything herein to the contrary, the Special Servicer shall process all Material Actions and Special Servicer Decisions with respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination (except that the Master Servicer and the Special Servicer may mutually agree that the Master Servicer shall process, and obtain the prior written consent of the Special Servicer with respect to, any such Material Action or Special Servicer Decision with respect to such Performing Serviced Mortgage Loan or Performing Serviced Loan Combination). In clarification of, and neither in addition to nor in deletion of the duties and obligations of the Master Servicer or the Special Servicer pursuant to this Agreement, no provision herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or any Serviced Companion Loan or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to the Master Servicer or the Special Servicer (including with respect to Servicing Fees and Pari Passu Primary Servicing Fees or the right to be reimbursed for Advances). Any provision in this Agreement for any Advance by the Master Servicer, the Special Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and, if applicable, any Serviced Companion Loan Holders, and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans. No provision hereof shall be construed to impose liability on the Master Servicer or the Special Servicer for the reason that any recovery to the Certificateholders (or, in the case of any Serviced Loan Combination, to the Certificateholders and the related Serviced Companion Loan Holder(s)) in respect of a Mortgage Loan at any time after a determination of present value recovery made in its reasonable and good faith judgment in accordance with the Servicing Standard by the Master Servicer or Special Servicer hereunder at any time is less than the amount reflected in such determination. Without limiting the foregoing, and subject to Section 3.21, (i) the Master Servicer shall service and administer all related Performing Serviced Mortgage Loans and related Performing Serviced Companion Loans, (ii) the Special

Servicer shall service and administer (x) each Serviced Mortgage Loan and each Serviced Companion Loan (other than a Corrected Mortgage Loan) as to which a Servicing Transfer Event has occurred, and (y) each Administered REO Property; provided, however, that the Master Servicer shall continue to (A) make P&I Advances required hereunder with respect to each Mortgage Loan that constitutes a Specially Serviced Mortgage Loan and each successor REO Mortgage Loan in respect thereof, (B) make Servicing Advances required hereunder with respect to any Specially Serviced Mortgage Loans and Administered REO Properties (and related REO Mortgage Loans), (C) receive payments, collect information and deliver reports to the Certificate Administrator and the Trustee required hereunder with respect to any Specially Serviced Mortgage Loans and Administered REO Properties (and the related REO Mortgage Loans), and (D) render such incidental services with respect to any Specially Serviced Mortgage Loans and Administered REO Properties as and to the extent as may be specifically provided for herein. In addition, the Master Servicer shall notify the Special Servicer within three (3) Business Days following its receipt of any collections on any Specially Serviced Mortgage Loan or REO Mortgage Loan, the Special Servicer shall within one Business Day thereafter notify the Master Servicer with instructions on how to apply such collections and the Master Servicer shall apply such collections in accordance with such instructions within one Business Day following the Master Servicer’s receipt of such notice.

(b)           Subject to Section 3.01(a) and the other terms and provisions of this Agreement, the Master Servicer and the Special Servicer shall each have full power and authority, acting alone or, subject to Section 3.22, through Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Master Servicer (with respect to those Serviced Mortgage Loans and any Serviced Companion Loan that it is obligated to service and administer pursuant to this Agreement) and the Special Servicer (with respect to the Specially Serviced Mortgage Loans and Administered REO Properties), in its own name or in the name of the Trustee, is hereby authorized and empowered by the Trustee (and, in the case of any Serviced Loan Combination is, pursuant to the related Co-Lender Agreement, authorized by the related Serviced Companion Loan Holder) to execute and deliver, on behalf of the Certificateholders, the Trustee, the related Serviced Companion Loan Holder (in the case of any Serviced Loan Combination), or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and other related collateral; (ii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and (iii) subject to Sections 3.08, 3.20, and 3.24) any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in Borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by ownership interests in a Borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any Borrower with respect to modifications of the standards of operation and management of the Mortgaged Properties or the replacement of asset managers), documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Serviced Mortgage Loan under the related Mortgage Loan Documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements that may be requested by any Borrower or its tenants, documents granting, modifying or releasing (or joining the Borrower therein) any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged

Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Serviced Mortgage Loan and any other consents. Subject to Section 3.10, the Trustee shall, at the written request of a Servicing Officer of the Master Servicer or the Special Servicer, furnish, or cause to be so furnished, to the Master Servicer or the Special Servicer, as the case may be, any limited powers of attorney and other documents (each of which shall be prepared by the Master Servicer or the Special Servicer, as the case may be) necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder (including any limited power of attorney in favor of a Subsidiary Servicer, if applicable); provided that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer or Special Servicer (or any Subsidiary Servicer, if applicable). Without limiting the generality of the foregoing, the Trustee shall execute and deliver to the Master Servicer and the Special Servicer, on or before the Closing Date, a power of attorney substantially in the form attached as Exhibit L hereto (or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable). Notwithstanding anything contained herein to the contrary, neither the Master Servicer nor the Special Servicer shall, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or Special Servicer’s, as applicable, representative capacity; provided, however, that in those jurisdictions in which the foregoing requirement would not be legally or procedurally permissible, the Master Servicer or Special Servicer, as applicable, shall provide five (5) Business Days’ prior written notice to the Trustee of the initiation of such action, suit or proceeding (or provide such prior notice as the Master Servicer or Special Servicer, as applicable, shall determine in its reasonable judgment exercised in accordance with the Servicing Standard, to be reasonably practicable prior to filing such action, suit or proceeding) (and shall not be required to obtain the Trustee’s written consent or indicate the Master Servicer’s or Special Servicer’s, as applicable, representative capacity); or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state. The Master Servicer and the Special Servicer shall indemnify (out of its own funds without reimbursement therefor) the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of such power of attorney by the Master Servicer or the Special Servicer, as the case may be.

(c)           [Reserved]

(d)           The relationship of the Master Servicer and the Special Servicer to the Trustee and, unless they are the same Person, one another under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(e)           [Reserved]

(f)            Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that each of the Master Servicer’s and Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and Special Servicer’s authority with respect to the Non-Serviced Loan Combinations and any REO Property that is not an Administered REO Property is limited by and subject to the terms of the related Co-Lender Agreements and the rights, responsibilities and obligations of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer and the Non-Serviced Trustee under the Non-Serviced Pooling and Servicing Agreement. The Master Servicer shall, to the extent directed and instructed as contemplated by Section 3.01(h), enforce the rights of the Trustee (as holder of each Non-Serviced Mortgage Loan) under the related Co-Lender Agreement and the Non-Serviced Pooling and Servicing Agreement.

(g)           Nothing contained in this Agreement shall limit the ability of the Master Servicer or the Special Servicer to lend money to (to the extent not secured, in whole or in part, by any Mortgaged Property), accept deposits from and otherwise generally engage in any kind of business or dealings with any Borrower as though the Master Servicer or the Special Servicer, as applicable, was not a party to this Agreement or to the transactions contemplated hereby; provided, however, that this sentence shall not be construed to modify the Servicing Standard.

(h)           The parties hereto acknowledge that each Non-Serviced Mortgage Loan and any REO Property that is not an Administered REO Property is subject to the terms and conditions of the related Co-Lender Agreement and the related Non-Serviced Pooling and Servicing Agreement. The parties hereto recognize the respective rights and obligations of the “Initial Note Holders” and “Note Holders” (or the analogous term) under the Co-Lender Agreements for such Non-Serviced Mortgage Loans, including with respect to the allocation of collections and losses on or in respect of such Non-Serviced Mortgage Loans and the related Non-Serviced Pari Passu Companion Loans and the making of payments to the “Initial Note Holders” and “Note Holders” in accordance with each such Co-Lender Agreement and the related Non-Serviced Pooling and Servicing Agreement. The parties hereto further acknowledge that, pursuant to the related Co-Lender Agreement(s) for each Non-Serviced Mortgage Loan and any REO Property that is not an Administered REO Property, each Non-Serviced Mortgage Loan, the related Non-Serviced Pari Passu Companion Loan and any REO Property that is not an Administered REO Property are to be serviced and administered by the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer in accordance with the related Non-Serviced Pooling and Servicing Agreement. Although each Non-Serviced Mortgage Loan is not a Serviced Mortgage Loan hereunder, the Master Servicer hereunder for each such Non-Serviced Mortgage Loan shall have certain duties as set forth herein and shall constitute the “Master Servicer” hereunder with respect to each such Non-Serviced Mortgage Loan. The Special Servicer shall have no obligations under this Agreement for servicing any Non-Serviced Loan Combinations or related REO Property.

With respect to any Non-Serviced Mortgage Loan, the parties to this Agreement shall have no obligation or authority to supervise respective parties to the Non-Serviced Pooling and Servicing Agreement (but this statement shall not relieve them of liabilities they may otherwise have in their capacities as parties to the Non-Serviced Pooling and Servicing Agreement) or to make Servicing Advances with respect to any such Non-Serviced Mortgage Loan. If there are at any time amounts due from the Trust, as holder of a Non-Serviced Mortgage Loan, to any party under the related Co-Lender Agreement or the related Non-Serviced Pooling and Servicing Agreement pursuant to the terms thereof, the Master Servicer shall notify the Special Servicer and the Directing Certificateholder, and the Master Servicer shall pay such amounts out of the Collection Account. Except as otherwise expressly addressed in Section 3.20, if a party to the Non-Serviced Pooling and Servicing Agreement related to a Non-Serviced Mortgage Loan requests the Trustee to consent to a modification, waiver or amendment of, or other loan-level action related to, such Non-Serviced Mortgage Loan, then the Trustee shall promptly deliver a copy of such request to the Master Servicer to be addressed by the Master Servicer pursuant to Section 3.20(g); provided that, if such Non-Serviced Mortgage Loan were serviced hereunder and such action would not be permitted without Rating Agency Confirmation, then the Master Servicer shall not grant such direction without first having obtained such Rating Agency Confirmation (payable at the expense of the party requesting such approval of the Trustee, if a Certificateholder or a party to this Agreement, otherwise from the Collection Account). If a Responsible Officer of the Trustee receives actual notice of a “servicing termination event” (or other similar term) under the related Non-Serviced Pooling and Servicing Agreement, then the Trustee shall notify (in writing), and direct the Master Servicer to act in accordance with the instructions of, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Non-Serviced Mortgage Loan that is a Conflicted Loan); provided that, if such instructions are not provided within a reasonable time period (not to exceed ten (10) Business Days or such lesser response time as is afforded under the related Non-Serviced Pooling and Servicing Agreement), or if the Master Servicer is not permitted by the Non-Serviced Pooling and Servicing Agreement to follow such instructions, then the Trustee shall direct the Master Servicer to take such action or inaction (to the extent permitted by the Non-Serviced Pooling and Servicing Agreement), as directed in writing by the Holders of the Certificates entitled to a majority of the Voting Rights (such direction communicated to the Master Servicer by the Trustee) within a reasonable period of time that does not exceed such response time as is afforded under the related Non-Serviced Pooling and Servicing Agreement. If the Trustee receives a request from any party to a Non-Serviced Pooling and Servicing Agreement for consent to or approval of a modification, waiver or amendment of such Non-Serviced Pooling and Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of such Non-Serviced Pooling and Servicing Agreement in effect as of the Closing Date or a change in servicer under such Non-Serviced Pooling and Servicing Agreement, then the Trustee shall not grant such consent or approval unless it receives the consent of the Master Servicer under this Agreement, the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) and a Rating Agency Confirmation (at the expense of the party requesting such approval of the Trustee, if a Certificateholder or a party to this Agreement, otherwise from the Collection Account) from each Rating Agency to the effect that such consent or approval would not result in an Adverse Rating Event with respect to any Class of Rated Certificates. During the continuation of any “servicing termination event” (or other similar term) under a Non-Serviced Pooling and Servicing Agreement, each of the Trustee, the Master Servicer and the Special Servicer shall have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer or the Special Servicer in connection with such enforcement shall be an Additional Trust Fund Expense. The Trustee, the Master Servicer and the Special Servicer shall each promptly forward all material notices or other communications delivered to it in connection with each Non-Serviced Pooling and Servicing Agreement to the other such parties, the Depositor and the Directing Certificateholder and, if such notice or communication is in the nature of a notice or communication that would be required to be delivered to the Rating Agencies if the related Non-Serviced Mortgage Loan were a Serviced Mortgage Loan, to the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)). Any obligation of the Master Servicer or Special Servicer, as applicable, to provide information and collections to the Trustee, the Certificate Administrator and the Certificateholders with respect to any Non-Serviced Mortgage Loan shall be dependent on its receipt of the corresponding information and collections from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer.

(i)            With respect to each Non-Serviced Mortgage Loan, the parties to this Agreement agree as follows:

(i)          the Trust shall be responsible for its pro rata share of any “Nonrecoverable Servicing Advances” (or analogous term) (as defined in the related Non-Serviced Pooling and Servicing Agreement) (and advance interest thereon) and any “Additional Trust Fund Expenses” (or analogous term) (as defined in the related Non-Serviced Pooling and Servicing Agreement), but only to the extent that they relate to servicing and administration of the related Non-Serviced

Loan Combination, including without limitation, any unpaid “Special Servicing Fees”, “Liquidation Fees” and “Workout Fees” (or analogous terms) (each, as defined in the related Non-Serviced Pooling and Servicing Agreement) relating to the related Non-Serviced Loan Combination, and that if the funds received with respect to the related Non-Serviced Loan Combination are insufficient to cover “Servicing Advances” or “Additional Trust Fund Expenses” (or analogous terms) (each as defined in the related Non-Serviced Pooling and Servicing Agreement), (i) the Master Servicer shall, promptly following notice from the Non-Serviced Master Servicer, reimburse the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator or the Non-Serviced Trustee, as applicable (such reimbursement, to the extent owed to the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator or the Non-Serviced Trustee, may be paid by the Master Servicer to the Non-Serviced Master Servicer, who shall pay such amounts to the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator or the Non-Serviced Trustee, as applicable), out of general collections in the Collection Account for the Trust’s pro rata share of any such “Nonrecoverable Servicing Advances” and/or “Additional Trust Fund Expenses”, and (ii) if the related Non-Serviced Pooling and Servicing Agreement permits the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator or the Non-Serviced Trustee to reimburse itself from the related trust’s general collections, then the parties to this Agreement hereby acknowledge and agree that the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator or the Non-Serviced Trustee, as applicable, may do so and the Master Servicer shall be required to, promptly following notice from the Non-Serviced Master Servicer, reimburse the related trust out of general collections in the Collection Account for the Trust’s pro rata share of any such “Nonrecoverable Servicing Advances” and/or “Additional Trust Fund Expenses”;

(ii)         each of the Indemnified Parties shall be indemnified (as and to the same extent the related trust established pursuant to the related Non-Serviced Pooling and Servicing Agreement is required to indemnify each of such Indemnified Parties in respect of other mortgage loans in such trust pursuant to the terms of the related Non-Serviced Pooling and Servicing Agreement) by the Trust, against any of the Indemnified Items to the extent of the Trust’s pro rata share of such Indemnified Items, and to the extent amounts on deposit in the “Pari Passu Companion Loan Custodial Account” (as such term or other similar term is defined in the related Non-Serviced Pooling and Servicing Agreement) are insufficient for reimbursement of such amounts, the Master Servicer shall, promptly following notice from the Non-Serviced Master Servicer, reimburse each of the applicable Indemnified Parties for the Trust’s pro rata share of the insufficiency out of general funds in the Collection Account;

(iii)        the Certificate Administrator shall deliver to the Non-Serviced Trustee, the Non-Serviced Certificate Administrator, the Non-Serviced Special Servicer and the Non-Serviced Master Servicer (with a copy to be sent to the Master Servicer and Special Servicer) (A) promptly following the Closing Date (and with respect to any Servicing Shift Loan Combination, promptly following the Certificate Administrator’s receipt of notice from the related Mortgage Loan Seller and/or the related Non-Serviced Master Servicer that the related Servicing Shift Companion Loan has been included in a securitization), written notice in the form of Exhibit R attached hereto, stating that, as of the Closing Date, the Trustee is the holder of such Non-Serviced Mortgage Loan and directing each such recipient to remit to the Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non-Serviced Mortgage Loan under the related Co-Lender Agreement and the Non-Serviced Pooling and Servicing Agreement (which notice shall also provide contact information for the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the party designated to exercise the rights of the “Non-Controlling Note Holder” under each Co-Lender Agreement), and (B) notice of any subsequent change in the identity of the Master Servicer; and

(iv)        the Non-Serviced Master Servicer, the Non-Serviced Special Servicer and the related trust established pursuant to the related Non-Serviced Pooling and Servicing Agreement shall be third party beneficiaries of this Section 3.01(i).

(j)            In the event that any Mortgage Loan included in any Serviced Loan Combination is no longer part of the Trust Fund, such Mortgage Loan and the related Serviced Loan Combination shall continue to be serviced and administered under this Agreement by the Master Servicer and the Special Servicer until a successor servicing agreement, acceptable to the parties thereto, is entered into with the consent of the holder of such Mortgage Loan and the related Companion Loan; provided, however, that, as of the time such Mortgage Loan is no longer part of the Trust Fund, such Serviced Loan Combination and the related Mortgaged Property shall be serviced for the benefit of the holders of such Serviced Loan Combination as if they were the sole assets serviced and administered hereunder, and the sole source of funds hereunder (other than with respect to the reimbursement of Nonrecoverable Advances made while such Mortgage Loan was part of the Trust Fund) and that there shall be no further obligation of any Person to make P&I Advances. The Special Servicing Fee, the Liquidation Fee and/or the Workout Fee with respect to such Serviced Loan Combination shall continue to be calculated based on the entire principal amount of such Serviced Loan Combination, the Servicing Fee shall continue to be calculated based on the entire principal amount of the related Mortgage Loan, and the Pari Passu Primary Servicing Fee shall continue to be calculated based on the entire principal amount of the related Serviced Companion Loan. All amounts due the Master Servicer and the Special Servicer (including Advances and interest thereon) pursuant to this Agreement and the applicable Co-Lender Agreement shall be paid to the Master Servicer and the Special Servicer on the first Master Servicer Remittance Date following removal of the Mortgage Loan from the Trust Fund and any related Master Servicer Remittance Date thereafter. In addition, until such time as a separate servicing agreement with respect to such Serviced Loan Combination and any related REO Property has been entered into, notwithstanding that neither such Mortgage Loan nor any related REO Property is part of the Trust Fund, the Custodian shall continue to hold the Mortgage File.

SECTION 3.02.          Collection of Mortgage Loan Payments.

(a)           Each of the Master Servicer and the Special Servicer, as applicable, shall make efforts consistent with the Servicing Standard and the terms of this Agreement to collect all payments required under the terms and provisions of the respective Serviced Mortgage Loans and any Serviced Companion Loan it is obligated to service hereunder and shall follow such collection procedures as are consistent with the Servicing Standard. Consistent with the foregoing, the Master Servicer or the Special Servicer may grant case-by-case waivers of Default Charges in connection with a late payment on a Mortgage Loan or Serviced Companion Loan.

(b)           At least ninety (90) days prior to the maturity date of each Balloon Mortgage Loan that is a Serviced Mortgage Loan, the Master Servicer shall send a notice to the related Borrower of such maturity date (with a copy to be sent to the Special Servicer) and shall request confirmation that the Balloon Payment will be paid by such maturity date.

(c)           With respect to each Adjustable Rate Mortgage Loan and each Hybrid ARM Mortgage Loan, in connection with each Rate Reset Date, the Master Servicer, on behalf of the Trust will (i) elect to increase the Mortgage Rate of such Mortgage Loan (as permitted under the terms of the Mortgage Loan Documents) after giving effect to such election, (ii) make the interest rate adjustments and monthly payment adjustments with respect to such Mortgage Loan in compliance with the requirements of the related Mortgage and Mortgage Note and applicable regulations, (iii) execute and deliver to the related Borrower each notice required by each Mortgage and Mortgage Note and applicable regulations regarding interest rate adjustments and monthly payment adjustments and (iv) provide timely notification to the Certificate Administrator of all applicable data and information regarding such interest rate adjustments and monthly payment adjustments and the Master Servicer’s methods of implementing such interest rate adjustments and monthly payment adjustments. Upon the discovery by the Master Servicer, the Special Servicer or the Certificate Administrator that the Master Servicer has failed to adjust or has incorrectly adjusted a Mortgage Rate or a Monthly Payment pursuant to the terms of the Mortgage Loan Documents for an Adjustable Rate Mortgage Loan or Hybrid ARM Mortgage Loan, the Master Servicer shall immediately deposit in the Certificate Account from its own funds the amount of any interest loss caused thereby without reimbursement therefor; provided, however, that if the Master Servicer did not charge the Borrower the interest rate set forth in the Mortgage Loan documents, the Master Servicer shall be entitled to seek such reimbursement from the related Borrower to the extent not prohibited by applicable law and the related Loan Documents. The Master Servicer shall be indemnified and held harmless by the Trust Fund against any loss, liability, cost or expense imposed on the Master Servicer with respect to any interest rate adjustments and monthly payment adjustments made by any servicer prior to the Master Servicer.

(d)           With respect to each Non-Serviced Mortgage Loan, if the Master Servicer does not receive from a Non-Serviced Master Servicer any Monthly Payment or other amounts known by the Master Servicer to be owing on a Non-Serviced Mortgage Loan in accordance with the terms of the related Non-Serviced Pooling and Servicing Agreement and/or the related Co-Lender Agreement, then the Master Servicer shall provide notice of such failure to the related Non-Serviced Master Servicer and the related Non-Serviced Trustee.

SECTION 3.03.          Collection of Taxes, Assessments and Similar Items; Servicing Accounts; Reserve Accounts.

(a)           The Master Servicer shall establish and maintain one or more segregated accounts (“Servicing Accounts”), in which all Escrow Payments received by it with respect to any Serviced Mortgage Loans or Serviced Companion Loan, shall be deposited and retained, separate and apart from its own funds. Subject to any terms of the related Mortgage Loan Documents that specify the nature of the account in which Escrow Payments shall be held, each Servicing Account shall be an Eligible Account. As and to the extent consistent with the Servicing Standard, applicable law and the related Mortgage Loan Documents, the Master Servicer may make withdrawals from the Servicing Accounts maintained by it, and may apply Escrow Payments held therein with respect to any Serviced Mortgage Loan or Serviced Companion Loan (together with interest earned thereon), only as follows: (i) to effect the payment of real estate taxes, assessments, insurance premiums (including, premiums on any Environmental Insurance Policy), ground rents (if applicable) and comparable items in respect of the related Mortgaged Property; (ii) to reimburse the Master Servicer, the Special Servicer or the Trustee, as

applicable, for any unreimbursed Servicing Advances made thereby with respect to such Mortgage Loan or Serviced Companion Loan to cover any of the items described in the immediately preceding clause (i); (iii) to refund to the related Borrower any sums as may be determined to be overages; (iv) to pay interest or other income, if required and as described below, to the related Borrower on balances in the related Servicing Account (or, if and to the extent not payable to the related Borrower to pay such interest or other income (up to the amount of any Net Investment Earnings in respect of such Servicing Account for each Collection Period) to the Master Servicer); (v) disburse Insurance Proceeds if required to be applied to the repair or restoration of the related Mortgaged Property, (vi) after an event of default, to pay the principal of, accrued interest on and any other amounts payable with respect to such Mortgage Loan or Serviced Companion Loan; (vii) to withdraw amounts deposited in a Servicing Account in error; or (viii) to clear and terminate the Servicing Accounts at the termination of this Agreement in accordance with Section 9.01. The Master Servicer shall pay or cause to be paid to the related Borrowers interest and other income, if any, earned on the investment of funds in Servicing Accounts maintained thereby, if and to the extent required by law or the terms of the related Mortgage Loan Documents. If the Master Servicer shall deposit in a Servicing Account maintained by it any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. Promptly after any Escrow Payments are received by the Special Servicer from the Borrower under any Serviced Mortgage Loan or Serviced Companion Loan, and in any event within three (3) Business Days after any such receipt, the Special Servicer shall remit such Escrow Payments to the Master Servicer for deposit in the applicable Servicing Account(s).

(b)           The Master Servicer shall as to each related Serviced Mortgage Loan or Serviced Companion Loan (including each Specially Serviced Mortgage Loan): (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment with respect to any Serviced Mortgage Loan or Serviced Companion Loan, the Master Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan Documents; provided that if such Serviced Mortgage Loan or Serviced Companion Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer (or, if such Mortgage Loan or the related Serviced Loan Combination becomes a Specially Serviced Mortgage Loan, the Special Servicer) shall, subject to and in accordance with the Servicing Standard, use reasonable efforts to enforce the requirement of the related Mortgage Loan Documents that the related Borrower make payments in respect of such items at the time they first become due.

(c)           In accordance with the Servicing Standard, but subject to Section 3.11(h), the Master Servicer, with respect to each related Serviced Mortgage Loan or Serviced Companion Loan (including each such Mortgage Loan or Serviced Companion Loan that is a Specially Serviced Mortgage Loan) shall make a Servicing Advance with respect to the related Mortgaged Property in an amount equal to all such funds as are necessary for the purpose of effecting the timely payment of (i) real estate taxes, assessments and other similar items, (ii) ground rents (if applicable), and (iii) premiums on Insurance Policies (including, premiums on any Environmental Insurance Policy), in each instance prior to the applicable penalty or termination date, in each instance if and to the extent that (x) Escrow Payments (if any) collected from the related Borrower are insufficient to pay such item when due, and (y) the related Borrower has failed to pay such item on a timely basis; provided that, in the case of amounts described in the preceding clause (i), the Master Servicer shall not make a Servicing Advance of any such amount if the Master Servicer reasonably anticipates (in accordance with the Servicing Standard) that such amounts will be paid by the related Borrower on or before the applicable penalty date, in which case the Master Servicer shall use efforts consistent with the Servicing Standard to confirm whether such amounts have been paid and, subject to Section 3.11(h), shall make a Servicing Advance of such amounts, if necessary, not later than five (5) Business Days following confirmation by the Master Servicer that such amounts have not been paid by the applicable penalty date. All such Advances shall be reimbursable in the first instance from related collections from the Borrowers and further as provided in Section 3.05(a). No costs incurred by the Master Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of any Mortgaged Property shall, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to the respective unpaid principal balances or Stated Principal Balances of the subject Mortgage Loan or Serviced Companion Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Companion Loan so permit; provided that this sentence shall not be construed to limit the rights of the Master Servicer or Special Servicer on behalf of the Trust to enforce any obligations of the related Borrower under such Mortgage Loan.

(d)           The Master Servicer shall establish and maintain one or more segregated accounts (“Reserve Accounts”), in which all Reserve Funds, if any, received by it with respect to the related Serviced Mortgage Loans or Serviced Companion Loan, shall be deposited and retained, separate and apart from its own funds. Subject to any terms of the related Mortgage Loan Documents that specify the nature of the account in which Reserve Funds shall be held, each Reserve Account shall be an Eligible Account. As and to the extent consistent with the Servicing Standard, applicable law and the related Mortgage Loan Documents, the Master Servicer may make withdrawals from the Reserve Accounts maintained by it, and may apply Reserve Funds held therein with respect to any Serviced Mortgage Loans or Serviced Companion Loan (together with interest earned thereon), only as follows: (i) in the case of Reserve Funds that are intended to cover specific costs and expenses, to pay for, or to reimburse the related Borrower in connection with, the costs associated with the related tenant improvements, leasing commissions, repairs, replacements, capital improvements and/or environmental testing and remediation, litigation and/or other special expenses at or with respect to the related Mortgaged Property for which such Reserve Funds were intended and to refund the related Borrower any sums as may be determined to be overages; (ii) in the case of Reserve Funds intended to cover debt service payments, to apply amounts on deposit therein in respect of principal and interest on such Mortgage Loan or Serviced Companion Loan; (iii) to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for any unreimbursed Advances made thereby with respect to such Mortgage Loan or Serviced Companion Loan to cover any of the items described in the immediately preceding clauses (i) and (ii) (or, if any such Advance has become an Unliquidated Advance, to transfer to the related Collection Account an amount equal to the reimbursement that would otherwise have been made as described in this clause (iii)); (iv) subject to Section 3.20, to release such Reserve Funds to the related Borrower if the conditions precedent for such release are satisfied or otherwise apply such Reserve Funds in accordance with the related Mortgage Loan Documents if the conditions precedent for such release are not satisfied; (v) to pay interest or other income, if required and as described below, to the related Borrower on balances in the Reserve Account (or, if and to the extent not payable to the related Borrower, to pay such interest or other income (up to the amount of any Net Investment Earnings in respect of such Reserve Account for each Collection Period) to the Master Servicer); (vi) to withdraw amounts deposited in such Reserve Account in error; (vii) after an event of default, to pay the principal of, accrued interest on, and any other amounts payable with respect to such Mortgage Loan or Serviced Companion Loan; or (viii) to clear and terminate the Reserve Account at the termination of this Agreement in accordance with Section 9.01. If the Borrower under any Serviced Mortgage Loan or Serviced Companion Loan delivers a Letter of Credit in lieu of Reserve Funds, then the Master Servicer, subject to Section 3.20, shall make draws on or reduce the amount of such Letter of Credit at such times and for such purposes as it would have made withdrawals from or reductions of the amount of a Reserve Account and, to the extent consistent with the Servicing Standard, applicable law and the related Mortgage Loan Documents, in order to convert the amount of such Letter of Credit into Reserve Funds. Promptly after any Reserve Funds are received by the Special Servicer from any Borrower, and in any event within three (3) Business Days of such receipt, the Special Servicer shall remit such Reserve Funds to the Master Servicer for deposit in the applicable Reserve Account(s). Any out-of-pocket expenses, including reasonable attorneys’ fees and expenses, incurred by the Master Servicer or the Special Servicer to enable the Master Servicer or the Special Servicer, as the case may be, to make any draw under any Letter of Credit shall constitute a Servicing Advance, and the Master Servicer or the Special Servicer, as the case may be, shall make reasonable efforts to recover such expenses from the related Borrower to the extent the Borrower is required to pay such expenses under the terms of the related Mortgage Loan or Serviced Companion Loan.

(e)           To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of the Mortgage Loan Documents for a Serviced Mortgage Loan or Serviced Companion Loan, the Master Servicer shall request from the related Borrower written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any other action or remediation with respect to environmental matters is required to have been taken or completed pursuant to the terms of a Serviced Mortgage Loan or Serviced Companion Loan, the Master Servicer shall request from the related Borrower written confirmation of such action and remediation within a reasonable time after the later of the Closing Date and the date as of which such action or remediation are required to have been taken or completed. To the extent that a Borrower shall fail to promptly respond to any inquiry described in this Section 3.03(e), the Master Servicer shall notify the Trustee, the Special Servicer, the Directing Certificateholder, the Majority Controlling Class Certificateholder and (if affected) the related Serviced Companion Loan Holder(s). The Master Servicer shall promptly notify the Trustee, the Special Servicer, the Directing Certificateholder and any affected Serviced Companion Loan Holders if the Master Servicer determines that the Borrower under any Serviced Mortgage Loan or Serviced Companion Loan has failed to perform its obligations under such Serviced Mortgage Loan or Serviced Companion Loan in respect of environmental matters.

(f)            Subject to applicable law and the terms of the related Mortgage Loan Documents, funds in the Servicing Accounts and the Reserve Accounts may be invested only in Permitted Investments in accordance with the provisions of Section 3.06.

(g)           With respect to each Serviced Mortgage Loan or Serviced Companion Loan that requires the related Borrower to establish and maintain one or more lock-box, cash management or similar accounts, the Master Servicer shall establish and maintain, in accordance with the Servicing Standard, such account(s) in accordance with the terms of the related Mortgage Loan Documents. No such lock-box account is required to be an Eligible Account, unless the Mortgage Loan Documents otherwise so require. The Master Servicer shall apply the funds deposited in such accounts in accordance with terms of the related Mortgage Loan Documents, any lock-box, cash management or similar agreement and the Servicing Standard.

SECTION 3.04.          Collection Accounts, Distribution Account, Interest Reserve Account, Excess Liquidation Proceeds Account, Serviced Pari Passu Companion Loan Custodial Account, Serviced A/B Loan Combination Custodial Accounts and Loss of Value Reserve Fund.

(a)           The Master Servicer shall segregate and hold all funds collected and received by it in connection with the Mortgage Loans separate and apart from its own funds and general assets. In connection therewith, the Master Servicer shall establish and maintain one or more segregated accounts (collectively, a “Collection Account”), in which the funds described below are to be deposited and held on behalf of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes a Collection Account shall be an Eligible Account. The Master Servicer shall deposit or cause to be deposited in the Collection Account, within two (2) Business Days of receipt by it of properly identified funds (in the case of payments by Borrowers or other collections on the Mortgage Loans) or as otherwise required hereunder, the following payments and collections received or made by or on behalf of the Master Servicer subsequent to the Closing Date with respect to the Mortgage Loans and any REO Properties (other than payments and collections required to be deposited as set forth in Sections 3.04(f), 3.04(g) and 3.04(h)) acquired in respect thereof (other than in respect of scheduled payments of principal and interest due and payable on such Mortgage Loans on or before their respective Cut-off Dates (or, in the case of a Replacement Mortgage Loan, on or before the related date of substitution), which payments shall be delivered promptly to the Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse):

(i)            all payments (from whatever source) on account of principal of such Mortgage Loans, including Principal Prepayments;

(ii)           all payments (from whatever source) on account of interest on such Mortgage Loans, including Default Interest;

(iii)          all Prepayment Premiums, Yield Maintenance Charges and/or late payment charges received with respect to such Mortgage Loans;

(iv)          all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loans and/or, insofar as such payments and/or proceeds represent amounts allocable to reimburse Servicing Advances or pay Liquidation Expenses and/or other servicing expenses in respect of the entire Serviced Loan Combination of which any such Mortgage Loan is part;

(v)           any amounts relating to such Serviced Mortgage Loans and/or Administered REO Properties required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket or master force placed hazard insurance policy;

(vi)          any amounts relating to REO Properties required to be transferred from any REO Account pursuant to Section 3.16(c);

(vii)         to the extent not otherwise included in another clause of this Section 3.04(a), any payments collected in respect of Unliquidated Advances on such Mortgage Loans or in respect of amounts previously determined to constitute Nonrecoverable Advances;

(viii)        insofar as they do not constitute Escrow Payments or Reserve Funds, any amounts relating to such Mortgage Loans paid by a Borrower specifically to cover items for which a Servicing Advance has been made or that represent a recovery of property protection expenses from a Borrower;

(ix)           any Loss of Value Payments, as set forth in Section 3.05(h) of this Agreement;

(x)            [Reserved];

(xi)           any amounts transferred from a Serviced Pari Passu Companion Loan Custodial Account pursuant to Section 3.05(g)(i); and

(xii)          any amounts transferred from a Serviced A/B Loan Combination Custodial Account pursuant to Section 3.05(h)(i).

Furthermore, the Master Servicer shall deposit in the Collection Account any amounts required to be deposited by the Master Servicer pursuant to Section 3.06, as and when required by such section, in connection with losses incurred with respect to Permitted Investments of funds held in the Collection Account.

Notwithstanding the foregoing requirements, the Master Servicer need not deposit into the Collection Account any amount that the Master Servicer would be authorized to withdraw immediately from the Collection Account in accordance with the terms of Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto.

The foregoing requirements for deposit in a Collection Account shall be exclusive. Without limiting the generality of the foregoing, actual payments from Borrowers in the nature of Escrow Payments, Reserve Funds, Assumption Fees, Assumption Application Fees, earn-out fees, extension fees, Modification Fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other fees and amounts collected from Borrowers that constitute Additional Master Servicing Compensation and/or Additional Special Servicing Compensation, need not be deposited by the Master Servicer in the Collection Account. The Master Servicer shall promptly, and in any event within two (2) Business Days, deliver to the Special Servicer any of the foregoing items received by it with respect to any Mortgage Loan, if and to the extent that such items constitute Additional Special Servicing Compensation payable to the Special Servicer. If the Master Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i) through (iv) and (vii) through (viii) of the first paragraph of this Section 3.04(a) with respect to any Serviced Mortgage Loan, the Special Servicer shall promptly, but in no event later than three (3) Business Days after receipt, remit such amounts to the Master Servicer for deposit into the Collection Account, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer (in its capacity as such), without recourse, representation or warranty, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement. Any such amounts received by the Special Servicer with respect to an Administered REO Property shall be deposited by the Special Servicer into the related REO Account and remitted to the Master Servicer for deposit into the Collection Account pursuant to Section 3.16(c).

(b)           The Certificate Administrator shall establish and maintain one or more segregated accounts (collectively, the “Distribution Account”), to be held on behalf and in the name of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Distribution Account shall be an Eligible Account. The Certificate Administrator shall, as a bookkeeping matter, establish and maintain one sub-account of the Distribution Account (such sub-account, the “REMIC Sub-Account”), which shall be deemed to be held in trust for the benefit of the Holders of the REMIC III Regular Interests and the Class R Certificates. Not later than 1:00 p.m. (New York City time) on the Master Servicer Remittance Date, the Master Servicer shall deliver to the Certificate Administrator, for deposit in the Distribution Account, an aggregate amount of immediately available funds equal to the Master Servicer Remittance Amount for the Master Servicer Remittance Date. In addition, the Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Distribution Account any P&I Advances and Compensating Interest Payments required to be made by the Master Servicer hereunder. Furthermore, any amounts paid by any party hereto to indemnify the Trust Fund pursuant to any provision hereof shall be delivered to the Certificate Administrator for deposit in the Distribution Account. The Certificate Administrator shall, upon receipt, deposit in the Distribution Account any and all amounts received or, pursuant to Section 4.03, advanced by the Trustee that are required by the terms of this Agreement to be deposited therein. As and when required pursuant to Section 3.05(c), the Certificate Administrator shall transfer Interest Reserve Amounts in respect of the Interest Reserve Loans from the Interest Reserve Account to the Distribution Account. Furthermore, as and when required pursuant to Section 3.05(d), the Certificate Administrator shall transfer monies from the Excess Liquidation Proceeds Account to the Distribution Account. For so long as Wells Fargo Bank, National Association is the Certificate Administrator, funds held in the Distribution Account shall remain uninvested. If the Certificate Administrator shall deposit in the Distribution Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding. In addition, all amounts deposited into the Distribution Account shall be deemed to have been deposited into the REMIC Sub-Account.

(c)           The Certificate Administrator shall establish and maintain one or more accounts (collectively, the “Interest Reserve Account”) to be held on behalf and in the name of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Interest Reserve Account shall be an Eligible Account or a sub-account of the Distribution Account. On the Distribution Date in January (except during a leap year) and February of each calendar year, commencing in 2018, prior to any distributions being made with respect to the Certificates on such Distribution Date, the Certificate Administrator shall, with respect to each Interest Reserve Loan, withdraw from the Distribution Account and deposit in the Interest Reserve Account an amount equal to the Interest Reserve Amount, if any, in respect of such Interest Reserve Loan for such Distribution Date; provided that no such transfer of monies from the Distribution Account to the Interest Reserve Account shall be made on the Final Distribution Date. For so long as Wells Fargo Bank, National Association is the Certificate Administrator, funds held in the Interest Reserve Account shall remain uninvested.

Notwithstanding that the Interest Reserve Account may be a sub-account of the Distribution Account for reasons of administrative convenience, the Interest Reserve Account and the Distribution Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the Certificate Administrator hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts.

(d)           If any Excess Liquidation Proceeds are received, the Certificate Administrator shall establish and maintain one or more accounts (collectively, the “Excess Liquidation Proceeds Account”) to be held on behalf and in the name of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Excess Liquidation Proceeds Account shall be an Eligible Account (or a separately identified sub-account of the Distribution Account, provided that for all purposes of this Agreement (including the obligations of the Certificate Administrator hereunder) such account shall be considered to be and shall be required to be treated as separate and distinct from the Distribution Account). On the Master Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and remit to the Certificate Administrator for deposit in the Excess Liquidation Proceeds Account all Excess Liquidation Proceeds received by it during the Collection Period ending on the Determination Date immediately prior to the Master Servicer Remittance Date. For so long as Wells Fargo Bank, National Association is the Certificate Administrator, funds held in the Excess Liquidation Proceeds Account shall remain uninvested. For the avoidance of doubt, each of the Collection Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account, any Reserve Account, any Servicing Account, and the portion of the Distribution Account which is the REMIC Sub-Account in respect of REMIC I (including interest, if any, earned on the investment of funds in such accounts) will be owned by REMIC I; the Serviced Pari Passu Companion Loan Custodial Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Serviced Pari Passu Companion Loan Holders as described in Section 3.04(f); a Serviced A/B Loan Combination Custodial Account (including interest, if any, earned on the investment of funds in such account), exclusive of any amounts allocable to the Trust in respect of the related Serviced Mortgage Loan, will be owned by the related Serviced Subordinate Companion Loan Holder as described in Section 3.04(g); and the Loss of Value Fund (including interest, if any, earned on the investment of funds in such account) will be owned by the Mortgage Loan Seller as described in Section 3.04(e), each for federal income tax purposes.

(e)           If any Loss of Value Payments are received in connection with a Material Document Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(h) of this Agreement, the Special Servicer shall establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) to be held in trust for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Loss of Value Reserve Fund shall be accounted for as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any REMIC Pool. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as damages paid to and distributed by the REMIC Pools on account of a breach of a representation or warranty by the Mortgage Loan Seller and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Mortgage Loan Seller as distributions by the Trust Fund to the Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The Mortgage Loan Seller will be the beneficial owner of the related account in the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

(f)            [Reserved]

(g)           The Master Servicer shall segregate and hold all funds collected and received by it in connection with the Serviced Pari Passu Companion Loans separate and apart from its own funds and general assets. In connection therewith, if there are one or more Serviced Pari Passu Loan Combinations related to this Trust, the Master Servicer shall establish and maintain one or more segregated accounts (the “Serviced Pari Passu Companion Loan Custodial Account”), in which the funds described below are to be deposited and held on behalf of the related Serviced Pari Passu Companion Loan Holder(s) (and which accounts may be maintained as separately identified sub-accounts of the Collection Account, provided that for all purposes of this Agreement (including the obligations of the Master Servicer hereunder) such accounts shall be considered to be and shall be required to be treated as separate and distinct from the Collection Account, and provided further that no collections in respect of one or more Serviced Pari Passu Companion Loans relating to a single Serviced Loan Combination and on deposit in the Serviced Pari Passu Companion Loan Custodial Account shall be applied in respect of, or shall be applied to cover any fees or expenses in respect of, one or more Serviced Pari Passu Companion Loans relating to another Serviced Loan Combination). The Serviced Pari Passu Companion Loan Custodial Account shall be an Eligible Account or a sub-account of an Eligible Account. The Master Servicer shall deposit or cause to be deposited in the Serviced Pari Passu Companion Loan Custodial Account, within two (2) Business Days of receipt by it of properly identified funds or as otherwise required hereunder, the following payments and collections received or made by or on behalf of the Master Servicer in respect of the Serviced Pari Passu Companion Loans subsequent to the Closing Date:

(i)            all payments (from whatever source) on account of principal of the Serviced Pari Passu Companion Loans, including Principal Prepayments;

(ii)           all payments (from whatever source) on account of interest on the Serviced Pari Passu Companion Loans, including Default Interest;

(iii)          all Prepayment Premiums and Yield Maintenance Charges received in respect of the Serviced Pari Passu Companion Loans;

(iv)          all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of, and allocable as interest (including Default Interest) on, principal of or Prepayment Premiums or Yield Maintenance Charges with respect to, the Serviced Pari Passu Companion Loans (or any successor REO Mortgage Loans with respect thereto);

(v)           any amounts required to be deposited by the Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Serviced Pari Passu Companion Loan Custodial Account;

(vi)          any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(c) in connection with losses on the Serviced Pari Passu Companion Loans (or any successor interest in REO Mortgage Loans with respect thereto) resulting from a deductible clause in a blanket or master force-placed hazard insurance policy;

(vii)         any amounts required to be transferred to the Serviced Pari Passu Companion Loan Custodial Account from the REO Account pursuant to Section 3.16(c); and

(viii)        any other amounts received and applied on the Serviced Pari Passu Companion Loans pursuant to the related Co-Lender Agreements.

Notwithstanding the foregoing requirements, the Master Servicer need not deposit into the Serviced Pari Passu Companion Loan Custodial Account any amount that the Master Servicer would be authorized to withdraw immediately from the Serviced Pari Passu Companion Loan Custodial Account in accordance with the terms of Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto.

The foregoing requirements for deposit in the Serviced Pari Passu Companion Loan Custodial Account shall be exclusive. Without limiting the generality of the foregoing, actual payments from the applicable Borrower in the nature of Escrow Payments, Reserve Funds, Assumption Fees, Assumption Application Fees, earn-out fees, extension fees, Modification Fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other fees and amounts collected from the applicable Borrower that constitute Additional Master Servicing Compensation and/or Additional Special Servicing Compensation, need not be deposited by the Master Servicer in the Serviced Pari Passu Companion Loan Custodial Account. The Master Servicer shall promptly deliver to the Special Servicer any of the foregoing items received by it with respect to any Serviced Pari Passu Companion Loan, if and to the extent that such items constitute Additional Special Servicing Compensation with respect to such Serviced Pari Passu Companion Loan. If the Master Servicer shall deposit in the Serviced Pari Passu Companion Loan Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Serviced Pari Passu Companion Loan Custodial Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i) through (iv) of the first paragraph of this Section 3.04(f), the Special Servicer shall promptly, but in no event later than two (2) Business Days after receipt, remit such amounts to the Master Servicer for deposit into the Serviced Pari Passu Companion Loan Custodial Account, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or because of another appropriate reason that is consistent with the Servicing Standard. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer (in its capacity as such), without recourse, representation or warranty, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or because of another appropriate reason that is consistent with the Servicing Standard. Any such amounts received by the Special Servicer with respect to an Administered REO Property relating to a Serviced Pari Passu Loan Combination shall be deposited by the Special Servicer into the REO Account and, insofar as such amounts are allocable as interest on, principal of, or Prepayment Premiums or Yield Maintenance Charges with respect to any Serviced Pari Passu Companion Loan or any successor REO Mortgage Loans with respect thereto, shall be remitted to the Master Servicer for deposit into the Serviced Pari Passu Companion Loan Custodial Account pursuant to Section 3.16(c) (subject to the terms of the related Co-Lender Agreement). Any remittances by the Special Servicer under this paragraph may be made as part of an aggregate remittance under this paragraph and/or the final paragraph of Section 3.04(a).

(h)           The Master Servicer shall segregate and hold all funds collected and received by it in connection with each Serviced A/B Loan Combination separate and apart from its own funds and general assets. In connection therewith, if there are one or more Serviced A/B Loan Combinations related to this Trust, the Master Servicer shall establish and maintain one or more segregated accounts (each, a “Serviced A/B Loan Combination Custodial Account”), in which the funds described below are to be deposited and held on behalf of the Trust and the related Serviced Subordinate Companion Loan Holder (and which accounts may be maintained as separately identified sub-accounts of the Collection Account, provided that for all purposes of this Agreement (including the obligations of the Master Servicer hereunder) such accounts shall be considered to be and shall be required to be treated as separate and distinct from the Collection Account). Any Serviced A/B Loan Combination Custodial Account shall be an Eligible Account or a sub-account of an Eligible Account. The Master Servicer shall deposit or cause to be deposited in any Serviced A/B Loan Combination Custodial Account, within two (2) Business Days of receipt by it of properly identified funds or as otherwise required hereunder, the following payments and collections received or made by or on behalf of the Master Servicer in respect of the related Serviced A/B Loan Combination subsequent to the Closing Date:

(i)            all payments (from whatever source) on account of principal of such Serviced A/B Loan Combination, including Principal Prepayments;

(ii)           all payments (from whatever source) on account of interest on such Serviced A/B Loan Combination, including Default Interest;

(iii)          all Prepayment Premiums and Yield Maintenance Charges received in respect of such Serviced A/B Loan Combination;

(iv)          all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of, and allocable as interest (including Default Interest) on, principal of or Prepayment Premiums or Yield Maintenance Charges with respect to, such Serviced A/B Loan Combination (or any successor REO Mortgage Loan(s) with respect thereto);

(v)           any amounts required to be deposited by the Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in such Serviced A/B Loan Combination Custodial Account;

(vi)          any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(c) in connection with losses on any Serviced A/B Loan Combination (or any successor interest in a REO Mortgage Loan with respect thereto) resulting from a deductible clause in a blanket or master force-placed hazard insurance policy;

(vii)         any amounts required to be transferred to the Serviced A/B Loan Combination Custodial Account from the REO Account pursuant to Section 3.16(c); and

(viii)        any other amounts received and applied on any Serviced A/B Loan Combination pursuant to the related Co-Lender Agreement.

Notwithstanding the foregoing requirements, the Master Servicer need not deposit into any Serviced A/B Loan Combination Custodial Account any amount that the Master Servicer would be authorized to withdraw immediately from such Serviced A/B Loan Combination Custodial Account in accordance with the terms of Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto.

The foregoing requirements for deposit in a Serviced A/B Loan Combination Custodial Account shall be exclusive. Without limiting the generality of the foregoing, actual payments from the applicable Borrower in the nature of Escrow Payments, Reserve Funds, Assumption Fees, Assumption Application Fees, earn-out fees, extension fees, Modification Fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other fees and amounts collected from the applicable Borrower that constitute Additional Master Servicing Compensation and/or Additional Special Servicing Compensation, need not be deposited by the Master Servicer in a Serviced A/B Loan Combination Custodial Account. The Master Servicer shall promptly deliver to the Special Servicer any of the foregoing items received by it with respect to any Serviced A/B Loan Combination, if and to the extent that such items constitute Additional Special Servicing Compensation with respect to such Serviced A/B Loan Combination. If the Master Servicer shall deposit in any Serviced A/B Loan Combination Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Serviced A/B Loan Combination Custodial Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i) through (iv) of the first paragraph of this Section 3.04(h), the Special Servicer shall promptly, but in no event later than two (2) Business Days after receipt, remit such amounts to the Master Servicer for deposit into the applicable Serviced A/B Loan Combination Custodial Account, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or because of another appropriate reason that is consistent with the Servicing Standard. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer (in its capacity as such), without recourse, representation or warranty, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or because of another appropriate reason that is consistent with the Servicing Standard. Any such amounts received by the Special Servicer with respect to an Administered REO Property relating to a Serviced A/B Loan Combination shall be deposited by the Special Servicer into the REO Account and, insofar as such amounts are allocable as interest on, principal of, or Prepayment Premiums or Yield Maintenance Charges with respect to any Serviced A/B Loan Combination or any successor REO Mortgage Loans with respect thereto, shall be remitted to the Master Servicer for deposit into the applicable Serviced A/B Loan Combination Custodial Account pursuant to Section 3.16(c) (subject to the terms of the related Co-Lender Agreement). Any remittances by the Special Servicer under this paragraph may be made as part of an aggregate remittance under this paragraph and/or the final paragraph of Section 3.04(a).

(i)            To the extent of any Serviced Companion Loan Holder’s interest therein, the Serviced Pari Passu Companion Loan Custodial Account and each Serviced A/B Loan Combination Custodial Account shall be treated as an “outside reserve fund” within the meaning of the REMIC Provisions, beneficially owned by the related Serviced Companion Loan Holders who shall be liable for any tax on its share of any reinvestment income thereon, and who shall be deemed to receive any related reimbursements from the Trust Fund.

(j)            Funds in the Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the Serviced Pari Passu Companion Loan Custodial Account and each Serviced A/B Loan Combination Custodial Account may be invested in Permitted Investments in accordance with the provisions of Section 3.06. The Master Servicer shall give notice to the other parties hereto of the location of the Collection Account as of the Closing Date and of the new location of the Collection Account prior to any change thereof.

(k)           For the avoidance of doubt, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account (including in each case interest, if any, earned on the investment of funds in such account) shall be owned by REMIC III for federal income tax purposes.

(l)            Notwithstanding anything to the contrary contained herein, with respect to each Due Date and any Serviced Companion Loan, within one Business Day after the related Determination Date (or, following the securitization of a Serviced Pari Passu Companion Loan, at such earlier time as the Mortgage Loan Seller or the related Other Master Servicer notifies the Master Servicer in writing is necessary for such remittance to occur on the Business Day following the “determination date” under the Other Pooling and Servicing Agreement for the Other Securitization that includes such Serviced Pari Passu Companion Loan; provided, however, that in no event may any such “determination date” occur prior to (and any such otherwise earlier “determination date” shall, for purposes of this Section 3.04(j) and Section 4.02(n), be deemed to occur on) the 6th day of each month or, if such 6th day is not a Business Day, the next succeeding Business Day (such earlier date, if any, a “Serviced Pari Passu Companion Loan Early Remittance Date”)), the Master Servicer shall remit, from amounts on deposit in the Serviced Pari Passu Companion Loan Custodial Account or the applicable Serviced A/B Loan Combination Custodial Account, as applicable, to the related Serviced Companion Loan Holder by wire transfer in immediately available funds to the account of such Serviced Companion Loan Holder or an agent therefor appearing on any Serviced Companion Loan Holder Register on the related date such amounts as are required to be remitted (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the date such amounts are required to be remitted, by check sent by first class mail to the address of any Serviced Companion Loan Holder or its agent appearing on any Serviced Companion Loan Holder Register) the portion of any Serviced Loan Combination Remittance Amount allocable to such Serviced Companion Loan Holder.

SECTION 3.05.          Permitted Withdrawals From the Collection Accounts, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account, the Serviced Pari Passu Companion Loan Custodial Account and the Serviced A/B Loan Combination Custodial Account.

(a)           Subsection (I). The Master Servicer may, from time to time, make withdrawals from the Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)            to remit to the Certificate Administrator for deposit in the Distribution Account (A) the Master Servicer Remittance Amount for the Master Servicer Remittance Date and (B) any amounts that may be applied by the Master Servicer to make P&I Advances pursuant to Section 4.03(a);

(ii)           to reimburse the Trustee or itself, as applicable, in that order, for unreimbursed P&I Advances made by such Person (in each case, with its own funds) with respect to the Mortgage Loans and/or any successor REO Mortgage Loans in respect thereof, the Master Servicer’s and the Trustee’s, as the case may be, respective rights to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than a Nonrecoverable P&I Advance, which is reimbursable pursuant to clause (vi) below) being limited to (subject to the operation of Subsection (II)(iii) of this Section 3.05(a)) amounts on deposit in the Collection Account that represent Late Collections of interest and principal received by the Trust in respect of the particular Mortgage Loan or REO Mortgage Loan as to which such P&I Advance was made (net of related Servicing Fees);

(iii)          to pay itself earned and unpaid Servicing Fees with respect to the Mortgage Loans and/or any successor REO Mortgage Loans in respect thereof, the Master Servicer’s right to payment pursuant to this clause (iii) with respect to any such Mortgage Loan or REO Mortgage Loan being limited to amounts on deposit in the Collection Account that are received and allocable as interest on such Mortgage Loan or REO Mortgage Loan, as the case may be;

(iv)          to pay the Special Servicer (or, if applicable, any predecessor thereto) earned and unpaid Special Servicing Fees, Workout Fees and Liquidation Fees to which it is entitled in respect of each Specially Serviced Mortgage Loan, Corrected Mortgage Loan and/or REO Mortgage Loan pursuant to, and from the sources contemplated by, Section 3.11(c) and, following a Liquidation Event in respect of any Serviced Mortgage Loan and/or any successor REO Mortgage Loan in respect thereof, to pay to itself, from general collections on the Mortgage Loans on deposit in the Collection Account, any unpaid Servicing Fees in respect of such Mortgage Loan and/or successor REO Mortgage Loan and any unpaid Pari Passu Primary Servicing Fees in respect of any related Serviced Companion Loan or successor REO Mortgage Loan;

(v)           to reimburse the Trustee, the Special Servicer or itself, as applicable, in that order, for any unreimbursed Servicing Advances made thereby (in each case, with its own funds), the Master Servicer’s, the Special Servicer’s and the Trustee’s, as the case may be, respective rights to reimbursement pursuant to this clause (v) with respect to any Servicing Advance (other than a Nonrecoverable Servicing Advance, which is reimbursable pursuant to clause (vi) below) being limited to (subject to the operation of Subsection (II)(iii) of this Section 3.05(a)) amounts on deposit in the Collection Account that represent (A) payments made by the related Borrower that are allocable to cover the item in respect of which such Servicing Advance was made, and/or (B) Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and, if applicable, REO Revenues Received by the Trust in respect of the particular Mortgage Loan or related REO Property as to which such Servicing Advance was made;

(vi)          to reimburse the Trustee, the Special Servicer or itself, as applicable, in that order, out of such general collections (subject to the operation of Subsection (II)(iv) of this Section 3.05(a) below) on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account, for any unreimbursed Nonrecoverable Advances made thereby with respect to any of the Mortgage Loans and/or related REO Properties;

(vii)         to pay the Trustee, the Special Servicer or itself, as applicable, in that order, any unpaid Advance Interest accrued on Advances made by such Person, such payment to be made, as and to the extent contemplated by Section 3.25, out of amounts on deposit in the Collection Account that represent Default Charges Received by the Trust on the Mortgage Loans or REO Mortgage Loans as to which the subject Advance was made;

(viii)        to the extent that the Master Servicer has reimbursed or is reimbursing the Trustee, the Special Servicer or itself, as applicable, for any unreimbursed Advance (regardless of whether such reimbursement is pursuant to clause (ii), (v) or (vi) above, pursuant to Section 3.03(c) or Section 3.03(d) or pursuant to Subsection (II) of this Section 3.05(a)), and insofar as payment has not already been made out of related Default Charges, and the related Default Charges then on deposit in the Collection Account and available therefor are not sufficient to make such payment, pursuant to clause (vii) above, to pay the Trustee, the Special Servicer or itself, as applicable, in that order, first out of amounts on deposit in the Collection Account that represent the remaining Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, from the Mortgage Loan or REO Property to which the Advance relates, then out of such general collections (subject to the operation of Subsection (II) of this Section 3.05(a) below) on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account, any related Advance Interest accrued and payable on the portion of such Advance so reimbursed or being reimbursed;

(ix)           to pay (A) any outstanding expenses that were incurred by the Special Servicer in connection with its inspecting, pursuant to Section 3.12(a), any Administered REO Property or any Mortgaged Property securing a Specially Serviced Mortgage Loan or (B) any other outstanding expenses incurred on behalf of the Trust with respect to any Mortgage Loan or related REO Property (other than Advance Interest that is paid pursuant to clause (vii) above, and other than Special Servicing Fees, Workout Fees and Liquidation Fees, which are covered by clause (iv) above) that will likely otherwise become Additional Trust Fund Expenses, such payment to be made, first, out of amounts on deposit in the Collection Account that represent Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds and, if applicable, REO Revenues received with respect to such Mortgage Loan or REO Property, as the case may be, and then, out of such general collections on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account;

(x)           to pay itself any items of Additional Master Servicing Compensation, and to pay the Special Servicer any items of Additional Special Servicing Compensation, in each case on deposit in the Collection Account from time to time;

(xi)          to pay any unpaid Liquidation Expenses incurred with respect to any Serviced Mortgage Loan or related Administered REO Property, such payments to be made, first, out of amounts on deposit in the Collection Account that represent Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds and, if applicable, REO Revenues received with respect to such Mortgage Loan or REO Property, as the case may be, and then, out of such general collections on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account;

(xii)          to pay, subject to and in accordance with Section 3.11(i), out of such general collections on the Mortgage Loans and any related REO Properties as are then on deposit in the Collection Account, servicing expenses related to the Mortgage Loans and related REO Properties, which expenses would, if advanced, constitute Nonrecoverable Servicing Advances;

(xiii)         to pay, first out of amounts on deposit in the Collection Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Mortgage Loans and any related REO Properties as are then on deposit in the Collection Account, costs and expenses incurred by the Trust pursuant to Section 3.09(c) with respect to any Serviced Mortgage Loan or Administered REO Property (other than the costs of environmental testing, which are to be covered by, and reimbursable as, a Servicing Advance);

(xiv)        to pay itself, the Special Servicer, the Depositor, the Certificate Administrator, the Tax Administrator, the Trustee, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, first out of amounts on deposit in the Collection Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account, any amounts payable to any such Person pursuant to Section 3.02, Section 6.03, Section 7.01(b), Section 8.05(b) or Section 8.13;

(xv)         to pay, first out of amounts on deposit in the Collection Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account, (A) any reasonable out-of-pocket cost or expense (including the reasonable fees of tax accountants and attorneys) incurred by the Trustee pursuant to Section 3.17(a)(iii) in connection with providing advice to the Special Servicer with respect to any REO Property, and (B) to the extent not otherwise advanced by the Master Servicer, any fees and/or expenses payable or reimbursable, as the case may be, in accordance with Section 3.18, to the Master Servicer or the Trustee or an Independent third party for confirming, in accordance with such Section 3.18, a fair price determination made with respect to any Defaulted Mortgage Loan or REO Property;

(xvi)        to pay itself, the Special Servicer, the Certificate Administrator, the Trustee or the Depositor, as the case may be, any amount related to the Mortgage Loans and/or related REO Properties, that is specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement and to which reference is not made in any other clause of this Section 3.05(a), it being acknowledged that this clause (xvi) shall not be construed to modify any limitation otherwise set forth in this Agreement on the time at which any Person is entitled to payment or reimbursement of any amount or the funds from which any such payment or reimbursement is permitted to be made;

(xvii)       to pay itself, the Special Servicer, the Mortgage Loan Seller, a Controlling Class Certificateholder, any Serviced Companion Loan Holder or any other particular Person, as the case may be, with respect to any Mortgage Loan (or portion thereof) that was previously purchased or otherwise removed from the Trust Fund by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan (or portion thereof) subsequent to the date of purchase or other removal;

(xviii)      to pay to the Mortgage Loan Seller, any amounts on deposit in the Collection Account that represent Monthly Payments due on the respective Mortgage Loans on or before the Cut-off Date or, in the case of a Replacement Mortgage Loan, on or before the date on which such Replacement Mortgage Loan was added to the Trust Fund;

(xix)         in connection with a Non-Serviced Mortgage Loan, to pay, out of such general collections on the Mortgage Loans and REO Properties as are then on deposit in the Collection Account, to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trust Advisor and/or the holders of the related Non-Serviced Pari Passu Companion Loan(s), any amount reimbursable to such party by the holder of such Non-Serviced Mortgage Loan pursuant to the terms of the related Co-Lender Agreement(s);

(xx)          to pay to CREFC® (solely to the extent of funds available in the Collection Account following the withdrawal of the amounts described in clauses (ii) through (xviii) above), the CREFC® License Fee;

(xxi)         to transfer any Excess Liquidation Proceeds on deposit in the Collection Account to the Excess Liquidation Proceeds Account in accordance with Section 3.04(d);

(xxii)        to withdraw any amount and pay to the Person entitled thereto any amount deposited in the Collection Account in error;

(xxiii)       to pay to the Special Servicer, upon request, the amount of the Frontier Litigation Costs in excess of the Limited Purpose Anticipated Expense Cap Amount; and

(xxiv)       to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01.

provided, however, that if and to the extent that any expense, cost, reimbursement or other amount otherwise permitted to be withdrawn from a Collection Account pursuant to clause (vi) (relating to Nonrecoverable Advances), clause (ix) (relating to certain expenses), clause (xiii) (relating to certain environmental costs) or clause (xiv) (relating to certain indemnification and similar expenses), relates to a Serviced Loan Combination, then such payment shall be made from collections with respect to such Serviced Loan Combination on deposit in the Collection Account and (unless the expense, cost, reimbursement or other amount is a Nonrecoverable P&I Advance, in which case (for the avoidance of doubt) the payment in reimbursement thereof shall be made solely from the relevant Collection Account), the Serviced Pari Passu Companion Loan Custodial Account (withdrawals from the Collection Account and any related Serviced Pari Passu Companion Loan Custodial Account shall be made pro rata according to the related Co-Lender Agreement and based on the respective outstanding principal balances of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan(s)), if applicable, or from the applicable Serviced A/B Loan Combination Custodial Account (withdrawals from such Serviced A/B Loan Combination Custodial Account shall be made prior to any withdrawals from the Collection Account and in all circumstances shall be in accordance with the related Co-Lender Agreement) prior to payment from funds in the Collection Account that are unrelated to such Serviced Loan Combination. Notwithstanding the foregoing, to the extent the Master Servicer, the Special Servicer or the Trustee, as applicable, obtains funds from the Collection Account that are unrelated to a Serviced Loan Combination as a reimbursement for a Nonrecoverable Servicing Advance or any Advance Interest on a Servicing Advance or a Nonrecoverable Servicing Advance relating to a Serviced Loan Combination, any related Serviced Companion Loan Holder is required under the related Co-Lender Agreement to, promptly following notice from the Master Servicer, reimburse the Trust Fund for its allocable share of such Nonrecoverable Servicing Advance or Advance Interest to the extent set forth in the related Co-Lender Agreement.

If amounts on deposit in the Collection Account at any particular time (after withdrawing any portion of such amounts deposited in the Collection Account in error) are insufficient to satisfy all payments, reimbursements and remittances to be made therefrom as set forth in clauses (ii) through (xx) of the first paragraph of this Section 3.05(a)(I), then the corresponding withdrawals from the Collection Account shall be made in the following priority and subject to the following rules: (x) if the payment, reimbursement or remittance is to be made from a specific source of funds, then such payment, reimbursement or remittance shall be made from that specific source of funds on a pro rata basis with any and all other payments, reimbursements and remittances to be made from such specific source of funds; and (y) if the payment, reimbursement or remittance can be made from any funds on deposit in the Collection Account, then (following any withdrawals made from the Collection Account in accordance with the immediately preceding clause (x) of this sentence) such payment, reimbursement or remittance shall be made from the general funds remaining on deposit in the Collection Account on a pro rata basis with any and all other payments, reimbursements or remittances to be made from such general funds; provided, however, that any reimbursements of Advances in respect of any particular Mortgage Loan or REO Property out of a Collection Account pursuant to any of clauses (ii), (v) and (vi) of the first paragraph of this Section 3.05(a)(I), and any payments of interest thereon out of a Collection Account pursuant to either of clauses (vii) and (viii) of the first paragraph of this Section 3.05(a)(I), shall be made (to the extent of their respective entitlements to such reimbursements and/or payments): first, to the Trustee; and second, pro rata, to the Master Servicer and the Special Servicer.

The Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, in connection with any withdrawal from the Collection Account pursuant to any of clauses (ii) through (xx) of the first paragraph of this Section 3.05(a)(I).

The Master Servicer shall pay to the Special Servicer, and, subject to Section 3.01(h)(i), the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator or the Non-Serviced Trustee, as applicable, from the Collection Account on the Master Servicer Remittance Date amounts permitted to be paid to the Special Servicer, the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator or the Non-Serviced Trustee, as applicable, therefrom based upon an Officer’s Certificate received from the Special Servicer, the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator or the Non-Serviced Trustee, as applicable, on the first Business Day following the immediately preceding Determination Date, describing the item and amount to which the Special Servicer, the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator or the Non-Serviced Trustee, as applicable, is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Property as to which it is the Special Servicer on a loan-by-loan and property-by-property basis, for the purpose of justifying any request thereby for withdrawal from a Collection Account.

Subsection (II). The provisions of this Subsection (II) of this Section 3.05(a) shall apply notwithstanding any contrary provision of Subsection (I) of this Section 3.05(a):

(i)          Identification of Workout-Delayed Reimbursement Amounts: If any Advance made with respect to any Mortgage Loan on or before the date on which such Mortgage Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent theretofore accrued and unpaid) Advance Interest thereon, is not pursuant to the operation of the provisions of Section 3.05(a)(I) reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Mortgage Loan (or, but for the making of three monthly payments under its modified terms, would constitute a Corrected Mortgage Loan), such Advance, together with such Advance Interest, shall constitute a “Workout-Delayed Reimbursement Amount” to the extent that such amount has not been determined to constitute a

Nonrecoverable Advance. All references herein to “Workout-Delayed Reimbursement Amount” shall be construed always to mean the related Advance and (to the extent theretofore accrued and unpaid) any Advance Interest thereon, together with (to the extent it remains unpaid) any further Advance Interest that accrues on the unreimbursed portion of such Advance from time to time in accordance with the other provisions of this Agreement. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a Nonrecoverable Advance.

(ii)         General Relationship of Provisions. Subsection (iii) below (subject to the terms, conditions and limitations thereof) sets forth the terms of and conditions to the right of a Person to be reimbursed for any Workout-Delayed Reimbursement Amount to the extent that such Person is not otherwise entitled to reimbursement and payment of such Workout-Delayed Reimbursement Amount pursuant to the operation of Section 3.05(a)(I) above (construed without regard to the reference therein to this Subsection except that it is nonetheless hereby acknowledged that, for purposes of “Late Collections” in Subsection 3.05(a)(I), funds received on the related Mortgage Loan shall be applied in accordance with the terms of the applicable modification even though such application may result in an Advance continuing to be outstanding when the Borrower is current in its payments under the terms of the Mortgage Loan as modified). Subsection (iv) below (subject to the terms, conditions and limitations thereof) authorizes or permits the Master Servicer, under certain circumstances, to abstain from reimbursing itself (or, if applicable, the Trustee to abstain from obtaining reimbursement) for Nonrecoverable Advances at its sole option. Upon any determination that all or any portion of a Workout-Delayed Reimbursement Amount constitutes a Nonrecoverable Advance, then the reimbursement or payment of such amount (and any further Advance Interest that may accrue thereon) shall cease to be subject to the operation of Subsection (iii) below, such amount (and further Advance Interest) shall be as fully payable and reimbursable to the relevant Person as would any other Nonrecoverable Advance (and Advance Interest thereon) and, as a Nonrecoverable Advance, such amount may become the subject of the Master Servicer’s (or, if applicable, the Trustee’s) exercise of its sole option authorized by Subsection (iv) below.

(iii)        Reimbursements of Workout-Delayed Reimbursement Amounts: The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement and payment (and, notwithstanding any contrary provision of Subsection (I) above, shall be entitled to withdraw and pay to itself the amount of such reimbursement and payment) for all Workout-Delayed Reimbursement Amounts in each Collection Period (and it is again hereby acknowledged that, for purposes of “Late Collections” in Subsection 3.05(a)(I), funds received on the related Mortgage Loan shall be applied in accordance with the terms of the applicable modification even though such application may result in an Advance continuing to be outstanding when the Borrower is current in its payments under the terms of the Mortgage Loan as modified); provided, however, that the aggregate amount (for all such Persons collectively) of such reimbursements and payments from amounts advanced or collected on the Mortgage Pool in such Collection Period shall not exceed (and the reimbursement and payment shall be made from) the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i) through (v) of the definition of “Unadjusted Principal Distribution Amount”, net of the aggregate deduction amounts for Nonrecoverable Advances (and accrued and unpaid Advance Interest thereon) that were reimbursed or paid during the related Collection Period from principal collections on the

Mortgage Pool, as described by clause (II)(B) of the definition of “Principal Distribution Amount” and pursuant to Subsection (iv) of this Section 3.05(a)(II). As and to the extent provided in clause (II)(A) of the definition thereof, the Principal Distribution Amount for the Distribution Date related to such Collection Period shall be reduced to the extent that such payment or reimbursement of a Workout-Delayed Reimbursement Amount is made from aggregate principal collections pursuant to the preceding sentence.

Any collections (as applied under Section 1.03) received on or in respect of the Mortgage Loans during a Collection Period that, in each case, represents a delinquent amount as to which an Advance had been made, which Advance was previously reimbursed during the Collection Period for a prior Distribution Date as part of a Workout-Delayed Reimbursement Amount, shall be added to and constitute a part of the Principal Distribution Amount for the related Distribution Date (pursuant to clause (I)(B) of the definition of “Principal Distribution Amount”) to the extent of all Workout-Delayed Reimbursement Amounts on or in respect of such respective Mortgage Loan that were reimbursed from collections of principal on the Mortgage Pool in all prior Collection Periods pursuant to the preceding paragraph.

The Certificate Administrator shall be entitled to rely conclusively upon any direction or notice received from the Master Servicer in connection with any determination made by the Master Servicer pursuant to the foregoing provisions of this Section 3.05(a)(II)(iii) and shall not be obligated to independently verify, monitor or oversee any such determination.

(iv)        Sole Option to Abstain from Reimbursements of Certain Nonrecoverable Advances. To the extent that Section 3.05(a)(I) entitles the Master Servicer, the Special Servicer or the Trustee to reimbursement for any Nonrecoverable Advance (or payment of Advance Interest thereon from a source other than Default Charges on the related Mortgage Loan) during any Collection Period, then, notwithstanding any contrary provision of Subsection (I) above, (a) to the extent that one or more such reimbursements and payments of Nonrecoverable Advances (and such Advance Interest thereon) are made, they shall be made, first, from the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i) through (v) of the definition of “Unadjusted Principal Distribution Amount”, and then from other amounts advanced or collected on the Mortgage Pool for such Collection Period; provided that, if so provided as set forth below, the Master Servicer, the Special Servicer or the Trustee, as applicable, shall provide each of Moody’s, Fitch and KBRA with at least 15 days’ notice before any reimbursement shall be made of a Nonrecoverable Advance (or payment of Advance Interest thereon from a source other than Default Charges on the related Mortgage Loan) from such other amounts advanced or collected on the Mortgage Pool for such Collection Period, and (b) if and to the extent that the amount of such a Nonrecoverable Advance (and Advance Interest thereon), together with all Nonrecoverable Advances (and Advance Interest thereon) theretofore reimbursed during such Collection Period, would exceed the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i) through (v) of the definition of “Unadjusted Principal Distribution Amount”, the Master Servicer and/or the Trustee, as applicable, if it made the relevant Advance) is hereby authorized (but shall not be construed to have any obligation whatsoever), if it elects at its sole option and in its sole discretion, to abstain from reimbursing itself or obtaining reimbursement (notwithstanding that it is entitled to such reimbursement) during that Collection Period for all or a portion of such Nonrecoverable Advance (and Advance Interest thereon), provided that the aggregate amount that is the subject of the exercise of such option with respect to all Nonrecoverable Advances (and Advance Interest thereon) with respect to all Mortgage Loans for any particular Collection Period is less than or equal to such excess described above in this clause (b). If the Master Servicer (or the Trustee, as applicable) makes such an election at its sole option to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (and Advance Interest thereon), then such Nonrecoverable Advance (and Advance Interest thereon) or portion thereof shall continue to be fully reimbursable in any subsequent Collection Period. In connection with a potential election by the Master Servicer (or the Trustee, as applicable) to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the Collection Period for any Distribution Date, the Master Servicer (or the Trustee, as applicable) shall further be authorized to wait for principal collections to be received before making its determination of whether to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof. The Master Servicer or the Trustee, as applicable, shall give the Rating Agencies at least fifteen (15) days’ notice (subject to Section 3.28) prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account or Distribution Account, as applicable, allocable to interest on the Mortgage Loans unless (1) the Master Servicer or the Trustee, as applicable, determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer or Trustee, as applicable, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer has not timely received from the Trustee information requested by the Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided, that, if any of clause (1), clause (2) or clause (3) above apply, the Master Servicer or Trustee, as applicable, shall give each Rating Agency notice (subject to Section 3.28) of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account or Distribution Account, as applicable, allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. The Master Servicer or the Trustee, as applicable, shall have no liability for any loss, liability or expenses resulting from any notice provided to the Rating Agencies contemplated by the immediately preceding sentence.

Any collections (as applied under Section 1.03) received on the Mortgage Loans during a Collection Period that, in each case, represents a recovery of an amount determined in a prior Collection Period to have been a Nonrecoverable Advance shall be added to and constitute a part of the Principal Distribution Amount for the related Distribution Date (pursuant to clause (I)(C) of the definition of “Principal Distribution Amount”) to the extent of all Nonrecoverable Advances on such respective Mortgage Loan that were reimbursed from collections of principal on the Mortgage Pool in all prior Collection Periods pursuant to the preceding paragraph.

None of the Master Servicer or the Trustee shall have any liability whatsoever for making an election, or refraining from making an election, that is authorized under this Subsection (II)(iv). The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this Subsection (II)(iv) or to comply with the terms of this Subsection (II)(iv) and the other provisions of this Agreement that apply once such an election, if any, has been made.

Any election by the Master Servicer (or the Trustee, as applicable) to abstain from reimbursing itself for any Nonrecoverable Advance (and Advance Interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on the Master Servicer (or the Trustee, as applicable) any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the Master Servicer (or the Trustee, as applicable) to otherwise be reimbursed for such Nonrecoverable Advance (and Advance Interest thereon). Any such election by one of the Master Servicer or the Trustee shall not be construed to impose any duty on any other such party to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election). Any such election by any such party to abstain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of Advance Interest on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. None of the Master Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Loan Holders for any such election that such party makes to defer or not to defer reimbursement as contemplated by this Subsection or for any losses, damages or other adverse economic or other effects that may arise from such an election, nor shall such election constitute a violation of the Servicing Standard or any duty under this Agreement. The foregoing statements in this paragraph shall not limit the generality of the statements made in the immediately preceding paragraph.

The Certificate Administrator shall be entitled to rely conclusively upon any direction or notice received from the Master Servicer in connection with any determination made by the Master Servicer pursuant to the foregoing provisions of this Section 3.05(a)(II)(iv) and shall not be obligated to independently verify, monitor or oversee any such determination.

(v)         Deferral is Not Subordination. No determination by the Master Servicer (or the Trustee, as applicable) to exercise its sole option to defer the reimbursement of Advances and/or Advance Interest under Subsection (iv) shall be construed as an agreement by the Master Servicer (or the Trustee, as applicable) to subordinate (in respect of realizing losses), to any Class of Certificates, such party’s right to such reimbursement during such period of deferral.

(b)           The Certificate Administrator shall, from time to time, make withdrawals from the Distribution Account for each of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)            to make distributions to the Holders of the Regular Certificates on each Distribution Date pursuant to Section 4.01;

(ii)           to transfer Interest Reserve Amounts in respect of the Interest Reserve Loans to the Interest Reserve Account as and when required by Section 3.04(c);

(iii)          to pay itself, the Tax Administrator, the Master Servicer, the Special Servicer, the Depositor, the Trustee or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b) or Section 8.05(b), as applicable, if and to the extent such amounts are not payable out of a Collection Account pursuant to Section 3.05;

(iv)          to pay any and all federal, state and local taxes imposed on any REMIC Pool or on the assets or transactions of any REMIC Pool, together with all incidental costs and expenses, and any and all expenses relating to tax audits, if and to the extent that either (A) none of the parties hereto are liable therefor pursuant to Section 10.01(b) and/or Section 10.01(f) or (B) any such Person that may be so liable has failed to timely make the required payment;

(v)           to pay for the cost of the Opinions of Counsel as contemplated by Section 11.01(a) or Section 11.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Certificate Administrator which amendment is in furtherance of the rights and interests of Certificateholders;

(vi)          to pay for the cost of recording this Agreement pursuant to Section 11.02(a);

(vii)         to pay to any party hereto any amounts deposited or remitted by such Person for deposit into the Distribution Account in error; and

(viii)        to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(c)           On the Master Servicer Remittance Date in March of each year (commencing in March 2018), and in any event on the Master Servicer Remittance Date that occurs in the same calendar month as the Final Distribution Date, the Certificate Administrator shall withdraw from the Interest Reserve Account and deposit in the Distribution Account all Interest Reserve Amounts in respect of the Interest Reserve Loans then on deposit in the Interest Reserve Account. In addition, the Certificate Administrator shall, from time to time, make withdrawals from the Interest Reserve Account to pay itself interest or other income earned on deposits in the Interest Reserve Account, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the Interest Reserve Account for each Collection Period).

(d)           On the Business Day prior to each Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Distribution Account, for distribution on such Distribution Date, an amount equal to the lesser of (i) the entire amount of Excess Liquidation Proceeds, if any, then on deposit in the Excess Liquidation Proceeds Account and (ii) the excess, if any, of the aggregate amount distributable on such Distribution Date pursuant to Section 4.01(a), over the Available Distribution Amount for such Distribution Date (calculated without regard to such transfer from the Excess Liquidation Proceeds Account to the Distribution Account); provided that on the Business Day prior to the Final Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Distribution Account, for distribution on such Distribution Date, any and all Excess Liquidation Proceeds then on deposit in the Excess Liquidation Proceeds Account. In addition, the Certificate Administrator shall, from time to time, make withdrawals from the Excess Liquidation Proceeds Account to pay itself interest or other income earned on deposits in the Excess Liquidation Proceeds Account, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the Excess Liquidation Proceeds Account for each Collection Period).

(e)           The Certificate Administrator, the Trustee, the Depositor, the Master Servicer and the Special Servicer, as applicable, shall in all cases have a right prior to the Certificateholders to any particular funds on deposit in the Collection Accounts and the Distribution Account from time to time for the reimbursement or payment of compensation, Advances (with interest thereon at the Reimbursement Rate) and their respective expenses hereunder, but only if and to the extent such compensation, Advances (with such interest) and expenses are to be reimbursed or paid from such particular funds on deposit in the Collection Account or the Distribution Account pursuant to the express terms of this Agreement.

(f)            [Reserved].

(g)           The Master Servicer may, from time to time, make withdrawals from the Serviced Pari Passu Companion Loan Custodial Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)            to remit to any Serviced Pari Passu Companion Loan Holder the amounts to which such Serviced Pari Passu Companion Loan Holder is entitled in accordance with Section 3.04(k), as and when required by such paragraph;

(ii)           to pay to itself earned and unpaid Pari Passu Primary Servicing Fees in respect of any related Serviced Pari Passu Companion Loan or any successor interest in an REO Mortgage Loan with respect thereto;

(iii)          to pay to the Special Servicer earned and unpaid Special Servicing Fees in respect of any related Serviced Pari Passu Companion Loan or any successor interest in an REO Mortgage Loan with respect thereto;

(iv)          to pay the Special Servicer (or, if applicable, any predecessor thereto) earned and unpaid Workout Fees and Liquidation Fees to which it is entitled with respect to any related Serviced Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto pursuant to, and from the sources contemplated by, the second and third paragraphs of Section 3.11(c);

(v)           to reimburse itself, the Special Servicer or the Trustee, as applicable, for any unreimbursed Servicing Advances made thereby (in each case, with its own funds) with respect to any related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(vi)          to pay itself, the Special Servicer or the Trustee, as applicable, any Advance Interest then due and owing to such Person with respect to any Servicing Advance made by such Person (out of its own funds) with respect to any related Serviced Loan Combination or any successor REO Mortgage Loan with respect thereto;

(vii)         to pay itself any items of Additional Master Servicing Compensation, and to pay to the Special Servicer any items of Additional Special Servicing Compensation with respect to any related Serviced Loan Combination, in each case on deposit in the Serviced Pari Passu Companion Loan Custodial Account from time to time;

(viii)        to pay any unpaid Liquidation Expenses incurred with respect to any related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(ix)          to pay, in accordance with Section 3.11(i), certain servicing expenses with respect to any related Serviced Loan Combination or any related REO Property, which expenses would, if advanced, constitute Nonrecoverable Servicing Advances (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(x)           to pay any costs and expenses incurred by the Trust pursuant to Section 3.09(c) (other than the costs of environmental testing, which are to be covered by, and reimbursable as, a Servicing Advance) with respect to any related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(xi)           to pay itself, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b) or Section 8.05, as applicable, in connection with any related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(xii)          to pay to itself, the Special Servicer, the Trustee or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of any related Serviced Pari Passu Companion Loan Holder(s) under any provision of this Agreement or the related Co-Lender Agreement to which reference is not made in any other clause of this Section 3.05(f), it being acknowledged that this clause (xii) shall not be construed to modify any limitation otherwise set forth in this Agreement on the time at which any Person is entitled to payment or reimbursement of any amount or the funds from which any such payment or reimbursement is permitted to be made;

(xiii)         to withdraw any amount and pay to the Person entitled thereto any amount deposited in such Serviced Pari Passu Companion Loan Custodial Account in error; and

(xiv)        to clear and terminate the Serviced Pari Passu Companion Loan Custodial Account at the termination of this Agreement pursuant to Section 9.01 or at such time as any related Serviced Loan Combination or any related REO Property is no longer serviced hereunder.

provided that in connection with any expense, cost, reimbursement or other amount otherwise permitted to be withdrawn from the Serviced Pari Passu Companion Loan Custodial Account pursuant to clause (v) (relating to Servicing Advances), clause (vi) (relating to Advance Interest on Servicing Advances), clause (viii) (relating to Liquidation Expenses), clause (ix) (relating to Nonrecoverable Servicing Advances), clause (x) (relating to certain environmental expenses) or clause (xi) (relating to certain indemnification and similar expenses), such payment shall be made from amounts on deposit in the Collection Account and the Serviced Pari Passu Companion Loan Custodial Account (withdrawals from the Collection Account and the Serviced Pari Passu Companion Loan Custodial Account shall be made pro rata according to the related Co-Lender Agreement and based on the respective outstanding principal balances of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan) from related funds prior to payment from funds in the Collection Account that are unrelated to such Serviced Loan Combination. Notwithstanding the foregoing, to the extent the Master Servicer, the Special Servicer or the Trustee, as applicable, obtains funds from the Collection Account that are unrelated to a

Serviced Loan Combination as a reimbursement for a Nonrecoverable Servicing Advance or any Advance Interest on a Servicing Advance or a Nonrecoverable Servicing Advance relating to a Serviced Loan Combination, the parties acknowledge that any related Serviced Pari Passu Companion Loan Holder shall, if and to the extent required under the related Co-Lender Agreement, promptly following notice from the Master Servicer, reimburse the Trust Fund for its pro rata share of such Nonrecoverable Servicing Advance or Advance Interest.

Notwithstanding any contrary provision above, any reimbursements of Servicing Advances out of such Serviced Pari Passu Companion Loan Custodial Account shall be made (to the extent of their respective entitlements to such reimbursements and/or payments): first, to the Trustee; second, to the Special Servicer; and third, to the Master Servicer.

The Master Servicer shall pay to the Special Servicer from any related Serviced Pari Passu Companion Loan Custodial Account amounts permitted to be paid to the Special Servicer therefrom in respect of Special Servicing Fees, Workout Fees or otherwise, such payment to be based upon a written statement of the Special Servicer describing the item and amount to which the Special Servicer is entitled; provided that no written statement is required for a payment of Special Servicing Fees and/or Workout Fees arising from collections other than the initial collection on a Corrected Mortgage Loan. The Master Servicer may rely conclusively on any such statement and shall have no duty to recalculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Depositor, the Master Servicer and the Special Servicer, as applicable, shall in all cases have a right prior to any related Serviced Pari Passu Companion Loan Holder(s) to any particular funds on deposit in the Serviced Pari Passu Companion Loan Custodial Account from time to time for the reimbursement or payment of compensation, Servicing Advances (with interest thereon at the Reimbursement Rate) and their respective expenses hereunder, but only if and to the extent such compensation, Servicing Advances (with interest) and expenses are to be reimbursed or paid from such funds on deposit in such Serviced Pari Passu Companion Loan Custodial Account pursuant to the express terms of this Agreement and/or the related Co-Lender Agreement.

(h)           The Master Servicer may, from time to time, make withdrawals from any Serviced A/B Loan Combination Custodial Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)            to remit to the Collection Account the amounts to which the Trust as holder of the related Serviced Mortgage Loan is entitled in accordance with the related Co-Lender Agreement and this Agreement and as contemplated by Section 3.04(a);

(ii)           to remit to any Serviced Subordinate Companion Loan Holder the amounts to which such Serviced Subordinate Companion Loan Holder is entitled in accordance with Section 3.04(k), as and when required by such paragraph;

(iii)          to pay to itself earned and unpaid Servicing Fees in respect of the related Serviced A/B Loan Combination or any successor interest in an REO Mortgage Loan with respect thereto;

(iv)          to pay to the Special Servicer earned and unpaid Special Servicing Fees in respect of the related Serviced A/B Loan Combination or any successor interest in an REO Mortgage Loan with respect thereto;

(v)           to pay the Special Servicer (or, if applicable, any predecessor thereto) earned and unpaid Workout Fees and Liquidation Fees to which it is entitled with respect to the related Serviced A/B Loan Combination or any successor REO Mortgage Loan with respect thereto pursuant to, and from the sources contemplated by, the second and third paragraphs of Section 3.11(c);

(vi)          to reimburse itself, the Special Servicer or the Trustee, as applicable, for any unreimbursed Servicing Advances made thereby (in each case, with its own funds) with respect to the related Serviced A/B Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(vii)         to pay itself, the Special Servicer or the Trustee, as applicable, any Advance Interest then due and owing to such Person with respect to any Servicing Advance made by such Person (out of its own funds) with respect to the related Serviced A/B Loan Combination or any successor REO Mortgage Loan with respect thereto;

(viii)        to pay itself any items of Additional Master Servicing Compensation, and to pay to the Special Servicer any items of Additional Special Servicing Compensation with respect to the related Serviced A/B Loan Combination, in each case on deposit in such Serviced A/B Loan Combination Custodial Account from time to time;

(ix)           to pay any unpaid Liquidation Expenses incurred with respect to the related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(x)            to pay, in accordance with Section 3.11(i), certain servicing expenses with respect to the related Serviced Loan Combination or any related REO Property, which expenses would, if advanced, constitute Nonrecoverable Servicing Advances (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(xi)           to pay any costs and expenses incurred by the Trust pursuant to Section 3.09(c) (other than the costs of environmental testing, which are to be covered by, and reimbursable as, a Servicing Advance) with respect to the related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(xii)          to pay itself, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b) or Section 8.05, as applicable, in connection with the related Serviced Loan Combination or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the Collection Account);

(xiii)         to pay to itself, the Special Servicer, the Trustee or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of any related Serviced Subordinate Companion Loan Holder(s) or the related Serviced Mortgage Loan under any provision of this Agreement or the related Co-Lender Agreement to which reference is not made in any other clause of this Section 3.05(h), it being acknowledged that this clause (xiii) shall not be construed to modify any limitation otherwise set forth in this Agreement on the time at which any Person is entitled to payment or reimbursement of any amount or the funds from which any such payment or reimbursement is permitted to be made;

(xiv)        to withdraw any amount and pay to the Person entitled thereto any amount deposited in such Serviced A/B Loan Combination Custodial Account in error; and

(xv)         to clear and terminate such Serviced A/B Loan Combination Custodial Account at the termination of this Agreement pursuant to Section 9.01 or at such time as any related Serviced Loan Combination or any related REO Property is no longer serviced hereunder.

provided that in connection with any expense, cost, reimbursement or other amount otherwise permitted to be withdrawn from the Serviced A/B Loan Combination Custodial Account pursuant to clause (vi) (relating to Servicing Advances), clause (vii) (relating to Advance Interest on Servicing Advances), clause (ix) (relating to Liquidation Expenses), clause (x) (relating to Nonrecoverable Servicing Advances), clause (xi) (relating to certain environmental expenses) or clause (xii) (relating to certain indemnification and similar expenses), such payment shall be made from amounts on deposit in the Serviced A/B Loan Combination Custodial Account prior to being made from the Collection Account (all withdrawals shall be made according to the related Co-Lender Agreement) from related funds and in turn prior to payment from funds in the Collection Account that are unrelated to such Serviced Loan Combination. Notwithstanding the foregoing, to the extent the Master Servicer, the Special Servicer or the Trustee, as applicable, obtains funds from the Collection Account that are unrelated to a Serviced Loan Combination as a reimbursement for a Nonrecoverable Servicing Advance or any Advance Interest on a Servicing Advance or a Nonrecoverable Servicing Advance relating to a Serviced Loan Combination, the parties acknowledge that any related Serviced Companion Loan Holder shall, if and to the extent required under the related Co-Lender Agreement, promptly following notice from the Master Servicer, reimburse the Trust Fund for its allocable share of such Nonrecoverable Servicing Advance or Advance Interest as provided in the related Co-Lender Agreement.

Notwithstanding any contrary provision above, any reimbursements of Servicing Advances out of such Serviced A/B Loan Combination Custodial Account shall be made (to the extent of their respective entitlements to such reimbursements and/or payments): first, to the Trustee; second, to the Special Servicer; and third, to the Master Servicer.

The Master Servicer shall pay to the Special Servicer from any related Serviced A/B Loan Combination Custodial Account amounts permitted to be paid to the Special Servicer therefrom in respect of Special Servicing Fees, Workout Fees or otherwise, such payment to be based upon a written statement of the Special Servicer describing the item and amount to which the Special Servicer is entitled; provided that no written statement is required for a payment of Special Servicing Fees and/or Workout Fees arising from collections other than the initial collection on a Corrected Mortgage Loan. The Master Servicer may rely conclusively on any such statement and shall have no duty to recalculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Depositor, the Master Servicer and the Special Servicer, as applicable, shall in all cases have a right prior to the Trust or any related Serviced Companion Loan Holder(s) to any particular funds on deposit in a Serviced A/B Loan Combination Custodial Account from time to time for the reimbursement or payment of compensation, Servicing Advances (with interest thereon at the Reimbursement Rate) and their respective expenses hereunder, but only if and to the extent such compensation, Servicing Advances (with interest) and expenses are to be reimbursed or paid from such funds on deposit in such Serviced A/B Loan Combination Custodial Account pursuant to the express terms of this Agreement and/or the related Co-Lender Agreement.

(i)            If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer shall, promptly upon written direction from the Master Servicer (provided that, (1) with respect to clause (iv) below, the Special Servicer shall have provided notice to the Master Servicer of the occurrence of such Liquidation Event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the Master Servicer and the Special Servicer with five Business Days’ prior notice of such final Distribution Date), transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)            to reimburse the Master Servicer or the Trustee, in accordance with Section 3.05(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with Advance Interest);

(ii)           to pay, in accordance with Section 3.05(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

(iii)          to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)          following the occurrence of a Liquidation Event with respect to such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)           on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by the Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds Received by the Trust in respect of the related Mortgage Loan or any successor REO Mortgage Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds Received by the Trust in respect of the Mortgage Loan or REO Mortgage Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iii) of the prior paragraph.

(j)            With respect to any Serviced Loan Combination, if amounts required to pay the compensation, fees, costs, expenses or reimbursement incurred in connection with the servicing and administration of any related Serviced Companion Loan exceed amounts on deposit in the Serviced Pari Passu Companion Loan Custodial Account or the related Serviced A/B Loan Combination Custodial Account, as applicable, and the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, have sought reimbursement from the Trust Fund with respect to such expenses allocable to such Serviced Companion Loan, then the Master Servicer or Special Servicer, as applicable, shall use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Co-Lender Agreement to obtain reimbursement from the holder of any Serviced Companion Loan for that holder’s allocable share of the expense.

SECTION 3.06.          Investment of Funds in the Accounts.

(a)           The Master Servicer may direct (pursuant to a standing order or otherwise) any depositary institution (including the Certificate Administrator) that holds the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account, any Serviced A/B Loan Combination Custodial Account, any Servicing Account or any Reserve Account, the Special Servicer may direct (pursuant to a standing order or otherwise) any depositary institution (including the Certificate Administrator) that holds the REO Account and any Loss of Value Reserve Fund, and the Certificate Administrator may direct (pursuant to a standing order or otherwise) any depositary institution that holds the Distribution Account, the Interest Reserve Account or the Excess Liquidation Proceeds Account to invest, or if any of the Master Servicer, the Special Servicer or the Certificate Administrator, as appropriate, is such depositary institution, the Master Servicer, the Special Servicer or the Certificate Administrator, as the case may be, may invest itself, the funds held therein in (but only in) one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement or the related Mortgage Loan Documents, as applicable, or with respect to Permitted Investments of funds held in the Distribution Account, no later than 11:00 a.m., New York City time, on the next succeeding Distribution Date; provided that any such investment of funds in any Servicing Account or Reserve Account shall be subject to applicable law and the terms of the related Mortgage Loan Documents; and provided, further, that the funds in any Investment Account shall remain uninvested unless and until the Master Servicer, the Special Servicer or the Certificate Administrator, as appropriate, gives timely investment instructions with respect thereto pursuant to or as contemplated by this Section 3.06. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). The Master Servicer (with respect to Permitted Investments of amounts in the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account, any Serviced A/B Loan Combination Custodial Account, any Servicing Account or any Reserve Account), the Special Servicer (with respect to Permitted Investments of amounts in the REO Account), and the Certificate Administrator (with respect to Permitted Investments of amounts in the Distribution Account, the Interest Reserve Account or the Excess Liquidation Proceeds Account) acting on behalf of the Trustee, shall (and Trustee hereby designates the Master Servicer, the Special Servicer or the Certificate Administrator, as the case may be, as the Person that shall) (i) be the “entitlement holder” of any Permitted Investment that is a “security entitlement” and (ii) maintain “control” of any Permitted Investment that is either a “certificated security” or an “uncertificated security”. For purposes of this Section 3.06(a), the terms “entitlement holder”, “security entitlement”, “control”, “certificated security” and “uncertificated security” shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and “control” of any Permitted Investment by the Master Servicer, the Special Servicer or the Certificate Administrator shall constitute “control” by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised Article 8 (1994 Revision) of the UCC. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the party hereunder that maintains such Investment Account (whether it is the Master Servicer, the Special Servicer or the Certificate Administrator), shall:

(x)	consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount at least equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)	demand payment of all amounts due thereunder promptly upon determination by the Master Servicer, the Special Servicer or the Certificate Administrator, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in such Investment Account.

(b)           Whether or not the Master Servicer directs the investment of funds in any Investment Account (other than a Servicing Account or Reserve Account) maintained by it, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Master Servicer and shall be subject to its withdrawal in accordance with Section 3.05. Whether or not the Master Servicer directs the investment of funds in any Servicing Account or Reserve Account maintained by it, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, and subject to the requirements of applicable law or the terms of the related Serviced Mortgage Loan(s) or Serviced Companion Loan(s) regarding the payment of such interest and investment income to the related Borrower, shall be for the sole and exclusive benefit of the Master Servicer and shall be subject to withdrawal from time to time in accordance with Section 3.03. Whether or not the Special Servicer directs the investment of funds in the REO Account or the Loss of Value Reserve Fund, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). Whether or not the Certificate Administrator directs the investment of funds in the Distribution Account, the Interest Reserve Account or the Excess Liquidation Proceeds Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Certificate Administrator and shall be subject to its withdrawal in accordance with Section 3.05. If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account, the party hereunder that maintains such Investment Account (whether it is the Master Servicer, the Special Servicer or the Certificate Administrator), shall promptly deposit therein from its own funds, without right of reimbursement, no later than the end of the Collection Period during which such loss was incurred, the amount of the Net Investment Loss, if any, in respect of such Investment Account for such Collection Period (except, in the case of any such loss with respect to a Servicing Account or Reserve Account, to the extent the loss amounts were invested for the benefit of a Borrower under the terms of a Serviced Mortgage Loan, Serviced Companion Loan or applicable law).

(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of any payment due (or in any other performance required) under any Permitted Investment of funds on deposit in any Investment Account, and if the party hereunder that maintains such Investment Account (whether it is the Master Servicer, the Special Servicer or the Certificate Administrator) is in default of its obligations under or contemplated by Section 3.06(b), the Trustee may (and, subject to Section 8.02, upon the request of (i) Holders of Certificates entitled to not less than 25% of the Voting Rights allocated to any Class of Principal Balance Certificates or Interest-Only Certificates, (ii) the Directing Certificateholder, (iii) alternatively, but only if the Permitted Investment involves funds on deposit in the Serviced Pari Passu Companion Loan Custodial Account, any related Serviced Pari Passu Companion Loan Holder(s) (it being understood that, for purposes of this clause (iii), Section 8.02 shall be construed as if references therein to one or more “Certificateholders” were instead references to such Serviced Pari Passu Companion Loan Holder), or (iv) alternatively, but only if the Permitted Investment involves funds on deposit in a Serviced A/B Loan Combination Custodial Account, the related Serviced Subordinate Companion Loan Holder (it being understood that, for purposes of this clause (iv), Section 8.02 shall be construed as if references therein to one or more “Certificateholders” were instead references to such Serviced Subordinate Companion Loan Holder), the Trustee shall) take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate legal proceedings. Any costs incurred by the Trustee in taking any such action shall be reimbursed to it by the party hereunder that maintains such Investment Account (whether it is the Master Servicer, the Special Servicer or the Certificate Administrator). This provision is in no way intended to limit any actions that the Master Servicer, the Special Servicer or the Certificate Administrator may take in this regard at its own expense.

(d)           Notwithstanding the investment of funds held in any Investment Account, for purposes of the calculations hereunder, including the calculation of the Available Distribution Amount, the Master Servicer Remittance Amounts and the monthly amounts payable to the respective Serviced Companion Loan Holders, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

SECTION 3.07.          Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.

(a)           In the case of each Serviced Mortgage Loan or Serviced Loan Combination, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to maintain (including identifying the extent to which a Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the Master Servicer will itself cause to be maintained with Qualified Insurers having the Required Claims-Paying Ratings) for the related Mortgaged Property (x) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Serviced Mortgage Loan or Serviced Loan Combination or (ii) the outstanding principal balance of such Serviced Mortgage Loan or Serviced Loan Combination, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including but not limited to coverage for damage resulting from acts of terrorism) as is required or (subject to the Servicing Standard) that the lender is entitled to reasonably require, subject to applicable law, under the related Mortgage Loan Documents; provided that all of the following conditions and/or limitations shall apply:

(A)          the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property securing a Serviced Mortgage Loan or Serviced Loan Combination unless such insurance policy was in effect at the time of the origination of such Serviced Mortgage Loan or Serviced Loan Combination pursuant to the terms of the related Mortgage Loan Documents and is available at commercially reasonable rates and the Trustee has an insurable interest;

(B)          if and to the extent that any Serviced Mortgage Loan or Serviced Loan Combination grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the Master Servicer shall (to the extent consistent with the Servicing Standard) use efforts consistent with the Servicing Standard to cause the related Borrower to obtain the requisite insurance coverage from Qualified Insurers that, in each case, have the Required Claims-Paying Ratings at the time such insurance coverage is obtained;

(C)          the Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause the Borrower under any Serviced Mortgage Loan to maintain the insurance required to be maintained or that the lender is entitled to reasonably require, subject to applicable law, under the related Mortgage Loan Documents;

(D)          in no event shall the Master Servicer be required to cause the Borrower under any Serviced Mortgage Loan to maintain, or itself obtain, insurance coverage that the Master Servicer has determined is either (i) not available at any rate or (ii) not available at commercially reasonable rates and the related hazards are not at the time commonly insured against at the then-available rates for properties similar to the related Mortgaged Property and located in or around the region in which the related Mortgaged Property is located;

(E)          the reasonable efforts of the Master Servicer to cause the Borrower under any Serviced Mortgage Loan to maintain insurance shall be conducted in a manner that takes into account the insurance that would then be available to the Master Servicer on a force-placed basis; and

(F)          to the extent the Master Servicer itself is required to maintain insurance that the Borrower under any Serviced Mortgage Loan does not maintain, the Master Servicer shall not be required to maintain insurance other than what is available to the Master Servicer on a force-placed basis (and this will not be construed to modify the other limits set forth in clause (D) above).

Notwithstanding the limitation set forth in clause (D) above, if the related Borrower under any Serviced Mortgage Loan fails to maintain with respect to the related Mortgaged Property (i) specific casualty insurance coverage providing for “special” form coverage that does not specifically exclude, terrorist or similar acts, and/or (ii) specific insurance coverage with respect to damages or casualties caused by terrorist or similar acts, in either case required under the terms of the related Mortgage Loan, the Master Servicer shall cause the related Borrower to maintain, or itself obtain, such insurance upon terms not materially less favorable than those in place as of the Closing Date, unless the Special Servicer has determined (with, prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder), in its reasonable judgment based on inquiry consistent with the Servicing Standard, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate (failure to maintain required insurance due to either of clause (a) or (b) is referred to herein as an “Acceptable Insurance Default”). The Directing Certificateholder will have no more than thirty (30) days to respond to the Special Servicer’s request for such consent; provided, however, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Directing Certificateholder, the Special Servicer will not be required to do so. If any such approval of the Special Servicer has not been expressly denied within ninety (90) days of the Special Servicer’s receipt from the Master Servicer of the Master Servicer’s determination and analysis and all information reasonably requested thereby and reasonably available to the Master Servicer in order to make an informed decision, such approval shall be deemed to have been granted. If the Special Servicer is in the process of making a determination described above in this paragraph, then, during the period of such evaluation by the Special Servicer (or, to the extent applicable, during the period that the Special Servicer is obtaining the consent of the Directing Certificateholder), the Master Servicer shall not be liable for any loss related to its failure to require the related Borrower to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure to maintain terrorism insurance.

The Master Servicer shall notify the Special Servicer, the Trustee, the Directing Certificateholder, the Majority Controlling Class Certificateholder and (if a Serviced Loan Combination is involved) the related Serviced Companion Loan Holder(s), as applicable, if the Master Servicer determines that any Borrower under a Serviced Mortgage Loan or Serviced Loan Combination has failed to maintain insurance required under (or that the Master Servicer has required pursuant to a provision that entitles the lender to reasonably require insurance under) the related Mortgage Loan Documents and such failure materially and adversely affects such Mortgage Loan or Loan Combination and/or the interest of the Trust or the Serviced Companion Loan Holder(s) in the related Mortgaged Property or if any Borrower under a Serviced Mortgage Loan or Serviced Loan Combination has notified the Master Servicer in writing that such Borrower does not intend to maintain such insurance and the Master Servicer has determined that such failure materially and adversely affects such Mortgage Loan or Loan Combination and/or the interest of the Trust or the Serviced Companion Loan Holder(s) in the related Mortgaged Property.

Subject to Sections 3.17(b) and/or 3.24, as applicable, with respect to each Administered REO Property, the Special Servicer shall use reasonable efforts, consistent with the Servicing Standard, to maintain with Qualified Insurers having the Required Claims-Paying Ratings (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements at such Administered REO Property or (ii) the outstanding principal balance of the related REO Mortgage Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1 million per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least twelve (12) months (or at least eighteen (18) months, in the case of an Administered REO Property whose related REO Mortgage Loan had an initial principal balance exceeding $35,000,000), in each case if so required pursuant to the related Mortgage Loan Documents; provided that both of the following conditions and/or limitations shall apply:

(A)	the Special Servicer shall not be required to maintain or obtain the insurance coverage otherwise described above unless the Trustee has an insurable interest; and

(B)          the Special Servicer shall not be required to maintain or obtain the insurance coverage otherwise described above to the extent that the coverage is not available at commercially reasonable rates and consistent with the Servicing Standard.

All such insurance policies maintained as described above shall contain (if they insure against loss to property) a “standard” mortgagee clause, with loss payable to the Master Servicer on behalf of the Trustee, in the case of insurance maintained in respect of a Serviced Mortgage Loan or Serviced Loan Combination, or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee, in the case of insurance maintained in respect of an Administered REO Property. Any amounts collected by the Master Servicer or the Special Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account of the Master Servicer, or, to the extent the loss affects a Serviced Pari Passu Companion Loan Holder, in the Serviced Pari Passu Companion Loan Custodial Account, or, to the extent the loss affects a Serviced Subordinate Companion Loan Holder, in the applicable Serviced A/B Loan Combination Custodial Account, as applicable, in each case as appropriate in accordance with Section 3.04, subject to withdrawal pursuant to Section 3.05, in the case of amounts received in respect of a Serviced Mortgage Loan, or in the REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.16(c), in the case of amounts received in respect of an Administered REO Property. Any cost incurred by the Master Servicer or Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to unpaid principal balance or Stated Principal Balance of the related Serviced Mortgage Loan or Serviced Loan Combination, notwithstanding that the terms of such Serviced Mortgage Loan or Serviced Loan Combination so permit; provided, however, that this sentence shall not limit the rights of the Master Servicer or Special Servicer on behalf of the Trust (and, if applicable, any related Serviced Companion Loan Holders) to enforce any obligations of the related Borrower under such Serviced Mortgage Loan or Serviced Loan Combination. Costs to the Master Servicer or the Special Servicer of maintaining insurance policies pursuant to this Section 3.07 shall (subject to Section 3.11(h) and Section 3.19(b)) be paid by, and reimbursable to, the Master Servicer or Special Servicer, as the case may be, as a Servicing Advance.

(b)           If (i) the Master Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of any Serviced Mortgage Loans, Serviced Loan Combinations or Administered REO Properties, as applicable, as to which it is the master servicer or the special servicer, then, to the extent such policy (A) is obtained from a Qualified Insurer having the Required Claims-Paying Ratings, and (B) provides protection equivalent to the individual policies otherwise required herein and in the Mortgage Loan Documents or (ii) the Master Servicer or Special Servicer has long-term unsecured debt obligations that are rated not lower than “A3” by Moody’s and “A-” by Fitch, or it has received a Rating Agency Confirmation from each Rating Agency with respect to which such rating is not satisfied, and the

Master Servicer or Special Servicer, as the case may be, self-insures for its obligation to maintain the individual policies otherwise required, the Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or the Special Servicer, as the case may be, whichever maintains such policy, shall, if there shall not have been maintained on any Mortgaged Property securing a Serviced Mortgage Loan, Serviced Loan Combination or any Administered REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the applicable Collection Account (or, (i) to the extent the loss affects any Serviced Pari Passu Companion Loan Holder(s), in the Serviced Pari Passu Companion Loan Custodial Account, or (ii) to the extent the loss affects any Serviced Subordinate Companion Loan Holder, in the applicable Serviced A/B Loan Combination Custodial Account, as applicable) maintained by the Master Servicer, from its own funds without any right of reimbursement from the Trust, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Serviced Mortgage Loan or Serviced Loan Combination (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The Master Servicer and the Special Servicer shall each prepare and present, on behalf of itself, the Trustee and Certificateholders and, if applicable, the Serviced Companion Loan Holders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy.

(c)           With respect to each Performing Serviced Mortgage Loan that is subject to an Environmental Insurance Policy, if the Master Servicer has actual knowledge of any event (an “Insured Environmental Event”) giving rise to a claim under an Environmental Insurance Policy, the Master Servicer shall notify the Special Servicer to such effect and the Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each Specially Serviced Mortgage Loan that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Special Servicer shall notify the Master Servicer, which shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each Administered REO Property that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the Master Servicer or the Special Servicer) shall be (subject to Section 3.11(h) and Section 3.19(b)) paid by, and reimbursable to, the Master Servicer or Special Servicer, as the case may be, as a Servicing Advance.

(d)           The Master Servicer and the Special Servicer shall each at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Mortgage Loans and/or Administered REO Properties exist as part of the Trust Fund) keep in force with a Qualified Insurer having the Required Claims-Paying Ratings, a fidelity bond in such form and amount as are consistent with the Servicing Standard. The Master Servicer or Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as the case may be. So long as the long-term unsecured debt obligations of the Master Servicer or Special Servicer, or such party’s corporate parent, are rated not lower than “A3” by Moody’s and “A-” by Fitch, or it has received a Rating Agency Confirmation from each Rating Agency with respect to which such rating is not satisfied, the Master Servicer or Special Servicer, as the case may be, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

The Master Servicer and the Special Servicer shall each at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Mortgage Loans and/or Administered REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer having the Required Claims-Paying Ratings, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard. The Master Servicer or Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such policy or policies and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be canceled without ten (10) days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the Master Servicer or the Special Servicer, or such party’s corporate parent, are rated not lower than “A3” by Moody’s and “A-” by Fitch, or it has received a Rating Agency Confirmation from each Rating Agency with respect to which such rating is not satisfied, the Master Servicer or Special Servicer, as the case may be, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

SECTION 3.08.          Enforcement of Alienation Clauses.

(a)           If the provisions of any Serviced Mortgage Loan or Serviced Loan Combination expressly permits the assignment of the related Mortgaged Property to, and assumption of such Mortgage Loan by, another Person upon the satisfaction of specified conditions, prohibits such an assignment or assumption except upon the satisfaction of specified conditions or fully prohibits such an assignment and assumption, and the related Borrower requests approval for such an assignment and assumption or enters into a transfer of the related Mortgaged Property in violation of the related Mortgage Loan Documents, or if the provisions of any Serviced Mortgage Loan or Serviced Loan Combination expressly permits the further encumbrance of the related Mortgaged Property upon the satisfaction of specified conditions, prohibits such a further encumbrance except upon the satisfaction of specified conditions or fully prohibits such a further encumbrance, and the related Borrower requests approval for such a further encumbrance or enters into a further encumbrance in violation of the related Mortgage Loan Documents, the Master Servicer (with respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that does not involve a Material Action or a Special Servicer Decision and with the Special Servicer’s consent) or the Special Servicer (with respect to a Specially Serviced Mortgage Loan or a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that involves a Material Action or Special Servicer Decision) shall obtain the relevant information and review and make a determination to either (i) disapprove such request for approval of an assignment and assumption or further encumbrance (in the case of a Borrower request for approval thereof) and not waive any violation of the relevant due-on-sale clause or due-on-encumbrance clause or (ii) if in the best economic interest of the Trust and, if applicable, any affected Serviced Companion Loan Holder(s) (as a collective whole (in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan)), approve the request or waive the effect of the due-on-sale or due-on-encumbrance clause; provided, however, that all of the following conditions and/or restrictions shall apply:

(A)          the Master Servicer shall not enter into such a waiver or approval for any Performing Serviced Mortgage Loan and, if applicable, any related Performing Serviced Companion Loan, unless the Master Servicer has obtained the consent of the Special Servicer (it being understood and agreed that (1) the Master Servicer shall promptly provide the Special Servicer with (x) written notice of any Borrower request for such assignment and assumption or such encumbrance, (y) the Master Servicer’s written recommendations and analysis, and (z) all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant any such consent, (2) the Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard (and subject to Section 3.24, and/or Section 3.26 if and as applicable and, with respect to any such request that constitutes a Material Action or Special Servicer Decision, while directly processing such request), and (3) if any such consent has not been expressly denied within fifteen (15) Business Days of the Special Servicer’s receipt from the Master Servicer of the Master Servicer’s written recommendations and analysis and all information reasonably requested thereby and reasonably available to the Master Servicer in order to make an informed decision, such consent shall be deemed to have been granted;

(B)          if approval of an assignment and assumption or waiver of a due-on-sale provision is involved and the affected Serviced Mortgage Loan is a Mortgage Loan that either (a) is one of the ten largest Mortgage Loans then in the Trust Fund by principal balance and represents more than 2% or more of the then aggregate principal balance of all of the Mortgage Loans then in the Trust Fund or (b) has a Cut-off Date Principal Balance in excess of $20,000,000, or if a Serviced Loan Combination is involved, then, subject to the related Mortgage Loan Documents and applicable law, neither the Master Servicer (with respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that does not involve a Material Action or Special Servicer Decision and with the Special Servicer’s consent) nor the Special Servicer (with respect to a Specially Serviced Mortgage Loan or a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that involves a Material Action or Special Servicer Decision) shall enter into such approval or waiver unless and until such approval or waiver is the subject of a Rating Agency Confirmation (subject to Section 3.28) and in the case of a Serviced Loan Combination, the equivalent confirmation from each Companion Loan Rating Agency with respect to the related Serviced Companion Loan Securities; and

(C)          if approval of a further encumbrance or waiver of a due-on-encumbrance provision is involved, then, subject to the related Mortgage Loan Documents and applicable law, neither the Master Servicer (with respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that does not involve a Material Action or Special Servicer Decision and with the Special Servicer’s consent) nor the Special Servicer (with respect to a Specially Serviced Mortgage Loan or a Performing Serviced Mortgage Loan or Performing Serviced Loan

Combination that involves a Material Action or Special Servicer Decision) shall enter into such approval or waiver unless and until such approval or waiver is the subject of a Rating Agency Confirmation (subject to Section 3.28), with respect to any Mortgage Loan that is or relates to a Mortgage Loan that (a) represents 2% or more of the then aggregate principal balance of all of the Mortgage Loans then in the Trust Fund, (b) is one of the ten largest Mortgage Loans then in the Trust Fund by principal balance, (c) has an aggregate loan-to-value ratio (including existing and proposed additional debt), determined on the basis of the most recent Appraisal (or updated Appraisal) then in the possession of the Master Servicer or the Special Servicer, as the case may be, that is equal to or greater than 85% or (d) has an aggregate debt service coverage ratio (including the debt service on the existing and proposed additional debt) that is less than 1.2x;

(D)          subject to the related Mortgage Loan Documents and applicable law, neither the Master Servicer (with respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that does not involve a Material Action or Special Servicer Decision and with the Special Servicer’s consent) nor the Special Servicer (with respect to a Specially Serviced Mortgage Loan or a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that involves a Material Action or Special Servicer Decision) shall enter into such approval or waiver unless all associated costs and expenses (including the costs of any Rating Agency Confirmation) are covered without any expense to the Trust, any expense to any related Serviced Companion Loan Holder(s) (in the case of a Serviced Loan Combination) (it being understood and agreed that, except as expressly provided herein, neither the Master Servicer nor the Special Servicer shall be obligated to cover or assume any such costs or expenses) and if the related Borrower refuses to pay any such costs and expenses then the Master Servicer or the Special Servicer, as applicable, shall be permitted to deny the related request;

(E)          neither the Master Servicer (with respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that does not involve a Material Action or Special Servicer Decision and with the Special Servicer’s consent) nor the Special Servicer (with respect to a Specially Serviced Mortgage Loan or a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that involves a Material Action or Special Servicer Decision) shall, in connection with any such approval or waiver, consent or agree to any modification, waiver or amendment of any term or provision of such Serviced Mortgage Loan that would result in an Adverse REMIC Event with respect to any REMIC Pool; and

(F)          the Special Servicer shall not consent to the Master Servicer’s recommendation described in clause (A) above, or itself enter into such an approval or waiver, unless the Special Servicer has complied with Sections 3.24.

Notwithstanding the foregoing, in no event will the Master Servicer’s approval of an assignment and assumption or further encumbrance be conditioned on the approval or absence of objection from the Special Servicer (or the Special Servicer interacting with the Directing Certificateholder) if (a) the transaction is permitted under the related Mortgage Loan Documents and (b) the conditions to the transaction that are set forth in the related Mortgage Loan Documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the transaction set forth in the related Mortgage Loan Documents that do not include any other approval or exercise of discretion).

(b)           In connection with any permitted assumption of any Serviced Mortgage Loan or Serviced Loan Combination or waiver of a “due-on-sale” or “due-on-encumbrance” clause thereunder, the Master Servicer (with respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that does not involve a Material Action or Special Servicer Decision and with the Special Servicer’s consent) or the Special Servicer (with respect to a Specially Serviced Mortgage Loan or a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that involves a Material Action or Special Servicer Decision) shall prepare all documents necessary and appropriate for such purposes and shall coordinate with the related Borrower for the due execution and delivery of such documents.

(c)           The Master Servicer shall have the right to consent, without the approval of the Special Servicer (or the Special Servicer interacting with the Directing Certificateholder in connection with such Master Servicer consent) to any transfers of an interest in the Borrower under a Performing Mortgage Loan, to the extent such transfer is allowed under the terms of the related Mortgage Loan Documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan Documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such Borrower or to a person acquiring less than a majority interest in such Borrower; provided, however, that, subject to the terms of the related Mortgage Loan Documents and applicable law, if (i) the affected Serviced Mortgage Loan is or relates to a Mortgage Loan that, together with all other Mortgage Loans, if any have the same Borrower as such Mortgage Loan or have Borrowers that are known to be affiliated with the Borrower under such Mortgage Loan, is one of the then current top ten Mortgage Loans (by Stated Principal Balance) in the Mortgage Pool, has a Cut-off Date Principal Balance in excess of $20,000,000, or has a Stated Principal Balance that equals or exceeds 5% of the then aggregate Stated Principal Balance of the Mortgage Pool, or a Serviced Loan Combination is involved and the related Other Pooling and Servicing Agreement would require Rating Agency Confirmation if such Serviced Loan Combination was serviced thereunder, and (ii) the transfer is of an interest in the Borrower greater than 49%, then the Master Servicer shall not consent to such transfer unless and until such transfer is the subject of a Rating Agency Confirmation (subject to Section 3.28 (and, in the case of any applicable Serviced Mortgage Loan that is part of a Loan Combination, an analogous rating agency confirmation from each Companion Loan Rating Agency, if applicable pursuant to Section 3.28(k)) (the costs of which are to be payable by the related Borrower to the extent provided for in the related Mortgage Loan Documents, which provisions shall not be waived by the Master Servicer, and, if not paid, such costs shall be paid by and reimbursed to the Master Servicer as an Additional Trust Fund Expense). The Master Servicer shall be entitled to collect and receive from Borrowers any customary fees in connection with such transfers of interest as Additional Master Servicing Compensation.

(d)           With respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination, the Master Servicer shall forward any request for consent to an assignment or assumption or for a waiver of a “due-on-sale” or “due-on-encumbrance” clause described above that, in each case, involves a Material Action or Special Servicer Decision to the Special Servicer. Unless the Master Servicer and Special Servicer mutually agree that the Master Servicer shall process such request, the Special Servicer shall process such request. If such request does not involve a Material Action or Special Servicer Decision, the Master Servicer shall process such request.

(e)           Notwithstanding anything in this Agreement to the contrary, to the extent that the Master Servicer does not process a Material Action or Special Servicer Decision, the Master Servicer shall have no duty to deliver to the Special Servicer any analysis or recommendations in connection with any such action but shall be required to provide all available information that is reasonably necessary for the Special Servicer to make a decision with respect to the applicable Material Action or Special Servicer Decision.

(f)            The consent, approval or confirmation, as applicable, of the Special Servicer shall be required with respect to any determination by the Master Servicer that the conditions under the related Mortgage Loan documents have been satisfied with respect to any Mortgagor request for approval of any (x) sale or transfer of a Mortgaged Property, in whole or in part (other than approving or consenting to easements that do not materially affect the use or value of a Mortgaged Property or the Mortgagor’s ability to make payments with respect to the related Mortgage Loan), (y) sale or transfer of interests in such Mortgagor or its owner (unless (A) such transfer is permitted by, and may be effected without the consent of the lender under, the related Mortgage Loan documents and (B) any conditions precedent to such transfer do not require any exercise of discretion or subjective judgment on the part of the lender in verifying that such conditions have been satisfied) or (z) incurrence of additional indebtedness. With respect to the parenthetical in clause (y) in the preceding sentence and without limiting the generality in the preceding sentence, the Special Servicer’s consent, approval or confirmation, as applicable, (a) shall be required for a determination of whether any financial covenant set forth in the related Mortgage Loan documents as a condition precedent to such transfer has or has not been met (including, without limitation, those relating to net operating income, net cash flow, debt yield, debt service coverage ratio and liquidity) and (b) shall not be required for a determination as to whether or not any such transferee or any of its affiliates constitutes a “qualified transferee” under the Mortgage Loan documents in the case where such determination is related to a net worth test, total asset test, liquidity test and/or the commercial real estate experience of the transferee. With respect to any transfers that do not require the consent, approval or confirmation of the Special Servicer, following the completion of such transfer, the Master Servicer shall (i) notify the Special Servicer of such transfer and (ii) provide any information reasonably requested by the Special Servicer with regards to such transfer. With respect to any sale or transfer of interest in a Mortgaged Property or Mortgagor or its owner processed by the Special Servicer with respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination, following the completion of such transfer, the Special Servicer shall notify the Master Servicer of such transfer.

SECTION 3.09.          Realization Upon Defaulted Serviced Mortgage Loans.

(a)           The Special Servicer shall, subject to Sections 3.09(b), 3.09(c), 3.09(d), and/or 3.24, as applicable, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of the real property and other collateral securing any Serviced Mortgage Loan or Serviced Loan Combination that comes into and continues in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including pursuant to Section 3.20. In connection with the foregoing, in the event of a default under any Serviced Mortgage Loan or Serviced Loan Combination that is secured by real properties located in multiple states, and such states include California or another state with a statute, rule or regulation comparable to California’s “one action rule”, then the Special Servicer shall consult Independent counsel regarding the order and manner in which the Special Servicer should foreclose upon or comparably proceed against such properties. The Special Servicer may direct the Master Servicer to advance, as contemplated by Section 3.19(b), all costs and expenses (including attorneys fees and litigation costs and expenses) to be incurred on behalf of the Trust in any such proceedings or such consultation, subject to the Master Servicer being entitled to reimbursement for any such advance as a Servicing Advance as provided in Section 3.05(a), and further subject to the Special Servicer’s being entitled to pay out of the related

Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds any Liquidation Expenses incurred in respect of any Serviced Mortgage Loan or Serviced Loan Combination, which Liquidation Expenses were outstanding at the time such proceeds are received. Nothing contained in this Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer taking into account the factors described in Section 3.18 and the results of any Appraisal obtained pursuant to the following sentence or otherwise, all such cash bids to be made in a manner consistent with the Servicing Standard. If and when the Master Servicer or the Special Servicer deems it necessary in accordance with the Servicing Standard for purposes of establishing the fair market value of any Mortgaged Property securing a defaulted Serviced Mortgage Loan or Serviced Loan Combination, whether for purposes of bidding at foreclosure or otherwise, the Master Servicer or the Special Servicer (as the case may be) is authorized to have an Appraisal completed with respect to such property (the cost of which Appraisal shall be covered by, and be reimbursable as, a Servicing Advance).

The Master Servicer shall not foreclose upon or otherwise comparably convert, including by taking title thereto, any real property or other collateral securing a defaulted Mortgage Loan or Serviced Loan Combination.

(b)           Notwithstanding the foregoing provisions of this Section 3.09, no Mortgaged Property shall be acquired by the Special Servicer on behalf of the Trust (and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s)) under such circumstances, in such manner or pursuant to such terms as would (i) cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (unless the portion of such REO Property that is not treated as “foreclosure property” and that is held by any REMIC Pool at any given time constitutes not more than a de minimis amount of the assets of such REMIC Pool within the meaning of Treasury Regulations Section 1.860D-1(b)(3)(i) and (ii)), or (ii) except as permitted by Section 3.17(a), subject the Trust to the imposition of any federal income or prohibited transaction taxes under the Code. Subject to the foregoing, however, a Mortgaged Property may be acquired through a single member limited liability company. In addition, except as permitted under Section 3.17(a), the Special Servicer shall not acquire any personal property on behalf of the Trust (and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s)) pursuant to this Section 3.09 unless either:

(i)            such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

(ii)           the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be covered by, and reimbursable as, a Servicing Advance) to the effect that the holding of such personal property as part of the Trust Fund will not result in an Adverse REMIC Event with respect to any REMIC Pool.

(c)           Notwithstanding the foregoing provisions of this Section 3.09, the Special Servicer shall not, on behalf of the Trust (and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s)), have a receiver of rents appointed with respect to a Mortgaged Property, or obtain title to a Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, could, in the reasonable judgment of the Special Servicer, exercised in accordance with the Servicing Standard, be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless:

(i)            the Special Servicer has previously determined in accordance with the Servicing Standard, based on a Phase I Environmental Assessment (and any additional environmental testing that the Special Servicer deems necessary and prudent) of such Mortgaged Property conducted by an Independent Person who regularly conducts Phase I Environmental Assessments and performed during the twelve (12)-month period preceding any such acquisition of title or other action, that such Mortgaged Property is in compliance with applicable environmental laws and regulations and there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations; or

(ii)           in the event that the determination described in clause (c)(i) above cannot be made, the Special Servicer has previously determined in accordance with the Servicing Standard, on the same basis as described in clause (c)(i) above, and taking into account the coverage provided under the related Environmental Insurance Policy, that it would maximize the recovery to the Certificateholders and, in the case of a Mortgaged Property securing a Serviced Loan Combination, to the related Serviced Companion Loan Holder(s) (as a collective whole (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan)), on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders and, in the case of a Mortgaged Property securing a Serviced Loan Combination, to the related Serviced Companion Loan Holder(s), to be performed at the related Net Mortgage Rate (or in the case of a Serviced Loan Combination, at the weighted average of the Net Mortgage Rates for the related notes)) to acquire title to or possession of the Mortgaged Property and to take such remedial, corrective and/or other further actions as are necessary to bring the Mortgaged Property into compliance with applicable environmental laws and regulations and to appropriately address any of the circumstances and conditions referred to in clause (c)(i) above.

Any such determination by the Special Servicer contemplated by clause (i) or clause (ii) of the preceding paragraph shall be evidenced by an Officer’s Certificate to such effect delivered to the Trustee, the Master Servicer, the Directing Certificateholder and the Majority Controlling Class Certificateholder (and, in the case of a Mortgaged Property securing a Serviced Loan Combination, to the related Serviced Companion Loan Holder(s)), specifying all of the bases for such determination, such Officer’s Certificate to be accompanied by all related environmental reports.

The cost of such Phase I Environmental Assessment and any such additional environmental testing, as well as the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the first paragraph of Section 3.09(c), shall be paid out of the applicable Collection Account (subject to, if it relates to one or more Mortgage Loans in a Serviced Loan Combination, the proviso at the end of the first paragraph (that is, the initial paragraph that includes the enumerated clauses (i) through (xxii)) of Subsection (I) of Section 3.05(a)).

(d)           If neither of the conditions set forth in clauses (i) and (ii) of the first paragraph of Section 3.09(c) has been satisfied with respect to any Mortgaged Property securing a defaulted Serviced

Mortgage Loan (or, if applicable, a Serviced Loan Combination), the Special Servicer shall take such action as is in accordance with the Servicing Standard (other than proceeding against the Mortgaged Property) and, at such time as it deems appropriate, may, on behalf of the Trust and, if applicable, the related Serviced Companion Loan Holder(s), as applicable, release all or a portion of such Mortgaged Property from the lien of the related Mortgage; provided that both (i) if such Serviced Mortgage Loan has a then outstanding principal balance greater than $1 million, then prior to the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage, the Special Servicer shall have notified the Rating Agencies (subject to Section 3.28), the Directing Certificateholder, the Majority Controlling Class Certificateholder, the Trustee, the Certificate Administrator and the Master Servicer, in writing of its intention to so release all or a portion of such Mortgaged Property and the basis for the determination that such intention, in the Special Servicer’s good faith judgment, was consistent with the Servicing Standard and (ii) if any Serviced Loan Combination is involved, the holders of the related Serviced Companion Loan or their representatives shall have the rights, if any, in respect thereof that are enumerated in the related Co-Lender Agreement.

(e)           The Special Servicer shall report to the Trustee, the Master Servicer, the Majority Controlling Class Certificateholder, the Directing Certificateholder and, in the case of a Mortgaged Property securing a Serviced Loan Combination, the related Serviced Companion Loan Holder(s), as applicable) monthly in writing as to any actions taken by the Special Servicer with respect to any Mortgaged Property as to which neither of the conditions set forth in clauses (i) and (ii) of the first paragraph of Section 3.09(c) has been satisfied, in each case until the earliest to occur of satisfaction of either of such conditions, release of the lien of the related Mortgage on such Mortgaged Property and the related Mortgage Loan’s (or, in the case of a Serviced Loan Combination, each of the related Mortgage Loan and any related Serviced Companion Loan(s)) becoming a Corrected Mortgage Loan.

(f)            The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, with respect to any Specially Serviced Mortgage Loan, the advisability of seeking to obtain a deficiency judgment if the state in which the related Mortgaged Property is located and the terms of the subject Mortgage Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment if it deems advisable. The Special Servicer may, or the Master Servicer, at the direction of the Special Servicer, shall, make a Servicing Advance for the costs incurred in pursuing any such deficiency action, provided that neither the Special Servicer nor the Master Servicer shall be obligated in connection therewith to advance any funds, which if so advanced would constitute a Nonrecoverable Advance.

(g)           Annually in each January, the Master Servicer shall, with the reasonable cooperation of the Special Servicer, prepare and file with the IRS on a timely basis the information returns with respect to the reports of foreclosures and abandonments and reports relating to any cancellation of indebtedness income with respect to any Serviced Mortgage Loan, or Mortgaged Property securing a Serviced Mortgage Loan and any Serviced Loan Combination, or Mortgaged Property securing a Mortgage Loan, required by Sections 6050H (as applicable), 6050J and 6050P of the Code. Contemporaneously therewith, the Master Servicer shall deliver a copy of such information returns to the Special Servicer and the Trustee.

(h)           As soon as the Special Servicer makes a Final Recovery Determination (prior to the occurrence and continuance of a Control Termination Event, such determination to be made in consultation with the Directing Certificateholder) and the related calculations to be subject to the approval of such Directing Certificateholder (prior to the occurrence and continuance of a Control Termination

Event) with respect to any Mortgage Loan, Serviced Loan Combination or REO Property, it shall promptly notify the Certificate Administrator, the Trustee, the Rating Agencies (subject to Section 3.28), the Master Servicer (unless it is the one making the determination) and the Directing Certificateholder. The Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each such Final Recovery Determination (if any) made by it and the basis thereof. Each such Final Recovery Determination (if any) shall be evidenced by an Officer’s Certificate delivered to the Certificate Administrator, the Trustee, the Master Servicer (unless it is the one making the determination) and the Directing Certificateholder, no later than ten (10) Business Days following such Final Recovery Determination.

(i)            Notwithstanding anything the contrary, to the extent that the Special Servicer acquires a Mortgaged Property that is a hospitality property on behalf of the Trust and such hospitality property has a franchise or licensing agreement that requires a successor or replacement franchisee or licensee to have a specified net worth, the Special Servicer shall, to the extent consistent with the Servicing Standard, take all actions reasonably necessary to permit the Mortgaged Property to maintain its franchise or license with the same franchisor or licensor in place prior to such foreclosure.

SECTION 3.10.          Trustee to Cooperate; Release of Mortgage Files.

(a)           Upon the payment in full of any Serviced Mortgage Loan, or the receipt by the Master Servicer of a notification that payment in full shall be escrowed or made in a manner customary for such purposes, the Master Servicer shall promptly so notify the Trustee and the Custodian and, in the case of any Serviced Companion Loan, the Master Servicer shall promptly so notify any related Serviced Companion Loan Holder, and request delivery to it or its designee of the related Mortgage File and request delivery to it or its designee of the related Mortgage Note, as applicable (such notice and request to be effected by delivering to the Custodian a Request for Release in the form of Exhibit F-1 attached hereto, which Request for Release shall be accompanied by the form of any release or discharge to be executed by the Custodian and, in the case of a Serviced Companion Loan, the related Serviced Companion Loan Holder, and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account and/or, in the case of any Serviced Pari Passu Companion Loan, in the Serviced Pari Passu Companion Loan Custodial Account and/or, in the case of any Serviced Subordinate Companion Loan, in the applicable Serviced A/B Loan Combination Custodial Account, as applicable, pursuant to Section 3.04 have been or will be so deposited). Upon receipt of such Request for Release, the Custodian shall promptly release the related Mortgage File to the Master Servicer or its designee and shall deliver to the Master Servicer or its designee such accompanying release or discharge, duly executed. No expenses incurred in connection with preparing or recording any instrument of satisfaction or deed of reconveyance shall be chargeable to a Collection Account, the Serviced Pari Passu Companion Loan Custodial Account, any Serviced A/B Loan Combination Custodial Account or the Distribution Account.

(b)           If from time to time, and as appropriate for servicing or foreclosure of any Serviced Mortgage Loan, the Master Servicer or the Special Servicer shall otherwise require any Mortgage File (or any portion thereof) or, in the case of any Serviced Companion Loan, the related Mortgage Note, then, upon request of the Master Servicer and receipt from the Master Servicer of a Request for Release in the form of Exhibit F-1 attached hereto signed by a Servicing Officer thereof, or upon request of the Special Servicer and receipt from the Special Servicer of a Request for Release in the form of Exhibit F-2 attached hereto, the Custodian shall release such Mortgage File (or portion thereof) or such Mortgage Note to the Master Servicer or the Special Servicer, as the case may be, or its designee.

Upon return of such Mortgage File (or portion thereof) to the Person from whom it was obtained as described above, or upon the Special Servicer’s delivery to such Person of an Officer’s Certificate stating that (i) such Mortgage Loan was liquidated and all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account and/or the Serviced Pari Passu Companion Loan Custodial Account and/or the applicable Serviced A/B Loan Combination Custodial Account (if any) pursuant to Section 3.04 have been or will be so deposited or (ii) such Mortgage Loan has become an REO Mortgage Loan, a copy of the Request for Release shall be returned to the Master Servicer or the Special Servicer, as applicable, by the Person to whom it was delivered as described above.

(c)           Within five (5) Business Days of the Special Servicer’s request therefor (or, in case of an exigency, within such shorter period as is reasonable under the circumstances), the Trustee and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder shall execute and deliver to the Special Servicer, in the form supplied to the Trustee or any related Serviced Companion Loan Holder(s), as applicable, by the Special Servicer, any court pleadings, requests for trustee’s sale or other documents reasonably necessary, with respect to any Mortgage Loan, to the foreclosure or trustee’s sale in respect of the related Mortgaged Property or to any legal action brought to obtain judgment against the related Borrower on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust, the Master Servicer, the Special Servicer, any related Serviced Companion Loan Holder(s); provided that the Trustee and each such related Serviced Companion Loan Holder may alternatively execute and deliver to the Special Servicer, in the form supplied to the Trustee and such Serviced Companion Loan Holder, as applicable, by the Special Servicer, a limited power of attorney issued in favor of the Special Servicer (including any Subsidiary Servicer), subject to Section 3.01(b), and empowering the Special Servicer (including any Subsidiary Servicer) to execute and deliver any or all of such pleadings or documents on behalf of the Trustee and any Serviced Companion Loan Holder (however, neither the Trustee nor any Serviced Companion Loan Holder shall be liable for any misuse of such power of attorney by the Special Servicer (or any Subsidiary Servicer)). Together with such pleadings or documents (or such power of attorney), the Special Servicer shall deliver to the Trustee or such Serviced Companion Loan Holder an Officer’s Certificate requesting that such pleadings or documents (or such power of attorney) be executed by the Trustee or such Serviced Companion Loan Holder and certifying as to the reason such pleadings or documents are required and that the execution and delivery thereof by the Trustee or such Serviced Companion Loan Holder (or by the Special Servicer (or Subsidiary Servicer) on behalf of such Person) will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. Within five (5) Business Days following receipt, the Trustee shall forward any documents it receives related to the servicing of the Mortgage Loans (including but not limited to any court pleadings and other documents related to legal action involving any Borrower or Mortgaged Property) to the Special Servicer. Upon delivery of such documents, the Trustee shall not be liable for any loss, claim or expense related to any failure by the Special Servicer to process such documentation in a timely fashion. Any document delivered to the Special Servicer shall be deemed to have been duly delivered when delivered via overnight carrier to the address of such party as set forth in Section 11.05.

(d)           If from time to time, pursuant to the terms of an Co-Lender Agreement and the related Non-Serviced Pooling and Servicing Agreement related to a Non-Serviced Mortgage Loan, and as appropriate for enforcing the terms of, or otherwise properly servicing, such Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or other similar party requests delivery to it of the original Mortgage Note for such Non-Serviced Mortgage Loan, then such party shall deliver a Request for Release in the form of Exhibit F-1 attached hereto to the Custodian and the Custodian shall release or cause the release of such original Mortgage Note to the requesting party or its designee. In connection with the release of the original Mortgage Note for a Non-Serviced Mortgage Loan in accordance with the preceding sentence, the Custodian shall obtain such documentation as is appropriate to evidence the holding by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or such other similar party, as the case may be, of such original Mortgage Note as custodian on behalf of and for the benefit of the Trustee.

SECTION 3.11.          Master Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses; Obligations of the Trustee Regarding Back-up Servicing Advances.

(a)           As compensation for its activities hereunder, the Master Servicer shall be entitled to receive (i) the Servicing Fee (other than any other Primary Servicing Fee payable to any other primary servicer with respect to a Non-Serviced Mortgage Loan) with respect to each Mortgage Loan (including each Specially Serviced Mortgage Loan), and each successor REO Mortgage Loan thereto and (ii) the Pari Passu Primary Servicing Fee with respect to each Serviced Companion Loan (including if such Serviced Companion Loan is a Specially Serviced Mortgage Loan) and each successor REO Mortgage Loan thereto. As to each such Mortgage Loan and REO Mortgage Loan, for each calendar month (commencing with March 2017) or any applicable portion thereof, the Servicing Fee shall accrue at the related Servicing Fee Rate (or, in the case of a Serviced Pari Passu Companion Loan, the Pari Passu Primary Servicing Fee shall accrue at the applicable Pari Passu Primary Servicing Fee Rate) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or such REO Mortgage Loan, as the case may be, and shall be calculated on the same Interest Accrual Basis as is applicable to such Mortgage Loan, Serviced Companion Loan or REO Mortgage Loan, as the case may be, and for the same number of days respecting which any related interest payment due on such Mortgage Loan, Serviced Companion Loan or deemed to be due on such REO Mortgage Loan is computed under the terms of the related Mortgage Note (as such terms may be changed or modified at any time following the Closing Date) and applicable law. For the avoidance of doubt, with respect to any Non-Serviced Mortgage Loan, the portion of the Servicing Fee constituting the Primary Servicing Fee shall be retained by or payable to the related primary servicer. To the extent attributable to a Mortgage Loan, the Servicing Fee with respect to any Mortgage Loan or any REO Mortgage Loan shall cease to accrue (but not as to any Replacement Mortgage Loan with respect thereto) if a Liquidation Event occurs in respect of such Mortgage Loan. Furthermore, to the extent attributable to any Serviced Companion Loan or any REO Mortgage Loan with respect thereto, the Servicing Fee or Pari Passu Primary Servicing Fee shall cease to accrue if a Liquidation Event occurs in respect of the related Mortgage Loan. Servicing Fees and Pari Passu Primary Servicing Fees earned with respect to any Mortgage Loan, Serviced Companion Loan or any REO Mortgage Loan shall be payable monthly from payments of interest on such Mortgage Loan, Serviced Companion Loan or REO Revenues allocable as interest on such REO Mortgage Loan, as the case may be. The Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any Mortgage Loan or any REO Mortgage Loan out of the portion any related Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds allocable as interest on such Mortgage Loan or REO Mortgage Loan, as the case may be and, to the extent such amounts are not sufficient to pay accrued Servicing Fees on any Mortgage Loan and a Liquidation Event has occurred with respect to such Mortgage Loan, from general collections on the Mortgage Loans on deposit in the Collection Account. Pari Passu Primary Servicing Fees earned with respect to a Serviced Pari Passu Companion Loan (or any successor REO Mortgage Loan with respect thereto) shall be payable out of the related Serviced Pari Passu Companion Loan Custodial Account as provided in Section 3.05(f), and Servicing Fees earned with respect to a Serviced Subordinate Companion Loan and its related Serviced Mortgage Loan shall be payable out of the related Serviced A/B Loan Combination Custodial Account as provided in Section 3.05(g) (and Servicing Fees earned with respect to a Serviced Mortgage Loan in a Serviced A/B Loan Combination shall also be payable out of the Collection Account as provided in Section 3.05(a)(I).

Wells Fargo Bank, National Association, as Master Servicer and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign its Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan), provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state and foreign securities laws and is otherwise made in accordance with the Securities Act and such state and foreign securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit F-3A hereto, and (iii) the prospective transferee shall have delivered to Wells Fargo Bank, National Association, and the Depositor a certificate substantially in the form attached as Exhibit F-3B hereto. None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. Wells Fargo Bank, National Association, and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and Wells Fargo Bank, National Association hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Placement Agents, the Certificate Administrator, the Trustee, the Custodian, the Master Servicer, the Certificate Registrar and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal, state and foreign securities laws or is not made in accordance with such federal, state and foreign laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right or if at any time Wells Fargo Bank, National Association shall no longer be the Master Servicer but shall retain an Excess Servicing Fee Right, the Person then acting as the Master Servicer shall pay, out of each amount paid to the Master Servicer as Servicing Fees with respect to each subject Mortgage Loan, Serviced Companion Loan or REO Mortgage Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fees to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the Certificate Registrar, the Depositor, the Special Servicer, the Trustee, the Custodian or the Tax Administrator shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

The Master Servicer’s right to receive the Servicing Fees and any Pari Passu Primary Servicing Fee to which it is entitled may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer’s responsibilities and obligations under this Agreement and except as otherwise expressly provided herein, including as contemplated by the prior paragraph.

(b)           The Master Servicer shall be entitled to receive the following items as additional servicing compensation, in each case, related to a Mortgage Loan or Serviced Companion Loan (the following items, collectively, “Additional Master Servicing Compensation”):

(i)            100% of defeasance fees actually collected during the related Collection Period;

(ii)           (x) 50% of Modification Fees actually collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and the Performing Serviced Companion Loan and paid in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement and (y) 100% of Modification Fees actually collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and the Performing Serviced Companion Loan and paid in connection with a consent, approval or other action that the Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iii)          (x) 100% of Assumption Fees collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and the Performing Serviced Companion Loan in connection with a consent, approval or other action that the Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement, and (y) 50% of Assumption Fees collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and the Performing Serviced Companion Loan in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iv)          100% of Assumption Application Fees collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and the Performing Serviced Companion Loan;

(v)           (x) 100% of consent fees on Performing Serviced Mortgage Loans and the Performing Serviced Companion Loan in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan and the Performing Serviced Companion Loan and is paid in connection with a consent the Master Servicer is permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement, and (y) 50% of consent fees on Performing Serviced Mortgage Loans and the Performing Serviced Companion Loan in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan and the Performing Serviced Companion Loan and is paid in connection with a consent that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(vi)          any and all amounts collected for checks returned for insufficient funds on all Serviced Mortgage Loans and any Serviced Companion Loan;

(vii)         100% of charges for beneficiary statements or demands actually paid by the Borrowers under the Performing Serviced Mortgage Loans and the Performing Serviced Companion Loan;

(viii)        (x) 100% of other loan processing fees actually paid by the Borrowers under the Performing Serviced Mortgage Loans and the Performing Serviced Companion Loan to the extent that the consent of the Special Servicer is not required in connection with the associated action and (y) 50% of other loan processing fees actually paid by the Borrowers under the Performing Serviced Mortgage Loans and the Performing Serviced Companion Loan to the extent that the consent of the Special Servicer is required in connection with the associated action;

(ix)           any Prepayment Interest Excesses arising from any principal prepayments on the Mortgage Loans;

(x)            interest or other income earned on deposits in the Investment Accounts maintained by the Master Servicer, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to any such Investment Account for each Collection Period and, further, in the case of a Servicing Account or Reserve Account, only to the extent such interest or other income is not required to be paid to any Borrower under applicable law or under the related Mortgage Loan Documents); and

(xi)           a portion of Net Default Charges as set forth in Section 3.25.

To the extent that any of the amounts described in clauses (i) through (ix) in the preceding paragraph are collected by the Special Servicer, the Special Servicer shall promptly pay such amounts to the Master Servicer.

The Master Servicer shall be permitted to waive the payment of any assumption fee to which it is entitled.

(c)           As compensation for its activities hereunder, the Special Servicer shall be entitled to receive monthly the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan (in the case of a Serviced Loan Combination, including both the interest therein represented by the related Mortgage Loan and interest therein represented by the related Serviced Companion Loan), and each successor REO Mortgage Loan (in the case of a Serviced Loan Combination, including both the interest therein represented by the related Mortgage Loan and the interest therein represented by the related Serviced Companion Loan) thereto that relates to an Administered REO Property. As to each such Specially Serviced Mortgage Loan and REO Mortgage Loan (in the case of a Serviced Loan Combination, including both the interest therein represented by the related Mortgage Loan and the interest therein represented by the related Serviced Companion Loan), for any particular calendar month or applicable portion thereof, the Special Servicing Fee shall accrue at the Special Servicing Fee Rate on the Stated Principal Balance of such Specially Serviced Mortgage Loan or such REO Mortgage Loan, as the case may be, and shall be calculated on the same Interest Accrual Basis as is applicable for such Specially Serviced Mortgage Loan or REO Mortgage Loan, as the case may be, and for the same number of days respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Mortgage Loan is computed under the terms of the related Mortgage Note (as such terms may be changed or modified at any time following the Closing Date) and applicable law. To the extent attributable to a Mortgage Loan, the Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or any successor REO Mortgage Loan thereto shall cease to accrue as of the date a Liquidation Event occurs in respect of such Mortgage Loan or, in the case of such a Specially Serviced Mortgage Loan, as of the date it becomes a Corrected Mortgage Loan.

(d)           To the extent attributable to a Serviced Companion Loan, the Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or any successor REO Mortgage Loan thereto shall cease to accrue as of the date a Liquidation Event occurs in respect of the related Mortgage Loan or REO Property included in the same Serviced Loan Combination or, in the case of such a Specially Serviced Mortgage Loan, as of the date it becomes a Corrected Mortgage Loan. Earned but unpaid Special Servicing Fees with respect to Mortgage Loans that are Specially Serviced Mortgage Loans and REO Mortgage Loans shall be payable (pursuant to Section 3.05(a)) monthly first out of related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then out of general collections on the Mortgage Loans and any REO Properties on deposit in the applicable Collection Account and earned but unpaid Special Servicing Fees with respect to a Serviced Loan Combination or any successor REO Mortgage Loan with respect thereto shall be payable in accordance with the related Co-Lender Agreement and first, out of the proceeds of such Serviced Loan Combination on deposit in the Collection Account and/or the related Serviced Pari Passu Companion Loan Custodial Account and/or the Serviced A/B Loan Combination Custodial Account (as applicable) and then out of general collections in the Collection Account (following which, the Special Servicer shall use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Co-Lender Agreement to obtain reimbursement from the related Serviced Companion Loan Holder (or if any Serviced Pari Passu Companion Loan is held by an Other Securitization, from such Other Securitization) of such Serviced Companion Loan’s allocable share of such Special Servicing Fees to the extent so paid from general collections in the Collection Account).

As further compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Workout Fee with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan that is a Corrected Mortgage Loan, unless the basis on which the related Serviced Mortgage Loan became a Corrected Mortgage Loan was the remediation of a circumstance or condition relating to the Mortgage Loan Seller’s obligation to repurchase the related Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement, as applicable, in which case, if such Mortgage Loan is repurchased within the Initial Resolution Period (and, if applicable any Resolution Extension Period as is permitted under Section 2.03) no Workout Fee will be payable from or based upon the receipt of, any Purchase Price paid by the Mortgage Loan Seller in satisfaction of such repurchase obligation. As to each such Corrected Mortgage Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each payment of interest (other than Default Interest) and principal received from the related Borrower on such Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, except that any Workout Fees earned with respect to any Serviced Loan Combination or any successor REO Mortgage Loan with respect thereto and attributable to the related Serviced Companion Loan shall be payable in accordance with the related Co-Lender Agreement and solely out of the proceeds of such Serviced Companion Loan; provided that any Workout Fees earned with respect to a Serviced Companion Loan or any successor REO Mortgage Loan with respect thereto will be payable out of any proceeds on or with respect to such Serviced Companion Loan and/or the related Serviced Companion Loan Holder’s share of proceeds on such related REO Property prior to any proceeds on or with respect to the Mortgage Loan and/or the Trust Fund’s share of proceeds on such related REO Property as otherwise described above.

As further compensation for its activities hereunder, the Special Servicer shall also be entitled to receive a Liquidation Fee with respect to each Specially Serviced Mortgage Loan (in the case of a Serviced Loan Combination, including both the interest therein represented by the related Mortgage Loan and the interest therein represented by the related Serviced Companion Loan) as to which any full, partial or discounted payoff is received from the related Borrower and with respect to each Specially Serviced Mortgage Loan or Administered REO Property (in the case of a Serviced Loan Combination, including both the interest therein represented by the related Mortgage Loan and the interest therein represented by the related Serviced Companion Loan) as to which the Special Servicer receives any Condemnation Proceeds, Insurance Proceeds or Liquidation Proceeds and (without duplication) each Serviced Mortgage Loan (or Serviced Loan Combination, as applicable) as to which the Special Servicer otherwise receives any Liquidation Proceeds (in each case, other than in connection with (A) the purchase or other acquisition of any Serviced Mortgage Loan or REO Mortgage Loan by any Controlling Class Certificateholder(s), the Sole Certificateholder(s), the Master Servicer or the Special Servicer pursuant to Section 9.01, (B) (i) the repurchase or replacement of any Serviced Mortgage Loan by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement as a result of a Material Breach or Material Document Defect, if the repurchase or replacement occurs prior to the end of the period, as the same may be extended, in which the Mortgage Loan Seller must cure, repurchase or substitute for such Serviced Mortgage Loan, or (ii) the repurchase or replacement of any Serviced Pari Passu Companion Loan by a responsible repurchase party pursuant to the related mortgage loan purchase agreement as a result of a material breach or material document defect thereunder, if the repurchase or replacement occurs prior to the end of the period, as the same may be extended, in which such responsible repurchase party must cure, repurchase or substitute for such Serviced Pari Passu Companion Loan, (C) in the case of a Mortgage Loan included in a Serviced Loan Combination or any related Administered REO Property, the purchase or other acquisition of any such Specially Serviced Mortgage Loan or Administered REO Property by any related Serviced Pari Passu Companion Loan Holder pursuant to or as contemplated by Section 3.26 (provided that a Liquidation Fee shall be payable in connection with such a purchase by a Serviced Companion Loan Holder relating to a Serviced Loan Combination pursuant to the defaulted loan purchase option granted to it under the related Co-Lender Agreement if the purchase occurs more than ninety (90) days after the later of (x) the date when the related Mortgage Loan becomes a Specially Serviced Mortgage Loan and (y) the date when such Serviced Companion Loan Holder receives notice from the Special Servicer that such transfer to special servicing has occurred) or (D) the purchase of any such Specially Serviced Mortgage Loan or Administered REO Property by any other creditor of the related Borrower or any of its Affiliates or other equity holders pursuant to a right under the related Mortgage Loan Documents (provided that such right is exercised within ninety (90) days and in the manner required under such Mortgage Loan Documents). As to each such Specially Serviced Mortgage Loan or Administered REO Property for which the Special Servicer is entitled to a Liquidation Fee as set forth above, such Liquidation Fee shall be payable out of, and shall be calculated by application of the Liquidation Fee Rate to, any such full, partial or discounted payoff, Condemnation Proceeds, Insurance Proceeds and/or Liquidation Proceeds received or collected in respect thereof (other than any portion of such payment or proceeds that represents Default Charges); provided, however, that any Liquidation Fees earned with respect to a Serviced Companion Loan in a Serviced Loan Combination shall be payable out of any collections on or with respect to such related Serviced Companion Loan and/or the related Serviced Companion Loan Holder’s share of collections on any related Administered REO Property prior to payment out of any collections otherwise described above. The Liquidation Fee with respect to any such Specially Serviced Mortgage Loan will not be payable if such Specially Serviced Mortgage Loan becomes a Corrected Mortgage Loan.

The Special Servicer’s right to receive any Special Servicing Fee, Workout Fee and/or Liquidation Fee to which it is entitled may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement and except as otherwise expressly provided herein, including as provided in the next sentence. Notwithstanding anything herein to the contrary, the Special Servicer may enter into one or more arrangements with the Majority Controlling Class Certificateholder and/or the Directing Certificateholder, or any other Person(s) that may be entitled to remove or replace the Special Servicer, to provide for the payment by the Special Servicer to such party or parties of certain of the Special Servicer’s compensation hereunder, whether in consideration of the Special Servicer’s appointment or continuation of appointment as Special Servicer in connection with this Agreement or the related Co-Lender Agreement, limitations on such parties’ right to terminate or replace the Special Servicer in connection with this Agreement or the related Co-Lender Agreement or otherwise. If the Special Servicer exercises the authority set forth in the preceding sentence, any and all obligations pursuant to any such agreement shall constitute obligations solely of the Special Servicer and not of any other party hereto. If the Special Servicer enters into such an agreement and one or more other Person(s) thereafter becomes the applicable Majority Controlling Class Certificateholders and/or the Directing Certificateholder, or becomes entitled to remove or replace the Special Servicer, as applicable, such agreement shall not be binding on such other Person(s), nor may it limit the rights that otherwise inure to the benefit of such other Person(s) as the Majority Controlling Class Certificateholder and/or the Directing Certificateholder, as applicable, or as a party otherwise entitled to remove or replace the Special Servicer, in the absence of such other Persons(s)’ express written consent, which may be granted or withheld in their sole discretion.

(e)           The Special Servicer shall be entitled to receive the following items as additional special servicing compensation (the following items, collectively, the “Additional Special Servicing Compensation”):

(i)          100% of Modification Fees actually collected during the related Collection Period with respect to any Specially Serviced Mortgage Loans (and any related Serviced Companion Loan) or REO Mortgage Loans;

(ii)         50% of Modification Fees collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and Performing Serviced Companion Loans in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iii)        (x) 100% of Assumption Fees collected during the related Collection Period with respect to Specially Serviced Mortgage Loans, and (y) 50% of Assumption Fees collected during the related Collection Period with respect to Performing Serviced Mortgage Loans and Performing Serviced Companion Loans in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iv)            100% of Assumption Application Fees collected during the related Collection Period with respect to Specially Serviced Mortgage Loans;

(v)             (x) 100% of consent fees on Specially Serviced Mortgage Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan or Serviced Companion Loan, and (y) 50% of consent fees on Performing Serviced Mortgage Loans and Performing Serviced Companion Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Serviced Mortgage Loan or Serviced Companion Loan and is paid in connection with a consent that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(vi)            100% of charges for beneficiary statements or demands actually paid by the Borrowers under the Mortgage Loans that are Specially Serviced Mortgage Loans;

(vii)           (x) 50% of other loan processing fees actually paid by the Borrowers under any Serviced Mortgage Loan or Serviced Companion Loan that are not Specially Serviced Mortgage Loans to the extent that the consent of the Special Servicer is required in connection with the associated action, and (y) 100% of other loan processing fees actually paid by the Borrowers under the Mortgage Loans that are Specially Serviced Mortgage Loans;

(viii)          interest or other income earned on deposits in any REO Account and the Loss of Value Reserve Fund maintained by the Special Servicer, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such REO Account for each Collection Period); and

(ix)            a portion of Net Default Charges as set forth in Section 3.25.

To the extent that any of the amounts described in clauses (i) through (vii) of the preceding paragraph are collected by the Master Servicer, the Master Servicer shall promptly pay such amounts to the Special Servicer and shall not be required to deposit such amounts in the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account, the applicable Serviced A/B Loan Combination Custodial Account pursuant to Section 3.04.

The Special Servicer shall be permitted to waive the payment of any assumption fee to which it is entitled.

(f)       The Master Servicer and the Special Servicer shall each be required (subject to Section 3.11(h) below) to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including payment of any amounts due and owing to any of Sub-Servicers retained by it (including any termination fees) and the premiums for any blanket policy or the standby fee or similar premium, if any, for any master force placed policy obtained by it insuring against hazard losses pursuant to Section 3.07(b)), if and to the extent such expenses are not payable directly out of any Collection Account, the Serviced Pari Passu Companion Loan Custodial Account, any Serviced A/B Loan Combination Custodial Account, any Servicing Account, Reserve Account or REO Account, and neither the Master Servicer nor the Special Servicer shall be entitled to reimbursement for any such expense incurred by it except as expressly provided in this Agreement. If the Master Servicer is required to make any Servicing Advance hereunder at the discretion of the Special Servicer in accordance with Section 3.19 or otherwise, the Special Servicer shall promptly provide the Master Servicer with such documentation regarding the subject Servicing Advance as the Master Servicer may reasonably request.

(g)      If the Master Servicer or, as contemplated by Section 3.19, the Special Servicer is required under this Agreement to make a Servicing Advance, but fails to do so within ten (10) days after such Advance is required to be made, the Trustee shall, if it has actual knowledge of such failure on the part of the Master Servicer or the Special Servicer, as the case may be, give written notice of such failure to the defaulting party. If such Advance is not made by the Master Servicer or the Special Servicer, as the case may be, within one Business Day after receipt of such written notice, then (subject to Section 3.11(h) below) the Trustee shall make such Advance.

(h)      The Master Servicer, the Special Servicer and the Trustee shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each Servicing Advance made thereby (with its own funds), for so long as such Servicing Advance is outstanding (it being acknowledged that Advance Interest shall not accrue on Unliquidated Advances related to prior Servicing Advances). Such interest with respect to any Servicing Advances shall be payable: (i) first, in accordance with Sections 3.05 and 3.25, out of any Default Charges subsequently collected on or in respect of the particular Serviced Mortgage Loan, Serviced Loan Combination or Administered REO Property as to which such Servicing Advance relates; and (ii) then, after such Servicing Advance is reimbursed, but only if and to the extent that such Default Charges are insufficient to cover such Advance Interest, out of general collections on the Mortgage Loans and REO Properties on deposit in the Collection Account; provided, however, that any Advance Interest on a Servicing Advance with respect to a Serviced A/B Loan Combination shall be payable first, out of any collections on or with respect to the related B Note and/or the related Subordinate Companion Loan Holder’s, as applicable, share of collections on any related REO Property prior to payment out of any collections otherwise described in clause (ii) above. The Master Servicer shall (subject to the operation of Section 3.05(a)(II)) reimburse itself, the Special Servicer or the Trustee, as appropriate, for any Servicing Advance made by any such Person with respect to any Serviced Mortgage Loan or Administered REO Property as soon as practicable after funds available for such purpose are deposited in the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account or the Serviced A/B Loan Combination Custodial Account, as applicable.

(i)       Notwithstanding anything to the contrary set forth herein, none of the Master Servicer, the Special Servicer or the Trustee shall be required to make any Servicing Advance that would, if made, constitute a Nonrecoverable Servicing Advance. The determination by any Person with an obligation hereunder to make Servicing Advances that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made by such Person in its reasonable, good faith judgment. In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Borrower under the terms of the related Serviced Mortgage Loan or Serviced Loan Combination as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any Person, in considering whether a Servicing Advance is a

Nonrecoverable Servicing Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts with respect to other Mortgage Loans which, at the time of such consideration, the recovery of which are being deferred or delayed by the Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. Upon determination that any such Servicing Advance is a Nonrecoverable Advance (on the basis set forth in the prior sentence), the Master Servicer shall, in accordance with the Servicing Standard, provide written notice to the Directing Certificateholder. In addition, any such Person may update or change its recoverability determinations at any time and may obtain any analysis, Appraisals or market value estimates or other information in the possession of the Special Servicer for such purposes. Any determination by any Person with an obligation hereunder to make Servicing Advances that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer’s Certificate delivered promptly to the Depositor, the Certificate Administrator, the Trustee (unless it is the Person making such determination), the Special Servicer, the Majority Controlling Class Certificateholder and the Directing Certificateholder and, if any Serviced Loan Combination is involved, the Serviced Companion Loan Holder(s) (or Other Master Servicer), setting forth the basis for such determination, accompanied by a copy of any Appraisal of the related Mortgaged Property or REO Property performed within the 12 months preceding such determination by a Qualified Appraiser or Qualified Reviewer, and, if such reports were used by the Master Servicer or the Trustee to determine that any Servicing Advance is or would be nonrecoverable, further accompanied by any other information, including engineers’ reports, environmental surveys or similar reports, that the Person making such determination may have obtained. Notwithstanding the foregoing, absent bad faith, any such determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders and, in all cases, the Trustee shall be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the Master Servicer or Special Servicer or, if appropriate, any party under the related Non-Serviced Servicing Agreement (in the case of a Non-Serviced Mortgage Loan), and the Master Servicer and the Special Servicer shall each be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the other such party or, if appropriate, any party under the related Non-Serviced Servicing Agreement (in the case of a Non-Serviced Mortgage Loan) with respect to a particular Servicing Advance for any Serviced Mortgage Loan, Serviced Loan Combination or Administered REO Property. The Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and Administered REO Properties as such party required to make Servicing Advances may reasonably request. A copy of any such Officer’s Certificate (and accompanying information) of the Master Servicer shall also be delivered promptly to the Special Servicer, a copy of any such Officer’s Certificate (and accompanying information) of the Special Servicer shall also be promptly delivered to the Master Servicer for the subject Serviced Mortgage Loan, Serviced Loan Combination or Administered REO Property, and a copy of any such Officer’s Certificates (and accompanying information) of the Trustee shall also be promptly delivered to the Certificate Administrator, the Directing Certificateholder, the Majority Controlling Class Certificateholder, the Special Servicer, the Master Servicer and, if a Serviced Loan Combination is involved, the related Serviced Companion Loan Holder(s). The Master Servicer and the Special Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances as outstanding Advances for purposes of recoverability determinations as if such Unliquidated Advance were a Servicing Advance.

The Special Servicer shall also be entitled to make (but shall not be obligated to make or not make) a determination (subject to the same standards and procedures that apply in connection with a determination by the Master Servicer) to the effect that a prior Servicing Advance (or Unliquidated Advance in respect thereof) previously made hereunder by the Master Servicer or the Special Servicer (or, if applicable, the Trustee) constitutes a Nonrecoverable Servicing Advance or that any proposed Servicing Advance by the Master Servicer or the Special Servicer (or, if applicable, the Trustee), if made, would constitute a Nonrecoverable Servicing Advance, in which case, after written notice of such determination by the Special Servicer to the Master Servicer and the Trustee, such determination shall be conclusive and binding on the Master Servicer and the Trustee and such Servicing Advance shall constitute a Nonrecoverable Servicing Advance for all purposes of this Agreement. The preceding statement shall not be construed to limit the provision set forth in Section 3.19(b) to the effect that any request by the Special Servicer that the Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such Servicing Advance is not a Nonrecoverable Advance upon which the Master Servicer and/or the Trustee, as applicable, is entitled, but not required, to rely.

(j)        Notwithstanding anything to the contrary set forth herein, the Master Servicer may (and, at the direction of the Special Servicer if a Serviced Mortgage Loan or Serviced Loan Combination that is a Specially Serviced Mortgage Loan or an Administered REO Property is involved, shall) pay directly out of the Collection Account any servicing expense that, if paid by the Master Servicer or the Special Servicer, would constitute a Nonrecoverable Servicing Advance for the subject Serviced Mortgage Loan, Serviced Loan Combination or REO Property; provided that (A) it shall be a condition to such payment that the Master Servicer (or the Special Servicer, if a Specially Serviced Mortgage Loan or an Administered REO Property is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders and, if applicable, any Serviced Companion Loan Holders (as a collective whole (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan)), as evidenced by an Officer’s Certificate delivered promptly to the Depositor, the Certificate Administrator, the Trustee, the Majority Controlling Class Certificateholder and the Directing Certificateholder, and if any Serviced Loan Combination is involved, the related Serviced Companion Loan Holder(s), setting forth the basis for such determination and accompanied by any information that such Person may have obtained that supports such determination; (B) if such servicing expense relates to any Serviced Loan Combination, the payment of such expense shall be subject to the proviso at the end of the first paragraph of Subsection (I) of Section 3.05(a); and (C) such servicing expense shall be deemed to constitute a Nonrecoverable Advance for purposes of Subsection (II)(iv) of Section 3.05(a) and the definition of “Principal Distribution Amount” and the terms and conditions set forth in such Subsection that are applicable to Nonrecoverable Advances shall apply to such servicing expense. A copy of any such Officer’s Certificate (and accompanying information) of the Master Servicer shall also be delivered promptly to the Directing Certificateholder (and, if any Serviced Loan Combination is involved, the related Serviced Companion Loan Holder(s)) and the Special Servicer, and a copy of any such Officer’s Certificate (and accompanying information) of the Special Servicer shall also be promptly delivered to the Master Servicer and the Directing Certificateholder (and, if any Serviced Loan Combination is involved, the related Serviced Companion Loan Holder(s)).

(k)       If any Servicing Shift Mortgage Loan becomes a Specially Serviced Mortgage Loan prior to the related Servicing Shift Securitization Date, the Special Servicer shall service and administer the related Servicing Shift Loan Combination and any related REO Property in the same manner as any other Specially Serviced Mortgage Loan or REO Property and shall be entitled to all rights and compensation earned with respect to such Serviced Loan Combination as Special Servicer of such

Serviced Loan Combination. If any Servicing Shift Loan Combination is still a Specially Serviced Mortgage Loan on the related Servicing Shift Securitization Date, the related Non-Serviced Special Servicer and the Special Servicer shall be entitled to compensation with respect to such Servicing Shift Loan Combination as if the Special Servicer were being terminated as Special Servicer and such Non-Serviced Special Servicer were replacing it as the successor special servicer pursuant to Section 6.05.

SECTION 3.12.     Property Inspections; Collection of Financial Statements.

(a)       The Special Servicer shall perform or cause to be performed a physical inspection of a Mortgaged Property securing a Specially Serviced Mortgage Loan as soon as practicable (but in any event not later than sixty (60) days) after the subject Serviced Mortgage Loan becomes a Specially Serviced Mortgage Loan (and the Special Servicer shall continue to perform or cause to be performed a physical inspection of the subject Mortgaged Property at least once per calendar year thereafter for so long as the subject Serviced Mortgage Loan remains a Specially Serviced Mortgage Loan or if such Mortgaged Property becomes an REO Property); provided that the Special Servicer shall be entitled to reimbursement of the reasonable and direct out-of-pocket expenses incurred by it in connection with each such inspection as Servicing Advances or otherwise as contemplated by Section 3.05(a). The Master Servicer shall, at its own expense, inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) every calendar year beginning in 2018, or every second calendar year beginning in 2018 if the unpaid principal balance of the related Mortgage Loan (or the portion thereof allocated to such Mortgaged Property) is less than $2,000,000; provided that with respect to any Serviced Mortgage Loan (other than a Specially Serviced Mortgage Loan) that has an unpaid principal balance of less than $2,000,000 and has been placed on the CREFC® Servicer Watch List, the Master Servicer shall, at the request and expense of the Directing Certificateholder, inspect or cause to be inspected the related Mortgaged Property every calendar year beginning in 2018 so long as such Mortgage Loan continues to be on the CREFC® Servicer Watch List; and provided, further, that the Master Servicer will not be obligated to inspect any particular Mortgaged Property during any one-year or two-year, as applicable, period contemplated above in this sentence, if the Special Servicer has already done so during that period pursuant to the preceding sentence or on any date when the related Mortgage Loan is a Specially Serviced Mortgage Loan. Each of the Master Servicer and the Special Servicer shall prepare (and, promptly following preparation, if there has been a material adverse change in the condition of the subject Mortgaged Property or REO Property, as applicable), deliver to the Trustee, the Majority Controlling Class Certificateholder, the Directing Certificateholder, the Master Servicer (if prepared by or on behalf of the Special Servicer) or Special Servicer (if prepared by or on behalf of the Master Servicer) (and, if a Mortgaged Property or REO Property relates to any Serviced Loan Combination, the related Serviced Companion Loan Holder(s) if and to the extent required under the applicable Co-Lender Agreement), and the Rating Agencies (subject to Section 3.28) a written report of each such inspection performed by it or on its behalf that sets forth in detail the condition of the subject Mortgaged Property and that specifies the occurrence or existence of: (i) any vacancy in the Mortgaged Property that is, in the reasonable judgment of the Master Servicer or Special Servicer (or its respective designee), as the case may be, material and is evident from such inspection, (ii) any abandonment of the Mortgaged Property of which it is aware, (iii) any change in the condition or value of the Mortgaged Property that is, in the reasonable judgment of the Master Servicer or Special Servicer (or its respective designee), as the case may be, material and is evident from such inspection, (iv) any material waste on or deferred maintenance in respect of the Mortgaged Property that is evident from such inspection or (v) any material capital improvements made that are evident from such inspection. Such report may be in the form of the standard property inspection report (or such other form for the presentation of such information) as may from time to time be recommended by the CREFC® for commercial mortgage-backed securities transactions generally. Each of the Master Servicer and the Special Servicer shall deliver to the Certificate Administrator and the Trustee (and to the Master Servicer, if done by the Special Servicer and to the Special Servicer, if done by the Master Servicer) and, upon request, to the Directing Certificateholder, the Majority Controlling Class Certificateholder and, if applicable, any related Serviced Companion Loan Holder, a copy (or image in suitable electronic media) of each such written report prepared by it, in each case within thirty (30) days following the request (or, if later or if request is not required, within thirty (30) days following the later of completion of the related inspection if the inspection is performed by the Master Servicer or Special Servicer, as appropriate, or receipt of the related inspection report if the inspection is performed by a third party).

(b)      Commencing with respect to the calendar year ending December 31, 2017 (as to annual information) and the calendar quarter ending on June 30, 2017 (as to quarterly information), the Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the Master Servicer, in the case of each Performing Serviced Mortgage Loan, shall make reasonable efforts to collect promptly from each related Borrower quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property, and quarterly and annual financial statements of such Borrower, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan Documents. The Master Servicer shall deliver images in suitable electronic media of all of the foregoing items so collected or obtained by it to the Persons and in the time and manner set forth in Section 4.02(d). In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each Administered REO Property and shall collect all such items promptly following their preparation. The Special Servicer shall deliver images in suitable electronic media of all of the foregoing items so collected or obtained by it to the Master Servicer, the Majority Controlling Class Certificateholder, the Directing Certificateholder and, if any Serviced Loan Combination is involved, the related Serviced Companion Loan Holder(s) if and to the extent required under the applicable Co-Lender Agreement, within ten (10) days of its receipt thereof. Upon the request of any Rating Agency to receive copies of any portion of such items specified in this Section 3.12(b), the Master Servicer or the Special Servicer, as applicable, shall deliver additional copies of the requested items so collected thereby to the 17g-5 Information Provider pursuant to Section 8.12(c).

SECTION 3.13.     Annual Compliance Statements.

The Master Servicer and the Special Servicer (each a “Certifying Servicer”) shall deliver to the Depositor, the Certificate Administrator and the Trustee on or before April 1 (or, if such day is not a Business Day, the immediately preceding Business Day of each year, commencing in April 2018, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s performance under this Agreement has been made under the supervision of such officer or such Certifying Servicer and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Each Certifying Servicer shall forward a copy of each such statement to the Rating Agencies (subject to Section 3.28) and the Directing Certificateholder.

SECTION 3.14.      Annual Reports on Assessment of Compliance with Servicing Criteria; Annual Independent Public Accountants’ Servicing Report.

Not later than April 1 (or, if such day is not a Business Day, the immediately preceding Business Day) of each year, commencing in April 2018, the Master Servicer and the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), each at its own expense, shall provide to the Trustee, the Certificate Administrator and the Depositor, with a copy to the Rating Agencies (subject to Section 3.28) and the Directing Certificateholder, a report on an assessment of compliance with the Relevant Servicing Criteria (each such report, an “Assessment of Compliance”) with respect to commercial mortgage-backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the preceding fiscal year, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period.

Not later than April 1 (or, if such day is not a Business Day, the immediately preceding Business Day) of each year, commencing in April 2018, the Master Servicer and the Special Servicer, each at its own expense, shall cause a registered public accounting firm (which may also render other services to such Person) that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator and the Depositor, with a copy to the Rating Agencies (subject to Section 3.28) and the Directing Certificateholder (each such report, an “Attestation Report”), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

SECTION 3.15.     Access to Information.

(a)       Each of the Master Servicer and the Special Servicer shall afford to the OTS, the FDIC, any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, the Certificate Administrator, the Trustee, the Depositor, each Placement Agent, the Directing Certificateholder, any Serviced Companion Loan Holder, access to any records regarding the Mortgage Loans serviced by it hereunder (or, in the case of a Serviced Companion Loan Holder, only the related Serviced Companion Loan) and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law, the terms of the related Mortgage Loan Documents or contract entered into prior to the Closing Date or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Certificateholders. At the election of the Master Servicer and/or the Special Servicer, such access may be afforded to the Certificate Administrator, the Trustee, the Depositor, the Directing Certificateholder, the Majority Controlling Class Certificateholder, any Serviced Companion Loan Holder, by the delivery of copies of information as requested by such Person and the Master Servicer and/or the Special Servicer, as applicable, shall be permitted to require payment of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall otherwise be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the particular Master Servicer or Special Servicer, as the case may be, designated by it.

(b)      In connection with providing access to information pursuant to Subsection (a) of this Section 3.15, each of the Master Servicer and the Special Servicer may (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Serviced Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan Documents or would constitute a waiver of the attorney-client privilege. In connection with providing access to information pursuant to this Section 3.15, the Master Servicer shall require the execution (which may be in electronic form) of a confidentiality agreement substantially in the form of Exhibit K-4 hereto.

(c)      Upon the request of the Directing Certificateholder made not more frequently than once a month during the normal business hours of the Master Servicer and the Special Servicer, each of the Master Servicer and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer available either by telephone (with Servicing Officers of each of the Master Servicer and the Special Servicer participating simultaneously if the Directing Certificateholder so requests) or, at the option of the Directing Certificateholder, if it provides reasonable advance notice, at the office of such Servicing Officer, to verbally answer questions from the Directing Certificateholder regarding the performance and servicing of the Serviced Mortgage Loans and/or Administered REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible.

(d)      Notwithstanding any provision of this Agreement to the contrary, the failure of the Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that the Master Servicer or the Special Servicer, as the case may be, determines, in its reasonable and good faith judgment consistent with the Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan Document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

(e)      Neither the Master Servicer nor the Special Servicer shall be liable for providing, disseminating or withholding information in accordance with the terms of this Agreement. In addition to their other rights hereunder, each of the Master Servicer and the Special Servicer (and their respective employees, attorneys, officers, directors and agents) shall, in each case, be indemnified by the Trust Fund for any claims, losses or expenses arising from any such provision, dissemination or withholding.

(f)       In connection with its rights or obligations under this Agreement, any Controlling Class Certificateholder (i) shall not directly or indirectly provide any Conflicted Loan Information related to any Conflicted Controlling Class Loan to the related Mortgagor, or to any employee involved in the management or oversight of the related direct or indirect equity investment that gives rise to the related Mortgage Loan’s status as a Conflicted Controlling Class Loan, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

SECTION 3.16.     Title to Administered REO Property; REO Account.

(a)       If title to any Administered REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee, on behalf of the Certificateholders (and, in the case of a Serviced Loan Combination, also the related Serviced Companion Loan Holder(s)), or, subject to Section 3.09(b), to a single member limited liability company of which the Trust is the sole member, which limited liability company is formed or caused to be formed by the Special Servicer at the expense of the Trust (or, in the case of any Administered REO Property related to a Mortgage Loan that is part of a Serviced Loan Combination, the Trust and the related Serviced Companion Loan Holders) for the purpose of taking title to one or more Administered REO Properties pursuant to this Agreement. Any such limited liability company formed by the Special Servicer shall be a manager-managed limited liability company, with the Special Servicer to serve as the initial manager to manage the property of the limited liability company, including any applicable Administered REO Property, in accordance with the terms of this Agreement as if such property was held directly in the name of the Trust or Trustee under this Agreement. The Special Servicer shall sell any Administered REO Property in accordance with Section 3.18 by the end of the third calendar year following the year in which the Trust acquires ownership of such Administered REO Property for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) applies, more than sixty (60) days prior to the expiration of such liquidation period, and is granted (or, pursuant to Treasury regulations, deemed to have been granted) an extension of time (an “REO Extension”) by the IRS to sell such Administered REO Property or (ii) obtains for the Trustee an Opinion of Counsel, addressed to the Trustee, to the effect that the holding by the Trust of such Administered REO Property subsequent to the end of the third calendar year following the year in which such acquisition occurred will not result in an Adverse REMIC Event with respect to any REMIC Pool. Regardless of whether the Special Servicer applies for or is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel referred to in clause (ii) of such sentence, the Special Servicer shall act in accordance with the Servicing Standard to liquidate the subject Administered REO Property on a timely basis. If the Special Servicer is granted such REO Extension or obtains such Opinion of Counsel with respect to any Administered REO Property, the Special Servicer shall (i) promptly forward a copy of such REO Extension or Opinion of Counsel to the Trustee, and (ii) sell the subject Administered REO Property within such extended period as is permitted by such REO Extension or contemplated by such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its applying for and being granted the REO Extension contemplated by clause (i) of the third preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the third preceding sentence, and for the creation of and the operating of a limited liability company, shall be covered by, and be reimbursable as, a Servicing Advance.

(b)      The Special Servicer shall segregate and hold all funds collected and received by it in connection with any Administered REO Property separate and apart from its own funds and general assets. If any REO Acquisition occurs in respect of any Mortgaged Property securing a Serviced

Mortgage Loan or Serviced Loan Combination, then the Special Servicer shall establish and maintain one or more accounts (collectively, an “REO Account”), to be held on behalf of the Trustee in trust for the benefit of the Certificateholders (or, in the case of any Administered REO Property related to a Serviced Loan Combination, on behalf of both the Certificateholders and the related Serviced Companion Loan Holder(s)), as a collective whole (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan), for the retention of revenues and other proceeds derived from such Administered REO Property. Each account that constitutes an REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in its REO Account, within three (3) Business Days following receipt, all REO Revenues, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of an Administered REO Property. Funds in an REO Account may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer is authorized to pay out of related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, any Liquidation Expenses incurred in respect of an Administered REO Property and outstanding at the time such proceeds are received, as well as any other items that otherwise may be paid by the Master Servicer out of such Liquidation Proceeds as contemplated by Section 3.05(a). The Special Servicer shall be entitled to make withdrawals from its REO Account to pay itself, as Additional Special Servicing Compensation, interest and investment income earned in respect of amounts held in such REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such REO Account for any Collection Period). The Special Servicer shall give notice to the other parties hereto of the location of its REO Account when first established and of the new location of such REO Account prior to any change thereof.

(c)       The Special Servicer shall withdraw from its REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any Administered REO Property, but only to the extent of amounts on deposit in such REO Account relating to such Administered REO Property. Monthly within one Business Day following the end of each Collection Period, the Special Servicer shall withdraw from its REO Account and deposit into the Collection Account, or deliver to the Master Servicer for deposit into the Collection Account, the aggregate of all amounts received in respect of each Administered REO Property during such Collection Period that are then on deposit in such REO Account, net of any withdrawals made out of such amounts pursuant to the preceding sentence; provided that (A) in the case of each Administered REO Property, the Special Servicer may retain in its REO Account such portion of such proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of such Administered REO Property (including the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses), and (B) if such Administered REO Property relates to a Serviced Loan Combination, the Master Servicer shall make, from such amounts so deposited or remitted as described above, any deposits into any related Serviced Pari Passu Companion Loan Custodial Account or the related Serviced A/B Loan Combination Custodial Account, as applicable, contemplated by Section 3.04(e) or Section 3.04(h), as applicable. For the avoidance of doubt, such amounts withdrawn from an REO Account and deposited into the Collection Account following the end of each Collection Period pursuant to the preceding sentence shall, upon such deposit, be construed to have been received by the Master Servicer during such Collection Period.

(d)      The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, its REO Account pursuant to Section 3.16(b) or 3.16(c).

SECTION 3.17.     Management of Administered REO Property.

(a)       Prior to the acquisition of title to any Mortgaged Property securing a defaulted Serviced Mortgage Loan, the Special Servicer shall review the operation of such Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust. If the Special Servicer determines from such review that:

(i)        None of the income from Directly Operating such Mortgaged Property would be subject to tax as “net income from foreclosure property” within the meaning of the REMIC Provisions (such tax referred to herein as an “REO Tax”), then such Mortgaged Property may be Directly Operated by the Special Servicer as Administered REO Property, other than holding such Administered REO Property for sale or lease or performing construction work thereon;

(ii)      Directly Operating such Mortgaged Property as an Administered REO Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then the Special Servicer may (provided that in the judgment of the Special Servicer, exercised in accordance with the Servicing Standard, it is commercially reasonable) so lease or otherwise operate such Administered REO Property; or

(iii)     It is reasonable to believe that Directly Operating such property as Administered REO Property could result in income subject to an REO Tax and either (i) that the income or earnings with respect to such Administered REO Property will offset any REO Tax relating to such income or earnings and will maximize the net recovery from the applicable Administered REO Property to the Certificateholders (taking into account that any related Serviced Companion Loan Holder(s) do not have any obligation under the related Co-Lender Agreement to bear the effect of any such REO Tax) or (ii) that no commercially reasonable means exists to operate such property as Administered REO Property without the Trust incurring or possibly incurring an REO Tax on income from such property, then the Special Servicer shall deliver to the Tax Administrator and the Directing Certificateholder, in writing, a proposed plan (the “Proposed Plan”) to manage such property as Administered REO Property. Such plan shall include potential sources of income and good faith estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the Tax Administrator shall consult with the Special Servicer and shall advise the Special Servicer of the Trust’s federal income tax reporting position with respect to the various sources of income that the Trust would derive under the Proposed Plan. In addition, the Tax Administrator shall (to the maximum extent reasonably possible and at a reasonable fee, which fee shall be an expense of the Trust) advise the Special Servicer of the estimated amount of taxes that the Trust would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the Tax Administrator, the Special Servicer shall either (A) implement the Proposed Plan (after acquiring the respective Mortgaged Property as Administered REO Property) or (B) manage and operate such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property.

Subject to Section 3.17(b), the Special Servicer’s decision as to how each Administered REO Property shall be managed and operated shall be in accordance with the Servicing Standard. Neither the Special Servicer nor the Tax Administrator shall be liable to the Certificateholders, the Trustee, the Trust, the other parties hereto, any beneficiaries hereof or each other for errors in judgment made in good faith in the exercise of their discretion while performing their respective responsibilities under this Section 3.17(a) with respect to any Administered REO Property. Nothing in this Section 3.17(a) is intended to prevent the sale of any Administered REO Property pursuant to the terms and subject to the conditions of Section 3.18.

(b)      If title to any Administered REO Property is acquired, the Special Servicer shall manage, conserve, protect and operate such Administered REO Property for the benefit of the Certificateholders (or, in the case of any Administered REO Property related to a Serviced Loan Combination, on behalf of both the Certificateholders and the related Serviced Companion Loan Holder(s), as applicable), as a collective whole, solely for the purpose of its prompt disposition and sale in accordance with Section 3.18, in a manner that does not cause such Administered REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or, except as contemplated by Section 3.17(a), result in the receipt by any REMIC Pool of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code, in an Adverse REMIC Event with respect to any REMIC Pool. Except as contemplated by Section 3.17(a), the Special Servicer shall not enter into any lease, contract or other agreement with respect to any Administered REO Property that causes the Trust to receive, and (unless required to do so under any lease, contract or agreement to which the Special Servicer or the Trust may become a party or successor to a party due to a foreclosure, deed-in-lieu of foreclosure or other similar exercise of a creditor’s rights or remedies with respect to the related Serviced Mortgage Loan) shall not, with respect to any Administered REO Property, cause or allow the Trust to receive, any “net income from foreclosure property” that is subject to taxation under the REMIC Provisions. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection with the administration of any Administered REO Property, as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from its REO Account, to the extent of amounts on deposit therein with respect to such Administered REO Property, funds necessary for the proper operation, management, maintenance and disposition of such Administered REO Property, including:

(i)       all insurance premiums due and payable in respect of such Administered REO Property;

(ii)      all real estate taxes and assessments in respect of such Administered REO Property that may result in the imposition of a lien thereon;

(iii)     any ground rents in respect of such Administered REO Property; and

(iv)     all other costs and expenses necessary to maintain, lease, sell, protect, manage, operate and restore such Administered REO Property.

To the extent that amounts on deposit in the Special Servicer’s REO Account with respect to any Administered REO Property are insufficient for the purposes contemplated by the preceding sentence with respect to such Administered REO Property, the Master Servicer shall, at the direction of the Special Servicer, but subject to Section 3.11(h), make a Servicing Advance of such amounts as are necessary for such purposes unless the Master Servicer or the Special Servicer determines, in its reasonable judgment, that such advances would, if made, be Nonrecoverable Servicing Advances; provided, however, that the Master Servicer may in its sole discretion make any such Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

(c)       The Special Servicer may, and, if required for the Administered REO Property to continue to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, shall, contract with any Independent Contractor for the operation and management of any Administered REO Property, provided that:

(i)       the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii)      the fees of such Independent Contractor (which shall be expenses of the Trust) shall be reasonable and customary in consideration of the nature and locality of such Administered REO Property;

(iii)     any such contract shall be consistent with Treasury Regulations Section 1.856-6(e)(6) and shall require, or shall be administered to require, that the Independent Contractor, in a timely manner, (A) pay all costs and expenses incurred in connection with the operation and management of such Administered REO Property, including those listed in Section 3.17(b) above, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

(iv)     none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such Administered REO Property; and

(v)      the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such Administered REO Property, and the Special Servicer shall comply with the Servicing Standard in maintaining such Independent Contractor.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. To the extent the costs of any contract with any Independent Contractor for the operation and management of any Administered REO Property are greater than the revenues available from such property, such excess costs shall be covered by, and be reimbursable as, a Servicing Advance.

(d)      Without limiting the generality of the foregoing, the Special Servicer shall not:

(i)       permit the Trust Fund to enter into, renew or extend any New Lease with respect to any Administered REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)      permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)     authorize or permit any construction on any Administered REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan become imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)     except as otherwise provided for in Section 3.17(a)(i), (a)(ii) and (a)(iii) above, Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any Administered REO Property on any date more than ninety (90) days after its date of acquisition by or on behalf of the Trust Fund;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Servicing Advance) to the effect that such action will not cause such Administered REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

SECTION 3.18.     Sale of Defaulted Mortgage Loans and Administered REO Properties; Sale of the Non-Serviced Mortgage Loans.

(a)      The Master Servicer, the Special Servicer or the Trustee may sell or purchase, or permit the sale or purchase of, a Mortgage Loan or Administered REO Property only (i) on the terms and subject to the conditions set forth in this Section 3.18, (ii) as otherwise expressly provided in or contemplated by Sections 2.03 and 9.01 of this Agreement, (iii) in the case of a Mortgage Loan (or Administered REO Property related thereto) with a related mezzanine loan, in connection with a Mortgage Loan default if and as set forth in the related intercreditor agreement or (iv) in the case of a Mortgage Loan related to a Serviced Loan Combination (or REO Mortgage Loan related thereto), in connection with a Mortgage Loan default if and as set forth in the related Co-Lender Agreement.

(b)      Promptly upon a Serviced Mortgage Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (as a collective whole (or if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, in the best interest of the Certificateholders and the related Serviced Companion Loan Holder(s) as a collective whole (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan))) to attempt to sell such Defaulted Mortgage Loan (and if such Defaulted Mortgage Loan is part of a Serviced Loan Combination, to sell the entire Serviced Loan Combination, provided that in the case of a Serviced A/B Loan Combination, the sale of the entire such Serviced A/B Loan Combination is permitted by the related Co-Lender Agreement), the Special Servicer shall use reasonable efforts to solicit offers for such Serviced Loan Combination on behalf of the Certificateholders and the related Serviced Companion Loan Holder in such manner as will be reasonably likely to realize a fair price; provided that, in the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, if the Special Servicer determines to attempt to sell such Mortgage Loan it shall sell such Defaulted Mortgage Loan together with the related Serviced Companion Loan as a whole loan pursuant to Section 3.18(e) and pursuant to the terms of the related Co-Lender Agreement. The Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan, subject to any applicable provisions in the related Co-Lender

Agreement. The Special Servicer shall notify the Directing Certificateholder of any inquiries or offers received regarding the sale of any Defaulted Mortgage Loan.

(c)      The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder and the Majority Controlling Class Certificateholder not less than three (3) Business Days’ prior written notice of its intention to sell any Defaulted Mortgage Loan. No Interested Person shall be obligated to submit an offer to purchase any Defaulted Mortgage Loan. In no event shall the Trustee, in its individual capacity, offer for or purchase any Defaulted Mortgage Loan.

(d)      Whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan (other than a Defaulted Mortgage Loan that is part of a Serviced Loan Combination) for purposes of Section 3.17(b) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, however, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan (other than a Defaulted Mortgage Loan that is part of a Serviced Loan Combination), the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding twelve (12)-month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new Appraisal shall be a Qualified Appraiser or, in the case of a Mortgage Loan with a Stated Principal Balance of less than $2,000,000, a third party Qualified Reviewer selected by the Special Servicer if no Interested Person thereof with respect to a Defaulted Mortgage Loan and selected by the Trustee if an Interested Person is so making an offer. The cost of any such Appraisal by an Qualified Appraiser or a third party Qualified Reviewer shall be covered by, and shall be reimbursable as, a Servicing Advance. Where any Interested Person is among those submitting offers with respect to a Defaulted Mortgage Loan, the Special Servicer shall require that all offers be submitted to the Trustee in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan (other than a Defaulted Mortgage Loan that is part of a Serviced Loan Combination), the Special Servicer (or the Trustee, if applicable) shall take into account (in addition to the results of any Appraisal or updated Appraisal that it may have obtained pursuant to this Agreement within the prior twelve (12) months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan (other than a Defaulted Mortgage Loan that is part of a Serviced Loan Combination), any Qualified Appraiser or a third party Qualified Reviewer shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Trustee may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund in connection with making such determination. The Purchase Price for any Defaulted Mortgage Loan shall in all cases be deemed a fair price.

In connection with the sale of any Defaulted Mortgage Loan under the provisions described above in this Section 3.18 for an amount less than the Purchase Price, the Special Servicer shall obtain the approval of the Directing Certificateholder, subject to the Special Servicer’s prevailing duty to comply with the Servicing Standard. In considering such a sale, the Special Servicer shall consider the interests only of the Certificateholders (as a collective whole, as if they together constituted a single lender). In addition, in considering such a sale, the Special Servicer shall consider the interests only of the Certificateholders and, in the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole, as if they together constituted a single lender (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan)) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

(e)       In the case of a Defaulted Mortgage Loan that is part of a Serviced Loan Combination, the Special Servicer shall solicit offers for such Defaulted Mortgage Loan together with the related Serviced Companion Loan as a whole loan and shall require that all offers be submitted to the Trustee in writing and otherwise meet the requirements of the related Co-Lender Agreement.

Whether any cash offer constitutes a fair price for any such Serviced Loan Combination for purposes of Section 3.18(b) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested SLC Person, and by the Trustee, if the highest offeror is an Interested SLC Person; provided that no offer from an Interested SLC Person for a Serviced Loan Combination shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other bona fide offers are received from independent third parties. In determining whether any offer received from an Interested SLC Person represents a fair price for any such Serviced Loan Combination, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding twelve (12) month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new Appraisal shall be a Qualified Appraiser (or, in the case of a Mortgage Loan with a Stated Principal Balance of less than $2,000,000, a third party Qualified Reviewer) selected by (i) the Special Servicer, if no Interested SLC Person is so making an offer, or (ii) the Trustee, if an Interested SLC Person is so making an offer. The cost of any such Appraisal shall be covered by, and shall be reimbursable as, a Servicing Advance. Where any Interested SLC Person is among those submitting offers with respect to a Serviced Loan Combination, the Special Servicer (or the Trustee, if applicable) shall require that all offers be submitted to the Trustee in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount. In determining whether any such offer from a Person other than an Interested SLC Person constitutes a fair price for any such Serviced Loan Combination, the Special Servicer shall take into account (in addition to the results of any Appraisal or updated Appraisal that it may have obtained pursuant to this Agreement within the prior twelve (12) months), and in determining whether any offer from an Interested SLC Person constitutes a fair price for any such Serviced Loan Combination, any Qualified Appraiser or a third party Qualified Reviewer shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Trustee may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund in connection with making such determination. Notwithstanding the foregoing, in the event that an offer from an Interested SLC Person is equal to or in excess of the Purchase Price for such Serviced Loan Combination, then the Trustee will not be required to make any such determination of fair price and such offer will be deemed to be a fair price (provided such offer is also the highest cash offer received and at least two independent offers have been received). Further notwithstanding the foregoing, the Special Servicer shall not be permitted to sell the related Serviced Pari Passu Companion Loan without the written consent of the related Serviced Pari Passu Companion Loan Holder unless the Special Servicer has delivered to any Serviced Pari Passu Companion Loan Holder: (a) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell any related Serviced Loan Combination; (b) at least ten (10) days prior to the proposed sale, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale, (c) at least ten (10) days prior to the proposed sale, a copy of the most recent Appraisal for any such Serviced Loan Combination, and any documents in the Servicing File requested by any related Serviced Pari Passu Companion Loan Holder and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Special Servicer in connection with the proposed sale; provided that the related Serviced Pari Passu Companion Loan Holder may waive any of the delivery or timing requirements set forth in this sentence. Also notwithstanding the foregoing, the Special Servicer shall not be permitted to sell the related Serviced Subordinate Companion Loan except in accordance with the related Co-Lender Agreement. Subject to the foregoing, each of the Majority Controlling Class Certificateholder, the Directing Certificateholder, any related Serviced Companion Loan Holder or a representative thereof shall be permitted to bid at any sale of the Mortgage Loan.

(f)       The Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to solicit cash offers for each Administered REO Property in such manner as will be reasonably likely to realize a fair price (determined pursuant to Section 3.18(g) below) for any Administered REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period provided for by Section 3.16(a)). The Special Servicer shall accept the first (and, if multiple cash offers are received by a specified offer date, the highest) cash offer received from any Person that constitutes a fair price (determined pursuant to Section 3.18(g) below) for such Administered REO Property. If the Special Servicer reasonably believes that it will be unable to realize a fair price (determined pursuant to Section 3.18(g) below) with respect to any Administered REO Property within the time constraints imposed by Section 3.16(a), then the Special Servicer shall, consistent with the Servicing Standard, dispose of such Administered REO Property upon such terms and conditions as it shall deem necessary and desirable to maximize the recovery thereon under the circumstances.

The Special Servicer shall give the Certificate Administrator, the Trustee, the Master Servicer, the Directing Certificateholder and the Majority Controlling Class Certificateholder not less than five (5) Business Days’ prior written notice (subject to any applicable provisions in the related Co-Lender Agreement) of its intention to sell any Administered REO Property pursuant to this Section 3.18(f).

No Mortgage Loan Seller, Certificateholder or any Affiliate of any such Person shall be obligated to submit an offer to purchase any Administered REO Property, and notwithstanding anything to the contrary herein, the Trustee, in its individual capacity, may not offer for or purchase any Administered REO Property pursuant hereto.

(g)      Whether any cash offer constitutes a fair price for any Administered REO Property for purposes of Section 3.18(f) above, shall be determined by the Special Servicer or, if such cash offer is from the Special Servicer or any Affiliate of the Special Servicer, by the Trustee. In determining whether any offer received from the Special Servicer or an Affiliate of the Special Servicer represents a fair price for any Administered REO Property, the Trustee shall be supplied with and shall be entitled to rely on the most recent Appraisal in the related Servicing File conducted in accordance with this Agreement within the preceding twelve (12) -month period (or, in the absence of any such Appraisal or if there has been a material change at the subject property since any such Appraisal, on a new

Appraisal to be obtained by the Special Servicer, the cost of which shall be covered by, and be reimbursable as, a Servicing Advance). The appraiser conducting any such new Appraisal shall be a Qualified Appraiser or, in the case of an Mortgage Loan with a Stated Principal Balance of less than $2,000,000, a third party Qualified Reviewer, that is (i) selected by the Special Servicer if neither the Special Servicer nor any Affiliate thereof is submitted an offer with respect to the subject Administered REO Property and (ii) selected by the Trustee if either the Special Servicer or any Affiliate thereof is so submitting an offer. Where the Mortgage Loan Seller, any Certificateholder or any Affiliate of any such Person is among those submitting offers with respect to any Administered REO Property, the Special Servicer shall require that all offers be submitted to it (or, if the Special Servicer or an Affiliate thereof is submitting an offer, be submitted to the Trustee) in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount. In determining whether any offer from a Person other than the Mortgage Loan Seller, any Certificateholder or any Affiliate of any such Person constitutes a fair price for any Administered REO Property, the Special Servicer (or the Trustee, if applicable) shall take into account the results of any Appraisal or updated Appraisal that it or the Master Servicer may have obtained in accordance with this Agreement within the prior twelve (12) months, as well as, among other factors, the occupancy level and physical condition of such Administered REO Property, the state of the then current local economy and commercial real estate market where such Administered REO Property is located and the obligation to dispose of such Administered REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period specified in Section 3.16(a)). The Trustee may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund in connection with making any such determination. The Purchase Price for any Administered REO Property (which, in connection with an Administered REO Property related to a Serviced Loan Combination, shall be construed and calculated with respect to the entire Serviced Loan Combination) shall in all cases be deemed a fair price. Notwithstanding the other provisions of this Section 3.18, no cash offer from the Special Servicer or any Affiliate thereof shall constitute a fair price for any Administered REO Property unless such offer is the highest cash offer received and at least two Independent offers (not including the offer of the Special Servicer or any Affiliate) have been received. In the event the offer of the Special Servicer or any Affiliate thereof is the only offer received or is the higher of only two offers received, then additional offers shall be solicited. If an additional offer or offers, as the case may be, are received for any Administered REO Property and the original offer of the Special Servicer or any Affiliate thereof is the highest of all offers received, then the offer of the Special Servicer or such Affiliate shall be accepted, provided that the Trustee has otherwise determined, as provided above in this Section 3.18(e), that such offer constitutes a fair price for the subject Administered REO Property. Any offer by the Special Servicer for any Administered REO Property shall be unconditional; and, if accepted, the subject Administered REO Property shall be transferred to the Special Servicer without recourse, representation or warranty other than customary representations as to title given in connection with the sale of a real property.

(h)      Subject to Sections 3.18(a) through 3.18(f) above, the Special Servicer shall act on behalf of the Trust in negotiating with Independent third parties in connection with the sale of any Defaulted Mortgage Loan or Administered REO Property and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan or Administered REO Property, and the collection of all amounts payable in connection therewith. In connection with the sale of any Defaulted Mortgage Loan or Administered REO Property, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or evaluating offers without obligation to deposit such amounts into a Collection Account; provided, that if the Special Servicer was previously reimbursed for such costs from the Collection Account, then the Special Servicer must deposit such amounts into a Collection Account. Any sale of a Defaulted Mortgage Loan or any Administered REO Property shall be final and without recourse to the Trustee or the Trust, and if such sale is consummated in accordance with the terms of this Agreement, neither the Special Servicer nor the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(i)       Any sale of any Defaulted Mortgage Loan or Administered REO Property shall be for cash only. The Special Servicer in its capacity as Special Servicer shall have no authority to provide financing to the purchaser.

(j)       With respect to any Non-Serviced Mortgage Loan that becomes a “Defaulted Mortgage Loan” (as such term or other similar term is defined pursuant to the terms of the related Non-Serviced Pooling and Servicing Agreement and construed as if such Non-Serviced Mortgage Loan were a “Mortgage Loan” under such Non-Serviced Pooling and Servicing Agreement), the liquidation of such Non-Serviced Mortgage Loan shall be administered by the related Non-Serviced Special Servicer in accordance with the Non-Serviced Pooling and Servicing Agreement and the related Co-Lender Agreement. Any such sale of a Non-Serviced Mortgage Loan pursuant to the related Non-Serviced Pooling and Servicing Agreement and/or the related Co-Lender Agreement shall be final and without recourse to the Trustee or the Trust, and none of the Master Servicer, the Special Servicer or the Trustee shall have any liability to any Certificateholder with respect to the purchase price for such Non-Serviced Mortgage Loan accepted on behalf of the Trust.

(k)      If any Defaulted Mortgage Loan or Administered REO Property is sold under this Section 3.18, or a Non-Serviced Mortgage Loan is sold in accordance with the related Co-Lender Agreement and the related Non-Serviced Pooling and Servicing Agreement, then the purchase price shall be deposited into the Collection Account or, if applicable, the Serviced Pari Passu Companion Loan Custodial Account, and the Trustee, upon receipt of written notice from the Master Servicer to the effect that such deposit has been made (based upon, in the case of a Defaulted Mortgage Loan or Administered REO Property, notification by the Special Servicer to the Master Servicer of the amount of the purchase price), shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest ownership of such Mortgage Loan or Administered REO Property in the Person who purchased such Mortgage Loan or Administered REO Property.

(l)       Any purchaser of a Defaulted Mortgage Loan that has a related Serviced Companion Loan, whether pursuant to this Section 3.18 or pursuant to Section 2.03 or 9.01, will be subject to the related Co-Lender Agreement, including any requirements thereof governing who may be a holder of such Mortgage Loan. The Special Servicer will require, in connection with such a sale of such a Defaulted Mortgage Loan, that the purchaser assume in writing all of the rights and obligations of the holder of such Mortgage Loan under the related Co-Lender Agreement.

SECTION 3.19.     Additional Obligations of Master Servicer and Special Servicer.

(a)      Within sixty (60) days (or within such longer period as the Special Servicer is (as certified thereby to the Trustee in writing) diligently using reasonable efforts to obtain the Appraisal referred to below) after the earliest of the date on which any Serviced Mortgage Loan (i) becomes a Modified Mortgage Loan following the occurrence of a Servicing Transfer Event, (ii) becomes an REO

Mortgage Loan, (iii) with respect to which a receiver or similar official is appointed and continues for sixty (60) days in such capacity in respect of the related Mortgaged Property, (iv) the related Borrower becomes the subject of bankruptcy, insolvency or similar proceedings or, if such proceedings are involuntary, such proceedings remain undismissed for sixty (60) days, (v) any Monthly Payment (other than a Balloon Payment) becomes sixty (60) days or more delinquent, or (vi) the related Borrower fails to make when due any Balloon Payment and the Borrower does not deliver to the Master Servicer or the Special Servicer, on or before the Due Date of the Balloon Payment, a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Master Servicer (and the Master Servicer shall promptly forward such commitment to the Special Servicer) which provides that such refinancing will occur within 60 days after the date on which the Balloon Payment will become due (provided that if either such refinancing does not occur during that time or the Master Servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan, an Appraisal Trigger Event will occur immediately) (each such event, an “Appraisal Trigger Event” and each such Serviced Mortgage Loan and any related REO Mortgage Loan that is the subject of an Appraisal Trigger Event, until it ceases to be such in accordance with the following paragraph, a “Required Appraisal Loan”), the Special Servicer shall obtain an Appraisal of the related Mortgaged Property, unless an Appraisal thereof had previously been received (or, if applicable, conducted) within the prior twelve (12) months and the Special Servicer has no knowledge of changed circumstances that in the Special Servicer’s reasonable judgment would materially affect the value of the Mortgaged Property. If such Appraisal is obtained from a Qualified Appraiser, the cost thereof shall be covered by, and be reimbursable as, a Servicing Advance, such Advance to be made at the direction of the Special Servicer when the Appraisal is received by the Special Servicer. Promptly following the receipt of, and based upon, such Appraisal, the Special Servicer, in consultation with the Directing Certificateholder shall determine and report to the Certificate Administrator, the Trustee and the Master Servicer the then applicable Appraisal Reduction Amount, if any, with respect to the subject Required Appraisal Loan. For purposes of this Section 3.19(a), an Appraisal may, in the case of any Serviced Mortgage Loan with an aggregate outstanding principal balance of less than $2,000,000 only, consist solely of an internal valuation performed by the Special Servicer. In connection with a Mortgaged Property related to any Serviced Loan Combination, the Special Servicer shall also determine and report to the Trustee, the Master Servicer, the Directing Certificateholder, any related Serviced Companion Loan Holder(s) and the related Other Master Servicer the Appraisal Reduction Amount, if any, with respect to the entire such Serviced Loan Combination (calculated, for purposes of this sentence, as if it were a single Mortgage Loan and, in the case of a Serviced A/B Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan).

A Serviced Mortgage Loan shall cease to be a Required Appraisal Loan if and when, following the occurrence of the most recent Appraisal Trigger Event, any and all Servicing Transfer Events with respect to such Mortgage Loan have ceased to exist and no other Appraisal Trigger Event has occurred with respect thereto during the preceding ninety (90) days.

For so long as any Serviced Mortgage Loan or related REO Mortgage Loan remains a Required Appraisal Loan, the Special Servicer shall, every twelve (12) months after such Mortgage Loan or REO Mortgage Loan becomes a Required Appraisal Loan, obtain (or, if such Required Appraisal Loan has a Stated Principal Balance of less than $2,000,000, at the Special Servicer’s option, conduct) an update of the prior Appraisal. If such update is obtained from a Qualified Appraiser, the cost thereof shall be covered by, and be reimbursable as, a Servicing Advance, such Advance to be made at the direction of the Special Servicer when the Appraisal is received by the Special Servicer. Promptly following the receipt of, and based upon, such update, the Special Servicer shall redetermine, in consultation with the

Directing Certificateholder and report to the Certificate Administrator, the Trustee and the Master Servicer, the then applicable Appraisal Reduction Amount, if any, with respect to the subject Required Appraisal Loan. In connection with a Mortgaged Property related to any Serviced Loan Combination, promptly following the receipt of, and based upon, such update, the Special Servicer shall also redetermine, and report to the Trustee, the Master Servicer, the Directing Certificateholder and related Serviced Companion Loan Holder(s) the Appraisal Reduction Amount, if any, with respect to the entire such Serviced Loan Combination (calculated, for purposes of this sentence, as if it were a single Mortgage Loan and, in the case of a Serviced A/B Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan).

For so long as any Mortgage Loan or related REO Mortgage Loan remains a Required Appraisal Loan, the Directing Certificateholder shall have the right but not more frequently than once in any six month period to direct the Special Servicer to hire a Qualified Appraiser reasonably satisfactory to the Directing Certificateholder to prepare an Appraisal of the Mortgaged Property at the expense of the Directing Certificateholder. The Special Servicer must use reasonable efforts to cause the delivery of such Appraisal within thirty (30) days following the direction of the Directing Certificateholder. Within ten (10) Business Days following its receipt of such Appraisal, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such Appraisal, any recalculation of the Appraisal Reduction Amount is warranted and, if so, the Special Servicer shall recalculate the applicable Appraisal Reduction Amount on the basis of such Appraisal and the first Appraisal shall be disregarded and have no force or effect, and, the Appraisal Reduction Amount (if any), calculated on the basis of the Appraisal (if the Special Servicer determines that a recalculation was warranted as described above) shall be effective.

With respect to any defaulted Mortgage Loan with a Stated Principal Balance of less than $2,000,000, the Special Servicer may, in accordance with Section 3.09(a), obtain (or conduct) an Appraisal of the related Mortgaged Property.

(b)      Notwithstanding anything to the contrary contained in any other Section of this Agreement, the Special Servicer shall notify the Master Servicer whenever a Servicing Advance is required to be made with respect to any Specially Serviced Mortgage Loan or Administered REO Property, and, the Master Servicer shall (subject to Section 3.11(h)) make such Servicing Advance; provided that the Special Servicer shall either (i) make any Servicing Advance (other than a Nonrecoverable Servicing Advance) on a Specially Serviced Mortgage Loan or Administered REO Property that constitutes an Emergency Advance or (ii) notify the Master Servicer not later than one (1) Business Day after the Special Servicer has actual knowledge of the need for such Emergency Advance on a Specially Serviced Mortgage Loan or Administered REO Property and request that the Master Servicer to make such Emergency Advance. Each such notice and request shall be made, in writing, not less than five (5) Business Days or, in the case of an Emergency Advance, not later than two (2) Business Days (provided the request sets forth the nature of the emergency), in advance of the date on which the subject Servicing Advance is to be made and shall be accompanied by such information and documentation regarding the subject Servicing Advance as the Master Servicer may reasonably request; provided, however, that the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Servicing Advances other than Emergency Advances (although such request may relate to more than one Servicing Advance). The Master Servicer shall have the obligation to make any such Servicing Advance (other than a Nonrecoverable Servicing Advance) that it is so requested by the Special Servicer to make (as described above) not later than the date on which the subject Servicing Advance is to be made, but in no event shall it be required to make any Servicing

Advance on a date that is earlier than five (5) Business Days or, in the case of an Emergency Advance, on a date that is earlier than two (2) Business Days, following the Master Servicer’s receipt of such request. If the request is timely and properly made, the requesting Special Servicer shall be relieved of any obligations with respect to a Servicing Advance that it so requests the Master Servicer to make with respect to any Specially Serviced Mortgage Loan or Administered REO Property (regardless of whether or not the Master Servicer shall make such Servicing Advance). The Master Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the Special Servicer, together with Advance Interest in accordance with Sections 3.05(a) and 3.11(g), at the same time, in the same manner and to the same extent as the Master Servicer is entitled with respect to any other Servicing Advances made thereby. Any request by the Special Servicer that the Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such Servicing Advance is not a Nonrecoverable Advance, on which deemed determination the Master Servicer is entitled to rely. The preceding statement shall not be construed to limit the right of the Special Servicer under Section 3.11(i) with respect to the payment of any servicing expense that, if advanced, would constitute a Nonrecoverable Servicing Advance. If the Special Servicer makes an Emergency Advance or Servicing Advance set forth in Section 3.09(f), the Master Servicer shall reimburse the Special Servicer for such Emergency Advance or Servicing Advance set forth in Section 3.09(f)(with Advance Interest thereon at the Reimbursement Rate) within five (5) Business Days following the Special Servicer’s request for reimbursement (which request shall, as reasonably requested by the Master Servicer, be accompanied by information or documentation relating to such Advance), upon which reimbursement the Master Servicer will be deemed to have made such Emergency Advance (or Servicing Advance set forth in Section 3.09(f)) when the Special Servicer made such Emergency Advance (or Servicing Advance set forth in Section 3.09(f)).

Notwithstanding the foregoing provisions of this Section 3.19(b), the Master Servicer shall not be required to reimburse the Special Servicer for, or to make at the direction of the Special Servicer, any Servicing Advance if the Master Servicer determines in its reasonable judgment that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The Master Servicer shall notify the Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05(a).

(c)       The Master Servicer shall deliver to the Certificate Administrator for deposit in the Distribution Account by 1:00 p.m. (New York City time) on the Master Servicer Remittance Date, without any right of reimbursement therefor, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary Principal Prepayments received in respect of the Serviced Mortgage Loans (other than (A) Specially Serviced Mortgage Loans and Serviced Mortgage Loans on which the Special Servicer allowed or consented to the Master Servicer allowing a Principal Prepayment on a date other than the applicable Due Date, and (B) Serviced Mortgage Loans that contain no requirement that prepayments be made on a due date or otherwise be accompanied by interest through the end of the mortgage loan accrual period) during the related Collection Period, and (ii) the aggregate of (A) that portion of its Servicing Fees for the related Distribution Date that is, in the case of each and every Serviced Mortgage Loans and REO Mortgage Loan for which such Servicing Fees are being paid in the related Collection Period, calculated for this purpose at one basis point (0.01%) per annum, and (B) all Prepayment Interest Excesses received by the Master Servicer during the related Collection Period; provided that the Master Servicer shall pay (without regard to clause (ii) above) the amount of any Prepayment Interest Shortfall otherwise described in clause (i) above incurred in connection with any

Principal Prepayment received in respect of a Mortgage Loan during the related Collection Period to the extent such Prepayment Interest Shortfall occurs as a result of the Master Servicer allowing the related Borrower to deviate from the terms of the related Mortgage Loan Documents regarding Principal Prepayments (other than (x) subsequent to a default under the related Mortgage Loan Documents, (y) pursuant to applicable law or a court order, or (z) at the request or with the consent of the Special Servicer or the Directing Certificateholder).

The rights of the Certificateholders to offsets of any Prepayment Interest Shortfalls shall not be cumulative from Collection Period to Collection Period.

(d)      In connection with the Serviced Mortgage Loans or any Serviced Companion Loan for which the related Borrower was required to escrow funds or post a letter of credit related to obtaining performance objectives, such as targeted debt service coverage levels or leasing criteria with respect to the Mortgaged Property as a whole or particular portions thereof, if the mortgagee has the discretion to retain the cash or Letter of Credit (or the proceeds of such Letters of Credit) as additional collateral if the relevant conditions to release are not satisfied, then the Master Servicer shall hold such escrows or Letters of Credit (or the proceeds of such Letters of Credit) as additional collateral and not use such funds to reduce the principal balance of the related Mortgage Loan or Serviced Companion Loan (to the extent the related Mortgage Loan Documents allow such action), unless holding such funds would otherwise be inconsistent with the Servicing Standard.

SECTION 3.20.     Modifications, Waivers, Amendments and Consents.

(a)       The Master Servicer shall provide prompt written notice to the Special Servicer of any request for modification, waiver or amendment of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Loan Combination, together with any information in the possession of the Master Servicer that the Special Servicer may reasonably request with respect to any action that constitutes a Material Action or Special Servicer Decision. The Master Servicer (subject to the Special Servicer’s processing of, or (if the Master Servicer and Special Servicer have agreed that the Master Servicer will process such request) the Master Servicer’s receipt of the Special Servicer’s consent with respect to, Material Actions and Special Servicer Decisions) may (consistent with the Servicing Standard) agree to any modification, waiver or amendment of any term of, extend the maturity of, defer or forgive interest (including Default Interest) on and principal of, defer or forgive late payment charges, Prepayment Premiums and Yield Maintenance Charges on, permit the release, addition or substitution of collateral securing, and/or permit the release, addition or substitution of the Borrower on or any guarantor of, any Serviced Mortgage Loan for which it is responsible, agree to a termination or replacement of the property manager at any Mortgaged Property and respond to or approve Borrower requests for consent on the part of the mortgagee (including the lease reviews and lease consents related thereto), subject, however, to Sections 3.08 and/or 3.24, as applicable, and, in the case of each Mortgage Loan in a Serviced Loan Combination, to the rights of third parties set forth in the related Co-Lender Agreement and, further to each of the following limitations, conditions and restrictions:

(i)       other than as expressly set forth in Section 3.02 (with respect to Default Charges), Section 3.07 (insurance), Section 3.08 (with respect to due-on-sale and due-on-encumbrance clauses and transfers of interests in Borrowers), Section 3.20(f) (with respect to various routine matters), Section 3.20(j) (with respect to defeasance transactions) and Section 3.20(k) (with respect to the substitution of government securities in defeasance transactions), the Master Servicer shall not agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, (i) a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination in connection with a Material Action or Special Servicer Decision (unless the Master Servicer and Special Servicer mutually agree that the Master Servicer will process, and obtain the prior consent of the Special Servicer with respect to, such Material Action or Special Servicer Decision) or (ii) any Serviced Mortgage Loan or Serviced Companion Loan unless (solely in the case of a Performing Serviced Mortgage Loan or Performing Serviced Companion Loan) the Master Servicer has obtained the consent of the Special Servicer (it being understood and agreed that (A) the Master Servicer shall promptly provide the Special Servicer with (x) written notice of any Borrower request for such modification, waiver or amendment, (y) the Master Servicer’s written recommendations and analysis, and (z) all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant any such consent, (B) the Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard (and subject to Sections 3.24), and (C) any such consent shall be deemed to have been granted if such consent has not been expressly denied within (x), for consents other than on a Serviced Loan Combination, fifteen (15) Business Days (or in connection with an Acceptable Insurance Default, ninety (90) days) of the Special Servicer’s receipt from the Master Servicer of the Master Servicer’s written recommendations and analysis and all information reasonably requested thereby and reasonably available to the Master Servicer in order to make an informed decision and (y), for consents on a Serviced Loan Combination, ten (10) Business Days (or, in connection with an Acceptable Insurance Default with respect to a Serviced Loan Combination, thirty (30) days) after the time period provided in the related Co-Lender Agreement (provided that such time period shall be deemed to have commenced upon the Special Servicer’s receipt from the Master Servicer of the Master Servicer’s written recommendations and analysis and all information reasonably requested thereby and reasonably available to the Master Servicer in order to make an informed decision). If consent to a matter processed by the Master Servicer and for which the Master Servicer is required to obtain the consent of the Special Servicer pursuant to this clause (i) is granted or deemed to have been granted by the Special Servicer, then the Master Servicer will be responsible for entering into the relevant documentation;

(ii)       other than as provided in Sections 3.02, 3.08 and 3.20(e), the Special Servicer shall not agree to (or, in the case of a Performing Serviced Mortgage Loan or Performing Serviced Companion Loan, consent to the Master Servicer’s agreeing to) any modification, waiver or amendment of any term of, or take (or, in the case of a Performing Serviced Mortgage Loan or Performing Serviced Companion Loan, consent to the Master Servicer’s taking) any of the other acts referenced in this Section 3.20(a) with respect to, any Serviced Mortgage Loan or Serviced Companion Loan that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder or, in the reasonable judgment of the Special Servicer, would materially impair the security for such Mortgage Loan Loan or Serviced Companion Loan, unless a material default on such Mortgage Loan Loan or Serviced Companion Loan has occurred or, in the reasonable judgment of the Special Servicer, a default with respect to payment on such Mortgage Loan Loan or Serviced Companion Loan at maturity or on an earlier date is reasonably foreseeable, or the Special Servicer reasonably believes that there is a significant risk of such a default, and, in either case, such modification, waiver, amendment or other action is reasonably likely to produce an equal or a greater recovery to Certificateholders (and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s)), as a collective whole (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan), on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders (and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s)) to be done at a rate determined by the Special Servicer but in no event less than the related Net Mortgage Rate, than would liquidation; provided that (A) any modification, extension, waiver or amendment of the payment terms of the related Serviced Loan Combination shall be structured in a manner so as to be consistent with the allocation and payment priorities set forth in the related Mortgage Loan Documents, including the related Co-Lender Agreement, it being the intention that neither the Trust as holder of the related Mortgage Loan nor any Serviced Companion Loan Holder shall gain a priority over any other with respect to any payment, which priority is not, as of the date of the related Co-Lender Agreement, reflected in the related Mortgage Loan Documents, including the related Co-Lender Agreement, as applicable; and (B) to the extent consistent with the Servicing Standard, no waiver, reduction or deferral of any particular amounts due on the related Mortgage Loan shall be effected prior to the waiver, reduction or deferral of the entire corresponding item in respect of the related Serviced Companion Loan;

(iii)     neither the Master Servicer nor the Special Servicer shall extend the date on which any Balloon Payment is scheduled to be due on any Mortgage Loan to a date beyond the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if such Mortgage Loan is secured by a Mortgage solely or primarily on the related Borrower’s leasehold interest in the related Mortgaged Property, 20 years (or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the related Ground Lease or Space Lease, ten years) prior to the end of the then-current term of the related Ground Lease or Space Lease (plus any unilateral options to extend);

(iv)     neither the Master Servicer nor the Special Servicer shall make or permit any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, any Mortgage Loan or Serviced Loan Combination that would result in an Adverse REMIC Event with respect to any REMIC Pool (the Master Servicer and the Special Servicer shall not be liable for decisions made under this Subsection which were made in good faith and each of them may rely on Opinions of Counsel in making such decisions);

(v)      (A) in the event of a taking of any portion of any real property collateral securing an outstanding Serviced Mortgage Loan by a state, political subdivision or authority thereof, whether by condemnation, similar legal proceeding or by agreement in anticipation of such condemnation or other similar legal proceeding, the Master Servicer or the Special Servicer, as the case may be, shall apply the Condemnation Proceeds or other similar award and the net proceeds from the receipt of any insurance or tort settlement with respect to such real property to pay down the principal balance of the Serviced Mortgage Loan, unless immediately after the release of such portion of the real property collateral, the Master Servicer or the Special Servicer, as the case may be, reasonably believes that the Serviced Mortgage Loan would remain “principally secured by an interest in real property” within the meaning of Section 1.860G-2(b)(7)(ii) or (iii) of the Treasury Regulations (taking into account the value of the real property continuing to secure such Serviced Mortgage Loan after any restoration of such real property), or as may be permitted by IRS Revenue Procedure 2010-30 (and the Master Servicer and the Special Servicer may each rely on Opinions of Counsel in making such decisions, the costs of which shall be covered by, and reimbursable as, Servicing Advances) and

(B) in connection with (i) the release of any portion of a Mortgaged Property from the lien of the related Mortgage (other than in connection with a defeasance) or (ii) the taking of any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Mortgage Loan Documents require the Master Servicer or Special Servicer, as applicable, to calculate (or approve the calculation by the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation of the value of collateral will be solely based on the real property included therein and exclude personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an Opinion of Counsel provided to the Trustee;

(vi)     subject to applicable law, the related Mortgage Loan Documents and the Servicing Standard, neither the Master Servicer nor the Special Servicer shall permit any modification, waiver or amendment of any term of any Performing Serviced Mortgage Loan unless all related fees and expenses are paid by the Borrower;

(vii)    the Special Servicer shall not permit (or, in the case of a Performing Serviced Mortgage Loan, consent to the Master Servicer’s permitting) any Borrower to add or substitute any real estate collateral for its Serviced Mortgage Loan (or Serviced Loan Combination, as applicable) unless the Special Servicer shall have first (A) determined in its reasonable judgment, based upon a Phase I Environmental Assessment (and any additional environmental testing that the Special Servicer deems necessary and prudent) conducted by an Independent Person who regularly conducts Phase I Environmental Assessments, at the expense of the related Borrower, that such additional or substitute collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then applicable environmental laws or regulations and (B) received, at the expense of the related Borrower to the extent permitted to be charged by the holder of the Serviced Mortgage Loan under the related Mortgage Loan Documents, a Rating Agency Confirmation with respect to the addition or substitution of real estate collateral (and, in the case of any Serviced Loan Combination an analogous rating agency confirmation from each Companion Loan Rating Agency, if applicable pursuant to Section 3.28(k)); and

(viii)   the Special Servicer shall not release (or, in the case of a Performing Serviced Mortgage Loan, consent to the Master Servicer’s releasing), including, without limitation, in connection with a substitution contemplated by clause (vii) above, any real property collateral securing an outstanding Serviced Mortgage Loan or Serviced Loan Combination, except as provided in Section 3.09(d), except as specifically required under the related Mortgage Loan Documents or except where a Mortgage Loan or Serviced Companion Loan is satisfied, or except in the case of a release where (A) the Rating Agencies and, in the case of a Serviced Loan Combination, the Companion Loan Rating Agencies, if applicable) (subject to Section 3.28)have been notified in writing, and (B) if the collateral to be released has an appraised value in excess of $3,000,000, such release is the subject of a Rating Agency Confirmation (and, in the case of any Serviced Loan Combination an analogous rating agency confirmation from each Companion Loan Rating Agency, if applicable pursuant to Section 3.28(k));

provided that the limitations, conditions and restrictions set forth in clauses (i) through (viii) above shall not apply to any act or event (including, without limitation, a release, substitution or addition of collateral) in respect of any Serviced Mortgage Loan or Serviced Companion Loan that either occurs automatically, or results from the exercise of a unilateral option within the meaning of Treasury Regulations Section 1.1001-3(c)(3) by the related Borrower, in any event under the terms of such Mortgage Loan in effect on the Closing Date (or, in the case of a Replacement Mortgage Loan, on the related date of substitution) (provided, however, that in the case of any and all transactions involving a release of a lien on real property that secures a Serviced Mortgage Loan or Serviced Loan Combination, such a lien release shall be permitted only if the related Serviced Mortgage Loan or Serviced Loan Combination will continue to be “principally secured by real property” after the lien is released, or if it would not be, the release is permitted under IRS Revenue Procedure 2010-30); and provided, further, that, notwithstanding clauses (i) through (viii) above, neither the Master Servicer nor the Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Borrower under a Serviced Mortgage Loan or Serviced Loan Combination if, in its reasonable judgment, such opposition would not ultimately prevent the confirmation of such plan or one substantially similar.

(b)      If any payment of interest on a Serviced Mortgage Loan is deferred pursuant to Section 3.20(a), then such payment of interest shall not, for purposes of calculating monthly distributions and reporting information to Certificateholders, be added to the unpaid principal balance or Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit or that such interest may actually be capitalized; provided, however, that this sentence shall not limit the rights of the Master Servicer or the Special Servicer on behalf of the Trust to enforce any obligations of the related Borrower under such Mortgage Loan.

(c)      Each of the Master Servicer and the Special Servicer may, as a condition to its granting any request by a Borrower under a Serviced Mortgage Loan or Serviced Companion Loan for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within the Master Servicer’s or the Special Servicer’s, as the case may be, discretion pursuant to the terms of the related Mortgage Loan Documents and is permitted by the terms of this Agreement, require that such Borrower pay to it a reasonable or customary fee for the additional services performed in connection with such request, together with any related costs and expenses incurred by it; provided that the charging of such fees would not otherwise constitute a “significant modification” of the subject Mortgage Loan or Serviced Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b).

(d)      All modifications, amendments, material waivers and other material actions entered into or taken in respect of the Serviced Mortgage Loan or Serviced Companion Loan pursuant to this Section 3.20 (other than waivers of Default Charges), and all material consents, shall be in writing. Each of the Special Servicer and the Master Servicer shall notify the other such party, each Rating Agency (subject to Section 3.28), the Certificate Administrator, the Trustee, the Directing Certificateholder, the Majority Controlling Class Certificateholder and, if the Mortgage Loan is included in a Serviced Loan Combination, the related Serviced Companion Loan Holder(s), in writing, of any material modification, waiver, amendment or other action entered into or taken thereby in respect of any Serviced Mortgage Loan or Serviced Companion Loan pursuant to this Section 3.20 (other than waivers of Default Charges for which the consent of the Special Servicer is required under Section 3.02) and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File (with a copy to the other such party and, if the Mortgage Loan is included in a Serviced Loan Combination, the related Serviced Companion Loan Holder), an original counterpart of the agreement relating to such modification, waiver, amendment or other action agreed to or taken by it, promptly (and in any event within ten (10) Business Days) following the execution thereof. In addition, following the execution of any modification, waiver or amendment agreed to by the Special Servicer or the Master Servicer, as appropriate, pursuant to Section 3.20(a) above, the Special Servicer or the Master Servicer, as applicable, shall deliver to the other such party, the Certificate Administrator, the Trustee, the Rating Agencies (subject to Section 3.28) and, if affected, any related Serviced Companion Loan an Officer’s Certificate certifying that all of the requirements of Section 3.20(a) have been met and, in the case of the Special Servicer, setting forth in reasonable detail the basis of the determination made by it pursuant to Section 3.20(a)(ii); provided that, if such modification, waiver or amendment involves an extension of the maturity of any Serviced Mortgage Loan, such Officer’s Certificate shall be so delivered before the modification, waiver or amendment is agreed to.

(e)      In connection with processing (or granting consent to the Master Servicer in connection with any action being processed by the Master Servicer that is) a Material Action or Special Servicer Decision, the Special Servicer (in accordance with the Servicing Standard and subject to the terms and conditions of any related Co-Lender Agreement) shall also have the right: (i) to agree to any modification, waiver, amendment or consent of or relating to any term of a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination, provided that such amendment would not result in an Adverse REMIC Event; and (ii) to extend the maturity date of any Balloon Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Mortgage Loan to a date that is not more than sixty (60) days following the original Stated Maturity Date, if in the Special Servicer’s sole judgment exercised in good faith (and evidenced by an Officer’s Certificate delivered to the Trustee), a default in the payment of the Balloon Payment is reasonably foreseeable and such extension is reasonably likely to produce a greater recovery to the Holders and the holders of the related Serviced Companion Loan (as a collective whole) on a net present value basis (calculated in accordance with Section 1.03(f)) than liquidation of such Balloon Mortgage Loan and the Mortgagor has obtained an executed written commitment acceptable to the Special Servicer (subject only to satisfaction of conditions set forth therein) for refinancing of such Balloon Mortgage Loan or purchase of the related Mortgaged Property.

(f)       Notwithstanding anything in this Section 3.20 or in Section 3.08, Section 3.24 and/or Section 3.26 to the contrary, the Master Servicer shall not be required to seek the consent of, or provide prior notice to, the Special Servicer or any Certificateholder or Serviced Companion Loan Holder in order to approve modifications, waivers or amendments of or consents or approvals with respect to Performing Serviced Mortgage Loans that do not constitute Material Actions or Special Servicer Decisions; provided that any such action (x) would not constitute a “significant modification” of the subject Serviced Mortgage Loan or Serviced Loan Combination pursuant to Treasury Regulations Section 1.860G-2(b), would not cause any Serviced Mortgage Loan or Serviced Loan Combination to cease to be treated as “principally secured by real property” and would not otherwise constitute an Adverse REMIC Event with respect to REMIC I, REMIC II or REMIC III, and (y) would be consistent with the Servicing Standard.

(g)      If and to the extent that the Trust, as holder of a Non-Serviced Mortgage Loan, is entitled to consent to or approve any modification, waiver or amendment of such Non-Serviced Mortgage Loan, the Master Servicer shall be responsible for responding to any request for such consent or approval in accordance with the Servicing Standard, and subject to Section 3.01(g), subject to the same conditions and/or restrictions, as if such Non-Serviced Mortgage Loan was a Performing Serviced Mortgage Loan. Insofar as any other Person would have consent rights hereunder with respect to a similar modification, waiver or amendment of a Mortgage Loan that is a Performing Serviced Mortgage Loan, such Person shall likewise have the same consent rights, subject to the same conditions and/or restrictions, with respect to such modification, waiver or amendment of such Non-Serviced Mortgage Loan.

(h)      The Master Servicer shall, as to each Serviced Mortgage Loan or Serviced Loan Combination that is secured by an interest listed on the Mortgage Loan Schedule as a leasehold interest, in accordance with the related Mortgage Loan Documents, promptly (and, in any event, within forty-five (45) days) after the Closing Date (or, if later, ten (10) Business Days after its receipt of a copy of the related Ground Lease or Space Lease) notify the related lessor of the transfer of such Mortgage Loan or Serviced Loan Combination to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease or Space Lease should thereafter be forwarded to the Master Servicer. The Master Servicer shall promptly forward any such notices to the Special Servicer.

(i)       In connection with (i) the release of any portion of a Mortgaged Property from the lien of the related Serviced Mortgage Loan or (ii) the taking of any portion of a Mortgaged Property securing a Serviced Mortgage Loan by exercise of the power of eminent domain or condemnation, if the Mortgage Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or to approve the calculation of the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or the fair market value of the real property constituting the remaining Mortgaged Property, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then such calculation shall include only the value of the real property constituting the remaining Mortgaged Property.

(j)       The Master Servicer shall process all defeasance transactions. Notwithstanding the foregoing, the Master Servicer shall not permit (or, with regard to any Non-Serviced Mortgage Loan, take any act in furtherance of) the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Loan Combination unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and the Master Servicer has received (i) replacement collateral consisting of government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), which satisfies the requirements of the applicable Mortgage Loan documents, in an amount sufficient to make all scheduled payments under the related Mortgage Loan (or defeased portion thereof) when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Loan Combination in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, (iii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor mortgagor, if so required by the Rating Agencies, (v) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Master Servicer shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor mortgagor, and (vi) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, the Master Servicer shall obtain, at the expense of the related Mortgagor, Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.28); provided, further, however, that no such confirmation from any Rating Agency shall be required to the extent that the Master Servicer has delivered a defeasance certificate substantially in the form of Exhibit N hereto for any Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) is: (i) a Mortgage Loan with a Cut-off Date Principal Balance less than $35,000,000, (ii) a Mortgage Loan that represents less than 5% of the aggregate Cut-off Date Principal Balance of all Mortgage Loans, and (iii) a Mortgage Loan that is not one of the ten largest Mortgage Loans by Stated Principal Balance. Notwithstanding the foregoing, in the event that requiring the Mortgagor to pay for the items specified in clauses (ii), (iv) and (v) in the preceding sentence would be inconsistent with the related Mortgage Loan documents, such reasonable costs shall be paid by the related Mortgage Loan Seller as and to the extent set forth in the applicable Mortgage Loan Purchase Agreement.

(k)       Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents, to the contrary (but subject to the Special Servicer’s right to process and/or consent with respect to any request relating to a Material Action or Special Servicer Decision or to consent to the Master Servicer processing such request), the Master Servicer may permit the substitution of “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Loan Combination, as applicable (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan documents or Serviced Loan Combination documents, as applicable; provided that such substitution is consistent with the Servicing Standard and the Master Servicer reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the Master Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable or Companion Loan documents or otherwise as a Trust Fund expense) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any REMIC Pool; and provided, further, that the requirements set forth in Section 3.20(j) (including receipt of any Rating Agency Confirmation) are satisfied; and provided, further, that such securities are backed by the full faith and credit of the United States government, or the Master Servicer shall obtain Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.28).

(l)       If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts (the “Defeasance Accounts”), which shall be Eligible Accounts, into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents. Notwithstanding the foregoing, in no event shall the Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of ninety (90) days, unless such amounts are reinvested by the Master Servicer in “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii). To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause (b)(i) of the definition of “Available Distribution Amount” and not as a prepayment of the related Mortgage Loan or Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days (or 366 days in the case of a leap year).

(m)      Notwithstanding anything to the contrary in this Agreement, in connection with any modification, waiver, consent or amendment in connection with any release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral, the Special Servicer shall not approve any such modification, waiver or amendment or consent thereto without first having received a copy of an Opinion of Counsel addressed to the Special Servicer and the Master Servicer that such modification, waiver, consent or amendment will not cause an Adverse REMIC Event.

(n)      With respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination, the Master Servicer shall provide prompt written notice to the Special Servicer of any request for modification, waiver or amendment that constitutes a Material Action or a Special Servicer Decision of such Performing Serviced Mortgage Loan or Performing Serviced Loan Combination, together with any information in the possession of the Master Servicer that the Special Servicer may reasonably request for any such action. Unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer shall process such request, the Special Servicer shall process any request for modification, waiver or amendment of a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination that constitutes a Material Action or Special Servicer Decision. If the Special Servicer and the Master Servicer mutually agree that the Master Servicer shall process such request, the Master Servicer and Special Servicer shall comply with the procedures in Section 3.23.

SECTION 3.21.     Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.

(a)       Upon determining that a Servicing Transfer Event has occurred with respect to any Serviced Mortgage Loan or Serviced Loan Combination, the Master Servicer shall promptly give notice thereof to the Directing Certificateholder and the Majority Controlling Class Certificateholder (and to the related Serviced Companion Loan Holder(s)), and if the Master Servicer is not also the Special Servicer, the Master Servicer shall promptly give notice thereof to the Special Servicer and the Trustee (and in the case the Special Servicer shall have made such determination as provided in clause (c) or clause (d) of the definition of “Specially Serviced Mortgage Loan,” the Special Servicer shall notify the Directing Certificateholder, the Majority Controlling Class Certificateholder (and to the related Serviced Companion Loan Holder(s)), the Master Servicer and the Trustee), and the Master Servicer shall deliver the related Servicing File to the Special Servicer and shall use its best reasonable efforts to provide the Special Servicer with all information, documents (or copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Serviced Mortgage Loan or Serviced Loan Combination and reasonably requested by the Special Servicer to enable the Special Servicer to assume its functions hereunder with respect thereto without acting through a Sub-Servicer. The information, documents and records to be delivered by the Master Servicer to the Special Servicer pursuant to the prior sentence shall include, but not be limited to, financial statements, appraisals, environmental/engineering reports, leases, rent rolls, Insurance Policies, UCC Financing Statements and tenant estoppels, to the extent they are in the possession of the Master Servicer (or any Sub-Servicer thereof). The Master Servicer shall use its best reasonable efforts to comply with the preceding two sentences within five (5) Business Days of the occurrence of each related Servicing Transfer Event.

Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan and if the Master Servicer is not also the Special Servicer, the Special Servicer shall immediately give notice thereof to the Master Servicer, the Trustee, the Directing Certificateholder and the Majority Controlling Class Certificateholder (and to the related Serviced Companion Loan Holder(s)) and shall return the related Servicing File within five (5) Business Days to the Master Servicer. Except with respect to Major Decisions and Special Servicer Decisions, upon giving such notice and returning such Servicing File to the Master Servicer, the Special Servicer’s obligation to service such Serviced Mortgage Loan or Serviced Loan Combination, and the Special Servicer’s right to receive the Special Servicing Fee with respect to such Serviced Mortgage Loan or Serviced Loan Combination, shall terminate, and the obligations of the Master Servicer to service and administer such Serviced Mortgage Loan or Serviced Loan Combination shall resume.

(b)      In servicing any Specially Serviced Mortgage Loan, the Special Servicer shall provide to the Custodian originals of documents contemplated by the definition of “Mortgage File” and generated while the subject Serviced Mortgage Loan is a Specially Serviced Mortgage Loan, for inclusion in the related Mortgage File (with a copy of each such original to the Master Servicer), and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower generated while the subject Serviced Mortgage Loan is a Specially Serviced Mortgage Loan.

(c)      The Master Servicer and the Special Servicer shall each furnish to the other, upon reasonable request, such reports, documents, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to any Serviced Mortgage Loan or Administered REO Property and as shall be reasonably required by the requesting party in order to perform its duties hereunder.

(d)      In connection with the performance of its obligations hereunder with respect to any Serviced Mortgage Loan, Serviced Loan Combination or Administered REO Property, each of the Master Servicer and the Special Servicer shall be entitled to rely upon written information provided to it by the other.

SECTION 3.22.     Sub-Servicing Agreements.

(a)       Each of the Master Servicer and the Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder, provided that (A) in each case, the Sub-Servicing Agreement (as it may be amended or modified from time to time): (i) insofar as it affects the Trust, is consistent with this Agreement in all material respects; (ii) expressly or effectively provides that if the Master Servicer or Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of a Servicing Termination Event), any successor to the Master Servicer or the Special Servicer, as the case may be, hereunder (including the Trustee if the Trustee has become such successor pursuant to Section 7.02) may thereupon either assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the Master Servicer or

Special Servicer, as the case may be, under such agreement or terminate such rights and obligations without payment of any fee; (iii) prohibits the Sub-Servicer from modifying any Mortgage Loan or commencing any foreclosure or similar proceedings with respect to any Mortgaged Property without the consent of the Master Servicer, if applicable, and the Special Servicer and, further, prohibits the Sub-Servicer from taking any action that the Master Servicer or the Special Servicer, as applicable, would be prohibited from taking hereunder; (iv) if it is entered into by the Master Servicer, does not purport to delegate or effectively delegate to the related Sub-Servicer any of the rights or obligations of the Special Servicer with respect to any Specially Serviced Mortgage Loan or otherwise; (v) provides that the Trustee, for the benefit of the Certificateholders (and, in the case of a Sub-Servicing Agreement related to a Serviced Loan Combination, also for the benefit of the related Serviced Companion Loan Holder(s)), shall be a third party beneficiary under such agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the Master Servicer or Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trustee, any successor to the Master Servicer or Special Servicer, as the case may be, or any Certificateholder shall have (and, in the case of a Sub-Servicing Agreement related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) also shall not have) any duties under such agreement or any liabilities arising therefrom except as explicitly permitted by Subsection (k) of this Section 3.22 or otherwise herein; (vi) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Mortgage Loan without cause and without payment of any termination fee; (vii) does not permit the subject Sub-Servicer any rights of indemnification out of the Trust Fund except through the Master Servicer or Special Servicer, as the case may be, pursuant to Section 6.03; and (viii) does not impose any liability or indemnification obligation whatsoever on the Trustee or the Certificateholders with respect to anything contained therein.

(b)      References in this Agreement to actions taken or to be taken by the Master Servicer or the Special Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer or such Special Servicer. For purposes of this Agreement, the Master Servicer and the Special Servicer shall each be deemed to have received any payment when a Sub-Servicer retained by it receives such payment.

(c)      The Master Servicer and the Special Servicer shall each deliver to the Custodian copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents.

(d)      Each Sub-Servicer actually performing servicing functions shall be authorized to transact business in the state or states in which the Mortgaged Properties for the Mortgage Loans it is to service are situated, if and to the extent required by applicable law, except where the failure to so comply would not adversely affect the Sub-Servicer’s ability to perform its obligations in accordance with the terms of the related Sub-Servicing Agreement.

(e)      Each of the Master Servicer and the Special Servicer, for the benefit of the Trustee and the Certificateholders (and, in the case of a Sub-Servicing Agreement related to a Serviced Loan Combination, also for the benefit of the related Serviced Companion Loan Holder(s)), shall (at no expense to any other party hereto or to the Certificateholders or the Trust) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer or Special Servicer, as applicable, in its reasonable judgment, would require were it the owner of the subject Mortgage Loans. Subject to the terms of the related Sub-Servicing Agreement, including any provisions thereof limiting the ability of the Master Servicer or the Special Servicer, as applicable, to terminate a Sub-Servicer, each of the Master Servicer and the Special Servicer shall have the right to remove a Sub-Servicer retained by it at any time it considers such removal to be in the best interests of Certificateholders (and/or, in the case of a Sub-Servicer for a Serviced Loan Combination, the related Serviced Companion Loan Holder(s)), as applicable.

(f)       In the event the Trustee or its designee assumes the rights and obligations of the Master Servicer or the Special Servicer under any Sub-Servicing Agreement, the Master Servicer or the Special Servicer, as the case may be, at its expense shall, upon request of the Trustee, deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement, and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use efforts consistent with the Servicing Standard to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(g)      Notwithstanding any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as the case may be, the Master Servicer and the Special Servicer shall each remain obligated and liable to the Trustee and the Certificateholders (and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s), as applicable) for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans and/or REO Properties for which it is responsible. The Master Servicer and the Special Servicer shall each pay the fees of any Sub-Servicer retained by it in accordance with the respective Sub-Servicing Agreement and, in any event, from its own funds (or from funds otherwise then payable to it hereunder).

(h)      Notwithstanding anything to the contrary set forth herein, any account established and maintained by a Sub-Servicer pursuant to a Sub-Servicing Agreement with the Master Servicer shall for all purposes under this Agreement be deemed to be an account established and maintained by the Master Servicer.

(i)       Notwithstanding any contrary provisions of the foregoing subsections of this Section 3.22, the appointment by the Master Servicer or the Special Servicer of one or more third-party contractors for the purpose of performing discrete, ministerial functions shall not constitute the appointment of Sub-Servicers and shall not be subject to the provisions of this Section 3.22; provided, however, that the Master Servicer or the Special Servicer, as the case may be, shall remain responsible for the actions of such third-party contractors as if it were alone performing such functions and shall pay all fees and expenses of such third-party contractors. The proviso to the preceding sentence shall not be construed to limit the right of the Master Servicer or the Special Servicer to be reimbursed for any cost or expense for which it is otherwise entitled to reimbursement under this Agreement.

(j)       The Special Servicer shall not enter into any Sub-Servicing Agreement unless the Directing Certificateholder has consented thereto or such Sub-Servicing Agreement is required to be entered into in connection with a Serviced Loan Combination pursuant to the exercise by a related Serviced Companion Loan Holder of its rights under Section 7.01(b) of this Agreement, and the execution and delivery of such Sub-Servicing Agreement is the subject of a Rating Agency Confirmation. Notwithstanding the preceding sentence or any other provision herein to the contrary contained herein, for as long as it serves as Special Servicer hereunder, Hudson Americas L.P., in such capacity, shall be entitled, without condition of a Rating Agency Confirmation or the execution of a Sub-Servicing Agreement, to appoint a Subsidiary Servicer to fulfill one or more of the Special Servicer’s obligations hereunder, in which case (a) such Subsidiary Servicer shall perform such obligations in accordance with and subject to the provisions of this Agreement and (b) the Special Servicer shall remain fully liable hereunder as if it alone were performing such obligations.

SECTION 3.23.     Directing Certificateholder.

(a)      The Majority Controlling Class Certificateholder shall have a continuing right, subject to and in accordance with this Section 3.23, to appoint a Controlling Class Certificateholder (or a representative thereof) (the “Directing Certificateholder”) having the rights and powers specified in this Agreement (including those specified in Section 3.24)¸ and/or remove or replace any existing Directing Certificateholder, by delivering notice to the Certificate Administrator, the Trustee, the Special Servicer, the Master Servicer and, in the case of a removal or replacement of a Directing Certificateholder, the then existing Directing Certificateholder; provided, however, that LBH shall be the initial Directing Certificateholder. Such continuing right of the Majority Controlling Class Certificateholder shall be exercisable in its sole discretion and at any time and from time to time, subject to Subsection (b) below.

(b)      No appointment of any Person as a Directing Certificateholder shall be effective until such Person provides the Certificate Administrator with (i) written confirmation of its acceptance of such appointment, (ii) written confirmation of its agreement to keep confidential information confidential in accordance with the provisions set forth in Exhibit K-4, (iii) an address and facsimile number for the delivery of notices and other correspondence and (iv) a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers).

(c)      Within ten (10) Business Days of any appointment or replacement of a Directing Certificateholder (other than the Initial Directing Certificateholder), the Certificate Administrator shall deliver to each of the Trustee, the Master Servicer and the Special Servicer notice of the identity of such Directing Certificateholder, including the name and address furnished to the Certificate Administrator under Subsection (a). The Certificate Administrator shall also deliver such information to the Master Servicer or the Special Servicer promptly upon request therefor by the Master Servicer or the Special Servicer, as the case may be. With respect to such information, the Certificate Administrator shall be entitled to conclusively rely on information provided to it under Subsection (a), and the Master Servicer and the Special Servicer shall each be entitled to rely on such information provided by the Certificate Administrator with respect to any obligation or right hereunder that the Master Servicer or the Special Servicer, as the case may be, may have to deliver information or otherwise communicate with the Directing Certificateholder. In addition to the foregoing, within two (2) Business Days of its receipt of notice of the resignation or removal of a Directing Certificateholder, the Certificate Administrator shall notify the other parties to this Agreement of such event.

(d)      A Directing Certificateholder may at any time resign as such by giving written notice to the Majority Controlling Class Certificateholder, which shall thereupon give written notice to the Certificate Administrator, the Trustee, the Special Servicer and the Master Servicer. The effectiveness of such resignation shall not be conditioned upon or subject to the prior appointment or approval of a successor to the resigning Directing Certificateholder. In no event shall the failure of the Directing Certificateholder or the Majority Controlling Class Certificateholder to provide such notice prejudice or call into question the effectiveness of such resignation. The preceding statement shall not be construed to limit the effect of Subsection (e).

(e)      Once a Directing Certificateholder has been selected pursuant to this Section 3.23, each of the parties to this Agreement shall be entitled to rely on such selection unless the Majority Controlling Class Certificateholder or such Directing Certificateholder, as applicable, shall have notified the Certificate Administrator and each other party to this Agreement, in writing, of the resignation or removal of such Directing Certificateholder.

(f)       Any and all expenses of the Directing Certificateholder shall be borne by the Holders (or, if applicable, the Certificate Owners) of Certificates of the Controlling Class, pro rata according to their respective Percentage Interests in such Class, and not by the Trust. Notwithstanding the foregoing, if a claim is made against the Directing Certificateholder by a Borrower with respect to this Agreement or any particular Mortgage Loan, the Directing Certificateholder shall immediately notify the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer, whereupon (if the Special Servicer, the Master Servicer, the Certificate Administrator, the Trustee or the Trust are also named parties to the same action and, in the sole judgment of the Special Servicer, (i) the Directing Certificateholder had acted in good faith, without negligence or willful misfeasance, with regard to the particular matter at issue, and (ii) there is no potential for the Special Servicer, the Master Servicer, the Certificate Administrator, the Trustee or the Trust to be an adverse party in such action as regards the Directing Certificateholder) the Special Servicer on behalf of the Trust shall, subject to Section 6.03 and the consent of the Directing Certificateholder, assume, at the expense of the Trust Fund, the defense of any such claim against the Directing Certificateholder; provided, however, that no judgment against the Directing Certificateholder shall be payable out of the Trust Fund. This provision shall survive the termination of this Agreement and the termination or resignation of any Directing Certificateholder.

(g)      The Directing Certificateholder may receive amounts payable to the Special Servicer as special servicing compensation as described in and to the extent as the Special Servicer and the Directing Certificateholder may agree.

(h)      In connection with its duties or exercise of its rights under this Agreement, if the Directing Certificateholder is a Conflicted Holder, the Directing Certificateholder (i) shall not directly or indirectly provide any information related to the related Conflicted Loan(s) to the related Borrower(s) or (A) any of the Directing Certificateholder’s employees or personnel or any Affiliate involved in the management of any investment in the related Borrower or the related Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be liable for its dissemination of information in accordance with this Agreement or for the dissemination of information by others in violation of the terms of this Agreement. The Master Servicer, Special Servicer, Certificate Administrator and Trustee may conclusively rely on an Investor Certification in the form of Exhibit K-1B hereto from the Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is not a Conflicted Holder or in the form of Exhibit K-2B or Exhibit K-3A hereto from the Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is a Conflicted Holder with respect to one or more Conflicted Loans or Conflicted Controlling Class Loans, as applicable.

(i)       Notwithstanding anything herein to the contrary, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to conclusively assume that the Directing Certificateholder and all Controlling Class Certificateholders are not Conflicted Holders except to the extent that such Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, has received notice from the Directing Certificateholder or a Controlling Class Certificateholder that it has become a Conflicted Holder. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be liable for any communication to the Directing Certificateholder or a Controlling Class Certificateholder or disclosure of information relating to a Conflicted Loan or Conflicted Controlling Class Loan, as applicable, if such Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, has not received prior written notice that the related Mortgage Loan is a Conflicted Loan or Conflicted Controlling Class Loan, as applicable (including, in the case of any Conflicted Loan Information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and/or any failure to label any such information provided to the Certificate Administrator). The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to conclusively rely on any written notice from the Directing Certificateholder or a Controlling Class Certificateholder that it is no longer a Conflicted Holder.

(j)       If the Majority Controlling Class Certificateholder or Directing Certificateholder is a Conflicted Holder, then the Special Servicer shall have no obligation to obtain the consent of, or consult with, such Majority Controlling Class Certificateholder or such Directing Certificateholder with respect to the related Conflicted Loan during the time that such Person is a Conflicted Holder with respect thereto. In addition, while the Majority Controlling Class Certificateholder or Directing Certificateholder is a Conflicted Holder with respect to a related Conflicted Loan, such Person’s right to consent to, approve or direct any action by, or receive any written report or notice from, the Master Servicer or the Special Servicer, as the case may be, relating to such Conflicted Loan shall be suspended until the Majority Controlling Class Certificateholder or Directing Certificateholder, as applicable, is no longer a Conflicted Holder with respect to such Conflicted Loan.

(k)      The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, or any Certificateholder and provide such information to the requesting party.

(l)       Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall (i) include on its statement made available pursuant to Section 4.02(a) of this Agreement the identity of the new Controlling Class and (ii) provide to the Master Servicer and the Special Servicer notice of such event and the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from DTC being an expense of the Trust). The Certificate Administrator shall notify the Master Servicer and the Special Servicer within ten (10) Business Days of the existence or cessation of (i) any Control Termination Event or (ii) any Consultation Termination Event. Upon the Certificate Administrator’s determination that a Control Termination Event or a Consultation Termination Event has occurred or is terminated, the Certificate Administrator shall, within ten (10) Business Days, post a “special notice” on the Certificate Administrator’s Website pursuant to this provision.

In the event that a Control Termination Event has occurred due to the reduction of the Certificate Principal Balance of each Class of Control Eligible Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Principal Balance of such Class in accordance with Section 4.05(a)) to less than 25% of the Original Certificate Principal Balance thereof, such special notice shall state “A Control Termination Event has occurred due to the reduction of the Certificate Principal Balance of each Class of Control Eligible Certificates to less than 25% of the Original Certificate Principal Balance thereof.”

In the event that a Consultation Termination Event has occurred due to the reduction of each Class of Control Eligible Certificates below 25% of its Original Certificate Principal Balance, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts, such special notice shall state: “A Consultation Termination Event has occurred because no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Principal Balance is at least equal to 25% of the Original Certificate Principal Balance of that Class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts.”

With respect to any Conflicted Loan, the Directing Certificateholder or any Controlling Class Certificateholder shall not have any consent or consultation rights with respect to the servicing of such Conflicted Loan and a Control Termination Event and Consultation Termination Event shall be deemed to have occurred with respect to such Conflicted Loan.

(m)      Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Termination Event (and at any time with respect to any Conflicted Loan), the Directing Certificateholder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Directing Certificateholder (other than with respect to any Conflicted Loan) in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) after the occurrence of a Consultation Termination Event (and at any time with respect to any Conflicted Loan), the Directing Certificateholder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder.

SECTION 3.24.     Asset Status Reports and Certain Rights and Powers of the Directing Certificateholder.

(a)       No later than sixty (60) days after a Servicing Transfer Event for a Mortgage Loan, the Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Mortgage Loan and the related Mortgaged Property to the Master Servicer, the Trustee, the Certificate Administrator, the related Serviced Companion Loan Holder(s) (if any) (only to the extent such Serviced Companion Loan Holder is expressly entitled to receive such Asset Status Report under the related Co-Lender Agreement and the subject of the Asset Status Report does not involve a sale or proposed sale of the Mortgage Loan), the Directing Certificateholder (but only in respect of any Mortgage Loan other than any Conflicted Loan and in any event prior to the occurrence of a Consultation Termination Event) and the Majority Controlling Class Certificateholder and the Rule 17g-5 Information Provider (who shall promptly post such report on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)). Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)       a summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Borrower;

(ii)      a discussion of the general legal and environmental considerations reasonably known to the Special Servicer (including without limitation by reason of any Phase I Environmental Assessment and any additional environmental testing contemplated by Section 3.09(c)), consistent with the Servicing Standard, that are applicable to the exercise of remedies set forth herein and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

(iii)     the most current rent roll and income or operating statement available for the related Mortgaged Property or Mortgaged Properties;

(iv)     a summary of the Special Servicer’s recommended action with respect to such Specially Serviced Mortgage Loan;

(v)      the Appraised Value of the related Mortgaged Property or Mortgaged Properties, together with the assumptions used in the calculation thereof (which the Special Servicer may satisfy by providing a copy of the most recently obtained Appraisal); and

(vi)     such other information as the Special Servicer deems relevant in light of the Servicing Standard.

If the Directing Certificateholder does not disapprove an Asset Status Report within ten (10) Business Days (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related Co-Lender Agreement), the Special Servicer shall implement the recommended action as outlined in the Asset Status Report. The Directing Certificateholder may object to any Asset Status Report within ten (10) Business Days of receipt (or, with respect to a Serviced Loan Combination, such longer period of time as may be set forth in the related Co-Lender Agreement); provided, however, that the Special Servicer shall implement the recommended action as outlined in the Asset Status Report if it makes a determination in accordance with the Servicing Standard that the objection is not in the best interest of all the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole, as if they together constituted a single lender). If the Directing Certificateholder disapproves the Asset Status Report and the Special Servicer has not made the affirmative determination described above, the Special Servicer shall revise the Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after the disapproval, to the Master Servicer, the Trustee, the Certificate Administrator, the Majority Controlling Class Certificateholder, the related Serviced Companion Loan Holder(s) (if any) (only to the extent such Serviced Companion Loan Holder is expressly entitled to receive such Asset Status Report under the related Co-Lender Agreement and the subject of the Asset Status Report does not involve a sale or proposed sale of the Mortgage Loan), the Rule 17g-5 Information Provider (who shall promptly post such revised Asset Status Report on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)). The Special Servicer shall revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report as described above or until the

Special Servicer makes a determination that the objection is not in the best interests of all the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole, as if they together constituted a single lender (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan)). In the event that the Directing Certificateholder and the Special Servicer have not agreed upon an Asset Status Report within ninety (90) days following the Directing Certificateholder’s receipt of the initial Asset Status Report, the Special Servicer shall implement the actions described in the most recent Asset Status Report submitted by the Special Servicer to the Directing Certificateholder.

The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.24(a).

In addition, the Special Servicer shall deliver a summary (as approved by the Directing Certificateholder) of each Final Asset Status Report to the Certificate Administrator and the Majority Controlling Class Certificateholder. Upon receipt of such summary, the Certificate Administrator shall post such summary on its website in accordance with Section 8.12(c).

A “Final Asset Status Report”, with respect to any Specially Serviced Mortgage Loan, means each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Directing Certificateholder, in each case prepared in connection with the workout or liquidation of such Specially Serviced Mortgage Loan and which, in any event, will not include any Privileged Information; provided that, with respect to any Mortgage Loan other than a Conflicted Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report shall be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent, or has been deemed to approve or consent to such action.

(b)      Upon receiving notice of the occurrence of the events described in clause (c) or (d) of the definition of Specially Serviced Mortgage Loan (without regard to the sixty (60)-day period set forth therein), the Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the Special Servicer and the Directing Certificateholder with all information relating to the Serviced Mortgage Loan and reasonably requested by the Special Servicer. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event. If, in accordance with clause (c) or (d) of the definition of Specially Serviced Mortgage Loan, the Master Servicer or the Special Servicer determines that a Mortgage Loan should be classified as a Specially Serviced Mortgage Loan, the Master Servicer or the Special Servicer, as applicable, shall provide notice to the Directing Certificateholder and the Master Servicer, if the Special Servicer has made such determination, or the Special Servicer, if the Master Servicer has made such determination (and if the Master Servicer and the Special Servicer do not agree with respect to this determination, the determination of the Special Servicer shall be conclusive and binding). If the Directing Certificateholder has not responded to such notice within ten (10) Business Days, such determination shall be controlling. If the Directing Certificateholder objects to such determination the Mortgage Loan shall not be classified as a Specially Serviced Mortgage Loan.

(c)       With respect to any Specially Serviced Mortgage Loan or Material Action, (i) the Directing Certificateholder will be entitled to approve or disapprove Asset Status Reports and (ii) the Special Servicer generally will not be permitted to take or consent to the Master Servicer’s taking any Material Action not otherwise covered by an approved Asset Status Report, unless and until the Special Servicer has notified the Directing Certificateholder and the Directing Certificateholder has consented (or failed to object) thereto in writing within ten (10) Business Days (or, in connection with a leasing matter, five (5) Business Days, or in connection with an Acceptable Insurance Default, thirty (30) days) of having been notified thereof in writing and provided with all reasonably requested information by it. However, the Special Servicer may take any Material Action (or consent to the Master Servicer’s taking a Material Action) or may take any action set forth in an Asset Status Report without waiting for the response of the Directing Certificateholder if the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, if affected thereby, the related Serviced Companion Loan Holder(s), as a collective whole (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan). Furthermore, the Directing Certificateholder may, in general, direct the Special Servicer to take, or to refrain from taking, any actions as that representative may deem advisable with respect to the servicing and administration of Specially Serviced Mortgage Loans and REO Properties or as to which provision is otherwise made in this Agreement. In addition, the Directing Certificateholder shall have the right to remove the existing Special Servicer, with or without cause, and appoint a successor to the Special Servicer, all as provided in Section 6.05(a).

For the purposes of this Agreement, “Material Action” means, for any Serviced Mortgage Loan and any related Serviced Companion Loan, any of the following actions except as otherwise described below:

(i)       any foreclosure upon or comparable conversion of the ownership of the property or properties securing any Specially Serviced Mortgage Loan that comes into and continues in default;

(ii)      any modification, amendment or waiver of any term (excluding the waiver of any due-on-sale or due-on-encumbrance clause, which are addressed separately below);

(iii)     any acceptance of a discounted payoff with respect to any Specially Serviced Mortgage Loan;

(iv)     any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials located at a Mortgaged Property or an REO Property;

(v)      any release of collateral or acceptance of substitute or additional collateral for a Mortgage Loan, other than, solely with respect to a Performing Serviced Mortgage Loan or Performing Serviced Loan Combination, (i) releases of non-material parcels of a Mortgaged Property (A) in accordance with the terms of the Mortgage Loan Documents, or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property, (ii) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan and any related Serviced Companion

Loan, or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(vi)     any termination or replacement, or consent to the termination or replacement, of a property manager with respect to any Mortgaged Property or any franchise changes with respect to any Mortgaged Property;

(vii)    any approval of an assignment and assumption or further encumbrance (to the extent lender has discretion under the applicable Mortgage Loan Documents), or waiver of a due-on-sale or due-on-encumbrance clause in any Serviced Mortgage Loan or Serviced Loan Combination;

(viii)   any sale of a Serviced Mortgage Loan or Serviced Loan Combination or REO Property by the Special Servicer for less than the related Purchase Price;

(ix)     any renewal or replacement of the then existing insurance policies on a Specially Serviced Mortgage Loan (to the extent that the lender’s approval is required under the related Mortgage Loan Documents) or any waiver, modification or amendment on a Specially Serviced Mortgage Loan of any material insurance requirements under the Mortgage Loan Documents;

(x)      any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any companion loan holder, mezzanine lender or subordinate debt holder related to any Mortgage Loan or Serviced Loan Combination, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(xi)     any incurrence of additional debt by a borrower or any mezzanine financing by any beneficial owner of a Borrower (to the extent that the lender has consent rights pursuant to the Mortgage Loan Documents (for purposes of the determination whether a lender has such consent rights pursuant to the related Mortgage Loan Documents, any Mortgage Loan Document provision that requires that an intercreditor agreement be reasonably or otherwise acceptable to the lender shall constitute such consent rights));

(xii)    any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease affects an area greater than or equal to the greater of (1) 10% of the net rentable area of the Mortgaged Property and (2) 5,000 square feet of the Mortgaged Property and (b) such transaction either is not described by clause (iv) of Section 3.20(f) or such transaction relates to a Specially Serviced Mortgage Loan;

(xiii)   following a default or an event of default with respect to the Mortgage Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan Documents; or

(xiv)   any determination of an Acceptable Insurance Default.

(d)      [Reserved]

(e)       Also notwithstanding anything herein to the contrary: (i) the Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent or approval from any Directing Certificateholder prior to acting (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Directing Certificateholder and before a replacement is selected; and (ii) no advice, direction or objection from or by the Directing Certificateholder, as contemplated by Section 3.24(a), Section 3.24(b) or Section 3.24(c) or any other provision of this Agreement, may (and the Special Servicer (or in the case of a determination by the Master Servicer under Section 3.24(b), the Master Servicer) shall ignore and act without regard to any such advice, direction or objection that the Special Servicer (or in the case of a determination by the Master Servicer under Section 3.24(b), the Master Servicer) has determined, in its reasonable, good faith judgment, would): (A) require or cause the Special Servicer (or in the case of a determination by the Master under Section 3.24(b), the Master Servicer) to violate applicable law, the terms of any Mortgage Loan or any other Section of this Agreement (or, with respect to any Serviced Loan Combination, the related Co-Lender Agreement), including the Special Servicer’s (or in the case of a determination by the Master Servicer under Section 3.24(b), the Master Servicer’s) obligation to act in accordance with the Servicing Standard, (B) result in an Adverse REMIC Event with respect to any REMIC Pool, (C) expose the Trust, the Depositor, the Master Servicer (or a Sub-Servicer acting on behalf of the Master Servicer), the Special Servicer, the Certificate Administrator, the Trustee, the Custodian or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability or (D) materially expand the scope of the Master Servicer’s or Special Servicer’s responsibilities under this Agreement.

(f)       Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Directing Certificateholder may have special relationships and interests that conflict with those of Holders and Certificate Owners of one or more Classes of Certificates; (ii) the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class; (iii) the Directing Certificateholder does not have any duties to the Trust Fund or to the Holders of any Class of Certificates; (iv) the Directing Certificateholder may take actions that favor interests of the Holders of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates; (v) the Directing Certificateholder shall have no liability whatsoever to the Trust Fund, the Certificateholders or any Borrower for having acted as described in this Section 3.24(f), or in exercising its rights, powers and privileges, in taking any action or refraining from taking any action, or in giving any consent or failing to give any consent, in each case, pursuant to this Agreement; and (vi) no Certificateholder may take any action whatsoever against the Directing Certificateholder or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof as a result of the Directing Certificateholder having acted in the manner described in this Section 3.24(f), or a result of the special relationships or interests described in this Section 3.24(f). In addition, each initial Certificateholder further acknowledges and agrees, by its acceptance of its Certificates, that (i) such Certificateholder is not entitled to rely, and has not relied, on any due diligence or other review of the Trust Fund or its assets by the Initial Directing Certificateholder or the Initial Majority Controlling Class Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, in connection with the initial issuance of the Certificates, and (ii) such Certificateholder waives any cause of action that it may otherwise have against the Initial Directing Certificateholder or the Initial Majority Controlling Class Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, based upon or arising from any due diligence or other review of the Trust Fund or its assets by any such Person.

(g)      The Directing Certificateholder shall not be entitled to receive any compensation from the Trust Fund.

(h)      Notwithstanding anything in this Agreement to the contrary, unless the Master Servicer and Special Servicer mutually agree that the Master Servicer will process a Material Action or Special Servicer Decision, the Master Servicer shall have no duty to deliver to the Special Servicer any analysis or recommendations in connection with any such action but shall be required to provide all available information that is reasonably necessary for the Special Servicer to make a decision with respect to the applicable Material Action or Special Servicer Decision. Notwithstanding any of the foregoing to the contrary, if the Directing Certificateholder is an Affiliate of a Mortgagor under a Mortgage Loan or a manager of a Mortgaged Property and is therefore not a Privileged Person, the Special Servicer shall nevertheless be permitted to provide to the Directing Certificateholder all information necessary in order to permit the Directing Certificateholder to (i) consult on any matter with respect to which it is entitled to consult under this Agreement and/or (ii) determine whether to provide the required consent described above, and the Special Servicer shall not be in breach of this Agreement or the Servicing Standard solely by virtue of providing such information to the Directing Certificateholder.

SECTION 3.25.     Application of Default Charges.

(a)       Any and all Default Charges that are actually received by or on behalf of the Trust with respect to any Serviced Mortgage Loan (other than any Mortgage Loan included in a Serviced Loan Combination) or any REO Mortgage Loan (net of any portion thereof applied to pay Advance Interest under Section 3.05) and (to the extent remitted to the Master Servicer by the related Non-Serviced Master Servicer and, in any event, subject to the related Co-Lender Agreement) any and all Default Charges that are actually received by or on behalf of the Trust with respect to a Non-Serviced Mortgage Loan or successor REO Mortgage Loan during any Collection Period shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such charges and fees:

(i)        first, to pay to the Trustee, the Master Servicer or the Special Servicer, in that order, any Advance Interest due and owing to such party on outstanding Advances made thereby with respect to such Mortgage Loan or REO Mortgage Loan, as the case may be;

(ii)       second; to reimburse the Trust Fund for any Advance Interest paid to the Trustee, the Master Servicer or the Special Servicer following the Closing Date with respect to such Mortgage Loan or REO Mortgage Loan, as the case may be, which interest was paid from a source other than Default Charges collected on such Mortgage Loan or REO Mortgage Loan, as the case may be; and

(iii)      third, with respect to any remaining Default Charges (“Net Default Charges”), to the Master Servicer, to the extent that such Default Charges accrued while the related Mortgage Loan was not a Specially Serviced Mortgage Loan, or to the Special Servicer, to the extent that such Default Charges accrued while the related Mortgage Loan was a Specially Serviced Mortgage Loan.

(b)       Default Charges applied to reimburse the Trust pursuant to clause second of Section 3.25(a) are intended to be available for distribution on the Certificates pursuant to Section 4.01(a), subject to application pursuant to Section 3.05(a) or 3.05(b) for any items payable out of general collections on the Mortgage Pool. Default Charges applied to reimburse the Trust pursuant to clause second of Section 3.25(a) shall be deemed to offset payments of Advance Interest in the chronological order in which it accrued with respect to the subject Mortgage Loan or REO Mortgage Loan (whereupon such Advance Interest shall thereafter be deemed to have been paid out of Default Charges).

(c)       Any and all amounts otherwise distributable to the Trust as the holder of any Mortgage Loan included in a Serviced Loan Combination or any related REO Mortgage Loan or to the related Serviced Companion Loan Holder as Default Charges with respect to such Serviced Loan Combination shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such amounts and as and to the extent permitted under the related Co-Lender Agreement:

(i)        first, to pay to the Trustee, the Master Servicer or the Special Servicer, in that order, that portion of any Advance Interest due and owing to such party on outstanding Servicing Advances made thereby with respect to such Serviced Loan Combination or any related REO Property allocated pro rata according to the respective outstanding principal balances of the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in such Serviced Loan Combination (or, in the case of a Serviced A/B Loan Combination, allocated between the related Serviced Mortgage Loan and the related Serviced Subordinate Companion Loan according to the related Co-Lender Agreement);

(ii)       second, either (x) in the case of the Mortgage Loan in such Serviced Loan Combination, to pay to the Trustee or the Master Servicer, in that order, any Advance Interest due and owing to such party on outstanding P&I Advances made thereby with respect to such Mortgage Loan or (y) in the case of any Serviced Pari Passu Companion Loan in such Serviced Loan Combination, to pay to one or more designees of the related Serviced Pari Passu Companion Loan Holder any interest similar to Advance Interest due and owing to such designee on any debt service advances made thereby for the benefit of such Serviced Pari Passu Companion Loan Holder;

(iii)      third, to reimburse the Trust Fund for that portion of any Additional Trust Fund Expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to such Serviced Loan Combination and any related REO Property, allocated pro rata according to the respective outstanding principal balances of the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) (or, in the case of a Serviced A/B Loan Combination, allocated between the related Serviced Mortgage Loan and the related Serviced Subordinate Companion Loan according to the related Co-Lender Agreement); and

(iv)       fourth, with respect to any remaining Default Charges (also “Net Default Charges”): (A) in the case of a Serviced Pari Passu Loan Combination, on a pro rata basis: (i) to the Master Servicer, to the extent that such Net Default Charges accrued while the related Mortgage Loan was not a Specially Serviced Mortgage Loan, or to the Special Servicer, to the extent that such Net Default Charges accrued while the related Mortgage Loan was a Specially Serviced Mortgage Loan and (ii) to the related Serviced Companion Loan Holder or, following the securitization of the related Serviced Companion Loan, the Master Servicer, to the extent that such Net Default Charges accrued while the related Serviced Companion Loan was not a Specially Serviced Mortgage Loan, or to any related Serviced Companion Loan Holder or, following the securitization of the related Serviced Companion Loan, the Special Servicer, to the extent that such Net Default Charges accrued while the related Serviced Companion Loan was a

Specially Serviced Mortgage Loan; and (B) in the case of a Serviced A/B Loan Combination, to the Master Servicer, to the extent that such Net Default Charges accrued while the related Mortgage Loan was not a Specially Serviced Mortgage Loan, or to the Special Servicer, to the extent that such Net Default Charges accrued while the related Mortgage Loan was a Specially Serviced Mortgage Loan.

SECTION 3.26.     [Reserved]

SECTION 3.27.     Certain Matters Regarding the Serviced Loan Combinations.

(a)       With respect to the Serviced Loan Combinations, except for those duties to be performed by, and notices to be furnished by, the Certificate Administrator under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall perform such duties and furnish such notices, reports and information on behalf of the Trust Fund as may be the obligation of the Trust under the related Co-Lender Agreement.

(b)       The Master Servicer shall maintain a register (the “Serviced Companion Loan Holder Register”) on which the Master Servicer shall record the names and addresses of any Serviced Companion Loan Holders and wire transfer instructions for such Serviced Companion Loan Holders from time to time, to the extent such information is provided in writing to the Master Servicer by the related Serviced Companion Loan Holder. Upon the transfer of any Serviced Companion Loan, each subsequent Serviced Companion Loan Holder, or a servicer on its behalf, is required pursuant to the related Co-Lender Agreement to inform the Master Servicer of its name and address and of any transfer thereof by delivering a copy of an assignment and assumption agreement or other agreement effectuating such transfer. Additionally, each Serviced Companion Loan Holder shall inform the Master Servicer of its taxpayer identification number and wiring instructions. The name, address, tax identification number, and wiring instructions of each initial Serviced Companion Loan Holder as of the Closing Date is set forth on Schedule IV hereto. The Master Servicer shall be entitled to conclusively rely upon the information set forth on Schedule IV hereto or delivered by any Serviced Companion Loan Holder until it receives written notice of transfer or of any change in information. Upon receipt of a written request from any party hereto, the Master Servicer shall provide a current list of Serviced Companion Loan Holders, together with contact information for any Serviced Companion Loan Holders.

In no event shall the Master Servicer be obligated to pay any party the amounts payable to a Serviced Companion Loan Holder hereunder other than the Person listed as such Serviced Companion Loan Holder on the Serviced Companion Loan Holder Register. If a Serviced Companion Loan Holder transfers the related Serviced Companion Loan without notice to the Master Servicer, the Master Servicer shall have no liability whatsoever for any misdirected payment on such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

The Master Servicer shall promptly provide the names and addresses of any Serviced Companion Loan Holders to any party hereto, and any such party or successor may, without further investigation, conclusively rely upon such information. The Master Servicer shall have no liability to any Person for the provision of any such names and addresses.

(c)       With respect to any Serviced Loan Combination, the Directing Certificateholder shall be entitled to exercise the consent rights of such Serviced Loan Combination to the extent set forth in the applicable Co-Lender Agreement, in accordance with the terms of the related Co-Lender Agreement and this Agreement.

(d)      The Special Servicer (if any Serviced Companion Loan is a Specially Serviced Mortgage Loan or has become an REO Mortgage Loan) or the Master Servicer (with respect to any Serviced Companion Loan that is not a Specially Serviced Mortgage Loan), as applicable, shall take all actions relating to the servicing and/or administration of, and the preparation and delivery of reports and other information with respect to, any Serviced Loan Combination related to any Serviced Companion Loan or any related REO Property required to be performed by the holder of the related Mortgage Loan or contemplated to be performed by a servicer, in any case pursuant to and as required by the related Co-Lender Agreement. In addition notwithstanding anything herein to the contrary, the following considerations shall apply with respect to the servicing of a Serviced Companion Loan:

(i)       none of the Master Servicer, the Special Servicer or the Trustee shall make any P&I Advance with respect to any Serviced Companion Loan; and

(ii)       the Master Servicer and the Special Servicer shall each consult with and obtain the consent of the related Serviced Companion Loan Holder(s) to the extent required by the related Co-Lender Agreement.

If any Serviced Companion Loan or any portion thereof or any particular payments thereon are included in a REMIC or a “grantor trust” (within the meaning of the Grantor Trust Provisions), then neither the Master Servicer nor the Special Servicer shall knowingly take any action that would result in the equivalent of an Adverse REMIC Event with respect to such REMIC or adversely affect the tax status of such grantor trust as a grantor trust.

The parties hereto acknowledge that no Serviced Companion Loan Holder shall (1) owe any fiduciary duty to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or any Certificateholder or (2) have any liability to the Trustee or the Certificateholders for taking any action, or for refraining from the taking of any action, pursuant to the related Co-Lender Agreement, or for the giving of any consent or for errors in judgment made in good faith. Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that a Serviced Companion Loan Holder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (ii) may have special relationships and interests that conflict with the interests of the Certificateholders and shall be deemed to have agreed to take no action against a Serviced Companion Loan Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.

The parties hereto recognize and acknowledge the rights of each Serviced Companion Loan Holder under the related Co-Lender Agreement. Furthermore, to the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Co-Lender Agreement for a Serviced Loan Combination or a Non-Serviced Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Co-Lender Agreement for any Serviced Loan Combination, the terms and provisions of the Co-Lender Agreement for such Serviced Loan Combination shall control.

Each of the rights of any Serviced Companion Loan Holder under or contemplated by this Section 3.27(d) may be exercisable by a designee thereof on its behalf; provided that the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee are provided with written notice by the related Serviced Companion Loan Holder of such designation (upon which such party may conclusively rely) and the contact details of the designee.

If any Person purchases the related Mortgage Loan as a Defaulted Mortgage Loan pursuant to Section 3.18, then (subject to the related Co-Lender Agreement) the Person effecting the purchase must also pay and/or reimburse to the parties hereto the respective amounts then currently due and owing to them hereunder with respect to the related Serviced Companion Loan(s) that, pursuant to this Agreement, would not otherwise have been payable out of the applicable purchase price and/or any other amounts payable in connection with such purchase (or if payable out of such purchase price and/or other amounts, remain unpaid after such application) and that, pursuant to the related Co-Lender Agreement, would otherwise have been payable out of future collections on such Serviced Companion Loan. Notwithstanding anything herein to the contrary, any such purchase shall be subject to such reimbursements.

Any reference to servicing any of the Mortgage Loans in accordance with any of the related Mortgage Loan Documents (including the related Mortgage Note and Mortgage) shall also mean, in the case of a Serviced Loan Combination, in accordance with the related Co-Lender Agreement.

For purposes of exercising any rights that the holder of the Mortgage Note for any Mortgage Loan in a Serviced Loan Combination may have under the related Co-Lender Agreement, the Directing Certificateholder shall be the designee of the Trust, as such noteholder, and the Trustee shall take such actions as may be necessary under the related Co-Lender Agreement to effect such designation.

(e)       With respect to each Serviced Pari Passu Loan Combination, the Master Servicer or the Special Servicer, as applicable, shall provide any Serviced Pari Passu Companion Loan Holder and, if applicable, any related “Non-Controlling Note Holder” under the related Co-Lender Agreement (or its designee or representative) to the extent required hereunder to be provided to Certificateholders or to the Directing Certificateholder, within the same time frame it is required to provide such information and materials to the Certificateholders or the Directing Certificateholder, as applicable, hereunder (1) with copies of each financial statement received by the Master Servicer pursuant to the terms of the related Mortgage Loan Documents, (2) with copies of any notice of default sent to the Borrower and (3) subject to the terms of the related Mortgage Loan Documents, copies of any other documents relating to such Serviced Pari Passu Loan Combination, including, without limitation, property inspection reports, loan servicing statements, Borrower requests, Asset Status Reports, any other information delivered by the Master Servicer to the Directing Certificateholder and copies of any other notice, information or report that it is required to provide to the Directing Certificateholder pursuant to this Agreement with respect to any “major decisions” or the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Loan Combination. Any copies to be furnished by the Master Servicer or the Special Servicer may be furnished by hard copy or electronic means.

Notwithstanding anything herein to the contrary, each of the Master Servicer and the Special Servicer shall be entitled to conclusively assume that any Serviced Pari Passu Companion Loan Holder is not a Conflicted Holder or the equivalent under the related Other Pooling and Servicing Agreement, except to the extent that such Master Servicer or such Special Servicer, as applicable, has received notice from such Serviced Pari Passu Companion Loan Holder that it has become a Conflicted Holder or the equivalent under the related Other Pooling and Servicing Agreement. Neither the Master Servicer nor the Special Servicer shall be liable for any communication of the information listed in the preceding paragraph to a Serviced Pari Passu Companion Loan Holder that is a Conflicted Holder or the equivalent under the related Other Pooling and Servicing Agreement if such Master Servicer or such Special Servicer, as applicable, did not receive prior written notice that the related Serviced Pari Passu Companion Loan is a Conflicted Loan or the equivalent under the related Other Pooling and Servicing Agreement. Each of the Master Servicer and the Special Servicer shall be entitled to conclusively rely on delivery from a Serviced Pari Passu Companion Loan Holder of notice that it is no longer a Conflicted Holder or the equivalent under the related Other Pooling and Servicing Agreement.

(f)        With respect to each Serviced Pari Passu Loan Combination, the Master Servicer or the Special Servicer, as applicable, shall:

(i)        consult with the related Serviced Pari Passu Companion Loan Holder (or its designee or representative) on a strictly non-binding basis, to the extent that such Serviced Pari Passu Companion Loan Holder (or its designee or representative) requests consultation with respect to any “major decision”, “major action” or analogous term having the same meaning set forth in or contemplated by the related Co-Lender Agreement or the implementation of any recommended actions outlined in an Asset Status Report relating to any Serviced Loan Combination, and to consider alternative actions recommended by such Serviced Pari Passu Companion Loan Holder (or its designee or representative); provided that after the expiration of a period of ten (10) Business Days from the delivery to the related Serviced Pari Passu Companion Loan Holder (or its designee or representative) of written notice of a proposed action, together with copies of the related notice, information or report, the Master Servicer or Special Servicer, as applicable, shall no longer be obligated to consult with the related Serviced Pari Passu Companion Loan Holder (or its designee or representative) (unless the Master Servicer or Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the foregoing non-binding consultation rights of the related Serviced Pari Passu Companion Loan Holder, the Master Servicer or the Special Servicer, as applicable, may take any “major decision”, “major action” or analogous term set forth in or contemplated by the related Co-Lender Agreement or any action set forth in the Asset Status Report before the expiration of the aforementioned or extended ten (10) Business Day period if the Master Servicer or the Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholders and the related Serviced Pari Passu Companion Loan Holder. In no event shall the Master Servicer or the Special Servicer be obligated at any time to follow or take any alternative actions recommended by any Serviced Pari Passu Companion Loan Holder; and

(ii)       in addition to the foregoing non-binding consultation rights, each Serviced Pari Passu Companion Loan Holder shall have the right to annual meetings with the Master Servicer or the Special Servicer at the offices of the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to any related Serviced Loan Combination are discussed.

(g)           In connection with the securitization of any Serviced Pari Passu Companion Loan, while such Pari Passu Companion Loan is a Serviced Pari Passu Companion Loan, upon the request of (and at the expense of) the holder of such Serviced Pari Passu Companion Loan, each of the Master Servicer, the Special Servicer and the Trustee, as applicable, shall use reasonable efforts to cooperate with such holder of such Serviced Pari Passu Companion Loan in attempting to cause the related Borrower to provide information relating to the related Loan Combination and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such securitization. None of the Master Servicer, the Special Servicer or the Trustee shall be liable for any false or inaccurate information provided by the related Borrower.

(h)           With respect to each Serviced A/B Loan Combination, notwithstanding any rights the Directing Certificateholder hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Serviced A/B Loan Combination, to the extent the related Co-Lender Agreement provides that such right is exercisable by the related Serviced Subordinate Companion Loan Holder or its representative or is exercisable in conjunction with any related Serviced Subordinate Companion Loan Holder, then the Directing Certificateholder shall not be permitted to exercise such right. Additionally, notwithstanding anything in this Agreement to the contrary, the Master Servicer or Special Servicer, as applicable, shall consult with, seek the approval of, or obtain the consent of the Serviced Subordinate Companion Loan Holder or its representative with respect to any matters with respect to the servicing of the related Serviced Subordinate Companion Loan to the extent required under the related Co-Lender Agreement and shall not take such actions requiring consent of or consultation with such Serviced Subordinate Companion Loan Holder or its representative without such consent or consultation. In addition, notwithstanding anything to the contrary, the Master Servicer or Special Servicer, as applicable, shall deliver reports and notices to the Serviced Subordinate Companion Loan Holder or its representative as required under the related Co-Lender Agreement.

SECTION 3.28.	Rating Agency Confirmations; Communications with Rating Agencies.

(a)       Notwithstanding the terms of any related Mortgage Loan Documents or other provisions of this Agreement, if any action under any Mortgage Loan Documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) obtaining such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within five (5) Business Days (or ten (10) Business Days, in the case of a Servicing Succession) of the Rating Agency Confirmation request being posted to the Rule 17g-5 Information Provider’s Website such Rating Agency (I) has not replied to such request or (II) has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then in the case of clause (I) such Requesting Party shall be required to (i) confirm that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again and (ii) if there is no response to either such Rating Agency Confirmation request within five (5) Business Days (or ten (10) Business Days in the case of a Servicing Succession) of such second request as contemplated with respect to clause (I) or after the response provided for in clause (II), then (x) with respect to any condition in any Mortgage Loan Document requiring such Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than with respect to a Servicing Succession), the Requesting Party shall determine (with the consent of the Directing Certificateholder, which consent shall be deemed given if the Directing Certificateholder does not respond within five (5) Business Days of receipt of a request to consent to the

Requesting Party’s determination; provided however, that no consent from the Directing Certificateholder will be required if the Master Servicer is the Requesting Party), in accordance with its duties under this Agreement and in accordance with the Servicing Standard, except as provided in Section 3.28(b), whether or not to waive such condition for such particular action at such time, and (y) with respect to a replacement or succession of the Master Servicer or Special Servicer (a “Servicing Succession”), such condition shall be deemed to be satisfied if (I) the applicable replacement is currently acting as master servicer or special servicer, as applicable, on a “transaction-level” basis for a commercial mortgage-backed securities transactions currently rated by Moody’s and Moody’s has not publicly cited servicing concerns with respect to the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any such commercial mortgage-backed securitization transaction serviced by the applicable replacement prior to the time of determination, if Moody’s is the non-responding Rating Agency; (II) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency; or (III) KBRA has not publicly cited servicing concerns with respect to the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable replacement prior to the time of determination, if KBRA is the non-responding Rating Agency. The applicable Requesting Party’s communications to confirm a Rating Agency’s receipt of information, and such Requesting Party’s additional request for the related Rating Agency Confirmation under clause (i) of the preceding sentence shall not itself be subject to the advance posting and delayed delivery requirements of Section 3.28(f), but this statement shall not be construed to relieve the applicable Requesting Party of compliance with Section 3.28(f) to the extent that such communications or such additional request to a Rating Agency include or are accompanied by any information regarding the underlying request for the related Rating Agency Confirmation that was not delivered in the original request for such Rating Agency Confirmation.

(b)       Notwithstanding anything to the contrary in this Section 3.28, for purposes of the provisions of any Mortgage Loan Document or this Agreement relating to release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan Documents for which the Master Servicer or Special Servicer would have been permitted to waive obtaining such Rating Agency Confirmation pursuant to Section 3.28(a)(ii)(x) shall be deemed to have been satisfied.

(c)       For all other matters or actions not specifically discussed in Section 3.28(a) or Section 3.28(b) above for which Rating Agency Confirmation is a requirement or condition, the applicable Requesting Party shall deliver, or cause to be delivered, Rating Agency Confirmation from each Rating Agency.

(d)       Promptly following the Requesting Party’s determination to take any action discussed above without receiving affirmative Rating Agency Confirmation from a Rating Agency, the Requesting Party (to the extent that the applicable information has been provided to the Requesting Party) shall provide electronic notice to the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)).

(e)       Any Rating Agency Confirmation requests made by the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency

Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the Rule 17g-5 Information Provider (who shall post such request on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)).

(f)        If the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee orally communicates with any Rating Agency regarding any of the Mortgage Loan Documents or any matter related to the Mortgage Loans, the Mortgage Loans, any Serviced Companion Loan, the related Mortgaged Properties, the related Borrowers or any other matters in connection with the Certificates or pursuant to this Agreement, that party shall summarize in writing the information provided to the Rating Agencies in such oral communication and provide the Rule 17g-5 Information Provider with such written summary on the same day such communication takes place or such later date to which the Depositor may consent in its sole discretion. The Rule 17g-5 Information Provider shall post such written summary on the Rule 17g-5 Information Provider’s Website in accordance with the provisions of Section 8.12(c). All other information required to be delivered to the Rating Agencies pursuant to this Agreement or requested by the Rating Agencies in connection with the Certificates or the Mortgage Loans, shall be provided in electronic format to the Rule 17g-5 Information Provider (who shall post such information to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)).

(g)       Subject to Section 11.01(c) and Section 11.01(g), the Depositor, the Rule 17g-5 Information Provider, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer may amend this Agreement to change the procedures regarding compliance with Rule 17g-5 of the Exchange Act, without any Certificateholder consent; provided that such amendment does not materially increase the responsibilities of the Rule 17g-5 Information Provider; and provided, further, that notice of any such amendment must be provided to the Rule 17g-5 Information Provider, who shall post such notice to the Rule 17g-5 Information Provider’s in accordance with Section 8.12(c).

(h)       Each of the Master Servicer, the Special Servicer, the Rule 17g-5 Information Provider and, insofar as it may communicate with any Rating Agency pursuant to any provision of this Agreement, each other party to this Agreement, agrees to comply (and to cause each and every Sub-Servicer, subcontractor, vendor or agent for such Person and each of its officers, directors and employees to comply) with the provisions relating to communications with the Rating Agencies set forth in this Section 3.28 and shall not deliver to any Rating Agency any report, statement, request for Rating Agency Confirmation or other information relating to the Certificates or the Mortgage Loans other than in compliance with such provisions.

(i)        None of the foregoing restrictions in this Section 3.28 prohibit or restrict oral or written communications, or providing information, between the Master Servicer or the Special Servicer, on the one hand, and either Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings it assigns to the Master Servicer or the Special Servicer, as applicable, (ii) such Rating Agency’s approval of the Master Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s evaluation of the Master Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, however, that the Master Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans (or the Serviced Companion Loans) to either Rating Agency in connection with any such review and evaluation by such Rating Agency unless (x) borrower, property or deal specific identifiers are redacted; (y) such information has already been provided to the Rule 17g-5 Information Provider and has been uploaded onto the Rule 17g-5 Information Provider’s Website or the

Master Servicer or Special Servicer, as applicable, has provided such information to such Rating Agency in accordance with Section 3.28(k) of this Agreement; or (z) the Rating Agency confirms that it does not intend to use such information in undertaking credit rating surveillance with respect to any Class of Certificates; provided, however, that the Rating Agencies may use information delivered under this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement) or comprised of information collected by the applicable Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 3.28(i).

(j)        Insofar as any matter involving or relating to a Serviced Loan Combination requires a Rating Agency Confirmation, the Person required to seek such Rating Agency Confirmation shall determine if an analogous rating agency confirmation either (i) is expressly required to be obtained with respect to such matter under the related Co-Lender Agreement or (ii) is expressly required (or, if the subject Serviced Loan Combination were being serviced under such Other Pooling and Servicing Agreement, would have been required) to be obtained with respect to such matter under the related Other Pooling and Servicing Agreement, and, if so required, the Person(s) seeking such Rating Agency Confirmation shall also obtain such analogous rating agency confirmation with respect to such matter from each Companion Loan Rating Agency, so long as the holder(s) of such Companion Loan(s) have notified the parties to this Agreement of such requirement (which may be satisfied by delivery thereto of the applicable Other Pooling and Servicing Agreement and cooperation from the Other Master Servicer as to the assessment of such requirement), the identity of the applicable NRSROs, the identity of the applicable rule 17g-5 information provider and the location of the applicable rule 17g-5 information provider’s website. To the extent any provision of this Agreement requires a Requesting Party to obtain such an analogous rating agency confirmation from a Companion Loan Rating Agency, the provisions of this Section 3.28 for satisfying such rating agency confirmation condition shall be applicable. The requirement to obtain a Rating Agency Confirmation from a Companion Loan Rating Agency with respect to any Serviced Companion Loan Securities will be subject to, will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement.

(k)       In connection with the delivery by the Master Servicer or the Special Servicer to the Rule 17g-5 Information Provider of any information, report, notice or document for posting to the Rule 17g-5 Information Provider’s Website, the Rule 17g-5 Information Provider shall notify the Master Servicer or the Special Servicer, as applicable, of when such information, report, notice or document has been posted to the Rule 17g-5 Information Provider’s Website. The Master Servicer or the Special Servicer, as applicable, may (but is not obligated to) send such information, report, notice or other document to the applicable Rating Agency, but any such delivery may not occur until the earlier of (i) after receipt of confirmation from the Rule 17g-5 Information Provider that such information, report, notice or document has been posted to the Rule 17g-5 Information Provider’s Website or (ii) 12:00 P.M. on the first Business Day after it has provided such information, report, notice or other document to the Rule 17g-5 Information Provider.

SECTION 3.29.      [Reserved]

SECTION 3.30.      General Acknowledgement Regarding Non-Serviced Companion Loan Holders.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) each Non-Serviced Companion Loan Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) each Non-Serviced Companion Loan Holder may act solely in its own interests; (iii) each Non-Serviced Companion Loan Holder shall not have any duties to the Holders of any Class of Certificates; and (iv) each Non-Serviced Companion Loan Holder shall not have any liability whatsoever for having so acted in its own interests, and no Certificateholder may take any action whatsoever against any Non-Serviced Companion Loan Holder or any director, officer, employee, agent or principal thereof for such Non-Serviced Companion Loan Holder’s having so acted in its own interests.

SECTION 3.31.      Matters Regarding the Non-Serviced Mortgage Loans.

(a)       In the event that any Non-Serviced Trustee, Non-Serviced Master Servicer or Non-Serviced Special Servicer shall be replaced in accordance with the terms of the related Non-Serviced Pooling and Servicing Agreement, the Master Servicer and the Special Servicer shall acknowledge any such successor as the successor to such Non-Serviced Trustee, Non-Serviced Master Servicer or Non-Serviced Special Servicer, as the case may be, and shall, upon receiving notice of the same, notify the Trustee regarding such replacement.

(b)       If any of the Trustee, the Certificate Administrator or the Master Servicer receive notice from a Rating Agency that the Master Servicer is no longer an “approved” master servicer by any of the Rating Agencies rating the Certificates, then the Trustee, the Certificate Administrator or the Master Servicer, as applicable, shall promptly notify the related Non-Serviced Master Servicer of the same.

SECTION 3.32.      Litigation Control.

(a)       The Special Servicer shall, with respect to litigation involving a Serviced Mortgage Loan or Serviced Loan Combination, and, if the Special Servicer contemplates availing itself of indemnification as provided for under Section 6.03 of this Agreement, the Special Servicer shall, for the benefit of the Certificateholders, direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to (i) the enforcement of the obligations of a Borrower under the related Mortgage Loan Documents and (ii) any action brought against the Trust or any party to this Agreement with respect to the servicing of any such Mortgage Loan (the foregoing rights and obligations, “Litigation Control”). Such Litigation Control shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard. Upon becoming aware of or being named in any claim or litigation that falls within the scope of Litigation Control and is of a material nature (a “Material Litigation Control Matter”), the Special Servicer shall promptly notify the Directing Certificateholder of such claim or litigation. For avoidance of doubt, the Special Servicer shall direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to The Frontier Borrower Litigation as defined in Section 3.34(a) of this Agreement.

(b)       In connection with any Material Litigation Control Matter, the Special Servicer shall submit any decision to commence any proceeding or similar action in a Material Litigation Control Matter or any decision to agree to or propose any terms of settlement in a Material Litigation Control Matter to the Directing Certificateholder for its approval or consent (or its deemed approval or deemed consent as provided below) and notice of any such decision to the related Serviced Companion Loan Holder if such matter affects the related Serviced Companion Loan. Subject to Section 3.32(e), if and as applicable, the Special Servicer shall not take any action implementing any such decision described in the preceding sentence unless and until it has notified in writing the Directing Certificateholder and the Directing Certificateholder has not objected in writing within five (5) Business Days of receipt of such notice and receipt of all information that the Directing Certificateholder has reasonably requested with respect thereto promptly following its receipt of such notice. If such written objection has not been received by the Special Servicer within such 5-Business Day period, then the Directing Certificateholder shall be deemed to have approved the taking of such action; provided that, if the Special Servicer determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Serviced Loan Combination, the related Companion Loan Holders, the Special Servicer may take such action without waiting for the Directing Certificateholder’s response; provided that the Special Servicer has confirmation that the Directing Certificateholder has received notice of such action in writing.

(c)       [Reserved].

(d)       Notwithstanding the foregoing, (i) if any action, suit, litigation or proceeding names the Trustee, the Certificate Administrator or the Master Servicer in their individual capacity, or if any judgment is rendered against the Trustee, the Certificate Administrator or the Master Servicer in their individual capacity, the Trustee, the Certificate Administrator or the Master Servicer, as the case may be, upon prior written notice to the Special Servicer, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to direct, manage or prosecute such litigation or claim); (ii) in any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Borrower under the related loan documents or otherwise relating to the servicing of a Mortgage Loan, Loan Combination or Mortgaged Property, the Special Servicer shall not, without the prior written consent of the Trustee or the Certificate Administrator, as applicable, (A) initiate any action, suit, litigation or proceeding in the name of the Trustee or the Certificate Administrator, whether in such capacity or individually, (B) engage counsel to represent the Trustee or the Certificate Administrator, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Trustee or the Certificate Administrator to be registered to do business in any state (provided that the Special Servicer shall not be responsible for any delay due to the unwillingness of the Certificate Administrator or the Trustee, as applicable, to grant such consent); and (iii) if any court finds that the Trustee, the Certificate Administrator or the Master Servicer is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan or Loan Combination, the Trustee, the Certificate Administrator or the Master Servicer shall each have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest (but not to otherwise direct, manage or prosecute such litigation or claim). Subject to the rights of the Directing Certificateholder under this Section 3.32, nothing in this paragraph shall be interpreted to preclude the Special Servicer from initiating any Litigation Control-related action, suit, litigation or proceeding in its name as a representative of the Trust Fund.

(e)       Notwithstanding anything herein to the contrary, no advice, direction, objection of, or consent given or withheld by the Directing Certificateholder shall (i) require or cause the Special Servicer to violate any provision of any Mortgage Loan Documents, any related Co-Lender Agreement, any related intercreditor, co-lender or similar agreement, applicable law, this Agreement or the REMIC Provisions, including without limitation the Special Servicer’s obligation to act in accordance with the Servicing Standard and the related Mortgage Loan Documents, and to maintain the REMIC status of any Trust REMIC, (ii) result in the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any REMIC Pool to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes, (iii) expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Depositor, the Trust Fund or the Trustee or any of their respective Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) materially expand the scope of the Special Servicer’s, the Master Servicer’s, the Certificate Administrator’s or the Trustee’s responsibilities under this Agreement; and the Special Servicer shall not follow any such advice, direction or objection if given by the Directing Certificateholder, or initiate any such actions, that would have the effect described in clauses (i)-(iv) of this sentence.

SECTION 3.33.      Delivery of Conflicted Loan Information to the Certificate Administrator.

(a)       Any Conflicted Loan Information that the Master Servicer or the Special Servicer identifies and delivers to the Certificate Administrator for posting to the Certificate Administrator’s Website shall be delivered to the Certificate Administrator via e-mail to cmbsexcludedinformation@wellsfargo.com (or via such other electronic means as are mutually acceptable to the parties) in one or more separate files labeled “Conflicted Controlling Class Loan” followed by the applicable loan name and loan file. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.33 shall not be separately posted as Conflicted Loan Information on the Certificate Administrator’s Website, and any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section shall be posted on the Certificate Administrator’s Website under the “Conflicted Loan Information” section, as provided under Section 8.12(b). When so posted, the Conflicted Holders shall be prohibited from the access of Conflicted Loan Information with respect to any Conflicted Controlling Class Loans on the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Conflicted Controlling Class Loans). The Master Servicer and the Special Servicer shall not have any obligations to separately label and deliver any Conflicted Loan Information in accordance with this Section 3.33 until such party has received written notice with respect to the related Conflicted Controlling Class Loan in the form of Exhibit K-2B to this Agreement. Nothing set forth in this Agreement shall prohibit the Controlling Class Certificateholder or any Conflicted Holders from receiving, requesting and reviewing any Conflicted Loan Information relating to any Conflicted Controlling Class Loan with respect to which such Controlling Class Certificateholder is not a Borrower Party and, if such Conflicted Loan Information is not available on the Certificate Administrator’s Website, such Controlling Class Certificateholder that is not a Borrower Party with respect to the related Conflicted Controlling Class Loan shall be permitted to obtain such information in accordance with Section 4.02(a) of this Agreement.

SECTION 3.34.      Limited Purpose Anticipated Expense Account.

(a)       The Special Servicer shall segregate and hold all funds collected and received by it in connection with the litigation involving The Frontier Mortgage Loan and the related Borrower (“The Frontier Borrower Litigation”) separate and apart from its own funds and general assets and establish and maintain the Limited Purpose Anticipated Expense Account, to be held on behalf of the Trustee in trust for the benefit of the Certificateholders, as a collective whole, for costs and expenses related to The Frontier Borrower Litigation (“Frontier Litigation Costs”). The Limited Purpose Anticipated Expense Account shall be an Eligible Account. Funds in the Limited Purpose Anticipated Expense Account may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall be entitled to make withdrawals from the Limited Purpose Anticipated Expense Account to pay itself, as compensation from the Mortgage Loan Seller for administering the Limited Purpose Anticipated Expense Account, interest and investment income earned in respect of amounts held in the Limited Purpose Anticipated Expense Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the Limited Purpose Anticipated Expense Account for any Collection Period). The Special Servicer shall give notice to the other parties hereto of the location of the Limited Purpose Anticipated Expense Account when first established and of the new location of the Limited Purpose Anticipated Expense Account prior to any change thereof.

(b)       Pursuant to the Mortgage Loan Purchase Agreement, the Mortgage Loan Seller shall pay to the Depositor $150,000 (the “Initial Limited Purpose Anticipated Expense Amount”) on the Closing Date to be transferred to and deposited by the Special Servicer into the Limited Purpose Anticipated Expense Account. The Special Servicer shall be permitted to withdraw funds from the Limited Purpose Anticipated Expense Account to pay the Frontier Litigation Costs. If, in its reasonable judgment, the Special Servicer determines that the Frontier Litigation Costs exceed the Initial Limited Purpose Anticipated Expense Amount, the Special Servicer shall promptly notify the Depositor to request that the Mortgage Loan Seller provide additional funds not to exceed $100,000 (the “Additional Limited Purpose Anticipated Expense Amount” and, together with the Initial Limited Purpose Anticipated Expense Amount”, the “Limited Purpose Anticipated Expense Cap Amount”) to be used to pay the Frontier Litigation Costs. Upon receipt of such request from the Depositor, the Mortgage Loan Seller shall pay to the Depositor such requested Additional Limited Purpose Anticipated Expense Amount, which shall be transferred to and deposited by the Special Servicer into the Limited Purpose Anticipated Expense Account. The Frontier Litigation Costs shall be paid, first, from funds in the Limited Purpose Anticipated Expense Account, and second, if the Frontier Litigation Costs exceeds the Limited Purpose Anticipated Expense Cap Amount, such excess shall be an expense of the Trust and shall be payable from the Collection Account.

(c)       Notwithstanding anything herein to the contrary, any and all amounts in the Limited Purpose Anticipated Expense Account shall only be used in accordance with this Section 3.34 and shall not be distributed to Certificateholders. Upon termination of The Frontier Borrower Litigation, the Special Servicer shall promptly pay any and all outstanding Frontier Litigation Costs and shall (i) withdraw all remaining funds in the Limited Purpose Anticipated Expense Account and deliver such funds to the Mortgage Loan Seller and (ii) to the extent that any Frontier Litigation Costs are recovered by the Special Servicer, deliver such recovered Frontier Litigation Costs to the Mortgage Loan Seller up to an amount equal to the Limited Purpose Anticipated Expense Cap Amount. Any recovered Frontier Litigation Costs in excess of the Limited Purpose Anticipated Expense Cap Amount shall be deemed payable by the Mortgage Loan Seller to the Special Servicer as Additional Special Servicing Compensation with regard to The Frontier Borrower Litigation.

(d)       For income tax purposes, the Mortgage Loan Seller shall be the owner of the Limited Purpose Anticipated Expense Account and none of the amounts in the Limited Purpose Anticipated Expense Account shall be the assets of any REMIC Pool.

ARTICLE IV

PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.01.      Distributions.

(a)       On each Distribution Date, the Certificate Administrator shall apply amounts on deposit in the Distribution Account for the following purposes and in the following order of priority, in each case to the extent of the remaining portion of the Available Distribution Amount for such Distribution Date:

(1)       to make distributions of interest to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class X Certificates, up to an amount equal to, and pro rata as among such Holders of such Classes in accordance with, the Interest Distribution Amounts in respect of each such Class for such Distribution Date;

(2)       to make distributions of principal to the Holders of the respective Classes of Class A Certificates, in the following amounts and order of priority (the aggregate amount of such distribution not to exceed the Principal Distribution Amount for such Distribution Date):

(A)      first, to the Holders of the Class A-1 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, and (2) the Class Principal Balance of the Class A-1 Certificates immediately prior to such Distribution Date;

(B)      second, to the Holders of the Class A-2 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A-1 Certificates as described in the immediately preceding clause (A) and (2) the Class Principal Balance of the Class A-2 Certificates immediately prior to such Distribution Date; and

(C)       third, to the Holders of the Class A-3 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A-1 and Class A-2 Certificates as described in the immediately preceding clause (A) and (B) and (2) the Class Principal Balance of the Class A-3 Certificates immediately prior to such Distribution Date;

(D)       fourth, to the Holders of the Class A-4 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A-1, Class A-2 and Class A-3 Certificates as described in the immediately preceding clause (A), (B) and (C) and (2) the Class Principal Balance of the Class A-4 Certificates immediately prior to such Distribution Date;

(E)       fifth, to the Holders of the Class A-5 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates as described in the immediately preceding clause (A), (B), (C) and (D) and (2) the Class Principal Balance of the Class A-5 Certificates immediately prior to such Distribution Date;

(3)       to make distributions to the Holders of the respective Classes of Class A Certificates, up to an amount equal to, and pro rata as among such Holders of such Classes in accordance with the respective entitlements of those Classes, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Class A Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(4)       to make distributions of interest to the Holders of the Class A-S Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(5)       after the Class Principal Balances of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates and the Class A-5 Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class A-S Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(6)       to make distributions to the Holders of the Class A-S Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(7)       to make distributions of interest to the Holders of the Class B Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(8)       after the Class Principal Balances of the Class A-S Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class B Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(9)       to make distributions to the Holders of the Class B Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(10)     to make distributions of interest to the Holders of the Class C Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(11)       after the Class Principal Balance of the Class B Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class C Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(12)     to make distributions to the Holders of the Class C Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(13)     to make distributions of interest to the Holders of the Class D Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(14)     after the Class Principal Balance of the Class C Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class D Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(15)     to make distributions to the Holders of the Class D Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(16)     to make distributions of interest to the Holders of the Class E Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(17)     after the Class Principal Balance of the Class D Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class E Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(18)     to make distributions to the Holders of the Class E Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if

any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(19)     to make distributions of interest to the Holders of the Class F Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(20)     after the Class Principal Balance of the Class E Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class F Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(21)     to make distributions to the Holders of the Class F Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(22)     to make distributions of interest to the Holders of the Class G Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(23)     after the Class Principal Balance of the Class F Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class G Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(24)     to make distributions to the Holders of the Class G Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(25)     to make distributions to the Holders of the Class R Certificates, up to an amount equal to the excess, if any, of (A) the Available Distribution Amount for such Distribution Date, over (B) the aggregate distributions made in respect of the Classes of Regular Certificates on such Distribution Date pursuant to the prior clauses of this Section 4.01(a).

Notwithstanding any contrary provision described above, if (I) as of the commencement of business on such Distribution Date, (i) any Class A-1, Class A-2, Class A-3, Class A-4 or Class A-5 Certificate remains outstanding and (ii) the aggregate of the Class Principal Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have previously been reduced to zero as a result of the allocation of Realized Losses and Additional Trust Fund Expenses pursuant to Section 4.04(a), or (II) such Distribution Date is the Final Distribution Date, then, in each case, the

Certificate Administrator shall, in lieu of the distributions otherwise required under clause (2) above, make distributions of principal to the Holders of the Classes of the Class A Certificates, pro rata as among such Holders of such Classes in accordance with their Class Principal Balances outstanding immediately prior to such Distribution Date, up to an amount (not to exceed the aggregate of the Class Principal Balances of such Classes of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date.

(b)           Funds on deposit in the Distribution Account on each Distribution Date that represent Prepayment Premiums or Yield Maintenance Charges Received by the Trust with respect to any Mortgage Loan or REO Mortgage Loan during the related Collection Period, in each case net of any Liquidation Fees payable therefrom, shall be distributable as follows: If any Prepayment Premium is collected during any Collection Period with respect to any Mortgage Loan, then on the immediately succeeding Distribution Date, the Certificate Administrator shall distribute all such Prepayment Premiums (net of liquidation fees payable therefrom) to the holders of the Class X Certificates. If any Yield Maintenance Charge is collected during any Collection Period with respect to any Mortgage Loan, then on the immediately succeeding Distribution Date, the Certificate Administrator shall distribute all such Yield Maintenance Charge to the holders of the related Classes of Certificates as follows: (1) to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-S, Class B and Class C Certificates and the Class X Certificates (the “YM Group”) pursuant to the following paragraph, until the Certificate Principal Balance and Notional Amount of all such Classes have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans and (2) any Yield Maintenance Charge remaining after the allocations set forth in clause (1) above, to the Class D, Class E, Class F and Class G Certificates, an amount of Yield Maintenance Charges equal to the product of (a) a fraction whose numerator is the amount of principal distributed to such Class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Class D, Class E, Class F and Class G Certificates on such Distribution Date, and (b) the Yield Maintenance Charges collected during the related Collection Period.

Yield Maintenance Charges distributed to the YM Group will be allocated between the Classes of Certificates in the YM Group in the following manner: (A) each Class of Principal Balance Certificates in the YM Group will be entitled to receive on each Distribution Date an amount of Yield Maintenance Charges equal to the sum of the product of (a) a fraction whose numerator is the amount of principal distributed to such Class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in the YM Group representing principal payments in respect of the Mortgage Loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (c) the Yield Maintenance Charges collected during the related collection period and allocated to the YM Group and (B) any Yield Maintenance Charges allocated to the YM Group collected during the related Collection Period remaining after such distributions will be distributed to the Class X Certificates in the YM Group.

For purposes of the second preceding paragraph, the relevant “Base Interest Fraction” in connection with any Principal Prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge, and with respect to any Class of Principal Balance Certificates, shall be a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class for the related Distribution Date, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the Mortgage Rate on such Mortgage Loan and (ii) the applicable Discount Rate; provided that: (a) under no circumstances will the Base Interest Fraction be greater than 1.0; (b) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such

Mortgage Loan and is greater than or equal to the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction will equal zero; and (c) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is less than the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction shall be equal to 1.0. If a Mortgage Loan provides for a step-up in the Mortgage Rate, then the Mortgage Rate used in the determination of the Base Interest Fraction will be the Mortgage Rate in effect at the time of the prepayment.

For purposes of the preceding paragraph, the relevant “Discount Rate” in connection with any Yield Maintenance Charge collected on any prepaid Mortgage Loan or REO Mortgage Loan and distributable on any Distribution Date shall be a rate per annum equal to (i) if a discount rate was used in the calculation of the applicable Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Mortgage Loan, as the case may be, such discount rate (as reported by the Master Servicer), converted (if necessary) to a monthly equivalent yield, or (ii) if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Mortgage Loan, as the case may be, the yield calculated by the linear interpolation of the yields (as reported under the heading “U.S. Government Securities/Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519) published by the Federal Reserve Board for the week most recently ended before the date of the relevant prepayment (or deemed prepayment) of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the related Stated Maturity Date, such interpolated yield converted to a monthly equivalent yield. If Federal Reserve Statistical Release H.15 (519) is no longer published, the Certificate Administrator shall select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities.

(c)       All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise provided below, all such distributions with respect to each Class of Certificates on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined, in the case of a Principal Balance Certificate, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Certificate pursuant to Section 4.04(a)) will be made in a like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution. Prior to any termination of the Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a Certificate in reimbursement of a Realized Loss or Additional Trust Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Certificateholder that surrendered such Certificate as such address last appeared in the Certificate Register or to any other address of which the Certificate Administrator was subsequently notified in writing. If such check is returned to the Certificate Administrator, then the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate. Any funds in respect of a check returned to the Certificate Administrator shall be set aside by the Certificate Administrator and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If the Certificate Administrator has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Certificate Administrator shall, subject to applicable law, distribute the unclaimed funds to the Class R Certificateholders.

(d)       Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each indirect participating brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Depositor, the Special Servicer or the Master Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Certificate Administrator and the Depositor shall perform their respective obligations under each of the Letter of Representations among the Depositor, the Certificate Administrator and the initial Depository dated as of the Closing Date and pertaining to the Book-Entry Certificates, a copy of which Letters of Representation are attached hereto as Exhibit B.

(e)       The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund with respect to the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates with respect to amounts properly previously distributed on the Certificates.

(f)        Except as otherwise provided in Section 9.01, whenever the Certificate Administrator receives written notification of or expects that the final distribution with respect to any Class of Certificates (determined, in the case of a Class of Principal Balance Certificates, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Class of Certificates pursuant to Section 4.04(a)) will be made on the next Distribution Date, the Certificate Administrator shall, no later than the second Business Day prior to such Distribution Date, mail to each Holder of record of such Class of Certificates on such date (with a copy to be posted to the Certificate Administrator’s Website in accordance with Section 8.12) a notice to the effect that:

(i)        the Certificate Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Certificate Registrar or at such other location therein specified, and

(ii)       no interest shall accrue on such Certificates from and after the end of the Interest Accrual Period for such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(f) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, then the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such non-tendering Certificateholders following the first anniversary of the delivery of such second notice thereto shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If all of the Certificates as to which notice has been given pursuant to this Section 4.01(f) shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Certificate Administrator shall, subject to applicable law with respect to escheatment of funds, distribute to the Class R Certificateholders all unclaimed funds and other assets which remain subject thereto.

(g)       All distributions made in respect of each Class of Principal Balance Certificates on each Distribution Date (including the Final Distribution Date) pursuant to Section 4.01(a) or Section 4.01(b) shall be deemed to have first been distributed from REMIC II to REMIC III with respect to the Corresponding REMIC II Regular Interest(s) for such Class of Principal Balance Certificates, as applicable; and all distributions made with respect to the Class X Certificates on each Distribution Date pursuant to Section 4.01(a) or Section 4.01(b), and allocable to any particular REMIC III Component of such Class of Principal Balance Certificates, shall be deemed to have first been distributed from REMIC II to REMIC III in respect of the Corresponding REMIC II Regular Interest for such REMIC III Component. In each case, if such distribution on any such Class of Certificates was a distribution of accrued interest, of principal, of additional interest (in the form of one or more Additional Yield Amounts) or in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously allocated to such Class of Principal Balance Certificates, then the corresponding distribution deemed to be made on a REMIC II Regular Interest pursuant to the preceding sentence (and, if applicable the next paragraph) shall be deemed to also be, respectively, a distribution of accrued interest, of principal, of additional interest (in the form of one or more Additional Yield Amounts) or in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously allocated to REMIC III in respect of such REMIC II Regular Interest.

The actual distributions made by the Certificate Administrator on each Distribution Date in respect of the Regular Certificates pursuant to Section 4.01(a) or Section 4.01(b), as applicable, shall be deemed to have been so made from the amounts deemed distributed with respect to the REMIC II Regular Interests on such Distribution Date pursuant to this Section 4.01(g). Notwithstanding the deemed distributions on the REMIC II Regular Interests described in this Section 4.01(g), actual distributions of funds from the REMIC Sub-Account of the Distribution Account shall be made only in accordance with Section 4.01(a) or Section 4.01(b), as applicable.

(h)       On each Distribution Date, including the Final Distribution Date, the Available Distribution Amount for such date shall be deemed to have first been distributed from REMIC I to REMIC II in respect of the REMIC I Regular Interests, in each case to the extent of the remaining portions of such funds, for the following purposes and in the following order of priority:

(i)        as deemed distributions of interest with respect to all the REMIC I Regular Interests, up to an amount equal to, and pro rata in accordance with, all Uncertificated Distributable Interest with respect to each REMIC I Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution Dates;

(ii)       as deemed distributions of principal with respect to all the REMIC I Regular Interests, up to an amount equal to, and pro rata in accordance with, as to each REMIC I Regular Interest, the portion of the Principal Distribution Amount for such Distribution Date attributable to the related Mortgage Loan(s) or REO Mortgage Loan(s); and

(iii)      as deemed distributions with respect to all the REMIC I Regular Interests, up to an amount equal to, pro rata in accordance with, and in reimbursement of, any Realized Losses and Additional Trust Fund Expenses previously allocated to each REMIC I Regular Interest (with compounded interest).

The portion of each Prepayment Premium and Yield Maintenance Charge that is distributed to any Class of Regular Certificates on any Distribution Date shall, in each case, be deemed to have been distributed from REMIC I to REMIC II in respect of the REMIC I Regular Interest(s) corresponding to the prepaid Mortgage Loan or REO Mortgage Loan, as the case may be, in respect of which such Prepayment Premium or Yield Maintenance Charge was received or deemed received.

The actual distributions made by the Certificate Administrator on each Distribution Date in respect of the Regular Certificates pursuant to Section 4.01(a) or Section 4.01(b), as applicable, shall be deemed to have been so made from the amounts deemed distributed with respect to the REMIC I Regular Interests on such Distribution Date pursuant to this Section 4.01(h). Notwithstanding the deemed distributions on the REMIC I Regular Interests described in this Section 4.01(h), actual distributions of funds from the REMIC Sub-Account of the Distribution Account shall be made only in accordance with Section 4.01(a) or Section 4.01(b), as applicable.

SECTION 4.02.      Distribution Date Statements; Servicer Reporting.

(a)       Distribution Date Statements and Information. Based on information provided to the Certificate Administrator by the Master Servicer pursuant to Sections 3.12, 4.02(c) and 4.02(f), the Certificate Administrator shall prepare (or cause to be prepared) and, on each Distribution Date, provide or make available electronically (or, upon request by a Privileged Person who is a Certificateholder or Certificate Owner or by any Privileged Person who cannot receive a copy electronically, by first class mail) to each Privileged Person a statement substantially in the form of, and containing the information set forth in, Exhibit G-1 hereto and in any event containing the information set forth on Exhibit G-2 (the “Distribution Date Statement”), detailing the distributions on such Distribution Date and the performance, both in the aggregate and individually to the extent available, of the Mortgage Loans and the Mortgaged Properties; provided that the Certificate Administrator need not deliver to the Depositor, the Master Servicer, the Special Servicer, the Placement Agents, the Rating Agencies or the Directing Certificateholder any Distribution Date Statement that has been made available to such Person via the Certificate Administrator’s Website as provided below; and provided, further, that the Certificate Administrator has no affirmative obligation to discover the identities of Certificate Owners and need only react to Persons claiming to be Certificate Owners in accordance with Section 5.06.

The Master Servicer or Special Servicer, as applicable, shall provide (in electronic media) to each Serviced Companion Loan Holder and, upon reasonable request, to any Certificateholder identified to the Master Servicer to the Master Servicer’s reasonable satisfaction (at the expense of such Certificateholder) copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer and, with respect to any Serviced Companion Loan Holder, any other information regarding the related Serviced Loan Combination provided by the Master Servicer or the Special Servicer to any other party hereunder, at the same time such information is provided to any such party; provided that, in connection therewith, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates or a Serviced Companion Loan Holder or a regulator or a governmental body and will keep such information confidential and is not a Borrower or an Affiliate of a Borrower.

Upon the reasonable request of any Controlling Class Certificateholder identified to the Master Servicer (in the case of a Performing Serviced Mortgage Loan) or the Special Servicer (in the case of a Specially Serviced Mortgage Loan) to the Master Servicer’s or Special Servicer’s reasonable satisfaction and such information is in the Master Servicer’s or Special Servicer’s possession, the Master Servicer or Special Servicer shall provide or make available (or forward electronically) to such Controlling Class Certificateholder (at the expense of such Controlling Class Certificateholder) any Conflicted Loan Information (available to Privileged Persons through the Certificate Administrator’s Website but not accessible to such Controlling Class Certificateholder through the Certificate Administrator’s Website on account of it constituting Conflicted Loan Information) relating to any Conflicted Controlling Class Loan with respect to which such Controlling Class Certificateholder is not a Conflicted Holder; provided that, in connection therewith, the Master Servicer or Special Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or Special Servicer, generally to the effect that such Person is a Controlling Class Certificateholder, will keep such Conflicted Loan Information confidential and is not a Borrower Party, upon which the Master Servicer or Special Servicer may conclusively rely. In addition, the Master Servicer and the Special Servicer shall be entitled to conclusively rely on delivery from a Controlling Class Certificateholder, as applicable, of an Investor Certification substantially in the form of Exhibit K-2B that such Controlling Class Certificateholder is not a Conflicted Holder with respect to a particular Mortgage Loan.

None of the Master Servicer, the Special Servicer or the Certificate Administrator shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower, each other or a third party, and accepted by it in good faith, that is included in any reports, statements, materials or information prepared or provided by the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable. None of the Certificate Administrator, the Master Servicer or the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Borrower, a third party or each other.

Any Privileged Person that is a Borrower, a manager of a Mortgaged Property, an Affiliate of the foregoing, or an agent of any Borrower shall be entitled to access only the Distribution Date Statement on the Certificate Administrator’s Website. The provisions in this Section shall not limit the Master Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

Notwithstanding the foregoing, in no event shall any provision of this Agreement be construed to require the Master Servicer, the Special Servicer or the Certificate Administrator to produce any ad hoc or non-standard written reports (in addition to the CREFC® reports, inspection reports and other specific periodic reports otherwise required). If the Master Servicer, the Special Servicer or the Certificate Administrator elects to provide any ad hoc or non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

(b)       Certain Tax-Related Reporting to Certificateholders by the Certificate Administrator. Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall prepare, or cause to be prepared, and mail to each Person who at any time during the calendar year was a Certificateholder such customary information as the Certificate Administrator deems necessary or desirable for Certificateholders to prepare their federal, state and local income tax returns, including the amount of original issue discount accrued on the Certificates, if applicable. The obligations of the Certificate Administrator in the immediately preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code. As soon as practicable following the request of any Certificateholder in writing, the Certificate Administrator shall furnish to such Certificateholder such information regarding the Mortgage Loans and the Mortgaged Properties as such Certificateholder may reasonably request and, as has been furnished to, or may otherwise be in the possession of, the Certificate Administrator. Each of the Master Servicer and the Special Servicer shall promptly provide to the Depositor and the Certificate Administrator such information regarding, in the case of the Master Servicer, the Mortgage Loans and the Mortgaged Properties and, in the case of the Special Servicer, the Specially Serviced Mortgage Loans and the Administered REO Properties, as the case may be, in any event as such party may reasonably request and that has been furnished to, or may otherwise be in the possession of, the Master Servicer or the Special Servicer, as the case may be.

(c)       CREFC® Loan Periodic Update Files. Not later than 2:00 p.m. (New York City time) on the second Business Day following each Determination Date (which is also the second Business Day preceding the related Distribution Date), the Master Servicer shall deliver to the Certificate Administrator the CREFC® Loan Periodic Update File, combining information with respect to the Mortgage Loans, reflecting information as of the close of business on such Determination Date. The CREFC® Loan Periodic Update File delivered by the Master Servicer as described above shall be in an electronic format that is mutually acceptable to the Master Servicer and the Certificate Administrator.

Notwithstanding the foregoing, the parties agree that the CREFC® Loan Periodic Update File required to be delivered by the Master Servicer in April 2017 will be based solely upon information generated from actual collections received by the Master Servicer or that are remitted to the Master Servicer from any Non-Serviced Master Servicer and from information that the respective Mortgage Loan Seller deliver or cause to be delivered to the Master Servicer (including but not limited to information prepared by third-party servicers of the subject Mortgage Loans with respect to the period prior to the Closing Date). The Special Servicer, upon request by the Master Servicer, provide the Master Servicer with such requested information in its possession regarding the Specially Serviced Mortgage Loans and Administered REO Properties as may be reasonably necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator.

(d)       CREFC® Operating Statement Analysis Report, CREFC® Financial Files, CREFC® Comparative Financial Status Reports and CREFC® NOI Adjustment Worksheets. The Master

Servicer shall prepare and maintain a CREFC® Operating Statement Analysis Report and a CREFC® NOI Adjustment Worksheet with respect to each Mortgaged Property that secures a Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan and the Special Servicer shall prepare and maintain a CREFC® Operating Statement Analysis Report and a CREFC® NOI Adjustment Worksheet with respect to each Specially Serviced Mortgage Loan and Administered REO Property, in each case in accordance with the provisions described below and, with respect to any Mortgage Loan secured by multiple Mortgaged Properties, prepared on a consolidated basis. As to quarterly (that is, not annual) periods, within 105 calendar days after the end of each of the first three calendar quarters (in each year) for the trailing or quarterly information received, commencing with respect to the quarter ending on June 30, 2017, the Master Servicer (in the case of Mortgaged Properties that secure Serviced Mortgage Loans that are not Specially Serviced Mortgage Loans and REO Properties) or the Special Servicer (in the case of Mortgaged Properties securing Specially Serviced Mortgage Loans and Administered REO Properties) shall, based upon the operating statements or rent rolls received (if and to the extent received by the Master Servicer or Special Servicer, as applicable) and covering such calendar quarter, prepare (or, if previously prepared, update) the CREFC® Operating Statement Analysis Report and the CREFC® Comparative Financial Status Report for each related Mortgaged Property and/or REO Property, using the normalized quarterly and normalized year-end operating statements and rent rolls received from the related Borrower; provided, however, that, with respect to any obligation of the Master Servicer or Special Servicer, as applicable, to provide a quarterly analysis or update, such quarterly analysis or update with respect to the first calendar quarter of each year shall not be required to the extent provided in the then-current applicable CREFC® guidelines; provided further, that no quarterly analysis or update will be required with respect to any Mortgage Loan if the related loan documents do not require the related Borrower to deliver the necessary information on a quarterly basis and the Master Servicer or Special Servicer is unable to obtain such information from the related Borrower. As to annual (that is, not quarterly) periods, not later than June 30 of each year (beginning in 2018 for year-end 2017), the Master Servicer (in the case of Mortgaged Properties that secure Serviced Mortgage Loans that are not Specially Serviced Mortgage Loans and REO Properties) or the Special Servicer (in the case of Mortgaged Properties securing Specially Serviced Mortgaged Loans and Administered REO Properties) shall, based upon the most recently available normalized year-end financial statements and most recently available rent rolls received (if and to the extent received by the Master Servicer or Special Servicer, as applicable) not less than thirty (30) days prior to May 31, prepare (or, if previously prepared, update) the CREFC® Operating Statement Analysis Report, the CREFC® Comparative Financial Status Report and a CREFC® NOI Adjustment Worksheet for each related Mortgaged Property and/or REO Property.

The Special Servicer shall remit electronically an image of each CREFC® Operating Statement Analysis Report and/or each CREFC® NOI Adjustment Worksheet prepared or updated by it (promptly following initial preparation and each update thereof), together with the underlying operating statements and rent rolls, to the Master Servicer (and the Directing Certificateholder and, upon request, the Certificate Administrator). The Master Servicer shall remit electronically an image of each CREFC® Operating Statement Analysis Report and/or each CREFC® NOI Adjustment Worksheet prepared or updated by it (promptly following initial preparation, each update or receipt thereof), together with the underlying operating statements and rent rolls to the Directing Certificateholder, the Certificate Administrator (upon request) and, in the case of such a report prepared or updated by the Master Servicer, the Special Servicer. The Certificate Administrator shall, upon request from the Master Servicer or the Special Servicer and, to the extent such items have been delivered to the Certificate Administrator by the Master Servicer or the Special Servicer, make such report (and any underlying operating statements and rent rolls) available to Certificateholders pursuant to Section 8.12(b).

With respect to a Non-Serviced Mortgage Loan, the Master Servicer shall deliver information comparable to the above-described information to the same Persons as described above in this Section 4.02(d) and according to the same time frames as described above in this Section 4.02(d), with reasonable promptness following the Master Servicer’s receipt of such information from the related Non-Serviced Master Servicer under the applicable Non-Serviced Pooling and Servicing Agreement.

If, with respect to any Performing Serviced Mortgage Loan, the Special Servicer has any questions for the related Borrower based upon the information delivered to the Special Servicer pursuant to Section 3.12(a) or this Section 4.02(d), the Master Servicer shall, in this regard and without otherwise changing or modifying its duties hereunder, reasonably cooperate with the Special Servicer in assisting the Special Servicer in the Special Servicer’s efforts to contact and solicit information from such Borrower.

(e)       Reporting by the Special Servicer. Not later than 1:00 p.m. (New York City time) on the first Business Day following each Determination Date following the earliest date on which any Mortgage Loan has become a Specially Serviced Mortgage Loan, the Special Servicer shall prepare and deliver or cause to be delivered to the Master Servicer the CREFC® Special Servicer Loan File, providing the required information as of such Determination Date. In addition, the Special Servicer shall from time to time provide the Master Servicer with such information in the Special Servicer’s possession regarding any Specially Serviced Mortgage Loan or Administered REO Property as may be requested by the Master Servicer and is reasonably necessary for the Master Servicer to prepare each report and any supplemental information required to be provided by the Master Servicer to the Certificate Administrator. Notwithstanding the foregoing, the Special Servicer shall not be required to prepare and deliver any of such files or reports with respect to the initial Determination Date following the Closing Date.

(f)        Other Reporting by the Master Servicer. Not later than 2:00 p.m. (New York City time) on the Business Day immediately preceding each Distribution Date, the Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered to the Certificate Administrator a CREFC® Financial File, a CREFC® Property File and a CREFC® Comparative Financial Status Report, providing the most recent information with respect to the subject Mortgage Loans and REO Properties as of the related Determination Date. Each CREFC® Financial File, CREFC® Property File and CREFC® Comparative Financial Statement Report delivered by the Master Servicer as described above shall be in electronic format.

Not later than 2:00 p.m. (New York City time) on the Business Day immediately preceding each Distribution Date, the Master Servicer shall deliver or cause to be delivered, and shall prepare (if any to the extent necessary) and deliver or cause to be delivered to the Certificate Administrator, in electronic format, a CREFC® Delinquent Loan Status Report, a CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, a CREFC® Loan Level Reserve/LOC Report, a CREFC® REO Status Report, a CREFC® Operating Statement Analysis Report, a CREFC® Comparative Financial Status Report, a CREFC® Servicer Watch List, a CREFC® NOI Adjustment Worksheet, a CREFC® Total Loan Report, a CREFC® Advance Recovery Report and a Realized Loss Template, in each case providing the most recent information with respect to the Mortgage Loans and REO Properties as of the related Determination Date and, in each case, if applicable, identifying each subject Mortgage Loan by loan number and property name. Notwithstanding the foregoing, the Master Servicer shall not be required to prepare and deliver any of such files or reports with respect to the initial Determination Date following the Closing Date.

The Master Servicer may, but is not required to, make any of the reports or files comprising the CREFC® Investor Reporting Package prepared by it available each month on the Master Servicer’s internet website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person, (ii) the Directing Certificateholder, and (iii) each Certificateholder and Certificate Owner who requests such password, provided that (A) the Master Servicer shall not have such authority to the extent such disclosure would violate another provision of this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or the related Mortgage Loan Documents and (B) any such Certificateholder or Certificate Owner, as the case may be, has delivered a certification substantially in the form of Exhibit K-1A or Exhibit K-1B, as applicable, to the Certificate Administrator (with a copy to the Master Servicer). In connection with providing such access to its internet website, the Master Servicer may require registration and the acceptance of a reasonable disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of a reasonable agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom. The preceding sentence shall not be construed to limit any right that any Person may otherwise have to receive information under any other provision of this Agreement.

(g)       Certain General Provisions Regarding Reporting. The Special Servicer shall deliver to the Master Servicer(s) the reports and files required to be delivered pursuant to Section 4.02(d) and Section 4.02(e) and the Master Servicer(s) shall deliver to the Certificate Administrator the reports set forth in Section 4.02(c) and Section 4.02(f), in an electronic format reasonably acceptable to the Special Servicer, the Master Servicer and the Certificate Administrator. The Master Servicer may, absent manifest error, conclusively rely on the file to be provided by the Special Servicer pursuant to Section 4.02(e). The Certificate Administrator may, absent manifest error, conclusively rely on the reports to be provided by the Master Servicer pursuant to Section 4.02(c) and Section 4.20(f). To the extent that any report to be prepared and provided to the Certificate Administrator and/or the Directing Certificateholder by the Master Servicer pursuant to Section 4.02(c), Section 4.02(d) or Section 4.20(f) is dependent on information from the Special Servicer or a party under a Non-Serviced Pooling and Servicing Agreement and the Special Servicer or such party under a Non-Serviced Pooling and Servicing Agreement (as the case may be) has not timely provided such information to the Master Servicer, the Master Servicer shall on a timely basis provide to the Certificate Administrator, the Directing Certificateholder as complete a report as the information provided by the Special Servicer or such party under a Non-Serviced Pooling and Servicing Agreement (as the case may be) permits and shall promptly update and provide to the Certificate Administrator and the Directing Certificateholder a complete report when the Special Servicer or such party under a Non-Serviced Pooling and Servicing Agreement (as the case may be) provides the Master Servicer with the requisite missing information; and the Master Servicer shall not be in breach hereunder for so providing an incomplete report under Section 4.02(c), Section 4.02(d) or Section 4.02(f) under the foregoing circumstances. Furthermore, if any report to be provided to the Certificate Administrator and/or the Directing Certificateholder by the Master Servicer pursuant to Section 4.02(c), Section 4.02(d) or Section 4.02(f) was to be prepared by the Special Servicer and delivered to the Master Servicer, the Master Servicer shall not be in breach by reason of any delay in its delivery of such report to the Certificate Administrator, the Directing Certificateholder and/or the Majority Controlling Class Certificateholder by reason of a delay on the part of the Special Servicer; and the Master Servicer shall deliver as promptly as reasonably practicable to the Certificate Administrator, the Directing Certificateholder and the Majority Controlling Class Certificateholder any such report that it receives from the Special Servicer after the requisite delivery date.

(h)       Certain Means of Delivery. Except to the extent a form of delivery is specified in this Agreement, if the Master Servicer or Special Servicer is required to deliver any statement, report or information under any provision of this Agreement, the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on the Master Servicer’s internet website or the Certificate Administrator’s internet website and notifying the Person(s) entitled to such statement, report or information of such availability. Notwithstanding the foregoing, (A) the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer may each request delivery in paper format of any statement, report or information required to be delivered to the Certificate Administrator, the Trustee or the Special Servicer, as the case may be, (B) any statement, report or information under any provision of this Agreement to be posted to the Certificate Administrator’s Website or the Rule 17g-5 Information Provider’s Website shall be delivered to the Certificate Administrator or the Rule 17g-5 Information Provider, as the case may be, in electronic format pursuant to Section 8.12(c), and (C) clause (z) shall not apply to the delivery of any information required to be delivered to the Certificate Administrator, the Trustee or the Special Servicer, as the case may be, unless the Certificate Administrator, the Trustee or the Special Servicer, as the case may be, consents to such delivery.

(i)        No provisions of this Agreement shall be deemed to require the Master Servicer or Special Servicer to confirm or make any representation regarding the accuracy of (or to be liable or responsible for) any other Person’s information or report.

(j)        The Master Servicer shall produce the reports required of it under this Agreement but shall not be required to (but may upon request) produce any ad hoc non-standard written reports. If the Master Servicer elects to provide any non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

(k)       Notwithstanding anything in this Section 4.02 to the contrary, in preparing and disseminating any of the statements, reports and other information required under this Section 4.02, insofar as such statements, reports and other information relate to a Non-Serviced Mortgage Loan or any related REO Property, the Master Servicer, absent manifest error, shall be entitled to rely upon the information received by it under the related Co-Lender Agreement and/or the related Non-Serviced Pooling and Servicing Agreement.

(l)         Each of the parties hereto shall cooperate with the other to make information available that may be necessary to satisfy the requirements of Subsection (d)(4)(i) of Rule 144A under the Securities Act.

(m)      [Reserved]

(n)       With respect to any Serviced Loan Combination, the Master Servicer shall deliver or cause to be delivered to the related Serviced Companion Loan Holder (or its designee) or, after the securitization of any Serviced Pari Passu Companion Loan, to the related Other Master Servicer, the Certificate Administrator (upon request), the Special Servicer and the Directing Certificateholder the

following materials, in writing or by electronic means reasonably acceptable to the related Serviced Companion Loan Holder(s) (or its designee) (and such reports may include any reasonable disclaimers with respect to information provided by third parties or with respect to assumptions required to be made in the preparation of such reports as the Master Servicer deems appropriate) not later than two (2) Business Days after the end of each Collection Period (but, in the case of a Serviced Pari Passu Companion Loan that has been included in an Other Securitization, in any event no later than any applicable Serviced Pari Passu Companion Loan Early Remittance Date);

(i)        the amount of the distributions made on the respective interests in such Serviced Loan Combination for such period allocable to interest (separately identifying Default Interest) and the amount thereof allocable to principal;

(ii)       if the amount of the distributions to any related Serviced Companion Loan Holder(s) was less than the full amount that would have been distributable to such Serviced Companion Loan Holder if there had been sufficient funds, the amount of the shortfall, stating separately the amounts allocable to interest and principal;

(iii)      the outstanding principal balance of such Serviced Loan Combination and the Serviced Companion Loan(s) therein immediately following payment for such period;

(iv)      the aggregate amount of unscheduled payments of principal received on such Serviced Loan Combination and the allocation thereof to each interest in such Serviced Loan Combination (and the source thereof) made during the related period;

(v)       the aggregate outstanding Servicing Advances with respect to such Serviced Loan Combination and interest thereon as of the end of, and all interest paid on Servicing Advances with respect to such Serviced Loan Combination during, the prior calendar month;

(vi)      the amount of the servicing compensation paid to the Master Servicer and the Special Servicer with respect to such Serviced Loan Combination, including the Servicing Fee, any Pari Passu Primary Servicing Fee, the Special Servicing Fee, any Workout Fee, any Liquidation Fee (other than any Liquidation Fee due in respect of the Mortgage Loan) and any charges to the related Borrower retained by the Master Servicer or the Special Servicer as allocated between the Mortgage Loan and any Serviced Companion Loan(s) in such Serviced Loan Combination;

(vii)     the amount of any shortfalls in distributions to the holders of the Mortgage Loan and any Serviced Companion Loan(s) in the related Serviced Loan Combination for such period and the amount of any outstanding amounts due on such Mortgage Loan and Serviced Companion Loan(s) for prior periods;

(viii)    information contained in the CREFC® Investor Reporting Package relating solely to any related Serviced Loan Combination; and

(ix)      any and all other reports required to be delivered by the Master Servicer to the Trustee hereunder pursuant to the terms hereof to the extent related to such Serviced Loan Combination.

(o)       No provision of this Agreement shall be construed to prohibit or restrict the Depositor or its designee from delivering or furnishing any reports, certificates or other information of any nature to the Rating Agency or any other credit rating agency.

SECTION 4.03.      P&I Advances.

(a)       On or before 1:00 p.m. (New York City time) on each P&I Advance Date, the Master Servicer shall, subject to Section 4.03(c), either (i) remit from its own funds to the Certificate Administrator for deposit into the Distribution Account an amount equal to the aggregate amount of P&I Advances, if any, to be made by the Master Servicer in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make such P&I Advances, or (iii) make such P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Master Servicer; provided, however, that to the extent that amounts on deposit in the Collection Account were insufficient to pay the CREFC® License Fee on the related Master Servicer Remittance Date, the related Master Servicer shall pay any P&I Advances required to be made by it on such P&I Advance Date pursuant to this Section 4.03 to CREFC® to pay the balance of such CREFC® License Fee. Any amounts held in the Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account prior to the next succeeding Master Servicer Remittance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 3:30 p.m. (New York City time) on any P&I Advance Date, the Master Servicer shall not have made any P&I Advance required to be made by it on such date pursuant to this Section 4.03(a) (and shall not have delivered to the Certificate Administrator and the Trustee the Officer’s Certificate and other documentation related to a determination of nonrecoverability of a P&I Advance pursuant to Section 4.03(c)) or shall not have remitted any portion of the Master Servicer Remittance Amount required to be remitted by the Master Servicer on such date, then the Certificate Administrator shall provide notice of such failure to the Master Servicer by facsimile transmission (at facsimile number: (704) 715-0034 and by telephone (at (800) 326-1334) as soon as possible, but in any event before 4:30 p.m. (New York City time) on such P&I Advance Date. If after such notice the Certificate Administrator does not receive the full amount of such P&I Advances by 9:00 a.m. (New York City time) on the related Distribution Date, then the Certificate Administrator shall promptly notify the Trustee (but in any event before 10:00 a.m. (New York City time) and the Trustee shall (not later than 12:00 noon, New York City time, on the related Distribution Date) make the portion of such P&I Advances that was required to be, but was not, made or remitted, as the case may be, by the Master Servicer with respect to the related Distribution Date.

With respect to any Mortgage Loan that is part of a Serviced Loan Combination, the Master Servicer or Trustee, as applicable, shall provide the Other Master Servicer and the Other Trustee under the Other Securitization with written notice of any P&I Advance relating to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

(b)       The aggregate amount of P&I Advances to be made by the Master Servicer (or by the Trustee, if the Master Servicer fails to do so) in respect of any Distribution Date, subject to Section 4.03(c) below, shall equal the aggregate of all Monthly Payments (other than Balloon Payments) and any Assumed Monthly Payments, in each case net of any related Servicing Fees (and, in the case of a Non-Serviced Mortgage Loan or REO Mortgage Loan that is a successor thereto, the Non-Serviced Trust Advisor fee payable under the related Non-Serviced Pooling and Servicing Agreement), due or deemed due, as the case may be, in respect of the Mortgage Loans and any successor REO Mortgage Loans with respect thereto on their respective Due Dates occurring in the month in which such Distribution Date occurs, in each case to the extent such amount was not Received by the Trust as of the close of business on the related Determination Date; provided that, if an Appraisal Reduction Amount exists with respect to any Required Appraisal Loan, then the interest portion of any P&I Advance required to be made in respect of such Required Appraisal Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (i) the amount of the interest portion of such P&I Advance that would otherwise be required to be made in respect of such Required Appraisal Loan for such Distribution Date without regard to this proviso, multiplied by (ii) a fraction, expressed as a percentage, the numerator of which shall equal the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount, and the denominator of which shall equal the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date.

(c)       Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by the Master Servicer (or, if applicable, the Trustee) that a prior P&I Advance (or Unliquidated Advance in respect thereof) that it has made constitutes a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be made by such Person subject to the Servicing Standard or, in the case of the Trustee, in its reasonable, good faith judgment. In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to (a) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the Master Servicer, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (b) the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans which, at the time of such consideration, the reimbursement of which is being deferred or delayed by the Master Servicer or the Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds on the related Mortgage Loan are a source of reimbursement not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. Upon determination that any such Advance is a Nonrecoverable Advance (on the basis set forth in the prior sentence), the Master Servicer shall, in accordance with the Servicing Standard, provide written notice to the Directing Certificateholder. In addition, any such Person may update or change its recoverability determinations at any time and may obtain from the Special Servicer any analysis, Appraisals or market value estimates or other information in the possession of the Special Servicer for such purposes. Any determination by the Master Servicer (or, if applicable, the Trustee) that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer’s Certificate delivered to the Depositor, the Special Servicer, the Certificate Administrator, the Directing Certificateholder and, if made by the Master Servicer, the Trustee (on or before the related P&I Advance Date in the case of a proposed P&I Advance) and, if such

Nonrecoverable P&I Advance is with respect to a Mortgage Loan in any Serviced Pari Passu Loan Combination, the Serviced Pari Passu Companion Loan Holder(s) or, following the securitization of a related Serviced Pari Passu Companion Loan, the Other Master Servicer (if applicable), setting forth the basis for such determination, accompanied by a copy of an Appraisal of the related Mortgaged Property or REO Property performed within the twelve (12) months preceding such determination by a Qualified Appraiser or Qualified Reviewer, and further accompanied by any other information, including engineers’ reports, environmental surveys or similar reports, that the Person making such determination may have obtained. A copy of any such Officer’s Certificate (and accompanying information) of the Trustee shall also be promptly delivered to the Certificate Administrator, the Directing Certificateholder, the Majority Controlling Class Certificateholder, the Special Servicer and the Master Servicer for the subject Mortgage Loan and, with respect to any Serviced Pari Passu Loan Combination, the Serviced Pari Passu Companion Loan Holder(s) and the Other Master Servicer (if applicable). Absent bad faith, the Master Servicer’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders and, in all cases, the Trustee shall be entitled to conclusively rely on any nonrecoverability determination made by the Master Servicer with respect to a particular P&I Advance. The Special Servicer shall promptly furnish any party required to make P&I Advances hereunder or, in the case of a Serviced Pari Passu Companion Loan, comparable advances under the terms of the Other Pooling and Servicing Agreement, with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make P&I Advances may reasonably request. The Master Servicer shall consider Unliquidated Advances in respect of prior P&I Advances as outstanding Advances for purposes of recoverability determinations as if such Unliquidated Advance were a P&I Advance.

The Special Servicer for each Mortgage Loan shall also be entitled to make a determination (subject to the same standards and procedures that apply in connection with a determination by the Master Servicer) to the effect that a prior P&I Advance (or Unliquidated Advance in respect thereof) previously made hereunder by the Master Servicer (or, if applicable, the Trustee) constitutes a Nonrecoverable P&I Advance or that any proposed P&I Advance by the Master Servicer (or, if applicable, the Trustee), if made, would constitute a Nonrecoverable P&I Advance, in which case, after written notice of such determination by the Special Servicer to the Master Servicer and the Trustee, such determination shall be conclusive and binding on the Master Servicer and the Trustee and such P&I Advance shall constitute a Nonrecoverable P&I Advance for all purposes of this Agreement. A copy of any Officer’s Certificate (and accompanying information) of the Special Servicer in support of its determination shall be promptly delivered to the Master Servicer for the subject Mortgage Loan. The Special Servicer may update or change its recoverability determination at any time.

(d)       In the case of each Mortgage Loan, the Master Servicer and the Trustee shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each P&I Advance made thereby (with its own funds), to the extent that such P&I Advance (i) relates to a Monthly Payment or Assumed Monthly Payment in respect of a Mortgage Loan that is a Past Grace Period Loan or an REO Mortgage Loan when made, in which case such interest shall begin to accrue from the related P&I Advance Date, or (ii) remains outstanding when the subject Mortgage Loan becomes a Past Grace Period Loan in respect of the subject Monthly Payment or Assumed Monthly Payment, in which case such interest shall begin to accrue when the subject Mortgage Loan becomes a Past Grace Period Loan in respect of the subject Monthly Payment or Assumed Monthly Payment, in either case, for so long as such P&I Advance is outstanding (or, in the case of Advance Interest payable to the Master Servicer, if earlier, until the Late Collection of the delinquent principal and/or interest in respect of which such P&I Advance was made has been Received by the Trust). Such interest with respect to any P&I Advance shall be payable: (i) first, in accordance with Sections 3.05 and 3.25, out of any Default Charges subsequently collected on the particular Mortgage Loan or REO Mortgage Loan as to which such P&I Advance relates; and (ii) then, after such P&I Advance is reimbursed, but only if and to the extent that such Default Charges are insufficient to cover such Advance Interest, out of general collections on the Mortgage Loans and REO Properties on deposit in the Collection Account. The Master Servicer shall (subject to the operation of Section 3.05(a)(II)) reimburse itself or the Trustee, as applicable, for any outstanding P&I Advance made thereby with respect to any Mortgage Loan or REO Mortgage Loan as soon as practicable after funds available for such purpose are deposited in the Collection Account, and in no event shall interest accrue in accordance with this Section 4.03(d) on any P&I Advance as to which the corresponding Late Collection was received by or on behalf of the Trust as of the related P&I Advance Date.

(e)           With respect to any Serviced Loan Combination, the Master Servicer will be permitted to make its determination that it has made a P&I Advance on the related Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan in accordance with Section 4.03(a) independently of any determination made in respect of the related Serviced Pari Passu Companion Loan, by the related Other Master Servicer. If the Master Servicer determines that a proposed P&I Advance with respect to such Serviced Loan Combination, if made, or any outstanding P&I Advance with respect to any such Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance or if the Master Servicer subsequently determines that a proposed Servicing Advance would be a Nonrecoverable Advance or an outstanding Servicing Advance is or would be a Nonrecoverable Advance, or if the Master Servicer receives written notice from the Special Servicer for such Serviced Loan Combination that the Special Servicer has made such a determination, pursuant to this Section 4.03(e), the Master Servicer shall promptly provide the related Other Master Servicer written notice of such determination. If the Master Servicer receives written notice from any related Other Master Servicer that such Other Master Servicer has determined, with respect to the related Serviced Pari Passu Companion Loan, that any proposed advance of principal and/or interest with respect to such Serviced Pari Passu Companion Loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, such determination shall not be binding on the Certificateholders, the Master Servicer or the Trustee but each of the Master Servicer and the Trustee shall be entitled to conclusively rely on any such nonrecoverability determination.

In connection with any Non-Serviced Mortgage Loan, any determination by the Master Servicer that any P&I Advance made or to be made with respect to such Non-Serviced Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) is or, if made, would be a Nonrecoverable P&I Advance may be made independently from any determinations (or the absence of any determinations) made by the related Non-Serviced Master Servicer regarding nonrecoverability of debt service advances on the related Non-Serviced Pari Passu Companion Loan.

The Special Servicer, for each Serviced Loan Combination or Non-Serviced Mortgage Loan, shall also be entitled to make a determination (subject to the same standards and procedures that apply in connection with a determination by the Master Servicer) to the effect that a prior P&I Advance (or Unliquidated Advance in respect thereof) previously made hereunder by the Master Servicer (or, if applicable, the Trustee) constitutes a Nonrecoverable P&I Advance or that any proposed P&I Advance by the Master Servicer (or, if applicable, the Trustee), if made, would constitute a Nonrecoverable P&I Advance, in which case, after written notice of such determination by the Special Servicer to the Master Servicer and the Trustee, such P&I Advance shall constitute a Nonrecoverable P&I Advance for all purposes of this Agreement and the Master Servicer and the Trustee shall conclusively rely on such determination by the Special Servicer that a P&I Advance is a Nonrecoverable Advance; provided that in no event shall a determination by the Special Servicer that a previously made or proposed P&I Advance would be recoverable be binding on the Master Servicer or the Trustee. A copy of any Officer’s Certificate (and accompanying information) of the Special Servicer in support of its determination shall be promptly delivered to the Master Servicer for the subject Mortgage Loan. The Special Servicer may update or change its recoverability determination at any time.

(f)        With regard to such P&I Advances, the Master Servicer or the Trustee shall account for that part of the P&I Advances which is attributable to Past Grace Period Loans, and that part of the P&I Advances which is attributable to Within Grace Period Loans.

(g)       Notwithstanding anything to the contrary, no P&I Advances shall be made with respect to any Companion Loan or any successor REO Mortgage Loan.

SECTION 4.04.      Allocation of Realized Losses and Additional Trust Fund Expenses.

(a)       On each Distribution Date, following the distributions to Certificateholders to be made on such date pursuant to Section 4.01, the Certificate Administrator shall determine the amount, if any, by which (i) the then aggregate of the Class Principal Balances of all the Classes of Principal Balance Certificates, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portions of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Subsection (II)(iii) of Section 3.05(a)) during any prior Collection Period (other than those that were determined to constitute Nonrecoverable Advances in the immediately preceding Collection Period), the Class Principal Balances of the Class G Certificates, Class F Certificates, Class E Certificates, Class D Certificates, Class C Certificates, Class B Certificates and Class A-S Certificates shall be reduced sequentially, in that order, in each case, until such excess or the related Class Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Subsection (II)(iii) of Section 3.05(a)) during any prior Collection Period (other than those that were determined to constitute Nonrecoverable Advances in the immediately preceding Collection Period), the respective Class Principal Balances of all the outstanding Classes of the Class A Certificates shall be reduced on a pro rata basis in accordance with the relative sizes of such Class Principal Balances, until any such remaining excess is reduced to zero. All reductions in the Class Principal Balances of the respective Classes of the Principal Balance Certificates under this Subsection (a) shall constitute allocations of Realized Losses and Additional Trust Fund Expenses.

(b)       On each Distribution Date, following the deemed distributions to be made in respect of the REMIC II Regular Interests on such date pursuant to Section 4.01(h), the Certificate Administrator shall determine the amount, if any, by which (i) the then aggregate Uncertificated Principal Balance of the REMIC II Regular Interests, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then, except to the extent that such excess exists because of the reimbursement of Workout-

Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Subsection (II)(iii) of Section 3.05(a)) during the preceding Collection Period, the Uncertificated Principal Balances of REMIC II Regular Interest G, REMIC II Regular Interest F, REMIC II Regular Interest E, REMIC II Regular Interest D, REMIC II Regular Interest C and REMIC II Regular Interest B shall be reduced sequentially, in that order, in each case, until such excess (other than any portion thereof that exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Subsection (II)(iii) of Section 3.05(a)) during the preceding Collection Period) or the related Uncertificated Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Subsection (II)(iii) of Section 3.05(a)) during the preceding Collection Period, the Uncertificated Principal Balances of the REMIC II Regular Interest that are the Corresponding REMIC II Regular Interest with respect to the Class A-1, Class A-2 and Class A-3 Certificates shall be reduced on a pro rata basis, as among such individual Corresponding REMIC II Regular Interests, in accordance with their Uncertificated Principal Balances, until any such remaining excess is reduced to zero. All reductions in the Uncertificated Principal Balances of the respective REMIC II Regular Interests under this Subsection (b) shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

(c)       On each Distribution Date, if, following the deemed distributions to be made in respect of the REMIC I Regular Interests pursuant to Section 4.01(h), the Uncertificated Principal Balance of any REMIC I Regular Interest, in each case after taking account of such deemed distributions, exceeds the Stated Principal Balance of the related Mortgage Loan or REO Mortgage Loan (or, if such REMIC I Regular Interest relates to multiple Replacement Mortgage Loans, the aggregate Stated Principal Balance of the related Mortgage Loans and/or REO Mortgage Loans), as the case may be, that will be outstanding immediately following such Distribution Date, then, except to the extent that such excess exists (taking account of the provisions of the next succeeding sentence) because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to Subsection (II)(iii) of Section 3.05(a)) during the preceding Collection Period, the Uncertificated Principal Balance of such REMIC I Regular Interest shall be reduced to equal such Stated Principal Balance of such related Mortgage Loan or REO Mortgage Loan (or, if such REMIC I Regular Interest relates to multiple Replacement Mortgage Loans, the aggregate Stated Principal Balance of the related Mortgage Loans and/or REO Mortgage Loans), as the case may be, that will be outstanding immediately following such Distribution Date. For purposes of the immediately preceding sentence, the aggregate amount excluded from the aggregate reductions of the Uncertificated Principal Balances of the REMIC I Regular Interests collectively shall equal the amount excluded from the reductions of the Uncertificated Principal Balances of the REMIC II Regular Interests pursuant to Subsection (b) and such aggregate exclusion amount shall be deemed to be allocated among the REMIC I Regular Interests pro rata according to their Stated Principal Balances that, in the absence of such any and all such exclusions, would have been outstanding immediately after such Distribution Date by operation of the immediately preceding sentence. Any reductions in the Uncertificated Principal Balances of the respective REMIC I Regular Interests under this Subsection (c) shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

SECTION 4.05.      Appraisal Reduction Amounts; Collateral Deficiency Amounts.

(a)       For purposes of determining the Controlling Class (and whether a Control Termination Event has occurred and is continuing), any Appraisal Reduction Amounts and Collateral Deficiency Amounts (with respect to a Serviced Loan Combination, to the extent allocated to the related Mortgage Loan) shall be allocated to each Class of Certificates in reverse sequential order to notionally reduce the related Certificate Principal Balances until the Certificate Principal Balance of each such Class is reduced to zero (i.e., first, to the Class G Certificate, second, to the Class F Certificates, third, to the Class E Certificates, fourth, to the Class D Certificates, fifth, to the Class C Certificates, sixth, to the Class B Certificates, seventh, to the Class A-S Certificates, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates.

As of the first Determination Date after a Serviced Mortgage Loan becomes an A/B Modified Loan, the Special Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such A/B Modified Loan, taking into account the most recent Appraisal obtained by the Special Servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. The Master Servicer shall deliver electronically to the Special Servicer any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Serviced Mortgage Loan and any related Serviced Companion Loan using reasonable efforts to deliver such information within four (4) Business Days of the Special Servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the Special Servicer that a Non-Serviced Mortgage Loan has become an A/B Modified Loan, the Special Servicer shall (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such A/B Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such A/B Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such A/B Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to this Agreement that a Non-Serviced Mortgage Loan has become an A/B Modified Loan, such party shall promptly notify the Special Servicer thereof. None of the Master Servicer, the Trustee or the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, calculated for purposes of determining the Controlling Class or the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property shall be determined on an “as is” basis.

The Special Servicer shall promptly notify the Master Servicer and the Certificate Administrator of the amount of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount (which notification shall be satisfied through delivery of such Appraisal Reduction Amount and Collateral Deficiency Amount as included in the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package) and (iii) except in the case of the Master Servicer, any resulting Cumulative Appraisal Reduction Amount with respect to each A/B Modified Loan, and the

Certificate Administrator shall promptly post notice of such Appraisal Reduction Amount and/or Collateral Deficiency Amount, as applicable, to the Certificate Administrator’s Website. Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class. Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall notify the Master Servicer and the Special Servicer of such event, including the identity and contact information of the new Controlling Class Certificateholder and the identity of the Controlling Class as set forth in Section 3.23(l) (the cost of obtaining such information from the Depository being an expense of the Trust).

(b)       (i) Any Class of Control Eligible Certificates, the Certificate Principal Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Principal Balance of such Class) has been reduced to less than 25% of its initial Certificate Principal Balance, is herein referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Principal Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Principal Balance greater than zero without regard to any Appraisal Reduction Amounts; and provided further, however, that an Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until ten (10) days following its receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, unless the Requesting Holders (as defined below) provide written notice of their intent to challenge such Appraisal Reduction Amount or Collateral Deficiency Amounts, as applicable, to the Special Servicer and the Certificate Administrator within such 10-day period as described below. If the Requesting Holders provide such notice, then the Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until the earliest of (x) 120 days following the related Appraisal Trigger Event, unless the Requesting Holders provide the second appraisal within such 120-day period, (y) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (z) the occurrence of a Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class shall not be exercised by any Class of Certificates, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class. The Holders of the majority (by Certificate Principal Balance) of an Appraised-Out Class shall have the right and, with respect to a Serviced Loan Combination, the Other Special Servicer or Other Master Servicer shall have the right upon the request of similarly situated holders of certificates in the related Other Securitization, at their sole expense, to require the Special Servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the Master Servicer to request from the applicable Non-Serviced Special Servicer) a second Appraisal with respect to any Mortgage Loan (or Serviced Loan Combination) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such Holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the Special Servicer shall use commercially reasonable efforts to cause such second Appraisal to be (A) delivered within thirty (30) days from receipt of the Requesting Holders’ written request and (B) prepared on an “as-is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the Special Servicer to obtain an additional Appraisal). With respect to any such Non-Serviced Mortgage Loan, the Special Servicer shall use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer.

(ii)       Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the Special Servicer and the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced Pooling and Servicing Agreement and applicable Co-Lender Agreement) shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is warranted, and if so warranted, the Special Servicer shall recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on such supplemental Appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) any information received from the Master Servicer. If required by such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and each other Appraised-Out Class shall, if applicable, have its related Certificate Principal Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

(c)       With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), and each Serviced Loan Combination as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan or Serviced Loan Combination has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Companion Loan or Serviced Loan Combination)), the Special Servicer shall (1) within thirty (30) days of the occurrence or of each anniversary of the related Appraisal Reduction Event, and (2) upon its determination that the value of the related Mortgaged Property has materially changed, notify the Master Servicer of the occurrence of such anniversary or determination and order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Master Servicer as a Servicing Advance or to the extent it would be a Nonrecoverable Advance, an expense of the Trust, or conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal or performance of such valuation (or receipt of any Appraisal obtained in accordance with Section 4.05(b) above), shall deliver a copy thereof to the Master Servicer, the Certificate Administrator, the Trustee and ((i) prior to the occurrence and continuance of any Consultation Termination Event and (ii) other than with respect to any Conflicted Loan) the Directing Certificateholder. Based upon such Appraisal or internal valuation (or any Appraisal obtained in accordance with Section 4.05(b) above) and receipt of information reasonably requested by the Special Servicer from the Master Servicer necessary to calculate the Appraisal Reduction Amount that is either in the Master Servicer’s possession or reasonably obtainable by the Master Servicer, the Special Servicer shall determine or redetermine, as applicable, and report to the Master Servicer, the Certificate Administrator, the Trustee and ((i) prior to the occurrence and continuance of any Consultation Termination Event and (ii) other than with respect to any Conflicted Loan) the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan, Companion Loan or Serviced Loan Combination, as applicable, and such report shall be delivered in the CREFC® Appraisal Reduction Template format; provided, however, that the Special Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Master Servicer to provide sufficient information to the Special Servicer to comply with such duties or failure by the Master Servicer to otherwise comply with its obligations hereunder. Such report shall also be forwarded by the Master Servicer (or the Special Servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the Other Servicer of such Other Securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the Master Servicer (or the Special Servicer if the related Mortgage Loan is a Specially Serviced Loan). If the Special Servicer is required to redetermine the Appraisal Reduction Amount or Collateral Deficiency Amount, such redetermined Appraisal Reduction Amount or Collateral Deficiency Amount shall replace the prior Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to such Mortgage Loan, Companion Loan or Serviced Loan Combination, as applicable. Prior to the occurrence of a Consultation Termination Event and other than with respect to any Excluded Loan, the Special Servicer shall consult with the Directing Certificateholder with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount or Collateral Deficiency Amount. Notwithstanding the foregoing but subject to Section 4.05(b), the Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan or related Companion Loan or Serviced Loan Combination as to which an Appraisal Reduction Event has occurred to the extent the Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the twelve-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the Special Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan or related Companion Loan or Serviced Loan Combination; provided that the Special Servicer is not aware of any material change to the related Mortgaged Property having occurred and affecting the validity of such Appraisal or valuation.

The Master Servicer shall deliver by electronic mail to the Special Servicer any information in its possession that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount, using reasonable efforts to deliver such information, within four (4) Business Days following the Special Servicer’s reasonable request therefor; provided that the Special Servicer’s failure to timely make such request shall not relieve the Master Servicer of its obligation to use reasonable efforts to provide such information to the Special Servicer within four (4) Business Days following the Special Servicer’s reasonable request.

(d)       Any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any Serviced Loan Combination previously subject to an Appraisal Reduction Amount, which has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan and any Serviced Loan Combination, as applicable), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. Any Appraisal Reduction Amount in respect of a Non-Serviced Loan Combination shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced Pooling and Servicing Agreement.

(e)       Each Serviced Loan Combination will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s) that comprise such Serviced Loan Combination. Any Appraisal Reduction Amount in respect of a Serviced A/B Loan Combination in respect of an A/B Modified Loan will be allocated in accordance with the related Co-Lender Agreement or, if no allocation is specified in the related Co-Lender Agreement, then, first, to the related Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such Appraisal Reduction Amounts) and second, pro rata between the related Serviced Mortgage Loan and any Serviced Pari Passu Companion Loans. Any Appraisal Reduction Amount that would impact any Serviced Pari Passu Loan Combination will be allocated in accordance with the related Co-Lender Agreement or, if no allocation is specified in the related Co-Lender Agreement, then, pro rata, between the related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loan, based upon their respective outstanding principal balances.

SECTION 4.06.      Calculations.

Provided that the Certificate Administrator receives the necessary information from the Master Servicer and/or the Special Servicer, the Certificate Administrator shall be responsible for performing all calculations necessary in connection with the actual and deemed distributions to be made pursuant to Section 4.01, the preparation of the Distribution Date Statements pursuant to Section 4.02(a) and the actual and deemed allocations of Realized Losses and Additional Trust Fund Expenses to be made pursuant to Section 4.04. The Certificate Administrator shall calculate the Available Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement. Upon request from the Master Servicer or Special Servicer, the Certificate Administrator shall provide to the Master Servicer or the Special Servicer, as the case may be, supporting documentation with respect to such calculations. Absent actual knowledge of an error therein, the Certificate Administrator shall have no obligation to recompute, recalculate or otherwise verify any information provided to it by the Master Servicer. The calculations by the Certificate Administrator contemplated by this Section 4.06 shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

ARTICLE V

THE CERTIFICATES

SECTION 5.01.      The Certificates.

(a)       The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1 through A-3; provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03, beneficial ownership interests in the Principal Balance Certificates and Interest-Only Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Principal Balance Certificates and Interest-Only Certificates will be issuable only in denominations corresponding to initial Certificate Principal Balances or initial Certificate Notional Amounts, as the case may be, as of the Closing Date of $25,000 in the case of each Class of Principal Balance Certificates and $1,000,000 in the case of any Class of Interest-Only Certificates, and in each such case in integral multiples of $1 in excess thereof. The Class Q Certificates will be issuable in denominations representing Percentage Interests of 100%. The Class R Certificates will be issuable in denominations representing Percentage Interests of not less than 10%.

(b)       The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by the Certificate Registrar hereunder by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers or signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

SECTION 5.02.      Registration of Transfer and Exchange of Certificates.

(a)       At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Certificate Administrator is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Trustee, the Depositor, the Master Servicer, the Special Servicer and (if the Certificate Administrator is not the Certificate Registrar) the Certificate Administrator, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Certificate Administrator resigns or is removed in accordance with the terms hereof, the successor certificate administrator shall immediately succeed to its duties as Certificate Registrar. The Depositor, the Trustee, the Certificate Administrator (if it is not the Certificate Registrar), the Master Servicer and the Special Servicer shall each have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

If three or more Holders make written request to the Certificate Registrar, and such request states that such Holders desire to communicate with other Holders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication which such Holders propose to transmit, then the Certificate Registrar shall, within thirty (30) days after the receipt of such request, afford (or cause any other Certificate Registrar to afford) the requesting Holders access during normal business hours to the most recent list of Certificateholders held by the Certificate Registrar.

(b)       No Transfer of any Certificate or interest therein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities or blue sky laws of any state or other jurisdiction within the United States, its territories and possessions, or is otherwise made in accordance with the Securities Act and such other securities or blue sky laws. If offers and sales of any Certificate are made in any jurisdiction outside of the United States, its territories and possessions, the Person making such offers and sales must comply with all applicable laws of such jurisdiction.

If a Transfer of any Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of such Certificate by the Depositor, any Placement Agent or any of their respective Affiliates or, in the case of a Global Certificate for any Class of Book-Entry Certificates, a Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached hereto as Exhibit C-1A and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached hereto either as Exhibit C-1B or as Exhibit C-2B (except that, in the case of any proposed transfer of a Class Q or Class R Certificate, such prospective Transferee may provide a certificate substantially in the form attached hereto as Exhibit C-2B only); or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is a Qualified Institutional Buyer (except that, in the case of any proposed transfer of a Class Q or Class R Certificate, such Opinion of Counsel must be to the effect that such prospective Transferee is a Qualified Institutional Buyer) and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer, the Special Servicer, the Tax Administrator, the Certificate Administrator, the Trustee, the Custodian or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

If a Transfer of any interest in the Rule 144A Global Certificate for any Class of Book-Entry Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Certificates or a Transfer of any interest therein by the Depositor, any Placement Agent or any of their respective Affiliates), then (A) the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner’s prospective Transferee substantially in the form attached hereto as Exhibit C-2B, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act or (B) the Transferee of such interest in the Rule 144A Global Certificate for any Class of Book-Entry Certificates shall be deemed to have represented and warranted that all the certifications set forth in Exhibit C-2B hereto are, with respect to the subject Transfer, true and correct. Notwithstanding anything to the contrary contained herein, the Regular Certificates issued to Institutional Accredited Investors on the Closing Date may be issued in global form on a Rule 144A Global Certificate upon delivery to the Certificate Administrator of an executed certificate substantially in the form of Exhibit C-1B. Any subsequent Transfer shall be done in accordance with the provisions set forth herein. Except as provided in the following paragraph, no interest in the Rule 144A Global Certificate for any Class of Book-Entry Certificates shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Certificate.

Notwithstanding the preceding paragraph, any interest in the Rule 144A Global Certificate for a Class of Book-Entry Certificates may be transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) by the Depositor, any Affiliate of the Depositor or any Person designated in writing by the Depositor to any Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the Book-Entry Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the applicable Class of Book-Entry

Certificates and increase the denomination of the Regulation S Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Except as provided in the next paragraph, no beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Certificates shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Certificate. On and prior to the Release Date, the Certificate Owner desiring to effect any such Transfer shall be required to obtain from such Certificate Owner’s prospective Transferee a written certification substantially in the form set forth in Exhibit C-3B hereto certifying that such Transferee is not a United States Securities Person. On or prior to the Release Date, beneficial interests in the Regulation S Global Certificate for each Class of Book-Entry Certificates may be held only through Euroclear or Clearstream. The Regulation S Global Certificate for each Class of Book-Entry Certificates shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.

Notwithstanding the preceding paragraph, after the Release Date, any interest in the Regulation S Global Certificate for a Class of Book-Entry Certificates may be transferred by the Depositor, any Affiliate of the Depositor or any Person designated in writing by the Depositor to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in such Class of Book-Entry Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of such Class of Book-Entry Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

None of the Depositor, the Placement Agents, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator or the Certificate Registrar is obligated to register or qualify any Class of Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the Transfer of any Certificate or interest therein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of any Certificate or interest therein shall, and does hereby agree to, indemnify the Depositor, the Placement Agents, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator and the Certificate Registrar against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

(c)       No Transfer of a Certificate or any interest therein shall be made (A) to any Plan or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective Transferee would result in a violation of Section 406 or

407 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of a Certificate or any interest therein by the Depositor, any Placement Agent or any of their respective Affiliates or, in the case of a Global Certificate for any Class of Book-Entry Certificates, any Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03, the Certificate Registrar shall refuse to register the Transfer of a Definitive Certificate unless it has received from the prospective Transferee, and any Certificate Owner transferring an interest in a Global Certificate for any Class of Book-Entry Certificates shall be required to obtain from its prospective Transferee, either (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, but only in the case of a Certificate that is not a Class Q or Class R Certificate, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of Sections I and III of PTCE 95-60 or in the case of a Plan subject to Similar Law does not result in a non-exempt violation of Similar Law; or (iii) alternatively, but only in the case of a Certificate that is an Investment Grade Certificate that is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) agrees that it will obtain from each of its Transferees a written certification described in clause (i) above, a written certification described in clause (ii) above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation. It is hereby acknowledged that the forms of certification attached hereto as Exhibit D-1 (in the case of Definitive Certificates) and Exhibit D-2 (in the case of ownership interests in Book-Entry Certificates) are acceptable for purposes of the preceding sentence. In lieu of one of the foregoing certifications, a prospective Transferee may deliver to the Certificate Registrar a certification of facts and an Opinion of Counsel (upon which the Trustee and the Certificate Administrator may conclusively rely) which establish that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or result in the imposition of an excise tax under Section 4975 of the Code, and will not subject the Trustee, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer or a Sub-Servicer to any obligation in addition to those undertaken in this Agreement; in the case of an ownership interest in a Book-Entry Certificate, the prospective Transferee shall also deliver to the Certificate Owner from whom it is acquiring the interest a copy of such certification of facts and Opinion of Counsel, and a certification that these documents have been delivered to the Certificate Registrar. If any Transferee of a Certificate or any interest therein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (in the case of a Definitive Certificate) or the Transferor (in the case of ownership interests in a Book-Entry Certificate) any certification and/or Opinion of Counsel contemplated by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Transferee are exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code by reason of the Exemption (in the case of such a Certificate that is an Investment Grade Certificate) or by reason of Sections I and III of PTCE 95-60 (in the case of such a

Certificate that is not an Investment Grade Certificate) or, in the case of a Plan subject to Similar Law does not result in a non-exempt violation of Similar Law.

(d)          (i)      Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate Administrator under clause (ii)(A) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Administrator under clause (ii)(B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions:

(A)	Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Permitted Transferee and shall promptly notify in writing the Tax Administrator and the Certificate Administrator of any change or impending change in its status as a Permitted Transferee.

(B)	In connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of any Class R Certificate until its receipt, of an affidavit and agreement substantially in the form attached hereto as Exhibit E-1 (a “Transfer Affidavit and Agreement”), from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Class R Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee.

(C)	Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of either the Certificate Administrator or the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected.

(D)	Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its Ownership Interest in such Class R Certificate and (2) not to Transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a certificate substantially in the form attached hereto as Exhibit E-2 stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted Transferee.

(E)

Each Person holding or acquiring an Ownership Interest in a Class R Certificate, by purchasing such Ownership Interest, agrees to promptly give the Tax Administrator and the Certificate Administrator written notice that it is a “pass-through interest holder”, that is, an individual or certain entities owned by, or that compute their income in the same manner as, individuals, within the meaning of temporary Treasury Regulations Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Class R Certificate, if it is, or is holding an Ownership Interest in a Class R Certificate on behalf of, a “pass-through interest holder”.

(ii)	(A) If any purported Transferee shall become a Holder of a Class R Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Holder of such Class R Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Class R Certificate. None of the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Class R Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

(B)	If any purported Transferee shall become a Holder of a Class R Certificate in violation of the restrictions in this Section 5.02(d), then, to the extent that retroactive restoration of the rights of the preceding Holder of such Class R Certificate as described in clause (ii)(A) above shall be invalid, illegal or unenforceable, the Certificate Administrator shall have the right, but not the obligation, to cause the Transfer of such Class R Certificate to a Permitted Transferee selected by the Certificate Administrator on such terms as the Certificate Administrator may choose, and the Certificate Administrator shall not be liable to any Person having an Ownership Interest in such Class R Certificate as a result of the Certificate Administrator’s exercise of such discretion. Such purported Transferee shall promptly endorse and deliver such Class R Certificate in accordance with the instructions of the Certificate Administrator. Such Permitted Transferee may be the Certificate Administrator itself or any Affiliate of the Certificate Administrator.

(iii)          The Tax Administrator shall make available to the IRS and to those Persons specified by the REMIC Provisions all information furnished to it by the other parties hereto necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Class R Certificate to any Person who is a Disqualified Organization, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the “excess inclusions” of such Class R Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Class R Certificate having as among its record holders at any time any Person which is a Disqualified Organization, and each of the other parties hereto shall furnish to the Tax Administrator all information in its possession necessary for the Tax Administrator to discharge such obligation.

The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the Tax Administrator for providing information thereto pursuant to this Subsection (d)(iii) and Section 10.01(d)(i).

(iv)       The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator and the Tax Administrator the following:

(A)	A Rating Agency Confirmation with respect to such modification of, addition to or elimination of such provisions; and

(B)	an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator and the Tax Administrator, obtained at the expense of the party seeking such modification of, addition to or elimination of such provisions (but in no event at the expense of the Trustee, the Tax Administrator or the Trust), to the effect that doing so will not (1) cause any REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of any Class R Certificate to a Person which is not a Permitted Transferee or (2) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee.

(e)       If a Person is acquiring any Certificate or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (or, in the case of an interest in a Book-Entry Certificate, to the Certificate Owner that is transferring such interest) a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Administrator (or such Certificate Owner) to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in Subsections (b), (c) and/or (d), as appropriate, of this Section 5.02.

(f)        Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class in authorized denominations evidencing a like aggregate Percentage Interest in such Class.

(g)      At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class upon surrender of the Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

(h)      Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

(i)        No service charge shall be imposed for any transfer or exchange of Certificates, but the Certificate Administrator or Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(j)        All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall dispose of such canceled Certificates in accordance with its standard procedures.

(k)       In connection with the foregoing Sections 5.02(b), (c) and (d), in no case shall the Depositor be responsible for the costs or expenses of any certificates, opinions or agreements contemplated by such Sections 5.02(b), (c) and (d).

(l)        With respect to any certification or opinion required or permitted to be delivered to the Trustee, the Certificate Administrator or the Certificate Registrar hereunder, each such party shall be responsible only to confirm that such certification or opinion appears on its face to be what it purports to be, and shall not be responsible to review or independently verify the accuracy or adequacy of any such certification or opinion.

SECTION 5.03.          Book-Entry Certificates.

(a)       The Certificates (other than the Class Q and Class R Certificates) shall, in the case of each such Class, initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.02(b) and Section 5.03(c), a Transfer of such Certificates may not be registered by the Certificate Registrar unless such Transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and Transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.03(c) below, shall not be entitled to definitive, fully registered Certificates (“Definitive Certificates”) in respect of such Ownership Interests. The Classes of Certificates initially sold to Qualified Institutional Buyers in reliance on Rule 144A or in reliance on another exemption from the registration requirements of the Securities Act shall, in the case of each such Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. The Classes of Certificates initially sold in offshore transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. All Transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

(b)       The Certificate Administrator, the Master Servicer, the Special Servicer, the Trustee, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates and giving of notices, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. Except as expressly provided to the contrary herein, the rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Certificate Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

(c)       If (i)(A) the Depositor advises the Certificate Administrator, the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option notifies the Depository of its intent to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates and the related Certificate Owners agree to initiate the termination, the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same.

Upon surrender to the Certificate Registrar of the Book-Entry Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate Owners identified in such instructions. None of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

(d)       Notwithstanding any other provisions contained herein, neither the Certificate Administrator nor the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the Transfer of ownership interests in any Certificate (including but not limited to any Certificate) which interests are transferable through the book-entry facilities of the Depository.

SECTION 5.04.          Mutilated, Destroyed, Lost or Stolen Certificates.

If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Administrator and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Certificate Administrator or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen

Certificate, a new Certificate of the same Class and like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Certificate Administrator and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Administrator and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

SECTION 5.05.          Persons Deemed Owners.

Prior to due presentment for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

SECTION 5.06.          Certification by Certificate Owners.

To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Certificate Owner, the Certificate Administrator shall make such determination based on a certificate of such Person which shall be substantially in the form of Exhibit K-1A, Exhibit K-1B, Exhibit K-2A or Exhibit K-2B hereto, as applicable (or such other form as shall be reasonably acceptable to the Certificate Administrator) and shall, to the extent required by the Certificate Administrator, specify the Class and Certificate Principal Balance or Certificate Notional Amount, as the case may be, of the Book-Entry Certificate beneficially owned; provided, however, that none of the Trustee, the Certificate Administrator or the Certificate Registrar shall knowingly recognize such Person as a Certificate Owner if such Person, to the actual knowledge of a Responsible Officer of the Trustee, the Certificate Administrator or the Certificate Registrar, as the case may be, acquired its Ownership Interest in a Book-Entry Certificate in violation of Section 5.02(c), or if such Person’s certification that it is a Certificate Owner is in direct conflict with information actually known by a Responsible Officer of the Trustee, the Certificate Administrator or the Certificate Registrar, with respect to the identity of a Certificate Owner. The Trustee, the Certificate Administrator and the Certificate Registrar shall each exercise its reasonable discretion in making any determination under this Section 5.06 and shall afford any Person providing information with respect to its beneficial ownership of any Book-Entry Certificate an opportunity to resolve any discrepancies between the information provided and any other information available to the Trustee, the Certificate Administrator or the Certificate Registrar, as the case may be.

SECTION 5.07.          Appointment of Authenticating Agents.

(a)       The Certificate Administrator may appoint at its expense an Authenticating Agent, which shall be authorized to act on behalf of the Certificate Administrator in authenticating Certificates. The Certificate Administrator shall cause any such Authenticating Agent to execute and deliver to the Certificate Administrator an instrument in which such Authenticating Agent shall agree to act in such capacity, with the obligations and responsibilities herein. Each Authenticating Agent must be organized and doing business under the laws of the United States of America or of any State, authorized under such laws to carry on a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each Authenticating Agent shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the Certificate Administrator hereunder. The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of the Authenticating Agent. In the absence of any other Person appointed in accordance herewith acting as Authenticating Agent, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. Notwithstanding anything herein to the contrary, if the Certificate Administrator is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the Certificate Administrator.

(b)      Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee, the Certificate Administrator or the Authenticating Agent.

(c)       Any Authenticating Agent appointed in accordance with this Section 5.07 may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Certificate Registrar and the Depositor. The Certificate Administrator may at any time terminate the agency of any Authenticating Agent appointed in accordance with this Section 5.07 by giving written notice of termination to such Authenticating Agent, the Trustee, the Certificate Registrar and the Depositor. Upon receiving a notice of such a resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.07, the Certificate Administrator may appoint a successor Authenticating Agent, in which case the Certificate Administrator shall give written notice of such appointment to the Trustee, the Certificate Registrar and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.07. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent.

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER AND THE SPECIAL SERVICER

SECTION 6.01.	Liability of the Depositor, the Master Servicer and the Special Servicer.

The Depositor, the Master Servicer and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicer and the Special Servicer.

SECTION 6.02.	Merger, Consolidation or Conversion of the Depositor, the Master Servicer or the Special Servicer.

(a)       Subject to Section 6.02(b), the Depositor, the Master Servicer and the Special Servicer shall each keep in full effect its existence, rights and franchises as a corporation, bank, trust company, partnership, limited liability company, association or other legal entity under the laws of the jurisdiction wherein it was organized, and each shall obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

(b)       Each of the Depositor, the Master Servicer and the Special Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Master Servicer or the Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, the Master Servicer or the Special Servicer, shall be the successor of the Depositor, the Master Servicer or the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall succeed to the rights of the Master Servicer or the Special Servicer unless (i) such succession is the subject of a Rating Agency Confirmation (subject to Section 3.27) from each Rating Agency (and, if applicable pursuant to Section 3.27(k), an analogous rating confirmation from each Companion Loan Rating Agency), except that such condition need not be satisfied if such succession occurs solely as a result of a merger in which the Master Servicer or Special Servicer, as applicable, is the surviving Person under applicable law, and (ii) such successor or surviving Person makes the applicable representations and warranties set forth in Section 2.05 (in the case of a successor or surviving Person to the Master Servicer) or Section 2.06 (in the case of a successor or surviving Person to the Special Servicer), as applicable.

SECTION 6.03.	Limitation on Liability of the Depositor, the Master Servicer and the Special Servicer.

(a)       None of the Depositor, the Master Servicer or the Special Servicer or any of their respective members, managers, directors, officers, employees or agents shall be under any liability to the Trust, the Trustee, the Certificateholders or any Serviced Companion Loan Holder for any action taken or not taken in good faith pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer or the Special Servicer or any of their respective members, managers, directors, officers, employees or agents against any liability to the Trust, the Trustee, the Certificateholders or any Serviced Companion Loan Holder for the breach of a representation or warranty made by such party herein, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of such party’s obligations or duties hereunder, or by reason of negligent disregard of such obligations and duties. The Depositor, the Master Servicer, the Special Servicer and any director, member, manager, officer, employee or agent of any such party may rely in good faith on any document of any kind conforming to the requirements of this Agreement for the truth and accuracy of the contents of that document (and as to certificates and opinions, including Opinions of Counsel, for the truth of the statements made therein and the correctness of the opinions expressed therein) reasonably believed or in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties, which document, prima facie, is properly executed and submitted by any Person, or any employee or agent of any Person (including legal counsel as to opinions), respecting any matters arising hereunder. The Depositor, the Master Servicer, the Special Servicer (each in its capacity as such or in its individual capacity) and any member, manager, director, officer, employee or agent of any such party, shall be indemnified and held harmless by the Trust Fund out of the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account and/or the related Serviced A/B Loan Combination Custodial Account, as applicable, as provided in Section 3.05(a), or the Distribution Account, as provided in Section 3.05(b), against any loss, liability, cost or expense (including reasonable legal fees and expenses) incurred in connection with any actual or threatened legal action or claim relating to this Agreement, the Certificates or the Trust, other than any loss, liability, cost or expense: (i) specifically required to be borne thereby, without right of reimbursement, pursuant to the terms hereof; (ii) incurred in connection with any legal action or claim against such party resulting from any breach of a representation or warranty made by such Person herein, or (iii) incurred in connection with any legal action or claim against such party resulting from any willful misfeasance, bad faith or negligence in the performance of such Person’s obligations and duties hereunder or resulting from negligent disregard of such obligations and duties. Such indemnification shall extend (subject to the same limitations and qualifications) to any loss, liability, claim, damages, penalty, fine, cost or expense incurred by any such Person in connection with any actual or threatened legal action or claim relating to a Loan Combination (whether or not the Loan Combination is then being serviced under the Pooling and Servicing Agreement), but the relevant party must promptly notify the Master Servicer and the Other Master Servicer of any claim (but the omission to so notify shall not relieve the Trust Fund from any liability which it may have to any such indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the interests of the Trust Fund) and, if any indemnification payment is made to such party from general collections on the Mortgage Pool on deposit in the Collection Account, the Master Servicer will be required to use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Co-Lender Agreement to obtain reimbursement from the related Serviced Companion Loan Holder for that holder’s allocable share of the amount so paid.

None of the Depositor, the Master Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, except in the case of a legal action the costs of which such party is specifically required hereunder to bear, in its opinion does not involve it in any ultimate expense or liability for which it would not be reimbursed hereunder; provided, however, that the Depositor, the Master Servicer or the Special Servicer may in its discretion undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders (or, if a Serviced Loan Combination is involved, the rights of the Certificateholders and the related Serviced Companion Loan Holder(s) (as a collective whole (and, in the case of a Subordinate Companion Loan Holder, taking into account the subordinate nature of the related Subordinate Companion Loan)). In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Trust, and the Depositor, the Master Servicer or the Special Servicer, as the case may be, shall be entitled to be reimbursed therefor from the Collection Account, as provided in Section 3.05(a), or the Distribution Account, as provided in Section 3.05(b) (or, (i) with respect to a Serviced Pari Passu Loan Combination, if such expenses and costs relate specifically to such Serviced Pari Passu Loan Combination, first, pro rata from the Collection Account and the related Serviced Pari Passu Companion Loan Custodial Account (based on the respective outstanding principal balances of the related Mortgage Loan and any Serviced Pari Passu Companion Loan), (ii) with respect to a Serviced A/B Loan Combination, if such expenses and costs related specifically to such Serviced A/B Loan Combination, first, from the related Serviced A/B Loan Combination Custodial Account), and, if funds in the related Serviced Pari Passu Companion Loan Custodial Account or Serviced A/B Loan Combination Custodial Account, as applicable, are insufficient, then any deficiency shall be paid from amounts on deposit in the Collection Account). Following reimbursement or payment of such amounts (with no obligation to repay such amounts), the Master Servicer or the Special Servicer, as applicable, shall use efforts in accordance with the Servicing Standard to exercise promptly the rights of the Trust Fund under the related Co-Lender Agreement to obtain reimbursement from the related Serviced Companion Loan Holder (or if the related Serviced Pari Passu Companion Loan is held by an Other Securitization, from such Other Securitization), of such Serviced Companion Loan Holder’s allocable share of such amounts reimbursed by the Collection Account.

Notwithstanding any provision herein to the contrary, for the purposes of indemnification of the Master Servicer or Special Servicer and limitation of liability, the Master Servicer or Special Servicer will be deemed not to have engaged in willful misfeasance or committed bad faith, fraud or negligence in the performance of its respective obligations or duties or acted in negligent disregard or other disregard of its respective obligations or duties hereunder if the Master Servicer or Special Servicer, as applicable, fails to follow the terms of the Mortgage Loan Documents because the Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of the Mortgage Loan Documents would or potentially would result in an Adverse REMIC Event (for which determination, the Master Servicer and the Special Servicer shall be entitled to rely on advice of counsel, the cost of which shall be reimbursed as an Additional Trust Fund Expense).

Notwithstanding the foregoing, if and to the extent that any loss, liability, claim, damages, penalty, fine, cost or expense that is, pursuant to this Section 6.03(a), required to be borne by the Trust out of the Distribution Account or Collection Account, relates to any Serviced Loan Combination, (i) such loss, liability, claim, damages, penalty, fine, cost or expense shall be payable out of amounts on deposit in respect of such Serviced Loan Combination (A) in the case of a Serviced Pari Passu Loan Combination, in the Collection Account and the related Serviced Pari Passu Companion Loan Custodial Account collectively, on a pro rata basis, prior to payment from funds in the Distribution Account or the Collection Account that are unrelated to such Serviced Pari Passu Loan Combination, and (B) in the case of a Serviced A/B Loan Combination, in the related Serviced A/B Loan Combination Custodial Account prior to payment from funds in the Distribution Account or the Collection Account that are unrelated to such Serviced A/B Loan Combination; and (ii) such loss, liability, claim, damages, penalty, fine, cost or expense shall be payable out of amounts on deposit (A) in the case of a Serviced Pari Passu Loan Combination, in the Collection Account and the related Serviced Pari Passu Companion Loan Custodial Account (withdrawals from those accounts shall be made in accordance with the related Co-Lender Agreement and pro rata according to the respective outstanding principal balances of the Mortgage Loan and any Serviced Pari Passu Companion Loan included in the related Serviced Loan Combination) or (B) in the case of a Serviced A/B Loan Combination, in the related Serviced A/B Loan Combination Custodial Account, prior to payment from funds in the Distribution Account or the Collection Account that are unrelated to such Serviced A/B Loan Combination. Insofar as any such loss, liability, claim, damages, penalty, fine, cost or expense related to any Serviced Loan Combination is so paid by withdrawal from the Collection Account or Distribution Account and funds are subsequently received and allocable to the related Serviced Companion Loan(s), then the Master Servicer shall deposit the amount of such loss, liability, claim, damages, penalty, fine, cost or expense into the Collection Account from such funds so received and allocable to the related Serviced Companion Loan.

(b)       In addition, none of the Depositor, the Master Servicer or the Special Servicer or any director, member, manager, officer, employee or agent of any such party shall have any liability with respect to, and each of the Depositor, the Master Servicer, the Special Servicer and any director, member, manager, officer, employee or agent of any such party shall be entitled to rely, as to the truth of the statements made therein and the correctness of the opinions expressed therein, on any documents, certificates or opinions, including Opinions of Counsel, furnished to, and reasonably believed or in good faith believed by such Person to be genuine and to have been signed or presented by the proper party or parties, which document, certificate or opinion, prima facie, is properly executed and submitted by any Person, or any employee or agent of any Person (including legal counsel as to opinions), respecting any matters arising hereunder. Each of the Master Servicer and the Special Servicer may rely in good faith on information provided to it by the other parties hereto (unless the provider and the recipient of such information are the same Person or Affiliates) and by the Borrowers and property managers, and will have no duty to investigate or verify the accuracy thereof. Each of the Master Servicer and the Special Servicer may rely, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the Master Servicer or the Special Servicer, or directors, members, officers, employees or agents of any such party, as the case may be, to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel. Furthermore, none of the Master Servicer and the Special Servicer, or directors, members, officers, employees or agents of any such party, shall have any liability under this Agreement for any failure of any other such Person (or any other party to this Agreement) to perform such Person’s obligations or duties hereunder.

SECTION 6.04.          Resignation of the Master Servicer and the Special Servicer.

(a)       Each of the Master Servicer and the Special Servicer may resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of the Master Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by the Master Servicer or the Special Servicer, as the case may be, at the date of this Agreement). Any such determination requiring the resignation of the Master Servicer or the Special Servicer shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee, with a copy to the Certificate Administrator, the Directing Certificateholder and the Majority Controlling Class Certificateholder (and each affected Serviced Companion Loan Holder). Unless applicable law requires the resignation of the Master Servicer or the Special Servicer (as the case may be) to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 6.05 or Section 7.02 hereof; provided that, if no successor to the Master Servicer or the Special Servicer, as the case may be, shall have been so appointed and have accepted appointment within ninety (90) days after the Master Servicer or the Special Servicer, as the case may be, has given notice of such resignation, the resigning Master Servicer or Special Servicer, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor thereto.

(b)       In addition, each of the Master Servicer and the Special Servicer shall have the right to resign at any other time, provided that (i) a willing successor thereto (including any such successor proposed by the resigning party) has been found that is, solely in the case of a successor to the Special Servicer if it is a resigning special servicer, acceptable to the Directing Certificateholder, (ii) solely in the case of the Special Servicer if it is the resigning party, the resigning party has consulted with the Directing Certificateholder with respect to the identity and quality of its proposed successor, (iii) the succession is the subject of a Rating Agency Confirmation (and, if applicable pursuant to Section 3.27(k), an analogous rating agency confirmation from each Companion Loan Rating Agency), (iv) the resigning party pays all costs and expenses in connection with such transfer (including the costs of obtaining Rating Agency Confirmation), and (v) the successor accepts appointment in writing prior to the effectiveness of such resignation; provided, further, that in the event a replacement Special Servicer is being appointed solely for any Conflicted Loan, the Directing Certificateholder shall not have any consent or consultation rights in respect of designating that replacement Special Servicer.

(c)       None of the Master Servicer and the Special Servicer shall be permitted to resign except as contemplated in Subsections (a) and (b) of this Section 6.04. Consistent with the foregoing, none of the Master Servicer and the Special Servicer shall (except in connection with any resignation thereby permitted above in this Section 6.04 or as otherwise expressly provided herein, including the provisions of Section 3.11(a), Section 3.22 and/or Section 6.02) assign or transfer any of its rights, benefits or privileges hereunder to any other Person or delegate to, subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of the Master Servicer or the Special Servicer are transferred to a successor thereto, the entire amount of compensation payable to the Master Servicer or the Special Servicer, as the case may be, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor, except (in the case of the Special Servicer) to the extent provided in Section 3.11(c).

SECTION 6.05.          Replacement of Special Servicer.

(a)       So long as no Control Termination Event has occurred and is continuing, the Majority Controlling Class Certificateholder, or the Directing Certificateholder on its behalf, will have the right to terminate the Special Servicer, with or without cause, and appoint itself or an Affiliate thereof or another Person as the successor Special Servicer. It will be a condition to such appointment that the conditions set forth in Subsection (c) be satisfied.

(b)       No removal of the Special Servicer and/or appointment of a successor thereto pursuant to this Section 6.05 shall be effective until the Trustee shall have received (A) a Rating Agency Confirmation from each Rating Agency (and, in the case of any Serviced Loan Combination, an analogous rating agency confirmation from each Companion Loan Rating Agency, if applicable pursuant to Section 3.27(k)) with respect to such removal and/or appointment, (B) an acknowledgment of proposed special servicer (an “Acknowledgment of Proposed Special Servicer”) in the form attached hereto as Exhibit I-2, executed by the Person designated to be the successor to the terminated Special Servicer, and (C) an Opinion of Counsel (the expense of which shall be deemed to be part of the expenses of the replacement) substantially to the effect that (1) such designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (2) the Acknowledgment of Proposed Special Servicer, the form of which is attached hereto as Exhibit I-2, has been duly authorized, executed and delivered by such designated Person and (3) upon the execution and delivery of the Acknowledgment of Proposed Special Servicer, such designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, this Agreement shall be enforceable against such designated Person in accordance with its terms.

(c)       Any Special Servicer terminated pursuant to this Section 6.05 shall be deemed to have been so terminated simultaneously with the designated successor’s becoming the Special Servicer hereunder; provided that (i) the terminated Special Servicer shall be entitled to receive, in connection with its termination, payment out of the Collection Accounts of all of its accrued and unpaid Special Servicing Fees, as and to the extent provided in Section 3.05(a), and reimbursement from the successor to such terminated Special Servicer of all outstanding Servicing Advances made by such terminated Special Servicer and all unpaid Advance Interest accrued on such outstanding Servicing Advances (in which case the successor to such terminated Special Servicer shall be deemed to have made such Servicing Advances at the same time that such terminated Special Servicer had actually made them), (ii) such terminated Special Servicer shall thereafter be entitled to Workout Fees, as and to the extent expressly permitted by Section 3.11(c), and (iii) such terminated Special Servicer shall continue to be entitled to the benefits of Section 6.03, notwithstanding any such termination; and provided, further, that such terminated Special Servicer shall continue to be obligated to pay (and entitled to receive) all other amounts accrued to (or owing by) it under this Agreement on or prior to the effective date of such termination. Such terminated Special Servicer shall cooperate with the Trustee and the replacement to such terminated Special Servicer in effecting the transfer of such terminated Special Servicer’s responsibilities and rights hereunder to its successor, including the transfer within two (2) Business Days of its termination becoming effective pursuant to this Section 6.05, to the replacement to such terminated Special Servicer for administration by it of all cash amounts that at the time are or should have been credited by such terminated Special Servicer to the REO Account maintained by it or to any Servicing Account or Reserve Account or should have been delivered to the Master Servicer or that are thereafter received by or on behalf of such terminated Special Servicer with respect to any Mortgage Loan or REO Property. No penalty or fee shall be payable to the terminated Special Servicer in connection with any termination under this Section 6.05.

(d)       Notwithstanding anything herein to the contrary, with respect to each Serviced Loan Combination with respect to which the related Serviced Companion Loan Holder is the “Lead Lender”, “Controlling Note Holder”, “Directing Note Holder” or other comparable party under the related Co-Lender Agreement, such related Serviced Companion Loan Holder shall be entitled to replace the Special Servicer with respect to such Serviced Loan Combination to the extent provided in the related Co-Lender Agreement, and no Special Servicer appointed by such related Serviced Companion Loan Holder (or its representative) with respect to such Serviced Loan Combination may be subsequently terminated pursuant to any of subsections (a) through (c) of this Section 6.05 (except to the extent, in the case of a Serviced A/B Loan Combination, the related Serviced Subordinate Companion Loan Holder is no longer permitted to exercise such right as a result of the occurrence of a “control appraisal period” or similar occurrence under the related Co-Lender Agreement).

(e)       Notwithstanding anything to the contrary contained in this Section 6.05, with respect to any Conflicted Special Servicer Loan, if any, the related Conflicted Special Servicer shall resign with respect to such Conflicted Special Servicer Loan. If the Conflicted Special Servicer Loan is not also a Conflicted Loan, the Majority Controlling Class Certificateholder or the Directing Certificateholder shall appoint (and replace with or without cause) the Non-Conflicted Special Servicer, as successor to the resigning Conflicted Special Servicer, for the related Conflicted Special Servicer Loan in accordance with this Agreement. If such Conflicted Special Servicer Loan is also a Conflicted Loan, the largest Controlling Class Certificateholder (by Certificate Principal Balance) that is not a Conflicted

Holder shall appoint (and replace with or without cause) the Non-Conflicted Special Servicer for the related Conflicted Special Servicer Loan in accordance with this Agreement.

If the Conflicted Special Servicer Loan is also a Conflicted Loan and all holders of Certificates in the Controlling Class are also Conflicted Holders with respect to such Conflicted Special Servicer Loan, upon resignation of the Conflicted Special Servicer with respect to such Conflicted Special Servicer Loan, such resigning Conflicted Special Servicer shall appoint such Non-Conflicted Special Servicer. The resigning Conflicted Special Servicer shall have no liability for the appointment or the actions of the Non-Conflicted Special Servicer.

If at any time a Conflicted Special Servicer becomes aware that it is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming REO Property) with respect to the related Conflicted Special Servicer Loan, (1) the related Non-Conflicted Special Servicer shall resign, (2) the related Mortgage Loan shall no longer be a Conflicted Special Servicer Loan, (3) such Special Servicer shall become the Special Servicer again for such related Mortgage Loan and (4) such Special Servicer shall be entitled to all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer a Conflicted Special Servicer Loan.

The Non-Conflicted Special Servicer shall perform all of the obligations of the Conflicted Special Servicer for the related Conflicted Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Conflicted Special Servicer Loan earned during such time as the related Mortgage Loan is a Conflicted Special Servicer Loan.

If a Servicing Officer or Special Servicing Officer, as applicable, of the Master Servicer, a related Non-Conflicted Special Servicer, or the Special Servicer, as applicable, has actual knowledge that a Mortgage Loan is no longer a Conflicted Loan, a Conflicted Controlling Class Loan or a Conflicted Special Servicer Loan, as applicable, the Master Servicer, the related Non-Conflicted Special Servicer or the Special Servicer, as applicable, shall provide prompt written notice thereof to each of the other parties to this Agreement.

(f)       In connection with its duties or exercise of its rights under this Agreement, if the Special Servicer obtains knowledge that it is a Borrower Party, the Special Servicer (i) shall not directly or indirectly provide any information related to the related Conflicted Special Servicer Loan(s) to the related Borrower(s) or (A) any of the Special Servicer’s employees or personnel or any Affiliate involved in the management of any investment in the related Borrower or the related Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan or Loan Combination, each of the Master Servicer and the Certificate Administrator shall be entitled to conclusively assume that the Special Servicer is not a Borrower Party except to the extent that the Master Servicer or the Certificate Administrator, as applicable, has received written notice from such Person that it has become a Borrower Party. The Certificate Administrator shall not be liable for any communication to the Conflicted Special Servicer or for disclosure of information relating to the related Conflicted Special Servicer Loan (including any information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website) if the Certificate Administrator did not receive prior written notice that the related Mortgage Loan is a Conflicted Special Servicer Loan. The Master Servicer shall not be liable for any communication to the Conflicted Special Servicer or for disclosure of information relating to the related Conflicted Special Servicer Loan (including any information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website). Each of the Master Servicer, the Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on delivery from the Special Servicer of a written certification that the Special Servicer is no longer a Borrower Party.

The Master Servicer and the Certificate Administrator shall not restrict access by the Special Servicer to any information related to any Mortgage Loan other than any Conflicted Special Servicer Loan with respect to which the Special Servicer is a Borrower Party. Notwithstanding anything to the contrary in this Agreement, the Master Servicer and the Certificate Administrator shall not have any obligation to restrict access by the Special Servicer to any information related to any Conflicted Special Servicer Loan.

After the occurrence and during the continuance of a Consultation Termination Event and upon (a) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Principal Balances pursuant to Section 4.05) of the Principal Balance Certificates requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction to assume the duties of the Special Servicer hereunder, (b) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and which will not be additional expenses of the Trust and (c) delivery by such Holders to the Certificate Administrator and Trustee of Rating Agency Confirmation from each Rating Agency (which Rating Agency Confirmation shall be obtained at the expense of such Holders) and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan, the Certificate Administrator shall promptly post notice to all Certificateholders of such request on the Certificate Administrator’s Website in accordance with Section 8.12(b) and concurrently by mail, conduct the solicitation of votes of all Certificates in such regard, which requisite affirmative votes must be received within one hundred-eighty (180) days of the posting of such notice, and if not so received, such votes shall be null and void ab initio. Upon the written direction of Holders of Certificates evidencing not less than 75% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Principal Balances pursuant to Section 4.05) of the Principal Balance Certificates, the Trustee shall terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor special servicer to assume the duties of the Special Servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder may (i) access such notices via the Certificate Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon.

SECTION 6.06.	Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer.

Each of the Master Servicer and the Special Servicer shall afford the Depositor and the Trustee, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to such of its officers as are responsible for such obligations. Upon reasonable request and as reasonably related to the performance of the obligations of the Master Servicer and the Special Servicer, as applicable, pursuant to this Agreement, each of the Master Servicer and the Special Servicer shall furnish the Depositor and the Trustee with its most recent publicly available annual audited financial statements (or, if not available, the most recent publicly available audited annual financial statements of its corporate parent) and such other information as is publicly available regarding its business, affairs, property and condition, financial or otherwise. Each of the Master Servicer and the Special Servicer may affix to any such information described in this Section 6.06 provided by it any disclaimer it deems appropriate in its reasonable discretion. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicer or the Special Servicer hereunder or exercise the rights of the Master Servicer or the Special Servicer hereunder; provided, however, that neither the Master Servicer nor the Special Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and is not obligated to supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise.

SECTION 6.07.          Master Servicer and Special Servicer May Own Certificates.

Any Master Servicer, Special Servicer or Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not the Master Servicer, the Special Servicer or an Affiliate thereof. If, at any time during which any Master Servicer, Special Servicer or Affiliate of the Master Servicer or the Special Servicer is the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate, the Master Servicer or the Special Servicer, as the case may be, proposes to take any action (including for this purpose, omitting to take a particular action) that is not expressly prohibited by the terms hereof and would not, in the reasonable judgment of the Master Servicer or the Special Servicer (as the case may be), violate the Servicing Standard, but that, if taken, might nonetheless, in the reasonable judgment of the Master Servicer or the Special Servicer (as the case may be), be considered by other Persons to violate the Servicing Standard, then the Master Servicer or the Special Servicer, as the case may be, may (but need not) seek the approval of the Certificateholders to such action by delivering to the Certificate Administrator (with a copy to the Trustee) a written notice that (a) states that it is delivered pursuant to this Section 6.07, (b) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer, as the case may be, or by an Affiliate thereof and (c) describes in reasonable detail the action that the Master Servicer or the Special Servicer, as the case may be, proposes to take. The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate), together with a request for approval by the Certificateholders of each such proposed action. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as the case may be) shall have consented in writing (with a copy to each related Serviced Companion Loan Holder, if a Serviced Loan Combination is involved) to the proposal described in the written notice, and if the Master Servicer or the Special Servicer, as the case may be, shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, for the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

ARTICLE VII

DEFAULT

SECTION 7.01.          Servicing Termination Events.

(a)         “Servicing Termination Event”, wherever used herein, means any one of the following events:

(i)          with respect to the Master Servicer, any failure by the Master Servicer to deposit into the Collection Account, (if it is the Master Servicer for any Serviced Loan Combination) the Serviced Pari Passu Companion Loan Custodial Account or the applicable Serviced A/B Loan Combination Custodial Account, any amount required to be so deposited under this Agreement, which failure continues unremedied for one Business Day following the date on which such deposit was first required to be made; or

(ii)         with respect to the Special Servicer, any failure by the Special Servicer to deposit into the REO Account maintained by it or to deposit, or remit to the Master Servicer for deposit, into a Collection Account, Serviced Pari Passu Companion Loan Custodial Account and/or any Serviced A/B Loan Custodial Account, as applicable, any amount required to be so deposited or remitted under this Agreement, which failure continues unremedied for one Business Day following the date on which such deposit or remittance, as the case may be, was first required to be made; or

(iii)       any failure by the Master Servicer to remit to the Certificate Administrator for deposit into the Distribution Account, on any P&I Advance Date, the full amount of P&I Advances required to be made by the Master Servicer on such date or, on any Master Servicer Remittance Date, the full amount of the Master Servicer Remittance Amount and any Compensating Interest Payment required to be remitted by the Master Servicer on such date, which failure continues unremedied until 11:00 a.m. (New York City time) on the related Distribution Date; provided, however, that if the Master Servicer fails to make any deposit contemplated by this Section 7.01(a)(iii), including any P&I Advance, which deposit is required to be made by the Master Servicer on any P&I Advance Date or Master Servicer Remittance Date (without regard to any grace period), then the Master Servicer shall pay to the Certificate Administrator, for the account of the Certificate Administrator, interest on such late remittance at the Reimbursement Rate from and including such P&I Advance Date or the Master Servicer Remittance Date to but excluding the related Distribution Date; or

(iv)       any failure by the Master Servicer or the Special Servicer to timely make any Servicing Advance required to be made by it hereunder, which Servicing Advance remains unmade for a period of five (5) Business Days (or, in the case of an Emergency Advance, two (2) Business Days) following the date on which written notice of such failure shall have been given to the Master Servicer or the Special Servicer, as applicable, by the Trustee as provided in Section 3.11(f); or

(v)        any failure on the part of the Master Servicer or the Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer or the Special Servicer, as the case may be, contained in this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party hereto, or by the Holders of Certificates entitled to at least 25% of the Voting Rights or, if affected by that failure, any Serviced Pari Passu Companion Loan Holder; provided, however, that, with respect to any such failure that is not curable within such thirty (30)-day period, the Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of sixty (60) days to effect such cure so long as the Master Servicer or the Special Servicer, as the case may be, has commenced to cure such failure within the initial thirty (30)-day period and has provided the Trustee with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure; or

(vi)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of any Class of Certificateholders or any Serviced Pari Passu Companion Loan Holder and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party hereto, or by the Holders of Certificates entitled to at least 25% of the Voting Rights or, if affected by such breach, any Serviced Pari Passu Companion Loan Holder; provided, however, that, with respect to any such breach that is not curable within such thirty (30)-day period, the Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of sixty (60) days to effect such cure so long as the Master Servicer or the Special Servicer, as the case may be, has commenced to cure such breach within the initial thirty (30)-day period and has provided the Trustee with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure; or

(vii)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(viii)     the Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

(ix)        the Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any association or company action in furtherance of the foregoing; or

(x)         (a) either Moody’s or KBRA (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Rated Certificates or any class of Serviced Companion Loan Securities, as applicable, or (B) placed one or more Classes of Rated Certificates or any class of Serviced Companion Loan Securities on “watch status” in contemplation of possible rating downgrade or withdrawal, and, in case of either of clause (A) or (B), publicly cited servicing concerns with the Master Servicer or the Special Servicer as the sole or a material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by Moody’s or KBRA (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency), as applicable, within sixty (60) days of such event); or

(xi)        the Master Servicer is no longer rated at least “CMS3” by Fitch and such Master Servicer is not reinstated to at least that rating within sixty (60) days of the delisting or the Special Servicer is no longer rated at least “CSS3” by Fitch and such Special Servicer is not reinstated to at least that rating within sixty (60) days of the delisting; or

(xii)       [Reserved]; or

(xiii)      any failure by the Master Servicer to timely make any monthly remittance required to be made by it hereunder to the holder of a Serviced Companion Loan, which failure continues unremedied for one Business Day following the date on which such remittance was first required to be made.

When a single entity acts as two or more of the capacities of the Master Servicer and the Special Servicer, a Servicing Termination Event (other than an event described in clause (x) and (xi) above) in one capacity shall constitute an Servicing Termination Event in both or all such capacities.

(b)        If any Servicing Termination Event with respect to the Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the “Defaulting Party”) shall occur and be continuing, then, and in each and every such case, so long as the Servicing Termination Event shall not have been remedied, the Trustee may, and at the written direction of either the Holders of Certificates entitled to not less than 25% of the Voting Rights, or, alternatively, if a Servicing Termination Event on the part of the Special Servicer has occurred that affects a Serviced Pari Passu Companion Loan Holder, at the written direction of such Serviced Pari Passu Companion Loan Holder solely with respect to the related Loan Combination, or, alternatively, if a Servicing Termination Event on the part of the Special Servicer has occurred, at the written direction of the Directing Certificateholder (other than with respect to a Non-Serviced Pari Passu Companion Loan or any Conflicted Loan) or the Holders entitled to not less than 25% of the Voting Rights, the Trustee shall, terminate, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto), all of the rights and obligations (accruing from and after receipt by the Defaulting Party of such notice) of the Defaulting Party under this Agreement (other than as a Holder of any Certificate or as holder of a Serviced

Companion Loan, entitlements to amounts payable to the terminated party at the time of termination and any entitlements of the terminated party that survive the termination including any Excess Servicing Fee Rights). From and after the receipt by the Defaulting Party of such written notice, all of the responsibilities, duties, authority and power of the Defaulting Party under this Agreement (and in the case of a termination of the Special Servicer at the written direction of a Serviced Pari Passu Companion Loan Holder with respect to a Serviced Loan Combination, solely as they relate to such Serviced Loan Combination), whether with respect to the Certificates, the Mortgage Loans or otherwise (other than as a Holder of any Certificate or as a Companion Loan Holder, if applicable), shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise (provided, however, that each of the Master Servicer and the Special Servicer shall, if terminated pursuant to this Section 7.01(b), continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its members, managers, directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Each of the Master Servicer and the Special Servicer agrees that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 20 days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested thereby to enable the Trustee to assume the functions hereunder of the Master Servicer or the Special Servicer, as the case may be, and shall otherwise cooperate with the Trustee in effecting the termination of the rights and responsibilities hereunder of the Master Servicer or the Special Servicer, as the case may be, including the transfer within five (5) Business Days to the Trustee for administration by it of all cash amounts that at the time are or should have been credited by the Master Servicer to the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account, the Serviced A/B Loan Combination Custodial Accounts, the Distribution Account or any Servicing Account or Reserve Account held by it (if it is the Defaulting Party) or by the Special Servicer to its REO Account, the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account, the Serviced A/B Loan Combination Custodial Accounts or any Servicing Account or Reserve Account (if it is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or REO Property (provided, however, that if the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01(b), the Master Servicer or the Special Servicer, as the case may be, shall continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its members, managers, directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Any costs or expenses (including those of any other party hereto) incurred in connection with any actions to be taken by a terminated Master Servicer or Special Servicer pursuant to this paragraph shall be borne by the Master Servicer or the Special Servicer, as the case may be (and, in the case of the Trustee’s costs and expenses, if not paid within a reasonable time, shall be borne by the Trust out of the Collection Account).

Notwithstanding the foregoing, the Master Servicer shall not be terminated hereunder solely by reason of a Servicing Termination Event under Section 7.01(a)(xii) or (xiii) or by reason of any other Servicing Termination Event that affects only a Serviced Companion Loan Holder. If a Servicing Termination Event under Section 7.01(a)(xii) or (xiii) occurs on the part of the Master Servicer, or if any other Servicing Termination Event occurs on the part of the Master Servicer affecting a Serviced Loan

Combination and the Master Servicer is not terminated pursuant to the provisions set forth above, any affected Serviced Companion Loan Holder shall be entitled to require the Master Servicer to appoint, in accordance with Section 3.22 and with the delivery of a Rating Agency Confirmation (and an analogous rating agency confirmation from each Companion Loan Rating Agency with respect to any Serviced Companion Loan Securities backed by the affected Serviced Companion Loan, if applicable pursuant to Section 3.27(k)), a Sub-Servicer, to be selected by the Master Servicer, that will be responsible for primary servicing such Serviced Loan Combination.

(c)         Notwithstanding Section 7.01(b) of this Agreement, if the Master Servicer receives a notice of termination solely due to a Servicing Termination Event under Section 7.01(a)(x) or Section 7.01(a)(xi) and the terminated Master Servicer provides the Trustee with the appropriate “request for proposal” materials within the five (5) Business Days after such termination, then the Master Servicer shall continue to serve as Master Servicer, if requested to do so by the Trustee, and the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the terminated Master Servicer) solicit good faith bids for the rights to master service the Mortgage Loans and any Serviced Companion Loans under this Agreement from at least three (3) Persons qualified to act as successor Master Servicer hereunder in accordance with Section 6.02 and Section 7.02 for which the Trustee has received Rating Agency Confirmation from each Rating Agency (and, if applicable pursuant to Section 3.27(k), an analogous rating agency confirmation from each Companion Loan Rating Agency) obtained by the terminated Master Servicer (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided, however, that (i) at the Trustee’s request, the terminated Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and (ii) the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the subject Mortgage Loans and any Serviced Companion Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer and to agree to be bound by the terms hereof, within 45 days after the receipt by the Master Servicer of a notice of termination. The Trustee shall solicit bids on the basis of terminating each applicable Sub-Servicing Agreement and each applicable Sub-Servicer that it is permitted to terminate in accordance with Section 3.22 and having no obligation to enter into a Sub-Servicing Agreement with the terminated Master Servicer (each, a “Servicing-Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing Released Bid (the “Successful Bidder”) to act as successor Master Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof, no later than 45 days after the termination of the terminated Master Servicer.

(d)        Upon the assignment and acceptance of the applicable master servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the terminated Master Servicer the amount of such cash bid received from the Successful Bidder (net of reasonable “out-of-pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

(e)         If the Successful Bidder has not entered into this Agreement as successor Master Servicer within 45 days after the related Master Servicer received a notice of termination or no Successful Bidder was identified within such 45-day period, the terminated Master Servicer shall reimburse the Trustee for all reasonable “out-of-pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(c). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02.

SECTION 7.02.          Trustee to Act; Appointment of Successor.

On and after the time the Master Servicer or the Special Servicer resigns pursuant to Section 6.04(a) (and a successor Master Servicer or Special Servicer, as applicable, has not been appointed by the resigning Master Servicer or Special Servicer, as applicable, under Section 6.04),or receives a notice of termination pursuant to Section 7.01, the Trustee shall, unless prohibited by law, be the successor in all respects to the Master Servicer or the Special Servicer, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the Master Servicer or the Special Servicer, as the case may be, by the terms and provisions hereof, including, if the Master Servicer is the resigning or terminated party, the Master Servicer’s obligation to make Advances; provided, however, that (i) any failure to perform such duties or responsibilities caused by the failure of the Master Servicer or the Special Servicer, as the case may be, to cooperate or to provide information or monies as required by Section 7.01 shall not be considered a default by the Trustee hereunder and (ii) in the case of a terminated Master Servicer, the Trustee shall cease to act as successor Master Servicer if an alternative successor is appointed pursuant to Section 7.01(c). Neither the Trustee nor any other successor shall be liable for any of the representations and warranties of the resigning or terminated party or for any losses incurred by the resigning or terminated party pursuant to Section 3.06 hereunder nor shall the Trustee or any other successor be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to for future services rendered if the resigning or terminated party had continued to act hereunder. Notwithstanding the above, if it is unwilling to so act, the Trustee may (and, if it is unable to so act, or if the Trustee is not approved as an acceptable master servicer or special servicer, as the case may be, by each Rating Agency, or if the Holders of Certificates entitled to a majority of all the Voting Rights so requests in writing, the Trustee shall), promptly appoint, or petition a court of competent jurisdiction to appoint, any established and qualified institution as the successor to the resigning or terminated Master Servicer or Special Servicer, as the case may be, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or the Special Servicer, as the case may be, hereunder; provided, however, that such appointment is the subject of a Rating Agency Confirmation from each Rating Agency (and, if applicable pursuant to Section 3.27(k), an analogous rating agency confirmation from each Companion Loan Rating Agency). No appointment of a successor to the Master Servicer or the Special Servicer hereunder shall be effective until the assumption by such successor of all its responsibilities, duties and liabilities hereunder, and pending such appointment and assumption, the Trustee shall act, unless prohibited by law from so acting, in such capacity as hereinabove provided. In connection with any such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder, except that in the event no successor can be found to act as Master Servicer or Special Servicer, as applicable, the Trustee is hereby authorized to negotiate payment from the Trust Fund of such additional amounts as shall be necessary in its sole and reasonable discretion to retain a successor to such party, such additional amounts to be payable to such party pursuant to Section 3.05(a) or Section 3.11(c), as applicable. The Depositor, the Trustee, such successor and each other party hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the resigning or terminated Master Servicer and if the Excess Servicing Fee Rate is a rate per annum that is greater than one (1) basis point, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

SECTION 7.03.          Notification to Certificateholders.

(a)         Upon any resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04, any replacement of the Special Servicer pursuant to Section 6.05, any termination of the Master Servicer or Special Servicer pursuant to Section 7.01, any appointment of a successor to the Master Servicer or Special Servicer pursuant to Section 6.02, 6.04 or 7.02 or the effectiveness of any designation of a new Special Servicer, the Trustee shall promptly notify (i) the Certificate Administrator, who shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, (ii) the Rule 17g-5 Information Provider, who shall promptly post such information on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c) and (iii) to any Serviced Companion Loan Holder.

(b)        Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicing Termination Event and (ii) five (5) days after a Responsible Officer of the Trustee has actual knowledge of the occurrence of such an event, the Trustee shall notify the Depositor and the Certificate Administrator, who shall transmit by mail to all Certificateholders notice of such occurrence, unless such default shall have been cured.

SECTION 7.04.          Waiver of Servicing Termination Events.

The Holders of Certificates representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates (and any affected Serviced Companion Loan Holders) affected by any Servicing Termination Event hereunder may waive such Servicing Termination Event; provided that a Servicing Termination Event under clause (i), clause (ii), clause (iii) or clause (x) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes and in any event such Holders shall not be entitled to waive any Servicing Termination Event under clauses (xii) or (xiii) of Section 7.01(a) (which may be waived only by any affected Serviced Companion Loan Holders). Each Serviced Companion Loan Holder shall be exclusively entitled to waive a Servicing Termination Event under Section 7.01(a)(xiii) that arises with respect to the related Serviced Companion Loan. Upon any such waiver of a Servicing Termination Event, and payment to the Trustee and the Certificate Administrator of all reasonable costs and expenses incurred by the Trustee and the Certificate Administrator in connection with such default prior to its waiver (which costs shall be paid by the party requesting such waiver), such Servicing Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Servicing Termination Event or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Servicing Termination Event pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

SECTION 7.05.	Additional Remedies of Trustee Upon Servicing Termination Event.

During the continuance of any Servicing Termination Event, so long as such Servicing Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right (exercisable subject to Section 8.01(a)), in its own name and as trustee of an express trust and (in the case of any matter affecting a Serviced Loan Combination) on behalf of the related Serviced Companion Loan Holder(s), to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and such participants (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicing Termination Event.

ARTICLE VIII

THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE ADMINISTRATOR AND THE TAX ADMINISTRATOR

SECTION 8.01.	Duties of the Trustee, the Certificate Administrator and the Tax Administrator.

(a)         The Trustee and the Certificate Administrator, prior to the occurrence of a Servicing Termination Event of which a Responsible Officer of the Trustee and the Certificate Administrator, as applicable, shall have actual knowledge and after the curing or waiver of all Servicing Termination Events which may have occurred, undertake to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicing Termination Event occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Any permissive right of the Trustee and the Certificate Administrator contained in this Agreement shall not be construed as a duty and neither the Trustee nor the Certificate Administrator shall have any liability with respect to its exercise of such permissive right other than as a result of its negligence or willful misconduct in performance of such right. The Trustee, the Certificate Administrator and the Tax Administrator shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Trustee, the Certificate Administrator and the Tax Administrator.

(b)        Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall take such action as it deems appropriate to have the instrument corrected. The Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer, the Special Servicer, any Serviced Companion Loan Holder, any actual or prospective Certificateholder or Certificate Owner or any Rating Agency, and accepted by the Trustee, the Certificate Administrator or the Tax Administrator in good faith, pursuant to this Agreement.

(c)         No provision of this Agreement shall be construed to relieve the Trustee, the Tax Administrator or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)          Prior to the occurrence of a Servicing Termination Event, and after the curing or waiver of all Servicing Termination Events which may have occurred, the duties and obligations of the Trustee and the Certificate Administrator shall be determined solely by the express provisions of this Agreement, the Trustee and the Certificate Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and the Certificate Administrator.

(ii)         In the absence of bad faith on the part of the Trustee, the Certificate Administrator or the Tax Administrator, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, and conforming to the requirements of this Agreement.

(iii)        None of the Trustee, the Certificate Administrator or the Tax Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of such entity unless it shall be proved that such entity was negligent in ascertaining the pertinent facts.

(iv)       None of the Trustee, the Certificate Administrator or the Tax Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by the Trustee, the Certificate Administrator or the Tax Administrator, respectively, in good faith in accordance with the terms of this Agreement and the direction of Holders of Certificates entitled to greater than 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement.

(v)        Neither the Certificate Administrator nor the Trustee shall be required to take action with respect to, or be deemed to have notice or knowledge of, any default or Servicing Termination Event (other than an Servicing Termination Event under Section 7.01(a)(ix) or the Master Servicer’s failure to deliver any monies, including P&I Advances, or to provide any report, certificate or statement, to the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, when required pursuant to this Agreement) unless a Responsible Officer of the Trustee or the Certificate Administrator shall have received written notice or otherwise have actual knowledge thereof. Otherwise, the Trustee and the Certificate Administrator may conclusively assume that there is no such default or Servicing Termination Event.

(vi)       Subject to the other provisions of this Agreement, and without limiting the generality of this Section 8.01, none of the Trustee, the Certificate Administrator or the Tax Administrator shall have any duty, except, in the case of the Trustee, as expressly provided in Section 2.01(c) or Section 2.01(e) or in its capacity as successor to the Master Servicer or the Special Servicer, (A) to cause any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, (B) to cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports or certificates of the Master Servicer, the Special Servicer, any actual or prospective or any Certificateholder or Certificate Owner or any Rating Agency, delivered to the Trustee, the Certificate Administrator or the Tax Administrator pursuant to this Agreement reasonably believed by the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, to be genuine and without error and to have been signed or presented by the proper party or parties, (D) subject to Section 10.01(f), to see to the payment or discharge of any tax levied against any part of the Trust Fund other than from funds available in the Collection Accounts or the Distribution Account, and (E) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust Fund other than from funds available in a Collection Account or the Distribution Account (provided that such assessment, charge, lien or encumbrance did not arise out of the Trustee’s, the Certificate Administrator’s or the Tax Administrator’s, as applicable, willful misfeasance, bad faith or negligence).

(vii)      For as long as the Person that serves as the Trustee, the Certificate Administrator or the Tax Administrator hereunder also serves as Custodian and/or Certificate Registrar, the protections, immunities and indemnities afforded to that Person in its capacity as Trustee, Certificate Administrator or Tax Administrator, as applicable, hereunder shall also be afforded to such Person in its capacity as Custodian and/or Certificate Registrar, as the case may be.

(viii)     If the same Person is acting in two or more of the capacities of Trustee, Certificate Administrator, Tax Administrator, Custodian or Certificate Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(d)        Upon receipt by the Trustee or the Certificate Administrator of any notice regarding the transfer of a Serviced Companion Loan by a Serviced Companion Loan Holder or the transfer of an interest in a mezzanine loan related to a Mortgage Loan by the related mezzanine lender, the Certificate Administrator or the Tax Administrator, as applicable, shall promptly forward a copy of such notice to the Master Servicer and Special Servicer

SECTION 8.02.	Certain Matters Affecting the Trustee, the Certificate Administrator and the Tax Administrator.

Except as otherwise provided in Section 8.01:

(i)          the Trustee, the Certificate Administrator and the Tax Administrator, may each request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and without error and to have been signed or presented by the proper party or parties;

(ii)         the Trustee, the Certificate Administrator and the Tax Administrator may each consult with counsel and any written advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)        none of the Trustee, the Certificate Administrator or the Tax Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or the Certificates or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, unless such Certificateholders shall have provided to the Trustee, the Certificate Administrator or the Tax Administrator reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby satisfactory to the the Trustee, the Certificate Administrator or the Tax Administrator, in their reasonable discretion; none of the Trustee, the Certificate Administrator or the Tax Administrator shall be required to expend or risk its own funds (except to pay expenses that could reasonably be expected to be incurred in connection with the performance of its normal duties) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of a Servicing Termination Event which has not been waived or cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)       none of the Trustee, the Certificate Administrator or the Tax Administrator shall be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)        prior to the occurrence of a Servicing Termination Event and after the waiver or curing of all Servicing Termination Events which may have occurred, none of the Trustee, the Certificate Administrator or the Tax Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee, the Certificate Administrator or the Tax Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, the Certificate Administrator or the Tax Administrator, not reasonably assured to the Trustee, the Certificate Administrator or the Tax Administrator, by the security afforded to it by the terms of this Agreement, the Trustee, the Certificate Administrator or the Tax Administrator, respectively, may require an indemnity satisfactory to it, in its reasonable discretion, against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

(vi)       except as contemplated by Section 8.06 and, with respect to the Trustee alone, Section 8.14, none of the Trustee, the Certificate Administrator or the Tax Administrator shall be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

(vii)      the Trustee may execute any of the trusts or powers vested in it by this Agreement, and the Certificate Administrator and the Tax Administrator may each perform any of their respective duties hereunder, either directly or by or through the Custodian or other agents or attorneys-in-fact, provided that the use of the Custodian or other agents or attorneys-in-fact shall not be deemed to relieve the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, of any of its duties and obligations hereunder (except as expressly set forth herein);

(viii)     none of the Trustee, the Certificate Administrator or the Tax Administrator shall be deemed to have actual knowledge or notice of any Servicing Termination Event or any act, failure or breach of any Person upon the occurrence of which the Trustee, the Certificate Administrator or the Tax Administrator may be required to act unless a Responsible Officer of the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, has actual knowledge thereof or unless written notice of any Servicing Termination Event, act, failure or breach, as applicable, is received by the Trustee, the Certificate Administrator or the Tax Administrator at the respective Corporate Trust Office, and such notice references the Certificates or this Agreement;

(ix)        none of the Trustee, the Certificate Administrator or the Tax Administrator shall be responsible for any act or omission of the Master Servicer or the Special Servicer (unless, in the case of the Trustee, it is acting as the Master Servicer or the Special Servicer, as the case may be) or any Serviced Companion Loan Holder or the Depositor;

(x)         neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V under this Agreement or under applicable law with respect to any transfer of any Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this Agreement; and the Trustee and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Certificate Owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Certificate Register;

(xi)        none of the Trustee, the Certificate Administrator or the Tax Administrator shall in any way be liable by reason of any insufficiency in the Trust Fund unless it is determined by a court of competent jurisdiction that the Trustee’s, the Certificate Administrator’s or the Tax Administrator’s, as applicable, negligence or willful misconduct was the primary cause of such insufficiency;

(xii)       except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, National Association, acting in any particular capacity hereunder shall not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association, acting in any other capacity hereunder, except, in the case of either clause (a) or clause (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers or Servicing Officers, as applicable; provided, that the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions and vice versa;

(xiii)      nothing herein shall require the Trustee, the Certificate Administrator or the Tax Administrator to act in any manner that is contrary to applicable law;

(xiv)      in no event shall the Trustee, the Certificate Administrator or the Tax Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee, the Certificate Administrator or the Tax Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action;

(xv)       the right of the Trustee, the Certificate Administrator or the Tax Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and none of the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall be answerable for other than its negligence or willful misconduct in the performance of any such act;

(xvi)      none the Trustee, the Certificate Administrator or the Tax Administrator will be liable for any failure or delay in the performance of its obligations under this Agreement due to force majeure; and

(xvii)     nothing herein shall be construed as an obligation for any party to this Agreement to advise a Certificateholder with respect to its rights and protections relative to the Trust.

Each of the Trustee, the Certificate Administrator and the Tax Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee, the Certificate Administrator and the Tax Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider and Authenticating Agent).

SECTION 8.03.	The Trustee, the Certificate Administrator and the Tax Administrator not Liable for Validity or Sufficiency of Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the statements attributed to, and the representations and warranties of, the Trustee, the Certificate Administrator and/or the Tax Administrator in Article II, and the signature of the Certificate Registrar set forth on each outstanding Certificate) shall not be taken as the statements of the Trustee, the Certificate Administrator or the Tax

Administrator, and none of the Trustee, the Certificate Administrator or the Tax Administrator assumes any responsibility for their correctness. None of the Trustee, the Certificate Administrator or the Tax Administrator makes any representation as to the validity or sufficiency of this Agreement (except as regards the enforceability of this Agreement against it) or of any Certificate (other than as to the signature of the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document. None of the Trustee, the Certificate Administrator or the Tax Administrator shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust, or any funds (other than with respect to any funds held by the Certificate Administrator) deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor, the Master Servicer or the Special Servicer (unless, in the case of the Trustee, it is acting in such capacity). None of the Trustee, the Certificate Administrator or the Tax Administrator shall be responsible for the legality or validity of this Agreement (other than insofar as it relates to the representations and warranties of the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, hereunder) or the validity, priority, perfection or sufficiency of any security, lien or security interest granted to it hereunder or the filing of any financing statements or continuation statements, except to the extent set forth in Section 2.01(c) and Section 2.01(e) or to the extent the Trustee is acting as the Master Servicer or the Special Servicer and the Master Servicer or the Special Servicer, as the case may be, would be so responsible hereunder. Except as contemplated by Section 11.02(a), none of the Trustee, the Certificate Administrator or the Tax Administrator shall be required to record this Agreement.

SECTION 8.04.	The Trustee, the Certificate Administrator and the Tax Administrator May Own Certificates.

The Trustee (in its individual or any other capacity), the Certificate Administrator or the Tax Administrator or any of their respective Affiliates may become the owner or pledgee of Certificates with (except as otherwise provided in the definition of “Certificateholder”) the same rights it would have if it were not the Trustee, the Certificate Administrator or the Tax Administrator or one of their Affiliates, as the case may be.

SECTION 8.05.	Fees and Expenses of the Trustee, the Certificate Administrator and the Tax Administrator; Indemnification of and by the Trustee, the Certificate Administrator and the Tax Administrator.

On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account, out of general collections on the Mortgage Loans and REO Properties on deposit therein, prior to any distributions to be made therefrom to Certificateholders on such date, and pay to itself all Certificate Administrator Fees, and to the Trustee all Trustee fees, earned in respect of the Mortgage Loans and any successor REO Mortgage Loans through the end of the then most recently ended calendar month as compensation for all services rendered by it or the Trustee hereunder. The Trustee Fee shall be paid by the Certificate Administrator and shall be a portion of the Certificate Administrator Fee. The Certificate Administrator Fee will accrue during each calendar month commencing with April 2017, and shall be equal to 0.69 basis points (0.0069%) per annum (the “Certificate Administrator Fee Rate”) on the principal amount equal to the aggregate Stated Principal Balance of all Mortgage Loans and REO Mortgage Loans immediately following the Distribution Date in such calendar month calculated on the same Interest Accrual Basis applicable to such Mortgage Loans and REO Mortgage Loans.

(a)        The Certificate Administrator Fee accrued during each calendar month shall be payable in the next succeeding calendar month. The Trustee Fee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) and the Certificate Administrator Fee (which includes the Tax Administrator Fee and the Trustee Fee) shall constitute the sole compensation of the Trustee, the Certificate Administrator and the Tax Administrator for such services to be rendered by it. The Certificate Administrator shall be responsible for the payment of the Tax Administrator Fee and the Trustee Fee.

Notwithstanding the prior paragraph, if and to the extent that any loss, liability, cost or expense that is, pursuant to the prior paragraph, required to be borne by the Trust out of the Distribution Account or the Collection Account, relates to any Mortgage Loan that is part of a Serviced Loan Combination, (i) such loss, liability, cost or expense shall be payable out of amounts on deposit in respect of such Serviced Loan Combination in the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account and/or the applicable Serviced A/B Loan Combination Custodial Account, as applicable, collectively, prior to payment from funds in the Distribution Account or the Collection Account that are unrelated to such Serviced Loan Combination; and (ii) such loss, liability, cost or expense shall be payable out of amounts on deposit in the Collection Account, the Serviced Pari Passu Companion Loan Custodial Account and/or the applicable Serviced A/B Loan Combination Custodial Account, as applicable, (withdrawals from those accounts shall be made in accordance with the related Co-Lender Agreement and, in the case of a Serviced Pari Passu Loan Combination, pro rata according to the respective outstanding principal balances of the Mortgage Loan and any Serviced Pari Passu Companion Loan included in the related Serviced Pari Passu Loan Combination). Insofar as any such loss, liability, cost or expense related to any Serviced Loan Combination is so paid by withdrawal from the Collection Account or Distribution Account and funds are subsequently received and allocable to the related Serviced Companion Loan(s), then the Master Servicer shall deposit the amount of such loss, liability, cost or expense into the Collection Account from such funds so received and allocable to the related Serviced Companion Loan(s).

(b)        The Trustee, the Certificate Administrator and the Tax Administrator (each in its capacity as such or in its individual capacity) and any of their respective directors, officers, employees, agents or affiliates are entitled to be indemnified and held harmless out of the Collection Accounts and/or the Distribution Account, as and to the extent provided in Section 3.05, for and against any loss, liability, claim or expense (including without limitation costs and expenses of litigation, and of investigation, reasonable counsel fees, damages, judgments and amounts paid in settlement, expenses incurred in becoming successor master servicer or successor special servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, this Agreement, the Certificates, the Mortgage Loans (unless, in the case of the Trustee, it incurs any such expense or liability in the capacity of successor to the Master Servicer or the Special Servicer (as the case may be), in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Master Servicer or Special Servicer, as the case may be) or any act or omission of the Trustee, the Certificate Administrator or the Tax Administrator relating to the exercise and performance of any of the rights and duties of the Trustee, the Certificate Administrator or the Tax Administrator hereunder; provided, however, that none of the Trustee, the Certificate Administrator or the Tax Administrator shall be entitled to indemnification pursuant to this Section 8.05(b) for (1) allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any cost or expense that does not constitute an “unanticipated expense” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (3) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (4) any loss, liability, claim or expense incurred by reason of any breach on the part of the Trustee, the Certificate Administrator or the Tax Administrator of any of their respective representations, warranties or covenants contained herein or any willful misconduct, bad faith, fraud or negligence in the performance of, or negligent disregard of, the Trustee’s, the Certificate Administrator’s or the Tax Administrator’s obligations and duties hereunder.

(c)         The Master Servicer and the Special Servicer each shall indemnify the Trust, the Trustee, the Custodian, the Certificate Administrator and the Tax Administrator (each in their respective capacity as such and in their individual capacity), and each Serviced Companion Loan Holder, for and hold each of them harmless against any loss, liability, claim or expense that is a result of the Master Servicer’s or the Special Servicer’s, as the case may be, negligent acts or omissions in connection with this Agreement, including the negligent use by the Master Servicer or the Special Servicer, as the case may be, of any powers of attorney delivered to it by the Trustee pursuant to the provisions hereof and the Mortgage Loans serviced by the Master Servicer or the Special Servicer, as the case may be; provided, however, that, if the Trustee, the Custodian, the Certificate Administrator or the Tax Administrator has been reimbursed for such loss, liability, claim or expense pursuant to Section 8.05(b), then the indemnity in favor of such Person provided for in this Section 8.05(c) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust. For the purposes of this paragraph, the Master Servicer or Special Servicer will be deemed not to have committed negligent acts or omissions in connection with this Agreement if the Master Servicer or Special Servicer, as applicable, fails to follow the terms of the Mortgage Loan Documents because the Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of the Mortgage Loan Documents would or potentially would result in an Adverse REMIC Event (for which determination, the Master Servicer and the Special Servicer shall be entitled to rely on advice of counsel, the cost of which shall be reimbursed as an Additional Trust Fund Expense).

(d)         Each of the Trustee, the Custodian, the Certificate Administrator and the Tax Administrator shall indemnify each of the Trust, the Master Servicer and the Special Servicer and each other (each in their respective capacity as such and in their individual capacity) and each Serviced Companion Loan Holder for and hold each of them harmless against any loss, liability, claim or expense that is a result of the Trustee’s, the Certificate Administrator’s, the Custodian’s or the Tax Administrator’s, as the case may be, negligent acts or omissions in connection with this Agreement; provided, however, such indemnified person has been reimbursed for such loss, liability, claim or expense pursuant to Section 6.03 or Section 8.05(b), as applicable, then the indemnity in favor of such Person otherwise provided for in this Section 8.05(d) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust.

(e)         The Certificate Administrator shall indemnify and hold harmless the Depositor, each Placement Agent and each Serviced Companion Loan Holder from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor, each Placement Agent and each Serviced Companion Loan Holder or any of their respective Affiliates that arise out of or are based upon a breach by the Certificate Administrator, in its capacity as Rule 17g-5 Information Provider, of its obligations under this Agreement, which breach constitutes negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as Rule 17g-5 Information Provider, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

(f)         This Section 8.05 shall survive the termination of this Agreement or the resignation or removal of the Trustee, the Certificate Administrator, the Tax Administrator, the Master Servicer or the Special Servicer as regards rights and obligations prior to such termination, resignation or removal.

SECTION 8.06.	Eligibility Requirements for the Trustee, the Certificate Administrator and the Tax Administrator.

The Trustee, the Certificate Administrator and the Tax Administrator hereunder each shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia and, in the case of the Trustee, authorized under such laws to exercise trust powers; (ii) has a combined capital and surplus of at least $50,000,000; and (iii) is subject to supervision or examination by federal or state authority. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act; and (ii) neither the Certificate Administrator nor the Tax Administrator may have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause the Exemption to be unavailable with respect to any Class of Certificates as to which it would otherwise be available. Furthermore, the Trustee, the Certificate Administrator and the Tax Administrator shall at all times maintain a long-term unsecured debt rating of at least “A2” by Moody’s and “A” by Fitch, and a short-term unsecured debt rating of at least “P-1” by Moody’s and “F1” by Fitch (or, in the case of any Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation). In case at any time the Trustee, the Certificate Administrator or the Tax Administrator shall cease to be eligible in accordance with the provisions of this Section 8.06, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07. The corporation, bank, trust company or association serving as Trustee may have normal banking and trust relationships with the Depositor, the Mortgage Loan Seller, the Master Servicer, the Special Servicer and their respective Affiliates; provided, however, that none of (i) the Depositor, (ii) any Person involved in the organization or operation of the Depositor or the Trust, (iii) the Master Servicer or Special Servicer (except during any period when the Trustee has assumed the duties of the Master Servicer or Special Servicer (as the case may be) pursuant to Section 7.02), (iv) the Mortgage Loan Seller or (v) any Affiliate of any of them, may be the Trustee hereunder.

SECTION 8.07.	Resignation and Removal of the Trustee, the Certificate Administrator and the Tax Administrator.

(a)         The Trustee, the Certificate Administrator and the Tax Administrator each may at any time resign and be discharged from their respective obligations created hereunder by giving written notice thereof to the other such parties, the Depositor, the Master Servicer, the Special Servicer, the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)) and all the Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee, certificate administrator or tax administrator, as the case may be, meeting the eligibility requirements of Section 8.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee,

Certificate Administrator or Tax Administrator, as the case may be, and to the successor trustee, certificate administrator or tax administrator, as the case may be. A copy of such instrument shall be delivered to other parties hereto and to the Certificateholders by the Depositor. If no successor trustee, certificate administrator or tax administrator, as the case may be, shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Trustee, Certificate Administrator or Tax Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor trustee, certificate administrator or tax administrator, as the case may be.

(b)        If at any time the Trustee, the Certificate Administrator or the Tax Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee, the Certificate Administrator or the Tax Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee, the Certificate Administrator or the Tax Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee, the Certificate Administrator or the Tax Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee’s, Certificate Administrator’s or Tax Administrator’s continuing to act in such capacity would result in an Adverse Rating Event with respect to any Class of Rated Certificates rated by a Rating Agency for the Rated Certificates, as confirmed in writing to the Depositor by each applicable Rating Agency, then the Depositor may (and, if it fails to do so within ten (10) Business Days, the Master Servicer shall as soon as practicable) remove the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, and appoint a successor trustee, certificate administrator or tax administrator, as the case may be, by written instrument, in duplicate, which instrument shall be delivered to the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, so removed and to the successor trustee, certificate administrator or tax administrator, as the case may be. A copy of such instrument shall be delivered to the other parties hereto and to the Certificateholders by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of removal, the removed Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, at the expense of the Trust.

(c)         The Holders of Certificates entitled to more than 50% of the Voting Rights may at any time remove the Trustee, Certificate Administrator or Tax Administrator and appoint a successor trustee, certificate administrator or tax administrator, as the case may be, by written instrument or instruments signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee, Certificate Administrator or Tax Administrator, as the case may be, so removed, and one complete set to the successor so appointed. All expenses incurred by the Trustee in connection with its transfer of the Mortgages Files to a successor trustee following the removal of the Trustee without cause pursuant to this Section 8.07(c), shall be reimbursed to the removed Trustee within thirty (30) days of demand therefor, such reimbursement to be made by the Certificateholders that terminated the Trustee. A copy of such instrument shall be delivered to the other parties hereto and to the remaining Certificateholders by the successor so appointed. If any such termination without cause pursuant to this Section 8.07(c) occurs, the successor trustee, certificate administrator or tax administrator, as applicable, shall be responsible for all reasonable and customary costs and expenses necessary to effect the transfer of responsibilities from its predecessor.

(d)         Any resignation or removal of the Trustee, the Certificate Administrator or the Tax Administrator and appointment of a successor trustee, certificate administrator or tax administrator, as the case may be, pursuant to any of the provisions of this Section 8.07 shall not become effective until (i) acceptance of appointment by the successor trustee, certificate administrator or tax administrator, as the case may be, as provided in Section 8.08 and (ii) if the successor trustee, certificate administrator or tax administrator, as the case may be, does not have a long-term unsecured debt rating that satisfy the criteria set forth in Section 8.06, the appointment of such successor trustee, certificate administrator or tax administrator, as the case may be, is the subject of a Rating Agency Confirmation from each Rating Agency (and, if applicable, an analogous rating agency confirmation from each Companion Loan Rating Agency).

(e)         Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee shall (i) endorse the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered holders of LSTAR 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 or in blank, and (ii) in the case of the other assignable Mortgage Loan documents (to the extent such other Mortgage Loan documents were assigned to the outgoing trustee), assign such Mortgage Loan documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan was not endorsed to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Note to the Depositor or the successor trustee, as requested, and the Master Servicer and the Depositor shall cooperate with any successor Trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered holders of LSTAR 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 or in blank; provided, however, that, notwithstanding anything to the contrary herein, to the extent any such endorsement of such Mortgage Note requires the signature of the Mortgage Loan Seller in order to comply with the foregoing, then the Master Servicer shall use reasonable efforts to cause the Mortgage Loan Seller to execute such endorsement; (c) if any other assignable Mortgage Loan document was not assigned to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Loan document to the Depositor or the successor trustee, as requested, and the Master Servicer and the Depositor shall cooperate with any successor Trustee to ensure that such Mortgage Loan document is assigned to such successor Trustee; and (d) in any case, such successor Trustee shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsements and assignments have been made or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification.

SECTION 8.08.	Successor Trustee, Certificate Administrator and Tax Administrator.

(a)       Any successor trustee, certificate administrator or tax administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and its predecessor trustee, certificate administrator or tax administrator, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee, certificate administrator or tax administrator, as the case may be, shall become effective and such successor trustee, certificate administrator or tax administrator, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee, certificate administrator or tax administrator herein. If the Trustee is being replaced, the predecessor trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by the Custodian, which Custodian shall become the agent of the successor trustee), and the Depositor, the Master Servicer, the Special Servicer and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b)         No successor trustee, certificate administrator or tax administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee, certificate administrator or tax administrator, as the case may be, shall be eligible under the provisions of Section 8.06.

(c)         Upon acceptance of appointment by a successor trustee, certificate administrator or tax administrator as provided in this Section 8.08, such successor trustee, certificate administrator or tax administrator, as the case may be, shall provide notice of the succession of such trustee, certificate administrator or tax administrator hereunder to the Depositor, the Certificate Administrator (who shall promptly mail such notice to the Certificateholders), the Rule 17g-5 Information Provider (who shall post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(c)) and the other parties hereto.

SECTION 8.09.	Merger or Consolidation of the Trustee, the Certificate Administrator or the Tax Administrator.

Any entity into which the Trustee, Certificate Administrator or Tax Administrator may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee, Certificate Administrator or Tax Administrator shall be a party, or any entity succeeding to the corporate trust business of the Trustee, Certificate Administrator or Tax Administrator, shall be the successor of the Trustee, Certificate Administrator or Tax Administrator, as the case may be, hereunder, provided such entity shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

SECTION 8.10.	Appointment of Co-Trustee or Separate Trustee.

(a)          Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case a Servicing Termination Event in respect of the Master

Servicer shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06, and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08.

(b)         In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or when acting as the Master Servicer or Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)          Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d)          Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)          The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

SECTION 8.11.          Appointment of Custodian.

The Certificate Administrator is hereby appointed as Custodian hereunder. The Custodian shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Trustee and the Certificate Administrator, and the provisions of Sections 8.01, 8.02, 8.03, 8.04, 8.05(b), 8.05(c), 8.05(d) and 8.05(e) shall apply to the Custodian to the same extent that they apply to the Trustee. The Custodian may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Depositor. The Custodian shall comply with the requirements for Trustees set forth in Section 8.06 and shall have in place a fidelity bond and errors and omissions policy, each in such form and amount as is customarily required of custodians acting on behalf of Freddie Mac or Fannie Mae (or shall self-insure, to the extent that the Custodian is otherwise permitted to self-insure by Fannie Mae and Freddie Mac).

The Custodian may be removed by the Holders of Certificates entitled to more than 50% of the Voting Rights in a manner consistent with the provisions of Section 8.07 (to the extent applicable).

SECTION 8.12. Access to Certain Information.

(a)         The Trustee and the Custodian shall each afford to the Depositor, the Placement Agents, the Master Servicer, the Special Servicer, the Directing Certificateholder and the Majority Controlling Class Certificateholder, and to each Serviced Companion Loan Holder that is a Privileged Person, and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, access to any documentation regarding the Mortgage Loans or the other assets of the Trust Fund (or, in the case of a Serviced Companion Loan Holder that is a Privileged Person, any documentation regarding the related Serviced Loan Combination or any related REO Property) that are in its possession or within its control. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee or the Custodian, as the case may be, designated by it.

(b)           The Certificate Administrator shall make available to any Privileged Person (except as described in item (vi) below) the following items via the Certificate Administrator’s Website, in each case to the extent such items are prepared by the Certificate Administrator or are delivered to the Certificate Administrator in electronic format via electronic mail to 17g5informationprovider@wellsfargo.com:

(i)             the following documents, which shall be made available under a tab or heading designated “deal documents”:

(A)	the Offering Circular;

(B)	this Agreement, and any amendments and exhibits hereto;

(C)	the CREFC® Loan Setup File prepared by the Master Servicer and delivered to the Certificate Administrator;

(ii)            the following documents, which shall be made available under a tab or heading designated “periodic reports”:

(A)	the Distribution Date Statements pursuant to Section 4.02(a);

(B)	the CREFC® reports prepared by, or delivered to, the Certificate Administrator, together with any information or documentation attached thereto or provided therewith pursuant to Section 3.12, Section 4.02(c), Section 4.02(d), Section 4.02(e) and Section 4.02(f);

(iii)           the following documents, which shall be made available under a tab or heading designated “additional documents”:

(A)	summaries of Asset Status Reports pursuant to Section 3.24(a);

(B)	inspection reports pursuant to Section 3.12(a); and

(C)	Appraisals pursuant to Section 3.09, Section 3.11 or Section 3.19;

(iv)          the following documents, which shall be made available under a tab or heading designated “special notices”:

(A)	notice of final distribution on the Certificates pursuant to Section 9.01;

(B)	notice of termination of the Master Servicer and/or the Special Servicer under Section 7.02;

(C)	notice of a Servicing Termination Event with respect to the Master Servicer or the Special Servicer pursuant to Section 7.01;

(D)	notice of the resignation of any party to this Agreement and notice of the acceptance of appointment to such party, to the extent such notice is prepared or received by the Certificate Administrator pursuant to Section 3.23, Section 5.07(c), Section 6.04, Section 7.03, Section 8.06, Section 8.07, Section 8.08 or Section 8.11;

(E)	Officer’s Certificates supporting the determination that any Advance was (or, if made, would be) a Nonrecoverable Advance pursuant to Section 3.11(h) or Section 4.03(c);

(F)	any Special Notice by a Certificateholder that wishes to communicate with others, pursuant to this Agreement;

(G)	any Assessment of Compliance delivered to the Certificate Administrator pursuant to Section 3.14; and

(H)	any Attestation Reports delivered to the Certificate Administrator pursuant to Section 3.14;

(I)	any proposal to the Trustee to commence an action against a party to this Agreement, the Mortgage Loan Purchase Agreement or the Mortgage Loan Purchase Agreement Partial Guaranty;

(J)	the Class Q Clean-Up Call Notice delivered pursuant to Section 9.01(b);

(K)	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of a Conflicted Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Conflicted Loan);

(v)           the “risk retention special notices” with regard to any notice provided by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement;

(vi)          the Investor Q&A Forum, which shall be made available under a tab or heading designated “Investor Q&A Forum”, pursuant to Section 8.12(d); and

(vii)         the Investor Registry (solely to Certificateholders and Certificate Owners), which shall be made available under a tab or heading designated “Investor Registry”, pursuant to Section 8.12(e).

Notwithstanding anything to the contrary in this Section 8.12, all Conflicted Loan Information shall be made available under a separate tab or heading designated “Conflicted Loan Information” pursuant to Section 3.33 (and not under any of the tabs or headings described in items (i) through (vi) above) and made available to Privileged Persons other than Conflicted Holders (subject to Section 4.02(a)).

In lieu of the tabs or headings otherwise described above, the Certificate Administrator shall be authorized to use such other headings and labels as it may reasonably determine from time to time.

The Certificate Administrator shall not restrict access by the Special Servicer to the Certificate Administrator’s Website to any information related to any Mortgage Loan including any Conflicted Special Servicer Loan.

The Rating Agencies and NRSROs shall be afforded access to the Investor Q&A Forum but shall not be afforded a means to submit questions on the Investor Q&A Forum. The Rating Agencies and NRSROs shall not be afforded access to the Investor Registry.

The Depositor, hereby authorizes the Certificate Administrator to make available to Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Markit Group Limited, Interactive Data Corp., BlackRock Financial Management, Inc., CMBS.com, Inc. or such other vendor chosen by the Depositor, that submits to the Certificate Administrator a certification in the form of Exhibit Q to this Agreement, all the Distribution Date Statements, CREFC® reports and supplemental notices delivered or made available pursuant to this Section 8.12(b) to Privileged Persons; provided, however, that the Certificate Administrator shall not have such authority to the extent such disclosure would violate another provision of this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information).

(c)           The Rule 17g-5 Information Provider shall make available to the Rating Agencies and to NRSROs the following items by means of the Rule 17g-5 Information Provider’s Website, provided such items have been delivered to the Rule 17g-5 Information Provider by means of electronic mail in accordance with Section 11.06 (or by such other electronic means as shall be established or approved by the Rule 17g-5 Information Provider or as may be necessary or beneficial) with “LSTAR 2017-5” included in the subject line of such electronic mail and with a brief identification of such information in the body of such electronic mail:

(A)	Asset Status Reports pursuant to Section 3.24(a);

(B)	environmental reports pursuant to Section 3.09(c);

(C)	Appraisals pursuant to Section 3.09, Section 3.11 or Section 3.19;

(D)	any Assessments of Compliance pursuant to Section 3.14;

(E)	any Attestation Reports pursuant to Section 3.14;

(F)	any notice relating to the Special Servicer’s determination to take action under this Agreement without receiving Rating Agency Confirmation pursuant to Section 3.28(a);

(G)	copies of requests or questions that were submitted by the Rating Agencies to the Master Servicer, the Special Servicer, the Certificate Administrator or Trustee pursuant to Section 3.28;

(H)	any requests for Rating Agency Confirmation delivered to the Rule 17g-5 Information Provider pursuant to Section 3.28;

(I)	notice of any resignation of the Trustee or the acceptance of appointment by the successor Trustee or merger or consolidation of the Trustee pursuant to Section 8.07;

(J)	notice of any resignation of the Certificate Administrator or the acceptance of appointment by the successor Certificate Administrator or merger or consolidation of the Certificate Administrator pursuant to Section 8.07;

(K)	Officer’s Certificates supporting determinations relating to Nonrecoverable Advances and notices of a determination to reimburse Nonrecoverable Advances from sources other than principal collections on the Mortgage Pool pursuant to Section 3.11(h) and Section 4.03(c);

(L)	all notices of the occurrence of a Servicing Termination Event and any notice of the termination of the Master Servicer or the Special Servicer pursuant to Section 7.01 and Section 7.02;

(M)	certain responses or notices from the parties to this Agreement to information posted on the Certificate Administrator’s Website;

(N)	any notice of an amendment of this Agreement to change the procedures related to Rule 17g-5 information pursuant to Section 3.28(g);

(O)	any summary of oral communications with the Rating Agencies regarding any of the above written materials or regarding any request for a Rating Agency Confirmation or regarding any of the mortgage loan documents or any matter related to the Certificates, Mortgage Loans, any Serviced Loan Combination, the related Mortgaged Properties, the related Borrowers or any other matters related to this Agreement or the Co-Lender Agreements related to any Serviced Loan Combination, pursuant to Section 3.28(f); and

(P)	any other information delivered to the Rule 17g-5 Information Provider pursuant to this Agreement; and

(Q)	the Rating Agency Q&A Forum and Servicer Document Request Tool under Section 8.12(g).

The foregoing information shall be made available by the Rule 17g-5 Information Provider on the Rule 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (New York City time) or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m. New York City time. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, each of the Certificate Administrator and the 17g-5 Information Provider may remove such information from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information merely by posting such information to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator or the 17g-5 Information Provider, as applicable. Access will be provided by the Rule 17g-5 Information Provider to the Rating Agencies, and to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit P hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website). If a Rating Agency requests access to the Rule 17g-5 Information Provider’s Website, access will be provided by the Rule 17g-5 Information Provider on the same Business Day provided such request is made prior to 2:00 p.m., on such Business Day, or, if received after 2:00 p.m., on the following Business Day. Questions regarding delivery of information to the Rule 17g-5 Information Provider may be directed to 17g5informationprovider@wellsfargo.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto).

The Rule 17g-5 Information Provider shall notify any party that delivers information to the Rule 17g-5 Information Provider under this Agreement that such information was received and that it has been posted. The Rule 17g-5 Information Provider shall notify each NRSRO that has provided a NRSRO Certification each time a document is posted to the Rule 17g-5 Information Provider’s Website and such notice shall specifically identify such document. The Rule 17g-5 Information Provider shall send such notice to such Persons to the email address that has been provided by and is used by such Person for the purpose of accessing the Rule 17g-5 Information Provider’s Website, including a general email address if such general email address has been provided to the Rule 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit P hereto.

(d)       The Certificate Administrator shall make a question-and-answer forum (the “Investor Q&A Forum”) available to Privileged Persons by means of the Certificate Administrator’s Website, where Certificateholders and Certificate Owners may submit inquiries to the Certificate Administrator relating to the Distribution Date Statement, or to the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Serviced Mortgage Loans, Serviced Loan

Combinations or the related Mortgaged Properties, and where Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person. The Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, will be required to answer each inquiry, unless it determines that answering the inquiry would not be in the best interests of the Trust and/or the Certificateholders, would be in violation of applicable law or the Mortgage Loan Documents, would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, or is otherwise not advisable to answer, in which case the Certificate Administrator shall not post such inquiry on the Investor Q&A Forum. The Certificate Administrator shall post the inquiries and related answers on the Investor Q&A Forum, subject to the immediately preceding sentence and subject to and in accordance with this Agreement; provided, however, that posting the inquiries and related answers on the Investor Q&A Forum shall not require a separate delivery of such inquiries and answers to the Rule 17g-5 Information Provider. In addition, no party will post or otherwise disclose direct communications with the Directing Certificateholder as part of its response to any inquiries. The Investor Q&A Forum may not reflect questions, answers, and other communications which are not submitted through the Certificate Administrator’s Website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any other person, including the Depositor and the Placement Agents. None of the Placement Agents, Depositor, any of their respective Affiliates or any other Person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum, and no Person other than the respondent will have any responsibility or liability for the content of any such information.

(e)       The Certificate Administrator shall make the “Investor Registry” available to any Certificateholder and beneficial owner via the Certificate Administrator’s Website. Certificateholders and Certificate Owners may register on a voluntary basis for the investor registry and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with the requirements provided for in the other provisions of this Agreement.

(f)        The Certificate Administrator’s Website shall initially be located at www.ctslink.com. Access shall be provided by the Certificate Administrator to Privileged Persons. In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer. In the case of a Directing Certificateholder or a Controlling Class Certificateholder that, in any such case, is a Conflicted Holder, such Person shall submit to the Certificate Administrator, the Master Servicer and the Special Servicer in physical form (in the case of the Master Servicer and the Special Servicer), and electronically, through the Certificate Administrator’s Website (in the case of the Certificate Administrator), Investor Certifications in the form of Exhibit K-2B and Exhibit K-3A hereto, executed by the requesting Person and indicating that such Person is a Conflicted Holder and listing the related Conflicted Loan(s) or Conflicted Controlling Class Loan(s), as applicable. The Certificate Administrator shall not be liable for the dissemination of information in accordance with the terms of this Agreement. The Certificate Administrator shall make no representations or warranties as to the accuracy or completeness of such documents and shall assume no responsibility for them. The Certificate Administrator shall not be deemed to have knowledge of any information posted on its website solely by virtue of such posting. In addition, the Certificate Administrator may disclaim responsibility for any information for which it is not the original source. The Certificate Administrator shall provide Privileged Persons with assistance in using the Certificate Administrator’s Website if they call the Certificate Administrator’s customer service desk, initially available at 866-846-4526. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any disclosure of information relating to a Conflicted Loan or Conflicted

Controlling Class Loan to the extent such information was included in the Asset Status Report or the Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as relating to a Conflicted Loan or Conflicted Controlling Class Loan.

Any Borrower Party shall be entitled to access (a) the Distribution Date Statements, and (b) in the case of the Directing Certificateholder or a Controlling Class Certificateholder if any such Person is a Conflicted Holder, and subject to the notice provisions below, all information available on the Certificate Administrator’s Website, other than the related Conflicted Loan Information (subject to Section 4.02(a)). In the case of the Directing Certificateholder or Controlling Class Certificateholder that is not a Conflicted Holder, upon delivery of an Investor Certification substantially in the form of Exhibit K-1B hereto, such Person shall be entitled to access all information on the Certificate Administrator’s Website including the Conflicted Loan Information. The Master Servicer, Special Servicer, Certificate Administrator and Trustee may each rely on (i) an Investor Certification in the form of Exhibit K-1B hereto from the Directing Certificateholder or a Controlling Class Certificateholder, as applicable, to the effect that such Person is not a Conflicted Holder or (ii) an Investor Certification in the form of Exhibit K-2B or Exhibit K-3A hereto from the Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is a Conflicted Holder with respect to one or more Conflicted Controlling Class Loan(s).

In the event the Directing Certificateholder or a Controlling Class Certificateholder becomes a Borrower Party, such party shall promptly notify each of the Master Servicer, Special Servicer, Certificate Administrator and Trustee in writing substantially in the form of Exhibit K-3A that such Person has become a Conflicted Holder with respect to the Conflicted Loan(s) or Conflicted Controlling Class Loan(s), as applicable, listed in such notice and shall also provide the Certificate Administrator notice substantially in the form of Exhibit K-3B listing each CTSLink USER ID associated with the Conflicted Holder and directing the Certificate Administrator to restrict access to this transaction for such users. Upon confirmation from the Certificate Administrator that such access has been restricted, the Conflicted Holder shall submit a new Investor Certification substantially in the form of Exhibit K-2B to access the information on the Certificate Administrator’s Website, except that such party shall not be entitled to any Conflicted Loan Information related to the applicable Conflicted Loan(s) or Conflicted Controlling Class Loan(s) made available on the Certificate Administrator’s Website (subject to Section 4.02(a)). Notwithstanding anything herein to the contrary, each of the Master Servicer, the Special Servicer and the Certificate Administrator shall be entitled to conclusively assume that the Directing Certificateholder or Controlling Class Certificateholders are not Conflicted Holders except to the extent that the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, has received notice substantially in the form of Exhibit K-3A from such Person that it has become a Conflicted Holder. None of the Master Servicer, the Special Servicer or the Certificate Administrator shall be liable for any communication to any Conflicted Holder or disclosure of information relating to a Conflicted Loan or Conflicted Controlling Class Loan (including, in the case of any Conflicted Loan Information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website) if the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, did not receive prior written notice that the related Mortgage Loan is a Conflicted Loan or Conflicted Controlling Class Loan and/or, with respect to Conflicted Loan Information on the Certificate Administrator’s Website, such information was not delivered to the Certificate Administrator in accordance with Section 3.33. Each of the Master Servicer, the Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder, as applicable, of an

Investor Certification substantially in the form of Exhibit K-1B that such Directing Certificateholder or Controlling Class Certificateholder, as applicable, is no longer a Conflicted Holder.

(g)       The Rule 17g-5 Information Provider shall make available, only to Rating Agencies and NRSROs, a rating agency question-and-answer forum and document request tool (the “Rating Agency Q&A Forum and Servicer Document Request Tool”), which shall be a service available on the Rule 17g-5 Information Provider’s Website, where Rating Agencies and NRSROs may (i) submit questions to the Certificate Administrator relating to the Distribution Date Statement, or submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the reports prepared by such parties, the Mortgage Loans or the Mortgaged Properties (collectively, “Rating Agency Inquiries”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the answers thereto. In addition, the Rating Agencies and NRSROs shall be afforded a means to use a form to submit requests for loan level reports and information. Upon receipt of a Rating Agency Inquiry, the Rule 17g-5 Information Provider shall forward such Rating Agency Inquiry by email to the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period of time following receipt thereof and indicating that such question was received from a Rating Agency or an NRSRO. Following receipt of a Rating Agency Inquiry, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as described below, shall respond to such Rating Agency Inquiry by email to the Rule 17g-5 Information Provider and shall have no obligation to respond separately to such Rating Agency Inquiry. The Rule 17g-5 Information Provider shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Rating Agency Inquiry and the related answer (or reports, as applicable) to the Rule 17g-5 Information Provider’s Website. Any reports posted by the Rule 17g-5 Information Provider in response to an inquiry may be posted on a page accessible by a link on the Rule 17g-5 Information Provider’s Website. The Certificate Administrator, the Master Servicer and the Special Servicer shall have no obligation to answer such Rating Agency Inquiry if such party determines, in its respective sole discretion, that (i) answering such Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or the applicable Mortgage Loan Documents, (ii) answering such Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (iii)(A) answering such Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, in which case it shall not be required to answer such Rating Agency Inquiry. If the Certificate Administrator, the Master Servicer or the Special Servicer so determines not to answer a Rating Agency Inquiry, such party shall promptly notify the Rule 17g-5 Information Provider by reply email of such determination identifying which of clause (i), (ii) or (iii) of the immediately preceding sentence is the basis of such determination. Thereafter, the Rule 17g-5 Information Provider shall post such Rating Agency Inquiry, together with a statement of the reason such Rating Agency Inquiry was not answered. Answers posted on the Rating Agency Q&A Forum and Servicer Document Request Tool shall be attributable only to the respondent, and shall not be deemed to be answers from any other Person. None of the Placement Agents, the Depositor or any of their respective Affiliates shall certify to any of the information posted in the Rating Agency Q&A Forum and Servicer Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The

Rule 17g-5 Information Provider shall not be held liable for any failure by any other Person to answer any Rating Agency Inquiry. The Rule 17g-5 Information Provider shall not be required to post to the Rule 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Servicer Document Request Tool shall not present questions, answers and other communications that are not submitted by means of the Rule 17g-5 Information Provider’s Website.

(h)       The Rule 17g-5 Information Provider’s Website shall initially be located within the Certificate Administrator’s Website, under the “NRSRO” tab on the page relating to this transaction. Access to the Rule 17g-5 Information Provider’s Website shall be provided by the Rule 17g-5 Information Provider to the Rating Agencies and to NRSROs upon receipt by the Rule 17g-5 Information Provider of an NRSRO Certification in the form attached to this Agreement, which form shall also be located on and submitted electronically by means of the Certificate Administrator’s Website. The Rule 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement. The Rule 17g-5 Information Provider shall make no representations or warranties as to the accuracy or completeness of any information being made available and shall assume no responsibility for same. The Certificate Administrator shall not be deemed to have knowledge of any information posted on its website solely by virtue of posting by the Rule 17g-5 Information Provider. In addition, each of the Certificate Administrator and the Rule 17g-5 Information Provider may disclaim responsibility for any information for which it is not the original source. Certificateholders shall not be afforded access to the Rule 17g-5 Information Provider’s Website.

(i)       None of the Trustee, the Custodian or the Certificate Administrator shall be liable for providing or disseminating information in accordance with the terms of this Agreement or at the direction of the Depositor; provided, however, that this provision shall not protect the Trustee, the Custodian or the Certificate Administrator against any liability to the Trust or the Certificateholders against any expense or liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of such party’s obligations or duties hereunder, or by reason of negligent disregard of such obligations and duties.

SECTION 8.13.          Cooperation Under Applicable Banking Law.

In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Banking Law”), each of the Trustee, the Certificate Administrator and the Master Servicer are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Certificate Administrator and the Master Servicer. Accordingly, each of the other parties agrees to provide to the Trustee, the Certificate Administrator and the Master Servicer upon their reasonable request from time to time such identifying information and documentation as may be reasonably available for such party in order to enable the Trustee, the Certificate Administrator and the Master Servicer to comply with Applicable Banking Law.

ARTICLE IX

TERMINATION

SECTION 9.01. Termination Upon Repurchase or Liquidation of All Mortgage Loans.

(a)       Subject to Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the parties hereto (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earlier to occur of: (i) the purchase by any single Controlling Class Certificateholder or group of Controlling Class Certificateholders, the Master Servicer or the Special Servicer (whose respective rights to effect such a purchase shall be subject to the priorities and conditions set forth in Subsection (b)) of all Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund at a price (the “Termination Price”) equal to (A) the aggregate Purchase Price of all the Mortgage Loans remaining in the Trust Fund (exclusive of any REO Mortgage Loan(s)), plus (B) the appraised value of each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property), if any, included in the Trust Fund, such Appraisal for such REO Property to be conducted by a Qualified Appraiser or, in the case of an Mortgage Loan with a Stated Principal Balance of less than $2,000,000 a third party Qualified Reviewer, selected by the Special Servicer and approved by the Certificate Administrator and the Master Servicer, minus (C) if the purchaser is the Master Servicer or the Special Servicer, the aggregate amount of unreimbursed Advances made by such Person, together with any unpaid Advance Interest in respect of such unreimbursed Advances and any unpaid servicing compensation payable to such Person (which items shall be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as the case may be, in connection with such purchase); (ii) the exchange by the Sole Certificateholder(s) of all of the Class E, Class F and Class G Certificates with Certificate Principal Balances greater than zero for all Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund with the written consent of the Master Servicer in its sole discretion; and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

(b)       Any single Controlling Class Certificateholder or group of Controlling Class Certificateholders, the Master Servicer or the Special Servicer, in that order of preference (as set forth more fully below), may at its option elect to purchase all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund as contemplated by clause (i) of Section 9.01(a) by giving written notice to the other parties hereto (and, in the case of an election by the Master Servicer or the Special Servicer, to the Holders of the Controlling Class) no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that:

(A)	the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is 1.0% or less of the Cut-off Date Pool Balance;

(B)	within thirty (30) days after written notice of such election is so given, no Person with a higher right of priority to make such an election does so; and

(C)	if more than one Controlling Class Certificateholder or group of Controlling Class Certificateholders desire to purchase all of the Mortgage Loans and any REO Properties remaining in the Trust Fund, preference shall be given to the Controlling Class Certificateholder or group of Controlling Class Certificateholders with the largest Percentage Interest in the Controlling Class.

If the Trust is to be terminated in connection with the purchase of all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund by any Controlling Class Certificateholder(s), the Master Servicer or the Special Servicer, such Person(s) shall: (i) deposit, or deliver to the Master Servicer for deposit, in the respective Collection Accounts (after the Determination Date, and prior to the Master Servicer Remittance Date relating to the anticipated Final Distribution Date) an amount in immediately available funds equal to the Termination Price; and (ii) shall reimburse all of the parties hereto (other than itself, if applicable) for all reasonable out-of-pocket costs and expenses incurred by such parties in connection with such purchase. On the Master Servicer Remittance Date for the Final Distribution Date, the Master Servicer shall transfer to the Distribution Account all amounts required to be transferred by it to such account on the Master Servicer Remittance Date from the Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that such deposits and reimbursements have been made, the Custodian shall release or cause to be released to the purchasing party (or its designee) the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the purchasing party as shall be necessary to effectuate transfer of the remaining Mortgage Loans and REO Properties to the purchasing party (or its designee).

Following the date on which the aggregate Certificate Principal Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-S, Class B and Class C Certificates is reduced to zero, the Sole Certificateholder(s) shall have the right to exchange all of the Class F and Class G Certificates with Certificate Principal Balances greater than zero for all of the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than sixty (60) days prior to the anticipated date of exchange. In the event that the Sole Certificateholder(s) elect(s) to exchange all of such Certificates for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder(s), not later than the Business Day prior to the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in each Collection Account an amount in immediately available funds equal to the sum of (i) to the extent the Class D Certificates have a Certificate Principal Balance greater than zero, the Certificate Principal Balance of the Class D Certificates immediately preceding such Final Distribution Date; provided, that if such Sole Certificateholder(s) is also the holder of the Class D Certificates, in lieu of delivering the amount specified in the preceding sentence, such Sole Certificateholder(s) will be permitted to exchange such Class D Certificates, (ii) to the extent the Class D Certificates have a

Certificate Principal Balance greater than zero, the Interest Distribution Amount that would be distributable to the Class D Certificates on such Final Distribution Date with respect to the Class D Certificates without adjustment for any Net Aggregate Prepayment Interest Shortfall on such Final Distribution Date, and (iii) all amounts then due and owing to the Master Servicer, the Special Servicer, the Certificate Administrator, the Tax Administrator, the Trustee, the Certificate Registrar and/or the Custodian hereunder (and their respective agents) that may be withdrawn from the Collection Account, pursuant to Section 3.05(a), or (without duplication between the Collection Accounts) that may be withdrawn from the Distribution Account, pursuant to Section 3.05(b), but only to the extent that such amounts are not already on deposit in the Collection Account. In addition, the Master Servicer shall transfer to the Distribution Account all amounts required to be transferred by it to such account on the Master Servicer Remittance Date from the Collection Account pursuant to the first paragraph of Section 3.04(b). Upon confirmation that such final deposits have been made and following the surrender of all the Class E, Class F and Class G Certificates on the Final Distribution Date, the Trustee shall release or cause to be released to the Sole Certificateholder(s) (or any designee thereof), the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder(s) as shall be necessary to effectuate transfer of the remaining Mortgage Loans and REO Properties (or, if applicable, interests in REO Properties) to the Sole Certificateholder(s) (or any designee thereof). Upon such release the Class X and Class D Certificates shall have no further right to receive any distributions hereunder (other than as set forth in clause (c) below). For federal income tax purposes, such surrender and release shall be treated as a purchase of such Mortgage Loans and REO Properties (or, if applicable, interests in REO Properties) for an amount of cash equal to all amounts due in respect thereof after the distribution of amounts remaining in the Distribution Account, and a crediting of such amounts as a final distribution on all remaining REMIC I Regular Interests, REMIC II Regular Interests and Regular Certificates.

Notwithstanding the foregoing, on any Distribution Date (such Distribution Date, the “Class Q Clean-Up Call Date”) following the earlier of (i) the Distribution Date in January 2020 and (ii) the Distribution Date on which the total outstanding principal balance of the Mortgage Loans has been reduced to 65% or less of the aggregate cut-off date principal balance of the Mortgage Loans, the holder of the Class Q Certificate may purchase all of the Mortgage Loans and REO Properties remaining in the Trust Fund by (a) providing a Class Q Clean-Up Call Notice to each party to this Agreement no later than the Distribution Date prior to such Class Q Clean-Up Call Date and (b) delivering on such Class Q Clean-Up Call Date an amount equal to the sum of (i) the aggregate Call Amount Payments for each Class of Regular Certificates that has a Certificate Principal Balance or Certificate Notional Amount, as applicable, greater than zero and (ii) all amounts then due and owing to the Master Servicer, the Special Servicer, the Certificate Administrator, the Tax Administrator, the Trustee, the Custodian and their respective agents under this Agreement (clauses (i) and (ii), the “Class Q Call Amount”); provided that if the Holder of the Class Q Certificate (or its affiliate) is also the Holder of 100% of any Class of Principal Balance Certificates or 100% of the Class X Certificates, the Holder of the Class Q Certificate may surrender or arrange for its affiliate to surrender such Certificates in lieu of the Call Amount Payment with respect to such Class of Certificates being made and the aggregate Call Amount Payment will be reduced accordingly (any such ownership of such Class of Regular Certificates by the Holder of the Class Q Certificate (or its affiliate) to be evidenced by a certification, upon which the Certificate Administrator may conclusively rely); and provided further that the purchase all of the Mortgage Loans and REO Properties remaining in the Trust Fund by the holder of the Class Q Certificate shall be subject to the additional requirements of Section 9.02 and the holder of the Class Q Certificate shall be treated as the “purchasing party” for the purposes of Section 9.02.

The Trustee and Certificate Administrator will not be responsible for verifying or recalculating the Class Make-Whole Amount or the Assumed Price Premium and each of the Trustee and the Certificate Administrator will be entitled to rely on the Class Make-Whole Amount or the Assumed Price Premium provided to them by the Class Q Certificateholder. In connection with exercising its purchase right (including prior to the exercise of such right), the holder of the Class Q Certificates may direct the Master Servicer or Special Servicer, as the case may be, to make available information regarding the Mortgage Loans and REO Properties to potential purchasers of such Mortgage Loans and REO Properties subject to a confidentiality agreement.

(c)       Notice of any termination shall be given promptly by the Certificate Administrator by letter to Certificateholders posted to the Certificate Administrator’s Website and mailed (x) if such notice is given in connection with the purchase of all the Mortgage Loans and each REO Property (or, if applicable, interest in an REO Property) remaining in the Trust Fund by the Master Servicer, the Special Servicer and/or any Controlling Class Certificateholder(s), not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates and (y) otherwise during the month of such final distribution on or before the Master Servicer Remittance Date in such month, in any event specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment on the Certificates will be made, (ii) the amount of any such final payment in respect of each Class of Certificates and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Certificate Administrator therein designated. The Certificate Administrator shall give such notice to the other parties hereto at the time such notice is given to Certificateholders.

(d)       Upon presentation and surrender of the Certificates by the Certificateholders on the Final Distribution Date, the Certificate Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder’s Percentage Interest of that portion of the amounts on deposit in the Distribution Account that is allocable to payments on the relevant Class in accordance with Section 4.01. Any funds not distributed to any Holder or Holders of Certificates of any Class on the Final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If by the second anniversary of the delivery of such second notice, all of the Certificates shall not have been surrendered for cancellation, then, subject to applicable escheat laws, the Certificate Administrator shall distribute to the Class R Certificateholders all unclaimed funds and other assets which remain subject hereto.

SECTION 9.02.          Additional Termination Requirements.

(a)       If any Controlling Class Certificateholder(s), the Master Servicer, and/or the Special Servicer purchase(s), or the Sole Certificateholder(s) exchange(s) all of the Certificates for, all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund as provided in Section 9.01, the Trust and each REMIC Pool shall be terminated in accordance with the following additional requirements, unless the purchasing party obtains at its own expense and delivers to the Trustee and the Certificate Administrator an Opinion of Counsel, addressed to the Trustee and the Certificate Administrator, to the effect that the failure of the Trust to comply with the requirements of this Section 9.02 will not result in an Adverse REMIC Event with respect to any REMIC Pool:

(i)         the Certificate Administrator shall specify the first day in the 90-day liquidation period in a statement attached to the final Tax Return for each REMIC Pool, pursuant to Treasury Regulations Section 1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder (as evidenced by an Opinion of Counsel to such effect delivered on behalf and at the expense of the purchasing party);

(ii)       during such 90-day liquidation period and at or prior to the time of making the final payment on the Certificates, the Certificate Administrator shall sell or otherwise transfer all the Mortgage Loans and each REO Property remaining in the Trust Fund to the Master Servicer, the Special Servicer, the applicable Controlling Class Certificateholder(s) or the Sole Certificateholder(s), as the case may be, in exchange for cash and/or Certificates in accordance with Section 9.01; and

(iii)      at the time of the final payment on the Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Certificates in accordance with Section 4.01 all remaining cash on hand (other than cash retained to meet claims), and each REMIC Pool shall terminate at that time.

(b)       By their acceptance of Certificates, the Holders of the Certificates hereby authorize the Trustee, the Certificate Administrator and the Tax Administrator to prepare and adopt, on behalf of the Trust, a plan of complete liquidation of each REMIC Pool in the form of the notice of termination provided for in Section 9.01(c) and in accordance with the terms and conditions of this Agreement, which authorization shall be binding upon all successor Certificateholders.

ARTICLE X

ADDITIONAL TAX PROVISIONS

SECTION 10.01. REMIC Administration.

(a)       The Tax Administrator shall elect to treat each REMIC Pool as a REMIC under the Code and, if necessary, under Applicable State Law. Each such election will be made on IRS Form 1066 or other appropriate federal tax or information return or any appropriate state Tax Returns for the taxable year ending on the last day of the calendar year in which the Certificates are issued. The Tax Administrator shall (i) prepare or cause to be prepared, (ii) submit to the Trustee for execution (and the Trustee shall timely execute and return to the Tax Administrator) and (iii) file each such IRS Form 1066, other appropriate federal tax or information return or appropriate state Tax Return pursuant to Subsection (c).

(b)       The Holder of Certificates evidencing the largest Percentage Interest in the Class R Certificates is hereby designated as the Tax Matters Person of each REMIC Pool and, in such capacity, shall be responsible to act on behalf of such REMIC Pool in relation to any tax matter or controversy, to represent such REMIC Pool in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority, to request an administrative adjustment as to any taxable year of such REMIC Pool, to enter into settlement agreements with any governmental taxing agency with respect to such REMIC Pool, to extend any statute of limitations relating to any tax item of such REMIC Pool and otherwise to act on behalf of such REMIC Pool in relation to any tax matter or controversy involving such REMIC Pool; provided that the Tax Administrator is hereby irrevocably appointed and agrees to act (in consultation with the Tax Matters Person for each REMIC Pool) as agent and attorney-in-fact for the Tax Matters Person for each REMIC Pool in the performance of its duties as such. The legal expenses and costs of any action described in this Section 10.01(b) and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust payable out of amounts on deposit in the Distribution Account as provided by Section 3.05(b) unless such legal expenses and costs are incurred by reason of a Tax Matters Person’s or the Tax Administrator’s misfeasance, bad faith or negligence in the performance of, or such Person’s negligent disregard of, its obligations or are expressly provided by this Agreement to be borne by any party hereto.

(c)       The Tax Administrator shall (i) prepare or cause to be prepared, (ii) submit to the Trustee for execution (and the Trustee shall timely execute and return to the Tax Administrator), and (iii) file all of, the Tax Returns in respect of each REMIC Pool (other than Tax Returns required to be filed by the Master Servicer pursuant to Section 3.09(g)). The expenses of preparing and filing such returns shall be borne by the Tax Administrator without any right of reimbursement therefor.

(d)       The Tax Administrator shall perform on behalf of each REMIC Pool all reporting and other tax compliance duties that are the responsibility of such REMIC Pool under the Code, the REMIC Provisions or other compliance guidance issued by the IRS or any state or local taxing authority. Included among such duties, the Tax Administrator shall provide: (i) to any Transferor of a Class R Certificate, such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Person who is not a Permitted Transferee; (ii) to the Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required); and (iii) to the IRS, the name, title, address and telephone number of the Person who will serve as the representative of each REMIC Pool.

(e)       The Trustee and the Tax Administrator shall take such action and shall cause each REMIC Pool to take such action as shall be necessary to create or maintain the status thereof as a REMIC under the REMIC Provisions (and the other parties hereto shall assist them, to the extent reasonably requested by the Trustee or the Tax Administrator), to the extent that the Trustee or the Tax Administrator, as applicable, has actual knowledge that any particular action is required; provided that the Trustee and the Tax Administrator shall be deemed to have knowledge of relevant tax laws. The Trustee or the Tax Administrator, as applicable, shall not knowingly take or fail to take any action, or cause any REMIC Pool to take or fail to take any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could result in an Adverse REMIC Event in respect of any REMIC Pool, unless the Trustee or the Tax Administrator, as applicable, has received an Opinion of Counsel to the effect that the contemplated action or non-action, as the case may be, will not result in an Adverse REMIC Event. None of the other parties hereto shall take or fail to take any action (whether or not authorized hereunder) as to which the Trustee or the Tax Administrator, as applicable, has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to any REMIC Pool or the assets thereof, or causing any REMIC Pool to take any action, which is not contemplated by the terms of this Agreement, each of the other parties hereto will consult with the Tax Administrator, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur, and no such other party shall take any such action or cause any REMIC Pool to take any such action as to which the Tax Administrator has advised it in writing that an Adverse REMIC Event could occur. The Tax Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement (and in no event by the Trust Fund or the Tax Administrator).

(f)        If any tax is imposed on any REMIC Pool, including “prohibited transactions” taxes as defined in Section 860F(a)(2) of the Code, any tax on “net income from foreclosure property” as defined in Section 860G(c) of the Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of state or local tax laws (other than any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a)), then such tax, together with all incidental costs and expenses (including penalties and reasonable attorneys’ fees), shall be charged to and paid by: (i) the Trustee, if such tax arises out of or results from a breach of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (ii) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (iii) the Tax Administrator, if such tax arises out of or results from a breach by the Tax Administrator of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (iv) the Master Servicer, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under Article III or this Section 10.01(which breach constitutes negligence, bad faith or willful misconduct); (v) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Section 10.01(which breach constitutes negligence, bad faith or willful misconduct); or (vi) the Trust, out of the Trust Fund, in all other instances. Consistent with the foregoing, any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a) shall be charged to and paid by the Trust. Any such amounts payable by the Trust in respect of taxes shall be paid by the Trustee out of amounts on deposit in the Distribution Account.

(g)       The Tax Administrator shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool on a calendar year and an accrual basis.

(h)       Following the Startup Day for each REMIC Pool, the Trustee shall not (except as contemplated by Section 2.03) accept any contributions of assets to any REMIC Pool unless it shall have received an Opinion of Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund or the Trustee) to the effect that the inclusion of such assets in such REMIC Pool will not result in an Adverse REMIC Event in respect of such REMIC Pool.

(i)        None of the Master Servicer, the Special Servicer or the Trustee shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any Mortgage Loan (except in connection with (A) a Breach or Document Defect regarding any Mortgage Loan, (B) the foreclosure, default or reasonably foreseeable material default of a Mortgage Loan, including the sale or other disposition of a Mortgaged Property acquired by foreclosure, deed in lieu of foreclosure or otherwise, (C) the bankruptcy of any REMIC Pool, or (D) the termination of the Trust pursuant to Article IX of this Agreement); (ii) the sale or disposition of any investments in any Investment Account for gain; or (iii) the acquisition of any assets for the Trust (other than a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a defaulted Mortgage Loan, other than a Replacement Mortgage Loan substituted for a Deleted Mortgage Loan and other than Permitted Investments acquired in connection with the investment of funds in an Account or an interest in a single member limited liability company, as provided in Section 3.16); in any event unless it has received an Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition, or acquisition and in no event at the expense of the Trust Fund or the Trustee) to the effect that such sale, disposition, or acquisition will not result in an Adverse REMIC Event in respect of any REMIC Pool.

(j)        Except as otherwise permitted by Section 3.17(a), none of the Master Servicer, the Special Servicer or the Trustee shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services or, to the extent it is within the control of such Person, permit any REMIC Pool to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code. At all times as may be required by the Code, each of the respective parties hereto (to the extent it is within its control) shall take necessary actions within the scope of its responsibilities as more specifically set forth in this Agreement such that it does not cause substantially all of the assets of each REMIC Pool to fail to consist of “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(k)       Within thirty (30) days after the related Startup Day, the Tax Administrator shall obtain an identification number by filing IRS Form SS-4 with the IRS for each REMIC Pool and prepare and file with the IRS, with respect to each REMIC Pool, IRS Form 8811 “Information Return for Real Estate Mortgage Investment Conduits (REMICs) and Issuers of Collateralized Debt Obligations”, which shall designate an appropriate Person to respond to inquiries by or on behalf of Certificateholders regarding tax information.

(l)         The Tax Administrator shall make any elections allowed under the Code (i) to avoid the application of Section 6221 (or successor provision) to each REMIC Pool and (ii) to avoid payment by any REMIC Pool under Section 6225 of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any holder of any residual interest of any REMIC Pool, past or present. Every holder of a Class R Certificate agrees, by acquiring such Class R Certificate, to all such elections.

(m)       The Tax Administrator shall be designated as the “representative” of each REMIC Pool within the meaning of Section 6223 of the Code, to the extent such provision is applicable to such REMIC Pool. By their acceptance thereof, the holders of the Class R Certificates hereby agree to irrevocably designate the Tax Administrator as the “representative” for the REMIC Pools.”

SECTION 10.02.          Use of Agents.

(a)       The Trustee shall execute all of its obligations and duties under this Article X through its Corporate Trust Office. The Trustee may execute any of its obligations and duties under this Article X either directly or by or through agents, nominees, custodians or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents, nominees, custodians or attorneys.

(b)       The Certificate Administrator may execute any of its obligations and duties under this Article X either directly or by or through agents, nominees, custodians or attorneys. The Certificate Administrator shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents, nominees, custodians or attorneys.

SECTION 10.03.	The Depositor, the Master Servicer and the Special Servicer to Cooperate with the Tax Administrator.

(a)        The Depositor shall provide or cause to be provided to the Tax Administrator, within ten (10) days after the Closing Date, all information or data that the Tax Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including the price, yield, prepayment assumption and projected cash flow of the Certificates.

(b)       Each of the Master Servicer and the Special Servicer shall furnish such reports, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the Tax Administrator in order to enable it to perform its duties under this Article X.

SECTION 10.04.          Grantor Trust.

(a)       The Class Make-Whole Amounts, if any, payable with respect to the Class A-1, Class X, Class A-2, Class A-3, Class A-4, Class A-5, Class A-S and Class B Certificates, will not be considered the assets of any REMIC and will not be considered as paid to or from any REMIC. The Tax Administrator will treat entitlements to such amounts as held in the “Grantor Trust” for the benefit of the holders of the certificates to whom such amounts become payable and such amounts will considered as paid to the Grantor Trust for distribution to such beneficiaries.

(b)       The Grantor Trust is intended to be classified as a “trust” under Section 301.7701-4 of the Income Tax Regulations. The holders of the Certificates are intended to be treated as the owners under Section 671 of the Code of the particular Make-Whole Amounts that correspond to their Certificates.

(c)       Under no circumstances may the assets of the Grantor Trust be varied so as to take advantage of variations in the market so as to improve the rate of return of Holders of the Certificates.

(d)        The assets of the Grantor Trust shall be deemed to hold and accounted for separate and apart from the assets of REMIC I, REMIC II and REMIC III created hereunder.

(e)       The Grantor Trust is a WHFIT that is a WHMT.

SECTION 10.05.          Grantor Trust Reporting Requirements.

(a)       The Tax Administrator will report as required under the WHFIT Regulations to the extent such information that is reasonably necessary to enable the Tax Administrator to do so, and that is not already in its possession, is provided to the Tax Administrator on a timely basis. The Tax Administrator is hereby directed to assume that Depository is the only “middleman” as defined by the WHFIT Regulations unless the Depositor provides the Tax Administrator with the identities of other “middlemen” that are Certificateholders. The Tax Administrator shall be entitled to rely on the first (1st) sentence of this paragraph and shall be entitled to indemnification in accordance with the terms of this Agreement if the Internal Revenue Service makes a determination that the first (1st) sentence of this paragraph is incorrect.

(b)       The Tax Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Tax Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Tax Administrator shall make available WHFIT information to Certificateholders annually. In addition, the Tax Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(c)       The Tax Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information that is not already in its possession being provided to the Tax Administrator, or (ii) incomplete, inaccurate or untimely information being provided to the Tax Administrator. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Tax Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Tax Administrator shall assume there is no secondary market trading of WHFIT interests.

(d)       To the extent required by the WHFIT Regulations, the Tax Administrator shall use reasonable efforts to publish on an appropriate website the CUSIPs for the Certificates that represent ownership of a WHFIT. The CUSIPs so published will represent the Rule 144A CUSIPs. The Tax Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Tax Administrator will use a reasonable identifier number in lieu of a CUSIP. The Tax Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01.          Amendment.

(a)       This Agreement may be amended from time to time by the mutual agreement of the parties hereto, without the consent of any of the Certificateholders, any of the Companion Loan Holders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or to correct any error, (iii) to conform this Agreement to the Offering Circular, (iv) to make any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the then existing provisions hereof, (v) as evidenced by an

Opinion of Counsel delivered to the Trustee, the Master Servicer and the Special Servicer, to relax or eliminate (A) any requirement hereunder imposed by the REMIC Provisions (if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated) or (B) any transfer restriction imposed on the Certificates pursuant to Section 5.02(b) or Section 5.02(c) (if applicable law is amended or clarified such that any such restriction may be relaxed or eliminated), (vi) as evidenced by an Opinion of Counsel delivered to the Trustee, either (X) to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any REMIC Pool at least from the effective date of such amendment, or (Y) to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC Pool, (vii) subject to Section 5.02(d)(iv), to modify, add to or eliminate any of the provisions of Section 5.02(d)(i), (ii) or (iii), (viii) to avoid an Adverse Rating Event with respect to any Class of Rated Certificates; or (ix) for the purpose of amending the duties and procedures by which the Rule 17g-5 Information Provider is bound; provided that: (1) any such amendment for the specific purposes described in clause (iii), (iv) or (vii) above shall not adversely affect in any material respect the interests of any Certificateholder or any third-party beneficiary of this Agreement or of any provision hereof, as evidenced by the Trustee’s and Certificate Administrator’s receipt of an Opinion of Counsel to that effect or, with respect to any such amendment for the specific purposes described in clause (iii) above, the Trustee and the Certificate Administrator shall receive a Rating Agency Confirmation; and (2) no such amendment may adversely affect any Serviced Companion Loan Holder related to any Serviced Loan Combination then serviced and administered under this Agreement without the written consent of such Serviced Companion Loan Holder.

Subject to Sections 11.01(c) and Section 11.01(g), this Agreement may also be amended as provided in Section 3.28(g).

(b)       This Agreement may also be amended from time to time by the mutual agreement of the parties hereto, with the consent of (1) the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to each Class of Certificates that is materially affected by the amendment and (2) any Serviced Companion Loan Holders materially affected by the amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates or such Serviced Companion Loan Holder; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on the Certificates without the consent of each affected Certificateholder, or which are to be distributed to any Serviced Companion Loan Holder without the consent of such Serviced Companion Loan Holder, (ii) reduce the aforesaid percentage of the Voting Rights which are required to consent to any such amendment, without the consent of all the holders of each Class of Certificates affected thereby, (iii) adversely affect the status of any REMIC Pool as a REMIC under the Code, without the consent of 100% of the Certificateholders, (iv) amend this Section 11.01 without the consent of all the Holders of all Certificates of the Class(es) affected thereby and the consent of any Serviced Companion Loan Holder if affected thereby, (v) otherwise materially adversely affect any Class of Certificateholders without the consent of all of the Certificateholders of that Class, or (vi) materially adversely affect the holder of any Serviced Companion Loan without the consent of such holder. The Trustee shall not agree to amend the Mortgage Loan Purchase Agreement or the Mortgage Loan Purchase Agreement Partial Guaranty in any manner that would adversely affect in any material respect the interests of the Holders of any Class of Certificates, except with the consent of the Holders of all Certificates of such Class. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

(c)       Notwithstanding any contrary provision of this Agreement, none of the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer shall consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel to the effect that (i) neither such amendment nor the exercise of any power granted to any party hereto in accordance with such amendment will result in an Adverse REMIC Event with respect to any REMIC Pool and (ii) such amendment is authorized or permitted hereunder and all conditions precedent to such amendment have been met.

(d)       At least two (2) Business Days prior to execution of any amendment by all parties hereto, the Certificate Administrator shall notify the Rule 17g-5 Information Provider, who shall promptly post a copy of such proposed amendment to the Rule 17g-5 Information Provider’s Website. Promptly after the execution and delivery of any amendment by all parties thereto, the Certificate Administrator shall deliver a copy thereof to each Certificateholder and any Serviced Companion Loan Holder and shall notify the Rule 17g-5 Information Provider, who shall promptly post a copy of such amendment to the Rule 17g-5 Information Provider’s Website.

(e)       It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization, execution and delivery thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

(f)        The Trustee and the Certificate Administrator each may but shall not be obligated to enter into any amendment pursuant to this Section 11.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(g)       The cost of any Opinion of Counsel to be delivered pursuant to Section 11.01(a) or (c) and the cost of any amendment entered into hereunder shall be borne by the Person seeking the related amendment, except that if the Certificate Administrator or the Trustee requests any amendment of this Agreement that it reasonably believes protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 11.01(a) or (c) shall be payable out of the Distribution Account as an Additional Trust Fund Expense; provided, however, if such amendment is requested by any other party for the benefit of Certificateholders as evidenced by an Officer’s Certificate to such effect delivered by such requesting party, the expense of any related Opinion of Counsel shall be an expense of the Trust.

SECTION 11.02.          Recordation of Agreement; Counterparts.

(a)       To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee at the expense of the Trust (payable out of the Distribution Account), but only if (i) the Master Servicer or Special Servicer, as applicable, determines in its reasonable good faith judgment, that such recordation materially and beneficially affects the interests of the Certificateholders and so informs the Trustee in writing and (ii) prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder consents.

(b)       For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

SECTION 11.03.          Limitation on Rights of Certificateholders.

(a)       The death or incapacity of any Certificateholder or Companion Loan Holder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s or Companion Loan Holder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)       No Certificateholder or Companion Loan Holder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders and/or Companion Loan Holders from time to time as partners or members of an association; nor shall any Certificateholder or Companion Loan Holder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)       No Certificateholder or Companion Loan Holder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law against any party hereto upon or under or with respect to this Agreement, or any Borrower upon or under or with respect to any Mortgage Loan, unless such Person previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights (in the case of a Certificateholder) or the related Companion Loan Holder, as the case may be, shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of any other Holders of Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder (which priority or preference is not otherwise provided for herein), or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 11.03, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

SECTION 11.04.          Governing Law.

THIS AGREEMENT AND THE CERTIFICATES AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THE AGREEMENT OR THE CERTIFICATES, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.05.          Notices.

Any communications provided for or permitted hereunder shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to or, in the case of telecopy notice, when received: (i) in the case of the Depositor, LStar Depositor, LLC, 2711 N. Haskell Avenue, Suite 1700, Dallas, Texas 75204, Attention: General Counsel/LStar Depositor, facsimile: (214) 754-8401; (ii) in the case of the Master Servicer, Wells Fargo Bank, National Association, Commercial Mortgage Servicing, 1901 Harrison Street, Oakland, California 94612, Attention: LSTAR 2017-5 Asset Manager, facsimile number: (866) 661-8969, and Wells Fargo Bank, National Association, Commercial Mortgage Servicing, Three Wells Fargo, 401 S. Tryon Street, 8th Floor, MAC D1050-084, Charlotte, North Carolina 28202, Attention: LSTAR 2017-5, facsimile number: (704) 715-0036, email: commercial.servicing@wellsfargo.com, with a copy to Wells Fargo Bank, National Association, Legal Department, 301 S. College St., TW-30, Charlotte, North Carolina 28288-0630, Attention: Commercial Mortgage Servicing Legal Support, Reference: LSTAR 2017-5, with a copy to: K&L Gates LLP, Hearst Tower, 47th Floor, 214 North Tryon Street, Charlotte, North Carolina 28202, Attention: Stacy G. Ackermann, facsimile: (704) 353-3190; (iii) in the case of the Special Servicer, Hudson Americas L.P., 2711 N. Haskell Avenue, Suite 1800, Dallas, Texas 75204, Attention: General Counsel/Hudson Americas, facsimile: (214) 754-8401; (iv) in the case of the Certificate Registrar and Tax Administrator, Wells Fargo Bank, National Association, 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479-0113; (v) in the case of the Custodian, Wells Fargo Bank, National Association, 1055 10th Avenue SE, Minneapolis, Minnesota 55414, Attention: Document

Custody Group – LSTAR 2017-5; (vi) in the case of the Certificate Administrator, Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services, LSTAR Commercial Mortgage Trust 2017-5, email: trustadministrationgroup@wellsfargo.com; (vii) in the case of the Trustee, Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890, Attention: LSTAR 2017-5; (viii) in the case of the Mortgage Loan Seller, the address for notices to the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement; (ix) in the case of the Initial Directing Certificateholder, LBH, 2711 N. Haskell Avenue, Suite 1700, Dallas, Texas 75204, Attention: General Counsel/LBH, facsimile: (214) 754-8401; or as to each such Person such other address and/or facsimile number as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 8.12(c) to the Rating Agencies at the address listed below, promptly following the occurrence thereof; provided, however, that such notice or other information is first provided to the Rule 17g-5 Information Provider in accordance with the procedures set forth in Section 8.12. In addition, the Trustee shall deliver copies of any documents required to be delivered to the Rating Agencies under this Agreement to the Rating Agencies at the time such documents are required to be delivered pursuant to this Agreement. The Master Servicer or the Special Servicer, as applicable, and Trustee also shall furnish such other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the Rule 17g-5 Information Provider in accordance with the procedures set forth in Section 8.12; provided, further, that the Rule 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicing Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses: (A) Moody’s Investors Service, Inc., 7 World Trade Center, New York, New York 10007, Attention: Commercial Mortgage Surveillance Group, e-mail address: cmbssurveillance@moodys.com, (B) Fitch Ratings, Inc., 33 Whitehall Street, New York, New York 10004, Attention: CMBS Surveillance, e-mail address: info.cmbs@fitchratings.com, and (C) Kroll Bond Rating Agency, Inc., 845 Third Avenue, 4th Floor, New York, New York 10022, Attention: CMBS Surveillance, facsimile: (646) 731-2395; or as to each such Person such other address and/or telecopy number as may hereafter be furnished by such Person to the parties hereto in writing. Delivery of notices and information to the Rating Agencies shall be subject to strict compliance with Section 3.28.

For purposes of any communication hereunder, the party delivering the communication shall be entitled to rely on the notice address set forth in or established under the preceding paragraphs of this Section 11.05.

SECTION 11.06.          Communications by Electronic Mail.

Each communication that is expressly permitted or required hereunder to be sent, forwarded or delivered by means of electronic mail shall be so sent, forwarded or delivered to: (i) in the case of the Certificate Administrator, (a) for purposes of Article X, trustadministrationgroup@wellsfargo.com, (b) for purposes of the Class Q Clean-Up Call Notice, cts.cmbs.bond.admin@wellsfargo.com, and (c) for all other purposes, cts.cmbs.bond.admin@wellsfargo.com; (ii) in the case of the Rule 17g-5 Information Provider, 17g5InformationProvider@wellsfargo.com; (iii) in the case of the Master Servicer, commercial.servicing@wellsfargo.com (or, (A) with respect to requests for rating agency information, RAInvRequests@wellsfargo.com, or (B) with respect to the Investor Q&A Forum, REAM_InvestorRelations@wellsfargo.com); (iv) in the case of the Special Servicer, LSTAR4@hudson-advisors.com; (v) in the case of the Trustee, cmbstrustee@wilmingtontrust.com; and (vi) in the case of each other party hereto and the Initial Majority Controlling Class Certificateholder, the address set forth in the Notice of Electronic Addresses dated the Closing Date and executed by all such parties; or, as to each such Person, such other electronic mail address as may hereafter be furnished by such Person to the other parties hereto and to the Initial Majority Controlling Class Certificateholder in a written notice delivered in accordance with Section 11.05. For purposes of such a communication, the party sending, forwarding or delivering such a communication shall be entitled to rely on the electronic mail address set forth in or established pursuant to the preceding sentence. This Section shall not be construed to modify Section 11.05, nor to authorize, permit or make binding any communication that is not expressly permitted or required hereunder to be sent, forwarded or delivered by means of electronic mail.

SECTION 11.07.          Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenant(s), agreement(s), provision(s) or term(s) shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

SECTION 11.08.          Successors and Assigns; Beneficiaries.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, as express third party beneficiaries (with all right to enforce the obligations hereunder intended for their benefit as if a party hereto), the Sub-Servicers, the Placement Agents, any Other Depositors and the non-parties referred to in Sections 6.03 and 8.05 and all such provisions shall inure to the benefit of the Certificateholders. The Serviced Companion Loan Holders and the Directing Certificateholder (other than any Serviced Companion Loan Holder or Directing Certificateholder that is same Person as or an Affiliate of the related Borrower) and any designees thereof acting on behalf of or exercising the rights of such Serviced Companion Loan Holders or Directing Certificateholder shall be third-party beneficiaries to this Agreement with respect to their rights as specifically provided for herein. In addition, each Non-Serviced Master Servicer, Non-Serviced Special Servicer, Other Master Servicer, Other Special Servicer, Other Trustee and Serviced Loan Combination Special Servicer is an intended third party beneficiary under this Agreement with respect to any provision herein expressly relating to compensation, reimbursement or indemnification of such Non-Serviced Master Servicer, Other Master Servicer, Other Special Servicer, Other Trustee or Serviced Loan Combination Special Servicer and the provisions regarding the coordination of Advances and any other rights afforded such party hereunder.

SECTION 11.09.          Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 11.10.          Notices to Directing Certificateholder.

The Trustee, the Master Servicer and the Special Servicer shall each deliver to the Directing Certificateholder (other than with respect to a Conflicted Loan) a copy of each notice or other item of information such Person is required to deliver to the Rating Agencies pursuant to Section 8.12, in each case at approximately the same time with the delivery thereof to the Rating Agencies, to the extent not already delivered to the Directing Certificateholder pursuant to this Agreement.

SECTION 11.11.          Complete Agreement.

This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 11.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

LSTAR DEPOSITOR, LLC Depositor

By:	/s/ Monica Knake
Name:	Monica Knake
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION Master Servicer

By:	/s/ MaryKate Walker
Name:	MaryKate Walker
Title:	Vice President

HUDSON AMERICAS L.P. Special Servicer

By:	/s/ Marc L. Lipshy
Name:	Marc L. Lipshy
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION Certificate Administrator, Tax Administrator and Custodian

By:	/s/ Michael J. Baker
Name:	Michael J. Baker
Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION Trustee

By:	/s/ Dorri Costello
Name:	Dorri Costello
Title:	Vice President

LSTAR 2017-5 – Pooling and Servicing Agreement

STATE OF TEXAS	)
) ss.:
COUNTY OF DALLAS	)

On the 20th day of March 2017, before me, a notary public in and for said State, personally appeared MONICA KNAKE, personally known to me to be a VP of LSTAR DEPOSITOR, LLC, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.’

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Jonnie L. Callahan
Notary Public

[Notarial Seal]
Jonnie L. Callahan Notary Public, State of Texas Commission # 00819839-0 Expires: 12/31/2018

LSTAR 2017-5 – Pooling and Servicing Agreement

STATE OF NORTH CAROLINA	)
): ss.
COUNTY OF MECKLENBURG	)

On this 20 day of March, 2017, personally appeared before me MaryKate Walker, to me known (or proved to me on the basis of satisfactory evidence) to be a Vice President of Wells Fargo Bank, National Association, a national banking association, that executed the within and foregoing instrument, and acknowledged that said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument, and that by his signature on the instrument the entity upon behalf of which he acted, executed the instrument.

/s/ Erica L. Smith
Notary
Name:

My Commission expires:

ERICA L. SMITH

NOTARY PUBLIC

Gaston County

North Carolina

My Commission Expires 7/15/2017

LSTAR 2017-5 – Pooling and Servicing Agreement

STATE OF TEXAS	)
) ss.:
COUNTY OF DALLAS	)

On the 20th day of March 2017, before me, a notary public in and for said State, personally appeared MARC L. LIPSHY personally known to me to be a VP of HUDSON AMERICAS L.P., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Jonnie L. Callahan
Notary Public

[Notarial Seal]

Jonnie L. Callahan

Notary Public, State of Texas

Commission # 00819839-0

Expires: 12/31/2018

LSTAR 2017-5 – Pooling and Servicing Agreement

STATE OF Maryland	)
) ss.:
COUNTY OF Howard	)

On the 20 day of March 2017, before me, a notary public in and for said State, personally appeared Michael J. Baker, personally known to me to be a VP of Wells Fargo Bank, NA, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Amy Martin
Notary Public

[Notarial Seal]

AMY MARTIN

Notary Public - Maryland

Anne Arundel County

My Commission Expires on

February 22, 2021

LSTAR 2017-5 – Pooling and Servicing Agreement

STATE OF DELAWARE	)
) ss.:
COUNTY OF NEWCASTLE	)

On the 20th day of March 2017, before me, a notary public in and for said State, personally appeared Dorri Costello, personally known to me to be a Vice President of Wilmington Trust Company, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Christina Bader
Notary Public

[Notarial Seal]

CHRISTINA BADER

NOTARY PUBLIC

STATE OF DELAWARE

My COMMISSION EXPIRES

MARCH 22, 2020

LSTAR 2017-5 – Pooling and Servicing Agreement

EXHIBIT A-1

FORM OF CLASS A-1, A-2, A-3, A-4, A-5, A-S, B, C, D, E, F, G and X CERTIFICATES

CLASS [     ] COMMERCIAL MORTGAGE PASS-THROUGH
CERTIFICATE, SERIES 2017-5

This is one of a series of commercial mortgage pass-through certificates (collectively, the “Certificates”), issued in multiple classes (each, a “Class”), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the “Trust Fund”) consisting primarily of a pool of multifamily and commercial mortgage loans or interests therein (the “Mortgage Loans”), such pool being formed and sold by

LSTAR DEPOSITOR, LLC

Pass-Through Rate: [____% per annum][Variable]	Class [Principal Balance] [Notional Amount] of the Class [ ] Certificates as of the Closing Date: $__________]

Closing Date: March 31, 2017	Initial Certificate [Principal Balance] [Notional Amount] of this Certificate as of the Closing Date: $__________

First Distribution Date: April 12, 2017	Aggregate Cut-off Date Principal Balance of the Original Mortgage Loans as of the Cut-off Date (“Cut-off Date Pool Balance”): $758,768,227

Master Servicer: Wells Fargo Bank, National Association	Certificate Administrator, Tax Administrator and Custodian: Wells Fargo Bank, National Association

Special Servicer: Hudson Americas L.P.	Trustee: Wilmington Trust, National Association

CUSIP No.: ISIN No.: ________________	Certificate No. [ ] -___

A-1-1

[FOR BOOK-ENTRY CERTIFICATES][UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE ADMINISTRATOR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “TAX CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN LSTAR DEPOSITOR, LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, HUDSON AMERICAS L.P., WILMINGTON TRUST, NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES ONE OR MORE “REGULAR INTERESTS” IN A “REAL ESTATE

A-1-2

MORTGAGE INVESTMENT CONDUIT” (A “REMIC”) AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

[FOR SUBORDINATE CERTIFICATES][THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

[FOR PRINCIPAL BALANCE CERTIFICATES][THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.]

[FOR CLASS X CERTIFICATES][THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL BALANCE AND WILL NOT ENTITLE THE HOLDER HEREOF TO DISTRIBUTIONS OF PRINCIPAL.]

[FOR REGULATION S GLOBAL CERTIFICATES][PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (a) the commencement of the offering of THIS Certificate TO PERSONS OTHER THAN DISTRIBUTORS in reliance on Regulation S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND (B) THE DATE OF CLOSING OF THE OFFERING, THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.]

This certifies that [FOR BOOK-ENTRY CERTIFICATES: CEDE & CO.][FOR DEFINITIVE CERTIFICATES: [         ]] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the [principal balance][notional amount] of this Certificate (its “Certificate [Principal Balance][Notional Amount]”) as of the Closing Date by the aggregate [principal balance][notional amount] of all the Class [  ] Certificates (their “Class [Principal Balance][Notional Amount]”) as of the Closing Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class [  ] Certificates. The Trust Fund was created and the Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Agreement”), between LStar Depositor, LLC, as depositor (the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator,” which term includes any successor entity under the Agreement), as tax administrator (in such capacity, the “Tax Administrator,” which term includes any successor entity under the Agreement), and as custodian (in such capacity, the “Custodian,” which term includes any successor entity under the Agreement), Wilmington Trust, National Association, as trustee (the “Trustee,” which term includes any successor entity under the Agreement), and Hudson Americas L.P., as special servicer (in such capacity, the “Special Servicer,” which term includes any successor entity

A-1-3

under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound. In the event that there is any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on the fourth Business Day following the 6th day of each month or, if such 6th day is not a Business Day, the fourth Business Day following the Business Day immediately following such 6th day (the “Distribution Date”), to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [  ] Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Certificate Administrator by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate [FOR PRINCIPAL BALANCE CERTIFICATES][(determined without regard to any possible future reimbursement of any portion of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate)] will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Accounts, the Reserve Accounts, the Servicing Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account (if established), the Serviced Pari Passu Companion Loan Custodial Account (if any), the Serviced A/B Loan Combination Custodial Account(s) (if any) and any other accounts established pursuant to the Agreement may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

[FOR PRINCIPAL BALANCE CERTIFICATES: CLASS A-1, A-2, A-3, A-4, A-5, A-S, B, C, D, E, F AND G][Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this

A-1-4

Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.]

This Certificate is issuable in fully registered form only without interest coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge, hypothecation or other form of assignment (a “Transfer”) is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities laws of any state, or is otherwise made in accordance with the Securities Act and such other securities laws. If a Transfer of this Certificate is to be made without registration under the Securities Act, then (except in limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit C-1A or as Exhibit C-2A to the Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit C-1B or as Exhibit C-2B to the Agreement, or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

If this Certificate constitutes a Rule 144A Global Certificate and a transfer of any interest in this Certificate is to be made without registration under the Securities Act (except under limited circumstances specified in the Agreement), then (A) the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner’s prospective Transferee substantially in the form attached as Exhibit C-2B to the Agreement, or (ii) an Opinion of Counsel to the effect that such prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act or (B) the Transferee of such interest in the Rule 144A Global Certificate for any Class of Book-Entry Certificates shall be deemed to have represented and warranted that all the certifications set forth in Exhibit C-2B hereto, with respect to the subject Transfer, are true and correct. Except as discussed below or under such other limited circumstances as are provided in the Agreement, if this Certificate constitutes a Rule 144A Global Certificate, then interests herein shall not be transferred to any Person who takes delivery in the form of an interest in anything other than a Rule 144A Global Certificate. Notwithstanding anything to the contrary contained herein, the Regular Certificates issued to Institutional Accredited Investors on the Closing Date may be issued in global form on a Rule 144A Global Certificate upon delivery to the Certificate Administrator of an executed certificate substantially in the form of Exhibit C-1B to the Agreement.

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Except under such limited circumstances as are provided in the Agreement, if this Certificate constitutes a Regulation S Global Certificate, then beneficial interests in this Certificate shall not be transferred to any Person other than a non-United States Securities Person who takes delivery in the form of a beneficial interest in this Regulation S Global Certificate. If the transfer occurs on or prior to the Release Date, then the Certificate Owner desiring to effect such Transfer shall be required to obtain from such Certificate Owner’s prospective Transferee a written certification substantially in the form attached as Exhibit C-3B to the Agreement. On or prior to the Release Date, beneficial interests in any Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the Release Date, beneficial interests in any Regulation S Global Certificate may be held through Euroclear, Clearstream or any other direct account holder at DTC.

None of the Depositor, the Placement Agents, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator, the Custodian or the Certificate Registrar is obligated to register or qualify the Class [  ] Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Placement Agents, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator, the Custodian and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described above.

[FOR BOOK-ENTRY CERTIFICATES][The Global Certificates shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.]

No transfer of this Certificate or any interest herein shall be made (A) to any employee benefit plan or other benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA, Section 4975 of the Code or Similar Law (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or would result in the imposition of an excise tax under Section 4975 of the Code. Except in limited circumstances, the Certificate Registrar shall refuse to register the transfer of this Certificate (and, if applicable, any Certificate Owner shall refuse to transfer an interest in this Certificate), unless it has received from the prospective Transferee (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or interest by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes on such prohibited transactions imposed under Section 4975 (a) and (b) of the Code, by

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reason of Sections I and III of Prohibited Transaction Class Exemption 95-60 or in the case of a Plan subject to Similar Law does not result in a non-exempt violation of Similar Law; or (iii) if this Certificate is investment grade rated and is being acquired by, on behalf of or with assets of a Plan in reliance upon Prohibited Transaction Exemption 96-22 or 91-23, a certification to the effect that such Plan (X) is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) agrees that it will obtain from each of its Transferees a written certification described in clause (i) above, a written certification described in clause (ii) above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation; or (iv) a certification of facts and an Opinion of Counsel (upon which the Trustee and the Certificate Administrator may conclusively rely) which establish that such Transfer will not result in a violation of Section 406 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or result in the imposition of an excise tax under Section 4975 of the Code and will not subject the Trustee, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer or a Sub-Servicer to any obligation in addition to those undertaken in the Agreement.

In addition, each initial Certificateholder further acknowledges and agrees, by its acceptance of its Certificates, that (i) such Certificateholder is not entitled to rely, and has not relied, on any due diligence or other review of the Trust Fund or its assets by the Initial Directing Certificateholder or the Initial Majority Controlling Class Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, in connection with the initial issuance of the Certificates, and (ii) such Certificateholder waives any cause of action that it may otherwise have against the Initial Directing Certificateholder or the Initial Majority Controlling Class Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, based upon or arising from any due diligence or other review of the Trust Fund or its assets by any such Person.

If any Transferee of a Certificate (including a Definitive Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (in the case of a Definitive Certificate) or the Transferor (in the case of ownership interests in a Book-Entry Certificate) any certification and/or Opinion of Counsel contemplated by the second preceding paragraph, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Transferee are exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code by reason of the Exemption (in the case of such a Certificate that is an Investment Grade Certificate) or by reason of Sections I and III of PTCE 95-60 (in the case of such a Certificate that is not an Investment Grade Certificate) or, in the case of a Plan subject to Similar Law does not result in a non-exempt violation of Similar Law.

If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (and, if applicable,

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to the Certificate Owner) a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No service charge will be imposed for any transfer or exchange of this Certificate, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

[FOR BOOK-ENTRY CERTIFICATES][Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC, and accordingly, this Certificate shall constitute a Book-Entry Certificate.]

The Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian, the Certificate Registrar and any agent of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; (ii) the purchase by the Master Servicer, the Special Servicer or any single Controlling Class Certificateholder or group of Controlling Class Certificateholders, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund; (iii) the exchange by the Sole Certificateholder(s) of each of the Class E, Class F and Class G Certificates with Certificate Principal Balances greater than zero

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for all Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund; and (iv) following the earlier of (x) the Distribution Date in January 2020 and (y) the Distribution Date on which the total outstanding principal balance of the Mortgage Loans has been reduced to 65% or less of the aggregate cut-off date principal balance of the Mortgage Loans, the holder of the Class Q Certificate purchases all of the Mortgage Loans and REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, the Master Servicer, the Special Servicer or any single Controlling Class Certificateholder or group of Controlling Class Certificateholders to purchase from the Trust Fund all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Serviced Loan Combination, the beneficial interest of the Trust Fund in such REO Property) remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being 1.0% or less of the Cut-off Date Pool Balance.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the parties thereto and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to all of the Classes materially affected by the amendment and, if materially affected by the amendment, any Serviced Companion Loan Holder. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

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IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on its behalf by the Certificate Registrar.

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Certificate Registrar

By:
Authorized Representative

CERTIFICATE OF AUTHENTICATION

This is one of the Class [    ] Certificates referred to in the within-mentioned Agreement.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Authenticating Agent

By:

Authorized Representative

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________ (please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address:_______________.

Dated:

Signature by or on behalf of Assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The Assignee should include the following for purposes of distribution:

Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _________________ for the account of ___________.

Distributions made by check (such check to be made payable to _______________) and all applicable statements and notices should be mailed to ______________________.

This information is provided by __________, the Assignee named above, or ______, as its agent.

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[FOR BOOK-ENTRY CERTIFICATES INSERT THIS SCHEDULE A]

SCHEDULE A

SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

The following exchanges of a part of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or securities custodian

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EXHIBIT A-2

FORM OF CLASS R CERTIFICATES

CLASS R COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATE, SERIES 2017-5

This is one of a series of commercial mortgage pass-through certificates (collectively, the “Certificates”), issued in multiple classes (each, a “Class”), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the “Trust Fund”) consisting primarily of a pool of multifamily and commercial mortgage loans or interests therein (the “Mortgage Loans”), such pool being formed and sold by

LSTAR DEPOSITOR, LLC

Closing Date: March 31, 2017	Percentage Interest evidenced by this Class R Certificate: ___%

First Distribution Date: April 12, 2017	Aggregate Cut-off Date Principal Balance of the Original Mortgage Loans as of the Cut-off Date (“Initial Pool Balance”): $758,768,227

Master Servicer: Wells Fargo Bank, National Association	Certificate Administrator, Tax Administrator and Custodian: Wells Fargo Bank, National Association

Special Servicer: Hudson Americas L.P.	Trustee: Wilmington Trust, National Association

CUSIP No.: ________________ ISIN No.: ________________	Certificate No. R-___

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THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “TAX CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN LSTAR DEPOSITOR, LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, HUDSON AMERICAS L.P., WILMINGTON TRUST, NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES OWNERSHIP OF THE “RESIDUAL INTEREST” IN MULTIPLE “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” (EACH A “REMIC”) AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE TAX CODE. CONSEQUENTLY, TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL TAX RELATED TRANSFER RESTRICTIONS DESCRIBED HEREIN. IF ANY PERSON BECOMES THE REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER OR UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS, IF ANY, ON THIS CERTIFICATE.

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This certifies that __________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class R Certificates. The Trust Fund was created and the Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Agreement”), between LStar Depositor, LLC, as depositor (the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator,” which term includes any successor entity under the Agreement), as tax administrator (in such capacity, the “Tax Administrator,” which term includes any successor entity under the Agreement), and as custodian (in such capacity, the “Custodian,” which term includes any successor entity under the Agreement), Wilmington Trust, National Association, as trustee (the “Trustee,” which term includes any successor entity under the Agreement), and Hudson Americas L.P., as special servicer (in such capacity, the “Special Servicer,” which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound. In the event that there is any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on the fourth Business Day following the 6th day of each month or, if such 6th day is not a Business Day, the fourth Business Day following the Business Day immediately following such 6th day (the “Distribution Date”), to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class R Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Certificate Administrator by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the

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Collection Accounts, the Reserve Accounts, the Servicing Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account (if established), the Serviced Pari Passu Companion Loan Custodial Account (if any), the Serviced A/B Loan Combination Custodial Account(s) (if any) and any other accounts established pursuant to the Agreement may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

This Certificate is issuable in fully registered form only without interest coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge, hypothecation or other form of assignment (a “Transfer”) is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities laws of any state, or is otherwise made in accordance with the Securities Act and such other securities laws. If a Transfer of this Certificate is to be made without registration under the Securities Act, then (except in limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit C-2A to the Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached as Exhibit C-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

None of the Depositor, the Placement Agents, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator, the Custodian or the Certificate Registrar is obligated to register or qualify the Class R Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Placement Agents, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator, the Custodian and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described above.

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No transfer of this Certificate or any interest herein shall be made (A) to any employee benefit plan or other benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or Section 4975 of the Code or Similar Law (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. The Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan.

In addition, each initial Certificateholder further acknowledges and agrees, by its acceptance of its Certificates, that (i) such Certificateholder is not entitled to rely, and has not relied, on any due diligence or other review of the Trust Fund or its assets by the Initial Directing Certificateholder or the Initial Majority Controlling Class Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, in connection with the initial issuance of the Certificates, and (ii) such Certificateholder waives any cause of action that it may otherwise have against the Initial Directing Certificateholder or the Initial Majority Controlling Class Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, based upon or arising from any due diligence or other review of the Trust Fund or its assets by any such Person.

Each Person who has or who acquires any Ownership Interest in this Certificate shall be deemed by its acceptance or acquisition of such Ownership Interest to have agreed to be bound by the provisions of Section 5.02(d) of the Agreement and, if any purported Transferee shall become a Holder of this Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Certificate Administrator (i) to deliver payments to a Person other than such Person and (ii) to negotiate the terms of any mandatory disposition, to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee and shall promptly notify the Certificate Administrator and the Tax Administrator of any change or impending change in its status as a Permitted Transferee. In connection with any proposed Transfer of any Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit E-1 to the Agreement (a “Transfer Affidavit and Agreement”) from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if a Responsible Officer of either the Certificate Registrar or the Certificate Administrator has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in this Certificate to such proposed Transferee shall be effected. In connection therewith, the Certificate Registrar shall not register the transfer of an Ownership Interest in this Certificate to any entity classified as a partnership under the Code unless at the time of transfer, all of its beneficial owners are United States Securities Persons.

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Each Person holding or acquiring any Ownership Interest in this Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest herein and (y) not to transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit E-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Certificate Administrator and the Tax Administrator written notice that it is a “pass-through interest holder” within the meaning of temporary Treasury Regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring such Ownership Interest, if it is, or is holding such Ownership Interest on behalf of, a “pass-through interest holder.”

If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator and the Tax Administrator the following: (a) a Rating Agency Confirmation with respect to such modification of, addition to or elimination of such provisions; and (b) an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator and the Tax Administrator, to the effect that such modification of, addition to or elimination of such provisions will not cause any REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee.

A “Permitted Transferee” is any Transferee other than a “Disqualified Organization”, a “Disqualified Non-United States Tax Person” or a “Disqualified Partnership” (each as defined in the Agreement) and other than a foreign permanent establishment or fixed base (each within the meaning of any applicable income tax treaty) of a United States Tax Person or any other Person as to whom the transfer of this Certificate may cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

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No service charge will be imposed for any transfer or exchange of this Certificate, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

The Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian. the Certificate Registrar and any agent of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; (ii) the purchase by the Master Servicer, the Special Servicer or any single Controlling Class Certificateholder or group of Controlling Class Certificateholders, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Participated Mortgage Loan, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund; (iii) the exchange by the Sole Certificateholder(s) of each of the Class E, Class F and Class G Certificates with Certificate Principal Balances greater than zero for all Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Participated Mortgage Loan, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund; and (iv) following the earlier of (x) the Distribution Date in January 2020 and (y) the Distribution Date on which the total outstanding principal balance of the Mortgage Loans has been reduced to 65% or less of the aggregate cut-off date principal balance of the Mortgage Loans, the holder of the Class Q Certificate purchases all of the Mortgage Loans and REO Properties remaining in the Trust Fund. The Agreement permits, but does not require, the Master Servicer, the Special Servicer or any single Controlling Class Certificateholder or group of Controlling Class Certificateholders to purchase from the Trust Fund all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Participated Mortgage Loan, the beneficial interest of the Trust Fund in such REO Property) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being 1.0% or less of the Cut-off Date Pool Balance.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the parties thereto and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to all of the Classes materially affected by the amendment and, if materially affected by the amendment, any Serviced Companion Loan Holder. Any such consent by the Holder of this

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Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

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IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on its behalf by the Certificate Registrar.

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Certificate Registrar

By:

Authorized Representative

CERTIFICATE OF AUTHENTICATION

This is one of the Class R Certificates referred to in the within-mentioned Agreement.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Authenticating Agent

By:
Authorized Representative

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________________

____________________________________________________________________________________________________________________________________________

(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: ___________________________________________________________________________________

____________________________________________________________________________________________________________________________________________.

Dated:

Signature by or on behalf of Assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The Assignee should include the following for purposes of distribution:

Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _______________________________________________
for the account of ______________________________________________________________________________________________________________________________.

Distributions made by check (such check to be made payable to _____________________________________________________________________________)
and all applicable statements and notices should be mailed to _____________________________________________________________________________________________.

This information is provided by _____________________________________________________________________________________________________,
the Assignee named above, or ____________________________________________________________________________________________________________________,
as its agent.

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EXHIBIT A-3

FORM OF CLASS Q CERTIFICATES

CLASS Q COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATE, SERIES 2017-5

This is one of a series of commercial mortgage pass-through certificates (collectively, the “Certificates”), issued in multiple classes (each, a “Class”), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the “Trust Fund”) consisting primarily of a pool of multifamily and commercial mortgage loans or interests therein (the “Mortgage Loans”), such pool being formed and sold by

LSTAR DEPOSITOR, LLC

Closing Date: March 31, 2017	Percentage Interest evidenced by this Class Q Certificate: 100%

First Distribution Date: April 12, 2017	Aggregate Cut-off Date Principal Balance of the Original Mortgage Loans as of the Cut-off Date (“Initial Pool Balance”): $758,768,227

Master Servicer: Wells Fargo Bank, National Association	Certificate Administrator, Tax Administrator and Custodian: Wells Fargo Bank, National Association

Special Servicer: Hudson Americas L.P.	Trustee: Wilmington Trust, National Association

CUSIP No.: ________________ ISIN No.: ________________	Certificate No. Q-___

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THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “TAX CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN LSTAR DEPOSITOR, LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, HUDSON AMERICAS L.P., WILMINGTON TRUST, NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE REPRESENTS THE RIGHT TO TERMINATE THE TRUST FUND, IN ACCORDANCE WITH AND SUBJECT TO THE AGREEMENT REFERRED TO HEREIN.

This certifies that __________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class Q Certificates. The Trust Fund was created and the Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Agreement”), between LStar Depositor, LLC, as depositor (the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator,” which term includes any successor entity under the Agreement), as tax administrator (in such capacity, the “Tax Administrator,” which term includes any successor entity under the Agreement), and as

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custodian (in such capacity, the “Custodian,” which term includes any successor entity under the Agreement), Wilmington Trust, National Association, as trustee (the “Trustee,” which term includes any successor entity under the Agreement), and Hudson Americas L.P., as special servicer (in such capacity, the “Special Servicer,” which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound. In the event that there is any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

The holder of the Certificate shall be entitled to a distribution of the Mortgage Loans and REO Properties on the Class Q Clean-Up Call Date in accordance with the terms of the Agreement. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Accounts, the Reserve Accounts, the Servicing Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account (if established), the Serviced Pari Passu Companion Loan Custodial Account (if any), the Serviced A/B Loan Combination Custodial Account(s) (if any) and any other accounts established pursuant to the Agreement may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

This Certificate is issuable in fully registered form only without interest coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge, hypothecation or other form of assignment (a “Transfer”) is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities laws of any state, or is otherwise made in accordance with the Securities Act and such other securities laws. If a Transfer of this Certificate is to be made without registration under the Securities Act, then (except in limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit C-1A or as Exhibit C-2A to the Agreement and a certificate from such Certificateholder’s prospective Transferee

A-3-3

substantially in the form attached as Exhibit C-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

None of the Depositor, the Placement Agents, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator, the Custodian or the Certificate Registrar is obligated to register or qualify the Class Q Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Placement Agents, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator, the Custodian and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described above.

No transfer of this Certificate or any interest herein shall be made (A) to any employee benefit plan or other benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or Section 4975 of the Code or Similar Law (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. The Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan.

In addition, each initial Certificateholder further acknowledges and agrees, by its acceptance of its Certificates, that (i) such Certificateholder is not entitled to rely, and has not relied, on any due diligence or other review of the Trust Fund or its assets by the Initial Directing Certificateholder or the Initial Majority Controlling Class Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, in connection with the initial issuance of the Certificates, and (ii) such Certificateholder waives any cause of action that it may otherwise have against the Initial Directing Certificateholder or the Initial Majority Controlling Class Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, based upon or arising from any due diligence or other review of the Trust Fund or its assets by any such Person.

If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the

A-3-4

effect that, and such other evidence as may be reasonably required by the Certificate Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No service charge will be imposed for any transfer or exchange of this Certificate, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

The Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian. the Certificate Registrar and any agent of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; (ii) the purchase by the Master Servicer, the Special Servicer or any single Controlling Class Certificateholder or group of Controlling Class Certificateholders, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Participated Mortgage Loan, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund; (iii) the exchange by the Sole Certificateholder(s) of each of the Class E, Class F and Class G Certificates with Certificate Principal Balances greater than zero for all Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Participated Mortgage Loan, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund; and (iv) following the earlier of (x) the Distribution Date in January 2020 and (y) the Distribution Date on which the total outstanding principal balance of the Mortgage Loans has been reduced to 65% or less of the aggregate cut-off date principal balance of the Mortgage Loans, the holder of the Class Q Certificate purchases all of the Mortgage Loans and REO Properties remaining in the Trust Fund. The Agreement permits, but does not require,

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the Master Servicer, the Special Servicer or any single Controlling Class Certificateholder or group of Controlling Class Certificateholders to purchase from the Trust Fund all the Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Participated Mortgage Loan, the beneficial interest of the Trust Fund in such REO Property) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being 1.0% or less of the Cut-off Date Pool Balance.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the parties thereto and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates entitled to not less than 50% of the Voting Rights allocated to all of the Classes materially affected by the amendment and, if materially affected by the amendment, any Serviced Companion Loan Holder. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

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IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on its behalf by the Certificate Registrar.

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Certificate Registrar

By:
Authorized Representative

CERTIFICATE OF AUTHENTICATION

This is one of the Class Q Certificates referred to in the within-mentioned Agreement.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Authenticating Agent

By:
Authorized Representative

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________________

____________________________________________________________________________________________________________________________________________

(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: ___________________________________________________________________________________

____________________________________________________________________________________________________________________________________________.

Dated:

Signature by or on behalf of Assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The Assignee should include the following for purposes of distribution:

Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _______________________________________________
for the account of ______________________________________________________________________________________________________________________________.

Distributions made by check (such check to be made payable to _____________________________________________________________________________)
and all applicable statements and notices should be mailed to _____________________________________________________________________________________________.

This information is provided by _____________________________________________________________________________________________________,
the Assignee named above, or ____________________________________________________________________________________________________________________,
as its agent.

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EXHIBIT B

LETTERS OF REPRESENTATIONS AMONG DEPOSITOR,
CERTIFICATE ADMINISTRATOR AND INITIAL DEPOSITORY

Attached at Tab [57].

B-1

EXHIBIT C-1A

FORM OF TRANSFEROR CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS TO NON-QIB ACCREDITED INVESTORS)

[Date]

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55479
Attention: Certificate Transfer – LSTAR 2017-5

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), Class [ ], having an initial Certificate Principal Balance or Certificate Notional Amount as of March 31, 2017 (the “Closing Date”) of $ (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by _________________________ (the “Transferor”) to ________________ (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Hudson Americas L.P., as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you and for the benefit of the Trustee and the Depositor, that:

1.          The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

2.          Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any

C-1A-1

interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of any Transferred Certificate under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of any Transferred Certificate a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of any Transferred Certificate pursuant to the Securities Act or any state securities laws.

Very truly yours,

(Transferor)

By:
Name:
Title:

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EXHIBIT C-1B

FORM OF TRANSFEREE CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS TO NON-QIB ACCREDITED INVESTORS)

[Date]

Wells Fargo Bank, National Association

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55479
Attention: Corporate Trust Services (CMBS)
Attention: Certificate Transfer – LSTAR 2017-5

[TRANSFEROR]

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), Class [ ], having an initial Certificate Principal Balance or Certificate Notional Amount as of March 31, 2017 (the “Closing Date”) of $ (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by ____________________________ (the “Transferor”) to __________________________ (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Hudson Americas L.P., as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, and for the benefit of the Trustee and the Depositor, that:

1.          The Transferee is acquiring interests in the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which

C-1B-1

would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.          The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Transferred Certificates and (c) neither the Transferred Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws or (ii) sold or transferred in transactions that are exempt from such registration and qualification and the transferee has delivered either: (A) a certificate from the prospective transferor substantially in the form attached as Exhibit C-2A to the Pooling and Servicing Agreement or a certificate from the prospective transferor substantially in the form attached as Exhibit C-1A to the Pooling and Servicing Agreement and a certificate from the prospective transferee substantially in the form attached either as Exhibit C-1B or as Exhibit C-2B to the Pooling and Servicing Agreement; or (B) an opinion of counsel satisfactory to the Certificate Registrar that the transfer may be made without registration under the Securities Act, together with written certification(s) as to the facts surrounding the transfer from the prospective transferor and/or prospective transferee upon which such opinion is based.

3.         The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate, any security issued in exchange therefor or in lieu thereof or any interest in the forgoing except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear the following legends:

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF

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APPLICABLE FEDERAL, STATE OR LOCAL LAW OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

4.          Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security by means of general advertising or in any other manner or (e) taken any other action with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

5.          The Transferee has been furnished with all information regarding (a) the parties to the Pooling and Servicing Agreement, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Trust and Trust Fund, (e) the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreement and (f) all related matters, that it has requested.

6.          The Transferee is an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs.

7.          The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

C-1B-3

Very truly yours,

(Transferee)

By:
Name:
Title:

C-1B-4

EXHIBIT C-2A

FORM OF TRANSFEROR CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS TO QIBs)

[Date]

Wells Fargo Bank, National Association

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55479
Attention: Certificate Transfer – LSTAR 2017-5

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), Class [ ], having an initial Certificate Principal Balance or Certificate Notional Amount as of March 31, 2017 (the “Closing Date”) of $ (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by              (the “Transferor”) to               (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Hudson Americas L.P., as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, and for the benefit of the Trustee and the Depositor, that:

1.          The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

2.          Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner or (e) taken any other action with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of any Transferred Certificate under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of any Transferred Certificate a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of any Transferred Certificate pursuant to the Securities Act or any state securities laws.

3.           The Transferor and any person acting on behalf of the Transferor in this matter reasonably believe that the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act (a “Qualified Institutional Buyer”) purchasing for its own account or for the account of another person that is itself a Qualified Institutional Buyer. In determining whether the Transferee is a Qualified Institutional Buyer, the Transferor and any person acting on behalf of the Transferor in this matter have relied upon the following method(s) of establishing the Transferee’s ownership and discretionary investments of securities (check one or more):

____	(a) The Transferee’s most recent publicly available financial statements, which statements present the information as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

____	(b) The most recent publicly available information appearing in documents filed by the Transferee with the Securities and Exchange Commission or another United States federal, state, or local governmental agency or self-regulatory organization, or with a foreign governmental agency or self-regulatory organization, which information is as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

____	(c) The most recent publicly available information appearing in a recognized securities manual, which information is as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

____	(d) A certification by the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the Transferee, specifying the amount of securities owned and invested on a discretionary basis by the Transferee as of a specific date on or since the close of the Transferee’s most recent fiscal year, or, in the case of a

C-2A-2

Transferee that is a member of a “family of investment companies”, as that term is defined in Rule 144A, a certification by an executive officer of the investment adviser specifying the amount of securities owned by the “family of investment companies” as of a specific date on or since the close of the Transferee’s most recent fiscal year.

4.            The Transferor and any person acting on behalf of the Transferor understand that in determining the aggregate amount of securities owned and invested on a discretionary basis by an entity for purposes of establishing whether such entity is a Qualified Institutional Buyer:

(a)          the following instruments and interests shall be excluded: securities of issuers that are affiliated with such entity; securities that are part of an unsold allotment to or subscription by such entity, if such entity is a dealer; securities of issuers that are part of such entity’s “family of investment companies”, if such entity is a registered investment company; bank deposit notes and certificates of deposit; loan participations; repurchase agreements; securities owned but subject to a repurchase agreement; and currency, interest rate and commodity swaps;

(b)          the aggregate value of the securities shall be the cost of such securities, except where the entity reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities may be valued at market;

(c)          securities owned by subsidiaries of the entity that are consolidated with the entity in its financial statements prepared in accordance with generally accepted accounting principles may be included if the investments of such subsidiaries are managed under the direction of the entity, except that, unless the entity is a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, securities owned by such subsidiaries may not be included if the entity itself is a majority owned subsidiary that would be included in the consolidated financial statements of another enterprise.

5.            The Transferor or a person acting on its behalf has taken reasonable steps to ensure that the Transferee is aware that the Transferor is relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

6.            The Transferor or a person acting on its behalf has furnished, or caused to be furnished, to the Transferee all information regarding (a) the parties to the Pooling and Servicing Agreement, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Trust and Trust Fund, (e) the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreement and (f) all related matters, that the Transferee has requested.

C-2A-3

Very truly yours,

(Transferor)

By:
Name:
Title:

C-2A-4

EXHIBIT C-2B

FORM OF TRANSFEREE CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS TO QIBs)

[Date]

Wells Fargo Bank, National Association

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55479
Attention: Certificate Transfer – LSTAR 2017-5

[TRANSFEROR]

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), Class [ ], having an initial Certificate Principal Balance or Certificate Notional Amount as of March 31, 2017 (the “Closing Date”) of $ (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by ______________ (the “Transferor”) to _______________ (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Hudson Americas L.P., as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, and for the benefit of the Trustee and the Depositor, that:

1.          The Transferee is a “qualified institutional buyer” (a “Qualified Institutional Buyer”) as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”) and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the Transferred Certificates is being made in reliance on Rule 144A. The Transferee is purchasing the Transferred Certificates for its

C-2B-1

own account or for the account of a Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

2.          The Transferee has been furnished with all information regarding (a) the parties to the Pooling and Servicing Agreement, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Trust and Trust Fund, (e) the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreement and (f) all related matters, that it has requested.

Very truly yours,

(Transferee)

By:
Name:
Title:

C-2B-2

ANNEX 1 TO EXHIBIT C-2B

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
[For Transferees Other Than Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificates being Transferred (the “Transferred Certificates”) as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1.            As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the “Transferee”).

2.            The Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”) because (i) [the Transferee] [each of the Transferee’s equity owners] owned and/or invested on a discretionary basis $     1 in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

___	Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

___	Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution and (b) has an audited net worth of at least $ as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

___	Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal

1       Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

C-2B-3

authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $ as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

___	Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

___	Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

___	State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

___	ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

___	Investment Advisor. The Transferee is an investment adviser registered under the Investment Advisors Act of 1940, as amended.

___	QIB Subsidiary. All of the Transferee’s equity owners are “qualified institutional buyers” within the meaning of Rule 144A.

___	Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

3.            For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

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4             For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person’s direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

5.            The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

Will the Transferee be acquiring interests in the Transferred Certificates only for the Transferee’s own account?
Yes	No

6.            If the answer to the foregoing question is “no”, then in each case where the Transferee is acquiring any interest in a Transferred Certificate for an account other than its own, such account belongs to a third party that is itself a “qualified institutional buyer” within the meaning of Rule 144A, and the “qualified institutional buyer” status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

7.            The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee’s acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

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8.            Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

[TRANSFEREE]

By:
Name:
Title:
Date:

C-2B-6

ANNEX 2 TO EXHIBIT C-2B

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
[For Transferees That Are Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificate being Transferred (the “Transferred Certificates”) as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1.            As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the “Transferee”) or, if the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”) because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the “Advisor”).

2.            The Transferee is a “qualified institutional buyer” as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee’s Family of Investment Companies owned, at least $     , in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee’s Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee’s Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

___	The Transferee owned and/or invested on a discretionary basis $ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

___	The Transferee is part of a Family of Investment Companies which owned in the aggregate $ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3.            The term “Family of Investment Companies” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

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4.            The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee’s Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee’s Family of Investment Companies, the securities referred to in this paragraph were excluded.

5.            The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee will be in reliance on Rule 144A.

Will the Transferee be acquiring interests in the Transferred Certificates only for the Transferee’s own account?
Yes	No

6.            If the answer to the foregoing question is “no”, then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a “qualified institutional buyer” within the meaning of Rule 144A, and the “qualified institutional buyer” status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

7.            The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee’s acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

8.            Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

Print Name of Transferee or Advisor

By:
Name: Title:

IF AN ADVISOR:

Print Name of Advisor Date:

C-2B-8

EXHIBIT C-3A

FORM OF TRANSFEROR CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS UNDER REGULATION S)

[Date]

Wells Fargo Bank, National Association

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfer – LSTAR 2017-5

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), Class [ ], having an initial Certificate Principal Balance or Certificate Notional Amount as of March 31, 2017 (the “Closing Date”) of $ (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by ____________ (the “Transferor”) to ________________ (the “Transferee”) through our respective Depository Participants of the Transferor’s beneficial ownership interest (currently maintained on the books and records of The Depository Trust Company (“DTC”) and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, pursuant to the Pooling and Servicing Agreement dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Hudson Americas L.P., as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Trustee and the Depositor, that:

1.            The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

2.            At the time the buy order was originated, the Transferor reasonably believed that the Transferee was outside the United States, its territories and possessions.

3.            If the Transferor is a distributor (within the meaning of Rule 902(d) under the Securities Act of 1933, as amended (the “Securities Act”)) with respect to the Transferred Certificates, or an affiliate of such a distributor or of the Depositor, or a person acting on behalf of such a distributor, the Depositor or any affiliate of such distributor or of the Depositor, then:

(a)          the sale of the Transferred Certificates by the Transferor to the Transferee will be executed in, on or through a physical trading floor of an established foreign securities exchange that is located outside the United States, its territories and possessions;

(b)          no directed selling efforts (within the meaning of Rule 902(c) under the Securities Act) have been made in the United States, its territories and possessions, with respect to the Transferred Certificates by the Transferor, any of its affiliates, or any person acting on behalf of any of the foregoing;

(c)          all offers and sales, if any, of the Transferred Certificates by or on behalf of the Transferor prior to the expiration of the distribution compliance period specified in category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 under the Securities Act, as applicable, have been and will be made only in accordance with the provisions of Rule 903 or Rule 904 under the Securities Act, pursuant to registration of the Transferred Certificates under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act;

(d)          all offering materials and documents (other than press releases), if any, used in connection with offers and sales of the Transferred Certificates by or on behalf of the Transferor prior to the expiration of the distribution compliance period specified in category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 under the Securities Act, as applicable, complied with the requirements of Rule 902(g)(2) under the Securities Act; and

(e)          if the Transferee is a distributor, a dealer or a person receiving a selling concession, a fee or other remuneration and the offer or sale of the Transferred Certificates thereto occurs prior to the expiration of the applicable 40-day distribution compliance period, the Transferor has sent a confirmation or other notice to the Transferee that the Transferee is subject to the same restrictions on offers and sales that apply to a distributor.

4.           If the Transferor is not a distributor with respect to the Transferred Certificates or an affiliate of such a distributor or of the Depositor or acting on behalf of such a distributor, the Depositor or any affiliate of such a distributor or of the Depositor, then:

(a)          the sale of the Transferred Certificates by the Transferor to the Transferee will be executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 under the Securities Act, and neither the Transferor nor anyone acting on its behalf knows that such transaction has been prearranged with a buyer in the United States, its territories and possessions;

(b)          no directed selling efforts (within the meaning of Rule 902(c) under the Securities Act) have been made in the United States, its territories and possessions, with respect to the Transferred Certificates by the Transferor, any of its affiliates, or any person acting on behalf of any of the foregoing;

 C-3A-2

(c)          if the Transferee is a dealer or a person receiving a selling concession, a fee or other remuneration and the offer or sale of the Transferred Certificates thereto occurs prior to the expiration of the applicable 40-day distribution compliance period, the Transferor has sent a confirmation or other notice to the Transferee stating that the Transferred Certificates may be offered and sold during the distribution compliance period only in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration of the Transferred Certificates under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.

Very truly yours,

(Transferor)

By:
Name:
Title:

 C-3A-3

EXHIBIT C-3B

FORM OF TRANSFEREE CERTIFICATE
(FOR USE IN CONNECTION WITH TRANSFERS UNDER REGULATION S)

[Date]

Wells Fargo Bank, National Association

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55479
Attention: Certificate Transfer – LSTAR 2017-5

[TRANSFEROR]

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), Class [ ], having an initial Certificate Principal Balance or Certificate Notional Amount as of March 31, 2017 (the “Closing Date”) of $ (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by (the “Transferor”) to (the “Transferee”) through our respective Depository Participants of the Transferor’s beneficial ownership interest (currently maintained on the books and records of The Depository Trust Corporation (“DTC”) and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Hudson Americas L.P., as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, and Wilmington Trust, National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Trustee and the Depositor, that:

1.       The Transferee is not a United States Securities Person. For purposes of this certification, “United States Securities Person” means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a

 C-3B-1

United States Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities Person if an executor or administrator of the estate who is not a United States Securities Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States Securities Person, (v) any agency or branch of a foreign entity located in the United States, unless the agency or branch operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States, other than one held for the benefit or account of a non-United States Securities Person by a dealer or other professional fiduciary organized, incorporated or (if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by “accredited investors” (as defined in Rule 501(a)) under the United States Securities Act of 1933, as amended (the “Securities Act”), who are not natural persons, estates or trusts; provided, however, that the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations and their agencies, affiliates and pension plans, any other similar international organization, their agencies, affiliates and pension plans shall not constitute United States Securities Persons.

2.       The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Class of Certificates to which the Transferred Certificates belong and (c) no interest in the Transferred Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification.

3.       The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate, any security issued in exchange therefor or in lieu therefor or any interest in the foregoing except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear the following legends:

 C-3B-2

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

Very truly yours,

(Transferee)

By:
Name:
Title:

 C-3B-3

EXHIBIT D-1

FORM OF TRANSFEREE CERTIFICATE IN CONNECTION WITH ERISA
(NON-INVESTMENT GRADE CERTIFICATES HELD IN PHYSICAL FORM)

[Date]

Wells Fargo Bank, National Association

Wells Fargo Center

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479-0113
Attention: Certificate Transfer – LSTAR 2017-5

[OR OTHER CERTIFICATE REGISTRAR]

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Class ______ Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of March 31, 2017 (the “Closing Date”) of $__________] [evidencing a ____% Percentage Interest in the related Class] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of March 1, 2017 between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as Certificate Registrar, as follows (check the applicable paragraph):

___	1. The Transferee is neither (A) a retirement plan or other employee benefit plan or arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to ERISA, Section 4975 of the Code or Similar Law (each, a “Plan”), nor (B) a Person who is directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan;

___	2. The Transferred Certificates are not Class R Certificates, and the Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, and the purchase and holding of such Certificates by such

 D-1-1

Person are exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 or in the case of a Plan subject to Similar Law does not result in a non-exempt violation of Similar Law; or

___	3 (I) The Transferred Certificates are Class ___ Certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on one of the individual prohibited transaction exemptions (as amended) issued by the U.S. Department of Labor to Wells Fargo Securities, LLC or Citigroup Global Markets Inc. (PTE 96-22 or 91-23), (II) such Transferred Certificates have an investment grade rating on the date of this letter and (III) (X) such Plan is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) such Plan is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) such Transferee agrees that it will obtain from each of its Transferees to which it transfers an interest in the Transferred Certificates, a written certification to the effect described in Paragraph 1 above, a written certification to the effect described in Paragraph 2 above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (III) (X) and (Y) of this Paragraph 3, together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation.

Very truly yours,

[TRANSFEREE]

By:
Name:
Title:

 D-1-2

EXHIBIT D-2

FORM OF TRANSFEREE CERTIFICATE IN CONNECTION WITH ERISA
(CERTIFICATES HELD IN BOOK-ENTRY FORM)

[Date]

[TRANSFEROR]

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Class ____ Certificates [having an initial aggregate Class [Principal Balance] [Notional Amount] as of March 31, 2017 (the “Closing Date”) of $__________] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by ______________________ (the “Transferor”) to _________________ (the “Transferee”) through our respective DTC Participants of the Transferor’s beneficial ownership interest (currently maintained on the books and records of The Depository Trust Corporation (“DTC”) and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

___	1. The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA, Section 4975 of the Code or Similar Law (each, a “Plan”), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan;

___	2. The Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, and the purchase and holding of such interest by such Person are exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 or in the case of a Plan subject to Similar Law does not result in a non-exempt violation of Similar Law; or

 D-2-1

___	3. (I) The Transferred Certificates are Class ___ Certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on one of the individual prohibited transaction exemptions (as amended) issued by the U.S. Department of Labor to Wells Fargo Securities, LLC or Citigroup Global Markets Inc. (PTE 96-22 or 91-23), (II) such Transferred Certificates have an investment grade rating on the date of this letter and (III) (X) such Plan is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) such Plan is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) such Transferee agrees that it will obtain from each of its Transferees to which it transfers an interest in the Transferred Certificates, a written certification to the effect described in Paragraph 1 above, a written certification to the effect described in Paragraph 2 above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (III) (X) and (Y) of this Paragraph 3, together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation.

[TRANSFEREE]

By:
Name:
Title:

 D-2-2

EXHIBIT E-1

FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
FOR TRANSFERS OF CLASS R CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) and 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of March 1, 2017, between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer

STATE OF	)
	)	ss.: ____________________
COUNTY OF	)

I, [     ], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.          I am the [  ] of [  ] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.          The Purchaser is acquiring Class R Certificates representing [ ]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as “The Frontier Loan REMIC” and “REMIC I”, “REMIC II” and “REMIC III”, respectively, relating to the Certificates for which an election has been or is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.          The Purchaser is a Permitted Transferee (as defined in the Pooling and Servicing Agreement) and is not a “Disqualified Organization” (as defined in the Pooling and Servicing Agreement), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a person that is not a Permitted Transferee or to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, (ii) any state or political subdivision thereof, (iii) any foreign government, (iv) any international organization, (v) any agency or instrumentality of any of the foregoing, (vi) any tax-exempt organization (other than a cooperative described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code, (vii) any organization described in Section 1381(a)(2)(C) of the Code, or (viii) any other entity designated as a “disqualified

 E-1-1

organization” by relevant legislation amending the REMIC Provisions and in effect at or proposed to be effective as of the time of determination. In addition, a corporation will not be treated as an instrumentality of the United States or of any state or political subdivision thereof if all of its activities are subject to tax (except for the Federal Home Loan Mortgage Corporation) and a majority of its board of directors is not selected by such governmental unit. The terms “United States” and “international organization” shall have the meanings set forth in Section 7701 of the Code.

4.        The Purchaser is not a foreign permanent establishment or a fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

5.        The Purchaser will not cause the income from the Class R Certificates to be attributable to a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

6.        The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

7.        No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

8.        [Check the statement that applies]

●	If the Transferor requires the safe harbor under Treasury Regulation Section 1.860E-1 to apply:

____   a)          In accordance with Treasury Regulation Section 1.860E-1, the Purchaser (i) is an “eligible corporation” as defined in Section 1.860E-1(c)(6)(i) of the Treasury Regulations, as to which the income of Class R Certificates will only be subject to taxation in the United States, (ii) has, and has had in each of its two preceding fiscal years, gross assets for financial reporting purposes (excluding any obligation of a person related to the transferee within the meaning of Section 1.860E-1(c)(6)(ii) of the Treasury Regulations or any other assets if a principal purpose for holding or acquiring such asset is to satisfy this condition) in excess of $100 million and net assets of $10 million, and (iii) hereby agrees only to transfer the Certificate to another corporation meeting the criteria set forth in Treasury Regulation Section 1.860E-1;

or

_____  b)          The Purchaser is a United States Tax Person and the consideration paid to the Purchaser for accepting the Class R Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits (“Tax Liability Present Value”) associated with owning such Certificates, with such present value computed using a discount rate equal to the “Federal short-term rate” prescribed by Section 1274 of the Code as of the date hereof or, to the extent it is not, if the Transferee has asserted that it regularly borrows, in the

 E-1-2

ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the Purchaser is greater than the Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are accurately stated in Exhibit A to this letter.

●	If the Transferor does not require the safe harbor under Treasury Regulation Section 1.860E-1 to apply:

_____  c)          The Purchaser is a “United States person” as defined in Section 7701(a) of the Code and the regulations promulgated thereunder (the Purchaser’s U.S. taxpayer identification number is __________). The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are, and under the partnership agreement are required to be, United States persons).

9.         The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.       The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificates in excess of any cash flows generated by such Certificates.

11.       The Purchaser will not transfer the Class R Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 3, 4, 5, 7 or 9 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such Transfer) satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

12.       The Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the prohibition against transferring the Class R Certificates to a Disqualified Organization, an agent thereof or a person that does not satisfy the requirements of paragraphs 7 and 9.

13.       The Purchaser consents to the designation of the Tax Administrator as the agent of the Tax Matters Person of the REMIC I, REMIC II and REMIC III pursuant to Section 10.01(b) of the Pooling and Servicing Agreement.

14.       The Purchaser agrees that the Tax Administrator shall make any elections allowed under the Code (i) to avoid the application of Section 6221 (or successor provision) to each REMIC Pool and (ii) to avoid payment by any REMIC Pool under Section 6225 of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on

 E-1-3

any holder of any residual interest of any REMIC Pool, past or present pursuant to Section 10.01(l) of the Pooling and Servicing Agreement.

15.        The Purchaser agrees that the Tax Administrator shall be designated as the “representative” of each REMIC Pool within the meaning of Section 6223 of the Code, to the extent such provision is applicable to such REMIC Pool. By their acceptance thereof, the holders of the Class R Certificates hereby agree to irrevocably designate the Tax Administrator as the “representative” for the REMIC Pools” pursuant to Section 10.01(m) of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___ day of ________________.

By:
Name:
Title:

Personally appeared before me [    ] known or proved to me to be the same person who executed the foregoing instrument and to be a [  ] of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and as the free act and deed of the Purchaser.

Subscribed and sworn before me this
____ day of _______________.

______
Notary Public

 E-1-4

EXHIBIT E-2

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF
CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association

Wells Fargo Center

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479-0113
Attention: Certificate Transfer – LSTAR 2017-5
[OR OTHER CERTIFICATE REGISTRAR]

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Class R Certificates, evidencing a ____% Percentage Interest in such Class (the “Residual Interest Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of March 1, 2017 between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, Hudson Americas L.P., as Special Servicer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you as Certificate Registrar, as follows:

1.          No purpose of the Transferor relating to the transfer of the residual interest Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

2.          The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit E-1. The Transferor does not know or believe that any representation contained therein is false.

3.          The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee (or the beneficial owners of the Transferee if the Transferee is classified as a partnership under the Code) as contemplated by Treasury Regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the

E-2-1

Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Interest Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

By:
(Transferor)
Name:
Title:

E-2-2

EXHIBIT F-1

FORM OF MASTER SERVICER REQUEST FOR RELEASE

[Date]

Wells Fargo Bank, National Association

1055 10th Avenue SE

Minneapolis, Minnesota 55414

Attention: Document Custody Group – LSTAR 2017-5

With a copy to:

Wells Fargo Bank, National Association

9062 Old Annapolis Road
Columbia, Maryland 21045

Attention: LSTAR 2017-5

Re: LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

In connection with the administration of the Mortgage Files held by or on behalf of you as custodian under a certain Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer”), Wells Fargo Bank, National Association, as certificate administrator, as tax administrator, and as custodian (in such capacity, the “Custodian”), Wilmington Trust, National Association, as trustee, and Hudson Americas L.P., as special servicer, the undersigned as Master Servicer with respect to the following described Mortgage Loan hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Custodian with respect to such Mortgage Loan for the reason indicated below.

Property Name:
Address:
Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

______	1. Mortgage Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to the [Collection Account] [[and the] Serviced Pari Passu Companion Loan Custodial Account] pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

F-1-1

______	2. Other. (Describe) _____________________________________ ___________________________________________

The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

Wells Fargo Bank, National Association as the Master Servicer

By:
Name:
Title:

F-1-2

EXHIBIT F-2

FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

[Date]

Wells Fargo Bank, National Association

1055 10th Avenue SE

Minneapolis, Minnesota 55414

Attention: Document Custody Group – LSTAR 2017-5

With a copy to:

Wells Fargo Bank, National Association

9062 Old Annapolis Road
Columbia, Maryland 21045

Attention: LSTAR 2017-5

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

In connection with the administration of the Mortgage Files held by or on behalf of you as custodian under a certain Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as depositor, Wells Fargo Bank, National Association, as master servicer, Wells Fargo Bank, National Association, as certificate administrator, as tax administrator, as custodian (in such capacity, the “Custodian”), Wilmington Trust, National Association, as trustee, and Hudson Americas L.P., as special servicer (in such capacity, the “Special Servicer”), the undersigned as the Special Servicer with respect to the following described Mortgage Loan hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Custodian with respect to such Mortgage Loan for the reason indicated below.

Property Name:
Address:
Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

______	1. The Mortgage Loan is being foreclosed.

______	2. Other. (Describe)

The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling

F-2-1

and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof (or within such longer period as we have indicated as part of our reason for the request), unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose, or unless the Mortgage Loan has been paid in full or otherwise liquidated, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

HUDSON AMERICAS L.P., as Special Servicer

By:
Name:
Title:

F-2-2

EXHIBIT F-3A

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

LStar Depositor, LLC
2711 N. Haskell Avenue, Suite 1700
Dallas, Texas 75204
Attention: LSTAR 2017-5

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right with respect to the _________________ Mortgage Loan[s] established under the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.          The Transferor is the lawful owner of the right to receive the Excess Servicing Fees (the “Excess Servicing Fee Right”) with respect to the _________________ Mortgage Loan[s], with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.          Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require

F-3A-1

registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By:
Name:
Title:

F-3A-2

EXHIBIT F-3B

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

LStar Depositor, LLC
2711 N. Haskell Avenue, Suite 1700
Dallas, Texas 75204

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo

401 S. Tryon Street, 8th Floor

MAC D1050-084
Charlotte, North Carolina 28202
Attention: LSTAR 2017-5 Asset Manager

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right with respect to the _________________ Mortgage Loan[s] established under the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

1.          The Transferee is acquiring the right to receive Excess Servicing Fees (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.          The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state

F-3B-1

securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit F-3A to the Pooling and Servicing Agreement, and (B) each of the Master Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit F-3B to the Pooling and Servicing Agreement.

3.          The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.11 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.          Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.          The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.          The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

F-3B-2

7.          The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8.          The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.11(a) of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

F-3B-3

EXHIBIT G-1

FORM OF DISTRIBUTION DATE STATEMENT

G-1-1

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer

LStar Depositor, LLC	Wells Fargo Bank, National Association	Hudson Americas, L.P.
2711 N. Haskell Avenue	Three Wells Fargo, MAC D1050-084	600 North Pearl Street
Suite 1700	401 S. Tryon Street, 8th Floor	Suite 1500
Dallas, TX 75204	Charlotte, NC 28202	Dallas, TX 75201

Contact:
Contact: Legal Department	REAM_InvestorRelations@wellsfargo.com	Contact: Management Department
Phone Number: (214) 754-8300		Phone Number: (214) 754-8400

This report has been compiled from information provided to Wells Fargo Bank, N.A. by various third parties, which may include the Master Servicer, Special Servicer and others. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties. Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Q		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Q		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X		0.00000000	0.00000000	0.00000000	0.00000000

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		Insurer Fee	0.00
ARD Interest	0.00		CREFC License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Total Fees		0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00
			Reimbursement for Interest on Advances	0.00
Total Interest Collected		0.00	ASER Amount	0.00
			Special Servicing Fee	0.00
Principal:			Rating Agency Expenses	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

(4) Debt Yield Ratios are calculated using the ending scheduled loan balance and the most recent available NOI as provided by the Servicer.

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Termporary Rate Reduction
MH	-	Mobile Home Park

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

	(1) Resolution Strategy Code							(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	LSTAR Commercial Mortgage Trust 2017-5 Commercial Mortgage Pass-Through Certificates Series 2017-5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/12/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/6/17

Supplemental Reporting

The following shall be included as supplemental information in the report for at least one monthly period following the actual receipt by the Certificate Administrator of, and based on the information set forth in, the notice or report (if any) contemplated as described below. The information need not appear more than once for each Pari Passu Companion Loan respecting which a notice or report (if any) is so received.

With respect to each Pari Passu Mortgage Loan, if information is presented below, the Certificate Administrator has received a notice or report setting forth the indicated initial information (if provided) with respect to the pooling and servicing agreement for the securitization of the related Pari Passu Companion Loan.

[____________________]

Trust: [____________________]
Depositor: [____________________]
Master Servicer: [____________________]
Special Servicer: [____________________]
Trustee: [____________________]
Certificate Administrator/Paying Agent: [____________________]
Custodian: [____________________]

G-1-2

EXHIBIT G-2

MINIMUM INFORMATION FOR DISTRIBUTION DATE STATEMENT

(1)       the Distribution Date, Record Date, Interest Accrual Period and Determination Date for such Distribution Date;

(2)       the aggregate Certificate Principal Balance or Class Notional Amount of each Class of Certificates before and after giving effect to the distribution made on such Distribution Date;

(3)       the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reduction of the Class Principal Balance thereof;

(4)       the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates allocable to the Interest Distribution Amount;

(5)       the aggregate amount of P&I Advances made in respect of the Mortgage Pool for such Distribution Date pursuant to Section 4.03(a);

(6)       the aggregate amount and general purpose of Servicing Advances that have been made by the Master Servicer, the Special Servicer and the Trustee with respect to the Mortgage Loans;

(7)       (A) the aggregate amount of servicing compensation in respect of the Mortgage Pool (separately identifying the amount of each category of compensation) paid to the Master Servicer and the Special Servicer during the related Collection Period and (B) the aggregate amount of compensation in respect of the Mortgage Pool (separately identifying the amount of each category of compensation) to the Trustee and the Certificate Administrator;

(8)       the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after such Distribution Date;

(9)       the number, aggregate unpaid principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans (but not any successor REO Mortgage Loans to Mortgage Loans) as of the close of business on the related Determination Date;

(10)     the number, aggregate unpaid principal balance (as of the close of business on the related Determination Date and aggregate Stated Principal Balance (immediately after such Distribution Date) of Mortgage Loans (A) delinquent 30 to 59 days, (B) delinquent 60 to 89 days, (C) delinquent 90 or more days, and (D) not delinquent but constituting Specially Serviced Mortgage Loans or in foreclosure but not constituting an REO Mortgage Loan;

(11)     with respect to any REO Property that was included (or an interest in which was included) in the Trust Fund as of the close of business on the related Determination Date, the loan number of the related Mortgage Loan, the book value of such REO Property and the amount of REO Revenues and other amounts, if any, Received by the Trust with respect to

G-2-1

such REO Property during the related Collection Period (separately identifying the portion thereof allocable to distributions on the Certificates) and, if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

(12)     the total payments and other collections Received by the Trust during the related Collection Period, the fees and expenses paid therefrom (with an identification of the general purpose of such fees and expenses and the party receiving such fees and expenses) and the Available Distribution Amount for such Distribution Date;

(13)     the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates allocable to Prepayment Premiums and/or Yield Maintenance Charges;

(14)     the Interest Distribution Amount and Accrued Certificate Interest in respect of each Class of Certificates for such Distribution Date or the related Interest Accrual Period, as applicable;

(15)     the Pass-Through Rate for each Class of Certificates for the Interest Accrual Period related to such Distribution Date;

(16)     the Principal Distribution Amount and the Unadjusted Principal Distribution Amount for such Distribution Date, separately identifying the respective components thereof (and, in the case of any Principal Prepayment or other unscheduled collection of principal Received by the Trust during the related Collection Period, the loan number for the related Mortgage Loan and the amount of such prepayment or other collection of principal);

(17)     the Class Principal Balance of each Class of Principal Balance Certificates and the Class Notional Amount of each Class of Interest Only Certificates, outstanding immediately before and immediately after such Distribution Date, separately identifying any reduction therein pursuant to Section 4.04 on such Distribution Date;

(18)     (A) the loan number for each Required Appraisal Loan and any related Appraisal Reduction Amount (including an itemized calculation thereof) as of the related Determination Date and (B) the aggregate Appraisal Reduction Amount for all Required Appraisal Loans as of the related Determination Date;

(19)     (A) the loan number for any Mortgage Loan with a Delinquency Advance Reduction Amounts as of the related Determination Date and (B) the aggregate amount of Delinquency Advance Reduction Amounts as of the related Determination Date;

(20)     on a cumulative basis from the Cut-off Date, the number, aggregate Stated Principal Balance immediately after such Distribution Date (in the case of subclauses (A), (B) and (E)), aggregate Cut-off Date Principal Balance (in the case of subclauses (C) and (D)), weighted average extension period (except in the case of subclause (B) and which shall be zero in the case of subclause (C)), and weighted average anticipated extension period (in the case of subclause (B)) of Mortgage Loans (A) as to which the maturity dates have been extended, (B) as to which the maturity dates are in the process of being extended, (C) that have paid off and were

G-2-2

never extended, (D) as to which the maturity dates had previously been extended and have paid off and (E) as to which the maturity dates had been previously extended and are in the process of being further extended;

(21)     any unpaid Interest Distribution Amount in respect of each Class of Certificates after giving effect to the distributions made on such Distribution Date, and if the full amount of the Principal Distribution Amount was not distributed on such Distribution Date, the portion of the shortfall affecting each Class of Principal Balance Certificates;

(22)     the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated thereto;

(23)     the aggregate unpaid principal balance of the Mortgage Pool outstanding as of the close of business on the related Determination Date;

(24)     with respect to any Mortgage Loan as to which a Liquidation Event occurred during the related Collection Period, (A) the loan number thereof, (B) the nature of the Liquidation Event and, in the case of a Final Recovery Determination, a brief description of the basis for such Final Recovery Determination, (C) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (D) the aggregate amount of any Realized Loss and Additional Trust Fund Expenses in connection with such Liquidation Event;

(25)     with respect to any REO Property as to which a Final Recovery Determination was made during the related Collection Period, (A) the loan number of the related Mortgage Loan, (B) a brief description of the basis for the Final Recovery Determination, (C) the aggregate of all Liquidation Proceeds and other amounts Received by the Trust with respect to such REO Property during the related Collection Period (separately identifying the portion thereof allocable to distributions on the Certificates), (D) the aggregate amount of any Realized Loss and Additional Trust Fund Expenses in respect of the related REO Mortgage Loan in connection with such Final Recovery Determination and (E) if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

(26)     (A) the aggregate amount of unreimbursed P&I Advances that had been outstanding with respect to the Mortgage Pool at the close of business on the related Determination Date and the aggregate amount of any interest accrued and payable to the Master Servicer or the Trustee in respect of any such unreimbursed P&I Advances in accordance with Section 4.03 as of the close of business on such related Determination Date and (B) the aggregate amount of unreimbursed Servicing Advances that had been outstanding with respect to the Mortgage Pool as of the close of business on the related Determination Date and the aggregate amount of interest accrued and payable to the Master Servicer, the Special Servicer or the Trustee in respect of such unreimbursed Servicing Advances in accordance with Section 3.11(g) as of the close of business on such related Determination Date;

G-2-3

(27)     the aggregate amount of any interest on Advances in respect of the Mortgage Pool paid to the Master Servicer and the Trustee or any other party hereto during the related Collection Period in accordance with Section 3.11(g) and/or Section 4.03(d);

(28)     a loan-by-loan listing of any Mortgage Loan that was defeased, if applicable, during the related Collection Period;

(29)     the amount of Excess Liquidation Proceeds held in the Excess Liquidation Proceeds Account as of the end of the related Collection Period;

(30)     the amounts of the distributions made to the Holders of the Class R Certificates on such Distribution Date;

(31)     with respect to any Mortgage Loan that was the subject of any material modification, extension or waiver during the related Collection Period, (A) the loan number thereof, (B) the unpaid principal balance thereof and (C) a brief description of such modification, extension or waiver, as the case may be;

(32)     with respect to any Mortgage Loan as to which an uncured and unresolved Material Breach or Material Document Defect is alleged to exist, (A) the loan number thereof, (B) the unpaid principal balance thereof, (C) a brief description of such alleged Material Breach or Material Document Defect, as the case may be, and (D) the status of such alleged Material Breach or Material Document Defect, as the case may be, including any actions known to the Certificate Administrator that are being taken by or on behalf of the Mortgage Loan Seller;

(33)     with respect to any Mortgage Loan as to which the related Mortgaged Property became an REO Property during the related Collection Period, the loan number of such Mortgage Loan and the Stated Principal Balance of such Mortgage Loan as of the related date of acquisition by the Trust Fund;

(34)     the aggregate of (A) all Realized Losses incurred during the related Collection Period and, as of the related Determination Date, from the Closing Date and (B) all Additional Trust Fund Expenses (with a description thereof) incurred during the related Collection Period and, as of the related Determination Date, from the Closing Date;

(35)     the aggregate of all Realized Losses and Additional Trust Fund Expenses that remain unallocated immediately following such Distribution Date; and

(36)     the Certificate Factor for each Class of Certificates immediately following such Distribution Date.

In the case of information provided to the Trustee as a basis for information to be furnished pursuant to clauses (5) through (11), (18), (22) through (27), and (30) through (35) above, insofar as the underlying information is solely within the control of the Depositor, the Special Servicer or the Master Servicer, the Certificate Administrator may, absent manifest error, conclusively rely on the reports to be provided by the Depositor, the Special Servicer or the Master Servicer, as the case may be.

G-2-4

EXHIBIT H

[RESERVED]

H-1

EXHIBIT I-1

FORM OF NOTICE AND ACKNOWLEDGMENT
CONCERNING REPLACEMENT OF SPECIAL SERVICER

[Date]

Moody’s Investors Service, Inc.
[                                           ]

Attn: ______________

Fitch Ratings, Inc.
[                                           ]

Attn: ______________

Kroll Bond Rating Agency, Inc.
[                                           ]

Attn: ______________

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

Ladies and Gentlemen:

This notice is being delivered pursuant to [Section 6.05] of the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Agreement”) between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer, the undersigned as Trustee, and relating to LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”). Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

Notice is hereby given that ____________________________________ has designated ________________________________ to serve as the Special Servicer under the Agreement.

The designation of ____________________________ as Special Servicer will become final if certain conditions are met and each Rating Agency delivers to Wilmington Trust, National Association, the trustee under the Agreement (the “Trustee”), written confirmation that if the person designated to become the Special Servicer were to serve as such, such event would

I-1-1

not result in a qualification, downgrade or withdrawal of any Class of Rated Certificates then rated by such Rating Agency. Accordingly, such confirmation is hereby requested as soon as possible.

Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

Very truly yours,

[ ]

Name:
Title:

Receipt acknowledged:

Moody’s Investors Service, Inc.

By:
Name: Title: Date:

Fitch Ratings, Inc.

By:
Name: Title: Date:

KROLL BOND RATING AGENCY, INC.

By:
Name: Title: Date:

I-1-2

EXHIBIT I-2

FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

[Date]

[CERTIFICATE ADMINISTRATOR]
[TAX ADMINISTRATOR]
[TRUSTEE]
[MASTER SERVICER]
[DEPOSITOR]
[SPECIAL SERVICER]

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

Ladies and Gentlemen:

Pursuant to Section 6.05 of the Pooling and Servicing Agreement, dated as of March 1, 2017 relating to LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Agreement”), the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as the Special Servicer under the Agreement. The undersigned hereby acknowledges and agrees that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of the Special Servicer. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 2.06 of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: ____________________. Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

By:
Name: Title:

I-2-1

EXHIBIT J

FORM OF UCC-1 FINANCING STATEMENT

Seller/Debtor:

LStar Depositor, LLC
2711 N. Haskell Avenue, Suite 1700
Dallas, Texas 75204

Buyer/Secured Party:

Wilmington Trust, National Association
as Trustee for the registered holders of
LSTAR Commercial Mortgage Trust 2017-5,
Commercial Mortgage Pass-Through Certificates, Series 2017-5
[ADDRESS]
Attention: [________]

Text:

See Exhibit I attached hereto and made a part hereof.

A sale by the Seller/Debtor of, or a grant by the Seller/Debtor of a security interest in, any collateral described in this financing statement will violate the rights of the Buyer/Secured Party.

EXHIBIT I to EXHIBIT J

Seller/Debtor:

LStar Depositor, LLC
2711 N. Haskell Avenue, Suite 1700
Dallas, Texas 75204

Buyer/Secured Party:

Wilmington Trust, National Association
as Trustee for the registered holders of
LSTAR Commercial Mortgage Trust 2017-5,
Commercial Mortgage Pass-Through Certificates, Series 2017-5
[ADDRESS]
Attention: [________]

Description of the Property Covered:

This Exhibit I is attached to and incorporated in a financing statement pertaining to LStar Depositor, LLC as depositor (referred to as the “Seller/Debtor” for the purpose of this financing statement only), and Wilmington Trust, National Association, as trustee for the holders of the Series 2017-5 Certificates (referred to as the “Buyer/Secured Party” for purposes of this financing statement only) of the LSTAR Commercial Mortgage Trust 2017-5 under that certain Pooling and Servicing Agreement, dated as of March 1, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Pooling and Servicing Agreement”), among the Seller/Debtor as depositor (the “Depositor”), the Buyer/Secured Party as trustee, Wells Fargo Bank, National Association, as certificate administrator, as tax administrator and as custodian, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer”), and Hudson Americas L.P., as special servicer (the “Special Servicer”), relating to the issuance of the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (collectively, the “Series 2017-5 Certificates”). Capitalized terms used herein and not defined herein shall have the respective meanings given to them in the Pooling and Servicing Agreement.

The attached financing statement covers all of the Seller/Debtor’s right, title and interest in and to the following, whether now owned or existing or hereafter acquired or arising:

(1) the Mortgage Loans, together with all documents delivered or caused to be delivered under the Pooling and Servicing Agreement with respect to the Mortgage Loans by the Mortgage Loan Seller (including all documents included in the related Mortgage Files and Servicing Files and any related Additional Collateral),

(2) all principal and interest received on or with respect to such Mortgage Loans after the Cut-off Date (other than scheduled payments of interest and principal due and payable on such Mortgage Loans on or prior to their respective Cut-off Dates or, in the case of a Replacement Mortgage Loan, on or prior to the related date of substitution),

(3) all amounts held from time to time in each Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, the REO Accounts, and all investment earnings on such amounts,

(4) all of the Depositor’s right, title and interest under Sections 2, 3, 4 (other than Section 4(c)) and 5 ((other than Section 5(f)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18) of the Mortgage Loan Purchase Agreement,

(5) all of the Depositor’s right, title and interest under the Mortgage Loan Purchase Agreement Partial Guaranty,

(6) all other assets included or to be included in the Trust Fund,

(7) any REO Property acquired in respect of an Original Mortgage Loan, and

(8) all income, payments, products and proceeds of any of the foregoing, together with any additions thereto or substitutions therefor.

BUYER/SECURED PARTY AND SELLER/DEBTOR INTEND THE TRANSACTIONS CONTEMPLATED BY THE POOLING AND SERVICING AGREEMENT TO CONSTITUTE A PURCHASE AND SALE OF THE COLLATERAL. THIS FILING SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT A PURCHASE AND SALE HAS NOT OCCURRED OR TO INDICATE THAT THIS FILING IS NECESSARY IF NOT REQUIRED. IF A PURCHASE AND SALE HAS NOT OCCURRED, THIS FILING IS INTENDED TO PERFECT A SECURITY INTEREST IN THE COLLATERAL IN ADDITION TO ANY OTHER MEANS.

Exhibit A to Exhibit I to Exhibit J

SCHEDULE OF MORTGAGE LOANS

[Schedule shall list the following information for each Mortgage Loan:

(i) Mortgage Loan number (as shown in the Offering Circular),
(ii) Mortgaged Property (a) name, (b) address, (c) city,
(d) state and (e) ZIP code, (iii) Cut-off Date Principal Balance and (iv) Mortgage Rate]

EXHIBIT K-1A

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER PARTIES
(for Persons other than the Directing Certificateholder
and/or a Controlling Class Certificateholder)

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road
Columbia, MD 21045

Attention: Corporate Trust Services (CMBS)

LSTAR Commercial Mortgage Trust 2017-5

trustadministrationgroup@wellsfargo.com

cts.cmbs.bond.admin@wellsfargo.com

Attention:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Class __ Certificates

In accordance with the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Agreement”), between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer, with respect to the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a certificateholder, beneficial owner or prospective purchaser of the Class of Certificates referenced above or a Companion Loan Holder (or any investment advisor, manager or other representative of the foregoing).

2.       The undersigned is not a Borrower Party. For the purpose of this certification, “Borrower Party” means: (i) A Borrower; (ii) a Mortgagor; (iii) a manager of a Mortgaged Property, (iv) an Accelerated Mezzanine Lender; or (v) any Borrower Party Affiliate.

3.       The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by

K-1A-1

the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.       The undersigned shall be fully liable for any breach of the Agreement by itself or any of its Representatives.

5.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

6.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

7.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

8.       All terms and agreements set forth in this certification shall expire (a) if the undersigned is or becomes a certificateholder or beneficial owner, one year from the date as of which the undersigned is no longer a certificateholder or beneficial owner, as applicable, and (b) if the undersigned is a prospective purchaser that does not become a certificateholder or beneficial owner, one year from the date of this certification.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder][Beneficial Owner][Prospective Purchaser][Companion Loan Holder]

By:

Name:

Title:

K-1A-2

Company:

Phone:

K-1A-3

EXHIBIT K-1B

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER PARTIES
(for the Directing Certificateholder and/or a Controlling Class Certificateholder)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, MD 21045

Attention: Corporate Trust Services (CMBS)

LSTAR Commercial Mortgage Trust 2017-5

trustadministrationgroup@wellsfargo.com

cts.cmbs.bond.admin@wellsfargo.com

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

LSTAR Commercial Mortgage Trust 2017-5

Hudson Americas L.P.
2711 N. Haskell Avenue
Suite 1800, Dallas, Texas 75204
Attention: Legal Department

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo

401 S. Tryon Street, 8th Floor

MAC D1050-084
Charlotte, North Carolina 28202
Attention: LSTAR 2017-5 Asset Manager

Attention:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Class __ Certificates

In accordance with the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Agreement”), between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer, with respect to the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

K-1B-1

1.	The undersigned is [the Directing Certificateholder][a Controlling Class Certificateholder] and is not a Conflicted Holder.

2.       The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

3.       The undersigned shall be fully liable for any breach of the Agreement by itself or any of its Representatives.

4.       At any time the undersigned becomes a Conflicted Holder, the undersigned shall deliver the certification attached as Exhibit K-2B to the Agreement and shall deliver to the applicable parties the notices attached as Exhibit K-3A and Exhibit K-3B to the Agreement.

5.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

6.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

7.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

K-1B-2

[Directing Certificateholder] [Controlling Class Certificateholder]

By:

Name:

Title:

Company:

Phone:

K-1B-3

EXHIBIT K-2A

FORM OF INVESTOR CERTIFICATION FOR BORROWER PARTIES
(for Persons other than the Directing Certificateholder
and/or a Controlling Class Certificateholder)

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road
Columbia, MD 21045

Attention: Corporate Trust Services (CMBS)

LSTAR Commercial Mortgage Trust 2017-5

trustadministrationgroup@wellsfargo.com

cts.cmbs.bond.admin@wellsfargo.com

Attention:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Class __ Certificates

In accordance with the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Agreement”), between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer, with respect to the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a certificateholder, beneficial owner or prospective purchaser of the Class of Certificates referenced above and is neither a Controlling Class Certificateholder nor Directing Certificateholder.

2.       The undersigned is a Borrower Party. For the purpose of this certification, “Borrower Party” means: (i) A Borrower; (ii) a Mortgagor; (iii) a manager of a Mortgaged Property, (iv) an Accelerated Mezzanine Lender; or (v) any Borrower Party Affiliate.

3.       The undersigned is requesting access to the Distribution Date Statement information in accordance with the Agreement (the “Information”), and agrees (i) to keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and (ii) to use such Information for the sole purpose of evaluating the purchase of the related Certificates, and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or

K-2A-1

the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.       The undersigned shall be fully liable for any breach of the Agreement by itself or any of its Representatives.

5.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

6.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

7.       All terms and agreements set forth in this certification shall expire (a) if the undersigned is or becomes a certificateholder or beneficial owner, one year from the date as of which the undersigned is no longer a certificateholder or beneficial owner, as applicable, and (b) if the undersigned is a prospective purchaser that does not become a certificateholder or beneficial owner, one year from the date of this certification.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Borrower Party]

By:

Name:

Title:

Company:

Phone:

K-2A-2

EXHIBIT K-2B

FORM OF INVESTOR CERTIFICATION FOR BORROWER PARTIES
(for the Directing Certificateholder
and/or a Controlling Class Certificateholder)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, MD 21045

Attention: Corporate Trust Services (CMBS)

LSTAR Commercial Mortgage Trust 2017-5

trustadministrationgroup@wellsfargo.com

cts.cmbs.bond.admin@wellsfargo.com

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55479
Attention: Corporate Trust Services (CMBS)
LSTAR Commercial Mortgage Trust 2017-5

Hudson Americas L.P.
2711 N. Haskell Avenue
Suite 1800, Dallas, Texas 75204
Attention: Legal Department

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo

401 S. Tryon Street, 8th Floor

MAC D1050-084
Attention: LSTAR 2017-5 Asset Manager

Attention:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Class __ Certificates

In accordance with the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Agreement”), between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer, with respect to the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

K-2B-1

1.       The undersigned is [the Directing Certificateholder][a Controlling Class Certificateholder] and is a Conflicted Holder and the applicable [Conflicted Loans][Conflicted Controlling Class Loans] are listed on Schedule 1 hereto. The undersigned is not a Conflicted Holder with respect to any other Mortgage Loan.

2.       The undersigned is a Borrower Party. For the purpose of this certification, “Borrower Party” means: (i) A Borrower; (ii) a Mortgagor; (iii) a manager of a Mortgaged Property, (iv) an Accelerated Mezzanine Lender; or (v) any Borrower Party Affiliate.

3.       Except for the Conflicted Information in respect of a Conflicted Controlling Class Loan, the undersigned is requesting access pursuant to the Distribution Date Statement information in accordance with the Agreement (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned agrees to keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.       To the extent the undersigned receives access pursuant to the Agreement to any confidential or privileged information related to any Conflicted Controlling Class Loan (the “Conflicted Loan Information”) on the Certificate Administrator’s website or otherwise receives access to such Conflicted Loan Information in connection with its duties, or exercise of its rights, under the Agreement, the undersigned (i) shall not directly or indirectly provide any information related to the Conflicted Controlling Class Loan to the related Borrower or (A) any employees or personnel of the undersigned or any Affiliate involved in the management of any investment in the related Borrower or the related Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

5.       The undersigned shall be fully liable for any breach of the Agreement by itself or any of its Representatives.

6.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

K-2B-2

7.       The undersigned agrees that each time it accesses the Information or Conflicted Loan Information on the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

8.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder] [Controlling Class Certificateholder]

By:

Name:

Title:

Company:

Phone:

K-2B-3

SCHEDULE 1 to EXHIBIT K-2B

[CONFLICTED LOANS][CONFLICTED CONTROLLING CLASS LOANS]

Loan Number	Loan/Property Name

K-2B-4

EXHIBIT K-3A

FORM OF NOTICE OF CONFLICTED HOLDER

[Date]

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo

401 S. Tryon Street, 8th Floor
MAC D1050-084
Charlotte, North Carolina 28202
Attention: LSTAR 2017-5 Asset Manager

Wilmington Trust, National Association 1100 North Market Street Wilmington, Delaware 19890 Attention: LSTAR 2017-5

Wells Fargo Bank, National Association

9062 Old Annapolis Road
Columbia, MD 21045

Attention: Corporate Trust Services (CMBS)

LSTAR Commercial Mortgage Trust 2017-5

trustadministrationgroup@wellsfargo.com

cts.cmbs.bond.admin@wellsfargo.com

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

In accordance with Section 8.12(f) of the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator, Tax Administrator and Custodian, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Master Servicer, and Hudson Americas L.P., as Special Servicer, with respect to the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), the undersigned (the “Conflicted Holder”) hereby certifies and agrees as follows:

1.       The undersigned is [the Directing Certificateholder] [a Controlling Class Certificateholder] as of the date hereof.

2.       The undersigned has become a Conflicted Holder with respect to the following Mortgage Loans:

K-3A-1

Loan Number	ODCR	Loan Name	Borrower Name

3.       The undersigned is simultaneously providing notice to the Certificate Administrator in the form of Exhibit K-3B to the Pooling and Servicing Agreement, requesting termination of access to any Conflicted Loan Information. The undersigned acknowledges that it may not and shall not access any Conflicted Loan Information with respect to such [Conflicted Loan][Conflicted Controlling Class Loan] unless and until it has delivered notice of the termination of the related Conflicted Holder status in accordance with Section 8.12(f) of the Pooling and Servicing Agreement.

4.       The undersigned agrees to indemnify and hold harmless the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer (as applicable), the Depositor, and the Trust from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any Conflicted Loan Information with respect to any of the [Conflicted Loans][Conflicted Controlling Class Loans] listed in Paragraph 2 above, provided that such access is not a result of such indemnified party’s negligence, bad faith or willful misconduct.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[Directing Certificateholder] [Controlling Class Certificateholder]

By: Name: Title: Phone: Email: Address:

K-3A-2

EXHIBIT K-3B

FORM OF NOTICE OF CONFLICTED HOLDER TO CERTIFICATE ADMINISTRATOR

[Date]

Via: Email
Wells Fargo Bank, National Association

9062 Old Annapolis Road
Columbia, MD 21045

Attention: Corporate Trust Services (CMBS)

LSTAR Commercial Mortgage Trust 2017-5

trustadministrationgroup@wellsfargo.com

cts.cmbs.bond.admin@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association 8480 Stagecoach Circle Frederick, Maryland 21701-4747 Attention: LSTAR 2017-5

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

In accordance with Section 8.12(f) of the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator, Tax Administrator and Custodian, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Master Servicer, and Hudson Americas L.P., as Special Servicer, with respect to the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), the undersigned (the “Conflicted Holder”) hereby directs you as follows:

1.       The undersigned is [the Directing Certificateholder] [a Controlling Class Certificateholder] as of the date hereof, and has become a Conflicted Holder with respect to certain Mortgage Loans.

2.       The following USER IDs for CTSLink are affiliated with the undersigned and access to any information on the Certificate Administrator’s Website with respect to the LSTAR 2017-5 transaction should be revoked as to such users:

K-3B-1

3.       The undersigned acknowledges that it may not and shall not access any Conflicted Loan Information with respect to such [Conflicted Loan][Conflicted Controlling Class Loan] unless and until it is no longer a Conflicted Holder with respect to such [Conflicted Loan][Conflicted Controlling Class Loan] and has submitted an investor certification in the form of Exhibit K-1B to the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[Directing Certificateholder][Controlling Class Certificateholder]

Name: Title: Phone: Email: Address:

The undersigned hereby acknowledges that access to CTSLink has been revoked for the users listed in Paragraph 2. WELLS FARGO BANK, NATIONAL ASSOCIATION, Certificate Administrator
Name: Title:

K-3B-2

EXHIBIT K-4
FORM OF INVESTOR CONFIDENTIALITY AGREEMENT

[Date]

LStar Depositor, LLC

Attention:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

Re:	Information Regarding LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

Ladies and Gentlemen:

In connection with the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), we acknowledge that we will be furnished by Wells Fargo Bank, National Association, as Master Servicer, and/or Hudson Americas L.P., as Special Servicer (and may have been previously furnished) with certain information (the “Information”). For the purposes of this letter agreement (this “Agreement”), “Representative” of a Person refers to such Person’s directors, officers, employees, and agents; and “Person” refers to any individual, group or entity.

In connection with and in consideration of our being provided with Information, we hereby acknowledge and agree that we are requesting and will use the Information solely for purposes of [making investment decisions with respect to the above-referenced Certificates]1 and will not disclose such Information to any other Person or entity unless required to do so by law; provided such Information may be disclosed to the auditors and regulators of the undersigned or to any person or entity that [is contemplating the purchase of any Certificate held by the undersigned or of an interest therein, but only if such person or entity confirms in writing such contemplation of a prospective ownership interest and agrees in writing to keep such Information confidential]2.

The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives.

1 Solely in connection with the execution of the certification by a Directing Certificateholder (other than the initial Directing Certificateholder) under Section 3.23(b) of the Pooling and Servicing Agreement, the bracketed text shall be replaced with “for purposes of our activities as the Directing Certificateholder”.

2 Solely in connection with the execution of the certification by a Directing Certificateholder (other than the initial Directing Certificateholder) under Section 3.23(b) of the Pooling and Servicing Agreement, the bracketed text shall be replaced with “(a) is a party to the Pooling and Servicing Agreement, (b) then constitutes the Majority Controlling Class Certificateholder or (c) has been designated as a replacement Directing Certificateholder under the Pooling and Servicing Agreement referred to below”.

K-4-1

This Agreement shall not apply to any of the Information which: (i) is or becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by us or any of our Representatives; (ii) becomes lawfully available to us on a non-confidential basis from a source other than you or one of your Representatives, which source is not bound by a contractual or other obligation of confidentiality to any Person; or (iii) was lawfully known to us on a non-confidential basis prior to its disclosure to us by you.

This Agreement shall expire (a) if the undersigned is or becomes a certificateholder or beneficial owner, one year from the date as of which the undersigned is no longer a certificateholder or beneficial owner, as applicable, and (b) if the undersigned is a prospective purchaser that does not become a certificateholder or beneficial owner, one year from the date of this Agreement.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in that certain Pooling and Servicing Agreement, dated as of March 1, 2017, between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator, Tax Administrator and Custodian, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Master Servicer, and Hudson Americas L.P., as Special Servicer.

This Agreement, when signed by us, will constitute our agreement with respect to the subject matter contained herein.

Very truly yours,

[NAME OF ENTITY]

By:

Name:

Title:

Company:

Phone:

cc:	[_______________]

[_______________]

K-4-2

EXHIBIT K-5
FORM OF NOTICE OF MEZZANINE COLLATERAL FORECLOSURE

Wells Fargo Bank, National Association

9062 Old Annapolis Road
Columbia, MD 21045

Attention: LSTAR 2017-5

Attention:	LSTAR Commercial Mortgage Securities Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, Class __ Certificates

In accordance with the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Agreement”), between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer, with respect to the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5, the undersigned hereby notifies you that the following [Mezzanine Lenders] have accelerated the [Mezzanine Loan] and/or have commenced foreclosure proceedings against the related mezzanine collateral:

[__________________]

As set forth in the Agreement, you are required to cause such [Mezzanine Lender] to re-submit any Investor Certification previously delivered by such [Mezzanine Lender], prior to allowing it access to the information on the Certificate Administrator’s Website, to the extent such information is accessible only to Privileged Persons.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

[SPECIAL SERVICER]

By:

Name:

Title:

K-5-1

EXHIBIT L

FORM OF POWER OF ATTORNEY BY TRUSTEE
FOR MASTER SERVICERS AND SPECIAL SERVICERS

LIMITED POWER OF ATTORNEY

RECORDING REQUESTED BY:

{insert address}

 SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States and having an office at 1100 North Market Street, Wilmington, Delaware 19890, not in its individual capacity but solely as Trustee (“Trustee”), hereby constitutes and appoints (insert servicer name) , (“[Master] [Special] Servicer”), and in its name, aforesaid Attorney-In-Fact, by and through any officer appointed by the [Board of Directors] of (“[Master] [Special] Servicer”), to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through [(7)][(11)] below; provided however, that the documents described below may only be executed and delivered by such Attorneys-In-Fact if such documents are required or permitted under the terms of the Pooling and Servicing Agreement dated as of March 1, 2017 (the “Agreement”) by and between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as the Master Servicer (“Master Servicer”), Wilmington Trust, National Association, as the Trustee, Hudson Americas L.P., as the Special Servicer (“Special Servicer”), and Wells Fargo Bank, National Association, as the Certificate Administrator, Tax Administrator and Custodian, on behalf of the LSTAR 2017-5 Trust, and no power is granted hereunder to take any action that would be adverse to the interests of Wilmington Trust, National Association.

This Limited Power of Attorney is being issued in connection with [Master] [Special] Servicer’s responsibilities to service certain mortgage loans (the “Loans”) held by the Trustee. The Loans are secured by collateral comprised of Mortgages, Deeds of Trust, Deeds to Secure Debt and other forms of security instruments (collectively the “Security Instruments”) encumbering any and all real and personal property delineated therein (the “Property”) and the Notes secured thereby. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

1.       Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by the Trustee, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under a Deed of Trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale, accepting deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or local laws) and foreclosing on the properties under the Security Instruments by judicial or non-judicial foreclosure, actions for temporary restraining orders, injunctions, appointments of receiver, suits for waste, fraud and any and all other tort, contractual or other claims of whatever nature, including execution of any evidentiary affidavits or verifications in support thereof, as may be necessary or advisable in any bankruptcy action, state or federal suit or any other action.

2.       Execute and/or file such documents and take such other action as is proper and necessary to defend the Trustee in litigation and to resolve any litigation where the [Master] [Special] Servicer has an obligation to defend the Trustee, including but not limited to dismissal, termination, cancellation, rescission and settlement.

3.       Transact business of any kind regarding the Loans.

4.       Obtain an interest in the Property and/or building thereon, as the Trustee’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the property and/or to secure payment of a promissory note or performance of any obligation or agreement.

5.       Execute, complete, indorse or file bonds, notes, mortgages, deeds of trust and other contracts, agreements and instruments regarding the Borrowers and/or the Property, including but not limited to the execution of estoppel certificates, financing statements, continuation statements, releases, satisfactions, assignments, loan modification agreements, payment plans, waivers, consents, amendments, forbearance agreements, loan assumption agreements, subordination agreements, property adjustment agreements, management agreements, listing agreements, purchase and sale agreements and other instruments pertaining to mortgages or deeds of trust, and execution of deeds and associated instruments, if any, conveying the Property, in the interest of the Trustee.

6.       Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned and draw upon, replace, substitute, release or amend letters of credit as Property securing the Loans.

7.       Such other actions and file such other instruments and certifications as are reasonably necessary to complete or accomplish the [Master] [Special] Servicer’s duties and responsibilities under the Agreement.

8.       [For Special Servicer: Execute any document or perform any act described in items (3), (4), and (5) in connection with the termination of any Trust as necessary to transfer ownership of the affected Loans to the entity (or its designee or assignee) possessing the right to obtain ownership of the Loans.]

9.       [For Special Servicer: Subordinate the lien of a mortgage, deed of trust, or deed to secure debt (i) for the purpose of refinancing Loans, where applicable, or (ii) to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain, including but not limited to the execution of partial satisfactions and releases and partial reconveyances reasonably required for such purpose, and the execution or requests to the trustees to accomplish the same.]

10.       [For Special Servicer: Convey the Property to the mortgage insurer, or close the title to the Property to be acquired as real estate owned, or convey title to real estate owned property (“REO Property”).]

11.       [For Special Servicer: Execute and deliver the following documentation with respect to the sale of REO Property acquired through a foreclosure or deed-in-lieu of foreclosure, including, without limitation: listing agreements; purchase and sale agreements; grant / limited or special warranty / quit claim deeds or any other deed, but not general warranty deeds, causing the transfer of title of the property to a party contracted to purchase same; escrow instructions; and any and all documents necessary to effect the transfer of REO Property.]

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do as of [date].

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

The [Master] [Special] Servicer hereby agrees to indemnify and hold Wilmington Trust, National Association, as Trustee, and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Trustee and its directors, officers, employees and agents by reason or result of the negligent use, or negligent or willful misuse of this Limited Power of Attorney by the [Master] [Special] Servicer. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of Wilmington Trust, National Association, as Trustee under the Agreement.

Witness my hand and seal this               day of                        , 2017.

NO CORPORATE SEAL		Wilmington Trust, National Association, as Trustee for the registered holders of LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

By:
Witness:			, Vice President

By:
Witness:			, Vice President

Attest:	, Trust Officer

CORPORATE ACKNOWLEDGMENT

State of Delaware

County of New Castle

On this        day of                      , 2017, before me, the undersigned, a Notary Public in and for said County and State, personally appeared                        ,                         and                        , personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed the within instrument as __________, __________ and __________, respectively of Wilmington Trust, National Association, a national banking association, and acknowledged to me that such national banking association executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

WITNESS my hand and official seal.

Signature:

My commission expires:	Document drafted by
Wilmington Trust, National Association, as Trustee

EXHIBIT M

FORM OF FINAL CERTIFICATION OF CUSTODIAN

[Date]

[PARTIES TO POOLING AND SERVICING AGREEMENT]
[MORTGAGE LOAN SELLER]
[SERVICED PARI PASSU COMPANION LOAN HOLDERS]

[MAJORITY CONTROLLING CLASS CERTIFICATEHOLDER]

[Directing Certificateholder]

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

Ladies and Gentlemen:

In accordance with Section 2.02(b) of that certain Pooling and Servicing Agreement dated as of March 1, 2017 (the “Pooling and Servicing Agreement”) pursuant to which the certificates of the above-referenced series were issued, the undersigned hereby certifies that, with respect to each Original Mortgage Loan subject to the Pooling and Servicing Agreement, and subject to the exceptions noted in Schedule I attached hereto, that: (i) the original Mortgage Note specified in clause (i) of the definition of “Mortgage File” and all allonges thereto, if any (or a copy of such Mortgage Note, together with an original lost note affidavit and indemnity) and, except with respect to a Non-Serviced Mortgage Loan, the original or copy of documents specified in clauses (ii), (iii), (iv) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (v) (if applicable), clauses (vi)–(viii), (x) and (xx)(if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” have been received by it; (ii) if such report is due more than 180 days after the Closing Date, the recordation/filing contemplated by Section 2.01(e) has been completed (based solely on receipt by the Custodian of the particular recorded/filed documents or an appropriate receipt of recording/filing therefor); (iii) all documents received by it with respect to the items listed in clauses (i) through (iv), (v)(if applicable), clauses (vi)–(viii), (x) and (xx)(if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appear to have been executed and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) above and this Section 2.02(b) of the Pooling and Servicing Agreement and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (i), (ii), (iii)(without regard to zip code) and (iv) (only with respect to the original principal balance) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the related Mortgage File.

M-1

Capitalized terms used but not defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name: Title:

M-2

Schedule I to Exhibit M

SCHEDULE OF EXCEPTIONS TO MORTGAGE FILE DELIVERY

(under Section 2.02(b) of the Pooling and Servicing Agreement)

EXHIBIT N
FORM OF DEFEASANCE CERTIFICATION

For any loan that is not among ten (10) largest loans in pool, with outstanding balance of (a) $35,000,000 or less, or (b) less than 5% of outstanding pool balance, whichever is less

To:	Moody’s Investors Service, Inc. [ ]

Attn: ______________

Fitch Ratings, Inc.
[                                        ]

Attn: ______________

Kroll Bond Rating Agency, Inc.
[                                        ]

Attn: ______________

From:	Wells Fargo Bank, National Association, in its capacity as Master Servicer (a “Master Servicer”) under the Pooling and Servicing Agreement dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as master servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, Wilmington Trust, National Association, as Trustee, and Hudson Americas L.P., as Special Servicer.

Date:	_________, 20___

Re:

LSTAR Commercial Mortgage Trust 2017-5,
Commercial Mortgage Pass-Through Certificates, Series 2017-5
Mortgage loan (the “Mortgage Loan”) identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names: ____________________

      ____________________

Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

As Master Servicer under the Pooling and Servicing Agreement, we hereby:

1.	Notify you that the Borrower has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

____	a full defeasance of the payments scheduled to be due in respect of the entire Stated Principal Balance of the Mortgage Loan; or

____	a partial defeasance of the payments scheduled to be due in respect of a portion of the Stated Principal Balance of the Mortgage Loan that represents ___% of the entire Stated Principal Balance of the Mortgage Loan and, under the Mortgage, has an allocated loan amount of $____________ or _______% of the entire Stated Principal Balance;

2.	Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

a.	The Mortgage Loan Documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

b.	The defeasance was consummated on __________, 20__.

c.	The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. § 80a-1 et seq.), (ii) are listed as “Qualified Investments for ‘AAA’ Financings” under Paragraphs 1, 2 or 3 of “Cash Flow Approach” in [Standard & Poor’s Public Finance Criteria 2000], as amended to the date of the defeasance, (iii) are rated ‘AAA’ by Standard & Poor’s, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v) are not subject to prepayment, call or early redemption. Such securities have the characteristics set forth below:

CUSIP	RATE	MAT	PAY DATES	ISSUED

d.	The Master Servicer received an opinion of counsel (from counsel approved by the Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

e.	The Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) as to which one of the statements checked below is true:

____	the related Borrower was a Single-Purpose Entity (as defined in [Standard & Poor’s Structured Finance Ratings Real Estate Finance Criteria], as amended to the date of the defeasance (the “S&P Criteria”)) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool;

____	the related Borrower designated a Single-Purpose Entity (as defined in the S&P Criteria) to own the defeasance collateral; or

____	the Master Servicer designated a Single-Purpose Entity (as defined in the S&P Criteria) established for the benefit of the Trust to own the defeasance collateral.

f.	The Master Servicer received a broker or similar confirmation of the credit, or the accountant’s letter described below contained statements that it reviewed a broker or similar confirmation of the credit, of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by the securities intermediary and has been pledged to the Trustee.

g.	The Agreement executed in connection with the defeasance shall grant control of the pledged Securities Account to the Trustee and require the Securities Intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer’s collection account in the amounts and on the dates specified in the Mortgage Loan Documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan Documents (the “Scheduled Payments”).

h.	The Master Servicer received from the Borrower written confirmation from a firm of independent certified public accountants, who were approved by the Master Servicer in accordance with the Servicing Standard, stating that (i) revenues from principal and interest payments made on the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Stated Maturity Date, (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

i.	The Master Servicer received opinions from counsel, who were approved by the Master Servicer in accordance with the Servicing Standard, that (i) the agreements executed by the Borrower and/or the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor’s rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the Trustee will have a perfected, first priority security interest in the defeasance collateral described above.

j.	The agreements executed in connection with the defeasance (i) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P Criteria), (ii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor or the Borrower only after the Mortgage Loan has been paid in full, if any such release is permitted, (iii) prohibit any subordinate liens against the defeasance collateral, and (iv) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

k.	The Mortgage Loan is not among the ten (10) largest loans in the Mortgage Pool. The entire Stated Principal Balance of the Mortgage Loan as of the date of defeasance was $___________ [$35,000,000 or less or less than two percent of the Mortgage Pool balance, whichever is less], which is less than 2% of the aggregate Certificate Principal Balance of the Certificates as of the date of the most recent Distribution Date Statement received by us (the “Current Report”).

l.	The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is _____% of the aggregate

Certificate Balance of the Certificates as of the date of the Current Report.

3.	Certify that, in addition to the foregoing, the Master Servicer has imposed such additional conditions to the defeasance (or waived such conditions), subject to the limitations imposed by the Mortgage Loan Documents, as are consistent with the Servicing Standard.

4.	Certify that Schedule B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance described above and that originals or copies of such agreements, instruments, documents and opinions have been or will be transmitted to the Trustee or Custodian on its behalf for placement in the related Mortgage File or, to the extent not required to be part of the related Mortgage File, are in the possession of the Master Servicer as part of the Master Servicer’s Servicing File.

5.	Certify and confirm that the determinations and certifications described above were rendered in accordance with the Servicing Standard set forth in, and the other applicable terms and conditions of, the Pooling and Servicing Agreement.

6.	Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

7.	Agree to provide copies of all items listed in Schedule B to you upon request.

IN WITNESS WHEREOF, the Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

Wells Fargo Bank, National Association, as Master Servicer

By:
Name: Title:

Schedule A to Exhibit N

SCHEDULE A

SCHEDULE OF EXCEPTIONS TO CERTIFICATION

Schedule B to Exhibit N

SCHEDULE B

LIST OF AGREEMENTS, INSTRUMENTS, DOCUMENTS AND OPINIONS

EXHIBIT O

[RESERVED]

O-1

EXHIBIT P

FORM OF NRSRO CERTIFICATION

Wells Fargo Bank, National Association,
as Certificate Administrator
9062 Old Annapolis Road
Columbia, MD 21045

Attention: LSTAR 2017-5

Re:	LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

Ladies and Gentlemen:

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), by and between LStar Depositor, LLC, as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Hudson Americas L.P., as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator, and as Custodian, and Wilmington Trust, National Association, as Trustee, with respect to the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a Rating Agency, or is a nationally recognized statistical rating organization that has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e); and

2.       The undersigned either (x) has access to the Depositor’s 17g-5 website, and agrees to keep any information obtained from the 17g-5 Information Provider’s website confidential on the same basis as that agreed upon by the undersigned under any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 website or (y) if the undersigned did not have access to the Depositor’s 17g-5 website prior to the Closing Date, it hereby agrees that it shall be bound by the provisions of the confidentiality agreement attached hereto as Annex A which shall be applicable to it with respect to any information obtained from the 17g-5 Information Provider’s Website, including any information that is obtained from the section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date.

3.       The undersigned agrees that each time it accesses CTSLink, it shall be deemed to have certified that the representations above remain true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the day and year first written above.

Very truly yours,

[NRSRO Name]

By:
Name:
Title:
Phone:
E-mail:

Dated:

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with [________] (together with its affiliates, “[_______]”, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”) pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as master servicer, as certificate administrator, as tax administrator and as custodian, Hudson Americas L.P., as special servicer, and Wilmington Trust, National Association, as trustee, and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Pooling and Servicing Agreement, including the section of the 17g-5 Information Provider’s website that hosts the Depositor’s 17g-5 Website after the Closing Date (as defined in the Pooling and Servicing Agreement. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

1.	Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y) any of the terms, conditions or other facts with respect to the transactions contemplated by the Pooling and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

-	was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

-	was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

-	is independently developed by the NRSRO without reference to any Confidential Information.

2.	Information to Be Held in Confidence.

(a)	You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

(b)	You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

(c)	You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

(i)	disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

(ii)	solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5), post the Confidential Information to the NRSRO’s password protected website; and

(iii)	use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

3.	Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

4.	Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

5.	Violations of this Confidentiality Agreement.

(a)	The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

(b)	You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

(c)	You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

6.	Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

7.	Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

8.	Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

9.	Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

10.	Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

[__________________]

EXHIBIT Q

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In connection with the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is an employee or agent of Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Markit Group Limited, Interactive Data Corp. and Blackrock Financial Management, Inc. or [_____________], a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.       The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.       The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.

4.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[______________________]

By:
Name:
Title:
Phone:
E-mail:

Dated:

Q-1

EXHIBIT R

FORM OF NOTICE TO NON-SERVICED
POOLING AND SERVICING AGREEMENT PARTIES

[Date]

[Non-Serviced Trustee]

[Non- Serviced Certificate Administrator]

[Non-Serviced Master Servicer]

[Non-Serviced Special Servicer]

[Non-Serviced Trust Advisor]

Re:	LSTAR Commercial Mortgage Securities Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5

Ladies and Gentlemen:

This notice is being delivered pursuant to Section 3.01(i) of the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “LSTAR 2017-5 Pooling and Servicing Agreement”) between LStar Depositor, LLC, as Depositor, Wells Fargo Bank, National Association, as master servicer (the “LSTAR 2017-5 Master Servicer”), as certificate administrator (the “LSTAR 2017-5 Certificate Administrator”), as tax administrator and as custodian, Hudson Americas L.P., as special servicer (the “LSTAR 2017-5 Special Servicer”), and Wilmington Trust, National Association, as trustee (the “LSTAR 2017-5 Trustee”), and relating to the LSTAR Commercial Mortgage Trust 2017-5, Commercial Mortgage Pass-Through Certificates, Series 2017-5 (the “Certificates”). Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the LSTAR 2017-5 Pooling and Servicing Agreement.

Notice is hereby given to you, as parties to the Non-Serviced Pooling and Servicing Agreement relating to the [_____] Mortgage Loan, that as of the date hereof, the LSTAR 2017-5 Trustee is the holder of the [_____] Mortgage Loan for the benefit of the Certificateholders. As such, we hereby direct you to remit to the LSTAR 2017-5 Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the LSTAR 2017-5 Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holders of the [______] Mortgage Loan under the related Co-Lender Agreement and the Non-Serviced Pooling and Servicing Agreement referenced above. All amounts payable to the LSTAR 2017-5 Master Servicer shall, if permitted, be made by wire transfer as follows:

Bank:	Wells Fargo Bank, National Association

Account Name:	REAM as Trustee for Various Investors – Incoming Wires

ABA:	[121000248]

Account #:	[5077594011216]

Reference:	Wells Fargo CMS Loan Number ______________________

The contact information for each of the LSTAR 2017-5 Trustee, the LSTAR 2017-5 Certificate Administrator, the LSTAR 2017-5 Master Servicer, the LSTAR 2017-5 Special Servicer and the party designated to exercise the rights of the “Non-Controlling Note Holder” (as such term is defined in each related Co-Lender Agreement) is provided on Schedule 1 hereto.

A copy of the executed version of the LSTAR 2017-5 Pooling and Servicing Agreement [and a copy of the executed version of the related Co-Lender Agreement] will be made available to you upon request. Please contact us at (866) 846-4526 if you have any questions.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION LSTAR 2017-5 Certificate Administrator

By:
Name:
Title:

Schedule 1 to Exhibit R

Contact Information

Wilmington Trust, National Association
1100 North Market Street

Wilmington, Delaware 19890
Attention: LSTAR 2017-5

Wells Fargo Bank, National Association, as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – LSTAR 2017-5

Wells Fargo Bank, National Association, as Master Servicer
Commercial Mortgage Servicing
Three Wells Fargo

401 S. Tryon Street, 8th Floor
MAC D1050-084
Charlotte, North Carolina 28202
Attention: LSTAR 2017-5 Asset Manager

Hudson Americas L.P.
2711 N. Haskell Avenue
Suite 1800, Dallas, Texas 75204
Attention: Legal Department

SCHEDULE I

MORTGAGE LOAN SCHEDULE

S-I-1

SCHEDULE I

MORTGAGE LOAN SCHEDULE

S-I-1

LSTAR Commercial Mortgage Trust 2017-5
MORTGAGE LOAN SCHEDULE

Loan Number	Number of Properties	Name	Original Principal Balance	Cut-off Date Principal Balance	% of Cut- off Date Pool Balance	Property Address
1	1	Charlotte Plaza	70,000,000	70,000,000	9.2%	201 South College Street
2	1	Torrance Technology Center	63,850,000	63,850,000	8.4%	3100 Lomita Blvd
3	1	Hotel Gansevoort	60,000,000	60,000,000	7.9%	18 Ninth Avenue
4	1	Greenwich Financial Center	53,500,000	53,500,000	7.1%	1 Fawcett Place
5	1	The Frontier	48,250,000	48,250,000	6.4%	200 East 39th Street
6	1	The Westin Palo Alto	43,000,000	43,000,000	5.7%	675 El Camino Real
7	1	The Avenue at Norman	40,600,000	40,600,000	5.4%	3301 12th Avenue SE
8	1	1900 Bryant Street	35,000,000	34,852,342	4.6%	1900 Bryant Street
9	1	Canyon Corporate Plaza	32,000,000	32,000,000	4.2%	2510 & 2512 West Dunlap Avenue
10	1	5 Marine View Plaza	30,000,000	30,000,000	4.0%	5 Marine View Plaza
11	1	189 Bernardo	22,600,000	22,600,000	3.0%	189 N. Bernardo Avenue
12	1	Merchants Walk	22,500,000	22,500,000	3.0%	2501 Memorial Parkway
13	1	Campus Edge	22,250,000	22,250,000	2.9%	3551 Cum Laude Court
14	1	Springfield Corporate Center	20,000,000	20,000,000	2.6%	6225 Brandon Avenue
15	1	The Crossing	19,825,000	19,825,000	2.6%	9135 Boulevard 26
16	1	Dowlen Town Center	17,200,000	17,200,000	2.3%	4019 & 4035 N. Dowlen Road
17	1	The Cottages at Hooper Hollow	16,400,000	16,311,141	2.1%	2743 South Lamar Blvd.
18	1	The Parker	15,910,000	15,910,000	2.1%	5106 Lamar Blvd
19	1	Ralph’s El Segundo	15,500,000	15,500,000	2.0%	500-530 Sepulveda Boulevard
20	1	Ventu Park	15,500,000	15,500,000	2.0%	579-591 North Ventu Park Road
21	1	Holiday Inn Suites Old Town	15,500,000	15,500,000	2.0%	625 First Street
22	1	Copperwood Square	14,800,000	14,800,000	2.0%	7000-7044 Sunrise Boulevard
23	4	West Loop Portfolio (PepperCorn)	14,300,000	14,300,000	1.9%	Various
23.1	1	1229 West Washington Blvd	7,300,000	7,300,000	1.0%	1229 West Washington Blvd
23.2	1	1756 West Lake Street	3,900,000	3,900,000	0.5%	1756 West Lake Street
23.3	1	1658 West Carroll Avenue	1,700,000	1,700,000	0.2%	1658 West Carroll Avenue
23.4	1	1248 West Washington Blvd	1,400,000	1,400,000	0.2%	1248 West Washington Blvd
24	1	Normandy Woods	13,700,000	13,700,000	1.8%	695 Normandy Street
25	1	Whitehorse Road	12,950,000	12,950,000	1.7%	401 White Horse Road
26	1	Havana Self-Storage	7,500,000	7,425,938	1.0%	2902 South Havana Street
27	1	Lockaway Leslie Self Storage	7,300,000	7,241,659	1.0%	10507 Shaenfield Road & 8223 Leslie Road
28	1	Plano Tech Center	6,100,000	6,048,799	0.8%	1001 Klein Road
29	1	NW Loop 410/Lockaway 410	3,200,000	3,153,348	0.4%	3280 NW Loop 410

Property City	Property State	Property Zip Code	Note Date	Title Vesting (Fee/Leasehold/Both)	Maturity Date	Original Term to Maturity	Remaining Term to Maturity	Original Amortization Term
Charlotte	NC	28244	12/17/2015	Fee & Leasehold	1/6/2023	84	70	0
Torrance	CA	90505	9/7/2016	Fee Simple	10/6/2019	36	31	0
New York	NY	10014	2/17/2017	Fee & Leasehold	3/6/2027	120	120	360
Greenwich	CT	6830	2/7/2017	Fee Simple	3/6/2027	120	120	360
New York	NY	10016	2/26/2016	Leasehold	3/6/2026	120	108	360
Palo Alto	CA	94301	1/10/2017	Fee & Leasehold	2/6/2027	120	119	360
Norman	OK	73072	5/11/2016	Fee Simple	6/6/2026	120	111	360
San Francisco	CA	94110	12/29/2016	Fee Simple	1/6/2027	120	118	276
Phoenix	AZ	85021	4/4/2016	Fee Simple	4/6/2021	60	49	360
Hoboken	NJ	07030	11/1/2016	Fee Simple	11/6/2026	120	116	0
Mountain View	CA	94043	12/22/2016	Fee Simple	1/6/2022	60	58	0
Huntsville	AL	35801	12/12/2016	Fee Simple	1/6/2027	120	118	360
Raleigh	NC	27606	4/6/2016	Fee Simple	4/6/2026	120	109	360
Springfield	VA	22150	11/2/2016	Fee Simple	11/6/2021	60	56	360
North Richland Hills	TX	76180	6/10/2016	Fee Simple	7/6/2021	60	52	360
Beaumont	TX	77706	1/6/2017	Fee Simple	1/6/2027	120	118	360
Oxford	MS	38655	5/26/2016	Fee Simple	6/6/2026	120	111	360
Austin	TX	78751	10/6/2016	Fee Simple	10/6/2023	84	79	360
El Segundo	CA	90245	3/1/2017	Fee Simple	3/6/2027	120	120	0
Newbury park	CA	91320	3/3/2017	Fee Simple	3/6/2027	120	120	360
Alexandria	VA	22314	10/24/2016	Fee Simple	11/6/2021	60	56	0
Citrus Heights	CA	95610	6/9/2016	Fee Simple	6/6/2026	120	111	360
Chicago	IL	Various	11/15/2016	Fee Simple	12/6/2026	120	117	360
Chicago	IL	60607	11/15/2016	Fee Simple	12/6/2026	120	117	360
Chicago	IL	60612	11/15/2016	Fee Simple	12/6/2026	120	117	360
Chicago	IL	60612	11/15/2016	Fee Simple	12/6/2026	120	117	360
Chicago	IL	60607	11/15/2016	Fee Simple	12/6/2026	120	117	360
Houston	TX	77015	1/12/2017	Fee Simple	2/6/2024	84	83	360
Voorhees	NJ	8043	1/26/2017	Fee Simple	2/6/2025	96	95	360
Aurora	CO	80014	6/8/2016	Fee Simple	7/6/2026	120	112	360
San Antonio	TX	78254	7/11/2016	Fee Simple	8/6/2021	60	53	360
Plano	TX	75074	8/1/2016	Fee Simple	8/6/2019	36	29	360
San Antonio	TX	78213	2/23/2016	Fee Simple	3/6/2026	120	108	360

Remaining Amort. Term	Monthly Debt Service Amount	Mortgage Rate	Payment Due Date	Grace Period For Late Charges (days)	Current Prepayment Penalty String
0	261,592	4.423%	6	0	L(24);D(44);O(2)
0	252,474	4.680%	6	0	GRTR 1% or YM(7);0.8%(23);O(1)
360	323,267	5.032%	6	0	L(24);D(92);O(4)
360	285,306	4.942%	6	0	L(24);D(92);O(4)
360	241,617	4.400%	6	0	L(23);D(83);O(2)
360	223,946	4.736%	6	0	L(24);D(91);O(4)
360	209,349	4.650%	6	0	L(24);D(85);O(2)
274	205,926	4.610%	6	0	L(24);D(90);O(4)
360	167,294	4.769%	6	0	L(13);3%(12);2%(12);1%(11);O(1)
0	104,456	4.121%	6	0	L(24);D(89);O(3)
0	96,697	5.064%	6	0	L(24);D(31);O(3)
360	117,805	4.782%	6	0	L(24);D(91);O(3)
360	113,399	4.550%	6	0	L(24);D(83);O(2)
360	103,391	4.672%	6	5	L(24);D(12);1%(18);O(2)
360	103,345	4.744%	6	0	L(24);D(25);O(3)
360	89,009	4.681%	6	0	L(24);D(91);O(3)
355	92,604	5.450%	6	0	L(24);D(85);O(2)
360	84,120	4.867%	6	0	L(24);D(52);O(3)
0	60,766	4.640%	6	0	L(24);D(92);O(4)
360	80,314	4.692%	6	0	L(24);D(93);O(3)
0	67,772	5.175%	6	0	GRTR 1% or YM(44);1%(9);O(3)
360	76,767	4.701%	6	0	L(24);D(85);O(2)
360	72,864	4.548%	6	0	L(24);D(89);O(4)
360	37,197	4.548%	6	0	L(24);D(89);O(4)
360	19,872	4.548%	6	0	L(24);D(89);O(4)
360	8,662	4.548%	6	0	L(24);D(89);O(4)
360	7,134	4.548%	6	0	L(24);D(89);O(4)
360	75,017	5.175%	6	0	L(24);D(23);3%(12);2%(12);1%(11);O(1)
360	75,993	5.801%	6	0	L(24);D(35);D or 3%(12);D or 2%(12);D or 1%(9);O(3)
352	38,947	4.711%	6	0	L(24);D(84);O(4)
353	39,860	5.150%	6	0	GRTR 1% or YM(28);2%(12);1%(12);O(1)
353	32,374	4.900%	6	0	L(5);2%(12);1%(10);O(2)
348	16,809	4.810%	6	0	L(24);D(81);O(3)

Loan Originator	Primary Servicing Fee Rate	Master Servicing Fee Rate	Servicing Fee Rate	Total Admin Fee Rate	Pari Passu Loan (Yes/No)
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	Yes
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	Yes
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	Yes
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.
LStar Capital Finance II, Inc.
LStar Capital Finance II, Inc.
LStar Capital Finance II, Inc.
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No
LStar Capital Finance II, Inc.	0.010%	0.010%	0.020%	0.02740%	No

SCHEDULE II

SCHEDULE OF EXCEPTIONS TO MORTGAGE FILE DELIVERY
(under Section 2.02(a) of this Agreement)

[There are no exceptions.]

S-II-1

SCHEDULE III

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Relevant Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Schedule III based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). In addition, this Schedule III shall not be construed to impose on any Person any servicing duty that is not otherwise imposed on such Person under the main body of the Pooling and Servicing Agreement of which this Schedule III forms a part or to require an assessment of a criterion that is not encompassed by the servicing duties of the applicable party that are set forth in the main body of such Pooling and Servicing Agreement. For the avoidance of doubt, for purposes of this Schedule III, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by the Master Servicer or the Special Servicer.

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Master Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Master Servicer Special Servicer
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Master Servicer Special Servicer
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Master Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	N/A

S-III-1

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Master Servicer Special Servicer
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Master Servicer Special Servicer
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act of 1934.	Master Servicer Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Master Servicer Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Master Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	N/A
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	N/A
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	N/A
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	N/A

S-III-2

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Master Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	N/A
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Master Servicer Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Master Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Master Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer

S-III-3

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Master Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

S-III-4

SCHEDULE IV

Schedule of Initial Serviced Companion Loan Holders

Companion Loan(s)	Initial Companion Loan Holder
Charlotte Plaza

LSTAR 2016-4

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo

401 S. Tryon Street, 8th Floor
MAC D1050-084
Charlotte, North Carolina 28202
Attention: LSTAR 2016-4 Asset Manager

The Westin Palo Alto Hotel Gansevoort

LStar Capital Finance II, Inc.
2711 North Haskell Avenue
Suite 1700
Dallas, Texas 75204
Attention: Legal Department

with a copy to:

Hunton & William LLP
200 Park Avenue
New York, New York 10166
Attention: Brett L. Gross, Esq.

S-IV-1

SCHEDULE V

Schedule of DESIGNATED ESCROW/RESERVE MORTGAGE LOANS

None.

S-V-1